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Exhibit 99.1

                  [    •    ], 2008

Dear IAC/InterActiveCorp Stockholder:

        I am pleased to inform you that on [    •    ], 2008, the Board of Directors of IAC/InterActiveCorp approved the spin-offs of HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc. (each, a "Spinco" and collectively, the "Spincos") via the distribution of all of the outstanding shares of common stock of each Spinco to IAC's stockholders. As a result of the spin-offs, IAC will be separated into five separate, publicly traded companies.

        At the time of the spin-offs, the Spincos will collectively hold all of the assets and liabilities associated with IAC's Retailing, Interval, Ticketmaster, Lending and Real Estate segments. We believe that the separation of these businesses will over time enhance their operating performance, provide each of them with a liquid equity currency linked directly to its businesses, open up strategic alternatives that may otherwise not have been readily available to them and facilitate investor understanding and better target investor demand. We expect the spin-offs of each of the Spincos to occur simultaneously, unless otherwise determined by IAC's Board of Directors. Immediately after each spin-off, IAC stockholders will own 100% of the common stock of the company being distributed.

        The spin-offs of each of the Spincos will occur on [    •    ], 2008 by way of a pro rata dividend to IAC stockholders, unless otherwise determined by IAC's board of directors. Each IAC stockholder will be entitled to receive one-fifth of a share of common stock of HSN, Inc., one-fifth of a share of common stock of Interval Leisure Group, Inc., one-fifth of a share of common stock of Ticketmaster and one-thirtieth of a share of common stock of Tree.com, Inc. for every share of IAC common stock and/or Class B common stock held by such stockholder at the close of business on [    •    ], 2008, the record date for the spin-offs. IAC will not distribute any fractional shares of common stock of the Spincos to its stockholders, as more fully described in the accompanying information statement. Stockholder approval of the spin-offs is not required, nor are you required to take any action to receive your shares of common stock of the Spincos.

        The enclosed information statement, which is being mailed to all IAC stockholders, describes the spin-offs of the common stock of each of the Spincos in detail and contains important information about each of the Spincos. We urge you to read this information statement carefully.

        I want to thank you for your continued support of IAC, and each of the Spincos looks forward to your support in the future.

Sincerely,
Barry Diller Chairman of the Board and Chief Executive Officer

Preliminary Information Statement

(Subject to Completion, Dated July 22, 2008)

Information Statement
Distribution of
HSN, Inc. Common Stock (Par Value $0.01 Per Share)
Interval Leisure Group, Inc. Common Stock (Par Value $0.01 Per Share)
Ticketmaster Common Stock (Par Value $0.01 Per Share)
Tree.com, Inc. Common Stock (Par Value $0.01 Per Share)
by
IAC/InterActiveCorp
to IAC/InterActiveCorp Stockholders

        This information statement is being furnished to you as a stockholder of IAC in connection with the spin-off by IAC/InterActiveCorp to its stockholders of HSN, Inc. ("HSNi"), Interval Leisure Group, Inc. ("ILG"), Ticketmaster and Tree.com, Inc. ("Tree.com") (each, a "Spinco" and collectively, the "Spincos"), each a wholly-owned subsidiary of IAC that at the time of its spin-off will hold directly or indirectly the assets and liabilities associated with the following businesses:

  •
  HSNi: HSN TV, HSN.com, and the Cornerstone Brands, Inc. portfolio of catalogs, websites and retail locations;

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  ILG: the businesses currently comprising IAC's Interval segment;

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  Ticketmaster: Ticketmaster's primary domestic and international operations, as well as certain investments in unconsolidated affiliates;

  •
  Tree.com: the businesses currently comprising IAC's Lending and Real Estate segments.

        To implement the spin-offs, IAC and the Spincos will effect a series of restructuring transactions following which IAC will distribute all of the outstanding shares of common stock of the Spincos on a pro rata basis to the holders of IAC common stock and/or Class B common stock. Each of you, as a holder of IAC common stock and/or Class B common stock, will receive one-fifth of a share of common stock of HSNi, one-fifth of a share of common stock of ILG, one-fifth of a share of common stock of Ticketmaster and one-thirtieth of a share of common stock of Tree.com for every share of IAC common stock and/or Class B common stock that you held at the close of business on [    •    ], 2008, the record date for the spin-offs. The spin-offs will be effective as of [    •    ], 2008, unless otherwise determined by IAC's board of directors. Immediately after the spin-offs are completed, each of the Spincos will be a separate public company. All of the outstanding shares of the common stock of each of the Spincos are currently owned by IAC. Accordingly, there currently is no public trading market for the common stock of any of the Spincos. Each of the Spincos has applied to list its common stock under the ticker symbol "HSNI," "IILG," "TKTM" and "TREE," respectively, on the NASDAQ Stock Market.

        No vote of IAC stockholders is required in connection with the spin-offs. Neither IAC nor the Spincos are asking you for a proxy, and you are not requested to send us a proxy. IAC stockholders will not be required to pay any consideration for the shares of common stock of the Spincos they receive in the spin-offs, and they will not be required to surrender or exchange shares of their IAC common stock and/or Class B common stock or take any other action in connection with the spin-offs.

        In reviewing this information statement, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 11 of this information statement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of the securities of any of the Spincos or determined whether this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

        This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

        The date of this information statement is [    •    ], 2008.

        This information statement was first mailed to IAC stockholders on or about [    •    ], 2008.

i

ILG Security Ownership Of Certain Beneficial Owners and Management	164
Certain Information With Respect to Ticketmaster	166
Business of Ticketmaster	166
Risk Factors Relating to the Business of Ticketmaster Following the Spin-Offs	174
Capitalization	180
Selected Historical Financial Data	181
Unaudited Pro Forma Condensed Combined Financial Statements	182
Management's Discussion and Analysis of Financial Condition and Results of Operations of Ticketmaster	190
Quantitative and Qualitative Disclosures about Market Risk	210
Management of Ticketmaster	211
Ticketmaster Executive Compensation	216
Ticketmaster Security Ownership of Certain Beneficial Owners and Management	228
Certain Information with Respect to Tree.com	230
Business of Tree.com	230
Risk Factors Relating to the Business of Tree.com Following the Spin-Offs	245
Capitalization	252
Selected Historical Financial Data	253
Unaudited Pro Forma Condensed Consolidated Financial Statements	254
Management's Discussion and Analysis of Financial Condition and Results of Operations of Tree.com	261
Quantitative and Qualitative Disclosures about Market Risk	286
Management of Tree.com	287
Tree.com Executive Compensation	291
Tree.com Security Ownership Of Certain Beneficial Owners and Management	303
Description of Capital Stock of the Spincos	305
Certain Relationships and Related Party Transactions	310
Spinco Stock and Annual Incentive Plans	319
Where You Can Find More Information	323
Annex A—HSNi Combined Financial Statements	A-1
Annex B—ILG Consolidated Financial Statements	B-1
Annex C—Ticketmaster Combined Financial Statements	C-1
Annex D—Tree.com Consolidated Financial Statements	D-1

ii

        This information statement describes the businesses of the Spincos as though they were the businesses of the Spincos for all historical periods described. However, HSNi, ILG and Tree.com are newly formed entities that have not conducted any operations prior to the spin-offs and instead had such businesses transferred to them prior to the spin-offs. References in this information statement to the historical assets, liabilities, products, businesses or activities of the businesses of the Spincos are intended to refer to the historical assets, liabilities, products, businesses or activities of the relevant businesses as those businesses were conducted as part of IAC prior to the spin-offs. Following the spin-offs, each of the Spincos will be a separate, publicly traded company, and IAC will have no continuing stock ownership in the Spincos. The historical combined financial information of the Spincos as part of IAC contained in this information statement are not necessarily indicative of their future financial position, future results of operations or future cash flows, nor does it reflect what the financial position, results of operations or cash flows of the Spincos would have been had they been operated as stand-alone companies during the periods presented.

        This information statement is being furnished solely to provide information to IAC stockholders who will receive shares of common stock of the Spincos in connection with the spin-offs. It is not provided as an inducement or encouragement to buy or sell any securities. You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and neither IAC nor any Spinco undertakes any obligation to update the information unless required to do so by law.

SPINCO COMPANY INFORMATION

        HSNi was incorporated in Delaware in May 2008. Its principal offices are located at 1 HSN Drive, St. Petersburg, FL 33729. Its main telephone number is 727-872-1000.

        ILG was incorporated in Delaware in May 2008. Its principal offices are located at 6262 Sunset Drive, Miami, FL 33143. Its main telephone number is 305-666-1861.

        Ticketmaster was incorporated in Delaware in September 1995. Its principal offices are located at 8800 West Sunset Blvd., West Hollywood, CA 90069. Its main telephone number is 310-360-3300.

        Tree.com was incorporated in Delaware in April 2008. Its principal offices are located at 11115 Rushmore Drive, Charlotte, NC 28277. Its main telephone number is 704-541-5351.

FORWARD-LOOKING STATEMENTS

        Forward-looking statements in this information statement, the public filings or other public statements of each of the Spincos are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Spincos to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or other public statements. Forward-looking statements include the information regarding future financial performance, business prospects and strategy, including the completion of the spin-offs and the realization of related anticipated benefits, anticipated financial position, liquidity and capital needs and other similar matters, in each case relating to the Spincos.

        Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts. You should understand that the following important factors could affect future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

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  adverse changes in economic conditions generally or in any of the markets or industries in which the businesses of a Spinco operate;

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  changes in senior management at a Spinco;

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  adverse changes to, or interruptions in, relationships with third parties;

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  changes affecting the ability of a Spinco to efficiently maintain and grow the market share of its various brands, as well as to extend the reach of these brands through a variety of distribution channels and to attract new (and retain existing) customers;

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  consumer acceptance of new products and services offered by a Spinco;

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  the rates of growth of the Internet and the e-commerce industry;

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  changes adversely affecting the ability of a Spinco to adequately expand the reach of its businesses into various international markets, as well as to successfully manage risks specific to international operations and acquisitions, including the successful integration of acquired businesses;

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  future regulatory and legislative actions and conditions affecting a Spinco, including:

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  the promulgation of new, and/or the amendment of existing laws, rules and regulations applicable to a Spinco and its respective businesses; and

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  changes in the application or interpretation of existing laws, rules and regulations in the case of the businesses of a Spinco. In each case, laws, rules and regulations include, among others, those relating to sales, use, value-added and other taxes, software programs, consumer protection and privacy, intellectual property, the Internet and e-commerce;

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  competition from other companies;

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  changes adversely affecting the ability of a Spinco and its businesses to adequately protect intellectual property rights, as well as to obtain licenses or other rights with respect to intellectual property in the future, which may or may not be available on favorable terms (if at all);

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  the substantial indebtedness of a Spinco and the possibility that such Spinco may incur additional indebtedness;

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  third-party claims alleging infringement of intellectual property rights by a Spinco or its businesses, which could result in the expenditure of significant financial and managerial resources, injunctions or the imposition of damages, as well as the need to enter into formal licensing or other similar arrangements with such third parties, which may or may not be available on favorable terms (if at all); and

  •
  natural disasters, acts of terrorism, war or political instability.

        Certain of these factors and other factors, risks and uncertainties are discussed in the "Risk Factors" section of this information statement. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond the control of IAC and the Spincos.

        You should consider the areas of risk described above, as well as those set forth under the heading "Risk Factors," in connection with considering any forward-looking statements that may be made by the Spincos generally. Except for the ongoing obligations of the Spincos to disclose material information under the federal securities laws, the Spincos do not undertake any obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.

SUMMARY

        This summary highlights selected information from this information statement and may not contain all the information that may be important to you. Accordingly, you are encouraged to read carefully the entire information statement, its annexes and the documents filed as exhibits to each Spinco's registration statement on Form 10, of which this information statement is a part.

        Except as otherwise indicated or unless the context otherwise requires, (i) "Spinco" refers to any of HSNi, ILG, Ticketmaster and Tree.com and their respective subsidiaries, (ii) "Spincos" refers to all of the foregoing collectively, (iii) "IAC/InterActiveCorp" and "IAC" refer to IAC/InterActiveCorp and its consolidated subsidiaries other than, for all periods following the spin-offs, the Spincos, (iv) "HSNi" refers to HSN, Inc., (v) "ILG" refers to Interval Leisure Group, Inc., (vi) "Tree.com" refers to Tree.com, Inc. and (vii) the "separation," "Spin-Off," "spin-off" and "distributions" or "distribution" refers to the distribution by IAC of the common stock of the Spincos, as more fully described in this information statement.

Business of HSNi

        HSNi owns and operates, through its subsidiaries, HSN, a retailer and interactive lifestyle network offering a broad assortment of products through television home shopping programming on the HSN television network and HSN.com. HSN strives to transform the shopping experience by incorporating experts, entertainment, inspiration, solutions, tips and ideas in connection with the sale of products through the HSN television network and HSN.com. HSNi also owns and operates, through its subsidiaries, the Cornerstone Brands portfolio of catalogs and related websites, including Frontgate, Ballard Designs, Garnet Hill, Smith+Noble, The Territory Ahead, TravelSmith and Improvements, as well as a limited number of retail stores.

Business of ILG

        ILG is a leading provider of membership services to the vacation ownership industry, which is a segment of the broader hospitality industry. Vacation ownership is a term used to describe the shared ownership of vacation real estate and includes those businesses which develop, manage, operate and sell vacation interests (i.e. the ownership or use of accommodations at a given property or properties, together with associated amenities and facilities for a specified period of time). ILG's principal business segment, Interval, makes available vacation ownership membership services to individual members of its exchange networks, which allows such members to exchange the use and occupancy of their vacation interest for comparable, alternative accommodations at the same or another resort participating in an Interval exchange network and provides such members with certain value-added products and services depending on the program and country of residence. Interval also makes available related services to developers of the resorts participating in its exchange networks worldwide. As of December 31, 2007, more than 2,400 resorts located in more than 75 countries participated in Interval's primary exchange network, the Interval Network, and nearly two million owners of vacation interests were enrolled as members of the Interval Network. ILG's other business segment, RQH, was acquired in May 2007 and is a provider of vacation rental and property management services to vacationers and vacation property owners across Hawaii. As of December 31, 2007, RQH provided property management services to 26 resorts and hotels, as well as other more limited management services to an additional 23 properties.

Business of Ticketmaster

        As the world's leading live entertainment ticketing and marketing company, Ticketmaster connects the world to live entertainment. Ticketmaster currently operates in 20 countries worldwide, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com, one of the largest e-commerce sites on the Internet, and related proprietary Internet and mobile channels, approximately 6,700 independent sales outlets and 19 call centers worldwide. Established in 1976, Ticketmaster served more than 10,000 clients worldwide in 2007 across multiple live event categories, providing exclusive ticketing services for leading arenas, stadiums, amphitheaters, music clubs, concert promoters, professional sports franchises and leagues, college sports teams, performing arts venues, museums and theaters. Ticketmaster's distribution channels and client base provide it with significant scale—for example, in 2007, Ticketmaster brands and businesses sold approximately 141 million tickets valued at over $8.3 billion.

Business of Tree.com

        Through its various subsidiaries, Tree.com currently operates a lending business (the "Lending Business") and a real estate business (the "Real Estate Business"). The Lending Business consists of online networks, principally LendingTree.com and GetSmart.com, as well as call centers, which match consumers with lenders and loan brokers. In addition, the Lending Business originates, processes, approves and funds various types of residential real estate loans under two brand names, LendingTree Loans® and HomeLoanCenter.com®, and offers residential mortgage loan settlement services under the name LendingTree Settlement Services. The Real Estate Business consists primarily of an internet-enabled national residential real estate brokerage that currently operates offices in 14 markets under the brand name "RealEstate.com, REALTORS." The Real Estate Business also consists of a brokerage that matches residential home buyers interested in newly constructed homes with builders and currently operates under the brand name "iNest®."

Overview of the Separation

        On [    •    ], 2008, the Board of Directors of IAC approved a plan to separate IAC into five separate, publicly traded companies via the distribution of all of the outstanding shares of common stock of the Spincos, each a wholly-owned subsidiary of IAC. At the time of the spin-offs, the Spincos will hold directly or indirectly the assets and liabilities associated with the following businesses:

  •
  HSNi: HSN TV, HSN.com, and the Cornerstone Brands, Inc. portfolio of catalogs, websites and retail locations;

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  ILG: the businesses currently comprising IAC's Interval segment;

  •
  Ticketmaster: Ticketmaster's primary domestic and international operations, as well as certain investments in unconsolidated affiliates; and

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  Tree.com: the businesses currently comprising IAC's Lending and Real Estate segments.

        Unless otherwise indicated or the context otherwise requires, references in this information statement to the businesses of HSNi, ILG, Ticketmaster and Tree.com respectively refer to the businesses described above.

        Immediately following the spin-offs, IAC primarily will be engaged in the business and operations relating to (i) Ask.com, Citysearch, IAC Advertising Solutions, Evite and Funweb Products; (ii) Match.com, ServiceMagic and Shoebuy.com; (iii) its emerging businesses, including Black Web Enterprises, BustedTees, CollegeHumor, GarageGames, Gifts.com, Green.com, InstantAction, Primal Ventures, Pronto, Very Short List, Vimeo and 23/6; and (iv) certain investments in unconsolidated entities.

        Prior to the spin-offs, the Spincos will enter into a Separation and Distribution Agreement and several other agreements with IAC and the other Spincos to effect the separation of the Spincos and provide a framework for the relationships of the Spincos with IAC and each other. Immediately following the spin-offs, IAC stockholders will own 100% of the outstanding common stock of each of the Spincos.

QUESTIONS AND ANSWERS ABOUT THE SPINCOS AND THE SPIN-OFFS

Why are the spin-offs structured as dividends?	IAC believes that a tax-free distribution of shares of the Spincos to IAC stockholders is a tax-efficient way to separate HSNi, ILG, Ticketmaster and Tree.com from the rest of IAC in a manner that will create long-term value for IAC stockholders.
How will the spin-offs occur?
IAC will distribute to its stockholders via dividend all of the outstanding shares of common stock of HSNi, ILG, Ticketmaster and Tree.com owned by IAC, which will be 100% of the common stock of the Spincos outstanding immediately prior to the spin-offs.
How many shares of the Spincos will I receive?
Unless otherwise determined by the IAC Board of Directors prior to the distribution date, for every share of IAC common stock or Class B common stock held by you as of the record date, you will receive one-fifth of a share of common stock of HSNi, one-fifth of a share of common stock of ILG, one-fifth of a share of common stock of Ticketmaster and one-thirtieth of a share of common stock of Tree.com. IAC will not distribute any fractional shares of any Spinco common stock to its stockholders. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share in the spin-offs. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The number of shares that IAC will distribute to its stockholders will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of Spinco common stock.
Can IAC decide not to complete the spin-offs?
Yes. The IAC Board of Directors has reserved the right, in its sole discretion, to amend, modify or abandon the spin-offs and related transactions at any time prior to the distribution date. This means that IAC has the right not to complete the spin-off of any or all of the Spincos if, at any time, the IAC Board of Directors determines, at its sole discretion, that the spin-off is not in the best interests of IAC or its stockholders. Alternatively, the IAC Board of Directors may determine to delay the spin-off of one or more of the Spincos, in which event the spin-offs may not occur simultaneously. In addition, the spin-offs are subject to the satisfaction or waiver of a number of conditions. See "The Separation—Conditions to the Spin-offs."

What is the record date for the spin-offs?	The record date for determining stockholders entitled to receive the shares of the Spincos in the spin-offs is the close of business on [ • ], 2008.
What is the distribution date?
The distribution date of the shares of common stock of the Spincos under the spin-offs is [ ], 2008. However, the IAC Board of Directors may determine to delay any Spinco's spin-off, in which event such Spinco would have a different distribution date.
What other transactions are occurring with the spin-offs?
IAC currently expects that in connection with the spin-offs, HSNi will transfer to IAC approximately $324 million in cash; an entity that will become a subsidiary of ILG prior to the spin-offs will distribute to IAC approximately $87 million in cash and $300 million of debt securities issued by such subsidiary and Ticketmaster will distribute to IAC approximately $724 million in cash. To fund these distributions, each of these Spincos has entered into financing arrangements as described below. Additionally, each of these companies may distribute some amount of cash on hand, but these amounts are not presently knowable and are unlikely to be material. The financing arrangements consist of a combination of secured credit facilities and privately-issued debt securities for each of HSNi, ILG (such secured credit facility to be entered into and privately-issued debt obligations to be issued by one of its subsidiaries) and Ticketmaster. It is expected that the debt securities of ILG's subsidiary will be exchanged immediately after the spin-off of ILG for certain outstanding notes issued by IAC. A description of the expected borrowing arrangements for each such Spinco is described under "Transfers to IAC and Financing." HSNi, ILG and Ticketmaster are each also expected to dividend to IAC prior to the spin-offs all net receivables owed them by IAC and its affiliates. Tree.com is expected to have $110 million at the time of the separation, which would mean a $55 million cash contribution by IAC based upon March 31, 2008 balances. The $110 million is subject to reduction if certain existing liabilities of Tree.com are settled and funded prior to the separation.
In addition, IAC expects to effect a reverse stock split following the spin-offs, as described under "The Separation—Results of the Separation."

What are the U.S. federal income tax consequences of the spin-offs to IAC stockholders?
IAC has requested and expects to receive, prior to effecting any of the spin-offs, a private letter ruling from the Internal Revenue Service (the "IRS") and/or an opinion of counsel satisfactory to the IAC Board of Directors regarding the qualification of the spin-offs, together with certain related transactions, as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). If the private letter ruling is received prior to the spin-offs, IAC expects to receive an opinion of counsel regarding certain aspects of the transaction that are not covered by the private letter ruling. If the private letter ruling is not received prior to the spin-offs, IAC expects to receive an opinion of counsel regarding the qualification of the spin-offs as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code. Assuming the spin-offs qualify as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code, for U.S. federal income tax purposes, no gain or loss will be recognized by you, and no amount will be included in your income, upon the receipt of shares of Spinco common stock pursuant to the spin-offs, except with respect to any cash received in lieu of a fractional share of Spinco common stock. For more information, see "The Separation—Material U.S. Federal Income Tax Consequences of the Spin-Offs," included elsewhere in this information statement.
What will the relationships among IAC and each of the Spincos be following the spin-offs?
Prior to the spin-offs, each of the Spincos will enter into a Separation and Distribution Agreement and several other agreements with IAC and the other Spincos to effect the spin-offs and provide a framework for the relationships of each of the Spincos with IAC and the other Spincos. These agreements will govern the relationships between IAC and the Spincos subsequent to the completion of the spin-offs. See "Certain Relationships and Related Party Transactions—Relationships Among IAC and the Spincos."

Will I receive physical certificates representing shares of common stock of the Spincos following the separation?
No. Following the separation, neither IAC nor any of the Spincos will be issuing physical certificates representing shares of the common stock of the Spincos. Instead, IAC, with the assistance of The Bank of New York, the distribution agent, will electronically issue shares of common stock of the Spincos to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. The Bank of New York will mail you a book-entry account statement that reflects your shares of common stock of the Spincos, or your bank or brokerage firm will credit your account for the shares.
What if I want to sell my IAC common stock or my common stock in any of the Spincos?
You should consult with your financial advisors, such as your stockbroker or bank. Neither IAC nor any of the Spincos makes any recommendations on the purchase, retention or sale of shares of IAC common stock or the Spinco common stock to be distributed.

If you decide to sell any shares before the spin-offs, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your IAC shares or Spinco shares you will receive in the spin-offs or both.
Where will I be able to trade shares of the common stock of the Spincos?
There is not currently a public market for the common stock of any of the Spincos. HSNi, ILG, Ticketmaster and Tree.com have applied to list their common stock on the NASDAQ Stock Market, or "NASDAQ," under the symbols "HSNI," "IILG," "TKTM," and "TREE," respectively. Each of the Spincos anticipates that trading in shares of their common stock will begin on a "when-issued" basis prior to the distribution date and will continue up to and including through the distribution date and that "regular-way" trading in shares of common stock of the Spincos will begin on the first trading day following the distribution date. If trading begins on a "when-issued" basis, you may purchase or sell your common stock of any of the Spincos up to and including through the distribution date, but your transaction will not settle until after the distribution date. You will not be required to make any payment, surrender or exchange your shares of IAC common stock and/or Class B common stock or take any other action to receive your shares of common stock of the Spincos.
Will the number of IAC shares I own change as a result of the spin-offs?
No. The number of shares of IAC common stock you own will not change as a result of the spin-offs. However, in connection with the spin-offs, and as described under "The Separation—Results of the Separation," IAC expects to effect a reverse stock split following the spin-offs.

What will happen to the listing of IAC common stock?	Nothing. IAC common stock will continue to be traded on NASDAQ under the symbol "IACI."
Which businesses will be retained by IAC following the spin-offs?
Immediately following the spin-offs, IAC primarily will be engaged in the business and operations relating to (i) Ask.com, Citysearch, IAC Advertising Solutions, Evite, and Funweb Products; (ii) Match.com, ServiceMagic and Shoebuy.com; (iii) its emerging businesses, including Black Web Enterprises, BustedTees, CollegeHumor, GarageGames, Gifts.com, Green.com, InstantAction, Primal Ventures, Pronto, Very Short List, Vimeo and 23/6; and (iv) certain investments in unconsolidated entities.
Are there risks to owning common stock in any of the Spincos?
Yes. The business of each of the Spincos is subject to both general and specific risks relating to its business, leverage, relationship with IAC and being a separate publicly traded company. The businesses of the Spincos are also subject to risks relating to the separation. These risks are described in the "Risk Factors" section of this information statement beginning on page 11 and under "Certain Information With Respect to HSNi—Risk Factors Relating to the Business of HSNi Following the Spin-Offs," "Certain Information With Respect to ILG—Risk Factors Relating to the Business of ILG Following the Spin-Offs," "Certain Information With Respect to Ticketmaster—Risk Factors Relating to the Business of Ticketmaster Following the Spin-Offs" and "Certain Information With Respect to Tree.com—Risk Factors Relating to the Business of Tree.com Following the Spin-Offs." You are encouraged to read those sections carefully.
Where can IAC stockholders get more information?	Before the spin-offs, if you have any questions relating to the spin-offs, you should contact:
IAC Investor Relations 555 West 18th Street New York, NY 10011 Tel: (212) 314-7400 Fax: (212) 314-7379 ir@iac.com
Is Liberty Media Corporation challenging the spin-offs?
No. Liberty Media Corporation and IAC have agreed to a single-tiered voting structure for each of the Spincos and the Spinco governance provisions as set forth under "Certain Relationships and Related Party Transactions—Agreements with Liberty Media Corporation."

RISK FACTORS

        The following risk factors relate to all of the Spincos. For the particular risk factors relating to businesses of the individual Spincos, see "Certain Information With Respect to HSNi—Risk Factors Relating to the Business of HSNi Following the Spin-Offs," "Certain Information With Respect to ILG—Risk Factors Relating to the Business of ILG Following the Spin-Offs," "Certain Information With Respect to Ticketmaster—Risk Factors Relating to the Business of Ticketmaster Following the Spin-Offs" and "Certain Information With Respect to Tree.com—Risk Factors Relating to the Business of Tree.com Following the Spin-Offs."

After the spin-offs, any or all of the Spincos may be unable to make the changes necessary to operate effectively as separate public entities.

        Following the spin-offs, IAC will have no obligation to provide financial, operational or organizational assistance to the Spincos, other than limited services pursuant to a transition services agreement that IAC and each of the Spincos will enter into in connection with the spin-offs. As a separate public entity, each of the Spincos will be subject to, and responsible for, regulatory compliance, including periodic public filings with the SEC and compliance with NASDAQ's continued listing requirements, as well as generally applicable tax and accounting rules. The Spincos may be unable to implement successfully the changes necessary to operate as independent public entities.

Each of the Spincos expects to incur increased costs relating to operating as an independent company that could cause its cash flow and results of operations to decline.

        Each of the Spincos expects that the obligations of being a public company, including substantial public reporting and investor relations obligations, will require new expenditures, place new demands on its management and will require the hiring of additional personnel. The Spincos may need to implement additional systems that require new expenditures in order to adequately function as public companies. Such expenditures could adversely affect the business, financial condition and results of operations of any Spinco(s).

        In addition, IAC's businesses, by virtue of being under the same corporate structure, currently share economies of scope and scale in costs, human capital, vendor relationships and customer relationships with the businesses that the Spincos will own following the spin-offs. The increased costs resulting from the loss of these benefits could have an adverse effect on the Spincos.

If one or more spin-offs, together with certain related transactions, were to fail to qualify as a transaction that is generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code, IAC, the Spincos and IAC stockholders may be subject to significant tax liabilities.

        IAC expects to receive a private letter ruling from the IRS and/or an opinion of counsel satisfactory to the IAC Board of Directors regarding the qualification of the spin-offs, together with certain related transactions, as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code. If the private letter ruling is received prior to the spin-offs, IAC expects to receive an opinion of counsel regarding certain aspects of the transaction that are not covered by the private letter ruling. If the private letter ruling is not received prior to the spin-offs, IAC expects to receive an opinion of counsel regarding the qualification of the spin-offs as transactions that are generally tax free for U.S. federal income tax purposes under Section 355 and/or Section 368(a)(1)(D) of the Code, and opinions from its external tax advisors regarding the U.S. federal income tax consequences to IAC of certain related matters and transactions, and certain state tax consequences to IAC of the spin-offs. The IRS private letter ruling and the opinions will be based on, among other things, certain assumptions as well as the accuracy of certain representations and statements that IAC and the Spincos make to the IRS and to counsel or IAC's external tax advisors. If any of these representations or statements are, or become, inaccurate or incomplete, or if IAC or the Spincos breach any of their respective covenants, the IRS private letter ruling and/or the opinions may be invalid.

        Moreover, as noted above, the IRS private letter ruling would not address all the issues that are relevant to determining whether the spin-offs qualify as transactions that are generally tax free for U.S. federal income tax purposes. Notwithstanding the IRS private letter ruling and/or opinion of counsel, the IRS could determine that one or more of the spin-offs should be treated as a taxable distribution if it determines that any of the representations, assumptions or undertakings that were included in the request for the IRS private letter ruling is false or has been violated or if it disagrees with the conclusions in the opinion of counsel that are not covered by the IRS ruling.

        If one or more spin-offs were to fail to qualify as a transaction that is generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code, then IAC generally would recognize gain in an amount equal to the excess of (i) the fair market value of the Spinco common stock distributed to the IAC stockholders in such taxable spin-off over (ii) IAC's tax basis in the common stock of such Spinco. In addition, each IAC stockholder who received Spinco common stock in such taxable spin-off generally would be treated as having received a taxable distribution in an amount equal to the fair market value of the Spinco common stock received (including any fractional share sold on behalf of the stockholder) in such spin-off, which would be taxable as a dividend to the extent of the stockholder's ratable share of IAC's current and accumulated earnings and profits (as increased to reflect any current income, including any gain, recognized by IAC on the taxable spin-off). The balance, if any, of the distribution would be treated as a nontaxable return of capital to the extent of the IAC stockholder's tax basis in its IAC stock, with any remaining amount being taxed as capital gain. For more information, see "The Separation—Material U.S. Federal Income Tax Consequences of the Spin-Offs," included elsewhere in this information statement.

        Under the Tax Sharing Agreement to be entered into among IAC and the Spincos, each Spinco generally would be required to indemnify IAC and the other Spincos for any taxes resulting from the spin-off of such Spinco (and any related interest, penalties, legal and professional fees, and all costs and damages associated with related stockholder litigation or controversies) to the extent such amounts resulted from (i) any act or failure to act by such Spinco described in the covenants in the Tax Sharing Agreement, (ii) any acquisition of equity securities or assets of such Spinco or a member of its group, or (iii) any breach by such Spinco or any member of its group of any representation or covenant contained in the separation documents or in the documents relating to the IRS private letter ruling and/or tax opinions. The ability of IAC or the other Spincos to collect under these indemnity provisions will depend on the financial position of the indemnifying party. See "Certain Relationships and Related Party Transactions—Tax Sharing Agreement."

        In addition, the IRS could disagree with or challenge the conclusions reached in one or more of the tax opinions that IAC expects to receive with respect to certain related matters and transactions. In such case, IAC could recognize material amounts of taxable income or gain.

Certain transactions in IAC or Spinco equity securities could cause one or more of the spin-offs to be taxable to IAC and may give rise to indemnification obligations of the Spincos under the Tax Sharing Agreement.

        Current U.S. federal income tax law creates a presumption that the spin-off of a Spinco would be taxable to IAC, but not to its stockholders, if such spin-off is part of a "plan or series of related transactions" pursuant to which one or more persons acquire directly or indirectly stock representing a 50% or greater interest (by vote or value) in IAC or such Spinco. Acquisitions that occur during the four-year period that begins two years before the date of a spin-off are presumed to occur pursuant to a plan or series of related transactions, unless it is established that the acquisition is not pursuant to a plan or series of transactions that includes the spin-off. U.S. Treasury regulations currently in effect generally provide that whether an acquisition and a spin-off are part of a plan is determined based on all of the facts and circumstances, including, but not limited to, specific factors described in the Treasury regulations. In addition, the Treasury regulations provide several "safe harbors" for acquisitions that are not considered to be part of a plan.

        These rules will limit the ability of IAC and each of the Spincos (other than Tree.com) during the two-year period following the spin-offs to enter into certain transactions that might be advantageous to them and their respective stockholders, particularly issuing equity securities to satisfy financing needs, repurchasing equity securities, and, under certain circumstances, acquiring businesses or assets with equity securities or agreeing to be acquired.

        Under the Tax Sharing Agreement, there will be restrictions on the ability of each Spinco (other than Tree.com) to take such actions for a period of 25 months from the day after the spin-off of such Spinco. Because IAC has an unrealized loss, for federal income tax purposes, in the stock of Tree.com, it is not necessary to subject Tree.com to the same restrictions as the other Spincos with respect to acquisitions of Spinco equity securities (other than certain acquisitions by Tree.com). Tree.com will be subject to certain other restrictions that apply to all of the Spincos during the 25-month period following the spin-off, which restrictions are designed to preserve the tax-free nature of the spin-offs to IAC shareholders.

        In addition, the Tax Sharing Agreement generally provides that each Spinco will have to indemnify IAC and the other Spincos for any taxes resulting from the spin-off of such Spinco (and any related interest, penalties, legal and professional fees, and all costs and damages associated with related stockholder litigation or controversies) to the extent such amounts result from (i) any act or failure to act by such Spinco described in the covenants in the Tax Sharing Agreement, (ii) any acquisition of equity securities or assets of such Spinco or a member of its group, and (iii) any breach by such Spinco or any member of its group of any representation or covenant contained in the separation documents or in the documents relating to the IRS private letter ruling and/or tax opinions. See "The Separation—Material U.S. Federal Income Tax Consequences of the Spin-Offs" and "Certain Relationships and Related Party Transactions—Tax Sharing Agreement."

        In addition to actions of IAC and the Spincos, certain transactions that are outside their control and therefore not subject to the restrictive covenants contained in the Tax Sharing Agreement, such as a sale or disposition of the stock of IAC or the stock of a Spinco by certain persons that own five percent or more of any class of stock of IAC or such Spinco, respectively, could have a similar effect on the tax-free status of the spin-offs as transactions to which IAC or a Spinco is a party. As of April 30, 2008, Liberty Media Corporation and certain of its affiliates, in the aggregate, owned IAC stock representing approximately 61.6% by vote and 29.9% by value and, assuming no acquisitions or dispositions of IAC stock by Liberty Media Corporation or its affiliates between such date and the date of the spin-offs, are expected to own stock of each Spinco representing approximately 29.9% by vote and value. Accordingly, in evaluating the ability of IAC and the Spincos to engage in certain transactions involving equity securities of IAC or the Spincos, IAC and the Spincos will need to take into account the activities of Liberty Media Corporation and its affiliates.

        As a result of these rules, even if a spin-off otherwise qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes, transactions involving equity securities of IAC or the Spincos (including transactions by certain significant stockholders) could cause IAC to recognize taxable gain with respect to the stock of one or more of the Spincos as described above. Although the restrictive covenants and indemnification provisions contained in the Tax Sharing Agreement are intended to minimize the likelihood that such an event will occur, one or more of the spin-offs may become taxable to IAC as a result of transactions in IAC or Spinco equity securities.

The market price and trading volume of Spinco securities may be volatile and may face negative pressure.

        There is currently no trading market for any of the Spinco securities. Investors may decide to dispose of some or all of the Spinco securities that they receive in the spin-offs. The Spinco securities issued in the spin-offs will be trading publicly for the first time. Until, and possibly even after, orderly trading markets develop for these securities, there may be significant fluctuations in price. It is not possible to accurately predict how investors in a Spinco's securities will behave after the spin-offs. The market price for a Spinco's securities following the spin-offs may be more volatile than the market price of IAC securities before the spin-offs. The market price of a Spinco's securities could fluctuate significantly for many reasons, including the risks identified in this information statement or reasons unrelated to each company's performance. These factors may result in short- or long-term negative pressure on the value of the Spincos' securities.

After the spin-offs, the securities of the Spincos may not qualify for placement in investment indices. In addition, Spinco securities may fail to meet the investment guidelines of institutional investors. In either case, these factors may negatively impact the price of Spinco securities and may impair the ability of a Spinco to raise capital through the sale of securities.

        Some of the holders of IAC securities are index funds tied to NASDAQ or other stock or investment indices, or are institutional investors bound by various investment guidelines. Companies are generally selected for investment indices, and in some cases selected by institutional investors, based on factors such as market capitalization, industry, trading liquidity and financial condition. As independent companies, each of the Spincos will initially have a lower market capitalization than IAC has today. As a result, Spinco securities may not qualify for those investment indices. In addition, Spinco securities that are received in the spin-offs may not meet the investment guidelines of some institutional investors. Consequently, these index funds and institutional investors may have to sell some or all of the securities they receive in the spin-offs, and the prices of Spinco securities may fall as a result. Any such decline could impair the ability of a Spinco to raise capital through future sales of securities.

Financing—The Spincos may have future capital needs and may not be able to obtain additional financing on acceptable terms.

        In connection with the spin-offs, each of HSNi, ILG (through an entity that will become a subsidiary of ILG prior to the spin-offs) and Ticketmaster is expected to incur indebtedness of $390 million, $450 million and $750 million, respectively. In the case of HSNi and Ticketmaster, most or all of the proceeds from this indebtedness will be distributed to IAC. In the case of ILG, it is expected that the debt securities of the ILG subsidiary will be distributed to IAC, who will then exchange such notes for certain outstanding notes issued by IAC. In addition, most or all of the indebtedness incurred by the ILG subsidiary pursuant to the credit facilities will be distributed to IAC. See "Transfers to IAC and Financing."

        These arrangements may limit the ability of HSNi, ILG and Ticketmaster to secure significant, additional financing in the future on favorable terms. Additionally, the current uncertainties surrounding the industries in which Tree.com operates, as well as other factors, may constrain its financing abilities. The ability of each of the Spincos to secure additional financing and satisfy its financial obligations under indebtedness outstanding from time to time will depend upon its future operating performance, which is subject to then prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond its control. The prolonged continuation or worsening of current credit market conditions would have a material adverse affect on the ability of any Spinco to secure financing on favorable terms, if at all.

        Any Spinco may be unable to secure additional financing or financing on favorable terms or its operating cash flow may be insufficient to satisfy its financial obligations under indebtedness outstanding from time to time (if any). Furthermore, if financing is not available when needed, or is available on unfavorable terms, the affected Spinco may be unable to develop new or enhance its existing services, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on its business, financial condition and results of operations. If additional funds are raised through the issuance of equity securities, Spinco stockholders may experience significant dilution. Also, the ability of any Spinco (other than Tree.com) to engage in significant equity issuances will be limited or restricted after the spin-offs in order to preserve the tax-free nature of the distribution.

Maintenance of Systems and Infrastructure—The success of each Spinco depends, in part, on the integrity of its systems and infrastructures. System interruption and the lack of integration and redundancy in these systems and infrastructures may have an adverse impact on the business, financial conditions and results of operations of the Spincos.

        The success of each Spinco depends, in part, on its ability to maintain the integrity of its systems and infrastructures, including websites, information and related systems, call centers and distribution and fulfillment facilities. System interruption and the lack of integration and redundancy in the information systems and infrastructures of a Spinco may adversely affect the ability of such Spinco from operating websites, processing and fulfilling transactions, responding to customer inquiries and generally maintaining cost-efficient operations. Any Spinco may experience occasional system interruptions that make some or all systems or data unavailable or prevent Spinco businesses from efficiently providing services or fulfilling orders. Each Spinco also relies on affiliate and third-party computer systems, broadband and other communications systems and service providers in connection with the provision of services generally, as well as to facilitate, process and fulfill transactions. Any interruptions, outages or delays in the systems and infrastructures of a Spinco, its businesses, its affiliates and/or third parties, or deterioration in the performance of these systems and infrastructures, could impair the ability of the businesses of the affected Spinco to provide services, fulfill orders and/or process transactions. Fire, flood, power loss, telecommunications failure, hurricanes, tornadoes, earthquakes, acts of war or terrorism, acts of God and similar events or disruptions may damage or interrupt computer, broadband or other communications systems and infrastructures at any time. Any of these events could cause system interruption, delays and loss of critical data, and could prevent Spinco businesses from providing services, fulfilling orders and/or processing transactions. While each of the Spinco businesses has backup systems for certain aspects of their respective operations, these systems are not fully redundant (with the exception of the Ticketmaster System) and disaster recovery planning is not sufficient for all eventualities. In addition, the Spincos may not have adequate insurance coverage to compensate for losses from a major interruption. If any of these adverse events were to occur, it could adversely affect the business, financial conditions and results of operations of the affected Spinco.

        In addition, any penetration of network security or other misappropriation or misuse of personal consumer information, particularly in the case of Tree.com, could cause interruptions in the operations of Spinco businesses and subject the affected Spinco to increased costs, litigation and other liabilities. Claims could also be made against the Spincos for other misuse of personal information, such as for unauthorized purposes or identity theft, which could result in litigation and financial liabilities, as well as administrative action from governmental authorities. Security breaches could also significantly damage the reputation of the Spincos with consumers and third parties with whom they do business. It is possible that advances in computer capabilities, new discoveries, undetected fraud, inadvertent violations of company policies or procedures or other developments could result in a compromise of information or a breach of the technology and security processes that are used to protect consumer transaction data. As a result, current security measures may not prevent any or all security breaches. Any Spinco may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. Each Spinco also faces risks associated with security breaches affecting third parties with which they are affiliated or otherwise conduct business online. Consumers are generally concerned with security and privacy of the Internet, and any publicized security problems affecting the businesses of a Spinco and/or third parties may discourage consumers from doing business with the affected Spinco, which could have an adverse effect on the business, financial condition and results of operations of the affected Spinco.

Privacy—The processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

        In the processing of consumer transactions, the businesses of each of the Spincos receive, transmit and store a large volume of personally identifiable information and other user data, particularly in the case of Tree.com. The sharing, use, disclosure and protection of this information are governed by the respective privacy and data security policies maintained by each Spinco and its businesses. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Specifically, personally identifiable information is increasingly subject to legislation and regulations in numerous jurisdictions around the world, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. Any Spinco, particularly Tree.com, could be adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect the business, financial condition and results of operations of such Spinco.

        Spinco businesses may also become exposed to potential liabilities as a result of differing views on the privacy of consumer and other user data collected by these businesses. The failure of any Spinco, and/or the various third party vendors and service providers with which it does business, to comply with applicable privacy policies or federal, state or similar international laws and regulations or any compromise of security that results in the unauthorized release of personally identifiable information or other user data could damage the reputation of these businesses, discourage potential users from trying the products and services of the affected Spinco and/or result in fines and/or proceedings by governmental agencies and/or consumers, one or all of which could adversely affect the business, financial condition and results of operations of the affected Spinco.

Intellectual Property—Each Spinco may fail to adequately protect their intellectual property rights or may be accused of infringing intellectual property rights of third parties.

        Each Spinco may fail to adequately protect its intellectual property rights or may be accused of infringing intellectual property rights of third parties. Each Spinco regards its intellectual property rights, including patents, service marks, trademarks and domain names, copyrights, trade secrets and similar intellectual property (as applicable), as critical to its success. Spinco businesses also rely heavily upon software codes, informational databases and other components that make up their products and services.

        Each Spinco relies on a combination of laws and contractual restrictions with employees, customers, suppliers, affiliates and others to establish and protect these proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use trade secret or copyrighted intellectual property without authorization which, if discovered, might require legal action to correct. In addition, third parties may independently and lawfully develop substantially similar intellectual properties.

        The Spincos have generally registered and continue to apply to register, or secure by contract when appropriate, their respective trademarks and service marks as they are developed and used, and reserve and register domain names as they deem appropriate. The Spincos generally consider the protection of their respective trademarks to be important for purposes of brand maintenance and reputation. While each Spinco vigorously protects its trademarks, service marks and domain names, effective trademark protection may not be available or may not be sought in every country in which products and services are made available, and contractual disputes may affect the use of marks governed by private contract. Similarly, not every variation of a domain name may be available or be registered, even if available. The failure of a Spinco to protect its intellectual property rights in a meaningful manner or challenges to related contractual rights could result in erosion of brand names and limit the ability of the affected Spinco to control marketing on or through the internet using its various domain names or otherwise, which could adversely affect the business, financial condition and results of operations of the affected Spinco.

        Some Spinco businesses have been granted patents and/or have patent applications pending with the United States Patent and Trademark Office and/or various foreign patent authorities for various proprietary technologies and other inventions. The Spincos consider applying for patents or for other appropriate statutory protection when they develop valuable new or improved proprietary technologies or inventions are identified, and will continue to consider the appropriateness of filing for patents to protect future proprietary technologies and inventions as circumstances may warrant. The status of any patent involves complex legal and factual questions, and the breadth of claims allowed is uncertain. Accordingly, any patent application filed may not result in a patent being issued or existing or future patents may not be adjudicated valid by a court or be afforded adequate protection against competitors with similar technology. In addition, third parties may create new products or methods that achieve similar results without infringing upon patents owned by a Spinco. Likewise, the issuance of a patent to a Spinco does not mean that the processes or inventions of the Spinco will not be found to infringe upon patents or other rights previously issued to third parties.

        From time to time, certain of the Spincos are subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks, copyrights, patents and other intellectual property rights of third parties. In addition, litigation may be necessary in the future to enforce the intellectual property rights of the affected Spinco, protect trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect the business, financial condition and results of operations of the affected Spinco. Patent litigation tends to be particularly protracted and expensive.

The spin-off agreements were not the result of arm's length negotiations.

        The agreements that the Spincos will enter into with IAC and the other Spincos in connection with the spin-offs, including the separation and distribution agreement, tax sharing agreement, employee matters agreement and transition services agreement, were established by IAC, in consultation with the Spincos, with the intention of maximizing the value to current IAC's shareholders. Accordingly, the terms for any particular Spinco may not be as favorable as would have resulted from negotiations among unrelated third parties.

THE SEPARATION

General

        On [    •    ], 2008, the IAC Board of Directors approved the separation of IAC into five separate, publicly traded companies: (1) IAC, (2) HSNi, (3) ILG, (4) Ticketmaster and (5) Tree.com. The separation will be accomplished through the distribution by IAC of all of the shares of the common stock of the Spincos held by IAC to holders of IAC common stock on the record date. Immediately following the distributions, IAC stockholders will own 100% of the outstanding common stock of IAC and the Spincos. You will not be required to make any payment, surrender or exchange your shares of IAC common stock and/or Class B common stock or take any other action to receive your shares of common stock of the Spincos.

        The Board of Directors of IAC has reserved the right to modify, delay or abandon the spin-off of any or all of the Spincos. In addition, the spin-offs are subject to the satisfaction or waiver of a number of conditions described under "—Conditions to the Spin-Offs."

The Number of Shares You Will Receive

        For every share of IAC common stock and/or Class B common stock that you owned at the close of business on [    •    ], 2008, the record date, you will receive one-fifth, one-fifth, one-fifth and one-thirtieth of a share of common stock of HSNi, ILG, Ticketmaster and Tree.com, respectively, on the distribution date. As described below under "—When and How You Will Receive the Dividend," IAC will not distribute any fractional shares of common stock of any of the Spincos to its stockholders.

When and How You Will Receive the Dividend

        IAC will distribute the shares of common stock of each of the Spincos on [    •    ], 2008, the distribution date. However, the IAC Board of Directors may determine to delay any Spinco spin-off, in which event such Spinco would have a different distribution date. The Bank of New York, which currently serves as the transfer agent and registrar for IAC's common stock, will serve as transfer agent and registrar for the common stock of the Spincos and as distribution agent in connection with the spin-offs.

        If you own IAC common stock and/or Class B common stock as of the close of business on the record date, the shares of Spinco common stock that you are entitled to receive in the spin-offs will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording stock ownership when no physical share certificates are issued to stockholders, as is the case in the spin-offs.

        Commencing on or shortly after the distribution date, if you hold physical stock certificates that represent your shares of IAC common stock and/or Class B common stock and you are the registered holder of the IAC shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of Spinco common stock that have been registered in book-entry form in your name. If you have any questions concerning the mechanics of having shares of common stock of the Spinco registered in book-entry form, you are encouraged to contact The Bank of New York by mail at 480 Washington Blvd, Jersey City, NJ 07310 or PO Box 358015, Pittsburgh, PA 15252-8015, by phone at 866-203-6218 (US and Canada) or 201-680-6685 (International), or by email at shrrelations@bnymellon.com.

        Most IAC stockholders hold their shares of IAC common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in "street name" and ownership would be recorded on the bank or brokerage firm's books. If you hold your IAC common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of common stock of the Spincos that you are entitled to receive in the spin-offs. If you have any questions concerning the mechanics of having shares of Spincos common stock held in "street name," you are encouraged to contact your bank or brokerage firm.

        The Bank of New York, as distribution agent, will not deliver any fractional shares of common stock of a Spinco in connection with the spin-offs. Instead, for each Spinco, The Bank of New York will aggregate all fractional shares and sell them on behalf of the holders who otherwise would be entitled to receive fractional shares. If you physically hold IAC common stock certificates and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. The Spincos estimate that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your IAC stock through a bank or brokerage firm, your bank or brokerage firm will receive on your behalf your pro rata share of the aggregate net cash proceeds of the sales and should electronically credit your account for your share of such proceeds.

Results of the Separation

        After the spin-offs, each of the Spincos will be a separate publicly traded company. Immediately following the spin-offs, based on the number of registered stockholders of IAC common stock and Class B common stock on [    •    ], and without giving effect to "when-issued" trading, each of the Spincos expects to have [            ] stockholders of record.

        The actual number of shares to be distributed will be determined on the record date and will reflect the issuance of IAC common stock in connection with any exercise of IAC options, vesting of restricted share units or conversion of other convertible IAC securities between the date the IAC Board of Directors declares the dividend for the distribution and the record date for the spin-offs.

        The spin-offs will not affect the number of outstanding shares of IAC common stock and/or Class B common stock or any rights of IAC stockholders. However, in connection with the spin-offs, as more fully described in IAC's proxy statement under Schedule 14A under the Securities Exchange Act of 1934, as amended, filed on July 10, 2008, IAC has sought approval from its stockholders of a proposal to amend its Restated Certificate of Incorporation to effect a 1-for-2 reverse stock split of its common stock and Class B common stock, which may be implemented by IAC's Board of Directors in its sole discretion immediately following the completion of the spin-offs or, if not all of the spin-offs are effected substantially simultaneously, immediately following the first spin-off. If the reverse stock split is approved by IAC's stockholders and implemented by IAC's Board of Directors, each two shares of IAC common stock or Class B common stock will be combined into one share of IAC common stock or Class B common stock, respectively. The purpose of implementing the reverse stock split would be to seek to increase the per share trading price of IAC's common stock following the spin-offs relative to what the per share trading price would be if the reverse stock split were not implemented. An increased trading price could increase interest from institutional investors, investment funds and brokerage firms in IAC common stock, lower the transaction costs involved in purchasing IAC common stock and improve the trading liquidity of IAC common stock. There can be no assurance that the reverse stock split would have the effect of increasing the per share trading price of IAC common stock following the spin-offs relative to what the per share trading price would be if the reverse stock split were not implemented.

Material U.S. Federal Income Tax Consequences of the Spin-Offs

        The following section describes the material U.S. federal income tax consequences of the spin-offs to "U.S. holders" (as defined below) of IAC common stock. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary or proposed U.S. Treasury regulations promulgated thereunder, judicial opinions, published positions of the IRS and all other applicable authorities, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this document.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of IAC common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds IAC common stock, the tax treatment of a partner in such entity generally will depend on the status of the partners and the activities of the partnership. If you are a partner in a partnership holding IAC common stock, please consult your tax advisor.

        This discussion only addresses holders of IAC common stock that are U.S. holders and hold such stock as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder's particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, persons that are not U.S. holders, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, tax-exempt organizations, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders liable for the alternative minimum tax, holders whose functional currency is not the U.S. dollar, and holders who hold their IAC common stock as part of a hedge, straddle, constructive sale or conversion transaction, or holders who acquired IAC common stock pursuant to the exercise of employee stock options or otherwise as compensation). This discussion does not address the tax consequences to any person who actually or constructively owns more than 5% of IAC common stock. In addition, no information is provided herein with respect to the tax consequences of the spin-offs under applicable state, local or non-U.S. laws or federal laws other than those pertaining to the federal income tax.

        IAC STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE SPIN-OFFS TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

        IAC has requested and expects to receive, prior to effecting any of the spin-offs, a private letter ruling from the IRS and/or an opinion of counsel satisfactory to the IAC board of directors regarding the qualification of the spin-offs, together with certain related transactions, as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code. If the private letter ruling is received prior to the spin-offs, IAC expects to receive an opinion of counsel regarding certain aspects of the transaction that are not covered by the private letter ruling. If the private letter ruling is not received prior to the spin-offs, IAC expects to receive an opinion of counsel regarding the qualification of the spin-offs as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code, and opinions from its external tax advisors regarding the U.S. federal income tax consequences to IAC of certain related matters and transactions, and certain state tax consequences to IAC of the spin-offs.

Certain U.S. Federal Income Tax Consequences if Each of the Spin-Offs Qualifies as a Transaction that Is Generally Tax Free under Sections 355 and/or 368(a)(1)(D) of the Code

        Assuming that each of the spin-offs qualifies as a transaction that is generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code:

  •
  no gain or loss will be recognized by, and no amount will be includible in the income of IAC as a result of the spin-offs, other than gain or income arising in connection with certain internal restructurings undertaken in connection with the spin-offs and with respect to any "excess loss account" or "intercompany transaction" required to be taken into account by IAC under U.S. Treasury regulations relating to consolidated federal income tax returns;

  •
  an IAC stockholder will not recognize income, gain, or loss as a result of the receipt of Spinco common stock pursuant to the spin-offs, except with respect to any cash received in lieu of fractional shares of Spinco common stock;

  •
  an IAC stockholder's aggregate tax basis in such stockholder's Spinco common stock received in the spin-offs (including any fractional share interests in Spinco common stock for which cash is received) will equal such stockholder's aggregate tax basis in its IAC common stock immediately before the spin-offs, allocated between the IAC common stock and the common stock of each Spinco (including any fractional share interest of Spinco common stock for which cash is received) in proportion to their relative fair market values on the date of the spin-offs;

  •
  an IAC stockholder's holding period for Spinco common stock received in the spin-offs (including any fractional share interests of Spinco common stock for which cash is received) will include the holding period for that stockholder's IAC common stock; and

  •
  an IAC stockholder who receives cash in lieu of a fractional share of Spinco common stock in the spin-offs will be treated as having sold such fractional share for cash, and will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the IAC stockholder's adjusted tax basis in the fractional share of Spinco common stock. Such gain or loss will be long-term capital gain or loss if the stockholder's holding period for its Spinco common stock exceeds one year.

        If an IAC stockholder holds different blocks of IAC common stock (generally, shares of IAC common stock acquired on different dates or at different prices), such holder should consult its tax advisor regarding the determination of the basis and holding period of shares of Spinco common stock received in the spin-offs in respect of particular blocks of IAC common stock.

        U.S. Treasury regulations require IAC stockholders who receive Spinco common stock in the spin-offs to attach to their U.S. federal income tax returns for the year in which the Spinco stock is received a detailed statement setting forth such data as may be appropriate to demonstrate the applicability of Section 355 of the Code to the spin-offs.

Certain U.S. Federal Income Tax Consequences If One or More of the Spin-Offs Were Taxable

        The IRS private letter ruling and/or the opinion of counsel will be based on, among other things, certain assumptions as well as on the accuracy of certain representations and statements that IAC and the Spincos make to the IRS and to counsel. If any of these representations or statements are, or become, inaccurate or incomplete, or if IAC or the Spincos breach any of their respective covenants, the IRS private letter ruling and/or the opinion of counsel may be invalid.

        Moreover, the IRS private letter ruling would not address all the issues that are relevant to determining whether the spin-offs qualify as transactions that are generally tax free for U.S. federal income tax purposes. Notwithstanding the IRS private letter ruling and/or opinion, the IRS could determine that one or more of the spin-offs should be treated as a taxable distribution if it determines that any of the representations, assumptions or undertakings that were included in the request for the private letter ruling is false or has been violated or if it disagrees with the conclusions in the opinion of counsel that are not covered by the IRS ruling.

        If the IRS were to assert successfully that one or more of the spin-offs were taxable, the above consequences would not apply with respect to such spin-off and both IAC and holders of IAC common stock who received shares of Spinco common stock in such spin-off could be subject to tax, as described below. In addition, certain events that may or may not be within the control of IAC or a Spinco, including extraordinary purchases of IAC common stock or Spinco common stock, could cause one or more of the spin-offs not to qualify as tax free to IAC and/or holders of IAC common stock. Depending on the circumstances, a Spinco may be required to indemnify IAC and the other Spincos for some or all of the taxes and certain related losses resulting from the spin-off of such Spinco not qualifying as tax free under Sections 355 and/or 368(a)(1)(D) of the Code. See "Certain Relationships and Related Party Transactions—Tax Sharing Agreement." If a spin-off were taxable, then:

  •
  IAC would recognize gain in an amount equal to the excess of the fair market value of Spinco common stock on the date of the spin-off distributed to IAC stockholders over IAC's adjusted tax basis in the stock of such Spinco, and IAC may also recognize income or gain with respect to certain restructuring transactions undertaken in connection with such spin-off;

  •
  each IAC stockholder who received Spinco common stock in the taxable spin-off would be treated as having received a taxable distribution in an amount equal to the fair market value of such Spinco stock (including any fractional shares sold on behalf of the stockholder) on the spin-off date. That distribution would be taxable to the stockholder as a dividend to the extent of IAC's current and accumulated earnings and profits (as increased to reflect any current income, including any gain, recognized by IAC on the taxable spin-off). Any amount that exceeded IAC's earnings and profits would be treated first as a non-taxable return of capital to the extent of the IAC stockholder's tax basis in its IAC common stock with any remaining amounts being taxed as capital gain;

  •
  certain stockholders could be subject to additional special rules, such as rules relating to the dividends received deduction and extraordinary dividends; and

  •
  a stockholder's tax basis in Spinco common stock received generally would equal the fair market value of Spinco common stock on the spin-off date, and the holding period for that stock would begin the day after the spin-off date.

        Even if one or more spin-offs otherwise qualify as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code, they could be taxable to IAC under Section 355(e) of the Code if one or more persons were to acquire directly or indirectly stock representing a 50% or greater interest, by vote or value, in IAC or one of the Spincos during the four-year period beginning on the date which is two years before the date of the spin-off, as part of a plan or series of related transactions that includes the spin-off. If such an acquisition of IAC stock or Spinco stock were to trigger the application of Section 355(e), IAC would recognize taxable gain as described above, but the spin-offs would be tax free to IAC stockholders. In addition, the IRS could disagree with or challenge the conclusions reached in one or more of the tax opinions that IAC expects to receive with respect to certain related matters and transactions. In such case, IAC could recognize material amounts of taxable income or gain.

        In connection with the spin-offs, IAC and the Spincos will enter into a Tax Sharing Agreement. Under the Tax Sharing Agreement, each Spinco will have to indemnify IAC and the other Spincos for any taxes resulting from the spin-off of such Spinco (and any related interest, penalties, legal and professional fees, and all costs and damages associated with related stockholder litigation or controversies) to the extent such amounts result from (i) any act or failure to act by such Spinco described in the covenants in the Tax Sharing Agreement, (ii) any acquisition of equity securities or assets of such Spinco or a member of its group, or (iii) any breach by such Spinco or any member of its group of any representation or covenant contained in the separation documents or in the documents relating to the IRS private letter ruling and/or tax opinions. The ability of IAC or any of the Spincos to collect under these indemnity provisions will depend on the financial position of the indemnifying party. See "Certain Relationships and Related Party Transactions—Tax Sharing Agreement."

        THE FOREGOING IS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFFS UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS. EACH IAC STOCKHOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE SPIN-OFFS TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Market for Common Stock of the Spincos

        There is currently no public market for the common stock of any of the Spincos. HSNi has applied to list its common stock on NASDAQ under the symbol "HSNI." ILG has applied to list its common stock on NASDAQ under the symbol "IILG." Ticketmaster has applied to list its common stock on NASDAQ under the symbol "TKTM." Tree.com has applied to list its common stock on NASDAQ under the symbol "TREE." Each of HSNi, ILG, Ticketmaster and Tree.com has been approved for inclusion in [            ], [            ], [            ] and [            ] market tier of the Nasdaq Stock Market, respectively.

Trading Before the Distribution Date

        Beginning on or shortly before the record date and continuing through the distribution date, it is expected that there will be two markets in IAC common stock: a "regular-way" market and an "ex-distribution" market. Shares of IAC common stock that trade on the regular way market will trade with an entitlement to shares of the common stock of the Spincos distributed pursuant to the spin-offs. Shares that trade on the ex-distribution market will trade without an entitlement to shares of the common stock of the Spincos distributed pursuant to the spin-offs. Therefore, if you sell shares of IAC common stock in the "regular-way" market up to and including through the distribution date, you will be selling your right to receive shares of the common stock of the Spincos in the spin-offs. If you own shares of IAC common stock at the close of business on the record date and sell those shares on the "ex-distribution" market, up to and including through the distribution date, you will still receive the shares of the common stock of the Spincos that you would be entitled to receive pursuant to your ownership of the shares of IAC common stock.

        Furthermore, beginning shortly before the distribution date and continuing up to and including through the distribution date, it is expected that there will be a "when-issued" market in the common stock of each of the Spincos. "When-issued" trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The "when-issued" trading market will be a market for shares of Spinco common stock that will be distributed to IAC stockholders on the distribution date. If you owned shares of IAC common stock at the close of business on the record date, you would be entitled to shares of Spincos' common stock distributed pursuant to the spin-offs. You may trade this entitlement to shares of common stock of all or any of the Spincos, without the shares of IAC common stock you own, on the "when-issued" market. On the first trading day following the distribution date, "when-issued" trading with respect to Spinco common stock will end and "regular-way" trading will begin.

Conditions to the Spin-Offs

        The IAC Board of Directors has reserved the right, in its sole discretion, to amend, modify or abandon the spin-offs and the related transactions at any time prior to the distribution date. This means IAC may cancel or delay the planned distribution of common stock of all or any of the Spincos if at any time the Board of Directors of IAC determines that the distribution of such common stock is not in the best interests of IAC and its stockholders. If IAC's Board of Directors determines to cancel the spin-off of a Spinco, stockholders of IAC will not receive any dividend of common stock of such Spinco and IAC will be under no obligation whatsoever to its stockholders to distribute such shares.

        Absent a determination of IAC's Board of Directors to the contrary, the Spincos expect that the spin-offs will be effective on [    •    ], 2008, the distribution date. In addition, the spin-offs and related transactions are subject to the satisfaction or waiver (by IAC's Board of Directors in its sole discretion) of the following conditions:

  •
  the registration statement on Form 10 filed by each of the Spincos with respect to its common shares shall have been declared effective by the SEC or become effective under the Exchange Act, no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened by the SEC;

  •
  the common stock of each of the Spincos shall have been accepted for listing on NASDAQ, subject to compliance with applicable listing requirements;

  •
  no order or other legal restraint or prohibition preventing the consummation of any of the spin-offs or related transactions shall be threatened, pending or in effect;

  •
  any material consents and governmental authorizations necessary to complete the spin-offs shall have been obtained and be in full force and effect;

  •
  the stockholders of IAC shall have approved, in accordance with the Delaware General Corporation Law (the "DGCL"), a merger agreement providing for the merger of a wholly-owned subsidiary of IAC with and into IAC pursuant to which all of the outstanding shares of preferred stock of IAC shall be converted into the right to receive cash;

  •
  the IAC Board of Directors shall have received a written solvency opinion, in form and substance acceptable to the IAC Board of Directors, from Duff & Phelps regarding the spin-offs and related transactions, which opinion shall not have been withdrawn or modified;

  •
  IAC shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance satisfactory to the IAC Board of Directors, regarding the qualification of the spin-offs as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code (to the extent such qualification is not addressed by an Internal Revenue Service private letter ruling (the "IRS Ruling") received by IAC), which opinion (and, in the event IAC shall have received the IRS Ruling, the IRS Ruling) shall not have been withdrawn or modified;

  •
  IAC shall have received opinions from its external tax advisors, in form and substance satisfactory to the IAC Board of Directors regarding the U.S. federal income tax consequences to IAC of certain related matters and transactions (to the extent such matters are not addressed by the IRS Ruling) and certain state tax consequences to IAC of the spin-offs, which opinions shall not have been withdrawn or modified; and

  •
  IAC shall have received an opinion of Delaware counsel to IAC, in form and substance satisfactory to the IAC Board of Directors, to the effect that the spin-offs do not require approval of the stockholders of IAC under Section 271 of the DGCL.

Reasons for the Separation

        During the fall of 2007, IAC's management, in reviewing the strategic agendas and prospects of its various businesses, concluded that a separation of IAC into five separately traded public companies would best facilitate growth of the businesses. After discussion with the IAC Board of Directors, the Board agreed. Among the factors considered in arriving at this determination were:

  •
  While the Spincos share common attributes, both with each other and with IAC, they generally face different strategic and competitive challenges. As a result, IAC management and the IAC Board determined that, in IAC's current configuration, when facing strategic and operating issues for a particular business, whether having to do with transactional alternatives, capital investment, new business initiatives, compensation or otherwise, considerations of the other businesses and of the company as a whole had the potential to lead to different decisions than might be made by standalone companies. IAC concluded, therefore, that the current structure may not be the most responsive to the exigencies of each business and that the spin-offs will enhance the success of each business by enabling IAC and the Spincos to resolve the problems that arise from the operation of different businesses within the IAC group.

  •
  The lack of a liquid equity currency linked directly to the individual businesses constrained each business' ability to transact in its own industry and to provide equity-based incentive programs for employees that were entirely dependent on the performance of the specific business.

  •
  While efforts were underway to increase the benefits to each business resulting from being a part of IAC, including through cost savings, better talent development and deployment, increased business opportunities, and other initiatives, the common attributes of the Spincos were more limited than initially believed, and there was therefore a limit to the benefits to be realized from such integration and the time horizon for realizing such benefits was substantially longer than IAC had initially believed.

  •
  IAC believed that its stock performance during recent years did not reflect its operating performance or the true value of its businesses. IAC believed that this was in part because of the complexity involved in understanding a variety of businesses represented by a single equity investment, and that increased transparency and clarity into the different businesses of IAC would allow investors to more appropriately value the merits, performance and future prospects of the companies.

        Because IAC concluded that the separation of these businesses would over time enhance their operating performance, open up strategic alternatives that may otherwise not have been readily available to them, and facilitate investor understanding and better target investor demand, IAC believes that following the spin-offs, the common stock of the five publicly traded companies will have a higher aggregate market value than would IAC if it were to remain in its current configuration. No assurances, however, can be given that such higher aggregate market value will be achieved. The IAC Board of Directors believes that such value increase would further facilitate growth of the separated businesses by reducing the costs of equity compensation and acquisitions undertaken with equity consideration, in each case resulting in a real and substantial benefit for the companies.

        The IAC Board of Directors considered a number of other potentially negative factors in evaluating the separation, including loss of synergies from operating as one company, potential disruptions to the businesses as a result of the separation, the potential impact of the separation on the anticipated credit ratings of the Spincos, risks of being unable to achieve the benefits expected to be achieved by the separation and the reaction of IAC stockholders to the separation, the risk that the plan of execution might not be completed and the one-time and ongoing costs of the separation. The IAC Board of Directors concluded that the anticipated benefits of the spin-offs outweighed these factors.

        In view of the wide variety of factors considered in connection with the evaluation of the separation and the complexity of these matters, the IAC Board of Directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered. The individual members of the IAC Board of Directors likely may have given different weights to different factors.

Litigation with Liberty Media Corporation

        In January 2008, IAC, Barry Diller and Liberty Media Corporation ("Liberty") commenced actions in the Delaware Chancery Court in which Liberty asserted, among other things, that Mr. Diller, the Chairman and CEO of IAC, had breached an agreement between Liberty and him and that therefore Liberty had assumed the right to exercise voting control over IAC. The basis for this claim was that IAC did not have the right to consummate the spin-offs with a single class voting structure and therefore acts in furtherance of the transaction had breached the agreement. After a chancery court decision in IAC and Mr. Diller's favor on March 28, 2008, the parties agreed, on May 13, 2008, to settle that litigation pursuant to the "Spinco Agreement." As described in more detail below under "Certain Relationships and Related Party Transactions—Agreements with Liberty Media Corporation," the Spinco Agreement also contains, among other things, provisions that will become effective at the time of the spin-off of each Spinco with a single class of common stock, including provisions providing Liberty the right to nominate directors to the Spinco's Board of Directors so long as Liberty maintains specified ownership levels, restrictions on acquisitions and transfers of the securities of the Spinco by Liberty and its affiliates, certain standstill restrictions on Liberty and its affiliates and registration rights to be granted to Liberty.

Financial Advisor

        Allen & Company LLC provided financial advice in connection with the spin-offs. Allen & Company was retained in connection with the transaction because of the firm's familiarity with the businesses and assets of IAC and the Spincos and the firm's qualifications and reputation. IAC and Allen & Company have not yet determined the amount of fees to be paid to Allen & Company in connection with its engagement. IAC expects to pay Allen & Company a customary fee.

TREATMENT OF OUTSTANDING IAC COMPENSATORY EQUITY-BASED AWARDS

        In November of 2007, IAC's Compensation and Human Resources Committee (the "Committee") made determinations regarding the treatment in the spin-offs of IAC's compensatory equity-based awards granted on or prior to December 31, 2007. The various adjustments the Committee has determined to make are described below:

  (1)
  All unvested IAC restricted stock units ("RSUs") granted prior to August 2005 will vest immediately prior to the spin-offs, with awards thereafter settled, in accordance with applicable law, in shares of common stock of IAC, HSNi, ILG, Ticketmaster and Tree.com, in each case as though the equity holder owned the number of shares of IAC common stock underlying the IAC RSU award immediately prior to the spin-offs. Based on the most recent available information, it is expected that at the time of the spin-offs HSNi employees, ILG employees, Ticketmaster employees and Tree.com employees will hold 225,233 RSUs, 116,008 RSUs, 328,887 RSUs and 394,110 RSUs, respectively, subject to this treatment.

  (2)
  All unvested IAC RSUs scheduled to vest through February 2009 will vest immediately prior to the spin-offs, with awards thereafter settled, in accordance with applicable law, in shares of common stock of IAC, HSNi, ILG, Ticketmaster and Tree.com, in each case as though the equity holder owned the number of shares of IAC common stock underlying the IAC RSU award immediately prior to the spin-offs. Based on the most recent available information, it is expected that at the time of the spin-offs HSNi employees, ILG employees, Ticketmaster employees and Tree.com employees will hold 78,772 RSUs, 39,685 RSUs, 98,306 RSUs and 32,816 RSUs, respectively, subject to this treatment.

  (3)
  Performance-based IAC RSUs granted in 2007, or Growth Shares, will be converted into non-performance-based IAC RSUs based on "target" value with the same vesting schedule and will thereafter be subject to the other adjustment and conversion provisions described below. Based on the most recent available information, it is expected that at the time of the spin-offs HSNi employees, ILG employees, Ticketmaster employees and Tree.com employees will hold 153,464 RSUs, 113,859 RSUs, 192,754 RSUs and 157,948 RSUs, respectively, subject to this treatment.

  (4)
  With respect to each IAC RSU award that provides for vesting of 100% of the award following passage of a multi-year period (cliff vesting awards), the portion of the unvested IAC RSU award that would have vested through February 2009 if the award had vested on an annual basis will convert into five separate RSU awards with respect to IAC and each of the Spincos, with appropriate adjustments to the number of shares of common stock underlying each such award to maintain pre- and post spin-off values, but otherwise preserving the same vesting terms and other applicable terms and conditions. Based on the most recent available information, it is expected that at the time of the spin-offs HSNi employees, ILG employees, Ticketmaster employees and Tree.com employees will hold 164,907 RSUs, 118,035 RSUs, 193,104 RSUs and 110,203 RSUs, respectively, subject to this treatment (inclusive of converted Growth Shares).

  (5)
  With respect to all other IAC RSUs that do not vest or convert pursuant to paragraphs (1), (2) or (4) above, the IAC RSUs will convert into an RSU award with respect to shares of common stock of the company that continues to employ the equity holder following the spin-offs, with appropriate adjustments to the number of shares of common stock underlying each such award to maintain pre- and post spin-off values, but otherwise preserving the same vesting terms and other applicable terms and conditions. Based on the most recent available information, it is expected that at the time of the spin-offs HSNi employees, ILG employees, Ticketmaster employees and Tree.com employees will hold 365,071 RSUs, 324,639 RSUs, 373,482 RSUs and 161,424 RSUs, respectively, subject to this treatment (inclusive of converted Growth Shares); and

  (6)
  All unexercised option awards, whether vested or unvested, will be split among IAC and each of the Spincos based on relative value at the time of the spin-offs, with appropriate adjustments to the number of shares of common stock underlying each such award and the per share exercise price of each such award to maintain pre- and post spin-off values, but otherwise preserving the same vesting terms and other applicable terms and conditions. Based on the most recent available information, it is expected that at the time of the spin-offs HSNi employees, ILG employees, Ticketmaster employees and Tree.com employees will hold 734,633 options, 0 options, 816,784 options and 451,885 options, respectively, subject to this treatment.

        With respect to any IAC compensatory equity-based awards granted after December 31, 2007, those awards will convert into awards with respect to shares of common stock of the company that continues to employ the equity holder following the spin-offs, with appropriate adjustments to the number of shares underlying each such award and the per share exercise price of each such award (with respect to options) to maintain pre- and post spin-off values, but otherwise preserving the same vesting terms and other applicable terms and conditions. Based on the most recent available information, it is expected that at the time of the spin-offs HSNi employees, ILG employees, Ticketmaster employees and Tree.com employees will hold 154,643 RSUs and 1,365,500 options, 199,899 RSUs and 0 options, 99,158 RSUs and 1,326,000 options and 6,451 RSUs and 0 options, respectively, subject to this treatment.

        With respect to stock options, the number of shares of common stock subject to any adjusted stock option will be rounded down to the nearest whole share. With respect to restricted stock units that do not vest in connection with the spin-offs, the number of shares of common stock subject to any adjusted restricted stock unit will be rounded to the nearest whole share. With respect to restricted stock units that vest in connection with the spin-offs, at IAC's election, the number of shares of common stock that an individual will be entitled to receive in connection with the spin-offs will either be rounded to the nearest whole share or fractional shares will be aggregated into whole shares, sold in the open market at prevailing market prices and the aggregate net cash proceeds will be distributed to each holder who otherwise would have been entitled to receive a fractional share in the spin-offs.

        In the event that IAC abandons the spin-off with respect to one or more Spincos, the adjustments set forth above will apply as described above except that there will be no conversion of IAC equity awards into equity awards of a Spinco that IAC does not spin-off and employees of any such Spinco will be treated as employees of IAC for purposes of the foregoing adjustments.

        The treatment of IAC compensatory equity-based awards held by persons who will be employed by IAC immediately following the spin-offs is generally similar to that described above, with certain adjustments intended to provide retention incentives for IAC corporate employees.

        The principal objective of the Committee in making these adjustments was one of fairness, with some of the particular considerations being:

  •
  A desire to reward service prior to the spin-offs with stock of the companies that made up IAC before the spin-offs, and reward service after the spin-offs with stock of the company for which an employee will work after the spin-offs;

  •
  A recognition that the primary motivation for the Growth Share grants, which was to provide increased incentives for employees to focus on the total performance of the entire IAC conglomerate as opposed to the individual businesses for which they worked through increased volatility of potential rewards, no longer was present given the determination to do the spin-offs;

  •
  An interest in eliminating the complexities that would be associated with adjusting the 2007 performance conditions among five separate public companies and the possibility that such adjustments would not be equitable to all holders of the awards; and

  •
  Compliance with the terms of the applicable equity plans, tax laws and accounting requirements.

DIVIDEND POLICY

        None of the Spincos currently expects to pay a regular cash dividend. The declaration and payment of future dividends to holders of common stock of a Spinco will be at the discretion of the board of directors of that Spinco and will depend upon many factors, including its financial condition, earnings, capital requirements of its businesses, covenants associated with certain debt obligations, legal requirements, regulatory constraints, industry practice and other factors that its board of directors deems relevant.

TRANSFERS TO IAC AND FINANCING

        It is currently expected that in connection with the spin-offs, HSNi will transfer to IAC approximately $324 million in cash; an entity that will become a subsidiary of ILG prior to the spin-offs will distribute to IAC approximately $87 million in cash and $300 million of debt securities issued by such subsidiary and Ticketmaster will distribute to IAC approximately $724 million in cash. To fund these distributions, each of these Spincos have entered into financing arrangements as described below. Additionally, each of these companies may distribute some amount of cash on hand, but these amounts are not presently knowable and are unlikely to be material. The borrowing arrangements consist of a combination of secured credit facilities and privately-issued debt securities for each of HSNi, ILG (such secured credit facility and privately-issued debt obligations to be borrowed by one of its subsidiaries)

and Ticketmaster. It is expected that the debt securities of the ILG subsidiary will be exchanged immediately after the spin-off of ILG for certain notes issued by IAC. HSNi, ILG and Ticketmaster are each also expected to dividend to IAC prior to the spin-offs all net receivables owed them by IAC and its affiliates.

        Prior to each of HSNi, the ILG subsidiary and Ticketmaster making their respective distributions to IAC, the funds escrowed from the issuance of debt securities by each of HSNi and Ticketmaster must be released and certain amounts under the credit facilities of each HSNi, the ILG subsidiary and Ticketmaster must be drawn down. In order for the escrowed funds to be released to each of HSNi and Ticketmaster, each must deliver a certificate to the effect that the spin-off of such Spinco will be consummated within five business days of such certificate on terms that are not materially adverse to the holders of the notes from the terms described in the offering memorandum related to such notes and no default or event of default under the indenture related to such notes has occurred. In order for each of HSNi, the ILG subsidiary and Ticketmaster to draw down amounts under their respective secured credit facilities, each must deliver a certificate to the effect that no material adverse effect has occurred (subject to certain scheduled exceptions).

        Tree.com is expected to have $110 million at the time of the separation, which would mean a $55 million cash contribution by IAC based upon March 31, 2008 balances. The $110 million is subject to reduction if certain existing liabilities of Tree.com are settled and funded prior to the separation.

        These dividends and cash contributions were determined by IAC after an assessment of the optimal capital structure for each Spinco and for IAC, taking into account each company's cash flow prospects, working capital and other cash needs, potential acquisition agenda and other relevant factors.

        Set forth below is a summary of the principal terms of the agreements that govern the respective senior secured credit facilities that each of HSNi, ILG and Ticketmaster has entered into in connection with the spin-offs. This summary is not a complete description of all of the terms of the relevant agreements.

HSNi Senior Secured Credit Facilities

        HSNi is the borrower under new senior secured credit facilities. The senior secured credit facilities are provided by a syndicate of banks and other financial institutions. The senior secured credit facilities provide financing of up to $300.0 million, consisting of $150.0 million in term loans with a maturity of five years and a $150.0 million revolving credit facility with a maturity of five years. In addition, subject to certain conditions, including compliance with certain financial covenants, the senior secured credit facilities permit HSNi to incur incremental term and revolving loans under such facilities in an aggregate principal amount of up to $75.0 million. There is currently no commitment in respect of these incremental loans nor is one currently anticipated to be in place upon the consummation of HSNi's spin-off.

        The net proceeds of the term loan portion of the senior secured credit facilities will be used, together with the net proceeds of the notes, to fund a distribution to IAC, to fund transaction fees and expenses and for ongoing working capital and other general corporate purposes. Funds drawn from the revolving credit facility will be used for working capital and general corporate purposes.

Interest Rate and Fees

        The interest rates per annum applicable to loans under the senior secured credit facilities are, at HSNi's option, equal to either a base rate or a LIBOR rate plus an applicable margin, which will vary with the total leverage ratio of HSNi (but fixed at 2.75% (2.25%) per annum for LIBOR term (revolving) loans and 1.75% (1.25%) per annum for base rate term (revolving) loans until HSNi delivers financial statements for the first full fiscal quarter after the closing date for the senior secured credit facilities). The alternate base rate means the greater of the rate as quoted from time to time by Bank of America, N.A. as its prime rate and one-half of 1.0% over the federal funds rate.

        Starting on the closing date for the senior secured credit facilities, HSNi will also be required to pay facility fees on the revolving credit facility under the senior secured credit facilities. A commitment fee will be owed in respect of the term A loan until the term A loan is drawn on the funding date.

Prepayments

        The senior secured credit facilities require HSNi to prepay outstanding term loans, subject to certain exceptions (including a right of reinvestment of asset sale proceeds in HSNi's business), with the proceeds of certain asset sales, casualty insurance and recovery events, the incurrence of certain indebtedness and a percentage of annual excess cash flow (which may be reduced to 0% upon the achievement of a specified leverage ratio).

        In the event HSNi's spin-off will not have occurred on or before the 5th business day following the funding date of the senior secured credit facilities, then on such date, HSNi will be required to prepay all loans under the senior secured credit facilities and the commitments under the revolving credit facility will be permanently reduced to zero.

Amortization

        The term loans will amortize in an amount equal to 10% of the original principal amount during 2009, 15% of in 2010, 20% in 2011, 20% in 2012 and 35% in 2013. No term loan amortization payments are due in 2008. The amortization of the term loans for each year is payable in equal quarterly installments, except that the amortization for 2013 will be paid in equal installments at each quarter end in 2013 prior to the maturity date for the term loans and on the maturity date of the term loans.

        Any voluntary prepayments made on the term loans from time to time may be applied against otherwise scheduled amortization obligations. Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, five years from the date of the closing of the senior secured credit facilities.

Guarantee and Security

        All obligations under the senior secured credit facilities are unconditionally guaranteed by each of HSNi's existing and future direct and indirect domestic subsidiaries, subject to certain exceptions. All obligations of HSNi under the senior secured credit facilities and the guarantees of those obligations are secured by (subject to certain exceptions) a first priority pledge of all of the equity interests of each of the domestic subsidiaries of HSNi; a first priority pledge of 65% of the equity interests of each of the first-tier foreign subsidiaries of HSNi; and a first priority security interest in substantially all of the other assets of HSNi and each guarantor.

Certain Covenants and Events of Default

        The senior secured credit facilities contain customary covenants that, among other things, restrict, subject to certain exceptions, the ability of HSNi and its subsidiaries to grant liens on their assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations, pay dividends and other restricted payments and prepay unsecured indebtedness. The senior secured credit facilities have two financial covenants: a maximum total leverage ratio of 2.75 to 1.00 and a minimum interest coverage ratio of 3.00 to 1.00. The senior secured credit facilities also contain certain customary affirmative covenants and events of default, including the occurrence of a change of control.

ILG Senior Secured Credit Facilities

        Interval Acquisition Corp., a subsidiary of ILG, is the borrower under the new senior secured credit facilities. The senior secured credit facilities are provided by a syndicate of banks and other financial institutions. The senior secured credit facilities provide financing of up to $200.0 million, consisting of $150.0 million in term A loans with a maturity of five years and a $50.0 million revolving credit facility with a maturity of five years. In addition, subject to certain conditions, including compliance with certain financial covenants, the senior secured credit facilities permit Interval Acquisition Corp. to incur incremental term A and revolving loans under such facilities in an aggregate principal amount of up to $75.0 million. There is currently no commitment in respect of such incremental loans nor is one currently anticipated to be in place upon the consummation of ILG's spin-off.

        The proceeds of the term loan portion of the senior secured credit facilities will be used, together with the proceeds of the notes, to fund a dividend to IAC, to fund transaction fees and expenses and for ongoing working capital and other general corporate purposes. Funds drawn from the revolving credit facility will be used for working capital and general corporate purposes.

Interest Rate and Fees

        The interest rates per annum applicable to loans under the senior secured credit facilities are, at Interval Acquisition Corp.'s option, equal to either a base rate or a LIBOR rate plus an applicable margin, which will vary with the total leverage ratio of Interval Acquisition Corp. (but fixed at 2.75% (2.25%) per annum for LIBOR term (revolving) loans and 1.75% (1.25%) per annum for base rate term (revolving) loans until Interval Acquisition Corp. delivers financial statements for the first full fiscal quarter after the closing date for the senior secured credit facilities). The alternate base rate means the greater of the rate as quoted from time to time by Wachovia Bank, N.A. as its prime rate and one-half of 1.0% over the federal funds rate.

        Starting on the closing date for the senior secured credit facilities, Interval Acquisition Corp. will also be required to pay facility fees on the revolving credit facility under the senior secured credit facilities. A commitment fee will be owed in respect of the term A loan until the term A loan is drawn on the funding date.

Prepayments

        The senior secured credit facilities require Interval Acquisition Corp. to prepay outstanding term loans and the revolving loans, subject to certain exceptions (including a right of reinvestment of assets sale proceeds in Interval Acquisition Corp.'s business), with the proceeds of certain assets sales, casualty insurance and recovery events, the incurrence of certain indebtedness and a percentage of annual excess cash flow (which may be reduced to 0% upon the achievement of a specified leverage ratio).

        In the event ILG's spin-off will not have occurred on or before the 5th business day following the funding date of the senior secured credit facilities, then on such date, Interval Acquisition Corp. will be required to prepay all loans under the senior secured credit facilities and the commitments under the revolving credit facility will be permanently reduced to zero.

Amortization

        The term A loans will amortize in an amount equal to 10% of the original principal amount during 2009, 10% in 2010, 15% in 2011, 15% in 2012 and 50% in 2013. No term A loan amortization payments are due in 2008. The amortization of the term A loans for each year is payable in equal quarterly installments, except that the amortization for 2013 will be paid in equal installments at each quarter end in 2013 prior to the maturity date for the term A loans and on the maturity date of the term A loans.

        Any voluntary prepayments made on the term A loans from time to time may be applied against otherwise scheduled amortization obligations. Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, five years from the date of the closing of the senior secured credit facilities.

Guarantee and Security

        All obligations under the senior secured credit facilities are unconditionally guaranteed by ILG and each of Interval Acquisition Corp.'s existing and future direct and indirect domestic subsidiaries, subject to certain exceptions. All obligations of Interval Acquisition Corp. under the senior secured credit facilities and the guarantees of those obligations are secured by (subject to certain exceptions) (i) a first priority pledge of all of the equity interests of (x) each of the domestic subsidiaries of Interval Acquisition Corp. and (y) Interval Acquisition Corp.; (ii) a first priority pledge of 65% of the equity interests of each of the first-tier foreign subsidiaries of Interval Acquisition Corp.; and (iii) a first priority security interest in substantially all of the other assets of Interval Acquisition Corp. and each subsidiary guarantor (subject to certain exceptions).

Certain Covenants and Events of Default

        The senior secured credit facilities contain customary covenants that, among other things, restrict, subject to certain exceptions, the ability of Interval Acquisition Corp. and its subsidiaries to grant liens on their assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations, pay dividends and other restricted payments and prepay unsecured indebtedness. The senior secured credit facilities have two financial covenants: a maximum total leverage ratio of 3.90 to 1.00 and a minimum interest coverage ratio of 2.75 to 1.00. The senior secured credit facilities also contain certain customary affirmative covenants and events of default, including the occurrence of a change of control (to be defined in the credit agreement).

Ticketmaster Senior Secured Credit Facilities

        Ticketmaster is the borrower under new senior secured credit facilities. The senior secured credit facilities are provided by a syndicate of banks and other financial institutions. The senior secured credit facilities permit certain agreed upon foreign subsidiaries of Ticketmaster to become borrowers under the revolving credit facility. The senior secured credit facilities provide financing of up to $650.0 million, consisting of a $100.0 million Term Loan A with a maturity of five years, a $350.0 million Term Loan B with a maturity of six years and a $200.0 million revolving credit facility with a maturity of five years. In addition, subject to certain conditions, including compliance with certain financial covenants, the senior secured credit facilities permit Ticketmaster to incur incremental term loans and revolving loans in an aggregate principal amount of up to $125.0 million. There is currently no commitment in respect of these incremental loans, nor is one currently anticipated to be in place upon the consummation of Ticketmaster's spin-off.

        The proceeds of the term loan portion of the senior secured credit facilities, together with the proceeds of the senior notes, will, and up to $25.0 million of revolving credit borrowings may, be used to fund a distribution to IAC prior to the spin-off and to fund transaction fees and expenses. The proceeds of additional revolving loans will be used for working capital and general corporate purposes.

Interest Rate and Fees

        The interest rates per annum applicable to loans under the senior secured credit facilities are, at Ticketmaster's option, equal to either a base rate or a LIBOR rate plus an applicable margin, which in the case of the Term Loan A and the revolving portion of the senior secured credit facilities will vary with the total leverage ratio of Ticketmaster (except that the applicable margin with respect to the Term Loan A and borrowings under the revolving portion of the senior secured credit facilities is fixed at 2.75% (2.25%) per annum for LIBOR term (revolving) loans and 1.75% (1.25%) per annum for base rate term (revolving) loans until Ticketmaster delivers financial statements for the first full fiscal quarter after the closing date for the senior secured credit facilities). The applicable margin for the Term Loan B is 3.25% per annum for LIBOR loans and 2.25% per annum for base rate loans. The base rate means the greater of the rate as quoted from time to time by JPMorgan Chase Bank, N.A. as its prime rate and 0.5% plus the federal funds rate.

        Starting on the closing date for the senior secured credit facilities, Ticketmaster will also be required to pay facility fees on the revolving portion of the senior secured credit facilities. A commitment fee will be owed in respect of the Term Loan A until the Term Loan A is drawn on the funding date.

Prepayments

        The senior secured credit facilities require Ticketmaster to prepay outstanding loans, subject to certain exceptions (including a right of reinvestment of asset sale proceeds in Ticketmaster's business) with the proceeds of certain asset sales, casualty insurance and recovery events, the incurrence of certain indebtedness and a percentage of annual excess cash flow (which may be reduced to 0% upon the achievement of a specified leverage ratio).

        In the event Ticketmaster's spin-off will not have occurred on or before the 5th business day following the date of the funding date of the senior secured credit facilities, then on such date, Ticketmaster will be required to pay all loans under the senior secured credit facilities and the commitments under the revolving credit facility will be permanently reduced to zero.

Amortization

        The Term Loan A will amortize in an amount equal to 10% of the original principal amount during 2011, 15% in 2012 and 75% in 2013. No Term Loan A amortization payments is due in 2008, 2009 or 2010. The amortization of the Term Loan A for each year is payable in equal quarterly installments, except that the amortization for 2013 will be paid in equal installments at each quarter end in 2013 prior to the maturity date for the Term Loan A and on the maturity date of the Term Loan A.

        The Term Loan B will amortize in an amount equal to 1% per annum in equal quarterly installments commencing with the end of the first fiscal quarter in 2011, with the remaining amount payable on the date that is six years from the date of the closing of the senior secured credit facilities.

        Any voluntary prepayments made on the Term Loan A or B from time to time may be applied against otherwise scheduled amortization obligations. Any principal amounts outstanding under revolving loans are due and payable in full at maturity, five years from the date of the closing of the senior secured credit facilities.

Guarantee and Security

        All obligations under the senior secured credit facilities are unconditionally guaranteed by each of Ticketmaster's existing and future direct and indirect domestic subsidiaries, subject to certain exceptions. The obligations of any foreign subsidiary borrowers under the senior secured credit facilities also are guaranteed by Ticketmaster and the guarantors. All obligations of Ticketmaster under the senior secured credit facilities and the guarantees of those obligations are secured by (subject to certain exceptions) a first priority pledge of all of the equity interests of each of the domestic subsidiaries of Ticketmaster; a first priority pledge of 65% of the equity interests of each of the first-tier foreign subsidiaries of Ticketmaster; and a first priority security interest in substantially all of the other assets of Ticketmaster and each guarantor. The obligations of each foreign subsidiary borrower under the revolving credit facility also are secured.

Certain Covenants and Events of Default

        The senior secured credit facilities contain customary covenants that, among other things, restrict, subject to certain exceptions, the ability of Ticketmaster and its subsidiaries to grant liens on their assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations, pay dividends and other restricted payments and prepay unsecured indebtedness. The senior secured credit facility has two financial covenants: a maximum total leverage ratio of 3.50 to 1.00 and a minimum interest coverage ratio of 3.00 to 1.00. The senior secured credit facility also contains certain customary affirmative covenants and events of default, including the occurrence of a change of control (to be defined in the credit agreement).

        Set forth below is a summary of the principal terms of the agreements that govern the respective privately-issued debt arrangements for each of HSNi, ILG and Ticketmaster entered into in connection with the spin-offs. This summary is not a complete description of all of the terms of the relevant agreements.

HSNi 11.25% Senior Notes

        Overview.    In connection with the spin-off of HSNi, HSNi has issued $240,000,000 aggregate principal amount of 11.25% Senior Notes due 2016. Interest is payable semi-annually in cash in arrears on August 1 and February 1 of each year, commencing February 1, 2009. The notes will be guaranteed by all entities that will be domestic subsidiaries of HSNi following the completion of the spin-off of HSNi.

        Ranking.    The notes and guarantees are general unsecured obligations of HSNi and the guarantors, respectively, and:

  •
  rank senior to all future debt of HSNi and all existing and future debt of the guarantors, in each case, that is expressly subordinated in right of payment to the notes;

  •
  rank equally in right of payment with all existing and future liabilities of HSNi and the guarantors that are not so subordinated;

  •
  are effectively subordinated to all secured debt (to the extent the value of the collateral securing such debt) of HSNi (including HSNi's senior secured credit facilities) and the guarantors (including the guarantees under HSNi's senior secured credit facilities); and

  •
  are structurally subordinated to all of the existing and future liabilities of HSNi's foreign subsidiaries, none of which guarantee the notes.

        Redemption.    The notes are redeemable by HSNi, in whole or in part, on or after August 1, 2012 at the following prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, on August 1 of the following years: 105.625% (2012), 102.813% (2013) and 100.000% (2014 and thereafter). At any time and from time to time prior to August 1, 2012, the notes are redeemable by HSNi at a redemption price equal to 100% of the principal amount (together with accrued and unpaid interest) plus the greater of (i) 1.0% of the principal amount of such note and (ii) the excess, if any, of (A) an amount equal to the present value of (1) the redemption price of such note at August 1, 2012, plus (2) the remaining scheduled interest payments on the notes to be redeemed (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date) to August 1, 2012 (other than interest accrued to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points; over (B) the principal amount of the notes to be redeemed. In addition, up to 35% of the notes are redeemable by HSNi before August 1, 2011 at a price equal to 111.25% of their principal amount, plus accrued and unpaid interest. HSNi must also offer to redeem the notes at 101% of their principal amount, plus accrued and unpaid interest, if it experiences certain kinds of changes of control. Lastly, if HSNi or certain of its subsidiaries (specifically, those that will be designated restricted subsidiaries under the indenture governing the notes) sell assets and do not apply the sale proceeds in a specified manner within a specified time, HSNi is required to make an offer to purchase notes at their face amount, plus accrued and unpaid interest to the purchase date.

        Certain Covenants.    The indenture governing the notes contains covenants that limit, among other things, HSNi's ability and the ability of its restricted subsidiaries to incur additional debt; pay dividends on HSNi capital stock or repurchase HSNi capital stock; make certain investments; grant liens on HSNi's assets; sell certain assets; merge, consolidate or sell all or substantially all of HSNi's assets; and engage in transactions with affiliates on terms that are not arm's length. Certain covenants, including those pertaining to incurrence of indebtedness, the payment of dividends and stock repurchases, asset sales, mergers and transactions with affiliates will be suspended during any period in which the notes are rated investment grade by both rating agencies and no default or event of default under the indenture has occurred and is continuing.

        Escrow of Proceeds; Special Mandatory Redemption.    HSNi has entered into an escrow agreement pursuant to which it has deposited into escrow an amount equal to the net proceeds of the offering of the notes sold, plus an additional amount sufficient to redeem the notes in cash at the special mandatory redemption price, which is equal to 100% of the principal amount of the notes, plus accrued and unpaid interest on the notes to the day prior to redemption (as described below), assuming the special mandatory redemption occurs on October 14, 2008. Amounts held in escrow will be released upon notice from HSNi to the escrow agent that the spin-off will be consummated within five business days and that no default or event of default under the indenture has occurred and is continuing. If (i) IAC elects to abandon the spin-off or otherwise fails to deliver to the escrow agent the notice referred to above on or before September 30, 2008 or (ii) if the spin-off of HSNi is not consummated within five business days after the receipt of such notice, then, within 10 business days after the relevant date, HSNi will redeem all of the notes at the special mandatory redemption price.

Interval Acquisition Corp. 9.5% Senior Notes

        Overview.    In connection with the spin-off of ILG, Interval Acquisition Corp. (the "Issuer") has issued $300,000,000 aggregate principal amount of 9.5% Senior Notes due 2016 ("Interval Senior Notes") to IAC, and IAC has agreed to exchange such notes for certain of IAC's 7% Senior Notes due 2013 pursuant to the notes exchange and consent agreement described below. Interest on the notes is payable semi-annually in cash in arrears on August 1 and February 1 of each year, commencing February 1, 2009. The notes will be guaranteed by all entities that will be domestic subsidiaries of the Issuer following the completion of the spin-off and by ILG.

        Ranking.    The notes and guarantees are general unsecured obligations of the Issuer and the guarantors, respectively, and rank senior to all future debt of the Issuer and the guarantors that is expressly subordinated in right of payment to the notes. The notes and guarantees:

  •
  rank equally in right of payment with all existing and future liabilities of the Issuer and the guarantors that are not so subordinated;

  •
  are effectively subordinated to all secured debt (to the extent the value of the collateral securing such debt) of the Issuer (including the Issuer's senior secured credit facilities) and the guarantors (including the guarantees under the Issuer's senior secured credit facilities); and

  •
  are structurally subordinated to all of the existing and future liabilities of the Issuer's foreign subsidiaries, none of which will guarantee the notes.

        Redemption.    The notes are redeemable by the Issuer in whole or in part, on or after August 1, 2012 at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest. The Issuer must also offer to redeem the notes at 101% of their principal amount, plus accrued and unpaid interest, if it experiences certain kinds of changes of control. Lastly, if the Issuer or certain of its subsidiaries (specifically, those that are designated restricted subsidiaries under the indenture governing the notes) sell assets and do not apply the sale proceeds in a specified manner within a specified time, the Issuer will be required to make an offer to purchase notes at their face amount, plus accrued and unpaid interest to the purchase date.

        Certain Covenants.    The indenture governing the notes contains covenants that limit, among other things, the Issuer's ability and the ability of its restricted subsidiaries to incur additional debt and issue preferred stock; make certain distributions, investments and other restricted payments; sell certain assets; agree to any restrictions on the ability of restricted subsidiaries to make payments to the Issuer; merge, consolidate or sell all or substantially all of the Issuer's assets; create certain liens; and engage in transactions with affiliates on terms that are not arm's length. Certain covenants, including those pertaining to incurrence of indebtedness, restricted payments, asset sales, mergers, and transactions with affiliates will be suspended during any period in which the notes are rated investment grade and no default or event of default under the indenture has occurred and is continuing.

Notes Exchange and Consent Agreement

        The Issuer has entered into a Notes Exchange and Consent Agreement with IAC and a group of institutional holders (the "IAC Noteholders") holding a majority in principal amount outstanding of IAC's 7% Senior Notes due 2013 (the "IAC Notes"), pursuant to which, among other things, IAC has agreed, subject to the terms and conditions of the agreement, to exchange, immediately after the spin-off of ILG, all of the Interval Senior Notes for a portion of the IAC Notes held by certain of the IAC Noteholders, and certain of the IAC Noteholders have agreed to tender a portion of their IAC Notes into IAC's pending cash tender offer for any and all of the IAC Notes (the "IAC Offer"). IAC also agreed to make specified amendments to the terms of the IAC Offer. The issuance and exchange of the Interval Senior Notes, together with the IAC Offer, are being made in connection with the spin-off of ILG, and are intended to give rise to a succession event (with the Issuer as the sole successor to IAC) for credit derivatives purposes.

        IAC's obligations to effect the exchange of Interval Senior Notes for IAC Notes and to consummate the amended IAC Offer are subject to the satisfaction of certain conditions, including the spin-off of ILG having occurred, the purchase of all (if any) IAC Notes tendered into the amended IAC Offer occurring simultaneously with the exchange, the effectiveness of a supplemental indenture implementing specified amendments to the indenture under which the IAC Notes were issued, the receipt of a private letter ruling from the Internal Revenue Service and the absence of legal restraints against the amended IAC Offer, the exchange or the issuance of the Interval Senior Notes.

        The exchanging noteholders' obligations to effect the exchange are subject to the satisfaction of certain conditions, including IAC having amended the IAC Offer consistent with the terms of the Notes Exchange Agreement, the purchase of all (if any) IAC Notes tendered into the amended IAC Offer occurring simultaneously with the exchange, the spin-off of ILG having occurred, the absence of legal restraints against the amended IAC Offer, the exchange or the issuance of the Interval Senior Notes, IAC having furnished to the exchanging noteholders an opinion of counsel with respect to specified legal matters, the effectiveness of the indenture under which the Interval Senior Notes will be issued and the absence of any continuing event of default under that indenture.

Ticketmaster 10.75% Senior Notes

        Overview.    In connection with the spin-off, Ticketmaster has issued $300,000,000 aggregate principal amount of 10.75% Senior Notes due 2016. Interest is payable semi-annually in cash in arrears on August 1 and February 1 of each year, commencing February 1, 2009. The notes will be guaranteed by all entities that will be domestic subsidiaries of Ticketmaster following the completion of the spin-off.

        Ranking.    The notes and guarantees are general unsecured obligations of Ticketmaster and the guarantors, respectively, and:

  •
  rank senior to all future debt of Ticketmaster and all future debt of the guarantors, in each case, that is expressly subordinated in right of payment to the notes;

  •
  rank equally in right of payment with all existing and future liabilities of Ticketmaster and the guarantors that are not so subordinated;

  •
  are effectively subordinated to all secured debt (to the extent the value of the collateral securing such debt) of Ticketmaster (including Ticketmaster's senior secured credit facilities) and the guarantors (including the guarantees under Ticketmaster's senior secured credit facilities); and

  •
  are structurally subordinated to all of the existing and future liabilities of Ticketmaster's foreign subsidiaries, none of which guarantee the notes.

        Redemption.    The notes are redeemable by Ticketmaster, in whole or in part, on or after August 1, 2012 at the following prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, on August 1 of the following years: 105.375% (2012), 102.688% (2013) and 100.00% (2014 and thereafter). At any time and from time to time prior to August 1, 2012, the notes are redeemable by Ticketmaster at a redemption price equal to 100% of the principal amount plus the greater of (i) 1% of the principal amount of such note; and (ii) the excess, if any, of: (A) an amount equal to the present value of (1) the redemption price of such note at August 1, 2012, plus (2) the remaining scheduled interest payments on the notes to be redeemed (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date) to August 1, 2012 (other than interest accrued to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points; over (B) the principal amount of the notes to be redeemed. In addition, up to 35% of the notes will be redeemable by Ticketmaster before August 1, 2011 at a price equal to 110.75% of their principal amount, plus accrued and unpaid interest. Ticketmaster must also offer to redeem the notes at 101% of their principal amount, plus accrued and unpaid interest, if it experiences certain kinds of changes of control. Lastly, if Ticketmaster or certain of its subsidiaries (specifically, those that will be designated restricted subsidiaries under the indenture governing the notes) sell assets and do not apply the sale proceeds in a specified manner within a specified time, Ticketmaster will be required to make an offer to purchase notes at their face amount, plus accrued and unpaid interest to the purchase date.

        Certain Covenants.    The indenture governing the notes contains covenants that limit, among other things, Ticketmaster's ability and the ability of its restricted subsidiaries to incur certain additional indebtedness and issue preferred stock; make certain distributions, investments and other restricted payments; sell certain assets; agree to any restrictions on the ability of restricted subsidiaries to make payments to Ticketmaster; merge, consolidate or sell all of Ticketmaster's assets; create certain liens; and engage in transactions with affiliates on terms that are not arm's length. Certain covenants, including those pertaining to incurrence of indebtedness, restricted payments, asset sales, mergers and transactions with affiliates will be suspended during any period in which the notes are rated investment grade by both rating agencies and no default or event of default under the indenture has occurred and is continuing.

        Escrow of Proceeds; Special Mandatory Redemption.    Ticketmaster has entered into an escrow agreement pursuant to which it has deposited into escrow an amount equal to the net proceeds of the offering of the notes sold plus an additional amount sufficient to redeem the notes in cash at the special mandatory redemption price, which is equal to 100% of the principal amount of the notes plus accrued and unpaid interest on the notes to the day prior to redemption (as described below), assuming the special mandatory redemption occurs on October 14, 2008. Amounts held in escrow will be released upon notice from Ticketmaster to the escrow agent that the spin-off will be consummated within five business days and that no default or event of default under the indenture has occurred and is continuing. If (i) IAC elects to abandon the spin-off or otherwise fails to deliver to the escrow agent the notice referred to above on or before September 30, 2008 or (ii) if the spin-off is not consummated within five business days after the receipt of such notice, then, within 10 business days after the relevant date, Ticketmaster will redeem all of the notes at the special mandatory redemption price.

CERTAIN INFORMATION WITH RESPECT TO HSNi

BUSINESS OF HSNi

        When used with respect to any periods following the spin-offs and unless otherwise indicated, the term "HSNi" refers to HSN, Inc., a Delaware corporation, which was incorporated in connection with the spin-offs in May 2008 to hold IAC's retailing businesses, subsidiaries and investments (excluding Shoebuy and Jupiter Shop Channel and certain other equity investments). The following disclosure regarding HSNi's business assumes completion of the spin-offs.

        For information regarding the results of operations of HSNi and its segments on a historical basis, see the Combined Financial Statements of HSNi and the disclosure set forth under the caption "—Management's Discussion and Analysis of Financial Condition and Results of Operations of HSNi." For information regarding the results of operations of HSNi on a pro forma basis to give effect to the completion of the spin-offs, see the Unaudited Pro Forma Condensed Combined Financial Statements for HSNi.

Who We Are

        HSNi owns and operates, through its subsidiaries, HSN, a retailer and interactive lifestyle network offering a broad assortment of products through television home shopping programming on the HSN television network and HSN.com ("HSN"). HSN strives to transform the shopping experience by incorporating experts, entertainment, inspiration, solutions, tips and ideas in connection with the sale of products through the HSN television network and HSN.com. HSNi also owns and operates, through its subsidiaries, the Cornerstone Brands portfolio of catalogs and related websites, including Frontgate, Ballard Designs, Garnet Hill, Smith+Noble, The Territory Ahead, TravelSmith and Improvements, as well as a limited number of retail stores ("Cornerstone").

        HSNi has two operating segments, HSN and Cornerstone. For the fiscal year ended December 31, 2007, HSN and Cornerstone represented approximately 65% and 35%, respectively, of HSNi's combined revenue.

History

        HSNi's predecessor company began broadcasting television home shopping programming from its studios in St. Petersburg, Florida in 1981, and by 1985, was broadcasting this programming through a national network of cable and local television stations 24 hours a day, seven days a week. The company continued to broaden its national distribution network through a combination of cable, satellite and broadcast systems, and as of December 31, 2007, the HSN television network reached approximately 90.6 million homes in the United States.

        The company acquired Improvements, a catalog featuring thousands of innovative home, patio and outdoor products, in June 2001, and significantly grew its catalogs business through the acquisition of the Cornerstone Brands portfolio of leading print catalogs and related websites in April 2005.

        The company began conducting business online in 1994 and formally launched HSN.com, the online shopping portal for the HSN television network, in 1999. In connection with the spin-offs, the company, together with certain other of IAC's Retailing businesses, subsidiaries and investments, were contributed to HSNi.

What We Do

        HSNi markets and sells a wide range of third party and private label merchandise directly to consumers through HSN, which includes the HSN television network and its related website, HSN.com, as well as through Cornerstone.

        HSNi is committed to providing an evolving variety and mix of quality products at reasonable prices and brands that resonate with its customers. See "—Marketing and Merchandising." Products offered through HSN include electronics and housewares, jewelry, beauty, apparel, health, home fashions, accessories, vitamins and other products. Featured products include HSN-branded (or private label) products and third party-branded products, some of which are produced exclusively for HSN, as well as merchandise generally available through other retailers. Generally, the HSN television network and HSN.com offer the broadest range of products, while the brands and businesses within Cornerstone primarily offer home furnishings, products and accessories, and casual and leisure apparel.

HSN

  Overview

        HSN includes the HSN television network and its related website, HSN.com. The HSN television network broadcasts live, customer interactive television home shopping programming 24 hours a day, seven days a week. This programming is intended to promote sales and customer loyalty through a combination of product quality, value and selection, coupled with product information and entertainment. Programming is divided into separately televised segments, each of which has a host who presents and conveys information regarding featured products, sometimes with the assistance of a representative from the product vendor.

  Reach

        HSN produces live programming for the HSN television network from its studios in St. Petersburg, Florida and distributes this programming by means of satellite uplink facilities, which it owns and operates, to a satellite transponder leased by HSN on a full-time basis through May 2019. HSN has entered into a long-term satellite transponder lease to provide for continued carriage of the HSN television network on a replacement transponder and/or replacement satellite, as applicable, in the event of a failure of the transponder and/or satellite currently carrying the HSN television network. HSN has also designed business continuity and disaster recovery plans to ensure its continued satellite transmission capability on a temporary basis in the event of inclement weather or a natural or other disaster.

        As of December 31, 2006 and 2007, the HSN television network reached approximately 89.0 million and 90.6 million, respectively, of the approximately 111.3 million and 112.8 million homes in the United States with a television set, respectively. Television households reached by the HSN television network as of December 31, 2006 and 2007 primarily include approximately 62.4 million and 62.7 million households capable of receiving cable and/or broadcast transmissions and approximately 26.4 million and 27.8 million direct broadcast satellite system, or DBS, households, respectively.

  Pay Television Distribution

        HSN has entered into multi-year distribution and affiliation agreements with cable television and DBS operators, collectively referred to in this document as pay television operators, in the United States to carry the HSN television network, as well as to promote the network by carrying related commercials and distributing related marketing materials to their respective subscriber bases. HSN currently has contracts with many local and national pay television operators to distribute HSN television programming. Some of HSN's larger pay television operators include: Comcast, Time Warner, DirecTV and Echostar/DISH. HSN television network sales from customers residing in households that subscribed to these larger pay television operators accounted for approximately 30% of HSNi's annual revenue in 2007. In exchange for this carriage and related promotional and other efforts, HSN generally pays these pay television operators a fee, which consists of a per subscriber fee plus commissions, which are based on a percentage of the net merchandise sales to their subscriber bases. In some cases, pay television operators receive additional compensation in the form of advertising insertion time on the HSN television network and commission guarantees in exchange for their commitments to deliver a specified number of subscribers. The average overall length of the terms of the multi-year distribution and affiliation agreements in effect as of June 2008 is 4.6 years. Over time, HSN has moved away from entering into distribution agreements that require the entire distribution fee to be paid at the outset of the contract. Instead, HSN typically negotiates agreements that require HSN to pay monthly or annual fees, which has led to distribution agreements with shorter terms. Distribution and affiliation agreements with major and other pay television operators expire from time to time and renewal and negotiation processes with major pay television operators are typically lengthy. At any given time in the ordinary course of business HSN is likely to be engaged in renewal and/or negotiation processes with one or more pay television operators. HSN is currently engaged in such a process with a major cable pay television operator regarding an agreement that expired in 2005 and, as has typically been the case in similar situations in the past, carriage of the HSN television network has continued (and is expected to continue) under rolling short-term extensions (in this case, month-to-month) pending the conclusion of this process. The ongoing extension of this agreement is on economic terms that are substantially similar to the agreement that expired in 2005. HSN expects that, as in the past, any long-term extension of the agreement will be on terms that, when taken as a whole, are commercially reasonable to HSN and competitive with the economics of other major cable pay television operators.

  Broadcast Television Distribution

        As of December 31, 2007, HSN also had affiliation agreements with 71 low power broadcast television stations for leased carriage of the HSN television network with terms ranging from several weeks to several years. In exchange for this carriage, HSN pays the broadcast television stations hourly or monthly fixed rates. IAC's subsidiary, Ventana Television, Inc. ("Ventana") owns 27 of the 71 low power broadcast television stations that carry the HSN network on a full-time basis. IAC intends to file and receive the appropriate authorization from the Federal Communications Commission ("FCC") before transferring Ventana and its broadcast television licenses to HSNi, as the transfer is subject to FCC approval.

  HSN.com

        HSN also includes HSN.com, a transactional e-commerce site that sells merchandise offered on the HSN television network, as well as select merchandise sold exclusively on HSN.com. HSN.com provides customers with additional content to support and enhance HSN television programming. For example, HSN.com provides users with an online program guide, value-added video of product demonstrations, live streaming video of the HSN television network, customer-generated product reviews and additional information about HSN show hosts and guest personalities.

Cornerstone

        Cornerstone consists of a number of branded catalogs and related websites, the primary of which are Frontgate, Ballard Designs, Garnet Hill, Smith+Noble, The Territory Ahead, TravelSmith and Improvements, and 26 retail and outlet stores.

        Frontgate features premium, high quality bed, bath and kitchen accessories, as well as outdoor, patio, garden and pool furnishings and accessories. Ballard Designs features European-inspired bed, bath, dining and office furnishings and accessories, as well as rugs, shelving and architectural accents for the home. Garnet Hill offers bed and bath furnishings and soft goods, as well as apparel and accessories for women and children, and Smith+Noble offers custom home furnishings and window treatments. The Territory Ahead offers casual apparel for men and women and TravelSmith offers travel wear for men and women and related accessories. Improvements features thousands of innovative home, patio and outdoor products.

        The various brands within Cornerstone generally incorporate on-site photography and real-life settings, coupled with related editorial content describing the merchandise and depicting situations in which it may be used. Branded catalogs are designed and produced in house, which enables each individual brand to control the production process and reduces the amount of lead time required to produce a given catalog.

        New editions of full-color catalogs are mailed to customers several times each year, with a total annual circulation in 2007 of approximately 400 million catalogs. The timing and frequency of catalog circulation varies by brand and depends upon a number of factors, including the timing of the introduction of new products, marketing campaigns and promotions and inventory levels, among other factors.

        Cornerstone also operates Frontgate.com, BallardDesigns.com, GarnetHill.com, SmithandNoble.com, TheTerritoryAhead.com, TravelSmith.com and Improvements.com, among other branded websites. These websites serve as additional, alternative storefronts for products featured in corresponding print catalogs, as well as provide customers with additional content to support and enhance their shopping experience. Additional content provided by these websites, which differs across the various websites, includes decorating tips and measuring and installation information, a feature that allows customers to browse the corresponding catalog on line and online design centers, gift registries and travel centers.

Supply

        HSN and Cornerstone purchase products by way of short- and long-term contracts and purchase orders, including products made to their respective specifications, as well as name brand merchandise and lines from third party vendors, typically under certain exclusive rights. The terms of these contracts and purchase orders vary depending upon the underlying products, the retail channel in which the products will ultimately be sold and the method of sale. In some cases, these contracts provide for the payment of additional amounts to vendors in the form of commissions, the amount of which is based upon the achievement of agreed upon sales targets, among other milestones. In addition, in the case of some purchases, HSNi businesses may have certain return, extended payment and/or termination rights. The mix and source of products generally depends upon a variety of factors, including price and availability, and HSNi manages inventory levels through periodic, ongoing analyses of anticipated and current sales. No single vendor accounted for more than 5% of HSNi's combined net sales in 2007, 2006 or 2005.

Marketing and Merchandising

        HSN continuously works to bring customers a broad assortment of new and existing products in a compelling, informative and entertaining format. For example, HSN frequently collaborates with experts in a variety of fields to present special events on the HSN television network featuring HSN products and relevant expert content. In most cases, these events are staged at HSN's television studios, and to a lesser extent, staged at venues associated with featured products. Online versions of certain special events are also featured on HSN.com for a limited time period following their broadcast on the HSN television network.

        In an effort to promote its own differentiated brand, HSN seeks to provide its customers with unique products that can only be purchased through HSN. HSN frequently partners with leading personalities and brands to develop product lines exclusive to HSN and believes that these affiliations enhance the awareness of the HSN brand among consumers generally, as well as increase the extent to which HSN and/or products sold through HSN are featured in the media. In some cases, vendors have agreed to market their HSN affiliation to their existing customers (i.e., by way of e-mail notifying customers when their products will be featured on the HSN television network).

        HSN also engages in co-promotional partnerships with major media companies to secure print advertising in national fashion, style and/or lifestyle publications to market HSN to prospective customers in its target demographic, as well as search engine marketing and targeted offline advertising around the holidays and other key promotional periods.

        The Cornerstone brands differentiate themselves by offering customers an assortment of innovative proprietary and branded apparel and home products. In many cases, Cornerstone, seeks to secure exclusive distribution rights for certain products. In addition, Cornerstone employs in-house designers or partners with leading manufacturers to develop exclusive new technology, such as wrinkle free fabrications. The various Cornerstone brands use their respective websites to promote special sales events and e-mail marketing to promote special offers, including cross-promotions for other Cornerstone brands. In addition, Cornerstone partners with third parties to offer promotional events such as sweepstakes and/or other advertising agreements. HSNi believes that these affiliations enhance the awareness of the Cornerstone brands among consumers as well as strengthen its various brands overall.

Order Entry, Fulfillment and Customer Service

        HSNi provides customers with convenient options in connection with the purchase, payment and shipment of merchandise, some of which vary by brand, business or product. Products may be purchased online or through sales and service centers, and, in the case of Cornerstone only, by way of traditional catalog sales order form submissions. In addition, in the case of HSN only, products may be purchased by phone through an automated attendant system or, in limited markets, by remote control through pay television set-top boxes.

        In addition to traditional payment options, such as credit and debit cards, payment options include private label credit cards and, in the case of HSN only, Flexpay, pursuant to which customers may pay for select merchandise in two to six interest-free, monthly credit or debit card payments. See "Risk Factors Relating to the Business of HSNi Following the Spin-Offs—Flexpay Program." HSN also offers its customers the convenience of ordering products under the Autoship program, pursuant to which customers may arrange to have products automatically shipped and billed at scheduled intervals. Standard and express shipping options are available and customers may generally return most merchandise for a full refund or exchange in accordance with applicable return policies (which vary by brand and business), subject to restocking fees for custom merchandise in the case of products sold through Cornerstone. Returns generally must be received within specified time periods after purchase, ranging from a minimum of thirty days to a maximum of one year, depending upon the applicable policy.

        HSNi seeks to fulfill customer orders and process returns quickly and accurately from a network of fulfillment centers located, for HSN, in Tennessee, California and Virginia, and for Cornerstone, in Ohio. HSNi contracts with several third party carriers and other fulfillment partners to ensure the reliable and timely delivery of products to its customers and processing of returns.

        Customers can also generally track the status of their orders through HSN.com and the various websites operated by Cornerstone, confirm information regarding shipping and, in some cases, confirm the availability of inventory and establish and manage personal accounts. Customers may communicate directly with customer service via e-mail or by telephone, with call center representatives available seven days a week.

Competition

        HSNi brands and businesses operate in a highly competitive environment. These brands and businesses are in direct competition for consumers with traditional offline and online retailers (both television and internet retailers), ranging from large department stores to specialty shops, electronic retailers, direct marketing retailers, mail order and catalog companies, infomercial retailers, wholesale clubs and discount retailers. In addition, the HSN television network competes for access to customers and audience share with other conventional forms of entertainment and content. The price and availability of programming for pay television systems affect the availability of distribution for HSN television programming and the compensation that must be paid to pay television operators for related carriage and competition for channel capacity and placement continues to increase. Principal competitive factors for HSNi brands and businesses include (i) brand recognition, (ii) value, quality and selection of merchandise, (iii) customer experience, including customer service and reliability of fulfillment and delivery services and (iv) convenience and accessibility of sales channels.

Employees

        As of December 31, 2007, HSNi employed approximately 5,500 full-time employees and approximately 1,100 part-time employees. No HSNi employees are represented by unions or other similar organizations and HSNi considers its relations with its employees to be good.

Properties

        HSNi owns its corporate headquarters in St. Petersburg, Florida, which consist of approximately 600,000 square feet of office space and include television studios, showrooms, broadcast facilities and administrative offices for HSN, as well as an HSN fulfillment center in Piney Flats, Tennessee. HSNi leases two additional HSN fulfillment centers in Fontana, California and Roanoke, Virginia pursuant to long-term leases that expire in 2011 and 2015, as well as other properties in various locations in the United States for executive and administrative offices and data centers. Cornerstone leases substantially all of its properties, consisting of administrative offices, retail outlets and fulfillment centers in West Chester, Ohio, as well as 26 retail stores and outlets in various locations throughout the United States, all pursuant to long-term leases with expiration date ranging from 2008 to 2018.

        All leases with HSNi brands and businesses are at prevailing market rates. HSNi believes that the duration of each lease is adequate and does not anticipate any future problems renewing or obtaining suitable leases for its principal properties. HSNi believes that its principal properties, whether owned or leased, are currently adequate for the purposes for which they are used and are suitably maintained for these purposes. From time to time HSNi considers various alternatives related to its long term facilities needs. While HSNi management believes existing facilities are adequate to meet its short term needs, it may become necessary to lease or acquire additional or alternative space to accommodate future growth.

HSNi Legal Proceedings

        In the ordinary course of business, HSNi and its subsidiaries are parties to litigation involving property, personal injury, contract, intellectual property and other claims. The amounts that may be recovered in such matters may be subject to insurance coverage or, where the claim arises from a product sold by HSNi's businesses, indemnity from the manufacturer. HSNi does not believe that such ordinary course litigation will have a material effect on its business, financial condition or results of operations.

        Rules of the Securities and Exchange Commission require the description of material pending legal proceedings, other than ordinary, routine litigation incident to the registrant's business, and advise that proceedings ordinarily need not be described if they primarily involve damage claims for amounts (exclusive of interest and costs) not exceeding 10% of the current assets of the registrant and its subsidiaries on a consolidated basis. In the judgment of management, none of the pending litigation matters which HSNi and its subsidiaries are defending involves or is likely to involve amounts of that magnitude.

RISK FACTORS RELATING TO THE BUSINESS OF HSNi FOLLOWING THE SPIN-OFFS

        HSNi's business, financial condition and results of operations are subject to certain risks that are described below and in the section "Risk Factors" beginning on page 11. You should carefully consider these risks and uncertainties.

Third Party Pay Television Relationships—HSNi depends on relationships with pay television operators and any adverse changes in these relationships could adversely affect its business, financial condition and results of operations.

        HSNi is dependent upon the pay television operators with whom it enters into distribution and affiliation agreements to carry the HSN television network. HSN currently has contracts with many local and national pay television operators to distribute HSN television programming. Some of HSN's larger pay television operators include: Comcast, Time Warner, DirecTV and Echostar/DISH. HSN television network sales from customers residing in households that subscribed to these larger pay television operators accounted for approximately 30% of HSNi's annual revenue in 2007. Distribution and affiliation agreements with major pay television operators expire from time to time and in some cases, renewals are not agreed upon prior to the expiration of a given agreement and the HSN television network continues to be carried by the relevant pay television operator without an effective affiliation agreement in place. Renewal and negotiation processes with pay television operators are typically lengthy and HSNi is currently engaged in the renewal and/or negotiation processes with a certain major cable pay television operator regarding an agreement that expired in 2005, with carriage of the HSN network continuing under short-term extensions pending the conclusion of this process. However, HSNi may be unable to successfully pursue the renewal, or negotiate new, distribution and affiliation agreements with this or other providers to carry the HSN television network on acceptable terms, if at all.

        The cessation of carriage of the HSN television network by a major pay television operator or a significant number of smaller pay television operators for a prolonged period of time could adversely affect HSNi's business, financial condition and results of operations. While HSNi believes that it will be able to continue to successfully manage the distribution process in the future, certain changes in distribution levels, as well as increases in commission rates and/or other fees payable for carriage, could occur notwithstanding these efforts.

Third Party Vendor and Other Relationships—HSNi depends on relationships with vendors, manufacturers and other third parties, and any adverse changes in these relationships could adversely affect its business, financial condition and results of operations.

        HSNi businesses purchase merchandise from a wide variety of third party vendors, manufacturers and other sources pursuant to short- and long-term contracts and purchase orders. The ability of HSNi businesses to indentify and establish relationships with these parties, as well as access quality merchandise in a timely and efficient manner on acceptable terms and cost, can be challenging. In particular, HSNi businesses purchase a significant amount of merchandise from vendors and manufacturers abroad, and have experienced (and expect to continue to experience) increased costs for goods sourced in these markets, particularly in China. HSNi depends on the ability of vendors and manufacturers in the U.S. and abroad to produce and deliver goods that meet applicable quality standards, which is impacted by a number of factors not within the control of these parties, such as political or financial instability, trade restrictions, tariffs, currency exchange rates and transport capacity and costs, among others. In particular, Cornerstone is dependent, in significant part, upon independent, third party manufacturers to produce private label merchandise.

        Late delivery of merchandise or delivery of merchandise that does not meet applicable quality standards could cause HSNi businesses to miss customer delivery dates or delay scheduled promotions, which would result in the failure to meet customer expectations and could cause customers to cancel orders or cause HSNi businesses to be unable to source merchandise in sufficient quantities, which could result in lost sales. The failure of HSNi businesses to identify new vendors and manufacturers, maintain relationships with a significant number of existing vendors and manufacturers and/or access quality merchandise in a timely and efficient manner on acceptable terms and cost, could adversely affect HSNi's business, financial condition and results of operations.

Channel Capacity and Placement for the HSN Television Network—The failure to secure suitable placement for the HSN television network would adversely affect HSNi's business, financial condition and results of operations.

        HSNi is dependent upon the continued ability of HSN to compete for television viewers. Effectively competing for television viewers is dependent, in substantial part, on the ability of HSN to secure suitable placement, in other words, the placement of the HSN television network within a suitable programming tier at a low channel position placement. The advent of digital compression technologies and the adoption of digital cable has resulted in increased channel capacity, which together with other changing laws, rules and regulations regarding cable television ownership, impacts the ability of HSN to secure suitable channel placement. While increased channel capacity could provide a means through which the HSN television network could be more widely distributed, it could also adversely affect the ability to attract television viewers to the HSN television network to the extent it results in:

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  higher channel position placement for the HSN television network;

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  placement of the HSN television network in digital programming tiers, which generally have lower levels of television viewer penetration than basic or expanded basic programming tiers;

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  competitors entering the marketplace; or

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  more programming options being available to the viewing public in the form of new television networks and time-shifted viewing (e.g., personal video recorders, video-on-demand, interactive television and streaming video over broadband internet connections).

        If the HSN television network is carried exclusively in a system on a digital programming tier, HSN will experience a reduction in revenue to the extent that the digital programming tier has less television viewer penetration than the basic or expanded basic programming tier. In addition, HSN may experience a further reduction in revenue due to increased television viewing audience fragmentation and to the extent that not all television sets within a digital cable home are equipped to receive television programming in a digital format. HSNi's future success will also depend, in part, on the ability of HSN to anticipate and adapt to technological changes and to offer elements of the HSN television network via new technologies in a cost-effective manner that meet customer demands and evolving industry standards.

Marketing—HSNi may not attract and retain customers in a cost-effective manner, which could adversely affect its business, financial condition and results of operations.

        HSNi's long-term success, in large part, depends on the continued ability of HSNi businesses to attract new and retain existing customers. In an effort to do so, HSNi and its businesses engage in various marketing and merchandising initiatives, which involve the expenditure of considerable money and resources, particularly in the case of the production and distribution of HSN television programming and catalogs, and to a lesser but increasing extent, online advertising. HSNi and its businesses have spent, and expect to continue to spend, increasing amounts of money on, and devote greater resources to, certain of these initiatives, particularly in connection with the growth and maintenance of HSNi brands generally, as well as in the continuing efforts of HSNi businesses to increasingly engage customers through online channels. These initiatives, however, may not resonate with existing customers or consumers generally or may not be cost-effective. In addition, HSNi believes that costs associated with the production and distribution of HSN television programming, paper and printing costs for catalogs and costs associated with online marketing, including search engine marketing (primarily the purchase of relevant keywords) are likely to increase in the foreseeable future, and if significant, could have an adverse effect on HSNi's business, financial condition and results of operations to the extent that they do not result in corresponding increases in sales.

Customer Preferences and Trends—HSNi businesses may not be able to accurately predict and/or respond in a timely manner to evolving customer preferences and trends and industry standards, which could adversely affect HSNi's business, financial condition and results of operations.

        HSNi's success depends, in significant part, on the ability of HSNi businesses to accurately predict, and respond in a timely manner to, changes in customer preferences and fashion, lifestyle and other trends and industry standards. While product mix and price points are continuously monitored and adjusted in an attempt to satisfy consumer demand and respond to changing economic and business conditions, HSNi businesses may not be successful in these efforts, and any sustained failure could result in excess inventory and related markdowns, which, if significant, would have a material adverse effect on HSNi's business, financial conditions and results of operations.

        In addition, sales by HSNi businesses through online channels are continuing to increase and these businesses continue to increasingly attempt to engage customers through online channels. The e-commerce industry is characterized by evolving industry standards, frequent new service and product introductions and enhancements, as well as changing customer demands, to which HSNi businesses may not be able to adapt quickly enough and/or in a cost-effective manner, and the failure to do so could have an adverse effect on HSNi's business, financial condition and results of operations.

Adverse Events and Trends—Adverse economic and business conditions could adversely affect HSNi's business, financial condition and results of operations.

        Retailers generally are particularly sensitive to adverse global economic and business conditions, which could result in a loss of consumer confidence and related decreases in consumer expenditures, particularly discretionary expenditures. These and any other adverse economic and business conditions could result in a decrease in sales, which would have an adverse impact on HSNi's business, financial condition and results of operations, which could be material to the extent that any such conditions were to continue on a prolonged basis.

Flexpay Program—Unplanned losses experienced in connection with the Flexpay program could adversely affect HSNi's business, financial condition and results of operations.

        HSN offers Flexpay, pursuant to which customers may pay for certain merchandise in two to six interest-free, monthly credit or debit card payments. HSNi maintains allowances for doubtful accounts of estimated losses resulting from the inability of customers to make required payments. While actual losses due to the inability of customers to make required payments have historically been within estimates, HSNi may not continue to experience these losses at the same rate as it has historically or its actual losses in any given period may exceed related estimates. HSN has continued to offer more products through Flexpay and customers have increasingly used Flexpay to pay for purchases. As Flexpay balances grow, HSNi expects that it will continue to experience these losses at greater rates, which will require HSNi to maintain greater allowances for doubtful accounts of estimated losses than it has historically. A significant increase in losses of this nature could adversely affect HSNi's business, financial condition and results of operations.

Delivery Costs—Increased delivery costs could adversely affect HSNi's business, financial condition and results of operations.

        HSNi businesses are impacted by increases in shipping rates charged by various shipping vendors relating to the procurement of merchandise from vendors and manufacturers, the shipment of merchandise to customers and the mailing of catalogs, which over the past few years have increased significantly in comparison to historical levels. HSNi currently expects that shipping and postal rates will continue to increase. In the case of deliveries to customers, HSNi has negotiated favorable shipping rates, which increase at agreed upon levels over time, with one independent, third party shipping company pursuant to a long-term contract. If this relationship were to terminate or if the shipping company was unable to fulfill its obligations under the contract for any reason, HSNi would have to work with other shipping companies to deliver merchandise to customers, which would most likely be at less favorable rates. Any increase in shipping rates and related fuel and other surcharges passed on to HSNi by this or any other shipping company would adversely impact profits, given that HSNi may not be able to pass these increased costs directly to customers or offset them by increasing prices without a detrimental effect on customer demand.

Ability to Broadcast the HSN Television Network—The continued or permanent inability to broadcast the HSN television network would adversely affect HSNi's business, financial condition and results of operations.

        HSNi's success is dependent upon the continued ability of HSN to transmit the HSN television network to broadcast and pay television operators from its satellite uplink facilities, which transmission is subject to FCC compliance. HSN has entered into a long-term satellite transponder lease to provide for continued carriage of the HSN television network on a replacement transponder and/or replacement satellite, as applicable, in the event of a failure of the transponder and/or satellite currently carrying the HSN television network. Although HSNi believes that every reasonable measure is being taken to ensure continued satellite transmission capability, termination or interruption of satellite transmissions may occur. HSNi has designed business continuity and disaster recovery plans to ensure continued satellite transmission capability on a temporary basis in the event of inclement weather or a natural or other disaster.

        HSN is affiliated with a number of low power broadcast television station licensees (including Ventana and certain third party low power broadcast television station licensees collectively, the "Low Power Licensees") that broadcast programming pursuant to licenses from the FCC. These Low Power Licensees are subject to regulation by the FCC under the Communications Act of 1934, as amended, which prohibits the operation of broadcast television stations except in accordance with a license issued by the FCC and empowers the FCC to issue, revoke, modify and renew broadcast television licenses, approve the transfer of control of any entity holding such licenses, determine the location of stations, regulate the equipment used by stations, adopt necessary regulations and impose penalties for related violations. All of the Ventana-owned broadcast stations carry the HSN television network and Ventana is fully responsible for such stations' compliance. The failure of the Low Power Licensees to comply with the terms of the broadcast licenses could result in the inability to broadcast the HSN television network on over-the-air facilities, as well as penalties. The prolonged or permanent interruption of satellite transmission capability or other inability to transmit the HSN television network for any reason, as well as related costs incurred, would have a material adverse effect on HSNi's business, financial condition and results of operations.

Potential Product Liability Claims—HSNi businesses may be subject to claims for representations made in connection with the sale and promotion of merchandise or for harm experienced by customers who purchase merchandise from HSNi businesses.

        The manner in which HSNi businesses sell and promote merchandise and related claims and representations made in connection with these efforts is regulated by federal and state law. Since

October 1996, HSN has been subject to a consent order issued by the Federal Trade Commission (the "FTC"), which terminates on the later of April 15, 2019, or twenty years from the most recent date that the United States or the FTC files a complaint in federal court alleging any violation thereunder. Pursuant to this consent order, HSN is prohibited from making claims for specified categories of products, including claims that a given product can cure, treat or prevent any disease or have an effect on the structure or function of the human body, unless it has competent and reliable scientific evidence to substantiate such claims. Violation of this consent order may result in the imposition of significant civil penalties for non-compliance and related redress to consumers and/or the issuance of an injunction enjoining HSN from engaging in prohibited activities. The FTC periodically investigates the business and operation of HSN on an ongoing basis for purposes of determining its compliance with the consent order. Other regulations may also affect the claims and manner in which HSNi can market its products through its businesses. For example, the Food and Drug Administration has specific regulations regarding claims that can be made about food products, and regulates marketing claims that can be made for cosmetic beauty products and over-the-counter drugs, which include acne products, all of which are sold through HSN. Also, the Environmental Protection Agency requires products that make certain types of claims, such as "anti-bacterial," to be registered with them prior to making such claims, which products are also sold through HSN.

        HSNi businesses may be exposed to potential liability from claims by purchasers or from federal, state and local regulators and law enforcement agencies, including, but not limited to, for personal injury, wrongful death and damage to personal property relating to merchandise sold and misrepresentation of merchandise features and benefits. In certain instances, HSNi businesses have the right to seek indemnification for related liabilities from its vendors and may require such vendors to carry minimum levels of product liability and errors and omissions insurance. These vendors, however, may be unable to obtain suitable coverage or maintain this coverage on acceptable terms, or this insurance may provide inadequate coverage against all potential claims or may not even be available with respect to any particular claim.

        While HSNi believes that its businesses have structured their operations and vendor and manufacturer relationships in a manner to ensure compliance with federal, state and local laws with respect to the sale and promotion of merchandise, HSNi or its businesses may be held liable for product liability claims or for representations made in connection with the sale and promotion of merchandise. If significant, any such liability could adversely affect HSNi's business, financial conditions and results of operations.

Compliance and Changing Laws, Rules and Regulations—Failure to comply with existing laws, rules and regulations, or to obtain and maintain required licenses and rights, could adversely affect HSNi's business, financial condition and results of operations.

        The failure of HSNi businesses to comply with existing laws, rules and regulations, or to obtain required licenses and rights, could adversely affect HSNi's business, financial condition and results of operations. HSNi businesses market and provide a broad range of merchandise through online and offline channels. As a result, they are subject to a wide variety of statutes, rules, regulations, policies and procedures in various jurisdictions which are subject to change at any time, including laws regarding consumer protection, privacy, the regulation of retailers generally, the importation, sale and promotion of merchandise and the operation of retail stores and warehouse facilities, as well as laws and regulations applicable to the internet and businesses engaged in online commerce, such as those regulating the sending of unsolicited, commercial electronic mail. In addition, unfavorable changes in the laws, rules and regulations applicable to HSNi and its businesses could decrease demand for merchandise offered by HSNi businesses, increase costs and/or subject HSNi to additional liabilities, which could have an adverse effect on its business, financial condition and results of operations.

        Various regulations impact the marketing efforts of HSNi brands and businesses. For example, both the FTC's Telemarketing Sales Rule, the FCC's Telephone Consumer Protection Act and similar state rules outline procedures that must be followed when telemarketing to customers and many states also have laws regulating telemarketing. Online sales and e-mail marketing efforts of HSNi brands and businesses are subject to general commercial law, as well as to specific laws governing electronic commerce. For instance, laws administered by the FTC place restrictions on the manner and content of e-mail marketing campaigns.

        Online sales must comply with a variety of existing and new federal and state laws dealing with privacy, intellectual property, taxation, the provision of online payment services and electronic contracts. While U.S. Supreme Court decisions currently restrict the imposition of obligations to collect state and local sales and use taxes with respect to sales made over the Internet, New York State laws regarding the imposition of tax collection obligations were amended in April 2008 to provide a presumption that in certain circumstances (sales sourced through affiliated websites, agents or representatives based in New York State) online vendors who have agreements with online affiliates resident in New York are vendors for the purposes of registering for, collecting and remitting New York State and local sales tax. It is possible that additional states could impose similar collection requirements. While the New York requirement is being challenged in court, the outcome of such challenge is uncertain and enforcement of the new provision has not been suspended during litigation. Additionally, it is possible that the federal government could tax Internet-based transactions. The imposition by the federal or state and local governments of various taxes and related obligations upon Internet commerce and online vendors and service providers could create administrative burdens for HSNi businesses, put HSNi's businesses at a competitive disadvantage to the extent that similar obligations are not imposed upon their competitors and could decrease future sales.

        While HSNi believes that the practices of its businesses have been structured in a manner to ensure compliance with these laws and regulations, federal or state regulatory authorities may take a contrary position. The failure of HSNi and/or any of its businesses to comply with these laws and regulations could result in fines and/or proceedings against HSNi and/or its businesses by governmental agencies and/or consumers, which could adversely affect HSNi's business, financial condition and results of operations.

CAPITALIZATION

        The following table presents HSNi's cash and cash equivalents and capitalization as of March 31, 2008 on an historical basis and on an unaudited pro forma basis for the separation and the financing. Pro forma for the separation and the financing includes the $390 million in indebtedness that HSNi will hold at separation. In connection with the separation, HSNi will distribute the net proceeds of the financing to IAC and any cash on hand except for $50 million which it will retain. The separation of HSNi and the related financing transactions are described in the notes to the Unaudited Pro Forma Condensed Combined Balance Sheet under the Unaudited Pro Forma Condensed Combined Financial Statements as if the separation and the related transactions and events had been consummated on March 31, 2008.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and HSNi believes such assumptions are reasonable under the circumstances.

        This table should be read in conjunction with "Selected Historical Financial Data," "Transfers to IAC and Financing," "Description of Capital Stock of the Spincos," "Management's Discussion and Analysis of Financial Condition and Results of Operations of HSNi," the combined financial statements of HSNi and the "Unaudited Pro Forma Condensed Combined Financial Statements" and accompanying notes included in this information statement.

        The table below is not necessarily indicative of HSNi's cash and cash equivalents and capitalization had the separation and the related financing transactions been completed on March 31, 2008. The capitalization table below may not reflect the capitalization or financial condition which would have resulted had HSNi been operating as an independent, publicly-traded company at that date and is not necessarily indicative of HSNi's future capitalization or financial condition.

	As of March 31, 2008
	Historical	Unaudited Pro Forma for the Separation and Financing
	(In millions)
Cash and cash equivalents	$8	$50

Long-term debt:
Revolving Credit Facility (1)	$—	$—
Term Loan Facility	—	150

Total secured debt	—	150
Senior Notes 11.25% due August 1, 2016	—	240

Total long-term debt	—	390

Invested equity	2,986	2,654

Total capitalization	$2,986	$3,044

(1)
Revolving credit facility provides for borrowing of up to $150 million.

SELECTED HISTORICAL FINANCIAL DATA

        The following table presents summary selected historical combined financial information for HSN, Inc. ("HSNi"). This data was derived, in part, from the historical combined financial statements of HSNi included elsewhere in this document and reflects the operations and financial position of HSNi at the dates and for the periods indicated. The information in this table should be read in conjunction with the combined financial statements and accompanying notes and other financial data pertaining to HSNi included herein. However, this financial information does not necessarily reflect what the historical financial position and results of operations of HSNi would have been had HSNi been a stand-alone company during the periods presented.

	Year Ended December 31,					Three Months Ended March 31,
	2007	2006	2005(1)	2004 (unaudited)	2003 (unaudited)	2008 (unaudited)	2007 (unaudited)
			(In thousands)
Statement of Operations Data:
Revenue	$2,908,242	$2,877,954	$2,670,951	$1,905,903	$1,763,689	$676,886	$666,705
Operating income	169,791	213,196	195,152	127,748	104,223	15,078	30,147
Earnings from continuing operations	105,233	133,532	127,077	84,235	62,047	9,406	18,652
Net income	164,804	122,817	223,221	79,048	77,344	8,346	17,086

	December 31,					March 31,
	2007	2006	2005(1) (unaudited)	2004 (unaudited)	2003 (unaudited)	2008 (unaudited)
	(In thousands)
Balance Sheet Data (end of period):
Working capital	$147,185	$340,592	$320,991	$241,871	$189,194	$200,235
Total assets	4,220,631	4,458,167	4,527,376	3,988,728	3,935,580	4,200,329
Invested equity	2,942,886	3,123,716	3,158,360	2,464,651	2,501,750	2,986,371

(1)
Includes the results of Cornerstone Brands, Inc. since its acquisition on April 1, 2005.

HSN, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

        The following Unaudited Pro Forma Condensed Combined Financial Statements of HSN, Inc. and subsidiaries ("HSNi") reflect adjustments to the historical combined financial statements of HSNi to give effect to the separation and related financing transactions described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements as of March 31, 2008 for the Unaudited Pro Forma Condensed Combined Balance Sheet and as of January 1, 2007 and January 1, 2008 for the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2007 and the three months ended March 31, 2008, respectively.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and HSNi believes such assumptions are reasonable under the circumstances.

        The following Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical combined financial statements of HSNi and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of HSNi included in this information statement.

        These Unaudited Pro Forma Condensed Combined Financial Statements are not necessarily indicative of HSNi's results of operations or financial condition had the separation and related transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had HSNi been operating as an independent publicly traded company during such periods. In addition, they are not necessarily indicative of HSNi's future results of operations or financial condition.

HSN, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED COMBINED BALANCE SHEET

MARCH 31, 2008

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$8,017	$374,000	(a)	$50,000
		(332,017)	(b)
Other current assets	574,788	—		574,788

Total current assets	582,805	41,983		624,788
Non-current assets	3,617,524	16,000	(a)	3,633,524

TOTAL ASSETS	$4,200,329	$57,983		$4,258,312

LIABILITIES AND INVESTED EQUITY
LIABILITIES:
Current liabilities	$382,570	$—		$382,570
Long-term debt	—	390,000	(a)	390,000
Other long-term liabilities	831,388	—		831,388
INVESTED EQUITY:
Common shares, $0.01 par value; 300,000,000 authorized; 55,747,109 issued and outstanding on a pro forma basis	—	557	(b)	557
Additional paid-in capital	—	2,652,555	(b)	2,652,555
Invested capital	4,530,799	(4,530,799)	(b)	—
Receivables from IAC and subsidiaries	(1,545,670)	1,545,670	(b)	—
Accumulated other comprehensive income	1,242	—		1,242

Total invested equity	2,986,371	(332,017)		2,654,354

TOTAL LIABILITIES AND INVESTED EQUITY	$4,200,329	$57,983		$4,258,312

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these statements.

HSN, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF OPERATIONS

MARCH 31, 2008

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except per share data)

Revenue	$676,886	$—		$676,886
Operating expenses	661,808	529	(c)	662,613
		276	(d)

Operating income	15,078	(805)		14,273
Other income (expense):
Interest income	15	—		15
Interest expense	—	(9,731)	(e)	(9,731)

Total other income (expense), net	15	(9,731)		(9,716)

Earnings from continuing operations before income taxes	15,093	(10,536)		4,557
Income tax provision	(5,687)	3,915	(f)	(1,772)

Earnings from continuing operations	$9,406	$(6,621)		$2,785

Pro forma earnings per share:(g)
Basic earnings per share from continuing operations				$0.05
Diluted earnings per share from continuing operations				$0.05

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these statements.

HSN, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2007

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except per share data)

Revenue	$2,908,242	$—		$2,908,242
Operating expenses	2,738,451	1,633	(c)	2,741,187
		1,103	(d)

Operating income	169,791	(2,736)		167,055
Other income (expense):
Interest income	252	—		252
Interest expense	—	(38,925)	(e)	(38,925)
Other expense	(256)	—		(256)

Total other expense, net	(4)	(38,925)		(38,929)

Earnings from continuing operations before income taxes	169,787	(41,661)		128,126
Income tax provision	(64,554)	15,482	(f)	(49,072)

Earnings from continuing operations	$105,233	$(26,179)		$79,054

Pro forma earnings per share:(g)
Basic earnings per share from continuing operations				$1.38
Diluted earnings per share from continuing operations				$1.32

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these statements.

HSN, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

(a)
In connection with the separation, HSNi raised $390 million through a combination of privately issued debt securities (the "Notes") and a secured credit facility (the "Term Loan"). HSNi raised $240 million through the Notes and $150 million through the Term Loan, in addition, HSNi negotiated a $150 million revolving credit facility (the "RCF"). The total estimated costs incurred in connection with the issuance of the Notes and borrowings under the Term Loan and establishing the RCF are $16.0 million, including the original issue discount of $1.6 million related to the Notes. The net proceeds are approximately $374.0 million. The Notes have a maturity of eight years from the date of issuance and the Term Loan and RCF have five year terms. The assumed effective interest rate on the Notes is estimated to be 11.375% and LIBOR plus 2.75% for the Term Loan. The RCF is expected to have a fee of 0.50% for the unused portion.

(b)
To effect the terms of the separation as follows:

(i)
The transfer of approximately $332.0 million in cash to IAC prior to HSNi's separation from IAC which was raised from the financing referred to in note (a) above, HSNi will retain $50 million in cash upon the separation, inclusive of cash on hand;

(ii)
The extinguishment of the receivable from IAC and subsidiaries; and

(iii)
The issuance of 55.7 million shares to effect the transfer of the ownership of HSNi from IAC to IAC's shareholders based upon an expected exchange ratio of 1/5th a share of HSNi for each share of IAC and the number of IAC common shares outstanding as of March 31, 2008 before giving effect to the 1 for 2 reverse stock split of IAC shares that is expected to be effected in connection with the separation.

(c)
HSNi expects to incur additional costs related to being a stand-alone, public company. These costs have been estimated to be $9.7 million on an annual basis. These costs relate to the following:

•
additional personnel including accounting, tax, treasury, internal audit and legal personnel;

•
professional fees associated with audits, tax and other services;

•
increased insurance premiums;

•
increased health and welfare benefit costs;

•
costs associated with a board of directors;

•
increased franchise taxes, stock exchange listing fees, fees for preparing and distributing periodic filings with the Securities and Exchange Commission; and

•
other administrative costs and fees.

  The total costs referred to above were compared to the corporate allocations from IAC for the three months ended March 31, 2008 and for the year ended December 31, 2007 in order to determine the incremental costs expected to be incurred for each period as follows:

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
	(In thousands)
Estimated stand-alone, public company costs	$2,366	$9,745
Less: corporate allocations	(1,837)	(8,112)

Incremental costs of being a stand-alone, public company	$529	$1,633

HSN, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

  The significant assumptions involved in arriving at these estimates include:

  •
  the number of additional personnel required to operate as a public company and the compensation level with respect to each position;

  •
  the level of additional assistance HSNi will require from professional service providers;

  •
  the increase in insurance premiums as a stand-alone public company;

  •
  the increase in health and welfare costs as a stand-alone entity; and

  •
  the type and level of other costs expected to be incurred in connection with being a stand-alone public company.

  This amount excludes the $1.4 million of estimated one-time recruiting fees; professional fees for legal and tax services (e.g. initial benefit plan design); and other costs (e.g. initial stock exchange listing fees) expected to be incurred in initially establishing HSNi as a stand-alone public company. These costs are therefore not expected to recur.

  The information presented above in note (c), with respect to the costs that HSNi expects to incur as a stand-alone, public company, is forward looking information within the meaning of "Forward-Looking Statements" as described on pages 2-3 of this Information Statement.

(d)
To reflect the additional compensation expense associated with equity-based awards that will be granted only upon consummation of the separation.

  The awards related to the consummation of the separation are expected to be granted to the Chief Executive Officer of HSNi in the form of stock options. The issuance of these awards is contingent upon the consummation of the separation. The expense related to these awards is included as a pro forma adjustment because they will vest over four years and will therefore have an impact on the ongoing operations of HSNi. The amount of the award was determined using a Black Scholes calculation. The aggregate estimated value of the award is being amortized to expense on a straight-line basis over the four year vesting period of the awards. This does not reflect non-recurring compensation expense related to modifications of existing vested stock options and restricted stock units that will be made in connection with the separation described below.

  Vested stock options and unvested stock options to purchase shares of IAC common stock will be modified as follows in connection with the separation:

    Each option will convert into an option to purchase shares of common stock of all five companies, with adjustments to the number of shares subject to each option and the option exercise prices based on the relative values of IAC and the other four companies following the separation, with the intent to generally maintain equivalent value immediately pre and post transaction.

  A calculation of the estimated value of the vested options immediately prior to the separation and immediately after the separation was performed using the Black Scholes model. The incremental charge of $35 thousand resulted from the higher estimated value of the vested stock options after the separation. This higher value is due to higher estimated weighted average expected volatility of the stock price of the five companies after the separation than the expected volatility of IAC's stock price. The expense is a one-time charge because the options are fully vested and there is no future service requirement.

HSN, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

  The modification related to IAC issued restricted stock units ("RSUs") relates to the accelerated vesting, upon the consummation of the separation, of all RSUs granted prior to August 8, 2005 and all awards that were scheduled to vest prior to February 28, 2009. The estimated expense of $6.5 million is the previously unrecognized expense associated with these awards. The expense is treated as non-recurring because after the separation no future service is required with respect to these awards.

  There may be additional stock-based awards granted in connection with the separation but the amount of such awards, if any, has not yet been determined and no expense with respect thereto has been reflected herein.

(e)
This reflects the incremental interest expense related to the financing referred to in note (a) above. It includes interest expense at an effective rate of 11.375% on the Notes and LIBOR plus 2.75% on the Term Loan, LIBOR is assumed to be 2.80%, the aggregate assumed rate is therefore 5.55%. It also reflects expense at 0.50% on the RCF which is assumed to be unused. The interest expense calculation includes the amortization of debt issuance costs over the applicable term of each portion of the financing. The interest rates are based upon current assumptions, which with respect to the Notes is based upon the pricing of the Notes on July 16, 2008. A 25 basis point change in the interest rate would result in an increase or decrease to interest expense by $0.6 million for the Notes and $0.4 million for the Term Loan.

(f)
To reflect the tax effect of the pro forma adjustments at an assumed effective tax rate of 37.2% which represents a federal statutory rate of 35% and a state effective statutory rate of 2.2%.

(g)
Earnings per share and weighted average shares outstanding reflect the historical number of common shares used to calculate IAC's earnings per share, adjusted based on an expected exchange ratio of 1/5th of a share of HSNi for each share of IAC. These amounts reflect the portion of outstanding equity-based awards that were included in IAC's dilutive earnings per share calculation. Pro forma earnings per share is calculated using the following:

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
	(In thousands)
Earnings from continuing operations	$2,785	$79,054

Basic shares outstanding—weighted average shares	55,753	57,137
Other dilutive securities including stock options, warrants and restricted stock and share units	1,496	2,729

Diluted shares outstanding—weighted average shares	57,249	59,866

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF HSNi

        The following discussion describes the financial condition and results of operations of HSN, Inc. ("HSNi") as though HSNi were a separate company as of the dates and for the periods presented and includes the businesses, assets and liabilities that will comprise HSNi following the spin-off.

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying HSNi as one of those five companies. We refer to the separation transaction herein as the "spin-off." In connection with the spin-off, HSNi was incorporated as a Delaware corporation in May 2008. HSNi currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, HSNi will primarily consist of HSN and Cornerstone, the businesses that formerly comprised IAC's Retailing segment. HSN consists of the HSN television network and HSN.com, and Cornerstone includes the Cornerstone Brands portfolio of leading print catalogs and related websites, as well as a limited number of retail stores. HSNi will not include the equity investment in Jupiter Shop Channel, the investment in Arcandor AG and the related contingent value right. The businesses to be operated by HSNi following the spin-off are referred to herein as the "HSNi Businesses." HSNi will also include the entities described below in the Management Overview under the heading "Discontinued Operations."

Basis of Presentation

        The historical combined financial statements of HSNi and its subsidiaries and the disclosure set forth in this Management's Discussion and Analysis of Financial Condition and Results of Operations of HSNi reflect the contribution or other transfer to HSNi of all of the subsidiaries and assets and the assumption by HSNi of all of the liabilities relating to the HSNi Businesses in connection with the spin-off and the allocation to HSNi of certain IAC corporate expenses relating to the HSNi Businesses. Accordingly, the historical combined financial statements of HSNi reflect the historical financial position, results of operations and cash flows of the HSNi Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the HSNi Businesses with the exception of accounting for income taxes. For purposes of these financial statements, income taxes have been computed for HSNi on an as if stand-alone, separate tax return basis. These financial statements are prepared on a combined, rather than a consolidated, basis because they exclude certain investments and assets that were owned, either directly or indirectly, by legal entities that comprise the HSNi Businesses. The ownership of these investments and assets will be retained by IAC after the spin-off. These combined financial statements present IAC's and its subsidiaries net investment in the HSNi Businesses as invested equity in lieu of shareholders' equity. Intercompany transactions and accounts have been eliminated.

        In the opinion of HSNi's management, the assumptions underlying the historical combined financial statements of HSNi are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of HSNi would have been had HSNi been a stand-alone company during the periods presented.

MANAGEMENT'S OVERVIEW

        HSNi markets and sells a wide range of third party and private label merchandise directly to consumers through (i) television home shopping programming broadcast on the HSN television network, (ii) catalogs, which consist primarily of the Cornerstone Brands portfolio of leading print catalogs and (iii) websites, which consist primarily of HSN.com and branded websites operated by Cornerstone Brands.

        HSNi's television home shopping business and related internet commerce is referred to herein as "HSN" and all catalog operations and related internet commerce are collectively referred to herein as "Cornerstone."

Sources of Revenue

        HSN revenue includes merchandise sales originating from the live television broadcast of its programming 24 hours per day, seven days a week and the HSN.com website. HSN also sells merchandise through its "Autoship" program under which customers receive scheduled merchandise shipments according to a pre-determined calendar.

        Cornerstone sells private label and third party merchandise. The primary brands within the Cornerstone business portfolio include Frontgate, Ballard Designs, Garnet Hill, Smith+Noble, The Territory Ahead, TravelSmith and Improvements.

Products and Customers

        HSNi sells a wide array of merchandise across its various channels of distribution. HSN merchandise categories primarily consist of jewelry, apparel & accessories, health & beauty and home & other. Cornerstone merchandise categories generally consist of home furnishings (including indoor/outdoor furniture, window treatments and other home-related goods) and apparel & accessories.

        HSNi management believes that, combined with a multi-channel distribution strategy, merchandise diversification appeals to a broader segment of potential customers and is an important part of its overall business strategy. HSNi is continually developing new merchandise offerings from existing, potential and future suppliers, to supplement its existing product lines.

Channels of Distribution; Marketing Costs

        HSNi markets and offers products directly to customers through television programming, catalogs and branded websites, allowing customers to conveniently and directly transact with HSNi. HSN's live television programming is distributed primarily through cable and satellite distribution agreements. HSN reached approximately 90.6 million, 89.0 million and 89.0 million households as of December 31, 2007, 2006 and 2005, respectively, and believes its television network reaches approximately 80% of the available households in the United States. Catalog circulation was 400.8 million and 421.2 million in 2007 and 2006, respectively, and 336.1 million from its date of acquisition in April 2005. Catalog circulation fluctuates by brand, generally driven by seasonal considerations and customer demand trends. Although the majority of HSNi's marketing costs are incurred in the distribution of its television programming and catalog circulation, HSNi has and expects to continue to invest in online and offline advertising to build its brands and drive traffic to its websites.

        In addition, some of the HSNi Businesses manage affiliate programs, pursuant to which they pay commissions and fees to third parties based on revenue earned. These distribution channels might also offer their own products, as well as those of other third parties, that compete with those made available and offered by the HSNi Businesses.

        Sales and marketing expense as a percentage of revenue increased to approximately 20% in both 2007 and 2006 from approximately 19% in 2005.

Access to Supply

        The HSNi Businesses purchase merchandise from a wide variety of third party vendors, manufacturers and other sources pursuant to short- and long-term contracts and purchase orders. In particular, the HSNi Businesses purchase a significant amount of merchandise from vendors and manufacturers abroad, particularly China. HSNi depends on the ability of vendors and manufacturers in the U.S. and abroad to produce and deliver goods that meet applicable quality standards. Cornerstone, in particular, is dependent, in significant part, upon independent, third party manufacturers to produce private label merchandise. In addition, HSNi provides certain supplier partners with important customer acquisition channels through its multiple brands and businesses.

Discontinued Operations

        Discontinued operations consist of HSNi Businesses that engaged in television retailing and other forms of television-based commerce in Europe, primarily in Germany and the United Kingdom. Discontinued operations in Germany consist of EUVÍA, a group of companies that were primarily engaged in television game-based entertainment and commerce; and Home Shopping Europe GmbH & Co. KG, and its affiliated station HSE24 ("HSE"), a television and internet retailer. Discontinued operations in the United Kingdom consist of Quiz TV Limited a television game-based entertainment network and iBuy, a television and internet auction-formatted retailer.

        During the second quarter of 2005, HSNi sold its 48.6% ownership interest in EUVÍA. During the second quarter of 2006, Quiz TV Limited ceased operations and during the fourth quarter of 2006, iBuy was classified as held for sale. Additionally, in the second quarter of 2007, both iBuy's assets and HSE were sold. Accordingly, discontinued operations in the accompanying combined statements of operations and cash flows include EUVÍA and HSE through June 2, 2005 and June 19, 2007, respectively. Quiz TV Limited and iBuy are presented as discontinued operations in the accompanying combined balance sheets and combined statements of operations and cash flows for all periods presented.

2006/2007 and Recent Developments

        HSNi made a significant leadership change in April 2006 with the appointment of a new Chief Executive Officer. Executive and key personnel changes ensued, continuing into 2007. These changes were motivated by a desire to improve HSNi's operating performance and better position HSNi for future growth. These new executive leaders aligned their staffs, repositioned merchandise, evaluated supplier relationships and redefined business processes in support of new company strategies primarily focused on defining a clear and differentiated brand. As part of these strategies, HSNi re-launched the HSN.com website with, among other improvements, streaming video and enhanced navigation capabilities; improved its television programming through the use of new and upgraded sets, on-air talent and overall presentation; improved quality of service with the focus of driving retention and repeat customers; and the elimination of non-core businesses.

        While these actions gave rise to increased operating expenses, primarily in the form of employee acquisition and transition costs, they were undertaken as discrete parts of HSNi's strategy to create an identity for itself as a lifestyle, editorial, programmed commerce network that provides great products with innovative and engaging presentation.

        In April 2007, largely as a result of increasing cable and satellite distribution costs, HSN ceased operating America's Store, a home shopping network that reached an average of 14.3 million and

15.0 million households during 2006 and 2005, respectively. America's Store sales were $15.9 million, $88.6 million and $86.7 million in 2007, 2006, and 2005, respectively.

        As a part of executing its strategies, HSNi disposed of certain merchandise lines and discontinued vendor relationships not aligned with its evolving brand identity. In addition, while seeking merchandise that aligned with its brand identity, it acquired certain merchandise that did not perform to expectations with its customers, resulting in excess on-hand inventory. Much of this excess merchandise inventory was discounted and sold at clearance-level prices on TV, over the internet, through promotional catalogs, in outlet stores, or liquidated through wholesalers.

        With the changes noted above and its more diversified product assortment, HSN is expected to achieve year over year sales and profitability growth for the first six months of 2008 despite an unstable retail environment. HSN will continue to refine its product assortment in support of its improved brand identity.

        In connection with the preparation of its combined financial statements as of and for the six months ended June 30, 2008, HSNi performed a test of the indefinite-lived intangible assets and goodwill of its reporting units, HSN and Cornerstone, during June 2008. HSNi prepared discounted cash flow analyses and reviewed the resulting valuations in the context of implied valuations based upon market multiples of EBITDA and the expected trading range of value of HSNi after the separation. Based upon these analyses, HSNi believes that the goodwill of its HSN reporting unit is not impaired.

        However, HSNi believes that the indefinite-lived intangible assets and goodwill of Cornerstone are impaired. This impairment is due, in part, to the significant deterioration in the macro economic environment for retailers, particularly in the housewares and apparel categories (which are Cornerstone's primary markets), and the negative impact of these markets on Cornerstone's performance and the related reduction in market valuations for retailers. The effect of these market conditions has been exacerbated by execution issues and turnover of management of certain catalogs within Cornerstone. Cornerstone is expected to incur an operating loss for the first six months of 2008 compared to operating income of $13.7 million in the comparable year ago period.

        HSNi has estimated the goodwill impairment to be approximately $300 million. In accordance with SFAS 142, "Goodwill and Other Intangible Assets," HSNi is currently performing a step-two impairment analysis and expects to complete this process in connection with its close process for the second quarter of 2008. While the aforementioned charge is an estimate, HSNi does not expect the final analysis to be materially different.

Results of Operations for the Years Ended December 31, 2007, 2006 and 2005

Revenue

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
HSN	$1,892,582	0%	$1,884,650	0%	$1,887,661
Cornerstone	1,016,091	2%	994,621	27%	783,743
Inter-segment elimination	(431)	67%	(1,317)	(191)%	(453)

Total revenue	$2,908,242	1%	$2,877,954	8%	$2,670,951

        Revenue primarily relates to the sale of merchandise and is reduced by incentive discounts and sales returns. In accordance with Staff Accounting Bulletin 104, revenue is recorded when delivery to the customer has occurred. Delivery is considered to have occurred when the customer takes title and assumes the risks and rewards of ownership, which is generally on the date of shipment. HSNi's sales policy allows customers to return merchandise for a full refund or exchange, subject in some cases to restocking fees and exceptions to certain merchandise.

        Revenue in 2007 increased $30.3 million from 2006 primarily due to slight growth from Cornerstone, while revenue from HSN remained relatively flat. Online sales continued to grow at a double digit rate in 2007. Revenue from HSN grew 4%, excluding America's Store which ceased operations on April 3, 2007. HSNi's revenue reflects a 2% increase in average price point, partially offset by a 1% decrease in units shipped. Average price point was $60.09 in 2007, up from $58.70 in 2006. Overall units shipped in 2007 were negatively impacted by reduced revenue associated with the shutdown of America's Store. Revenue from America's Store in 2007 was approximately $15.9 million compared to $88.6 million in 2006.

        Revenue in 2006 increased $207.0 million from 2005 principally reflecting the inclusion of Cornerstone Brands since its acquisition in April 2005 and subsequent growth of Cornerstone in 2006. Revenue benefited from a 7% increase in units shipped, a 2% increase in average price point, partially offset by a 110 basis point increase in return rates. Average price point and units shipped were $58.70 and 54.3 million, respectively, in 2006, up from $57.72 and 50.7 million, respectively, in 2005.

  HSN

        Revenue from HSN in 2007 increased $7.9 million. Excluding America's Store, revenue reflect a 2% increase in average price point and a 3% increase in units shipped, partially offset by a 70 basis point increase in average return rates. The increase in average price point in 2007 was primarily due to a shift in product mix to the electronics/housewares category (included in home & other) from the health & beauty category. Electronics/housewares merchandise generally carry a higher average price point than health & beauty merchandise offerings. HSN manages its product mix to provide a balance between satisfying existing customer demand, generating interest from potential viewers and customers, providing new merchandise or values to its viewership and maximizing airtime and internet efficiency. Return rates at HSN in 2007 were 19.6%, up from 18.7% in 2006, primarily driven by overall higher return rates in several product categories.

        Product mix from HSN is provided in the table below:

	Years Ended December 31,
	2007	2006	2005
Jewelry	18%	18%	18%
Apparel & accessories	13%	13%	12%
Health & beauty	19%	20%	20%
Home & other	50%	49%	50%

Total	100%	100%	100%

        Revenue from HSN in 2006 decreased $3.0 million from 2005, primarily due to a 3% increase in units shipped, offset by a 160 basis point increase in return rates and a 2% decrease in average price point. Overall, HSN experienced a decrease in TV sales of products in the electronic/housewares and health & beauty categories, which contributed to flat revenue, despite double digit online sales growth. In addition, revenue from HSN was also adversely impacted by higher overall return rates in several product categories, as well as product mix shifts into categories with generally higher average return rates. Return rates at HSN in 2006 were 18.7%, up from 17.1% in 2005.

  Cornerstone

        Revenue from Cornerstone in 2007 increased $21.5 million from 2006 primarily due to a 5% increase in average price point, partially offset by a 2% decrease in units shipped resulting principally from a planned decrease in circulation at certain catalog brands.

        Revenue from Cornerstone in 2006 increased $210.9 million from 2005 reflecting the inclusion of Cornerstone Brands since its acquisition in April 2005 and subsequent growth of Cornerstone in 2006. On a pro forma basis, assuming Cornerstone Brands had been acquired on January 1, 2005, revenue growth in 2006 would have been $29.3 million, or 3%, benefiting primarily from increased units shipped, due, in part, to higher catalog circulation and increased average price point.

Cost of Sales

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
HSN	$1,252,098	3%	$1,218,606	1%	$1,208,364
Cornerstone	568,381	4%	547,914	25%	439,946
Inter-segment elimination	(431)	67%	(1,317)	(191)%	(453)

Cost of sales	$1,820,048	3%	$1,765,203	7%	$1,647,857

As a percentage of total revenue	63%	125 bp	61%	(36) bp	62%
Gross margins	37%	(125) bp	39%	36 bp	38%

bp

bp = basis point

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Cost of sales—HSN	$1,252,098	3%	$1,218,606	1%	$1,208,364
As a percentage of HSN revenue	66%	150 bp	65%	65 bp	64%
HSN gross margins	34%	(150) bp	35%	(65) bp	36%
Cost of sales—Cornerstone	$568,381	4%	$547,914	25%	$439,946
As a percentage of Cornerstone revenue	56%	85 bp	55%	(105) bp	56%
Cornerstone gross margins	44%	(85) bp	45%	105 bp	44%

        Cost of sales consists primarily of the cost of products sold, as well as shipping and handling costs and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in warehouse functions. Cost of products sold includes merchandise cost, inbound freight and duties and in the case of HSN, certain allocable general and administrative costs, including certain warehouse costs.

        Cost of sales in 2007 increased $54.8 million from 2006, primarily due to an increase of $44.2 million in the cost of products sold, $4.4 million of which relates to an increase in inventory reserves, a shift in mix to lower gross margin products, an increase of $8.2 million in shipping and handling costs and the effect of merchandise liquidation and markdowns, all of which contributed to a decrease in overall gross margins of 125 basis points to 37.4%. Higher return rates negatively impact both revenue and gross margins as higher returns result in higher warehouse processing costs and higher inventory markdowns for goods that are not resalable at full retail price. The impact of the increase in overall return rates on gross margins is $10.8 million in 2007.

        Cost of sales in 2006 increased $117.3 million from 2005, primarily due to an increase of $74.2 million in cost of products sold and $38.8 million in shipping and handling costs. Included in these increases is the impact of the acquisition of Cornerstone Brands on April 1, 2005. On a pro forma basis, assuming Cornerstone Brands had been acquired on January 1, 2005, cost of sales in 2006 would have increased $14.9 million, or 1%. Overall gross margins increased 36 basis points to 38.7% driven primarily by a shift in sales mix to higher full price items, and lower fulfillment costs as a percentage of merchandise cost at Cornerstone. Although HSNi benefited from higher gross margins at Cornerstone, gross margins at HSN declined 60 basis points due to higher return rates and increased shipping and handling costs. Gross margins in 2005 were impacted by a $5.8 million favorable adjustment to certain accrued liabilities. The impact of the increase in overall return rates on gross margins was $16.4 million in 2006.

Selling and marketing expense

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
HSN	$272,896	5%	$260,794	4%	$249,912
Cornerstone	323,015	(0)%	324,203	29%	250,965

Selling and marketing expense	$595,911	2%	$584,997	17%	$500,877

As a percentage of total revenue	20%	16 bp	20%	157 bp	19%

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Selling and marketing expense—HSN	$272,896	5%	$260,794	4%	$249,912
As a percentage of HSN revenue	14%	58 bp	14%	60 bp	13%
Selling and marketing expense—Cornerstone	$323,015	(0)%	$324,203	29%	$250,965
As a percentage of Cornerstone revenue	32%	(81) bp	33%	57 bp	32%

        Selling and marketing expense consists primarily of advertising and promotional expenditures, compensation and other employee-related costs (including stock-based compensation) for personnel engaged in customer service and sales functions and on-air distribution costs. Advertising and promotional expenditures primarily include catalog production and distribution costs ("catalog circulation costs") and online marketing, including fees paid to search engines and third party distribution partners.

        Selling and marketing expense in 2007 increased $10.9 million from 2006, primarily due to increases of $6.7 million in on-air distribution costs at HSN, $6.2 million in compensation and other employee-related costs and $4.2 million in advertising and promotional expenditures, which is net of a decrease of $6.6 million in catalog circulation costs. The increase in on-air distribution costs is primarily related to newly executed contracts with cable and satellite distribution partners. Compensation and other employee-related costs increased in the current year period due in part to a 15% increase in headcount as well as increased management transition costs.

        Selling and marketing expense in 2006 increased $84.1 million from 2005, primarily due to the full year inclusion of Cornerstone Brands and subsequent growth of Cornerstone in 2006, as well as an increase of $9.4 million in on-air distribution costs at HSN. Excluding the impact of Cornerstone, selling and marketing expense increased $10.9 million from 2005 primarily driven by a $9.4 million increase in on-air distribution costs and an increase in compensation and other employee-related costs.

General and administrative expense

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
HSN	$141,379	7%	$131,538	3%	$127,417
Cornerstone	70,576	29%	54,723	25%	43,763

General and administrative expense	$211,955	14%	$186,261	9%	$171,180

As a percentage of total revenue	7%	82 bp	6%	6 bp	6%

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
General and administrative expense—HSN	$141,379	7%	$131,538	3%	$127,417
As a percentage of HSN revenue	7%	49 bp	7%	23 bp	7%
General and administrative expense—Cornerstone	$70,576	29%	$54,723	25%	$43,763
As a percentage of Cornerstone revenue	7%	144 bp	6%	(8) bp	6%

        General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, human resources, information technology and executive management functions, facilities costs and fees for professional services.

        General and administrative expense in 2007 increased $25.7 million from 2006, primarily due to higher compensation and other employee-related costs of $14.3 million and increases of $3.9 million in bad debt expense and $3.4 million in professional fees. Between 2006 and 2007, HSNi invested in leadership by increasing compensation and expanding its management team. General and administrative expense was further impacted by increases in compensation and other employee-related costs associated with retail store expansion and internet development at Cornerstone. The increase in bad debt expense is primarily due to increased Flexpay sales. Flexpay, which is offered exclusively through HSN, allows customers to pay for merchandise in interest free monthly payments over a 2-6 month period. Flexpay sales were 54% and 48% of HSN's net merchandise sales for 2007 and 2006, respectively. HSNi expects to incur increased costs related to the additional financial and legal requirements associated with being a separate public company, as well as increased non-cash compensation associated with the modification of existing stock-based compensation awards in connection with the spin-off and the grant of new awards post spin-off.

        General and administrative expense in 2006 increased $15.1 million from 2005, primarily due to the acquisition of Cornerstone Brands on April 1, 2005 and an increase in compensation and other employee-related costs principally related to management transition.

        Effective January 1, 2006, HSNi adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method. There was no impact to the amount of stock-based compensation recorded in the combined statements of operations for the years ended December 31, 2006 and 2005 as a result of adopting SFAS 123R. HSNi has been recognizing expense for all stock-based grants since August 9, 2005, in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") due to the modification resulting from the Expedia spin-off. The majority of stock-based compensation expense is reflected in general and administrative expense. As of December 31, 2007, there was approximately $23.0 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 2.7 years.

Production and programming expense

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
HSN	$58,913	5%	$56,224	3%	$54,849
Cornerstone	138	(76)%	576	(11)%	645

Production and programming expense	$59,051	4%	$56,800	2%	$55,494

As a percentage of total revenue	2%	6 bp	2%	(10) bp	2%

        Production and programming expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in production and programming at HSN.

        Production and programming expense in 2007 increased $2.3 million from 2006, primarily due to an increase of $2.9 million in compensation and other employee-related costs and a charge of $2.0 million in connection with the termination of a contract for a satellite no longer in use. These increases were partially offset by lower broadcast fees related to the shutdown of America's Store in April 2007.

        Production and programming expense in 2006 increased $1.3 million from 2005, primarily due to increased expenses related to compensation and other employee-related costs.

Depreciation

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
HSN	$25,404	(13)%	$29,082	(17)%	$35,216
Cornerstone	8,959	9%	8,191	43%	5,731

Depreciation	$34,363	(8)%	$37,273	(9)%	$40,947

As a percentage of total revenue	1%	(11) bp	1%	(24) bp	2%

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Depreciation—HSN	$25,404	(13)%	$29,082	(17)%	$35,216
As a percentage of HSN revenue	1%	(20) bp	2%	(32) bp	2%
Depreciation—Cornerstone	$8,959	9%	$8,191	43%	$5,731
As a percentage of Cornerstone revenue	1%	6 bp	1%	9 bp	1%

        Depreciation in 2007 and 2006 decreased $2.9 million and $3.7 million, respectively, primarily due to certain fixed assets becoming fully depreciated at HSNi, partially offset by the incremental depreciation associated with capital expenditures made throughout 2006 and 2007. The increase in capital expenditures relates primarily to Cornerstone's distribution, call center and retail store expansion, and internet related initiatives.

Operating Income Before Amortization

        Operating Income Before Amortization is a Non-GAAP measure and is defined in "HSNi's Principles of Financial Reporting."

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
HSN	$148,303	(23)%	$193,139	(12)%	$220,013
Cornerstone	50,771	(23)%	66,027	37%	48,308

Operating Income Before Amortization	$199,074	(23)%	$259,166	(3)%	$268,321

As a percentage of total revenue	7%	(216) bp	9%	(104) bp	10%

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Operating Income Before Amortization—HSN	$148,303	(23)%	$193,139	(12)%	$220,013
As a percentage of HSN revenue	8%	(241) bp	10%	(141) bp	12%
Operating Income Before Amortization—Cornerstone	$50,771	(23)%	$66,027	37%	$48,308
As a percentage of Cornerstone revenue	5%	(164) bp	7%	47 bp	6%

        Operating Income Before Amortization in 2007 decreased $60.1 million from 2006, primarily due to a 125 basis point decrease in gross margins, increased general and administrative expense of $25.7 million and increased selling and marketing expense of $10.9 million.

        Operating Income Before Amortization in 2006 decreased $9.2 million from 2005, primarily due to higher operating costs associated with increased catalog circulation and a $9.4 million increase in on-air distribution costs at HSN, partially offset by higher revenue noted above and a 36 basis point increase in gross margins.

Operating income

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
HSN	$134,866	(18)%	$163,904	3%	$159,794
Cornerstone	34,925	(29)%	49,292	39%	35,358

Operating income	$169,791	(20)%	$213,196	9%	$195,152

As a percentage of total revenue	6%	(157) bp	7%	10 bp	7%

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Operating Income—HSN	$134,866	(18)%	$163,904	3%	$159,794
As a percentage of HSN revenue	7%	(157) bp	9%	23 bp	8%
Operating Income—Cornerstone	$34,925	(29)%	$49,292	39%	$35,358
As a percentage of Cornerstone revenue	3%	(152) bp	5%	44 bp	5%

        Operating income in 2007 decreased $43.4 million from 2006, primarily due to the decrease in Operating Income Before Amortization described above, a $4.4 million increase in amortization of non-cash marketing and a $0.4 million increase in non-cash compensation expense, partially offset by a $21.5 million decrease in amortization of intangibles resulting from certain intangible assets being fully amortized in 2006 and 2007. The amortization of non-cash marketing referred to in this report consists of non-cash marketing and advertising secured by IAC from Universal Television as part of the IAC transaction pursuant to which Vivendi Universal Entertainment, LLLP ("VUE") was created, and the subsequent transaction by which IAC sold its partnership interests in VUE.

        Operating income in 2006 increased $18.0 million from 2005, despite the decrease in Operating Income Before Amortization described above primarily due to a $25.2 million decrease in the amortization of intangibles resulting from certain intangible assets being fully amortized in 2006 and a $2.0 million decrease in non-cash compensation expense.

Income tax provision

        In 2007 and 2006, HSNi recorded an income tax provision for continuing operations of $64.6 million and $79.2 million, respectively, which represents effective tax rates of 38% and 37%,

respectively. These tax rates are higher than the federal statutory rate of 35% due principally to state and local income taxes. In 2005, HSNi recorded a tax provision for continuing operations of $66.3 million which represents an effective tax rate of 34%. The 2005 tax rate is lower than the federal statutory rate of 35% due principally to a decrease in net deferred tax liabilities due to a change in HSNi's state effective tax rate partially offset by state and local income taxes.

        HSNi adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" effective January 1, 2007. The cumulative effect of the adoption resulted in a decrease of $0.2 million to retained earnings. As of January 1, 2007 and December 31, 2007, HSNi had unrecognized tax benefits of approximately $5.2 million and $11.7 million, respectively, which included accrued interest of $0.9 million and $2.8 million, respectively.

        By virtue of previously filed separate company and consolidated tax returns with IAC, HSNi is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by HSNi are recorded in the period they become known.

        The Internal Revenue Service ("IRS") is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of HSN. The statute of limitations for these years has been extended to December 31, 2008. Tax filings in various state, local and foreign jurisdictions are currently under examinations, the most significant of which are Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008. HSNi believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.3 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized benefits cannot be made, but are not expected to be significant.

        Under the terms of the tax sharing agreement, which will be executed in connection with the spin-off, IAC will generally retain the liability related to federal and state returns filed on a consolidated or unitary basis for all periods prior to the spin-off.

Discontinued operations

        Discontinued operations in the accompanying combined statements of operations include EUVÍA and HSE through June 2, 2005 and June 19, 2007, respectively. Quiz TV Limited and iBuy are presented as discontinued operations in the accompanying combined financial statements for all periods presented. Income (loss) from these discontinued operations in 2007, 2006 and 2005 was income of $29.0 million, losses of $10.7 million and income of $22.8 million, respectively, net of tax. Income from discontinued operations, net of tax, in 2007 primarily includes the income of HSE. Losses from discontinued operations, net of tax, in 2006 primarily includes the losses of iBuy and Quiz TV Limited, partially offset by the income of HSE. Income from discontinued operations, net of tax, in 2005 primarily includes the income of HSE and EUVÍA.

        Additionally, HSNi recognized after-tax gains in 2007 and 2005 of $30.6 million and $73.3 million on the sales of HSE and EUVÍA, respectively.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

        As of December 31, 2007, HSNi had $6.2 million of cash and cash equivalents.

        Net cash provided by operating activities attributable to continuing operations was $137.6 million and $167.7 million in 2007 and 2006, respectively. The decrease of $30.1 million in net cash provided by operating activities reflects a decrease in income from continuing operations of $28.3 million combined with a decrease in depreciation and amortization of intangibles of $24.5 million and a decrease of cable and satellite distribution fees and amortization of $7.8 million. The decrease in depreciation and amortization of intangibles reflects a higher percentage of HSNi's depreciable/amortizable assets reaching the end of their estimated useful lives in 2007 as compared to the prior year, while the reduction in cable and satellite distribution fees reflects the trend of HSNi negotiating shorter-term agreements with its cable and satellite distribution partners. Also affecting cash provided by operating activities in 2007 were increases in accounts receivable, primarily due to an increase in Flexpay sales, inventories and accounts payable and other current liabilities. During 2007, inventory increased by $3.5 million to $317.4 million from $313.9 million at December 31, 2006, primarily due to increased merchandise purchases as well as lower than anticipated sales at Cornerstone.

        Net cash used in investing activities attributable to continuing operations in 2007 of $140.2 million resulted primarily from cash transfers of $91.6 million to IAC and capital expenditures of $48.7 million. The cash transfers to IAC relate primarily to the transfer of HSNi's excess cash to IAC in connection with IAC's centrally managed U.S. treasury function. Net cash used in investing activities attributable to continuing operations in 2006 of $224.4 million resulted primarily from cash transfers of $188.3 million to IAC and capital expenditures of $36.0 million.

        Net cash provided by financing activities attributable to continuing operations in 2007 and 2006 of $2.4 million and $2.3 million, respectively, was primarily due to excess tax benefits from stock-based awards.

        Net cash used in discontinued operations in 2007 and 2006 of $48.5 million and $38.2 million, respectively, relates primarily to the operations of HSE and iBuy. HSNi does not expect future cash flows associated with existing discontinued operations to be material.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Purchase obligations(a)	$135,023	$43,871	$80,698	$10,454	$—
Operating leases	131,171	29,832	48,704	32,520	20,115

Total contractual cash obligations	$266,194	$73,703	$129,402	$42,974	$20,115

(a)
The purchase obligations primarily relate to cable contracts and include obligations for future cable distribution and commission guarantees.

	Amount of Commitment Expiration Per Period
Other Commercial Commitments*	Total Amounts Committed	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Letters of credit and surety bonds	$25,390	$25,078	$—	$312	$—

*
The letters of credit ("LOCs") primarily consist of trade LOCs, which are used for inventory purchases. Trade LOCs are guarantees of payment based upon the delivery of goods. The surety bonds primarily consist of customs bonds, which relate to the import of merchandise into the United States.

Off-Balance Sheet Arrangements

        Other than the items described above, HSNi does not have any off-balance sheet arrangements as of December 31, 2007.

Results of Operations for the Three Months Ended March 31, 2008 Compared to the Three Months Ended March 31, 2007

Revenue

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
HSN	$478,973	5%	$454,053
Cornerstone	197,954	(7)%	212,775
Inter-segment elimination	(41)	67%	(123)

Total revenue	$676,886	2%	$666,705

        Revenue primarily relates to the sale of merchandise and is reduced by incentive discounts and sales returns. In accordance with Staff Accounting Bulletin 104, revenue is recorded when delivery to the customer has occurred. Delivery is considered to have occurred when the customer takes title and assumes the risks and rewards of ownership, which is generally on the date of shipment. HSNi's sales policy allows customers to return merchandise for a full refund or exchange, subject in some cases to restocking fees and exceptions to certain merchandise.

        Revenue in 2008 increased $10.2 million from 2007 primarily due to 9% growth at HSN, excluding America's Store which ceased operations on April 3, 2007, partially offset by a decline of 7% at Cornerstone. Revenue from America's Store in 2007 was approximately $15.9 million. Online sales continued to grow at a double digit rate in the first quarter of 2008. HSNi's revenue reflects a 3% increase in average price point on comparable units shipped. Average price point is $61.20 in 2008, up from $59.49 in 2007.

  HSN

        Revenue from HSN in 2008 increased $24.9 million, reflecting a 5% increase in average price point on comparable units shipped, partially offset by a 90 basis point increase in average return rates. The increase in average price point in 2008 is primarily due to a shift in product mix from the health & beauty category to the home division (including electronics and cookware). Electronics merchandise generally carries a higher average price point than health & beauty merchandise offerings. During the first quarter of 2008, HSN continued to improve sales efficiency and increased the number and spend of active customers. Return rates at HSN in 2008 were 20.0%, up from 19.1% in 2007, primarily driven by overall higher return rates in several product categories.

        Product mix from HSN is provided in the table below:

	Three Months Ended March 31,
	2008	2007
Jewelry	16%	17%
Apparel & accessories	13%	12%
Health & beauty	18%	21%
Home & other	53%	50%

Total	100%	100%

  Cornerstone

        Revenue from Cornerstone in 2008 decreased $14.8 million from 2007 primarily due to a 4% decrease in units shipped and a 2% decrease in average price point. Cornerstone, which operates in the home and apparel merchandise categories, was negatively affected by lower consumer demand and aggressive competitive action in this difficult retail environment. Revenue was also negatively impacted by a 15% decrease in catalog circulation.

Cost of sales

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
HSN	$324,092	8%	$300,988
Cornerstone	117,351	(0)%	117,841
Inter-segment elimination	(41)	67%	(123)

Cost of sales	$441,402	5%	$418,706

As a percentage of total revenue	65%	241 bp	63%
Gross margins	35%	(241) bp	37%

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
Cost of sales—HSN	$324,092	8%	$300,988
As a percentage of HSN revenue	68%	137 bp	66%
HSN gross margins	32%	(137) bp	34%
Cost of sales—Cornerstone	$117,351	(0)%	$117,841
As a percentage of Cornerstone revenue	59%	390 bp	55%
Cornerstone gross margins	41%	(390) bp	45%

        Cost of sales consists primarily of the cost of products sold, shipping and handling costs and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in warehouse functions. Cost of products sold includes merchandise cost, inbound freight and duties and in the case of HSN, certain allocable general and administrative costs, including certain warehouse costs.

        Cost of sales in 2008 increased $22.7 million from 2007, primarily due to an increase of $18.9 million in the cost of products sold and an increase of $3.1 million in shipping and handling costs. The increase in cost of sales as a percentage of revenue was due to a decrease in gross margins of 390 basis points and 137 basis points at Cornerstone and HSN, respectively. The decrease in gross margins at Cornerstone was principally due to an aggressive increase in promotional pricing and clearance activity, a higher return rate and an increase in fulfillment costs. The decrease in gross margins at HSN was due to a shift in product mix to lower gross margin products, primarily electronics and cookware, the effect of merchandise clearance sales and higher shipping and handling costs, partially offset by lower inventory reserves. Higher return rates negatively impact gross margins as higher returns result in higher warehouse processing costs and higher inventory markdowns for goods that are not resalable at full retail price. The year over year impact of the increase in overall return rates on gross margins is $2.6 million.

Selling and marketing expense

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
HSN	$67,698	(1)%	$68,511
Cornerstone	69,052	2%	67,942

Selling and marketing expense	$136,750	0%	$136,453

As a percentage of total revenue	20%	(26) bp	20%

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
Selling and marketing expense—HSN	$67,698	(1)%	$68,511
As a percentage of HSN revenue	14%	(95) bp	15%
Selling and marketing expense—Cornerstone	$69,052	2%	$67,942
As a percentage of Cornerstone revenue	35%	295 bp	32%

        Selling and marketing expense consists primarily of advertising and promotional expenditures, compensation and other employee-related costs (including stock-based compensation) for personnel engaged in customer service and sales functions and on-air distribution costs. Advertising and promotional expenditures primarily include catalog production and distribution costs and online marketing, including fees paid to search engines and third party distribution partners.

        Selling and marketing expense in 2008 increased $0.3 million from 2007, primarily due to an increase of $3.7 million in compensation and other employee-related costs, partially offset by decreases of $2.5 million in on-air distribution costs at HSN and $0.8 million in advertising and promotional expenditures. Compensation and other employee-related costs increased in the current year period due in part to a 7% increase in headcount as well as increased management transition costs as the prior year period was favorably impacted by the reversal of accrued severance expense. The decrease in on-air distribution costs is primarily due to lower broadcast fees related to the shutdown of America's Store in April 2007.

General and administrative expense

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
HSN	$37,943	11%	$34,171
Cornerstone	16,431	(17)%	19,795

General and administrative expense	$54,374	1%	$53,966

As a percentage of total revenue	8%	(6) bp	8%

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
General and administrative expense—HSN	$37,943	11%	$34,171
As a percentage of HSN revenue	8%	40 bp	8%
General and administrative expense—Cornerstone	$16,431	(17)%	$19,795
As a percentage of Cornerstone revenue	8%	(100) bp	9%

        General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, human resources, information technology and executive management functions, facilities costs and fees for professional services.

        General and administrative expense in 2008 increased $0.4 million from 2007, primarily due to an increase of $2.6 million in bad debt expense, partially offset by a decrease of $2.0 million in professional fees. The increase in bad debt expense is primarily due to increased Flexpay sales. Flexpay, which is offered exclusively through HSN, allows customers to pay for merchandise in interest free monthly payments over a 2-6 month period. Flexpay sales were 54% and 48% of HSN's net merchandise sales for 2008 and 2007, respectively. The decrease in professional fees is primarily due to lower legal fees at Cornerstone. HSNi expects to incur increased costs related to the additional financial and legal requirements associated with being a separate public company, as well as increased non-cash compensation associated with the modification of existing stock-based compensation awards in connection with the spin-off and the grant of new awards in connection with and subsequent to the spin-off.

        General and administrative expense includes non-cash compensation expense of $2.5 million in both 2008 and 2007. As of March 31, 2008, there was approximately $29.2 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is currently expected to be recognized over a weighted average period of approximately 3.0 years (exclusive of the impact of the modification related to the spin-off, which consists of the accelerated vesting of certain unvested restricted stock units and the modification of all unvested and vested stock options).

Production and programming expense

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
HSN	$14,341	(4)%	$14,867
Cornerstone	2	(84)%	13

Production and programming expense	$14,343	(4)%	$14,880

As a percentage of total revenue	2%	(11) bp	2%

        Production and programming expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in production and programming at HSN.

        Production and programming expense in 2008 decreased $0.5 million from 2007, primarily due to lower broadcast fees related to the shutdown of America's Store in April 2007, partially offset by an increase of $0.6 million in compensation and other employee-related costs.

Depreciation

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
HSN	$6,550	2%	$6,414
Cornerstone	2,476	21%	2,054

Depreciation	$9,026	7%	$8,468

As a percentage of total revenue	1%	6 bp	1%

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
Depreciation—HSN	$6,550	2%	$6,414
As a percentage of HSN revenue	1%	(5) bp	1%
Depreciation—Cornerstone	$2,476	21%	$2,054
As a percentage of Cornerstone revenue	1%	29 bp	1%

        Depreciation in 2008 increased $0.6 million from 2007, primarily due to the incremental depreciation associated with capital expenditures made throughout 2007 and 2008, partially offset by certain fixed assets becoming fully depreciated during the period.

Operating Income Before Amortization

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
HSN	$29,935	(1)%	$30,271
Cornerstone	(5,904)	NM	6,996

Operating Income Before Amortization	$24,031	(36)%	$37,267

As a percentage of total revenue	4%	(204) bp	6%

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
Operating Income Before Amortization—HSN	$29,935	(1)%	$30,271
As a percentage of HSN revenue	6%	(42) bp	7%
Operating Income Before Amortization—Cornerstone	$(5,904)	NM	$6,996
As a percentage of Cornerstone revenue	(3)%	NM	3%

        Operating Income Before Amortization in 2008 decreased $13.2 million from 2007, primarily due to a 241 basis point decrease in gross margins and an increase of $2.6 million in bad debt expense. Operating Income Before Amortization at HSN declined 1% to $29.9 million, primarily driven by a decrease in gross margins of 137 basis points. Gross margins were adversely impacted by a shift in mix to lower gross margin products, primarily electronics and cookware, an increase of $4.3 million in shipping and handling costs and the effect of merchandise clearance and promotional pricing, partially offset by lower inventory reserves. Operating Income Before Amortization at Cornerstone declined from $7.0 million in 2007 to a loss of $5.9 million in 2008, primarily driven by a decrease in gross margins of 390 basis points reflecting the impact of promotional pricing in response to the current retail environment.

Operating income (loss)

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
HSN	$24,491	(11)%	$27,448
Cornerstone	(9,413)	NM	2,699

Operating income	$15,078	(50)%	$30,147

As a percentage of total revenue	2%	(229) bp	5%

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
Operating income—HSN	$24,491	(11)%	$27,448
As a percentage of HSN revenue	5%	(93) bp	6%
Operating (loss) income—Cornerstone	$(9,413)	NM	$2,699
As a percentage of Cornerstone revenue	(5)%	NM	1%

        Operating income in 2008 decreased $15.1 million from 2007, primarily due to the decrease in Operating Income Before Amortization described above.

        Operating income of $24.5 million at HSN for 2008 reflects $3.7 million in amortization of non-cash marketing, non-cash compensation expense of $1.6 million, an increase of $0.4 million and amortization of intangibles of $0.1 million, a decrease of $1.5 million.

        Operating loss of $9.4 million at Cornerstone for 2008 reflects amortization of intangibles of $2.1 million, a decrease of $0.4 million and non-cash compensation expense of $1.5 million, a decrease of $0.4 million.

        The decrease in amortization of intangibles at both HSN and Cornerstone resulted from certain intangible assets being fully amortized in 2007. The amortization of non-cash marketing referred to in this report consists of non-cash marketing and advertising secured by IAC from Universal Television as part of the IAC transaction pursuant to which Vivendi Universal Entertainment, LLLP ("VUE") was created, and the subsequent transaction by which IAC sold its partnership interests in VUE.

        The disappointing results for the first quarter at Cornerstone were due, in large part, to the continuing difficult macro environment for retailers, particularly in the home and apparel categories. HSNi is taking actions in response to this environment, including reducing inventory purchases and capital and operating expenditures and revisiting merchandising and marketing, including catalog circulation, strategies. While HSNi expects full year profitability at Cornerstone, HSNi expects the remainder of 2008 to be challenging, with near term profit growth unlikely.

Income tax provision

        For the three months ended March 31, 2008 and 2007, HSNi recorded tax provisions for continuing operations of $5.7 million and $11.5 million, respectively, which represent effective tax rates of 38%. The tax rates for the three months ended March 31, 2008 and 2007 are higher than the federal statutory rate of 35% due principally to state taxes.

        As of December 31, 2007 and March 31, 2008, HSNi had unrecognized tax benefits of approximately $8.9 million. Included in unrecognized tax benefits at March 31, 2008 is approximately $8.8 million for tax positions included in IAC's consolidated tax return filings that will remain a liability of IAC after the spin-off. HSNi recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. Included in income tax expense for 2008 is $0.1 million, net of related deferred taxes, for interest on unrecognized tax benefits. At March 31, 2008, HSNi has accrued $3.0 million for the payment of interest. There are no material accruals for penalties.

        By virtue of previously filed separate company and consolidated tax returns with IAC, HSNi is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by HSNi are recorded in the period they become known. HSNi believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.5 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

        Under the terms of the tax sharing agreement, which will be executed in connection with the spin-off, IAC will generally retain the liability related to federal and state returns filed on a consolidated or unitary basis for all periods prior to the spin-off.

Discontinued operations

        Discontinued operations in the accompanying combined statements of operations include Home Shopping Europe GMbH & Co. KG, and its affiliated station HSE24 ("HSE") through March 31, 2007. Quiz TV Limited and iBuy are presented as discontinued operations in the accompanying combined financial statements for all periods presented. Losses from these discontinued operations in 2008 and 2007 were $1.1 million and $1.6 million, respectively, net of tax. Loss from discontinued operations, net of tax, in 2008 primarily includes the losses of iBuy. Loss from discontinued operations, net of tax, in 2007 primarily includes the losses of iBuy, partially offset by the income of HSE.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

        As of March 31, 2008, HSNi had $8.0 million of cash and cash equivalents.

        Net cash used in operating activities attributable to continuing operations was $20.8 million in 2008 compared to $39.2 million in 2007, an improvement of $18.4 million, despite a decrease of $9.2 million in earnings from continuing operations. This improvement was due to a $16.0 million decrease in inventories reflecting better inventory management at HSN, a significantly smaller increase in prepaid expenses and other current assets due to timing and a larger decrease in accounts receivable.

        Net cash provided by investing activities attributable to continuing operations in 2008 of $21.7 million resulted primarily from cash transfers of $28.3 million from IAC, partially offset by capital expenditures of $6.6 million. The cash transfers from IAC relate to IAC's centrally managed U.S. treasury function. Net cash provided by investing activities attributable to continuing operations in 2007 of $35.0 million resulted primarily from cash transfers of $43.1 million from IAC, partially offset by capital expenditures of $8.2 million.

        Net cash used in financing activities attributable to continuing operations in 2008 was less than $0.1 million. Net cash provided by financing activities attributable to continuing operations in 2007 of $1.2 million was due to excess tax benefits from stock-based awards.

        Net cash provided by discontinued operations in 2008 and 2007 of $1.7 million and $10.7 million, respectively, relates primarily to the operations of HSN International and HSE, respectively. HSNi does not expect future cash flows associated with existing discontinued operations to be material.

        HSNi anticipates that it will need to make capital and other expenditures in connection with the development and expansion of its operations.

        In connection with the separation, HSNi raised $390 million through a combination of privately issued debt securities (the "Notes") and a secured credit facility (the "Term Loan"). In addition, HSNi negotiated a $150 million revolving credit facility (the "RCF"). The total costs, including the discount on the issuance of the Notes, incurred in connection with the issuance of the Notes and borrowings under the Term Loan and establishing the RCF are estimated to be $16.0 million. The net proceeds are expected to be approximately $374.0 million. In connection with the separation, HSNi will distribute the net proceeds of the financing to IAC and any cash on hand except for $50 million which it will retain. Upon completion of the spin-off, intercompany receivable balances will be extinguished.

        HSNi believes its ability to generate cash from operations, the overall capacity and terms of its financing arrangements as discussed above, and access to the equity markets, subject to restrictions under the tax sharing agreement, will be sufficient to fund its operating, investing and financing cash needs for the foreseeable future.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Purchase obligations(a)	$133,953	$47,096	$81,162	$5,695	$—
Operating leases	129,802	31,369	41,859	33,664	22,910

Total contractual cash obligations	$263,755	$78,465	$123,021	$39,359	$22,910

(a)
The purchase obligations primarily relate to cable contracts and include obligations for future cable distribution and commission guarantees.

HSNi'S PRINCIPLES OF FINANCIAL REPORTING

        HSNi reports Operating Income Before Amortization as a supplemental measure to generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which HSNi evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. HSNi believes that investors should have access to the same set of tools that it uses in analyzing its results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

Definition of HSNi's Non-GAAP Measure

        Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. HSNi believes this measure is useful to investors because it represents the operating results from the HSNi Businesses, taking into account depreciation, which HSNi believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including non-cash compensation, non-cash marketing and acquisition-related accounting. HSNi endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

        HSNi has not presented Operating Income Before Amortization for 2005 on a pro forma basis for the Cornerstone acquisition because the results of Cornerstone were included in the reported results for the majority of 2005.

One-Time Items

        Operating Income Before Amortization is presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items.

Non-Cash Expenses That Are Excluded From HSNi's Non-GAAP Measure

        Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and HSNi will include the related shares in its future calculations of diluted shares outstanding. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards will be settled, at HSNi's discretion, on a net basis, with HSNi remitting the required tax withholding amount from its current funds.

        Amortization of non-cash marketing consists of non-cash advertising provided to HSNi by IAC. The non-cash marketing was secured by IAC from Universal Television as part of the IAC transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as the "NBC Universal Advertising"). The NBC Universal Advertising is available for television advertising on various NBC Universal network and cable channels without any cash cost.

        The NBC Universal Advertising is excluded from Operating Income Before Amortization because it is non-cash and is incremental to the marketing and advertising that HSNi would otherwise undertake as a result of its ordinary cost/benefit marketing planning process. Accordingly, HSNi's aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what HSNi's advertising effort would otherwise be without these credits. As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect HSNi's long-term level of advertising expenditures. Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that HSNi does derive benefits from it, though management believes such benefits are generally less than those received through its regular marketing and advertising for the reasons stated above. Operating Income Before Amortization therefore has the limitation of including those benefits while excluding the associated expense.

        Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as distribution agreements, customer relationships and merchandise agreements, are valued and amortized over their estimated lives. HSNi believes that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Reconciliation of Operating Income Before Amortization

        For a reconciliation of Operating Income Before Amortization to operating income for HSNi's operating segments and to net income in total for the years ended December 31, 2007, 2006 and 2005, see Note 9 to the combined financial statements. For a reconciliation of Operating Income Before Amortization to operating income for HSNi's operating segments and to net income for the three months ended March 31, 2008 and 2007, see Note 5 to the unaudited interim financial statements.

Critical Accounting Policies and Estimates

        The following disclosure is provided to supplement the descriptions of HSNi's accounting policies contained in Note 2 to the combined financial statements in regard to significant areas of judgment. HSNi's management is required to make certain estimates and assumptions during the preparation of its combined financial statements in accordance with GAAP. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the combined financial statements. They also impact the reported amount of net income during any period. Actual results could differ from those estimates. Because of the size of the financial statement elements to which they relate, some of HSNi's accounting policies and estimates have a more significant impact on its combined financial statements than others. What follows is a discussion of some of HSNi's more significant accounting policies and estimates.

  Recoverability of Long-Lived Assets

        HSNi reviews the carrying value of all long-lived assets, primarily property and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), impairment is considered to have occurred whenever the carrying value of a long-lived asset exceeds the sum of the undiscounted cash flows that is expected to result from the use and eventual disposition of the asset. The determination of cash flows is based upon assumptions that may not occur. The value of long-lived assets that is subject to assessment for impairment in accordance with SFAS 144 is $172.6 million at December 31, 2007.

  Recoverability of Goodwill and Indefinite-Lived Intangible Assets

        Goodwill impairment is determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. In performing the first step, HSNi determines the fair value of its reporting units by using a discounted cash flow ("DCF") analysis. Determining fair value using a DCF analysis requires the exercise of significant judgments, including judgments about appropriate discount rates, perpetual growth rates and the amount and timing of expected future cash flows. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not required. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is required to be performed to measure the amount of impairment, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

        The impairment test for indefinite-lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of indefinite-lived intangible assets are determined using a DCF valuation analysis that employs a "relief from royalty" methodology in estimating the fair value of its trade names and trademarks. Significant judgments inherent in this analysis include the determination of royalty rates, discount rates and the terminal growth rates.

        Goodwill and indefinite-lived intangible assets, primarily trade names and trademarks, are tested annually for impairment as of October 1st or earlier upon the occurrence of certain events or substantive changes in circumstances. HSNi's 2007 annual impairment assessment did not identify an impairment. HSNi's reporting units are currently operating in dynamic and challenged industry segments. To illustrate the magnitude of potential impairment charges relative to future changes in estimated fair value, had the estimated fair value of HSNi's reporting units and their respective indefinite-lived intangible assets been hypothetically lower by 10% as of October 1, 2007, the aggregate book value of goodwill and indefinite-lived intangible assets would have exceeded fair value by approximately $166.0 million at HSN and $74.0 million at Cornerstone. Had the estimated fair values of HSNi's reporting units and their respective indefinite-lived intangible assets been hypothetically lower by 20% as of October 1, 2007, the book value of goodwill and indefinite lived-intangible assets would have exceeded fair value by approximately $441.0 million at HSN and $156.0 million at Cornerstone.

  Returns Reserves

        Revenue from HSNi primarily consists of merchandise sales and is reduced by incentive discounts and sales returns. In accordance with Staff Accounting Bulletin 104, revenue is recorded when delivery to the customer has occurred. Delivery is considered to have occurred when the customer takes title and assumes the risks and rewards of ownership, which is generally on the date of shipment. HSNi's sales policy allows customers to return merchandise for a full refund or exchange, subject in some cases to restocking fees and exceptions for certain merchandise. Allowances for returned merchandise and other adjustments (including reimbursed shipping and handling costs) are provided based upon past experience. HSNi's returns reserves at December 31, 2007 and 2006 were based upon estimated return rates of 18.4% and 17.7%, respectively, which were arrived at based upon historical levels of actual returns. Actual levels of product returns may vary from these estimates.

  Allowance for Doubtful Accounts

        HSNi makes judgments as to its ability to collect outstanding receivables and provide allowances when it is assessed that all or a portion of the receivable will not be collected. HSNi determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, its previous loss history and the condition of the general economy. HSNi writes off accounts receivable when they become uncollectible. As of December 31, 2007, HSNi's allowance for doubtful accounts is $8.1 million.

  Income Taxes

        Estimates of deferred income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note 8, and reflect management's assessment of actual future taxes to be paid on items reflected in the combined financial statements, giving consideration to both timing and the probability of realization. As of December 31, 2007, the balance of deferred tax liabilities, net, is $795.4 million. Actual income taxes could vary from these estimates due to future changes in income tax law, state income tax apportionment or the outcome of any review of IAC's tax returns by the IRS, as well as actual operating results of HSNi that vary significantly from anticipated results. Effective January 1, 2007, HSNi adopted the provisions of FIN 48. As a result of the adoption of FIN 48, HSNi recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. This measurement step is inherently difficult and requires subjective estimations of such amounts to determine the probability of various possible outcomes. HSNi considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

  Inventory Valuation

        Inventories are valued at the lower of cost or market, cost being determined based upon the first-in, first-out method. Market is determined on the basis of net realizable value, giving consideration to obsolescence and other factors. Net realizable value is estimated by HSNi based upon historical sales data, the age of inventory, the quantity of goods on hand and the ability to return merchandise to vendors. The actual net realizable value may vary from estimates due to changes in customer tastes or viewing habits, or judgmental decisions made by merchandising personnel when ordering new products. As of December 31, 2007, HSNi had $317.4 million of inventory on hand.

Seasonality

        Seasonality impacts HSNi, with revenue highest in the fourth quarter, but not to the same extent it impacts the retail industry in general.

New Accounting Pronouncements

        Refer to Note 2 to the combined financial statements for a description of recent accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Exchange Risk

        During the second quarter of 2003, one of HSNi's foreign subsidiaries entered into a foreign exchange forward contract with a notional amount of $38.6 million which was used to hedge against the change in value of a liability denominated in a currency other than the subsidiary's functional currency. In connection with the sale of HSE, HSNi unwound the foreign exchange forward contract during June 2007. Prior to unwinding this contract, all foreign exchange remeasurement gains and losses related to the contract and liability were recognized each period in the statements of operations and were offsetting. Subsequent to the sale of HSE, HSNi does not have significant exposure to foreign currency risk and does not hold any derivative instruments at December 31, 2007 or March 31, 2008.

Management of HSNi

HSNi Board of Directors and Executive Officers

        The following table sets forth information as to persons who are expected to serve as HSNi directors and executive officers following the spin-offs. The HSNi Board of Directors, the composition of which complies with the independence requirements under the current standards imposed by the Marketplace Rules of the Nasdaq Stock Market (the "Marketplace Rules"), including the transitional rules set forth therein, is currently expected to consist of nine directors.

Name	Age	Position(s)
Mindy Grossman	50	Chief Executive Officer and Director of HSNi
Roxane Al-Fayez	51	President and Chief Executive Officer of Cornerstone Brands, Inc.
Gregory R. Blatt	40	Director of HSNi
Michael C. Boyd*	67	Director of HSNi
Patrick Bousquet-Chavanne*	50	Director of HSNi
William Costello	62	Director of HSNi
Mark Ethier	48	Executive Vice President and Chief Operations Officer of HSN
James Follo*	49	Director of HSNi
Stephanie Kugelman*	61	Director of HSNi
William Lynch	38	Executive Vice President/General Manager—Marketing, Content & Dot Com of HSN
Arthur C. Martinez*	68	Chairman of the Board of HSNi
Thomas J. McInerney	43	Director of HSNi
Lynne Ronon	55	Executive Vice President, Merchandising of HSN
Judy Schmeling	48	Executive Vice President and Chief Financial Officer of HSNi
James Warner	44	Executive Vice President and General Counsel of HSNi

*
Independent Directors

Directors

        Background information about those individuals who are expected to serve as directors of HSNi appears below.

        Mindy Grossman, age 50, will serve as Chief Executive Officer and director of HSNi upon completion of the spin-offs. Ms. Grossman currently serves as Chief Executive Officer of IAC Retailing, a position she has held since April 2006. A 30-year veteran of the retail and apparel industries, Ms. Grossman joined IAC from Nike, Inc., where she served as Vice President and head of the company's global apparel business from October 2000 to March 2006. Prior to Nike, Ms. Grossman was President and CEO at Polo Jeans Company from October 1995 to October 2000. Ms. Grossman was Vice President of New Business at Polo Ralph Lauren Corporation from October 1994 to October 1995 and President of the Chaps Ralph Lauren division of Warnaco's Menswear division from September 1991 to October 1994. Ms. Grossman was Vice President of Sales and Merchandising at Tommy Hilfiger from June 1987 to September 1991. Ms. Grossman began her career working for a variety of other apparel companies. Ms. Grossman serves on the board of directors at the National Retail Federation, as well as the East Harlem School at Exodus House in New York. She is the Chairperson of the Fashion Institute of Technology's Executive Women in Fashion Advisory Board, and is a member of the advisory board of the J. Baker School of Retail at the Wharton School of Business.

        Gregory R. Blatt, age 40, has served as Executive Vice President, General Counsel and Secretary of IAC since March 2005 and had previously served as Senior Vice President, General Counsel and Secretary of IAC since November 2003. Prior to joining IAC in November 2003, Mr. Blatt served as

Executive Vice President, Business Affairs and General Counsel of Martha Stewart Living Omnimedia, Inc. ("MSO") from January 2001 to October 2003, Executive Vice President and General Counsel of MSO from September 1999 to January 2001 and Senior Vice President, General Counsel of MSO from May 1999 to September 1999. Prior to joining MSO, Mr. Blatt was an associate with Grubman Indursky & Schindler, P.C., a New York entertainment and media law firm, from 1997 to May 1999, and prior to that, was an associate at Wachtell, Lipton, Rosen & Katz, a New York law firm, from 1995 to 1997.

        Michael C. Boyd, age 67, currently serves as Chairman and CEO of Longport, Inc., a medical technology company that specializes in high resolution imaging. Mr. Boyd also serves on the Board of Directors of Shop.com and BIAP.com. Mr. Boyd was a co-founder of QVC, Inc. in 1986 and served as President until his retirement in 1994.

        Mr. Boyd was nominated as a director by Liberty Media Corporation. See "Certain Relationships and Related Party Transactions—Agreements with Liberty Media Corporation."

        Patrick Bousquet-Chavanne, age 50, currently serves as President and Chief Executive Officer of T-Ink, Inc., a company specializing in advance conductive technology, which position he assumed in July 2007. Prior to joining T-Ink, Mr. Bousquet-Chavanne served as Group President of The Estée Lauder Companies Inc. from July 2001 through June 2008. In this role, he led the Estée Lauder and other flagship brands, as well as focused on strategic opportunities for The Estée Lauder Companies across Europe and Asia. Prior to joining Estée Lauder in 1989, Mr. Bousquet-Chavanne served as Managing Director for Elizabeth Arden in the United Kingdom. He is a member of the Board of Directors of Brown-Forman Corporation, the Franco-American Business Council, and the Council for Asia-Pacific Economic Cooperation. Mr. Bousquet-Chavanne also serves on the Advisory Board of the New York City Ballet.

        William Costello, 62, served in a number of executive positions with QVC, Inc. through his retirement in March 2007. He joined QVC as its Chief Financial Officer in November 1989. In addition to these duties, Mr. Costello became QVC's Chief Operating Officer in May 2002 and also served as President of QVC International from July 2001. Prior to joining QVC, Mr. Costello served as Chief Financial Officer, then Chief Operating Officer and a member of the board of directors of Best Products, a catalog showroom retailer. Prior to joining Best Products, Mr. Costello was a partner at KPMG LLP.

        Mr. Costello was nominated as a director by Liberty Media Corporation. See "Certain Relationships and Related Party Transactions—Agreements with Liberty Media Corporation."

        James Follo, age 49, has served as Senior Vice President and Chief Financial Officer of The New York Times Company since January 2007. From July 1998 through March 2006, Mr. Follo served in various senior financial management positions at Martha Stewart Living Omnimedia, Inc., most recently as Chief Financial and Administrative Officer.

        Stephanie Kugelman, age 61, currently serves as a principal of A.S.O., A Second Opinion, a brand consultancy firm which she founded. Prior to founding A.S.O., Ms. Kugelman was employed by Young & Rubicam for 36 years. During her tenure at Young & Rubicam, Ms. Kugelman served in a series of increasingly senior roles, mostly recently as Vice Chairman and Chief Strategic Officer from June 2001 to March 2007 and as Chairman and Chief Executive Officer of Young & Rubicam's New York officer from May 1999 to May 2001. Ms. Kugelman currently serves as a Vice Chairman Emeritus at Young & Rubicam.

        Arthur C. Martinez, age 68, has been a director of IAC since September 2005. Mr. Martinez retired in 2000 as Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., positions he held from 1995. He was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995. Prior to his tenure at Sears, he served as Vice Chairman and a director of Saks Fifth Avenue from 1990 to 1992. Mr. Martinez is currently a member of the boards of directors of PepsiCo, Inc., Liz Claiborne, Inc. and International Flavors & Fragrances Inc., and currently serves as Chairman of the Supervisory Board of ABN AMRO Holding, N.V. Mr. Martinez also serves as a Trustee of Greenwich Hospital, Northwestern University and the Chicago Symphony Orchestra.

        Thomas J. McInerney, age 43, has been Executive Vice President and Chief Financial Officer of IAC since January 2005. Mr. McInerney previously served as Chief Executive Officer of IAC's Retailing sector from January 2003 through December 2005. Prior to this time, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster (prior to it becoming a wholly-owned subsidiary of IAC in January 2003) and its predecessor company, Ticketmaster Online- Citysearch, Inc., since May 1999. Prior to joining Ticketmaster, Mr. McInerney worked at Morgan Stanley, most recently as a Principal.

Executive Officers

        Background about HSNi's executive officers who are not expected to serve as directors appears below.

        Roxane Al-Fayez, age 51, will serve as HSNi's President and Chief Executive Officer of Cornerstone Brands, Inc. upon completion of the spin-offs. Ms. Al-Fayez currently serves as President and Chief Executive Officer of Cornerstone Brands, Inc., a subsidiary of HSN, a position she has held since April 2007. Prior to this time, Ms. Al-Fayez served as Executive Vice President, Chief Marketing Officer of Victoria's Secret Direct and Chief Administrative Officer of Bath & Body Works Direct, both divisions of Limited Brands Inc., from August 2005 through October 2006. Previously, Ms. Al-Fayez served as Executive Vice President of Direct Operations, Distribution and Information Technology of J. Crew Group from October 2003 through August 2005. Prior to joining J. Crew, Ms. Al-Fayez was Vice President of Operations at Gap Inc. Direct from August 1997 to October 2003.

        Mark Ethier, age 48, will serve as Executive Vice President and Chief Operations Officer of HSN upon completion of the spin-offs, which position he has held since December 2004. He had previously served as Executive Vice President of Operations since July 2001. Prior to joining HSN, Mr. Ethier worked for The Walt Disney Company in the Disney Stores business unit from March 1997 to July 2001 in capacities of Senior Vice President Global Operations and Vice President/Chief Information Officer. Prior to joining Walt Disney, Mr. Ethier held the position of Vice President of Operations at Pacific Linen, a specialty retailer of home goods from March 1994 to March 1997, and prior to that held positions of Vice President of Operations at Builders Emporium, a hardware chain in Southern California, and Vice President of Technology at Ames Department stores, a Northeastern Discount Store chain. Mr. Ethier started his career at Sage-Allen Company, a family owned department store chain in Connecticut in 1981.

        William Lynch, age 38, will serve as Executive Vice President/General Manager—Marketing, Content & Dot Com of HSN upon completion of the spin-offs, which position he has held since November 2007. Prior to that, Mr. Lynch served as Executive Vice President/General Manager—Dot Com from December 2006 to October 2007. Mr. Lynch has also been President and Chief Executive Officer of Gifts.com, Inc., a subsidiary of IAC, since November 2004. Prior to joining IAC, Mr. Lynch was a founder of Bandera Capital, an investment firm specializing in investing in the search marketing and e-commerce sector, where he served as a Principal from January 2004 to November 2004. Prior to Bandera Capital, Mr. Lynch was Vice President/General Manager—Web Marketing and E-Commerce of Palm, Inc. from November 2000 to January 2004. Prior to Palm, Mr. Lynch held various senior level brand management positions for consumer product companies, including Diageo, Seagram/Universal and Scout Electromedia, a Chase-Flatiron and Idealab-funded start-up, based in San Francisco.

        Lynne Ronon, age 55, will serve as Executive Vice President, Merchandising of HSN upon completion of the spin-offs, which position she has held since October 2007. Prior to joining HSN, Ms. Ronon was Senior Vice President North Asia for Burberry from December 2003 to September 2007. Prior to joining Burberry, Ms. Ronon worked at Lane Crawford, a luxury department store based in Hong Kong, from November 2001 to July 2003. Ms. Ronon served as a consultant to Lane Crawford from 2001 to 2002 and then as Senior Vice President Commercial between 2002 and 2003. Prior to her tenure with Lane Crawford, Ms. Ronon held various positions at Saks Fifth Avenue from August 1986 to August 2001, including Senior Vice President Chief Merchant from 2000 to 2001, Senior Vice President General Merchandise Manager from 1995 to 2000, Vice President Divisional Merchandise Manager from 1987 to 1995, and Buyer for Petites from 1986 to 1987. Prior to Saks Fifth Avenue, Ms. Ronon held various positions at Gimbels East in New York and Philadelphia.

        Judy Schmeling, age 48, will serve as Executive Vice President and Chief Financial Officer of HSNi upon completion of the spin-offs. She currently serves as Executive Vice President and Chief Financial Officer of IAC Retailing, a position she has held since February 2002. Ms. Schmeling has held positions of increasing responsibility since joining HSN in September 1994. Prior to her role as Executive Vice President and Chief Financial Officer, Ms. Schmeling served as Senior Vice President Finance from November 1999 to February 2002. Ms. Schmeling also served as Chief Operating Officer of HSN's international operations from January 2001 to February 2002. Ms. Schmeling served as Vice President, Strategic Planning and Analysis of HSN from January 1998 to November 1999. Ms. Schmeling served as Director of Investor Relations and Operating Vice President, Finance of HSN from September 1994 to January 1998 during the time in which HSN was a separately traded public company. Prior to joining HSN, Ms. Schmeling was Managing Director of Tunstall Consulting, Inc., a corporate financial planning firm, from 1986 to 1994. Ms. Schmeling began her career at Deloitte & Touche, an international public accounting firm where she held various positions from 1982 to 1986.

        James Warner, age 44, will serve as Executive Vice President and General Counsel of HSNi upon completion of the spin-offs. Mr. Warner currently serves as Executive Vice President and General Counsel of IAC Retailing, a position he has held since March 2007. Prior to joining IAC Retailing, Mr. Warner was based in London and served as Senior Vice President, European Counsel of Ticketmaster, a subsidiary of IAC. Mr. Warner joined Ticketmaster in January 2001 as its Vice President and European Counsel. Prior to joining Ticketmaster, Mr. Warner served as an associate and then as a partner at DMA Legal, a London law firm, between October 1997 and December 2000. Prior to that, Mr. Warner was an associate at Hemenway & Barnes in Boston, from 1993 to 1997. Mr. Warner was a law clerk to the Justices of the Massachusetts Superior Court from 1992 to 1993. Mr. Warner serves on the Board of the Electronic Retailing Association.

Committees of the Board of Directors

        Concurrent with the completion of the spin-offs, the HSNi Board of Directors will establish the following committees: the Audit Committee, the Compensation and Human Resources Committee, the Nominating Committee and the Executive Committee. The composition of each such committee will satisfy the independence requirements and current standards of the SEC, Marketplace Rules and Internal Revenue Service rules (as applicable), including the transitional rules set forth therein.

        Audit Committee.    The Audit Committee of the HSNi Board of Directors will consist of Messrs. Follo, Boyd and McInerney. IAC has concluded, subject to confirmation by the HSNi Board of Directors, that Mr. Follo is an "audit committee financial expert," as such term is defined in applicable SEC rules.

        The Audit Committee will function pursuant to a written charter adopted by the HSNi Board of Directors, pursuant to which it will be granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Audit Committee will be appointed by the HSNi Board of Directors to assist the Board with a variety of matters, including monitoring (1) the integrity of HSNi's financial statements, (2) the effectiveness of HSNi's internal control over financial reporting, (3) the qualifications and independence of HSNi's independent registered public accounting firm, (4) the performance of HSNi's internal audit function and independent registered public accounting firm and (5) the compliance by HSNi with legal and regulatory requirements.

        Compensation and Human Resources Committee.    The Compensation and Human Resources Committee will be comprised of Ms. Kugelman and Mr. Bousquet-Chavanne and will be authorized to exercise all of the powers of the HSNi Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock compensation plans, retirement programs and insurance plans.

        Nominating Committee.    The Nominating Committee will be comprised of Messrs. Follo and Martinez and will be responsible for identifying individuals qualified to become members of HSNi's Board of Directors, recommending to the Board director nominees for the annual meeting of shareholders and otherwise on an as needed basis.

        Executive Committee.    The Executive Committee will have all the power and authority of the HSNi Board of Directors, except those powers specifically reserved to the HSNi Board of Directors by Delaware law or HSNi's organizational documents.

        Other Committees.    In addition to the foregoing committees, the HSNi Board of Directors, by resolution, may from time to time establish other committees of the HSNi Board of Directors, consisting of one or more of its directors.

Director Compensation

        Non-Employee Director Arrangements.    Each member of the HSNi Board of Directors will receive an annual retainer in the amount of $50,000. Each member of the Audit and Compensation and Human Resources Committees (including their respective chairs) will receive an additional annual retainer in the amount of $10,000. Each member of the Nominating Committee will receive an additional annual retainer in the amount of $5,000. Lastly, the chair of each of the Audit and Compensation and Human Resources Committees will receive an additional annual chairperson retainer in the amount of $15,000.

        In addition, each non-employee director will receive a grant of restricted stock units with a dollar value of $100,000 upon his or her initial election to the HSNi Board of Directors and annually thereafter upon re-election on the date of HSNi's annual meeting of stockholders. The terms of these restricted stock units provide for (i) vesting in two equal annual installments commencing on the first anniversary of the grant date, (ii) cancellation and forfeiture of unvested units in their entirety upon termination of service with the HSNi Board of Directors and (iii) full acceleration of vesting upon a change in control of HSNi. Non-employee directors are also reimbursed for all reasonable expenses incurred in connection with attendance at HSNi Board and Committee meetings.

        Mr. Martinez will serve as Chairman of the Board. As such, Mr. Martinez will be the Board's principal liaison with the company's management, with particular focus on public company reporting obligations and corporate governance matters. For his services as Chairman of the Board, Mr. Martinez will receive an annual retainer of $350,000 and will receive $350,000 in RSUs, on identical terms as those described above. Because it is expected that a significant part of Mr. Martinez's activities will be transitional, the Board expects to re-evaluate this compensation arrangement following the first year and periodically thereafter.

        The Compensation and Human Resources Committee will have primary responsibility for establishing non-employee director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of HSNi stock to further align directors' interests with those of HSNi's stockholders. When considering non-employee director compensation arrangements, HSNi management will provide the Compensation and Human Resources Committee with information regarding various types of non-employee director compensation arrangements and practices of select peer companies.

        Deferred Compensation Plan for Non-Employee Directors.    Under HSNi's Deferred Compensation Plan for Non-Employee Directors, non-employee directors will be able to defer all or a portion of their Board and Board Committee fees. Eligible directors who defer all or any portion of these fees can elect to have such fees applied to the purchase of share units, representing the number of shares of HSNi common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on HSNi common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to be a member of the HSNi Board of Directors, he or she will receive (i) with respect to share units, such number of shares of HSNi common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments will be made in either one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election.

Director Independence

        Under the Marketplace Rules, HSNi's Board will have a responsibility to make an affirmative determination that those members of its Board that serve as independent directors do not have any relationships with HSNi and its businesses that would impair their independence. In connection with these determinations, HSNi's Board will review information regarding transactions, relationships and arrangements involving HSNi and its businesses and each director that it deems relevant to independence, including those required by the Marketplace Rules. This information is obtained from director responses to a questionnaire circulated by HSNi management, HSNi records and publicly available information. Following these determinations, HSNi management will monitor those transactions, relationships and arrangements that are relevant to such determinations, as well as solicit updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on HSNi's prior independence determinations.

Compensation Committee Interlocks and Insider Participation

        HSNi's Board of Directors will have a Compensation and Human Resources Committee comprised of Ms. Kugelman and Mr. Bousquet-Chavanne, neither of whom will be or has been in the past an officer or employee of HSNi or any of its businesses at the time of their respective service on the Committee.

HSNi Executive Compensation

Compensation Discussion and Analysis

  Roles and Responsibilities

        To date, the compensation of HSNi's executive officers has been predominantly determined by IAC, acting in effect as HSNi's compensation committee. IAC's compensation process is principally driven by IAC's General Counsel, who has primary responsibility for administering compensation and making compensation recommendations, with all material decisions approved by IAC's Chairman and

Chief Executive Officer and, where appropriate, the Compensation Committee of IAC's Board of Directors (specifically with respect to all awards of IAC equity).

        This Compensation Discussion and Analysis deals exclusively with historical information while HSNi has been part of IAC. Following the spin-off, HSNi will have an independent board of directors, which will in turn have a compensation committee with responsibility for establishing HSNi's compensation philosophy and programs and determining appropriate payments and awards to its executive officers. Because HSNi's compensation committee has not yet been established, HSNi cannot predict what compensation philosophies and programs will be adopted following the spin-off, and therefore this historical report is not necessarily indicative of the practices HSNi will follow when it is an independent public company.

        In general, IAC has been responsible for establishing bonus pools and equity pools for HSNi, and then such pools are allocated throughout HSNi, with IAC directly establishing all compensation elements for HSNi's CEO, while the HSNi CEO makes the determinations for HSNi's other executive officers, subject to IAC's review and approval.

        Neither HSNi nor IAC has an ongoing relationship with any particular compensation consulting firm, though IAC has from time to time retained the services of consultants on specific occasions regarding broad-based IAC compensation programs. At no time has a consultant been engaged with respect to compensation of any of HSNi's executive officers.

  Philosophy and Objectives

        HSNi's executive officer compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable HSNi to meet its growth objectives.

        When establishing compensation packages for a given executive, HSNi follows a flexible approach, making decisions based on a host of factors particular to a given executive situation, including HSNi's firsthand experience with the competition for recruiting and retaining executives, negotiation and discussion with the relevant individual, competitive survey data, internal equity considerations and other factors HSNi deems relevant at the time.

        Similarly, HSNi has not followed an arithmetic approach to establishing compensation levels and measuring and rewarding performance, as these often fail to adequately take into account the multiple factors that contribute to success at the individual and business level. In any given period, HSNi may have multiple objectives, and these objectives, and their relative importance, often change as the competitive and strategic landscape shifts, even within a given compensation cycle. As a result, formulaic approaches often over-compensate or under-compensate a given performance level. Accordingly, HSNi has historically avoided the use of strict formulas or pre-set performance targets in its compensation practices and has relied primarily on a discretionary approach.

  Compensation Elements

        HSNi's compensation packages for executive officers have primarily consisted of salary, annual bonuses, long-term incentives (typically equity awards, and in certain instances, cash plans), perquisites and other benefits. Prior to making specific decisions related to any particular element of compensation, HSNi typically reviews the total compensation of each executive, evaluating the executive's total near and long-term compensation in the aggregate. HSNi determines which element or combinations of compensation elements (salary, bonus or equity) can be used most effectively to further its compensation objectives; however, all such decisions are subjective, and made on a facts and circumstances basis without any prescribed relationship between the various elements of the total compensation package.

  Salary

        General.    HSNi typically negotiates a new executive officer's starting salary upon arrival, based on the executive's prior compensation history, prior compensation levels for the particular position within HSNi, HSNi's location, salary levels of other executives within HSNi, salary levels available to the individual in alternative opportunities, reference to certain survey information and the extent to which HSNi desires to secure the executive's services.

        Once established, salaries can increase based on a number of factors, including the assumption of additional responsibilities, internal equity, periodic market checks and other factors which demonstrate an executive's increased value to HSNi.

        HSNi utilizes various salary surveys depending upon the position to determine a market relevant range of salaries for each position. At least two surveys are used in each analysis. HSNi uses the following surveys: Towers Perrin Compensation Data Bank, Towers Perrin Retail/Wholesale Executive Compensation Survey, and the Mercer Premium Executive Remuneration Survey. Depending on a variety of individualized factors, HSNi endeavors to pay at or above the median salary range for the relevant position; however, there is no rigid approach.

        2007.    In 2007, Ms. Schmeling and Mr. Lynch each received salary increases in connection with entering into new employment agreements with HSNi. Based on survey and anecdotal data, HSNi determined that Ms. Schmeling's salary did not appropriately reflect her level of responsibility within the company, resulting in an increase of $50,000 to $400,000. Mr. Lynch assumed the responsibilities for HSN marketing and content in addition to his leadership of the online business, and as such a new salary was negotiated reflecting an increase from $350,000 to $450,000. Mr. Warner's salary of $315,000 was negotiated as part of his agreement to move to Tampa and assume the role of General Counsel.

        2008.    In 2008, Mr. Warner's salary was increased to $350,000 in connection with his increased responsibilities in connection with the spin-off, and Mr. Ethier's salary was increased to $450,000 in connection with the addition of operating responsibilities relating to HSNi's catalogs business. Both of these increases were based on survey data and internal equity considerations.

  Annual Bonuses

        General.    HSNi's bonus program is designed to reward performance on an annual basis. Because of the variable nature of the bonus program, and because in any given year bonuses have the potential to make up a significant amount of an executive's total compensation, it provides an important incentive tool to achieve HSNi's annual objectives.

        After consultation with HSNi management, IAC establishes the annual bonus pool for HSNi based on its assessment of HSNi's performance for the completed year. In large part, success has been measured based on HSNi's growth in profitability, but this is measured subjectively both in absolute terms over the prior year and in comparison to HSNi's competitors, taking into account economic and other factors, without any pre-established targets on which compensation levels are based. Additionally, consideration has sometimes been given to achievement of various strategic objectives over the course of the year and other factors IAC and HSNi's management deem relevant. No quantified weight has been given to any particular consideration and there has generally been no formulaic calculation. Rather, IAC has engaged in an overall assessment of appropriate bonus levels based on a subjective interpretation of all the relevant criteria.

        IAC establishes the bonus of the HSNi CEO, taking into account her contractual bonus opportunity of 100% of salary which was established by negotiation as part of the inducement for Ms. Grossman to join HSNi. The specific bonus is established in large part based on the same considerations used in establishing the bonus pool for HSNi generally.

        Ms. Grossman then establishes the bonus payments for the other executive officers out of the HSNi-wide bonus pool. Each executive officer has an annual bonus target, established by a combination of negotiation, internal equity and reference to survey data. Specific bonus payouts are determined based on the size of the bonus pool generally and the HSNi CEO's assessment of individual performance. The annual bonus target for Mr. Lynch is sixty-percent of salary and the annual target bonuses for Ms. Schmeling, Mr. Ethier and Mr. Warner are each fifty-percent of salary.

        HSNi generally pays bonuses shortly after year-end following finalization of financial results for the prior year.

        2007.    HSNi experienced poor financial performance on both a sales and profit basis. However, HSNi's strategic repositioning plan began to take hold in the fourth quarter, with significantly improved year-over-year performance, providing a promising lead in to 2008. Based purely on annual profit performance, no bonuses would have been paid; however, IAC believed it was important to reward the late-year trend reversal and to provide increased motivation for key performers for 2008. Accordingly, a bonus pool was established that was significantly below aggregate target levels, but which provided for some level of reward compensation for key contributors, as generally determined by the HSNi CEO. The size of this pool was established on a purely subjective basis. In 2007, the performance of HSNi's catalogs business was not a significant factor in determining bonus compensation for HSNi's executive officers, as the executives of the HSN business and the catalogs business were compensated separately, though this is likely to change following the spin-off.

        Out of the established bonus pool, IAC awarded Ms. Grossman a bonus of $500,000 while the other named executive officers received bonuses of $100,000 (Mr. Warner and Mr. Ethier), $120,000 (Ms. Schmeling) and $150,000 (Mr. Lynch). Because of the limited bonus pool available, these allocations were not particularly based on bonus targets but instead on subjective determinations of the HSNi CEO relating to the appropriate levels to reward, retain and motivate each individual.

  Long-Term Incentives

        General.    HSNi believes that ownership shapes behavior, and that by providing a meaningful portion of an executive officer's compensation in stock, an executive's incentives are aligned with the stockholders' interests in a manner that drives better performance over time. As part of IAC, that led to each HSNi executive officer receiving IAC equity awards on a regular basis.

        In setting particular award levels, the predominant objectives are providing the person with effective retention incentives, appropriate reward for past performance, and incentives for strong future performance. Appropriate levels to meet these goals may vary from year to year, and from individual to individual, based on a variety of factors.

        The annual corporate performance factors relevant to setting bonus amounts that were discussed above, while taken into account, are generally less relevant in setting annual equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument than annual bonuses.

        Awards to the HSNi CEO are made by IAC. Additionally, IAC establishes a pool for annual equity awards which Ms. Grossman allocates to the company's employees, including the executive officers, subject to IAC's approval. In establishing the equity pool for HSNi, IAC has taken into account historical practices, its view of market compensation generally, the dilutive impact of equity grants across IAC, and other relevant factors. Additionally, IAC approves any equity grants recommended to be made to HSNi executives outside of the annual process. Executive officers receive grants that are subjectively determined based on the HSNi CEO's view of how best to allocate the equity pool for retention, reward and motivation based on a host of subjective factors (including past contribution, retention risk, contribution potential, and market data), with grants equal to annual salary being a basic guideline.

        Except where otherwise noted, HSNi grants equity awards following year-end after finalization of financial results for the prior year. The meeting of the Compensation and Human Resources Committee of the IAC Board at which the awards are made is generally scheduled months in advance and without regard to the timing of the release of earnings or other material information.

        Restricted Stock Units.    Until 2008, IAC used restricted stock units, or RSUs, as its exclusive equity compensation tool for HSNi's executive officers. Through 2006, these awards generally vested in equal annual installments over five years (annual vesting RSUs), or cliff vested at the end of five years (cliff-vesting RSUs). Annual vesting awards were intended to provide frequent rewards and near-term retention incentives, while cliff-vesting RSUs provided more of a long-term retention mechanism.

        In February 2007, IAC implemented a new equity instrument, Growth Shares, which were RSU grants that cliff vested at the end of three years in varying amounts depending upon growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications.

        These awards were introduced throughout IAC to more closely link long-term reward with IAC's overall performance and to provide greater retentive effect by providing the opportunity to earn greater amounts through increased IAC performance. However, in connection with the spin-off, these awards will be converted into three-year cliff-vesting awards at the "target" value (or 50% of the shares actually granted), without variability based on performance. For information regarding the reasons behind this conversion, see "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        Stock Options.    In 2008, IAC used non-qualified stock options as its primary equity compensation tool for HSNi's executive officers to continue the shift to performance-based equity that began with the granting of Growth Shares in 2007. IAC believes that following the spin-offs, HSNi's performance will have a greater correlation to the HSNi stock price than it did to IAC's price in the current conglomerated structure, thus making stock options a more targeted equity incentive tool. Stock options generally vest in equal installments over four years. IAC continues to use RSUs with a cliff vesting schedule in certain cases to reward executive leadership, contribution and to provide a retention mechanism.

        2007.    Ms. Grossman received a grant of 12,547 Growth Shares (at target value) which reflected the fact that she had received a larger grant upon her commencement with HSNi in May 2006. Mr. Lynch received a grant of 11,768 annual vesting RSUs in connection with the employment agreement entered into at the end of 2006. The other executive officers each received a combination of Growth Shares and annual vesting RSUs pursuant to the methodology outlined above in amounts reflected in the tables below.

        2008.    Ms. Grossman received 50,000 RSUs that cliff vest at the end of four years and 250,000 IAC options that vest annually over four years. Ms. Grossman also entered into an employment agreement that will become effective upon the consummation of the spin-off (the "New Grossman Employment Agreement") pursuant to which Ms. Grossman will receive, following the spin-off, three tranches of options priced based on enterprise values of $2.1 billion, $2.5 billion and $2.9 billion (or, if greater, the fair market value at the time of grant), each of which is intended to yield $3.33 million of compensation in the event HSNi's equity value, plus a number equal to the amount of debt HSNi has outstanding at the time of the spin-off, is equal to $3.4 billion.

        Additionally, the New Grossman Employment Agreement provides for a cash-based incentive plan which provides from $0 to $4,000,000 in the aggregate in potential payments at the end of year 3 and the end of year 4 based on compounded annual EBITA growth of HSNi between 10% and 15% from 2007 levels.

        Mr. Lynch received a grant of 50,000 annual vesting RSUs in connection with his entering into a new employment agreement and assuming additional responsibilities at the end of 2007, while Ms. Schmeling, Mr. Ethier and Mr. Warner received option grants of 42,500, 42,500 and 31,500 IAC options, respectively, pursuant to the general methodology described above.

        Spin-Off Adjustments.    In the spin-off, equity awards denominated in IAC stock will be adjusted as described in "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        Presuming the spin-off transactions occur prior to February 2009, the following table reflects the effect of these adjustments on all equity awards held by HSNi's executive officers:

	Upon Completion of the Spin-Off*
Name	RSUs that will vest(#)	RSUs that will convert exclusively into RSUs of HSNi and vest on regular schedule(#)	RSUs that will be split among the post- transaction companies and vest after February 2009 on regular schedule(#)	Options outstanding at December 31, 2007—all of which will be split among the post- transaction companies(#)	Options granted after December 31, 2007—all of which will be converted into options of HSNi(#)
Mindy Grossman	—	94,277	21,728	—	250,000
Mark Ethier	43,249	25,096	24,903	—	42,500
William Lynch	2,354	57,061	—	—	—
Judy Schmeling	49,349	12,155	8,362	9,501	42,500
James Warner	3,908	5,249	2,928	3,130	31,500

*
Excludes 6,682, 12,616, 11,288 and 3,515 RSUs that vested since December 31, 2007 or will vest prior to August 1, 2008 for Ms. Grossman, Mr. Ethier, Ms. Schmeling and Mr. Warner, respectively.

  Change of Control and Severance

        HSNi believes that providing executives with severance and change of control protection is critical to allowing executives to fully value the forward looking elements of their compensation packages, and therefore limit retention risk during uncertain times. Accordingly, HSNi's employment agreements and equity awards generally provide for salary continuation in the event of certain employment terminations beyond the control of the executive, as well as varying degrees of accelerated equity vesting in the event of a change of control of HSNi.

  Other Compensation

        Ms. Grossman, who lives in New York but spends the majority of her professional time at HSNi's headquarters in Florida, received reimbursement of a variety of her Florida living and travel expenses, along with an associated tax gross-up. Under other limited circumstances, HSNi's executive officers have received non-cash and non-equity compensatory benefits. The values of these benefits are reported under the heading "Other Annual Compensation" in this filing pursuant to applicable rules, and are generally considered in determining overall compensation levels. Nonetheless, despite the fact that it reports Ms. Grossman's Florida reimbursements as compensation, HSNi does not believe Ms. Grossman receives a personal benefit as a result of such reimbursements, as they merely compensate her for the incremental expenses of commuting to and working in Florida, while her family continues to reside in New York. The executive officers do not participate in any deferred compensation or retirement program other than IAC's 401(k) plan.

  Tax Deductibility

        IAC's practice has been to structure HSNi's compensation program in such a manner so that the compensation HSNi pays is deductible by IAC for federal income tax purposes. However, because the company's executive officers will now be subject to the limitations on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, and were not previously, certain compensatory arrangements established prior to the spin-off but that will be paid following the spin-off may not result in deductible compensation for HSNi.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Mindy Grossman CEO	2007	1,000,000	500,000	499,331	128,178	2,127,509
Mark Ethier EVP and COO	2007	400,000	100,000	819,260	7,750	1,327,010
William Lynch EVP, HSN.com, Marketing and Content	2007	356,731	150,000	129,503	205,949	842,183
Judy Schmeling EVP and CFO	2007	387,500	120,000	681,413	7,750	1,196,663
James Warner EVP and General Counsel(3)	2007	259,687	110,000	153,482	40,984	564,153

(1)
Reflects the dollar amount recognized by IAC for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R, for IAC restricted stock units ("RSUs") awarded in and prior to 2007 under IAC's stock and annual incentive plans. These amounts do not, therefore, represent the value of IAC equity compensation awarded or realized in 2007. For further discussion of IAC's accounting for its equity compensation plans, see Note 4 of IAC's audited financial statements for the fiscal year ended December 31, 2007 included in its Annual Report on Form 10-K filed with the SEC on February 29, 2008. For information on awards made and realized in 2007, see the "Grants of Plan-Based Awards" and "Option Exercises and Stock Vested" tables below.

(2)
See the table below for additional information on amounts for 2007. Pursuant to SEC rules, perquisites and personal benefits are not reported for any named executive for whom such amounts were less than $10,000 in the aggregate for the fiscal year.

	Mindy Grossman	Mark Ethier	William Lynch	Judy Schmeling	James Warner
Housing	$58,500	—	—	—	—
Relocation expenses	—	—	$194,468	—	$25,785
Personal travel	—	—	—	—	4,180
Tax Payments(a)	52,923	—	3,731	—	6,112
Automobile	9,005	—	—	—
401(k) plan company match	7,750	$7,750	7,750	$7,750	4,907

Total All Other Compensation	$128,178	$7,750	$205,949	$7,750	$40,984

  (a)
  Represents tax reimbursements on income imputed (i) to Ms. Grossman related to housing provided in Florida; (ii) to Mr. Lynch related to relocation to Florida; and (iii) to Mr. Warner related to relocation to Florida and certain personal travel.

(3)
Includes compensation earned by Mr. Warner from January 1–March 12, 2007 as an employee of Ticketmaster, a subsidiary of IAC. Such amounts were converted to U.S. dollars based on an average exchange rate for 2007 of 1GBP to $0.49987.

Grants of Plan-Based Awards

        The table below provides information regarding IAC equity awards granted to HSNi's named executives in 2007.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)			All other stock awards: Number of shares of stock or units(#)(2)
						Grant Date Fair Value of Stock and Option Awards($)(3)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Mindy Grossman	2/16/07	697	12,547	25,094	—	499,998
Mark Ethier	2/16/07	279	5,018	10,036	5,019	399,975
William Lynch	2/16/07	—	—	—	11,768	349,980
Judy Schmeling	2/16/07	697	12,546	25,092	5,019	699,966
James Warner	2/16/07	244	4,392	8,784	4,391	350,002

(1)
Reflects performance-based RSU awards which cliff vest at the end of three years in varying amounts depending upon growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications. The threshold amount represents 5.56% of the target payout, which amount would vest upon achieving the minimum growth threshold. These awards will be converted into three year cliff-vesting awards in the spin-offs as described under "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

(2)
RSU award recipients would be credited with amounts for cash dividends paid on IAC common stock, with such additional amounts vesting concurrently with the related RSU award. For information on the treatment of RSU awards granted to HSNi's named executives upon a termination of employment or a change in control, see the discussion under Potential Payments Upon Termination or Change in Control below.

(3)
The fair value of equity incentive plan awards is based on the target amount.

Outstanding Equity Awards at Fiscal Year-End

        The table below provides information regarding various IAC equity awards held by HSNi's named executives as of December 31, 2007. The market value of all RSU awards is based on the closing price of IAC common stock as of December 31, 2007 ($26.92), the last trading day of 2007.

					Stock Awards(1)(2)
	Option Awards(1)
								Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(4)
Name	Number of securities underlying unexercised Options (#)(3) (Exercisable)	Option exercise price ($)		Option expiration date	Number of shares or units of stock that have not vested (#)(4)	Market value of shares or units of stock that have not vested ($)(4)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(4)
Mindy Grossman	—		—	—	60,140	1,618,969	697	16,394
Mark Ethier	—		—	—	100,846	2,714,774	279	7,511
William Lynch	—		—	—	9,415	253,452	—	—
Judy Schmeling	2,500 7,001 —	$ $	31.00 26.46 —	12/20/09 12/16/11 —	— — 68,608	— — 1,846,927	— — 697	— — 18,763
James Warner	1,437 583 1,110 —	$ $ $	11.43 17.22 33.13 —	2/20/11 5/15/11 3/19/11 —	— — —11,208	— — —301,719	— — —244	— — —6,568

(1)
For a discussion regarding how these IAC equity awards will be treated in the spin-offs, see "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

(2)
Amounts shown for equity incentive plan awards are based on achieving the minimum growth threshold in accordance with SEC rules.

(3)
On August 9, 2005, IAC completed the separation of its travel and travel-related businesses and investments (other than Interval and TV Travel Shop) into an independent public company (the "Expedia Spin-Off"). In connection with the Expedia Spin-Off, each then-vested option to purchase shares of IAC common stock was converted into an option to purchase shares of IAC common stock and an option to purchase shares of Expedia common stock. Adjustments were made to the number of shares subject to each IAC and Expedia stock option to give effect to the one-for-two reverse stock split effected in connection with the Expedia Spin-Off and to the corresponding exercise prices based on the relative market capitalizations of IAC and Expedia at the time of the Expedia Spin-Off. The adjusted IAC and Expedia stock options otherwise have the same terms and conditions, including exercise periods, as the corresponding vested IAC stock options outstanding immediately prior to the Expedia Spin-Off.

For the named executives, any value realized upon the exercise of Expedia stock options is treated for tax purposes as compensation payable to them in their respective capacities as executive officers of the Company. Accordingly, information regarding Expedia stock options held by HSNi's named executives as of December 31, 2007 appears in the table immediately below and information regarding any exercises of Expedia stock options by such named executives is reported in the Option Exercises and Stock Vested table below.

Name	Number of Options (#)	Option Exercise Price ($)		Option Expiration Date
Judy Schmeling	2,500 7,500 7,500	$ $ $	24.82 20.06 21.19	12/20/09 4/25/11 12/16/11
(4)
The table below provides the following information regarding RSU awards held by HSNi's named executives as of December 31, 2007: (i) the grant date of each award, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2007, (iv) the vesting schedule for each award and (v) the total number of RSUs that vested or are scheduled to vest in each of the fiscal years ending December 31, 2008, 2009, 2010, 2011 and 2012.

	Number of Unvested RSUs as of 12/31/07	Market Value of Unvested RSUs as of 12/31/07
			Vesting Schedule (#)
Grant Date
	(#)	($)	2008	2009	2010	2011	2012
Mindy Grossman
5/17/06(a)	26,729	719,545	6,682	6,682	6,682	6,683	—
5/17/06(b)	33,411	899,424	—	—	—	33,411	—
2/16/07(c)	12,547	337,765	—	—	12,547	—	—

Total	72,687	1,956,734	6,682	6,682	19,229	40,094	—

Judy Schmeling
2/12/03(d)	2,472	66,546	2,472	—	—	—	—
2/4/04(a)	5,014	134,977	2,507	2,507	—	—	—
2/10/05(a)	8,483	228,362	2,827	2,828	2,828	—	—
2/10/05(b)	37,703	1,014,965	—	—	37,703	—	—
2/6/06(a)	9,917	266,966	2,479	2,479	2,479	2,480	—
2/16/07(a)	5,019	135,111	1,004	1,004	1,004	1,004	1,004
2/16/07(c)	12,546	337,739	—	—	12,546	—	—

Total	81,154	2,184,666	11,289	8,818	56,560	3,484	1,004

Mark Ethier
2/12/03(d)	2,252	60,624	2,252	—	—	—	—
2/4/04(a)	5,899	158,801	2,949	2,950	—	—	—
2/4/04(b)	29,490	793,871	—	29,490	—	—	—
2/10/05(a)	10,181	274,073	3,394	3,393	3,394	—	—
2/6/06(a)	12,073	325,005	3,018	3,018	3,018	3,019	—
2/6/06(b)	35,932	967,289	—	—	—	35,932	—
2/16/07(a)	5,019	135,111	1,003	1,004	1,004	1,004	1,004
2/16/07(c)	5,018	135,085	—	—	5,018	—	—

Total	105,864	2,849,859	12,616	39,855	12,434	39,955	1,004

William Lynch
2/16/07(e)	9,415	253,452	2,354	2,353	2,354	2,354	—

Total	9,415	253,452	2,354	2,353	2,354	2,354	—

James Warner
2/12/03(d)	541	14,564	541	—	—	—	—
2/4/04(a)	1,181	31,793	590	591	—	—	—
2/10/05(a)	2,795	75,241	931	931	933	—	—
2/6/06(a)	2,300	61,916	575	575	575	575	—
2/16/07(a)	4,391	118,206	878	878	878	878	879
2/16/07(c)	4,392	118,233	—	—	4,392	—	—

Total	15,600	419,952	3,515	2,975	6,778	1,453	879

(a)
These awards vest in five equal annual installments on each of the first five anniversaries of the grant date, subject to continued employment.

(b)
These awards vest in one lump sum installment on the fifth anniversary of the grant date, subject to continued employment.

(c)
Represents the initial "target" awards. See the Grants of Plan-Based Awards table and footnote (1) thereto.

(d)
These awards vest in four equal annual installments, beginning on the second anniversary of the grant date, subject to continued employment.

(e)
These awards vest in five equal annual installments on each of the first five anniversaries of October 20, 2006, the date Mr. Lynch joined HSN, subject to continued employment.

Option Exercises and Stock Vested

        The table below provides information regarding the number of shares acquired by HSNi's named executives during 2007 upon the exercise of stock options and the vesting of RSU awards and the related value realized, in each case, excluding the effect of any applicable taxes. The dollar value realized upon exercise of stock options represents the difference between (i) the sale price of the shares acquired on exercise for simultaneous exercise and sale transactions and (ii) the exercise price of the stock option, multiplied by the number of stock options that were exercised. The dollar value realized upon vesting of RSUs represents the closing price of IAC common stock on the applicable vesting date multiplied by the number of RSUs so vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mindy Grossman	—	—	6,682	254,718
Mark Ethier(1)	39,375	257,962	12,279	474,429
William Lynch	—	—	2,353	63,225
Judy Schmeling	—	—	11,189	439,960
James Warner(1)	2,604	39,080	2,634	103,575

(1)
Includes 24,375 and 2,604 Expedia shares acquired by Messrs. Ethier and Warner, respectively, upon the exercise of Expedia stock options received in connection with the Expedia Spin-Off.

Potential Payments Upon Termination or Change in Control

  Change of Control

        Pursuant to the terms of IAC's (and, following the spin-off, HSNi's) equity compensation plans and the award agreements thereunder, upon a change of control the named executive officers are generally entitled to accelerated vesting of (i) equity awards made prior to 2006 and (ii) equity awards made thereafter if, following such change in control, their employment is terminated by the company for any reason other than death, disability or cause (as defined in the relevant employment agreement), or by the executive for good reason (as defined in the relevant employment agreement) (a "Qualifying Termination"). Additionally, under the New Grossman Employment Agreement, Ms. Grossman will be entitled to full acceleration of all her equity awards that were granted prior to, or in connection with, the spin-off.

  Severance

        Cash.    Upon a Qualifying Termination, HSNi's executive officers are generally entitled to salary continuation for the remainder of their agreements, except for Ms. Grossman, who will receive twenty-four months of salary continuation. The expiration dates of the employment agreements for Mr. Lynch, Ms. Schmeling, Mr. Ethier and Mr. Warner are November 19, 2010, March 31, 2009, February 28, 2010 and March 12, 2009, respectively. Additionally, under the New Grossman Employment Agreement, Ms. Grossman will also be entitled to pro rated portions of the bonus she would otherwise earn during the year in which the Qualifying Termination occurs, payable at the time such bonus would otherwise be payable. Ms. Grossman's rights under her long-term cash incentive plan continue following a Qualifying Termination.

        Equity.    Upon a Qualifying Termination, Ms. Grossman will receive full acceleration of her equity awards outstanding immediately following the spin-off.

        Obligations.    The amounts payable upon a Qualifying Termination are all subject to the execution of a general release and to compliance with confidentiality, non-compete, non-solicitation of employees and non-solicitation of customer covenants set forth in the relevant employment agreements. Salary continuation payments will be offset by the amount of any compensation earned by an executive from other employment during the severance payment period.

        The amounts shown in the table assume that the termination or change in control was effective as of December 31, 2007 and that the price of IAC common stock on which certain calculations are based was the closing price of $26.92 on The Nasdaq Stock Market on that date. These amounts are estimates of the incremental amounts that would have been paid out to the executive upon such terminations/change in control, and do not take into account equity grants made, and contractual obligations entered into, after December 31, 2007. The actual amounts to be paid out can only be determined at the time the event actually occurs.

Name and Benefit	Termination without cause	Resignation for good reason	Death or Disability	Change in Control	Termination w/o cause or for good reason in connection with Change in Control
Mindy Grossman
Cash Severance (salary)	1,333,333	1,333,333	0	0	1,333,333
RSUs (vesting accelerated)	1,618,969	1,618,969	179,879	337,765	1,956,734
Health Benefits	19,363	19,363	0	0	19,363

Total estimated value	2,971,665	2,971,665	179,879	337,765	3,309,430

Mark Ethier
Cash Severance (salary)	866,667	0	0	0	866,667
RSUs (vesting accelerated)	60,291	0	52,521	1,287,368	2,849,859

Total estimated value	927,291	0	52,521	1,287,368	3,716,526

William Lynch
Cash Severance (salary)	1,299,999	1,299,999	0	0	1,299,999
RSUs (vesting accelerated)	0	0	0	0	253,452

Total estimated value	1,299,999	1,299,999	0	0	1,553,451

Judy Schmeling
Cash Severance (salary)	500,000	0	0	0	500,000
RSUs (vesting accelerated)	66,546	0	54,428	1,444,850	2,184,666

Total estimated value	566,546	0	54,428	1,444,850	2,684,666

James Warner
Cash Severance (salary)	380,625	0	0	0	380,625
RSUs (vesting accelerated)	7,268	0	12,599	121,598	419,952

Total estimated value	387,893	0	12,599	121,598	800,577

HSNi Security Ownership of Certain Beneficial Owners and Management

        As of the date hereof, all of HSNi's outstanding shares of common stock are owned by IAC. After the distribution, IAC will no longer own any shares of HSNi common stock. The following table presents information relating to the expected beneficial ownership of shares of HSNi common stock, assuming completion of the distribution as if it occurred on April 30, 2008, by (i) each individual or entity expected to own beneficially more than 5% of the outstanding shares of HSNi common stock, assuming that there are 278,735,546 shares of common stock and Class B common stock of IAC outstanding immediately prior to the spin-offs and a distribution ratio of one-fifth of a share of HSNi common stock for every share of IAC common stock and/or Class B common stock, (ii) each director of HSNi, (iii) the Chief Executive Officer, the Chief Financial Officer and the other three named executive officers in the HSNi summary compensation table (see "HSNi Executive Compensation") and (iv) all of HSNi's executive officers and directors as a group.

        Unless otherwise indicated, beneficial owners listed here may be contacted at HSNi's corporate headquarters at 1 HSN Drive, St. Petersburg, Florida 33729. For each listed person, the number of shares of HSNi common stock and percent of such class listed assumes the conversion or exercise of any HSNi equity securities owned by such person that are or will become convertible or exercisable, and the exercise of stock options and the vesting of restricted stock units, if any, that will vest, within 60 days of April 30, 2008, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person.

        The share amounts for each beneficial owner listed here are based on each such individual's beneficial ownership of shares of IAC common stock and/or Class B common stock as of April 30, 2008, and assuming a distribution ratio of one-fifth of a share of HSNi common stock for every share of IAC common stock and/or Class B common stock. To the extent that HSNi directors and executive officers own shares of IAC common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of IAC common stock. In addition, following the distribution, HSNi expects that all IAC stock-based awards held by these individuals will be adjusted to become awards relating to common stock of all five companies resulting from the spin-offs. Those awards that will relate to HSNi common stock are reflected in the table below based upon the expected adjustment formula described under the caption "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        The actual number of shares of HSNi capital stock outstanding as of the date of the distribution may differ due, among other things, to the exercise of stock options or the vesting of restricted stock units, in each case, between April 30, 2008 and the date of the distribution and to the extent the other assumptions set forth above differ from actual developments.

	HSNi Common Stock
Name and Address of Beneficial Owner
	Shares	%
Clearbridge Advisors, LLC, et al(1)(2) 399 Park Avenue New York, NY 10022	2,651,312	4.75
Lord Abbett & Co. LLC(1)(2) 90 Hudson Street, 11th Floor Jersey City, NJ 07302	7,839,768	14.06
Liberty Media Corporation(3)(4) 12300 Liberty Boulevard Englewood, CO 80112	16,643,961	29.86
Roxanne Al-Fayez
Gregory R. Blatt(5)
Patrick Bousquet-Chavanne(5)
Michael C. Boyd(5)
William Costello(5)
Mark Ethier(5)
James Follo
Mindy Grossman(5)
Stephanie Kugelman
William Lynch(5)
Arthur C. Martinez(5)
Thomas J. McInerney(5)
Lynne Ronon
Judy Schmeling(5)
James Warner(5)
All executive officers and directors as a group (15 persons)

(1)
We have not been able to determine the person or persons controlling the fund through publicly available information.

(2)
Based upon information regarding IAC holdings reported on a Schedule 13G, as amended, which was filed with the SEC on February 14, 2008 and a distribution ratio of one-fifth of a share of HSNi common stock for every share of IAC common stock and/or Class B common stock.

(3)
Liberty Media Corporation is a publicly traded corporation. According to Liberty Media Corporation's Schedule 14A, filed April 24, 2008, Liberty's chairman, John C. Malone, controls 33% of the voting power of Liberty Media Corporation.

(4)
Based on 58,796,381 shares of IAC common stock held by Liberty and 4,000,000, 15,618,230, 4,005,190 and 800,006 shares of IAC Class B common stock held by each of BDTV Inc., BDTV II Inc., BDTV III Inc. and BDTV IV Inc., respectively and a distribution ratio of one-fifth of a share of HSNi common stock for every share of IAC common stock and/or Class B common stock.

(5)
Excludes any equity awards that will vest upon completion of the spin-offs.

CERTAIN INFORMATION WITH RESPECT TO ILG

BUSINESS OF ILG

        When used with respect to any periods following the spin-offs and unless otherwise indicated, the term (i) "ILG" refers to Interval Leisure Group, Inc., a Delaware corporation, which was incorporated in connection with the spin-offs in May 2008 to hold the businesses and subsidiaries of Interval Acquisition Corp., the results of which were reported in the Interval reporting segment of IAC's Memberships & Subscriptions reporting sector immediately prior to the completion of the spin-offs, (ii) "Interval" refers to that group of companies operating ILG's vacation ownership membership business and (iii) "RQH" refers to that group of companies operating ILG's vacation rental and property management business, including, without limitation, ResortQuest Hawaii, LLC and ResortQuest Real Estate of Hawaii, LLC. The businesses to be operated by ILG following the spin-offs are referred to herein as the "ILG businesses." The following disclosure regarding ILG's businesses assumes completion of the spin-offs.

        For information regarding the results of operations of ILG and its segments on a historical basis, see the Consolidated Financial Statements of ILG and the disclosure set forth under the caption "—Management's Discussion and Analysis of Financial Condition and Results of Operations of ILG." For information regarding the results of operations of ILG on a pro forma basis to give effect to the completion of the spin-offs, see the Unaudited Pro Forma Condensed Consolidated Financial Statements for ILG.

Who We Are

        ILG is a leading provider of membership services to the vacation ownership industry. ILG's principal business segment, Interval, makes available vacation ownership membership services to the individual members of its exchange networks, as well as related services to developers of the resorts participating in its exchange networks worldwide. As of December 31, 2007, more than 2,400 resorts located in more than 75 countries participated in Interval's primary exchange network, the Interval Network, and nearly two million owners of vacation interests were enrolled as members of the Interval Network. For the fiscal year ending December 31, 2007, Interval represented approximately 88% of ILG's consolidated revenues.

        ILG's other business segment, RQH, was acquired in May 2007 and is a provider of vacation rental and property management services to vacationers and vacation property owners across Hawaii. As of December 31, 2007, RQH provided property management services to 26 resorts and hotels, as well as other more limited management services to an additional 23 properties. For the fiscal year ending December 31, 2007, RQH represented approximately 12% of ILG's consolidated revenues for the seven month period following RQH's acquisition on May 31, 2007.

History

        Although ILG was incorporated in Delaware in May 2008 in connection with the spin-offs, the ILG businesses have rich operating histories. Founded in 1976, Interval has undergone multiple ownership structures. RQH dates its history back to 1967 through its predecessors, Hotel Corporation of the Pacific and Aston Hotels & Resorts.

What We Do

  Vacation Ownership Membership Services

  Member Services

        Membership Programs.    Interval operates membership programs for owners of vacation interests at resorts that participate in its exchange networks. Interval does not own, operate or manage any resorts. Participation in one of Interval's membership programs provides members with the right to exchange their occupancy rights in their vacation interest (generally, for periods of one week) for comparable, alternative accommodations on a worldwide basis at the same or another resort participating in Interval's exchange networks, as well as benefit from a comprehensive package of value-added products and services. Generally, individuals are enrolled in one of Interval's membership programs by resort developers in connection with their purchase of vacation interests from such resort developers, with initial membership fees being paid on behalf of members by the resort developers.

        Following their period of initial enrollment, Interval Network members have the option of renewing their memberships for terms ranging from one to five years and paying their own membership fees directly to Interval, which option generally remains available even after the affiliation agreement for the resort at which members own their vacation interests is not renewed or otherwise terminated. Alternatively, some resort developers incorporate the Interval Network membership fee into certain annual fees they charge to owners of vacation interests at their resorts after the initial enrollment period, which results in these owners having their membership in the Interval Network and, where applicable, the Interval Gold program (as described below), automatically renewed throughout the period of their resort's participation in the Interval Network. Membership in the Preferred Residences Program, Interval's newly-launched hospitality-branded membership program for luxury shared ownership resorts and condo hotels, is also renewed annually throughout the period of each resort's participation in the Preferred Residences Program's exchange network.

        The resorts participating in Interval's exchange networks primarily includes resorts (including, in certain cases, resorts under construction) with which Interval has an effective affiliation agreement in place, as well as resorts at which Interval continues to provide exchange services following the affiliation agreement's term. In addition to providing membership services to the vacation ownership industry, ILG provides membership services to certain markets within the larger travel industry, such as the membership-based campground industry.

        Exchanges.    Interval provides members with two primary methods of exchange, "Deposit First" and "Request First." With Deposit First, members immediately transfer the use and occupancy of vacation interests at their home resort in return for the right to request an exchange at a different or the same resort at an alternative period of occupancy. Under this method, members are not required to select a location or travel date at the time of deposit, but can request an exchange at any time during the period of the deposit's availability for exchange. All deposits expire two years after the occupancy date of the week deposited, unless extended by members through the purchase of a deposit extension. With Request First, members request an exchange prior to relinquishing the occupancy right in their vacation interest to Interval's exchange networks. Using this method, the use and occupancy of the vacation interest is relinquished when a confirmation actually occurs. This method requires the member to be confirmed to an exchange and travel prior to the occupancy period of the vacation interest.

        All vacation ownership accommodations relinquished to Interval's exchange networks are assigned a trading value at the time of deposit (under the Deposit First method) or at the time of request (under the Request First method) based on multiple factors, including location, quality, seasonality, unit attributes and time of relinquishment to determine the relinquished accommodations' relative exchange value to Interval's exchange networks. Members are offered an exchange to accommodations which are generally of comparable value to those relinquished.

        Some members also exchange the use and occupancy of their vacation interests with Interval on a points basis. In these circumstances, points are relinquished to Interval's exchange networks by the member and Interval receives accommodations from the operator of the points program on behalf of the member.

        Getaway Program.    Interval also offers additional vacation rental opportunities to members at attractive rates through its Getaway Program. This program allows members to rent resort accommodations for a fee, plus applicable taxes, without relinquishing the use and occupancy of their vacation interests. Resort accommodations available through the Getaway Program consist of seasonal oversupply of vacation ownership accommodations within Interval's exchange networks, as well as resort accommodations sourced by Interval specifically for use in the Getaway Program.

        Interval Gold.    Interval also offers Interval Gold, an enhanced membership program, to Interval Network members to provide them with year-round access to value-added benefits and services for an additional annual fee. These benefits and services vary by country of residence, but generally consist of discounts on Interval's Getaway Program, a concierge service, a hotel discount program and Interval Options, a service that allows members to relinquish annual occupancy rights in their vacation interests towards the purchase of various travel products, including cruise, golf and spa vacations. Members are enrolled in the Interval Gold program by resort developers in connection with the initial purchase of their vacation interests or by Interval directly. Renewal procedures and responsibility for fees are generally the same as those for basic membership in the Interval Network.

        Revenue.    Interval revenue is derived principally from membership fees and transactional fees paid for exchange and Getaway Program transactions, which are collectively referred to as "confirmed vacations," as well as fees from other value-added member services, such as reservation servicing fees, which are generally paid by the resort developer for the purpose of affording its owners access to internal reservation services. Revenue is also derived from fees for certain products and services sold to developers (as described below).

  Relationships with Leading Independent Developers and Brand Name Hospitality Companies

        Resort Affiliations.    Interval has established multi-year relationships with numerous resort developers under exclusive affiliation agreements. Interval does not consider its overall business to be dependent on any one of these resort developers, provided, that the loss of a significant number of resort developers could materially impact Interval's business. See "Risk Factors Relating to the Business of ILG Following the Spin-Offs—Third Party Relationships." Pursuant to these agreements, resort developers are obligated to enroll all purchasers of vacation interests at their resorts in the applicable exchange membership program and, in some circumstances, are obligated to renew these memberships for the term of their affiliation agreement. Most affiliation agreements contain automatic renewal provisions, pursuant to which arrangements will be renewed on the same terms and conditions (subject to agreed upon pricing modifications), unless either party provides the other with written notice of its intent not to renew prior to expiration (typically anywhere from 90 to 270 days prior to expiration).

        Products and Services.    A primary basis on which resort developers choose Interval as a partner is the comprehensive array of products and services that it offers resort developers, such as sales and marketing support, operational and custom vacation program design services.

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  Sales and Marketing Support.  Interval offers its developers a selection of sales and marketing materials. These materials, which are available in multiple languages, include brochures, publications, sales-office displays, videos and resort directories. Resort developers also promote membership in Interval's exchange programs and related value-added services as an important benefit of owning a vacation interest. In addition, Interval offers the Leisure Time Passport program, which is primarily used by resort developers as an exit or trial membership program for potential purchasers of vacation interests. The Leisure Time Passport program provides participants with many of the benefits of the Interval Gold program, as well as the opportunity to experience vacationing in condominium-style accommodations prior to making a commitment to purchase a vacation interest.

    Interval has also established certain service and quality recognition awards and programs in an effort to encourage resorts to provide quality accommodations, amenities and services. In 2008, Interval introduced a new resort recognition program through which eligible Interval Network resorts will be recognized as either a "Select Resort" or a "Premier Resort," based upon the satisfaction of qualifying criteria. As of March 31, 2008, approximately 20% of these resorts had achieved the rating through inspection. The remainder achieved the rating based on the quality rating Interval assigned the resort following an inspection at the time of affiliation as updated by member feedback following confirmed vacations at the resort through which Interval determines the resort's customer satisfaction index and participation in Interval's prior recognition programs. Recognized resorts are then subject to periodic inspection and customer evaluations and must comply with the program's service and quality criteria to retain their status. Approximately 40% of Interval Network resorts available for exchange have been recognized as either a Select or Premier Resort for 2008.

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  Operational Support.  Interval also makes available a comprehensive array of back-office servicing solutions to resort developers and resorts. For example, for an additional fee, Interval provides internal reservation services, pursuant to which Interval acts as the facilitator of both internal club and resort reservations, and billing and loan servicing services, pursuant to which Interval collects property maintenance fees and other amounts due to developers or homeowner's associations.

  In addition, through consulting arrangements, Interval assists resort developers in the design of vacation programs for owners of vacation interests. Such programs, which may include a wide range of flexible-use plans, as well as point-based programs and vacation clubs, are tailored to the specific needs of the relevant developer and/or resort. In connection with the design of these programs, Interval undertakes a comprehensive analysis of the existing operations and intended growth plan of the relevant developer or resort, and then works closely with the developer or resort to design and implement a tailored program.

Vacation Rental and Property Management Services

        ILG operates a Hawaiian-based vacation rental and property management business through RQH. RQH provides vacation property rental, real estate brokerage and related services (including common area management services for condominium projects), as well as property management services to resorts and hotels in Hawaii.

  Vacation Rental and Related Property Management Services

        RQH provides vacation property rental services for condominium owners. These rental properties are generally investment properties, and, to a lesser extent, second homes, owned by individuals who contract with RQH directly to manage, market and rent their properties, generally pursuant to short-term agreements. RQH also offers such owners a comprehensive package of marketing, management and rental services designed to enhance rental income and profitability.

        RQH secures guests for its vacation rentals primarily through long-standing relationships with travel partners, including wholesalers, retail travel agents and online travel intermediaries. RQH also conducts direct online marketing initiatives to reach consumers directly through its websites,

www.resortquesthawaii.com and www.rqmaui.com. As an additional distribution channel, RQH also makes units available to Interval for use in its Getaway Program.

  Property Management Services

        RQH also provides property management services for owners of condominium and hotel management services to owners of traditional hotels. Condominium hotels generally offer the same type of services offered by hotels and resorts, plus certain comforts of home, such as kitchens or kitchenettes, separate seating or living room areas and in suite, private bedrooms, with actual services and features varying by property. Generally, property management services are provided pursuant to exclusive agreements with terms ranging from one to five years, many of which are automatically renewable.

        RQH revenues are derived principally from management fees for vacation property rental services and property management services. Property management fees consist of a base management fee and, in some instances, an incentive fee based on a percentage of gross operating profits, net operating income or other similar metric. Property management agreements may provide that owners receive a specified portion of the revenues generated while the relevant properties are under RQH management. In these cases, the operating expenses for the rental operation are paid from the revenues generated by the rentals, the owners are then paid their contractual percentages and RQH either retains the balance (if any) as its management fee or makes up the deficit. Revenues are also derived from fees for hotel management services.

Marketing and Technology

        The success of the Interval business depends, in significant part, on the continued growth of the vacation ownership industry. As a result, Interval markets its products and services to resort developers and other parties in the vacation ownership industry through a series of business development initiatives. For nearly ten years, Interval has organized and co-sponsored a proprietary, multi-day informational seminar, currently known as the Vacation Ownership Investment Conference ("VOIC"), where real estate developers, hospitality companies and others contemplating entry into the vacation ownership industry can meet and network with industry leaders, as well as participate in educational panels on various vacation ownership issues, such as property and program planning, financing and regulatory requirements. This seminar is offered annually at locations in regions that Interval views as potential market opportunities for vacation ownership development. Through these programs, Interval works to strengthen and expand the vacation ownership industry through the education and support of viable new entrants. Interval has also maintained leadership roles in various industry trade organizations throughout the world since their inception, through which it has been a driving force in the promotion of constructive legislation, both in the U.S. and abroad, principally aimed at creating or enhancing consumer protection in the vacation ownership industry.

        Given that the success of Interval is dependent, in significant part, on its ability to secure vacation ownership accommodations and attract new members to its exchange programs, Interval also targets its sales and marketing efforts more directly at resort developers and prospective owners of vacation interests. In doing so, Interval not only promotes the benefits of the Interval Network and its value-added services, but also markets itself to resort developers as a provider of operational and sales and marketing support services. Interval's sales and services personnel proactively seek to establish strong relationships with developers during the early stages of the development of a particular resort by providing input on consumer preferences based upon years of experience. In addition, given its long-standing relationships with others within the vacation ownership industry, Interval is often able to refer resort developers to quality providers of a wide range of planning and operational resources. Interval believes that it has established a strong reputation within the vacation ownership industry as being highly responsive to the needs of resort developers and owners of vacation interests.

        Interval maintains developer and consumer marketing departments, both of which are based in ILG's global headquarters in Miami, Florida. International marketing expertise is provided primarily by London-based employees, with input and local expertise being provided by employees in local and regional offices worldwide. These departments are responsible for implementing Interval's overall marketing strategy and developing the materials that are necessary to secure new relationships with resort developers and resorts and obtain new members, as well as promote membership renewals, exchange opportunities and other value-added services to existing members.

        Important to the success and continued growth of the RQH business is its ability to source vacationers interested in booking vacation properties made available through its vacation rental and property management services. RQH markets vacation rental opportunities through online travel intermediaries and other distribution channels, as well as through dedicated property sales, field sales personnel and Interval.

        Interval's success also depends, in part, on its ability to provide prompt, accurate and complete service to its members through voice and data networks and proprietary and third party information systems. The technology platform for the Interval Network is a proprietary, custom developed enterprise application and database that manages all aspects of membership, exchange and Getaway Program transaction processing and inventory management. Interval also uses advanced telecommunications systems and technologies to promptly respond and efficiently route member calls. Interval also operates consumer websites for its members, such as www.IntervalWorld.com and www.PreferredResidences.com, while RQH offers vacation rentals to non-member vacationers through www.ResortQuestHawaii.com.

Industry Overview and Trends

        The hospitality industry is a major component of the travel industry, which is affected by the performance of the U.S. economy. The hospitality industry includes the segments in which ILG businesses operate. In 2007, domestic and international travelers spent an estimated $740 billion in the U.S. for business and leisure travel of 50 miles or more, as compared to $699 billion in 2006 and $654 billion in 2005.

        Travel expenditures are sensitive to business and personal discretionary spending levels and tend to decline during general economic downturns as factors, including the increased costs of transportation due to increased fuel prices and the overall financial instability of the airline industry and associated air carrier bankruptcies, adversely impact consumers' decisions to use and consume travel services. See "Risk Factors Relating to the Business of ILG Following the Spin-Offs—Adverse Events and Trends."

        Vacation ownership is the segment of the hospitality industry that encompasses the development, operation and sale of vacation interests in traditional timeshare regimes, fractional products, private residence clubs, condo hotels and other forms of shared ownership, and, in some instances, whole ownership. Vacation ownership sales (excluding sales of fractional, private residence club, destination club and whole ownership products) in the U.S. for 2007 are approximately $10.6 billion, as compared to $10.0 billion in 2006 and $8.6 billion in 2005, although much of this growth was driven by higher sales prices. U.S. sales of fractional products, private residences and destination club products were approximately $2.3 billion in 2007, as compared to $2.1 billion in 2006 and $2.0 billion in 2005.

        The tightening of credit available to both vacation property developers and purchasers could result in the development of fewer vacation ownership and vacation rental properties (and in the case of existing vacation ownership and vacation rental properties, fewer potential purchasers). This factor, plus the potential for increased default rates among current vacation interest owners, could have a negative impact on the number of Interval members and could have a material adverse effect on the vacation ownership and vacation rental industries. See "Risk Factors Relating to the Business of ILG Following the Spin-Offs—Adverse Events and Trends."

  Vacation Ownership Membership Services

        The vacation ownership membership services industry provides owners of vacation interests with flexibility and choice by providing them access to alternative accommodations through exchange networks encompassing a wide variety of resorts. There are two principal providers of vacation ownership membership services in the global vacation membership services industry, Interval and RCI LLC, a subsidiary of Wyndham Worldwide Corp. According to a study published in 2008 by ARDA International Foundation, 99% of all U.S.-based vacation ownership resorts were participants in an exchange network offered by Interval or RCI or both.

        Growth in the vacation ownership membership services industry is driven primarily by the number of vacation interests sold to new purchasers. In 2008, the number of U.S.-based households that owned vacation interests increased to approximately 4.7 million, an increase of approximately 300,000 households, from the number reported for 2007. Continued growth is expected to be driven by:

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  increased consumer awareness and acceptance of the value and benefits of the ownership of vacation interests;

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  adoption of constructive legislation and regulations internationally that improve consumer protection and allow businesses to operate profitably, including a recent announcement by the Government of Dubai that it will shortly issue its first set of vacation ownership regulations;

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  the entry of additional independent developers and brand-name hospitality companies into the vacation ownership industry, which will increase the number of vacation interests available for sale; and

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  reported demand for vacation ownership products in the U.S. Industry sources estimate that approximately 5% of all adult leisure travelers familiar with the concept of timeshares have expressed an interest in acquiring a vacation interest at some point before February 2010, which equates to an estimated potential market consisting of approximately 6.0 million potential purchasers, less than 15% of whom are estimated to already own a vacation interest.

        The vacation ownership membership services industry growth is driven by the continued development and offering of new vacation ownership accommodations and alternative vacation ownership related products. For example, industry studies suggest that developers are selling more biennial products, whereby owners of vacation interests have access to their accommodations during alternating years. While these trends may have a positive impact on the average number of potential new members of exchange programs, the alternating annual ownership associated with these products could adversely impact average revenue per member across the industry.

  Vacation Rental and Property Management Services

        ILG believes that the overall supply of vacation rental properties has been increasing as a result of the growth in second/vacation home ownership and the increasing desire among many owners to rent their properties for additional income. An increasing percentage of vacation home purchasers have cited the ability to generate rental income as a motivating factor for their purchase decision. Property management and vacation rental companies facilitate the rental process by handling most, if not all, aspects of interaction with vacationers. ILG believes growth in the marketplace is due, in some part, to the numbers of resorts entering the condo space as a means to capitalize on overall property construction through the upfront sales of vacation condos.

        Vacation rental properties are also growing in number due to the increasing popularity of renting non-hotel accommodations among consumers. Condominium accommodations typically provide substantial value to consumers seeking more than a nightly stay, as they offer families greater space and convenience than a traditional hotel room by offering separate living, sleeping and eating quarters.

Continued growth in leisure travel, as well as improved product awareness and consumer convenience through direct and indirect online distribution channels, is also expected to drive this growth.

        Currently, ILG offers vacation rental and property management services in Hawaii through RQH. According to the Hawaii Department of Business, Economic Development & Tourism, approximately 7.5 million visitors traveled to Hawaii in 2006, with the same number estimated to have visited in 2007. ILG believes that Hawaii will continue to be a sought after destination for vacationers.

Competition

        The two principal companies in the global vacation ownership membership services industry, Interval and RCI, aggressively compete for developer and consumer market share. Other third parties operate in this industry, but generally outside of the context of value-added membership programs offered at point-of-sale. While the operations of these third parties are generally smaller and more regional in nature, at least one operates on a global basis. Interval also faces increasing competition from points-based vacation clubs and large resort developers, which may elect to operate their own internal exchange systems to facilitate exchanges for owners of vacation interests at their resorts as they increase in size and scope. In addition, increasingly, vacation clubs and large resort developers are forging direct relationships with other developers.

        Interval believes that developers generally choose to affiliate with an exchange network based on:

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  the perceived quality of resorts participating in the network, which is characterized by the desirability of numerous locations, quality of accommodations and the amenities and services available;

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  the level of service provided to members;

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  the range and level of support services provided to developers;

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  the flexibility of the exchange program;

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  the costs for annual membership and exchanges; and

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  continuity of management.

        Developers affiliated with Interval and/or RCI collectively represent approximately 99% of the vacation ownership resorts in the U.S. Based on the annual disclosure statements filed by RCI and Interval for the year ended December 31, 2007, on a global basis, Interval held approximately 38% of the resorts and 35% of the members participating in exchange networks operated by these companies and RCI held the remainder. Accordingly, RCI is the larger provider of vacation ownership member services with a larger exchange network. Through the resources of its corporate affiliates, particularly Wyndham Vacation Ownership, Inc., itself engaged in vacation ownership sales, RCI may have greater access to a significant segment of new purchasers of vacation interests.

        While overall Interval's primary competitor has a greater number of resorts in its exchange network and reports a larger number of owners of vacation interests participating in its vacation ownership membership programs, Interval believes that it has distinguished itself as the vacation ownership membership service provider of choice with developers of high quality vacation properties and their owners, based primarily on the quality of the resorts in the Interval Network and related services provided by these resorts, coupled with its continued commitment to attract quality resorts to its exchange networks and foster quality vacation experiences for its members. For example, in 2008, Interval launched the Preferred Residences Program, a hospitality-branded membership program for luxury shared ownership resorts and condo hotels.

        RQH's vacation rental business faces competition from other suppliers of travel products and services, hotel operators and local rental agents and its property management business is also highly competitive in that there are low barriers to entry.

Employees

        As of December 31, 2007, ILG had approximately 2,800 employees worldwide. With the exception of a limited number of housekeeping employees at one property in Hawaii and a few member services employees in Argentina, Italy, Mexico and Spain, employees are not represented by unions or collective bargaining agreements. ILG believes that relationships with its employees are generally good.

Properties

        ILG conducts operations through 29 offices in 17 countries, of which 8 locations are within the U.S. and 21 locations are outside of the U.S. ILG's global headquarters which is located in Miami, Florida and occupies approximately 100,000 square feet of office space under a long-term lease expiring in July 2016. Interval also operates a call center in Miami that is approximately 60,000 square feet under a long-term lease expiring in December 2020. Interval's European headquarters is located in London, England and occupies approximately 24,400 square feet of office space under a long-term lease which expires in May 2016, while its Asian headquarters are located in Singapore and occupies approximately 3,000 square feet of office space, the current term of which expires in September 2009, subject to automatic renewal.

        RQH's property management headquarters is located in Honolulu, Hawaii and occupies approximately 25,000 square feet of office space under a lease expiring in October 2009. Activities have commenced to source and secure alternative premises upon the termination of the existing lease.

RISK FACTORS RELATING TO THE BUSINESS OF ILG FOLLOWING THE SPIN-OFFS

        ILG's business, financial condition and results of operations are subject to certain risks that are described below and in the section "Risk Factors" beginning on page 11. You should carefully consider these risks and uncertainties.

Adverse Event and Trends—Adverse events and trends in the vacation ownership, vacation rental and travel industries could adversely affect ILG's business, financial condition and results of operations.

        The success of ILG and its businesses depends, in substantial part, upon the health of the worldwide vacation ownership, vacation rental and travel industries. Travel expenditures are sensitive to business and personal discretionary spending levels and tend to decline during general economic downturns. Also, inclement weather and/or natural disasters, such as earthquakes, hurricanes, fires, floods and tsunamis may result in the inability of consumers to travel to and vacation in certain destinations and regions in which participating resorts operate and/or vacation rental properties are located. Similarly, significant damage to resorts and/or vacation rental properties could result in a decrease in the number of resort accommodations or vacation rentals available for use in ILG's vacation ownership membership programs or as vacation rentals. ILG's businesses are also sensitive to travel health concerns, such as SARS, bird flu and other pandemics, as well as concerns related to terrorism, enhanced travel security measures and/or geopolitical conflicts.

        Accordingly, downturns or weaknesses in the travel industry or price increases for travel related services, including economic factors adversely impacting consumers' decisions to use and consume travel services, the overall financial instability of the airline industry and associated air carrier bankruptcies, decreased airlift to relevant markets, job actions and strikes, and increased costs of transportation based on increased fuel prices, could adversely affect ILG's business, financial condition and results of operations, as could inclement weather, natural disasters, health concerns, terrorism, enhanced travel security measures and/or geopolitical conflicts. In addition, the tightening of credit available to both vacation property developers and purchasers could result in the development of fewer vacation ownership and vacation rental properties (and in the case of existing vacation ownership and vacation rental properties, fewer potential purchasers). This factor, plus the potential for increased default rates among current vacation interest owners, could result in a decrease in the number of Interval's exchange network members and could have a material adverse effect on the vacation ownership and vacation rental industries, which in turn could have a material adverse effect on ILG's business, financial condition and results of operations.

Competition—The industries in which ILG's businesses operate are highly competitive and these businesses are subject to risks relating to competition that may adversely affect ILG's performance.

        ILG's businesses will be adversely impacted if they cannot compete effectively in their respective industries, each of which is highly competitive. ILG's continued success depends upon its ability to compete effectively in markets that contain numerous competitors, some of which may have significantly greater financial, marketing and other resources than ILG. In particular, in the case of the Interval business, its primary competitor, RCI is larger and, through the resources of its corporate affiliates, particularly, Wyndham Vacation Ownership, Inc., itself engaged in vacation ownership sales, may have greater access to a significant segment of new vacation ownership purchasers. New competition or existing competition that does not operate on a value-added, membership basis may cause Interval to reduce its fee structure or potentially modify its business model, which would adversely affect ILG's business, financial condition and results of operations.

Third Party Relationships—ILG depends on relationships with developers, members and other vacation property owners and any adverse changes in these relationships could adversely affect its business, financial condition and results of operations.

        The Interval business is dependent upon vacation ownership developers for new members and supply of resort accommodations for use in confirmed vacations, as well as upon members to renew their existing memberships and otherwise engage in transactions. The RQH business is dependent upon vacation property owners and hotels for vacation properties to manage and rent to vacationers.

        Interval has established multi-year relationships with numerous developers pursuant to exclusive affiliation agreements and ILG believes that relationships with these entities are generally strong, but these historical relationships may not continue in the future. The non-renewal or termination of an affiliation agreement with a major developer or multiple affiliation agreements with a combination of smaller developers could have a material adverse effect on ILG's business, financial condition and results of operations. Approximately one-third of the affiliation agreements with Interval's largest 25 developers, as determined based on new member contribution for the calendar year 2007, do not include auto-renewal provisions. During 2008, the affiliation agreements for several of Interval's largest new member producing developers are scheduled to renew. Negotiations aimed at the extension of these affiliation relationships are ongoing or are anticipated to commence shortly. The failure to renew some or all these agreements will impact Interval's new member enrollment and could have a material adverse impact on our business, financial condition and results of operation.

        Interval may be unable to maintain existing or negotiate new affiliation agreements with resort developers or secure renewals with existing members in its exchange programs, and its failure to do so would result in decreases in the number of new and/or existing members, the supply of resort accommodations available through its exchange networks and related revenues, which could have a material adverse effect on ILG's business, financial condition and results of operations. The non-renewal of an affiliation agreement will adversely affect the ability of Interval to secure new members for its programs from the non-renewing resort, and will result in the loss of existing members (and their vacation interests) to the extent that Interval does not secure membership renewals directly from such members.

        ILG believes that developers will continue to create and operate internal reservation and exchange systems, which decreases their reliance on vacation ownership membership programs, including those offered by Interval, and could adversely impact the supply of resort accommodations available through Interval's exchange networks. The vacation ownership industry continues to experience consolidation through the acquisition of vacation ownership developers by other developers, which may result in the diversion of exchange membership and other business. The ability of Interval to maintain existing or negotiate new affiliation agreements is adversely impacted by the continued creation and operation of internal reservation and exchange systems by developers, as well as by consolidation in the vacation ownership industry.

        Similarly, the failure of RQH to maintain existing or negotiate new property management and/or rental services arrangements with vacation property owners, as a result of the sale of property to third parties or otherwise, or the failure of vacationers to book vacation rentals through, RQH would result in a decrease in related revenues, which would have an adverse effect on ILG's business, financial condition and results of operations.

Key Personnel—Loss of one or more of ILG's key personnel could adversely affect ILG's relationships with third parties, business, financial condition and results of operations.

        ILG's operations require managerial and operational expertise as well as the maintenance of relationships with resort developers and other third parties. In particular, ILG is dependent upon the management skills and continued services of several members of its senior management team, including

Craig M. Nash, its Chief Executive Officer, Jeanette E. Marbert, its Chief Operating Officer, David C. Gilbert, its Executive Vice President—Resort Sales and Marketing, and Kelvin M. Bloom, President of RQH. The failure of such key personnel to continue to be active in management of the ILG businesses could have a material adverse effect on relationships with third parties, business, financial condition and results of operations. ILG does not maintain key employee insurance for any of its officers and employees.

Adverse Events and Trends in Key Vacation Destinations—Adverse events and trends in key vacation destinations could adversely affect ILG's business, financial condition and results of operations.

        A substantial percentage of the vacation ownership resorts currently participating in Interval's exchange networks are located in Florida, Hawaii, Las Vegas, Mexico and Southern California, and all of the vacation properties for which RQH provides vacation rental and property management services are located in Hawaii. Approximately $120 million in revenue was generated from travel to properties located in all of these locations as well as property management services performed in Hawaii in 2007. As a result, the ongoing ability to successfully process confirmed vacations for members, as well as its ability to find a market for accommodations sourced through RQH, is largely dependent on the continued desirability of these areas as key vacation destinations. While travel demand for these destinations has been historically high on a consistent basis, this may not continue to be the case. Any significant shift in travel demand for one or more of these key destinations or any adverse impact on transportation to them, such as decreased airlift or increased travel costs, could have a material adverse effect on ILG's business, financial condition and results of operations.

        The bankruptcies of two prominent airlines serving the region and their resultant cessation of operations decreased the availability of flights for vacationers seeking to travel to Hawaii. According to the Hawaii Department of Business, Economic Development and Tourism ("DBEDT"), air seats into Hawaii are anticipated to be reduced by approximately 11% for the third quarter of 2008, as compared to those available for the same period of 2007. The Hawaii DBEDT also recently announced that, in May 2008, arrivals by air dipped 6.4%, or 549,017 people, over May, 2007. These factors could lead to lower demand for vacation properties in Hawaii and could have a material adverse effect on ILG's business, financial condition and results of operations.

        In addition, hurricanes, earthquakes or other adverse events impacting one or more of these key destinations could significantly reduce the number of accommodations available for confirmed vacations or rental to members and vacationers, as well as the need for vacation rental and property management services generally. Accordingly, any such event could have a material adverse effect on ILG's business, financial condition and results of operations, the impact of which could be prolonged.

International Operations—Interval operates in a number of international markets, which exposes ILG to additional risks that could adversely affect its business, financial condition and results of operations.

        Revenues from international operations represented approximately 16%, 18% and 18% of ILG's consolidated revenues in 2007, 2006 and 2005, respectively. The decrease in 2007, as compared to prior periods, is due to domestic revenue growing at a faster rate during this time period, primarily due to the acquisition of RQH in 2007. ILG currently expects to continue to seek to expand and invest in its vacation ownership membership business in various international markets, especially in the Middle East and Asia.

        In order to achieve widespread acceptance in international markets, Interval must continue to successfully tailor its services to the unique customs and cultures of relevant countries and markets. Learning the customs and cultures of various countries and markets can be difficult and costly, and the failure to do so could slow international growth. Operating in international markets also exposes ILG to additional risks, including, among others, changes in regulatory requirements, including taxation, limits on the ability to sell products and services and enforce intellectual property rights and difficulties in managing operations due to distance, language and cultural differences, including issues associated with establishing management systems and infrastructures and staffing and managing foreign operations. Also, in particular, significant fluctuations in the value of the U.S. dollar relative to certain foreign currencies could have an adverse effect on the results of ILG businesses operating in jurisdictions where the pricing for products and services is established in U.S. dollars and adjusted to local currency based on then-current exchange rates. ILG does not currently engage in hedging transactions designed to reduce its exposure to foreign currency risk.

        ILG is also exposed to risks associated with the repatriation of cash generated by certain of its foreign operations to the United States. Currently, ILG conducts vacation ownership exchange operations in one Latin American country from which it cannot repatriate cash generated by its operations in full. As of December 31, 2007, ILG had approximately $5.1 million in cash that can only be repatriated upon the approval of that country's government. While ILG continues to pursue the repatriation of this cash through all lawful means, these efforts may be unsuccessful. Furthermore, other countries in which ILG maintains operations may impose limitations on the repatriation of cash generated by operations in such countries now or in the future. Any limitation on ILG to repatriate significant cash generated by its international operations would have a material adverse effect on its business, financial condition and results of operations.

Acquisitions and Strategic Arrangements—ILG may experience financial and operational risks in connection with acquisitions and strategic arrangements. In addition, businesses acquired by ILG may incur significant losses from operations or experience impairment of carrying value.

        ILG acquired RQH in May 2007 and intends to selectively pursue other acquisitions. ILG, however, may be unable to identify attractive acquisition candidates or complete transactions on favorable terms. In addition, in the case of acquired businesses, ILG will need to:

  •
  successfully integrate the operations, as well as the accounting, financial controls, management information, technology, human resources and other administrative systems, of acquired businesses with existing operations and systems;

  •
  maintain third party relationships previously established by acquired companies;

  •
  retain senior management and other key personnel at acquired businesses; and

  •
  successfully manage acquisition-related strain on the management, operations and financial resources of ILG and/or acquired businesses.

        ILG may not be successful in addressing these challenges or any others encountered in connection with historical and future acquisitions. In addition, the anticipated benefits of one or more acquisitions may not be realized and future acquisitions could result in potentially dilutive issuances of equity securities and/or the assumption of contingent liabilities. Also, the value of goodwill and other intangible assets acquired could be impacted by one or more unfavorable events or trends, which could result in impairment charges. The occurrence of any these events could adversely affect ILG's business, financial condition and results of operations.

        ILG also intends to selectively enter into joint ventures and other strategic arrangements to provide new products and services complementary to those currently offered by its businesses. However, ILG may be unable to successfully enter into these arrangements on favorable terms or launch related products and services or such products and services may not gain market acceptance or be profitable. The failure to develop and execute any such initiatives on a cost-effective basis could have an adverse effect on ILG's business, financial condition and results of operations.

Property Renovations—A significant decrease in the supply of available vacation rental accommodations due to ongoing property renovations could adversely affect ILG's business, financial condition and results of operations.

        Several of the vacation rental properties in Hawaii for which RQH provides vacation rental and property management services are expected to undergo significant renovations over the next few years. While these renovations are not under the control of ILG (and ultimately are not funded by ILG), they will result in a decrease in the supply of vacation rental accommodations available to vacationers, as well as the need for vacation rental services, during the applicable renovation periods. Furthermore, ongoing renovations at a particular property may negatively impact the desirability of the property as a vacation destination. A significant decrease in the supply of available vacation rental accommodations and the need for vacation rental services during renovation periods, coupled with the inability to attract vacationers to properties undergoing renovations, could have a material adverse effect on ILG's business, financial condition and results of operations.

Compliance and Changing Laws, Rules and Regulations—The failure of ILG's businesses to comply with extensive regulatory requirements, or to obtain and maintain required licenses and rights, could adversely affect ILG's business, financial condition and results of operations.

        ILG's businesses are subject to various laws, rules and regulations on a global basis, including those specific to the vacation ownership industry, as well as those applicable to businesses generally, such as consumer protection and sales, use, value-added and other tax laws, rules and regulations. While ILG believes that the operations and practices of its businesses have been structured in a manner to ensure material compliance with applicable laws, rules and regulations, the relevant regulatory authorities may take a contrary position. The failure of its businesses to comply with applicable laws, rules and regulations, or to obtain required licenses or rights, could have a material adverse effect on ILG's business, financial condition and results of operations. In addition, unfavorable changes in the laws, rules and regulations applicable to ILG's businesses, including those related to the imposition of taxes, could decrease demand for the services offered by ILG's businesses, increase costs and/or subject ILG to additional liabilities, which could have an adverse effect on ILG's business, financial condition and results of operations.

        The vacation ownership industry is subject to extensive regulation in the United States and elsewhere, which generally requires vacation ownership resort developers to follow certain procedures in connection with the sale and marketing of vacation interests, including the filing of offering statements describing proposed developments with relevant governmental authorities for approval and the delivery to prospective purchasers of certain information relating to the terms of the purchase and use, including recission rights. Although ILG and its businesses are not subject to these regulations, such regulations directly affect the members and resort developers that participate in Interval's exchange networks and, therefore, indirectly affect ILG. As a result, any negative change in the regulatory environment within the vacation ownership industry could have a material adverse effect ILG's business, financial condition and results of operations.

        ILG's vacation rental operations are directly subject to a number of licensing requirements, as well as certain laws and regulations relating to consumer protection, particularly, those associated with the property management, including those relating to the preparation and sale of food and beverages, liquor service and health and safety of managed premises. The failure of RQH businesses to comply with applicable laws, rules and regulations, or to obtain required licenses or rights, could have a material adverse effect on ILG's business, financial condition and results of operations.

Increasing Vacation Rental Revenues—ILG's future growth is dependent, in part, on the ability of its businesses to increase revenues from vacation rentals, and their failure to do so could adversely affect its business, financial condition and results of operations.

        ILG is actively seeking to increase revenues from vacation rentals. In furtherance of these efforts, ILG acquired RQH in May 2007. Through RQH, ILG consistently seeks opportunities to solidify and expand upon its existing base of managed property owners through the critical evaluation and improvement of the property management services made available to managed property owners. In addition, in an effort to better identify and secure (and ultimately rent more) available vacation rental properties, RQH actively seeks to own or lease the front desks of its managed properties and to manage each property's homeowners' association. However, these efforts may not increase the number of available vacation rentals or related revenues or the property management services provided by RQH may not continue to be attractive to vacation property owners. Interval is also actively seeking to provide vacation rental services to resorts participating in its exchange networks. See "Business of ILG—What We Do—Vacation Ownership Membership Services—Member Services—Getaway Program." ILG businesses, however, may be unable to secure accommodations from developers on favorable terms, or it may be unable to rent such accommodations to its members or other vacationers. The failure of ILG to increase revenues from vacation rentals could have a material adverse effect on its business, financial condition and results of operations.

CAPITALIZATION

        The following table presents ILG's cash and cash equivalents and capitalization as of March 31, 2008 on an historical basis and on an unaudited pro forma basis for the separation and the financing. The borrower under the financings will be Interval Acquisition Corp., the existing IAC subsidiary through which IAC has directly and indirectly conducted the businesses of ILG. Following the financing, Interval Acquisition Corp. will pay a dividend to IAC, after which Interval Acquisition Corp. will be contributed to ILG. The dividend will consist of approximately $86.5 million in cash and $300 million of aggregate principal amount of the Interval Senior Notes. This structure will be utilized principally because ILG believes it provides greater financial and transactional flexibility. Pro forma for the separation and the financing includes the $450 million in indebtedness that ILG expects to hold at separation. In connection with the separation, ILG is expected to distribute the net proceeds of the financing to IAC except for $50 million which it will retain. ILG will also retain its international cash which is approximately $69.2 million as of March 31, 2008. The separation of ILG and the related financing transactions are described in the notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet under the Unaudited Pro Forma Condensed Consolidated Financial Statements as if the separation and the related transactions and events had been consummated on March 31, 2008.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and ILG believes such assumptions are reasonable under the circumstances.

        This table should be read in conjunction with "Selected Historical Financial Data," "Transfers to IAC and Financing," "Description of Capital Stock of the Spincos," "Management's Discussion and Analysis of Financial Condition and Results of Operations of ILG," the consolidated financial statements of ILG and the "Unaudited Pro Forma Condensed Consolidated Financial Statements" and accompanying notes included in this information statement.

        The table below is not necessarily indicative of ILG's cash and cash equivalents and capitalization had the separation and the related financing transactions been completed on March 31, 2008. The capitalization table below may not reflect the capitalization or financial condition which would have resulted had ILG been operating as an independent, publicly-traded company at that date and is not necessarily indicative of ILG's future capitalization or financial condition.

	As of March 31, 2008
	Historical	Unaudited Pro Forma for the Separation and Financing
	(In millions)
Cash and cash equivalents	$69	$119

Long-term debt:
Revolving Credit Facility(1)	$—	—
Term Loan Facility	—	150
Senior Notes 9.5% due 2016	—	300

Total long-term debt	—	450

Shareholders' equity	508	121

Total capitalization	$508	$571

(1)
Revolving credit facility provides for borrowing of up to $50 million, none of which is expected to be borrowed on the closing date.

SELECTED HISTORICAL FINANCIAL DATA

        The following table presents summary selected historical consolidated financial information for Interval Leisure Group, Inc. ("ILG"). This data was derived, in part, from the historical consolidated financial statements of ILG included elsewhere in this document and reflects the operations and financial position of ILG at the dates and for the periods indicated. The information in this table should be read in conjunction with the consolidated financial statements and accompanying notes and other financial data pertaining to ILG included herein. However, this financial information does not necessarily reflect what the historical financial position and results of operations of ILG would have been had ILG been a stand-alone company during the periods presented.

	Year Ended December 31,					Three Months Ended March 31,
	2007(1)	2006	2005	2004 (unaudited)	2003 (unaudited)	2008 (unaudited)	2007 (unaudited)
	(In thousands)
Statement of Operations Data:
Revenue	$360,407	$288,646	$260,843	$242,101	$206,453	$115,937	$86,433
Operating income	106,566	86,128	72,824	49,624	24,507	38,964	31,829
Net income	71,056	58,043	49,243	31,730	14,918	24,808	21,149
	December 31,					March 31,
	2007(1)	2006	2005 (unaudited)	2004 (unaudited)	2003 (unaudited)	2008 (unaudited)
	(In thousands)
Balance Sheet Data (end of period):
Working capital (deficit)	$(12,712)	$(43,204)	$(37,578)	$(29,161)	$(23,981)	$(7,778)
Total assets	922,617	767,677	783,032	789,383	799,847	933,905
Minority interest	512	—	—	—	—	520
Shareholders' equity	513,367	408,887	439,947	467,746	522,577	507,549

(1)
Includes the results of ResortQuest Hawaii and ResortQuest Real Estate of Hawaii, (collectively referred to herein as "RQH"), since its acquisition on May 31, 2007.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following Unaudited Pro Forma Condensed Consolidated Financial Statements of Interval Leisure Group, Inc. and subsidiaries ("ILG") reflect adjustments to the historical consolidated financial statements of ILG to give effect to the separation and related financing transactions described in the notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements as of March 31, 2008 for the Unaudited Pro Forma Condensed Consolidated Balance Sheet and as of January 1, 2007 and January 1, 2008 for the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2007 and the three months ended March 31, 2008, respectively.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and ILG believes such assumptions are reasonable under the circumstances.

        The following Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical consolidated financial statements of ILG and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of ILG included in this information statement.

        These Unaudited Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of ILG's results of operations or financial condition had the separation and related transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had ILG been operating as an independent publicly traded company during such periods. In addition, they are not necessarily indicative of ILG's future results of operations or financial condition.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED BALANCE SHEET

MARCH 31, 2008

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$69,242	$136,500	(a)	$119,242
		(86,500)	(b)
Other current assets	95,918	—		95,918

Total current asset	165,160	50,000		215,160
Non-current assets	768,745	13,500	(a)	782,245

TOTAL ASSETS	$933,905	$63,500		$997,405

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current liabilities	$172,938	$—		$172,938
Long-term debt	—	150,000	(a)	450,000
		300,000	(b)
Other long-term liabilities	252,898	—		252,898
Minority interest	520	—		520
SHAREHOLDERS' EQUITY:
Common shares, $0.01 par value, 300,000,000 authorized; 55,747,109 issued and outstanding on a pro forma basis	—	557	(b)	557
Additional paid-in capital	—	119,331	(b)	119,331
Invested capital	726,760	(726,760)	(b)	—
Receivables from IAC and subsidiaries	(467,664)	467,664	(b)	—
Retained earnings	247,292	(247,292)	(b)	—
Accumulated other comprehensive income	1,161	—		1,161

Total shareholders' equity	507,549	(386,500)		121,049

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$933,905	$63,500		$997,405

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

MARCH 31, 2008

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except per share data)

Revenue	$115,937	$—		$115,937
Operating expenses	76,973	1,728	(c)	79,467
		766	(d)

Operating income	38,964	(2,494)		36,470
Other income (expense):
Interest income	2,016	(1,276)	(e)	740
Interest expense	(60)	(9,858)	(f)	(9,918)
Other expense	(500)	—		(500)

Total other income (expense), net	1,456	(11,134)		(9,678)

Earnings before income taxes and minority interest	40,420	(13,628)		26,792
Income tax provision	(15,604)	5,278	(g)	(10,326)
Minority interest in income of consolidated subsidiaries	(8)	—		(8)

Net income	$24,808	$(8,350)		$16,458

Pro forma earnings per share:(h)
Basic earnings per share				$0.30
Diluted earnings per share				$0.29

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2007

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except per share data)

Revenue	$360,407	$—		$360,407
Operating expenses	253,841	7,312	(c)	264,216
		3,063	(d)

Operating income	106,566	(10,375)		96,191
Other income (expense):
Interest income	10,345	(7,718)	(e)	2,627
Interest expense	(205)	(39,430)	(f)	(39,635)
Other expense	(606)	—		(606)

Total other income (expense), net	9,534	(47,148)		(37,614)

Earnings before income taxes and minority interest	116,100	(57,523)		58,577
Income tax provision	(45,032)	22,278	(g)	(22,754)
Minority interest in income of consolidated subsidiaries	(12)	—		(12)

Net income	$71,056	$(35,245)		$35,811

Pro forma earnings per share:(h)
Basic earnings per share				$0.63
Diluted earnings per share				$0.60

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a)
In connection with the separation, ILG raised $150 million through a secured credit facility (the "Term Loan"), in addition, ILG negotiated a $50 million revolving credit facility (the "RCF"). The total costs incurred in connection with the issuance of the Interval Senior Notes and borrowings under the Term Loan and establishing the RCF are estimated to be $13.5 million. The net proceeds are approximately $136.5 million. The Interval Senior Notes have a maturity of eight years from the date of issuance and the Term Loan and RCF have five years terms. The interest rate on the Interval Senior Notes is 9.5% and LIBOR plus 2.75% for the Term Loan. The RCF has a fee of 0.50% for the unused portion.

(b)
To effect the terms of the separation as follows:

(i)
The transfer of approximately $86.5 million in cash to IAC prior to ILG's separation from IAC, from the financing referred to in note (a) above. ILG will retain $50 million in proceeds from the financings as well as its international cash, which is approximately $69.2 million as of March 31, 2008;

(ii)
The transfer of $300 million of aggregate principal amount of the Interval Senior Notes.

(iii)
The extinguishment of the receivable from IAC and subsidiaries; and

(iv)
The issuance of 55.7 million shares to effect the transfer of the ownership of ILG from IAC to IAC's shareholders based upon an expected exchange ratio of 1/5th of a share of ILG for each share of IAC and the number of IAC common shares outstanding as of March 31, 2008 before giving effect to the 1 for 2 reverse stock split of IAC shares that is expected to be effected in connection with the separation.

(c)
ILG expects to incur additional cost related to being a stand-alone, public company. These costs have been estimated to be $8.3 million on an annual basis. These costs relate to the following:

•
additional personnel including accounting, tax, treasury, internal audit and legal personnel;

•
professional fees associated with audits, tax and other services;

•
increased insurance premiums;

•
increased health and welfare benefit costs;

•
costs associated with a board of directors;

•
increased franchise taxes, stock exchange listing fees, fees for preparing and distributing periodic filings with the Securities and Exchange Commission; and

•
other administrative costs and fees.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  The total costs referred to above were compared to the corporate allocations from IAC for the three months ended March 31, 2008 and for the year ended December 31, 2007 in order to determine the incremental costs expected to be incurred for each period as follows:

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
	(In thousands)
Estimated stand-alone, public company costs	$2,043	$8,345
Less: corporate allocations	(315)	(1,033)

Incremental costs of being a stand-alone, public company	$1,728	$7,312

        The significant assumptions involved in arriving at these estimates include:

  •
  the number of additional personnel required to operate as a public company and the compensation level with respect to each position;

  •
  the level of additional assistance ILG will require from professional service providers;

  •
  the increase in insurance premiums as a stand-alone public company;

  •
  the increase in health and welfare costs as a stand-alone entity; and

  •
  the type and level of other costs expected to be incurred in connection with being a stand-alone, public company.

  This amount excludes the $1.1 million of estimated one-time recruiting fees; professional fees for legal and tax services (e.g. initial benefit plan design); and other costs (e.g. initial stock exchange listing fees) expected to be incurred in initially establishing ILG as a stand-alone, public company. These costs are therefore not expected to recur.

  The information presented above in note (c), with respect to the costs that ILG expects to incur as a stand-alone, public company, is forward looking information within the meaning of "Forward-Looking Statements" as described on pages 2-3 of this Information Statement.

(d)
To reflect the additional compensation expense associated with equity-based awards that will be granted only upon consummation of the separation.

  The awards related to the consummation of the separation are expected to be granted to certain members of executive management of ILG in the form of restricted stock units ("RSUs"). The issuance of these awards is contingent upon the consummation of the separation. The expense related to these awards is included as a pro forma adjustment because they will vest over four years and will therefore have an impact on the ongoing operations of ILG. The aggregate estimated value of the awards is being amortized to expense on a straight-line basis over the four year vesting period of the awards. This does not reflect non-recurring compensation expense related to modifications of existing IAC RSUs that will be made in connection with the separation described below.

  The modification related to IAC issued RSUs relates to the accelerated vesting, upon the consummation of the separation, of all RSUs granted prior to August 8, 2005 and all awards that were scheduled to vest prior to February 28, 2009. The estimated expense of $3.3 million is the previously unrecognized expense associated with these awards. The expense is treated as

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  non-recurring because after the separation no future service is required with respect to these awards.

  There may be additional stock-based awards granted in connection with the separation but the amount of such awards, if any, has not yet been determined and no expense with respect thereto has been reflected herein.

(e)
To reflect the elimination of intercompany interest income allocated by IAC to ILG.

(f)
This reflects the incremental interest expense related to the financing referred to in note (a) and the issuance of the Interval Senior Notes described in note (b) above. It includes interest expense at 9.5% on the Interval Senior Notes and LIBOR plus 2.75% on the Term Loan, LIBOR is assumed to be 2.80%, the aggregate assumed rate is therefore 5.55%. It also reflects expense at 0.50% on the RCF which is assumed to be unused. The interest expense calculation includes the amortization of debt issuance costs over the applicable term of each portion of the financing. The interest rates are based upon current assumptions, which with respect to the Interval Senior Notes is based upon the pricing of the Interval Senior Notes on July 17, 2008. An assumed 25 basis point change in the interest rate would result in an increase or decrease to interest expense of $0.8 million for the Interval Senior Notes and $0.4 million for the Term Loan.

(g)
To reflect the tax effect of the pro forma adjustments at an assumed effective tax rate of 38.7% which represents a federal statutory tax rate of 35% and a state effective statutory tax rate of 3.7%.

(h)
Earnings per share and weighted average shares outstanding reflect the historical number of common shares used to calculate IAC's earnings per share, adjusted based on an expected exchange ratio of 1/5th of a share of ILG for each share of IAC before giving effect to the 1 for 2 reverse stock split for IAC shares that is expected to be effected in connection with the separation. These amounts reflect the outstanding equity-based awards that were included in IAC's dilutive earnings per share calculation. Pro forma earnings per share is calculated using the following:

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
	(In thousands)
Net income	$16,458	$35,811

Basic shares outstanding—weighted average shares	55,753	57,137
Other dilutive securities including stock options, warrants and restricted stock and share units	1,496	2,729

Diluted shares outstanding—weighted average shares	57,249	59,866

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ILG

        The following discussion describes the financial condition and results of operations of Interval Leisure Group, Inc. ("ILG") as though ILG were a separate company as of the dates and for the periods presented and includes the businesses, assets and liabilities that will comprise ILG following the spin-off.

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying ILG as one of those five companies. We refer to the separation transaction herein as the "spin-off". In connection with the spin-off, ILG was incorporated as a Delaware corporation in May 2008. ILG currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, ILG will consist of Interval and ResortQuest Hawaii and ResortQuest Real Estate of Hawaii, collectively referred to herein as "RQH", which was acquired on May 31, 2007, the businesses that formerly comprised IAC's Interval segment. The businesses to be operated by ILG following the spin-off are referred to herein as the "ILG Businesses".

Basis of Presentation

        The historical consolidated financial statements of ILG and its subsidiaries and the disclosure set forth in this Management's Discussion and Analysis of Financial Condition and Results of Operations of ILG reflect the contribution or other transfer to ILG of all of the subsidiaries and assets and the assumption by ILG of all of the liabilities relating to the ILG Businesses in connection with the spin-off, and the allocation to ILG of certain IAC corporate expenses relating to the ILG Businesses. Accordingly, the historical consolidated financial statements of ILG reflect the historical financial position, results of operations and cash flows of the ILG Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the ILG Businesses with the exception of accounting for income taxes. For purposes of these financial statements, income taxes have been computed for ILG on an as if stand-alone, separate tax return basis. Intercompany transactions and accounts have been eliminated.

        In the opinion of ILG's management, the assumptions underlying the historical consolidated financial statements of ILG are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of ILG would have been had ILG been a stand-alone company during the periods presented.

MANAGEMENT OVERVIEW

        ILG is a leading provider of membership services, primarily to the vacation ownership industry, through Interval. With the acquisition of RQH in May 2007, ILG also entered the vacation rental and property management services industry.

Sources of Revenue

        Vacation ownership membership services revenue is generated primarily from membership fees and transactional fees paid for exchange and Getaway transactions (i.e., confirmed vacations). Interval typically enters into multi-year contracts with developers of vacation ownership resorts, pursuant to which the developers agree to enroll all purchasers of vacation interests at the applicable resort as members of Interval's exchange programs. In return, Interval provides enrolled purchasers with the ability to exchange the use and occupancy of their vacation interest at the home resort (generally for periods of one week) for the right to occupy accommodations at a different resort participating in Interval's network or at the same resort during a different period of occupancy. Members are also generally eligible to participate in the program's other value-added member services. Resort developers generally remit Interval's initial basic membership fee and, where applicable, upgraded membership fees, on behalf of their respective owners for membership periods ranging from one to five years at the time the vacation interests are sold. In most cases, vacation interest owners are responsible for renewing their memberships and paying related fees. However, some resort developers have incorporated Interval's membership fees into their annual assessments and these owners' memberships are renewed annually by the developer during the period of the resort's participation in the Interval network. In connection with its vacation ownership membership services business, Interval also provides travel-related services for members residing in the United States and the United Kingdom directly and in other selected servicing regions through the use of third parties, as well as support, consulting and back-office services for developers participating in the Interval exchange programs. Through Interval's Getaway program, members may rent resort accommodations for a fee, plus applicable taxes, without relinquishing the use of their vacation interests. For the year ended December 31, 2007, ILG's vacation ownership membership services business represented 88% of its revenue.

        ILG, through RQH, also provides vacation rental and property management services for owners of condominium hotels and hotel management services to owners of traditional hotels. Revenue from RQH is derived principally from management fees for vacation rental services and property management services. Property management fees consist of a base management fee and, in some instances, an incentive fee. Property management agreements may provide that owners receive a specified portion of the revenue generated while the relevant properties are under RQH management. In these cases, the operating expenses for the rental operation are paid from the revenue generated by the accommodations rentals. The owners are then paid their contractual percentages, and RQH either retains the balance (if any) as its management fee or is required to make up the deficit. Revenue is also derived from fees for hotel management services. For the year ended December 31, 2007, ILG's vacation rental and property management services business represented 12% of its consolidated revenue for the seven month period following RQH's acquisition on May 31, 2007.

Channels of Distribution; Marketing Costs

        ILG markets and offers services directly to customers through call centers and branded websites allowing customers to transact directly with ILG in a convenient manner. ILG also markets its value-added, operational and sales and marketing support services directly to developers and the benefits of membership directly to prospective members. ILG also markets and distributes its services through its various customer and industry publications and through third party distribution channels, including, without limitation, online travel intermediaries and, to a limited degree, via internet search engines.

Access to Supply

        ILG's vacation ownership membership services business is dependent upon vacation ownership developers for new members and resort accommodations for use in confirmed vacations, as well as upon members to renew their existing memberships. Its vacation rental and property management business is dependent upon vacation property owners and hotels for vacation properties to manage and rent to vacationers. ILG's businesses have established strong relationships with resort developers, members and managed property owners pursuant to contractual arrangements, although there are no assurances that these historical relationships will continue beyond their contractual term in the future.

International Operations

        ILG continues to seek to expand its vacation ownership membership services business abroad, especially in the Middle East and Asia. International revenue grew approximately 15% in 2007 from 2006. However, as a percentage of total ILG revenue, international revenue was approximately 16% in 2007 and approximately 18% in both 2006 and 2005. This decrease is due to domestic revenue growing at a faster rate during this time period primarily due to the acquisition of RQH in 2007.

Economic and Other Trends and Events; Industry Specific Factors

        Growth in the vacation ownership membership services industry is driven primarily by the number of vacation interests sold to new purchasers. In 2008, the number of U.S.-based households owning vacation interests increased to approximately 4.7 million, an increase of approximately 300,000 households, from the number reported for 2007. Continued growth is expected to be driven by: (i) increased consumer awareness and acceptance of the value and benefits of the ownership of vacation interests (ii) adoption of constructive legislation and regulations internationally that improve consumer protection and allow businesses to operate profitably; (iii) the entry of additional independent developers and brand-name hospitality companies into the vacation ownership industry, which will increase the number of vacation interests available for sale; and (iv) reported demand for vacation ownership products in the U.S., whereby an estimated 5% of all adult leisure travelers familiar with the concept of timeshares have expressed an interest in acquiring a vacation interest at some point before February 2010 which equates to an estimated potential market consisting of approximately 6.0 million potential purchasers less than 15% of whom are estimated to already own a vacation interest. The vacation ownership membership services industry growth is also driven by the continued development and offering of new vacation ownership accommodations and alternative vacation ownership related products.

        ILG believes that the overall supply of vacation rental properties has been increasing as a result of the growth in second/vacation home ownership and the increasing desire among many owners to rent their properties for additional income. An increasing percentage of vacation home purchasers have cited the ability to generate rental income as a motivating factor for their purchase decision. Property management and vacation rental companies facilitate the rental process by handling most, if not all, aspects of interaction with vacationers. ILG believes growth in the marketplace is due, in some part, to the numbers of resorts entering the condo space as a means to capitalize on overall property construction through the upfront sales of vacation condos. Condominium accommodations typically provide substantial value to the consumer seeking more than a nightly stay, as they offer families greater space and convenience than a traditional hotel room by offering separate living, sleeping and eating quarters. Continued interest in leisure travel, as well as improved product awareness and customer convenience through direct and indirect online distribution channels, is also expected to drive this growth.

Results of Operations for the Years Ended December 31, 2007, 2006 and 2005

Revenue

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Interval	$318,370	10%	$288,646	11%	$260,843
RQH	42,037	N/A	N/A	N/A	N/A

Total revenue	$360,407	25%	$288,646	11%	$260,843

        Revenue in 2007 increased $71.8 million, or 25%, from 2006 primarily due to the acquisition of RQH on May 31, 2007, which contributed $42.0 million to ILG's revenue in 2007. Excluding RQH, revenue grew 10%. This was driven by a 13% growth in revenue from confirmed vacations and a 10% increase in membership revenue. Confirmed vacations revenue, which includes transactional fees paid for exchange and Getaway transactions (i.e. vacations), increased due to a 6% increase in volume, as well as a higher average fee compared to the prior year. Membership revenue grew due to a 6% increase in active members reflecting strong new member growth combined with a sustained retention rate. Total active members increased by 0.1 million from 2006 to approximately 2.0 million.

        Revenue in 2006 increased $27.8 million, or 11%, from 2005 primarily due to a 5% increase in confirmed vacations and higher average fees in the vacation ownership membership services business. Total active members increased 4% to nearly 1.9 million.

        ILG cannot say with certainty how an additional increase in fees for vacations in 2008 would impact growth of vacation ownership interests. Historically, when ILG has increased fees its active members and confirmed vacations have continued to increase.

Cost of Sales

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Cost of sales	$100,799	52%	$66,293	9%	$60,794
As a percentage of total revenue	28%	500 bp	23%	(34) bp	23%
Gross margins	72%	(500) bp	77%	34 bp	77%

        Cost of sales consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in servicing Interval's members as well as the cost of rental inventory for confirmed vacations. In 2007, due to the acquisition of RQH, cost of sales also includes compensation and other employee-related costs for personnel engaged in providing services to property owners and/or guests.

        Cost of sales in 2007 increased $34.5 million from 2006, primarily due to the acquisition of RQH, which contributed $29.6 million to ILG's cost of sales. Gross margins decreased 6% principally due to the inclusion of RQH. Excluding the impact of RQH, cost of sales increased $4.9 million in 2007 primarily due to an increase of $4.6 million in the cost of rental inventory for use in confirmed vacations.

        Cost of sales in 2006 increased $5.5 million from 2005, primarily due to an increase of $2.3 million in the cost of rental inventory for confirmed vacations and an increase of $1.9 million in compensation and other employee-related costs associated, in part, with an increase in contract labor related to outsourced home-based call center agents.

Selling and marketing expense

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Selling and marketing expense	$45,835	10%	$41,635	8%	$38,424
As a percentage of total revenue	13%	(171) bp	14%	(31) bp	15%

        Selling and marketing expense consists primarily of commission expense, advertising and promotional expenditures and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in sales and sales support functions. Advertising and promotional expenditures primarily include printing and postage costs of directories and magazines, promotions, tradeshows and agency fees.

        Selling and marketing expense in 2007 increased $4.2 million from 2006, primarily due to the acquisition of RQH, which contributed $2.0 million to ILG's selling and marketing expense. Excluding the impact of RQH, selling and marketing expense increased $2.2 million in 2007 primarily due to an increase in compensation and other employee-related costs, partially offset by lower advertising and promotional expenditures.

        Selling and marketing expense in 2006 increased $3.2 million from 2005, primarily due to increases of $2.1 million in commission expense and $0.9 million in compensation and other employee-related costs. The increase in commission expense is principally driven by the increase in revenue described above.

General and administrative expense

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
General and administrative expense	$71,913	17%	$61,538	9%	$56,213
As a percentage of total revenue	20%	(137) bp	21%	(23) bp	22%

        General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, human resources, information technology and executive management functions, facilities costs and fees for professional services.

        General and administrative expense in 2007 increased $10.4 million from 2006, primarily due to an increase in compensation and other employee-related costs, as well as the impact of the RQH acquisition in 2007, which contributed $2.9 million to ILG's general and administrative expense. Excluding the impact of RQH, general and administrative expense increased $7.5 million in 2007 primarily due to an increase of $6.2 million in compensation and other employee-related costs associated, in part, with an 8% increase in headcount. ILG expects to incur increased costs related to the additional financial and legal requirements associated with being a separate public company, as well as increased non-cash compensation associated with the modification of existing stock-based compensation awards in connection with the spin-off and the grant of new awards post spin-off.

        General and administrative expense in 2006 increased $5.3 million from 2005, primarily due to increases of $2.9 million in compensation and other employee-related costs, $0.5 million in facility costs and $0.5 million in professional fees. The increase in compensation and other employee-related costs is primarily due to an increase of $1.7 million in non-cash compensation expense. This non-cash compensation expense is related to equity awards granted by IAC to employees of ILG and is recorded over the vesting period of the awards.

        Effective January 1, 2006, ILG adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method. There was no impact to the amount of stock-based compensation recorded in the consolidated statements of operations as ILG had previously adopted the expense recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The majority of stock-based compensation expense is reflected in general and administrative expense. As of December 31, 2007, there was approximately $14.0 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 3.0 years.

Depreciation

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Depreciation	$8,415	7%	$7,832	6%	$7,368
As a percentage of total revenue	2%	(38) bp	3%	(11) bp	3%

        Depreciation in 2007 increased $0.6 million from 2006, primarily due to the acquisition of RQH. Excluding the impact of RQH, depreciation in 2007 was relatively flat.

        Depreciation in 2006 increased $0.5 million from 2005, primarily due to the incremental depreciation associated with certain information technology projects that were placed in service during late 2005 and 2006.

Operating Income Before Amortization

        Operating Income Before Amortization is a Non-GAAP measure and is defined in "ILG's Principles of Financial Reporting".

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Operating Income Before Amortization	$137,074	20%	$114,634	15%	$99,303
As a percentage of total revenue	38%	(168) bp	40%	164 bp	38%

        Operating Income Before Amortization in 2007 increased $22.4 million from 2006, growing at a slower rate than revenue due primarily to the inclusion of the results of RQH in 2007. Excluding the impact of RQH, Operating Income Before Amortization grew to $129.9 million. This increase is due to the higher revenue noted above and lower advertising and promotional expenditures, partially offset by increases of $7.5 million in general and administrative expense and $4.9 million in cost of sales.

        Operating Income Before Amortization in 2006 increased $15.3 million from 2005, primarily due to the higher revenue noted above and, to a lesser extent, improved operating efficiencies. Vacations confirmed online were 24% during 2006 compared with 21% in 2005. Operating Income Before Amortization was also impacted by increases of $5.3 million in general and administrative expense and $2.3 million in advertising and promotional expenditures.

Operating income

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Operating income	$106,566	24%	$86,128	18%	$72,824
As a percentage of total revenue	30%	(27) bp	30%	192 bp	28%

        Operating income in 2007 increased $20.4 million from 2006, primarily due to the increase in Operating Income Before Amortization described above, partially offset by an increase of $1.7 million in amortization of intangibles and an increase in non-cash compensation expense. RQH contributed $4.1 million to ILG's operating income in 2007. The increase in amortization of intangibles results from the acquisition of RQH, partially offset by certain intangible assets being fully amortized in 2007.

        Operating income in 2006 increased $13.3 million from 2005, primarily due to the increase in Operating Income Before Amortization described above, partially offset by an increase of $2.0 million in non-cash compensation expense.

Other income (expense)

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Other income (expense):
Interest income	$10,345	16%	$8,914	37%	$6,518
Interest expense	(205)	43%	(357)	43%	(623)
Other expense	(606)	22%	(774)	(185)%	(272)

        Interest income in 2007 increased $1.4 million from 2006, primarily due to higher receivable balances due from IAC and subsidiaries, as well as increased interest earned on higher average cash balances in 2007. Interest income in 2006 increased $2.4 million from 2005 primarily due to higher receivable balances due from IAC and subsidiaries. The increase in the receivable balance is principally due to cash transfers to IAC in connection with IAC's centrally managed U.S. treasury function.

Income tax provision

        ILG recorded income tax provisions of $45.0 million, $35.9 million and $29.2 million, for the years ended December 31, 2007, 2006 and 2005, respectively, which represents effective tax rates of 39%, 38% and 37%, respectively. These tax rates are higher than the federal statutory rate of 35% due principally to state and local income taxes partially offset by foreign income taxed at lower rates.

        ILG adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48") effective January 1, 2007. The cumulative effect of the adoption resulted in an increase of $0.2 million to retained earnings. As of January 1, 2007 and December 31, 2007, ILG had unrecognized tax benefits of approximately $4.0 million and $7.3 million, respectively, which included accrued interest of $1.0 million and $1.6 million, respectively.

        By virtue of previously filed separate company and consolidated tax returns with IAC, ILG is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by ILG are recorded in the period they become known.

        The Internal Revenue Service ("IRS") is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of Interval from September 24, 2002, its date of acquisition by IAC. The statute of limitations for these years has been extended to December 31, 2008. Tax filings in various state, local and foreign jurisdictions are currently under examination, the most significant of which are Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008. ILG believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.9 million within twelve months of the current reporting date due primarily to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized benefits cannot be made, but are not expected to be significant.

        Under the terms of the tax sharing agreement, which will be executed in connection with the spin-off, IAC will generally retain the liability related to federal and state tax returns filed on a consolidated or unitary basis for all periods prior to the spin-off.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

        As of December 31, 2007, ILG had $72.9 million of cash and cash equivalents and restricted cash and cash equivalents, $64.8 million of which is held in foreign jurisdictions, principally the United Kingdom, and is subject to changes in foreign exchange rates. The majority of ILG's cash is in the United Kingdom due to its participation in IAC's centrally managed treasury function in the U.S., its European businesses operating through licensing arrangements with its United Kingdom entity and the reinvestment of the related earnings in the United Kingdom. ILG conducts business in one foreign country where a currency restriction exists. At December 31, 2007 ILG had $5.1 million of cash which can only be repatriated upon the approval of that country's government. ILG has requested approval for a portion of the cash to be repatriated. This request is currently pending.

        Net cash provided by operating activities was $125.6 million and $106.4 million in 2007 and 2006, respectively. The increase of $19.2 million in net cash provided by operating activities is principally due to higher net income and increased deferred revenue. These items were partially offset by increases in accounts receivable and prepaid expenses and other current assets.

        Net cash used in investing activities in 2007 of $208.9 million primarily resulted from acquisitions, net of cash acquired, of $114.1 million, cash transfers to IAC of $84.5 million and capital expenditures of $10.3 million. The cash transfers to IAC relate to IAC's centrally managed U.S. treasury function. Net cash used in investing activities in 2006 of $110.2 was primarily related to cash transfers to IAC of $103.6 million and capital expenditures of $6.7 million.

        Net cash provided by financing activities in 2007 of $112.2 million was primarily due to capital contributions of $114.1 million from IAC to fund ILG's 2007 acquisitions. Cash used in financing activities in 2006 of $0.5 million was primarily due to excess tax benefits from stock-based awards.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Purchase obligations(a)	$10,587	$4,177	$3,150	$2,173	$1,087
Operating leases	74,943	9,333	14,592	12,429	38,589

Total contractual cash obligations	$85,530	$13,510	$17,742	$14,602	$39,676

(a)
The purchase obligations primarily relate to future space purchases.

	Amount of Commitment Expiration Per Period
Other Commercial Commitments*	Total Amounts Committed	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Guarantees, surety bonds and letters of credit	$32,612	$25,040	$3,722	$1,806	$2,044

*
Commercial commitments are funding commitments that could potentially require performance in the event of demands by third parties or contingent events, such as under lines of credit extended or under guarantees.

Off-Balance Sheet Arrangements

        Other than the items described above, ILG does not have any off-balance sheet arrangements as of December 31, 2007.

Results of Operations for the Three Months Ended March 31, 2008 Compared to the Three Months Ended March 31, 2007

Revenue

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
Interval	$96,834	12%	$86,433
RQH	19,103	N/A	N/A

Total revenue	$115,937	34%	$86,433

        Revenue in 2008 increased $29.5 million, or 34%, from 2007 primarily due to the acquisition of RQH on May 31, 2007, which contributed $19.1 million to ILG's revenue in 2008. Excluding RQH, revenue grew 12%. This was driven by a 13% growth in revenue from confirmed vacations and a 9% increase in membership revenue. Confirmed vacations revenue, which includes transactional fees paid for exchange and Getaway transactions (i.e. vacations), increased due to a 6% increase in volume as well as a higher average fee compared to the prior year period. Membership revenue grew due to a 4% increase in active members in addition to an increase in average fee. Total active members increased by 0.1 million from 2007 to approximately 2.0 million.

Cost of sales

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
Cost of sales	$36,033	90%	$18,944
As a percentage of total revenue	31%	916 bp	22%
Gross margins	69%	(916) bp	78%

        Cost of sales consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in servicing Interval's members as well as the cost of rental inventory for confirmed vacations. Beginning in the second quarter of 2007, due to the acquisition of RQH, cost of sales also includes compensation and other employee-related costs for personnel engaged in providing services to property owners and/or guests.

        Cost of sales in 2008 increased $17.1 million from 2007, primarily due to the acquisition of RQH, which contributed $12.7 million to ILG's cost of sales. Gross margins decreased 7% principally due to the inclusion of RQH. Excluding the impact of RQH, cost of sales increased $4.4 million in 2008 primarily due to increases of $1.9 million in compensation and other employee-related costs and $1.3 million in the cost of rental inventory in order to fulfill confirmed vacations. The increase in compensation and other employee-related costs is due in part to an increase in contract labor related to both in-house and outsourced home-based call center agents.

Selling and marketing expense

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
Selling and marketing expense	$12,263	5%	$11,662
As a percentage of total revenue	11%	(292) bp	13%

        Selling and marketing expense consists primarily of commission expense, advertising and promotional expenditures and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in sales and sales support functions. Advertising and promotional expenditures primarily include printing and postage costs of directories and magazines, promotions, tradeshows and agency fees.

        Selling and marketing expense in 2008 increased $0.6 million from 2007, due to the acquisition of RQH, which contributed $1.0 million to ILG's selling and marketing expense. Excluding the impact of RQH, selling and marketing expense decreased $0.4 million in 2008 primarily due to decreased advertising and promotional expenditures, partially offset by an increase in compensation and other employee-related costs. The decrease in advertising and promotional expenditures is due in part to the timing of an industry tradeshow.

General and administrative expense

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
General and administrative expense	$19,965	26%	$15,805
As a percentage of total revenue	17%	(106) bp	18%

        General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, human resources, information technology and executive management functions, facilities costs and fees for professional services.

        General and administrative expense in 2008 increased $4.2 million from 2007, primarily due to an increase in compensation and other employee-related costs, as well as the impact of the RQH acquisition in 2007, which contributed $1.4 million to ILG's general and administrative expense. Excluding the impact of RQH, general and administrative expense increased $2.8 million in 2008 primarily due to an increase of $2.1 million in compensation and other employee-related costs associated, in part, with a 6% increase in headcount. ILG expects to incur increased costs related to the additional financial and legal requirements associated with being a separate public company, as well as increased non-cash compensation associated with the modification of existing stock-based compensation awards in connection with the spin-off and the grant of new awards in connection with and subsequent to the spin-off.

        General and administrative expense includes non-cash compensation expense of $1.2 million in 2008 compared with $0.3 million in 2007. The increase in non-cash compensation expense is primarily due to equity grants issued subsequent to the first quarter of 2007. As of March 31, 2008, there was approximately $16.4 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is currently expected to be recognized over a weighted average period of approximately 3.3 years (exclusive of the impact of the modification related to the spin-off, which consists of the accelerated vesting of certain unvested restricted stock units).

Depreciation

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
Depreciation	$2,235	18%	$1,888
As a percentage of total revenue	2%	(26) bp	2%

        Depreciation in 2008 increased $0.3 million from 2007, primarily due to the incremental depreciation associated with capital expenditures made after the first quarter 2007 and the acquisition of RQH. Excluding the impact of RQH, depreciation increased $0.2 million in 2008.

Operating Income Before Amortization

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
Operating Income Before Amortization	$46,836	22%	$38,499
As a percentage of total revenue	40%	(414) bp	45%

        Operating Income Before Amortization in 2008 increased $8.3 million from 2007, growing at a slower rate than revenue due primarily to the inclusion of the results of RQH in 2008. Excluding the impact of RQH, Operating Income Before Amortization grew to $42.9 million. This increase is due to the higher revenue noted above and lower advertising and promotional expenditures, partially offset by increases of $4.4 million in cost of sales and $2.8 million in general and administrative expense.

Operating income

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
Operating Income	$38,964	22%	$31,829
As a percentage of total revenue	34%	(322) bp	37%

        Operating income in 2008 increased $7.1 million from 2007, primarily due to the increase in Operating Income Before Amortization described above, partially offset by an increase of $1.0 million in non-cash compensation expense and an increase of $0.2 million in amortization of intangibles. RQH contributed $2.6 million to ILG's operating income in 2008.

Income tax provision

        For the three months ended March 31, 2008 and 2007, ILG recorded tax provisions of $15.6 million and $13.2 million, respectively, which represent effective tax rates of 39% and 38%, respectively. The tax rates for the three months ended March 31, 2008 and 2007 are higher than the federal statutory rate of 35% due principally to state and local income taxes partially offset by foreign income taxed at lower rates.

        As of December 31, 2007 and March 31, 2008, ILG had unrecognized tax benefits of approximately $5.7 million. Included in unrecognized tax benefits at March 31, 2008 is approximately $4.9 million for tax positions included in IAC's consolidated tax return filings that will remain a liability of IAC after the spin-off. ILG recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. There were no material accruals for interest for 2008. At March 31, 2008, ILG has accrued $1.7 million for the payment of interest. There are no material accruals for penalties.

        By virtue of previously filed separate ILG and consolidated tax returns with IAC, ILG is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by ILG are recorded in the period they become known. ILG believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.9 million within twelve months of the current reporting date due primarily to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

        Under the terms of the tax sharing agreement, which will be executed in connection with the spin-off, IAC will generally retain the liability related to federal and state returns filed on a consolidated or unitary basis for all periods prior to the spin-off.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

        As of March 31, 2008, ILG had $77.6 million of cash and cash equivalents and restricted cash and cash equivalents, $69.2 million of which is held in foreign jurisdictions, principally the United Kingdom, and is subject to changes in foreign exchange rates. ILG conducts business in a foreign country where currency restriction exists. At March 31, 2008 ILG had $5.5 million of cash which can only be repatriated upon the approval of that country's government. ILG has requested approval for a portion of the cash to be repatriated. This request is currently pending.

        Net cash provided by operating activities declined from $39.0 million in 2007 to $36.5 million in 2008. This decline was due principally to a greater increase in accounts receivable related to various renegotiated contracts in 2008, an increase in prepaid membership costs and a smaller contribution from deferred revenue, partially offset by higher net income.

        Net cash used in investing activities in 2008 of $35.0 million primarily resulted from cash transfers to IAC of $32.6 million and capital expenditures of $2.4 million. The cash transfers to IAC relate to IAC's centrally managed U.S. treasury function. Net cash used in investing activities in 2007 of $34.6 million was primarily related to cash transfers to IAC of $33.0 million and capital expenditures of $1.6 million.

        ILG anticipates that it will need to make capital and other expenditures in connection with the development and expansion of it operations.

        In connection with the separation, ILG raised $150 million through a secured credit facility (the "Term Loan") and ILG negotiated a revolving credit facility (the "RCF"). The total costs incurred in connection with the issuance of the Interval Senior Notes and borrowings under the Term Loan and establishing the RCF are estimated to be $13.5 million. The net proceeds are approximately $136.5 million. In connection with the separation, ILG will distribute the net proceeds of the financing to IAC except for $50 million which it will retain and $300 million in aggregate principal amount of the Interval Senior Notes. ILG will also retain its international cash which is approximately $69.2 million as of March 31, 2008. Upon completion of the spin-off, intercompany receivable balances will be extinguished.

        ILG believes its ability to generate cash from operations, the overall capacity and terms of its financing arrangements as discussed above, and access to the equity markets subject to restrictions under the tax sharing agreement will be sufficient to fund its operating, investing and financing cash needs for the foreseeable future.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Purchase obligations(a)	$10,165	$3,925	$2,979	$2,174	$1,087
Operating leases	73,957	9,194	15,184	12,522	37,057

Total contractual cash obligations	$84,122	$13,119	$18,163	$14,696	$38,144

(a)
The purchase obligations primarily relate to future space purchases.

ILG'S PRINCIPLES OF FINANCIAL REPORTING

        ILG reports Operating Income Before Amortization as a supplemental measure to generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which ILG evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. ILG believes that investors should have access to the same set of tools that it uses in analyzing its results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. ILG provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

Definition of ILG's Non-GAAP Measure

        Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. ILG believes this measure is useful to investors because it represents the operating results from the ILG Businesses, taking into account depreciation, which ILG believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to ILG's statement of operations of certain expenses, including non-cash compensation, and acquisition-related accounting. ILG endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

        ILG will only present Operating Income Before Amortization on a pro forma basis if it views a particular transaction as significant in size or transformational in nature. For the periods presented in this report, there are no transactions that ILG has included on a pro forma basis.

One-Time Items

        Operating Income Before Amortization is presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items.

Non-Cash Expenses That Are Excluded From ILG's Non-GAAP Measure

        Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and ILG will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards will be settled, at ILG's discretion, on a net basis, with ILG remitting the required tax withholding amount from its current funds.

        Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as customer relationships, purchase agreements and property management agreements are valued and amortized over their estimated lives. ILG believes that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Reconciliation of Operating Income Before Amortization

        For a reconciliation of Operating Income Before Amortization to operating income for ILG's operating segments and to net income in total for the years ended December 31, 2007, 2006 and 2005, see Note 8 to the consolidated financial statements. For a reconciliation of Operating Income Before Amortization to operating income for ILG's operating segments and to net income for the three months ended March 31, 2008, see Note 5 to the unaudited interim financial statements.

Critical Accounting Policies and Estimates

        The following disclosure is provided to supplement the descriptions of ILG's accounting policies contained in Note 2 to the consolidated financial statements in regard to significant areas of judgment. ILG's management is required to make certain estimates and assumptions during the preparation of its consolidated financial statements in accordance with GAAP. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net income during any period. Actual results could differ from those estimates. Because of the size of the financial statement elements to which they relate, some of ILG's accounting policies and estimates have a more significant impact on its consolidated financial statements than others. What follows is a discussion of some of ILG's more significant accounting policies and estimates.

  Recoverability of Goodwill and Indefinite-Lived Intangible Assets

        In accordance with SFAS 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), ILG reviews the carrying value of goodwill and indefinite-lived intangible assets on an annual basis as of October 1 or earlier upon the occurrence of certain events or substantive changes in circumstances. ILG determines the fair value of its reporting units and indefinite-lived intangible assets based upon an evaluation of expected discounted cash flows. This discounted cash flow analysis utilizes an evaluation of historical and forecasted operating results. The determination of discounted cash flows is based upon forecasted operating results that may not occur. The annual assessment for 2007 did not identify any impairment charges. The value of goodwill and indefinite-lived intangible assets that is subject to assessment for impairment in accordance with SFAS 142 is $514.3 million and $33.3 million, respectively, at December 31, 2007.

  Recoverability of Long-Lived Assets

        ILG reviews the carrying value of all long-lived assets, primarily property and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), impairment is considered to have occurred whenever the carrying value of a long-lived asset exceeds the sum of the undiscounted cash flows that is expected to result from the use and eventual disposition of the asset. The determination of cash flows is based upon assumptions that may not occur. The value of long-lived assets that is subject to assessment for impairment in accordance with SFAS 144 is $190.6 million at December 31, 2007.

  Income Taxes

        Estimates of deferred income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note 7, and reflect management's assessment of actual future taxes to be paid on items reflected in the consolidated financial statements, giving consideration to both timing and the probability of realization. As of December 31, 2007, the balance of deferred tax liabilities, net, is $66.5 million. Actual income taxes could vary from these estimates due to future changes in income tax law, state income tax apportionment or the outcome of any review of IAC's tax returns by the IRS, as well as actual operating results of ILG that vary significantly from anticipated results. Effective January 1, 2007, ILG adopted the provisions of FIN 48. As a result of the adoption of FIN 48, ILG recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. This measurement step is inherently difficult and requires subjective estimations of such amounts to determine the probability of various possible outcomes. ILG considers many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Seasonality

        Revenue at ILG is influenced by the seasonal nature of planned family travel with the first quarter generally experiencing the strongest bookings and the fourth quarter generally experiencing weaker bookings.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Exchange Risk

        ILG conducts business in certain foreign markets, primarily in the United Kingdom and the European Union. ILG's primary exposure to foreign currency risk relates to its investments in foreign subsidiaries that transact business in a functional currency other than the U.S. Dollar, primarily the British Pound Sterling and Euro. However, the exposure is mitigated as ILG has generally reinvested profits from its international operations. ILG is also exposed to foreign currency risk related to its assets and liabilities denominated in a currency other than the functional currency.

        As currency exchange rates change, translation of the income statements of ILG's international businesses into U.S. dollars affects year-over-year comparability of operating results. Historically, ILG has not hedged translation risks because cash flows from international operations were generally reinvested locally. Foreign exchange net losses for the years ended December 31, 2007, 2006 and 2005 were $0.6 million, $0.5 million and $0.2 million, respectively. Foreign exchange net losses for the three months ended March 31, 2008 and 2007 were $0.5 million and $0.1 million, respectively.

        As ILG increases its operations in international markets it becomes increasingly exposed to potentially volatile movements in currency exchange rates. The economic impact of currency exchange rate movements on ILG is often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. These changes, if material, could cause ILG to adjust its financing, operating and hedging strategies.

Management of ILG

ILG Board of Directors and Executive Officers

        The following table sets forth information as to persons who are expected to serve as ILG directors and executive officers following the spin-offs. The ILG Board of Directors, the composition of which complies with the independence requirements under the current standards imposed by the Marketplace Rules, including the transitional rules set forth therein, is currently expected to consist of nine directors.

Name	Age	Position(s)
Craig Nash	54	Chairman, President, Chief Executive Officer and Director of ILG
Gregory R. Blatt	40	Director of ILG
David Flowers	54	Director of ILG
John Galea	52	Chief Accounting Officer of ILG
William L. Harvey	52	Chief Financial Officer of ILG
Gary S. Howard*	57	Director of ILG
Victoria Kincke	52	General Counsel of ILG
Lew Korman*	63	Director of ILG
Thomas J. Kuhn*	45	Director of ILG
Marie Lee	52	Chief Information Officer of ILG
Jeanette Marbert	51	Chief Operating Officer of ILG
Thomas J. McInerney	43	Director of ILG
Tom Murphy, Jr.*	60	Director of ILG
Avy H. Stein*	53	Director of ILG

*
Independent Directors

Directors

        Background information about those individuals who are expected to serve as directors of ILG appears below.

        Craig M. Nash, age 54, will serve as Chairman, President, Chief Executive Officer and director of ILG upon completion of the spin-offs and has served as President and Chief Executive Officer of Interval since June 1999. Prior to assuming this role, Mr. Nash served in a series of increasingly significant roles with Interval, including as General Counsel and Vice President of Regulatory Affairs. Mr. Nash joined Interval in 1982. Mr. Nash also provides management oversight to the RQH businesses. Mr. Nash serves on the Board of Directors of the American Resort Development Association and is also a member of its Executive Committee.

        Gregory R. Blatt, age 40, has served as Executive Vice President, General Counsel and Secretary of IAC since March 2005 and had previously served as Senior Vice President, General Counsel and Secretary of IAC since November 2003. Prior to joining IAC in November 2003, Mr. Blatt served as Executive Vice President, Business Affairs and General Counsel of Martha Stewart Living Omnimedia, Inc. ("MSO") from January 2001 to October 2003, Executive Vice President and General Counsel of MSO from September 1999 to January 2001 and Senior Vice President, General Counsel of MSO from May 1999 to September 1999. Prior to joining MSO, Mr. Blatt was an associate with Grubman Indursky & Schindler, P.C., a New York entertainment and media law firm, from 1997 to May 1999, and prior to that, was an associate at Wachtell, Lipton, Rosen & Katz, a New York law firm, from 1995 to 1997.

        David Flowers, age 54, has served as Senior Vice President & Treasurer of Liberty Media Corporation since October 2000, Treasurer since April 1997 and Vice President since June 1995. He has also served as Senior Vice President and Treasurer of Discovery Holding Company since May 2005. Mr. Flowers is a member of the Board of Directors of Summit Bank & Trust, a state chartered bank in Colorado.

        Mr. Flowers was nominated as a director by Liberty Media Corporation. See "Certain Relationships and Related Party Transactions—Agreements with Liberty Media Corporation."

        Gary S. Howard, age 57, served as Executive Vice President and Chief Operating Officer of Liberty Media Corporation from July 1998 to February 2004 as well as serving on Liberty Media Corporation's Board of Directors from July 1998 until January 2005. Additionally, Mr. Howard held several executive officer positions with companies affiliated with Liberty Media Corporation. Mr. Howard currently serves on the Board of Directors of Dish Network Corporation.

        Mr. Howard was nominated as a director by Liberty Media Corporation. See "Certain Relationships and Related Party Transactions—Agreements with Liberty Media Corporation."

        Lewis J. Korman, age 63, has been a business advisor to various companies since 1997. Mr. Korman has advised X.L. Capital, Ltd., a reinsurance company, with respect to financial transactions in the entertainment and media industries since 1997 and will continue through 2009. From 1998 through 2002, Mr. Korman advised Starlight International, a company engaged in the marketing and distribution of dietary supplements. He has served Trident Media Group, the largest literary agency in the publishing business, since 2002 and will continue through 2009, as well as Sandler & Travis Trade Advisory Services, a project management, consulting and trade compliance firm since 2006 with no fixed term. Mr. Korman has advised Sandler, Travis & Rosenberg, a customs and international trade law firm and business practice, since 2007, and his term is renewable annually. In addition, he has been co-producing an animated theatrical production at Warner Bros. and has co-produced two works of photojournalism: A Day in the Life of the United States Armed Forces (Harper Collins, May 2003) and A Day in the Life of the American Woman (Bulfinch Press, October 2005). From 1998 through 2007, Mr. Korman served as Vice Chairman of RAB Holdings, which owned Millbrook Distribution Services (a distributor of specialty foods and health and beauty products to supermarkets), as well as Vice Chairman of The B. Manischewitz Company (a manufacturer of kosher and related ethnic food products). He held the position of President and Chief Operating Officer of Savoy Pictures Entertainment, which engaged in the distribution of motion pictures and owned four Fox affiliated television stations, from 1992 until 1997, when the company was acquired by a predecessor to IAC. Mr. Korman served as Senior Executive Vice President and Chief Operating Officer of Columbia Pictures Entertainment from 1988 until 1989, before it was sold to Sony Corporation, and as Senior Executive Vice President of TriStar Pictures from 1987 until it merged with Columbia Pictures Entertainment in 1988.

        Thomas J. Kuhn, age 45, currently serves as a Managing Director with Allen & Company LLC. Mr. Kuhn has been with Allen & Company LLC since 2000.

        Thomas J. McInerney, age 43, has been Executive Vice President and Chief Financial Officer of IAC since January 2005. Mr. McInerney previously served as Chief Executive Officer of IAC's Retailing sector from January 2003 through December 2005. Prior to this time, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster (prior to it becoming a wholly-owned subsidiary of IAC in January 2003) and its predecessor company, Ticketmaster Online-Citysearch, Inc., since May 1999. Prior to joining Ticketmaster, Mr. McInerney worked at Morgan Stanley, most recently as a Principal.

        Thomas P. Murphy, Jr., age 60, is Chairman and Chief Executive Officer of Coastal Construction Group, which he founded in 1989. Mr. Murphy has 40 years of construction and development experience, which encompasses hospitality, resort, office, retail, industrial, institutional and residential projects. Mr. Murphy is a board member of Baptist Health Systems of South Florida and is a member of the National Construction Industry Round Table, the National Association of Home Builders and the Florida Home Builders Association.

        Avy H. Stein, age 53, is a Managing Partner of Willis Stein & Partners, a Chicago-based private equity firm that invests in companies in the consumer, education, healthcare and specialized business service industries. Mr. Stein co-founded Willis Stein & Partners with John Willis in 1995. Mr. Stein serves many philanthropic organizations. He is a co-chairman of the Development Council for B.U.I.L.D. (Broader Urban Involvement in Leadership Development), an organization that provides career and educational development for inner city youth, a member of Board of Directors of the University of Illinois Foundation and its Investment Policy Committee; a member of the Board of Trustees, former Treasurer, and Chairman of the Investment Committee of the Ravinia Festival; a Board member and member of the Executive Committee of Steppenwolf Theatre Company; a Board member of the Chicago Humanities Festival; as well as a member of CCA (Civic Consulting Alliance), the Economic Club and Commercial Club of Chicago. Mr. Stein is a certified public accountant, and received his law degree in 1980 from Harvard University.

Executive Officers

        Background about ILG's executive officers who are not expected to serve as directors appears below.

        William L. Harvey, age 52, will serve as Chief Financial Officer of ILG upon completion of the spin-offs. Prior to joining ILG in June 2008, Mr. Harvey served as the chief financial officer for TrialGraphix, Inc., a Miami-based litigation support firm from August 2006 through November 2007. Between June 2003 and July 2006, Mr. Harvey served as a Vice President at LNR Property Corporation, a Miami-based diversified real estate and finance company, managing various financial and accounting units. From September 1992 through February 2003, Mr. Harvey served as the Executive Vice President and Chief Financial Officer of Pan Am International Flight Academy, Inc., a private provider of flight training services to pilots, flight attendants and air traffic controllers. Mr. Harvey is a registered CPA who began his accounting career at Deloitte & Touche and was a partner in their Miami offices prior to September 1992.

        John A. Galea, age 52, will serve as Chief Accounting Officer of ILG upon completion of the spin-offs and has served as Chief Financial Officer for Interval since October 2006. Prior to his tenure as Chief Financial Officer, Mr. Galea served as Interval's Vice President of Accounting and Corporate Controller since 2000. Mr. Galea also provides management oversight to the RQH businesses.

        Jeanette E. Marbert, age 51, will serve as Chief Operating Officer of ILG upon completion of the spin-offs and has served in such capacity for Interval since June 1999. Prior to her tenure as Chief Operating Officer, Ms. Marbert served as General Counsel of Interval from 1994 to 1999. Ms. Marbert joined Interval in 1984.

        Marie A. Lee, age 52, will serve as Chief Information Officer of ILG upon completion of the spin-offs and since May 2005 has served as Chief Information Officer and Senior Vice President, U.S. Operations of Interval. Prior to this time, Ms. Lee served as Chief Information Officer of Interval from January 2004 and Senior Vice President, Information Technology of Interval from May 2000 to December 2003.

        Victoria J. Kincke, age 52, will serve as General Counsel of ILG upon completion of the spin-offs and has served as Senior Vice President and General Counsel of Interval since May 2005. Prior to this time, Ms. Kincke served as General Counsel of Interval from July 1999. Ms. Kincke joined Interval in 1997. Ms. Kincke also provides management oversight to the RQH businesses.

Committees of the Board of Directors

        Concurrent with the completion of the spin-offs, the ILG Board of Directors will establish the following committees: the Audit Committee, the Compensation and Human Resources Committee, the Nominating Committee and the Executive Committee. The composition of each such committee will satisfy the independence requirements and current standards of the SEC, Marketplace Rules and Internal Revenue Service rules (as applicable), including the transitional rules set forth therein.

        Audit Committee.    The Audit Committee of the ILG Board of Directors will consist of Messrs. Kuhn, Korman and Howard. IAC has concluded, subject to confirmation by the ILG Board of Directors, that Mr. Howard is an "audit committee financial expert," as such term is defined in applicable SEC rules.

        The Audit Committee will function pursuant to a written charter adopted by the ILG Board of Directors, pursuant to which it will be granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Audit Committee will be appointed by the ILG Board of Directors to assist the ILG Board with a variety of matters, including monitoring (1) the integrity of ILG's financial statements, (2) the effectiveness of ILG's internal control over financial reporting, (3) the qualifications and independence of ILG's independent registered public accounting firm, (4) the performance of ILG's internal audit function and independent registered public accounting firm and (5) the compliance by ILG with legal and regulatory requirements.

        Compensation and Human Resources Committee.    The Compensation and Human Resources Committee will be comprised of Messrs. Stein and Murphy and will be authorized to exercise all of the powers of the ILG Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock compensation plans, retirement programs and insurance plans.

        Nominating Committee.    The Nominating Committee will be comprised of Messrs. Kuhn and Korman and will be responsible for identifying individuals qualified to become members of ILG's Board of Directors, recommending to the Board director nominees for the annual meeting of shareholders and otherwise on an as needed basis.

        Executive Committee.    The Executive Committee will have all the power and authority of the ILG Board of Directors, except those powers specifically reserved to the ILG Board of Directors by Delaware law or ILG's organizational documents.

        Other Committees.    In addition to the foregoing committees, the ILG Board of Directors, by resolution, may from time to time establish other committees of the ILG Board of Directors, consisting of one or more of its directors.

Director Compensation

        Non-Employee Director Arrangements.    Each member of the ILG Board of Directors will receive an annual retainer in the amount of $50,000. Each member of the Audit and Compensation and Human Resources Committees (including their respective chairs) will receive an additional annual retainer in the amount of $10,000. Each member of the Nominating Committee will receive an additional annual retainer in the amount of $5,000. Lastly, the chair of each of the Audit and Compensation and Human Resources Committees will receive an additional annual chairperson retainer in the amount of $15,000.

        In addition, each non-employee director will receive a grant of restricted stock units with a dollar value of $100,000 upon his or her initial election to the ILG Board of Directors and annually thereafter upon re-election on the date of ILG's annual meeting of stockholders. The terms of these restricted stock units provide for (i) vesting in two equal annual installments commencing on the first anniversary of the grant date, (ii) cancellation and forfeiture of unvested units in their entirety upon termination of service with the ILG Board of Directors and (iii) full acceleration of vesting upon a change in control of ILG. Non-employee directors are also reimbursed for all reasonable expenses incurred in connection with attendance at ILG Board and Committee meetings.

        The Compensation and Human Resources Committee will have primary responsibility for establishing non-employee director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of ILG stock to further align directors' interests with those of ILG's stockholders. When considering non-employee director compensation arrangements, ILG management will provide the Compensation and Human Resources Committee with information regarding various types of non-employee director compensation arrangements and practices of select peer companies.

        Deferred Compensation Plan for Non-Employee Directors.    Under ILG's Deferred Compensation Plan for Non-Employee Directors, non-employee directors will be able to defer all or a portion of their Board and Board Committee fees. Eligible directors who defer all or any portion of these fees can elect to have such fees applied to the purchase of share units, representing the number of shares of ILG common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on ILG common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to be a member of the ILG Board of Directors, he or she will receive (i) with respect to share units, such number of shares of ILG common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments will be made in either one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election.

Director Independence

        Under the Marketplace Rules, ILG's Board will have a responsibility to make an affirmative determination that those members of its Board that serve as independent directors do not have any relationships with the ILG and its businesses that would impair their independence. In connection with these determinations, ILG's Board will review information regarding transactions, relationships and arrangements involving ILG and its businesses and each director that it deems relevant to independence, including those required by the Marketplace Rules. This information is obtained from director responses to a questionnaire circulated by ILG management, ILG records and publicly available information. Following these determinations, ILG management will monitor those transactions, relationships and arrangements that are relevant to such determinations, as well as solicit updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on ILG's prior independence determinations.

Compensation Committee Interlocks and Insider Participation

        ILG's Board of Directors will have a Compensation and Human Resources Committee comprised of Messrs. Stein and Murphy, neither of whom will be or has been in the past an officer or employee of ILG or any of its businesses at the time of their respective service on the Committee.

ILG Executive Compensation

Compensation Discussion and Analysis

  Roles and Responsibilities

        To date, the compensation of ILG's executive officers has been predominantly determined by IAC, acting in effect as ILG's compensation committee. IAC's compensation process is principally driven by IAC's General Counsel, who has primary responsibility for administering compensation and making compensation recommendations, with all specific decisions approved by IAC's Chairman and Chief Executive Officer and, where appropriate, the Compensation Committee of IAC's Board of Directors (specifically with respect to all awards of IAC equity).

        This Compensation Discussion and Analysis deals exclusively with historical information while ILG has been a part of IAC. Following the spin-off, ILG will have an independent board of directors, which will in turn have a compensation committee with responsibility for establishing ILG's compensation philosophy and programs and determining appropriate payments and awards to its executive officers. Because ILG's compensation committee has not yet been established, ILG cannot predict what compensation philosophies and programs will be adopted following the spin-off, and therefore this historical report is not necessarily indicative of the practices it will follow when it is an independent public company.

        In general, IAC has been responsible for establishing bonus pools and equity pools for ILG, and then such pools are allocated throughout ILG, with IAC directly establishing all compensation elements for ILG's CEO, while the CEO makes the determinations for ILG's other executive officers, though subject to IAC's review and approval.

        Neither ILG nor IAC has an ongoing relationship with any particular compensation consulting firm, though IAC has from time to time retained the services of consultants on specific occasions regarding broad-based IAC compensation programs. At no time has a consultant been engaged with respect to compensation of any ILG executive officers.

  Philosophy and Objectives

        ILG's executive officer compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable ILG to meet its growth objectives.

        When establishing compensation packages for a given executive, ILG has followed a flexible approach, and has made decisions based on a host of factors particular to a given executive situation, including ILG's firsthand experience with the competition for recruiting and retaining executives, negotiation and discussion with the relevant individual, competitive survey data, internal equity considerations and other factors deemed relevant at the time. ILG's primary approach has been to pay base salaries at or around market levels while rewarding annual profit growth through an annual bonus program and long-term value creation through equity participation.

  Compensation Elements

        ILG's compensation packages for executive officers have primarily consisted of salary, annual bonuses, long term incentives (typically equity awards), perquisites and other benefits. Prior to making specific decisions related to any particular element of compensation, ILG typically reviews the total compensation of each executive, evaluating the executive's total near and long-term compensation in the aggregate. ILG determines which element or combinations of compensation elements (salary, bonus or equity) can be used most effectively to further our compensation objectives. However, all such decisions are subjective, and made on a facts and circumstances basis without any prescribed relationship between the various elements of the total compensation package.

  Salary

        General.    ILG typically negotiates a new executive officer's starting salary upon arrival, based on the executive's prior compensation history, prior compensation levels for the particular position within ILG, ILG's location, salary levels of other executives within ILG, salary levels available to the individual in alternative opportunities, reference to certain survey information and the extent to which we desire to secure the executive's services. Mr. Nash's salary has been established through negotiations with IAC.

        Once established, salaries can increase based on a number of factors, including the assumption of additional responsibilities, internal equity, periodic market checks and other factors which demonstrate an executive's increased value to ILG.

        ILG utilizes various salary surveys depending upon the position to determine a market relevant range of salaries for each position. At least two surveys are used in each analysis. ILG uses the following surveys: Towers Perrin Executive Compensation Data Bank, Radford Executive Survey, and the Mercer Premium Executive Remuneration Survey.

        2007.    Mr. Nash entered into a new employment agreement with IAC under which his salary was increased from $568,788 to $650,000 through negotiation. Ms. Marbert received a salary increase from $300,000 to $350,000 based on discussions between Ms. Marbert and Mr. Nash, and Mr. Nash's views of internal equity. Mr. Galea also received a salary increase from $200,000 to $250,000 based on reviews of market data and internal equity considerations. Ms. Lee and Ms. Kincke both received ordinary course salary increases of approximately 5% effective January 1, 2007.

        2008.    Mr. Nash and Ms. Marbert each entered into new employment agreements which will become effective upon the spin-off (the "New Nash Employment Agreement" and the "New Marbert Employment Agreement", respectively). Under these agreements, Mr. Nash receives a base salary of $750,000, arrived at by negotiation with Mr. Nash and a recognition by the Company of his increased responsibilities as the Chairman and Chief Executive Officer of a public company. Ms. Marbert will receive a base salary of $400,000, negotiated by Mr. Nash, which again reflects increased public company responsibilities. Additionally, Ms. Kincke received a raise to $250,000 to reflect her increased responsibilities as General Counsel of a public company.

  Annual Bonuses

        General.    ILG's bonus program is designed to reward performance on an annual basis. Because of the variable nature of the bonus program, and because in any given year bonuses have the potential to make up a significant amount of an executive's total compensation, it provides an important incentive tool to achieve ILG's annual objectives.

        IAC establishes the bonus of the CEO based on its view of corporate performance, based on a target level of 100% of salary. In large part, corporate performance has been measured based on ILG's growth in year over year profitability, generally as measured by Operating Income Before Amortization ("OIBA"), although achievement of strategic objectives is also taken into account. Mr. Nash's employment agreement also provides for a minimum bonus of $350,000 in the event certain modest OIBA targets are achieved, but these targets are expected to be met, and a subjective determination of corporate performance is the true driver of Mr. Nash's bonus.

        After consultation with ILG management, IAC establishes the annual bonus pool for ILG based on its assessment of ILG's performance for the applicable year.

        Mr. Nash then allocates the pool to the rest of the company, including to the other executive officers based on individual and corporate success.

        ILG generally pays bonuses shortly after year-end following finalization of financial results for the prior year.

        2007.    In 2007, ILG experienced another solid year of profit growth. IAC paid Mr. Nash a bonus of $800,000, based both on the OIBA growth of ILG and ILG's successful acquisition of the Resort Quest business. While in 2007 Ms. Marbert's employment agreement expired, ILG paid her bonus based primarily on the formula that had been set forth in that employment agreement, which provided for a target bonus of 100% of salary, with incremental bonus paid to the extent OIBA exceeded the Company's plan. Ms. Marbert was paid a bonus of $360,000, slightly more than target. Mr. Galea, Ms. Kincke and Ms. Lee received bonuses based on Mr. Nash's view of corporate performance and individual contributions, including, in the case of Mr. Galea and Ms. Kincke, in connection with the Resort Quest acquisition.

        2008.    ILG has agreed to guarantee the 2008 bonuses for Mr. Nash, Ms. Marbert, Ms. Kincke and Mr. Galea at 100%, 100%, 40% and 40% of salary, respectively, presuming continued employment. This decision was made in light of the strong performance of ILG through May and the significant effort expended by these individuals in connection with the spin-off transaction.

  Long-Term Incentives

        General.    IAC believes that ownership shapes behavior, and that by providing a meaningful portion of an executive officer's compensation in stock, his or her incentives are aligned with our stockholders' interests in a manner that drives better performance over time. As part of IAC, that led to each ILG executive officer receiving IAC equity awards on a regular basis.

        In setting particular award levels, the predominant objectives are providing the person with effective retention incentives, appropriate reward for past performance and incentives for strong future performance. Appropriate levels to meet these goals may vary from year to year, and from individual to individual, based on a variety of factors.

        The annual corporate performance factors relevant to setting bonus amounts that were discussed above, while taken into account, are generally less relevant in setting annual equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument than our annual bonuses.

        Awards to the CEO are made by IAC. Additionally, IAC establishes a pool for annual equity awards which the CEO allocates to the Company's employees, including the executive officers, subject to IAC's approval. In establishing the equity pool for ILG, IAC has taken into account historical practices, its view of market compensation generally, the dilutive impact of equity grants across IAC, and other relevant factors. Additionally, IAC approves any equity grants recommended to be made to ILG executives outside of the annual process. Executive officers receive grants that are subjectively determined based on the CEO's view of how best to allocate the equity pool for retention, reward and motivation based on a host of subjective factors (including past contribution, retention risk, contribution potential, and market data), with grants equal to annual salary being a basic guideline.

        Except where otherwise noted, equity awards are made following year-end after financial results for the prior year have been finalized. The meeting of the Compensation and Human Resources Committee of the IAC Board at which the awards are made is generally scheduled months in advance and without regard to the timing of the release of earnings or other material information.

        Restricted Stock Units.    IAC has used restricted stock units, or RSUs, as its exclusive equity compensation tool for ILG executive officers. Through 2006, these awards generally vested in equal annual installments over five years (annual-vesting RSUs), or cliff vested at the end of five years (cliff-vesting RSUs). Annual awards were intended to provide frequent rewards and near-term retention incentives, while cliff-vesting RSUs provided more of a long-term retention mechanism.

        In February 2007, IAC implemented a new equity instrument, Growth Shares, which were RSU grants that cliff vest at the end of three years in varying amounts depending upon growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications.

        These awards were introduced throughout IAC to more closely link long-term reward with IAC's overall performance and to provide greater retentive effect by providing the opportunity to earn greater amounts through increased IAC performance. However, in connection with the spin-off, these awards will be converted into three-year cliff-vesting awards at the "target" value (or 50% of the shares actually granted), without variability based on performance. For information regarding the reasons behind this conversion, see "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        2007. In February of 2007, our executive officers generally received a mix of Growth Shares and annual-vesting RSUs. Ms. Marbert received grants twice the size of ILG's other executive officers due to her senior position as COO of the company.

        Mr. Nash received an award of Growth Shares and annual-vesting RSUs as part of the annual grant process, and then in connection with his entering into a new employment agreement in July, Mr. Nash received two additional RSU grants, each cliff vesting at the end of four years. One award was for 100,000 RSUs and the other was for up to 75,000 RSUs, with the actual amount to vest dependent on growth in ILG over the period, however, this performance-based award will be cancelled at the time of the spin-off pursuant to the New Nash Employment Agreement. These awards were determined by negotiation with Mr. Nash.

        2008.    In February 2008, Ms. Marbert received 20,000 RSUs, Ms. Kincke and Mr. Galea each received 6,000 RSUs and Ms. Lee received 4,800 RSUs. These grants were larger than those of prior years principally because the overall ILG equity pool was larger than in the past. The larger pool resulted from IAC's determination that key ILG employees had smaller equity holdings than did comparable individuals at other IAC companies.

        Additionally, under the New Nash Employment Agreement and the New Marbert Employment Agreement, Mr. Nash and Ms. Marbert will receive RSU grants at the time of the spin-off worth $8 million and $2 million, respectively, with 75% of the award vesting annually over four years and 25% of the award vesting at the end of four years. These amounts were negotiated between IAC and Mr. Nash, and were given in contemplation of, and become effective upon, the spin-off.

        Spin-Off Adjustments.    In the spin-off, equity awards denominated in IAC stock will be adjusted as described in "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        Presuming the spin-off transactions occur prior to February 2009, the following table reflects the effect of these adjustments on all equity awards held by ILG's executive officers:

	Upon Completion of the Spin-Off*
Name	RSUs that will vest upon completion of spin-off transactions (#)	RSUs that will be converted exclusively into RSUs of ILG and vest on regular schedule (#)		RSUs that will be split among the post-transaction companies and vest after February 2009 on regular schedule (#)	Options outstanding at December 31, 2007—all of which will be split among the post-transaction companies (#)
Craig Nash	40,649	103,007	(1)	53,715	—
Jeanette Marbert	17,971	28,565		8,362	—
John Galea	3,852	11,081		3,344	—
Marie Lee	11,802	13,333		2,508	—
Victoria Kincke	2,921	9,446		2,508	—

*
Excludes 9,727, 4,962, 2,502, 3,129, and 2,167 RSUs that vested since December 31, 2007 or will vest prior to August 1, 2008 for Mr. Nash, Ms. Marbert, Mr. Galea, Ms. Lee and Ms. Kincke, respectively.

(1)
Excludes 75,000 performance based RSUs that will be cancelled at the time of the spin-offs pursuant to the New Nash Employment Agreement.

  Change of Control and Severance

        ILG believes that providing executives with severance and change of control protection is critical to allowing executives to fully value the forward looking elements of their compensation packages, and therefore limit retention risk during uncertain times. Accordingly, ILG employment arrangements and equity awards generally provide for salary continuation in the event of certain employment terminations beyond the control of the executive, as well as varying degrees of accelerated vesting in the event of a change of control of the company.

  Other Compensation

        Under other limited circumstances, ILG executive officers have received non-cash and non-equity compensatory benefits. The values of these benefits are reported under the heading "Other Annual Compensation" in this filing pursuant to applicable rules. The executive officers do not participate in any deferred compensation or retirement program other than IAC's 401(k) plan.

  Tax Deductibility

        IAC's practice has been to structure ILG's compensation program in such a manner so that the compensation is deductible by IAC for federal income tax purposes. However, because ILG executive officers will now be subject to the limitations on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, and were not previously, certain compensatory arrangements established prior to the spin-off but that will be paid following the spin-off may not result in deductible compensation for ILG.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Craig Nash Chairman, President and CEO	2007	593,063	800,000	1,416,685	38,384	2,848,132
Jeanette Marbert Chief Operating Officer	2007	308,077	360,000	352,269	6,750	1,027,096
Marie Lee Chief Information Officer	2007	220,000	80,000	176,147	3,388	479,735
Victoria Kincke General Counsel	2007	215,000	86,000	107,148	3,116	411,264
John Galea Chief Financial Officer	2007	208,079	85,000	146,643	4,258	443,980

(1)
Reflects the dollar amount recognized by IAC for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R, for IAC restricted stock units ("RSUs") awarded in and prior to 2007 under IAC's stock and annual incentive plans. These amounts do not, therefore, represent the value of IAC equity compensation awarded or realized in 2007. For further discussion of IAC's accounting for its equity compensation plans, see Note 4 of IAC's audited financial statements for the fiscal year ended December 31, 2007 included in its Annual Report on Form 10-K filed with the SEC on February 29, 2008. For information on awards made and realized in 2007, see the Grants of Plan-Based Awards and Option Exercises and Stock Vested tables.

(2)
See the table below for additional information on amounts for 2007. Pursuant to SEC rules, perquisites and personal benefits are not reported for any named executive for whom such amounts were less than $10,000 in aggregate for the fiscal year.

	Craig Nash	Jeanette Marbert	Marie Lee	Victoria Kincke	John Galea
Supplemental disability insurance	$19,484	—	—	—	—
Automobile allowance	14,400	—	—	—	—
401(k) plan company match	4,500	$6,750	$3,388	$3,116	$4,258

Total All Other Compensation	$38,384	$6,750	$3,388	$3,116	$4,258

Grants of Plan-Based Awards

        The table below provides information regarding IAC equity awards granted to our named executives in 2007.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)(3)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All other stock awards: Number of shares of stock or units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Craig Nash	2/16/07 9/12/07	1,046 1	18,820 75,000	37,640 N/A	6,274 100,000	999,996 4,840,500
Jeanette Marbert	2/16/07	697	12,546	25,092	2,509	599,942
Marie Lee	2/16/07	209	3,763	7,526	1,255	199,968
Victoria Kincke	2/16/07	209	3,763	7,526	1,255	199,968
John Galea	2/16/07	279	5,018	10,036	1,255	249,979

(1)
Equity incentive plan awards with a grant date of 2/16/07 reflect performance based RSU awards which cliff vest at the end of three years in varying amounts depending upon growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications. The threshold amount represents 5.56% of the target payout, which amount would vest upon achieving the minimum growth threshold. These awards will be converted into three year cliff-vesting awards in the spin-offs as described under "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

(2)
The equity incentive plan award to Mr. Nash with a grant date of 9/12/07 reflects a performance award which cliff vests in four years in varying amounts depending on the compounded annual growth rate in the value of ILG (as agreed between the executive and IAC) during the valuation period. If the minimum growth rate is not achieved, the RSUs are forfeited, while increasing numbers of shares vest depending on higher levels in the growth rate. In all, the number of shares vesting can range from 0% to 100% of the initial "target" award, with one share vesting upon achieving the minimum growth rate threshold. This award will be cancelled in the spin-off.

(3)
RSU award recipients would be credited with amounts for cash dividends paid on IAC common stock, with such additional amounts vesting concurrently with the related RSU award. For information on the treatment of RSU awards granted to ILG's named executives upon a termination of employment or a change in control, see the discussion under Potential Payments Upon Termination or Change in Control.

(4)
The fair value of equity incentive plan awards is based on the target amount.

Outstanding Equity Awards at Fiscal Year-End

        The table below provides information regarding various IAC equity awards held by ILG's named executives as of December 31, 2007. The market value of these awards is based on the closing price of IAC common stock as of December 31, 2007 ($26.92), the last trading day of 2007.

	Stock Awards(1)(2)(3)
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Craig Nash	188,277	5,068,417	1,047	28,185
Jeanette Marbert	27,314	735,293	697	18,763
Marie Lee	16,278	438,204	209	5,626
Victoria Kincke	7,279	195,951	209	5,626
John Galea	9,761	262,766	279	7,511

(1)
For a discussion regarding how these IAC equity awards will be treated in the spin-offs, see "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

(2)
Amounts shown for equity incentive plan awards are based on achieving the minimum threshold growth level of the relevant performance criteria in accordance with SEC rules.

(3)
The table below provides the following information regarding RSU awards held by ILG's named executives as of December 31, 2007: (i) the grant date of each award, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2007, (iv) the vesting schedule for each award and (v) the total number of RSUs that vested or are scheduled to vest in each of the fiscal years ending December 31, 2008, 2009, 2010, 2011 and 2012.

	Number of Unvested RSUs as of 12/31/07	Market Value of Unvested RSUs as of 12/31/07
			Vesting Schedule (#)
Grant Date
	(#)	($)	2008	2009	2010	2011	2012
Craig Nash
2/4/04(a)	4,484	120,709	2,241	2,243	—	—	—
2/10/05(a)	7,919	213,179	2,639	2,639	2,641	—	—
2/10/05(b)	28,278	761,244	—	—	28,278	—	—
2/6/06(a)	14,373	386,921	3,593	3,593	3,593	3,594	—
2/6/06(b)	26,949	725,467	—	—	—	26,949	—
2/16/07(a)	6,274	168,896	1,254	1,255	1,255	1,255	1,255
2/16/07(c)	18,820	506,634	—	—	18,820	—	—
9/12/07(d)	100,000	2,692,000	—	—	—	100,000	—
9/12/07(e)	75,000	2,019,000	—	—	—	75,000	—

Total	282,097	7,594,051	9,727	9,730	54,587	206,798	1,255

Jeanette Marbert
2/4/04(a)	2,655	71,473	1,327	1,328	—	—	—
2/10/05(a)	5,091	137,050	1,697	1,696	1,698	—	—
2/10/05(b)	11,310	304,465	—	—	11,310	—	—
2/6/06(a)	5,749	154,763	1,437	1,437	1,437	1,438	—
2/16/07(a)	2,509	67,542	501	502	502	502	502
2/16/07(c)	12,546	337,738	—	—	12,546	—	—

Total	39,860	1,073,031	4,962	4,963	27,493	1,940	502

Marie Lee
2/4/04(a)	1,770	47,648	885	885	—	—	—
2/10/05(a)	2,263	60,920	1,131	1,131	1,132	—	—
2/10/05(b)	7,541	203,004	—	—	7,541	—	—
2/6/06(a)	3,449	92,847	862	862	862	863	—
2/16/07(a)	1,255	33,785	251	251	251	251	251
2/16/07(c)	3,763	101,300	—	—	3,763	—	—

Total	20,041	539,504	3,129	3,129	13,549	1,114	251

Victoria Kincke
2/4/04(a)	885	23,824	442	443	—	—	—
2/10/05(a)	2,264	60,947	755	753	756	—	—
2/6/06(a)	2,875	77,395	719	718	719	719	—
2/16/07(a)	1,255	33,785	251	251	251	251	251
2/16/07(c)	3,763	101,300	—	—	3,763	—	—

Total	11,042	297,251	2,167	2,165	5,489	970	251

John Galea
2/4/04(a)	1,181	31,793	590	591	—	—	—
2/10/05(a)	2,828	76,130	942	943	943	—	—
2/6/06(a)	2,875	77,395	719	718	719	719	—
12/6/06(a)	1,622	43,664	405	406	405	406	—
2/16/07(a)	1,255	33,785	251	251	251	251	251
2/16/07(c)	5,018	135,085	—	—	5,018	—	—

Total	14,779	397,851	2,907	2,909	7,336	1,376	251

(a)
These awards vest in five equal annual installments on each of the first five anniversaries of the grant date, subject to continued employment.

(b)
These awards vest in one lump sum installment on the fifth anniversary of the grant date, subject to continued employment.

(c)
Represents the initial "target" awards. See the Grants of Plan-Based Awards table and footnote (1) thereto.

(d)
This award vests in one lump sum installment on July 1, 2011, subject to continued employment.

(e)
Represents the initial "target" award. See the Grants of Plan-Based Awards table and footnote (2) thereto.

Option Exercises and Stock Vested

        The table below provides information regarding the number of shares acquired by ILG's named executives in 2007 upon the vesting of RSU awards and the related value realized, excluding the effect of any applicable taxes. The dollar value realized upon vesting of RSUs represents the closing price of IAC common stock on the applicable vesting date multiplied by the number of RSUs so vesting. No named executive officer exercised any stock options during 2007.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Craig Nash	8,473	332,224
Jeanette Marbert	4,460	174,889
Marie Lee	2,877	112,810
Victoria Kincke	1,913	75,104
John Galea	2,655	100,242

Potential Payments Upon Termination or Change in Control

  Change of Control

        Pursuant to the terms of IAC's (and, following the spin-off, ILG's) equity compensation plans and the award agreements thereunder, upon a change of control the named executive officers are generally entitled to accelerated vesting of (i) equity awards made prior to 2006 and (ii) equity awards made thereafter if, following such change in control, their employment is terminated by the Company for any reason other than death, disability or cause (as defined in the relevant employment agreement), or by the executive for good reason (as defined in the relevant employment agreement or plan document) (a "Qualifying Termination"). Additionally, under the New Nash Employment Agreement and the New Marbert Employment Agreement, Mr. Nash and Ms. Marbert will be entitled to two-years forward vesting of the RSUs granted under those agreements (including pro ration two years forward on the cliff vesting portions of those awards).

  Severance

        Cash.    Upon a Qualifying Termination, ILG executive officers are entitled to salary continuation of, with respect to Mr. Nash and Ms. Marbert , twenty-four months, with respect to Mr. Galea and Ms. Kincke, 12 months, and with respect to Ms. Lee, 6 months. Additionally, under the New Nash Employment Agreement and New Marbert Employment Agreement, Mr. Nash and Ms. Marbert are entitled to pro rated portions of the bonus they would otherwise earn during the year in which the Qualifying Termination occurs, payable at the time such bonus would otherwise be determined.

        Equity.    Upon a Qualifying Termination, Mr. Nash and Ms. Marbert will receive two-year's forward vesting of their RSUs granted under those agreements (including pro ration two years forward on the cliff vesting portions of those awards).

        Obligations.    The amounts payable upon a Qualifying Termination are all subject to the execution of a general release and to compliance with confidentiality, non-compete, non-solicitation of employees and non-solicitation of customer covenants set forth in the relevant employment agreements. Salary continuation payments will be offset by the amount of any compensation earned by an executive from other employment during the severance payment period.

        The amounts shown in the table assume that the termination or change in control was effective as of December 31, 2007 and that the price of IAC common stock on which certain calculations are based was the closing price of $26.92 on The Nasdaq Stock Market on that date. These amounts are estimates of the incremental amounts that would have been paid out to the executive upon such terminations/change in control, and do not take into account equity grants made, and contractual obligations entered into, after December 31, 2007. The actual amounts to be paid out can only be determined at the time the event actually occurs.

Name and Benefit	Termination without cause	Resignation for good reason	Change in Control	Termination w/o cause or for good reason in connection with Change in Control	Termination in connection with Sale of Interval
Craig Nash
Cash Severance (salary)	1,300,000	1,300,000	0	1,300,000	1,300,000
RSUs (vesting accelerated)	0	0	1,770,663	5,575,051	673,000	(1)

Total estimated value	1,300,000	1,300,000	1,770,663	6,875,051	1,973,000

Jeanette Marbert
Cash Severance (salary)	350,000	—	—	350,000	—
RSUs (vesting accelerated)	—	—	512,988	1,073,031	—

Total estimated value	350,000	—	512,988	1,423,031	—

Marie Lee
Cash Severance (salary)	110,100	—	—	110,100	—
RSUs (vesting accelerated)	—	—	311,572	539,504	—

Total estimated value	110,100	—	311,572	649,604	—

Victoria Kincke
Cash Severance (salary)	107,500	—	—	107,500	—
RSUs (vesting accelerated)	—	—	84,771	297,251	—

Total estimated value	107,500	—	84,771	404,751	—

John Galea
Cash Severance (salary)	125,000	—	—	125,000	—
RSUs (vesting accelerated)	—	—	107,922	397,851	—

Total estimated value	125,000	—	107,922	522,851	—

(1)
Represents the acceleration of 25% of Mr. Nash's Cliff RSUs. The determination of the number of Mr. Nash's Performance RSUs (which will be cancelled in their entirety at the time of the spin-off) that would have vested would be based on the compounded annual growth rate in the value of Interval (as agreed between the executive and IAC) during the valuation period, which would have been measured at June 30, 2011. Upon the sale of Interval, the sale price would be deemed the agreed value. The treatment of Mr. Nash's Performance RSUs upon a sale of Interval in the absence of the spin-off is described above. No value is presented in the table above for accelerated vesting of the Performance RSUs as the value is neither determinable nor estimable, given that such value would be based on a sale price for Interval, which would be determined by arms' length negotiations between IAC and the acquirer.

ILG Security Ownership of Certain Beneficial Owners and Management

        As of the date hereof, all of ILG's outstanding shares of common stock are owned by IAC. After the distribution, IAC will no longer own any shares of ILG common stock. The following table presents information relating to the expected beneficial ownership of shares of ILG common stock, assuming completion of the distribution as if it occurred on April 30, 2008, by (i) each individual or entity expected to own beneficially more than 5% of the outstanding shares of ILG common stock, assuming that there are 278,735,546 shares of common stock and Class B common stock of IAC outstanding immediately prior to the spin-offs and a distribution ratio of one-fifth of a share of ILG common stock for every share of IAC common stock and/or Class B common stock, (ii) each director of ILG, (iii) the Chief Executive Officer, the Chief Financial Officer and the other three named executive officers in the ILG summary compensation table (see "ILG Executive Compensation") and (iv) all of ILG's executive officers and directors as a group.

        Unless otherwise indicated, beneficial owners listed here may be contacted at ILG's corporate headquarters at 6262 Sunset Drive, Miami, FL 33143. For each listed person, the number of shares of ILG common stock and percent of such class listed assumes the conversion or exercise of any ILG equity securities owned by such person that are or will become convertible or exercisable, and the exercise of stock options and the vesting of restricted stock units, if any, that will vest, within 60 days of April 30, 2008, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person.

        The share amounts for each beneficial owner listed here are based on each such individual's beneficial ownership of shares of IAC common stock and/or Class B common stock as of April 30, 2008, and assuming a distribution ratio of one fifth of a share of ILG common stock for every share of IAC common stock and/or Class B common stock. To the extent that ILG directors and executive officers own shares of IAC common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of IAC common stock. In addition, following the distribution, ILG expects that all IAC stock-based awards held by these individuals will be adjusted to become awards relating to common stock of all five companies resulting from the spin-offs. Those awards that will relate to ILG common stock are reflected in the table below based upon the expected adjustment formula described under the caption "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        The actual number of shares of ILG capital stock outstanding as of the date of the distribution may differ due, among other things, to the exercise of stock options or warrants or the vesting of restricted stock units, in each case, between April 30, 2008 and the date of the distribution and to the extent the other assumptions set forth above differ from actual developments.

	ILG Common Stock
Name and Address of Beneficial Owner	Shares	%
Clearbridge Advisors, LLC, et al(1)(2) 399 Park Avenue New York, NY 10022	2,651,312	4.75
Lord Abbett & Co. LLC(1)(2) 90 Hudson Street, 11th Floor Jersey City, NJ 07302	7,839,768	14.06
Liberty Media Corporation(3)(4) 12300 Liberty Boulevard Englewood, CO 80112	16,643,961	29.86
Gregory R. Blatt(5)
David Flowers(5)
John Galea(5)
William L. Harvey(5)
Gary S. Howard(5)
Victoria Kincke(5)
Lew Korman(5)
Thomas J. Kuhn(5)
Marie Lee(5)
Jeanette Marbert(5)
Thomas J. McInerney(5)
Tom Murphy, Jr.(5)
Craig Nash(5)
Avy H. Stein(5)
All executive officers and directors as a group (14 persons)

(1)
We have not been able to determine the person or persons controlling the fund through publicly available information.

(2)
Based upon information regarding IAC holdings reported on a Schedule 13G, as amended, which was filed with the SEC on February 14, 2008, and a distribution ratio of one-fifth of a share of ILG common stock for every share of IAC common stock and/or Class B common stock.

(3)
Liberty Media Corporation is a publicly traded corporation. According to Liberty Media Corporation's Schedule 14A, filed April 24, 2008, Liberty's chairman, John C. Malone, controls 33% of the voting power of Liberty Media Corporation.

(4)
Based on 58,796,381 shares of IAC common stock held by Liberty and 4,000,000, 15,618,230, 4,005,190 and 800,006 shares of IAC Class B common stock held by each of BDTV Inc., BDTV II Inc., BDTV III Inc. and BDTV IV Inc., respectively, and a distribution ratio of one-fifth of a share of ILG common stock for every share of IAC common stock and/or Class B common stock.

(5)
Excludes any equity awards that will vest upon completion of the spin-offs.

CERTAIN INFORMATION WITH RESPECT TO TICKETMASTER

BUSINESS OF TICKETMASTER

        When used with respect to any periods prior to the spin-offs, the term "Ticketmaster" refers to IAC's ticketing and ticketing-related businesses, subsidiaries and investments. When used with respect to any periods following the spin-offs, "Ticketmaster" refers to Ticketmaster, a Delaware corporation, which will hold IAC's ticketing and ticketing-related businesses, subsidiaries and investments (other than ReserveAmerica and Active.com), together with IAC's investment in Front Line Management, Inc., following the spin-offs. The following disclosure regarding Ticketmaster's business assumes the completion of the spin-offs.

        For information regarding the results of operations of Ticketmaster on a historical basis, see the Combined Financial Statements of Ticketmaster and the disclosure set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations of Ticketmaster." For information regarding the results of operations of Ticketmaster on a pro forma basis to give effect to the completion of the spin-offs, see "Unaudited Pro Forma Condensed Combined Financial Statements" of Ticketmaster.

Who We Are

        As the world's leading live entertainment ticketing and marketing company, Ticketmaster connects the world to live entertainment. Ticketmaster currently operates in 20 countries worldwide, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com, one of the largest e-commerce sites on the internet, and related proprietary internet and mobile channels, approximately 6,700 independent sales outlets and 19 call centers worldwide. Established in 1976, in 2007, Ticketmaster sold tickets on behalf of more than 10,000 clients worldwide, including venues, promoters, sports leagues and teams and musuem and cultural institutions, among other clients, across multiple live event categories, providing exclusive ticketing services for leading arenas, stadiums, amphitheaters, music clubs, concert promoters, professional sports franchises and leagues, college sports teams, performing arts venues, museums and theaters. Ticketmaster's distribution channels and client base provide it with significant scale—for example, in 2007, Ticketmaster brands and businesses sold approximately 141 million tickets valued at over $8.3 billion.

History

        Ticketmaster's predecessor companies, Ticketmaster Group, Inc. and its subsidiaries, were organized for the primary purpose of developing stand-alone automated ticketing systems for license to individual facilities. Since then, Ticketmaster's business has grown through continued improvements in its technology, the continued expansion of its service and product offerings, as well as its client base, and the acquisition of and investment in ticketing and technology companies, as well as a number of entertainment-related businesses, both in the United States and abroad. In January 2003, IAC, at that time the majority owner of Ticketmaster, acquired the outstanding shares of Ticketmaster that it did not previously own, after which Ticketmaster became a wholly-owned subsidiary of IAC.

What We Do

  Primary (Initial Sale) Ticketing Services

        Overview.    "Primary" sales of tickets refers to the original sale of tickets to an event by or on behalf of an event presenter. For the year ended December 31, 2007, the substantial majority of

Ticketmaster's revenues were attributable to primary ticket sale services. Ticketmaster provides primary ticket sale services to the following types of clients:

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  Venues—many of the most well-known arenas, stadiums, theaters, universities, colleges, clubs and festivals in the United States and abroad, ranging in size from 100,000+ seat stadiums to small clubs, including Madison Square Garden (New York City), Staples Center (Los Angeles), The 02 (London), the University of Michigan and the University of California, Los Angeles;

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  Promoters—promoters of live events, from worldwide concert tours to single, local events, including AEG Live, Jam Productions and MCD Productions;

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  Sports Leagues, Teams and Events—professional sports teams, leagues, franchises and clubs and special sporting events, including Major League Baseball Advanced Media and many Major League Baseball, National Football League, National Basketball Association, National Hockey League, Rugby Football Union and Premier League teams, as well as the 2008 Olympic Games; and

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  Museums, Cultural Institutions and Historic Sites—including the Guggenheim Museum (New York City) and the Getty Museum and Getty Villa (Los Angeles).

        When providing primary ticket sale services to clients in the U.S. and abroad (other than in the United Kingdom), Ticketmaster generally serves as the exclusive ticket sales agent for primary sales of individual tickets sold to the general public outside of facility box offices. In the United Kingdom, Ticketmaster is typically a non-exclusive ticket sales agent for its clients and instead is guaranteed a certain minimum allocation of the tickets for each event. For any particular event, Ticketmaster works with clients to identify those tickets that will be made available for sale through Ticketmaster's various distribution channels (see "—Distribution"), as well as facility box offices. To enable most or all tickets for a given event to be offered for sale simultaneously and sold through these channels, Ticketmaster licenses the Ticketmaster System and related equipment to clients and installs this system at their facility box offices. The provision of primary ticket sale services to clients is generally governed by individual, multi-year agreements between Ticketmaster and its clients.

        Consumers who purchase tickets through Ticketmaster pay an amount equal to the initial ticket face price, plus a per ticket convenience charge, a per order "order processing" fee and, if applicable, a premium delivery charge. Ticketmaster remits the entire face value of the ticket to the client, plus, in most cases, royalties in an amount specified in the written agreement between Ticketmaster and the client.

        Client Relationships.    Ticketmaster generally enters into written agreements with individual clients to provide primary ticket sale services for specified multi-year periods, typically ranging from 3 to 5 years. Pursuant to these agreements, clients generally determine what tickets will be available for sale, when such tickets will go on sale to the public and at what initial ticket face price. Agreements with venue clients generally grant Ticketmaster the right to sell tickets for all events presented at the relevant venue for which tickets are made available to the general public. Agreements with promoter clients generally grant Ticketmaster the right to sell tickets for all events presented by a given promoter at any venue, unless that venue is already covered by an existing exclusive agreement with Ticketmaster or another ticketing service provider. Under Ticketmaster's exclusive contracts, clients may not utilize, authorize or promote the services of third party ticketing companies or technologies while under contract with Ticketmaster. While Ticketmaster generally has the right to sell a substantial portion of its clients' tickets, venues and promoters often handle group sales and season tickets in-house, as well as allocate certain tickets for artist use. Ticketmaster also generally allows clients to make a certain limited number of tickets available for sale through fan or other similar clubs, from which Ticketmaster generally derives no revenues unless selected by the club to facilitate such sales. As a result, Ticketmaster does not sell all of its clients' tickets and the amount of tickets that it sells varies from client to client and from event to event, and varies as to any single client from year to year.

        Convenience charges, which are heavily negotiated, mutually agreed upon and set forth in written agreements between Ticketmaster and its clients, vary based upon numerous factors, including:            the scope and nature of the services to be rendered, the amount and cost of equipment to be installed at the client's venue location, the amount of advertising and/or promotional allowances to be provided, the type of event and the distribution channel in which the ticket is to be sold. Client agreements also provide how and when, and by how much and with what frequency, changes may be made to per ticket convenience charges and per order "order processing" fees during the term. During the year ended December 31, 2007, per ticket convenience charges generally ranged from $2.50 to $15.00 and average revenue per ticket (which primarily includes per ticket convenience charges and per order "order processing" fees, as well as certain other revenue sources directly related to the sale of tickets) was $7.63.

        Most written agreements provide for the payment of royalties to clients, which are heavily negotiated, in an amount equal to a mutually agreed upon portion of related per ticket convenience charges on all tickets sold through all Ticketmaster distribution channels and per order "order processing" fees on all tickets sold online and by telephone. In many cases, written agreements also require Ticketmaster to advance royalties to clients, which advances are usually recoupable by Ticketmaster out of the future rights of clients to participations. In limited instances, clients have the right to receive an upfront, non-recoupable payment from Ticketmaster as an incentive to enter into the ticketing service agreement. Written agreements also specify the additional systems, if any, that may be used and purchased by clients during their relationship with Ticketmaster.

        Ticketmaster generally does not buy tickets from its clients for sale or resale to the public and typically assumes no financial risk for unsold tickets, other than indirect risk associated with its ability to recoup advances and guarantees made to clients. If an event is canceled, Ticketmaster refunds the per ticket convenience charges (but not per order "order processing" fees), except in certain European jurisdictions, where Ticketmaster is required by law to do so. Refunds of ticket prices for canceled event are funded by clients, which have historically fulfilled these obligations on a timely basis with few exceptions. Clients routinely agree by contract to include Ticketmaster's name, logos and the applicable Ticketmaster website address and charge-by-phone number in advertisements in all forms of media promoting the availability of their tickets. Ticketmaster brand names and logos are also prominently displayed on printed tickets, ticket envelopes and e-mail alerts about upcoming events that Ticketmaster sends to its customers. Ticketmaster also provides primary ticketing solutions for clients who wish to perform these functions in-house on a private label or other basis through its Paciolan and Ticketmaster VISTA brands and businesses, which license the requisite software or other rights to clients for license and per transaction fees in the case of Paciolan and per ticket fees in the case of Ticketmaster VISTA. Ticketmaster also currently licenses its name and technology exclusively to a third party that provides primary ticketing services to clients in the Washington, D.C./Baltimore area, as well as to third parties and joint ventures in certain jurisdictions abroad.

  Ticket Resale Services

        The "resale" of tickets refers to the sale of tickets by a holder who originally purchased the tickets from a venue, promoter or other entity or a ticketing services provider selling on behalf of such venue, promoter or other entity. Ticketmaster currently offers ticket resale services through TicketsNow, which Ticketmaster acquired in February 2008, its TicketExchange service, which Ticketmaster launched in January 2002, and GetMeIn!, which Ticketmaster acquired in February 2008.

        TicketsNow is a leading consumer-facing marketplace for the resale of event tickets in the United States and Canada. TicketsNow enters into listing agreements with licensed ticket resellers to post ticket inventory for sale through TicketsNow at a purchase price equal to the initial ticket price determined by the relevant ticket resellers, plus an amount equal to a percentage of the initial ticket price and a service fee. TicketsNow remits the reseller-determined initial ticket price to the ticket resellers and retains the remainder of the purchase price. TicketsNow also licenses point-of-sale business management software to ticket resellers for a fee, which allows them to manage their ticket inventory and operate their businesses. While TicketsNow does not generally acquire tickets for sale on its own behalf, it may do so from time to time on a limited basis.

        Ticketmaster also facilitates the resale of tickets through its TicketExchange service, which is accessible to consumers through www.ticketmaster.com. Through TicketExchange, consumers may resell and purchase tickets online that were initially sold for Ticketmaster clients in the United States, Europe and Canada who elect to participate in the TicketExchange service. Sellers and buyers each pay Ticketmaster a fee that has been negotiated with the relevant client, a portion of which is shared with such client. Consumers in the United Kingdom, Germany and the Netherlands may buy and sell tickets to live entertainment events through Get Me In!, which charges sellers a commission and buyers a processing fee.

Marketing, Promotional and Related Services

        Ticketmaster is a leading marketer of live entertainment to fans in the markets in which it operates. For example, Ticketmaster informs fans about upcoming live events for which tickets will be available through Ticketmaster in their area through its TicketAlert email service. Fans can customize TicketAlerts to inform them about upcoming events for particular performers, teams or venues, as well as events in specified categories (music, sports, theater and family entertainment). Ticketmaster sent approximately 1.3 billion TicketAlert e-mails in 2007, reaching an average of approximately 28 million consumers per week. Ticketmaster also provides rich content on its various websites to promote events that it tickets, including artist pages that feature video content, biographical material and, through an arrangement with Apple, the ability to link to iTunes to purchase music from the artist's catalogue. Ticketmaster's commercial arrangement with Apple also allows Ticketmaster to offer consumers purchasing a ticket the opportunity to download songs for free from iTunes.

        Ticketmaster continues to develop and introduce new initiatives, as well as enter into new relationships, in an effort to help its clients sell more tickets in more markets. For example, Ticketmaster acquired a 25% interest in Evolution Artists (which does business under the brand name "iLike"), a leading, online social music discovery service that facilitates the sharing of playlists, new music and concerts, and has entered into arrangements with iLike to provide features designed to enhance the overall consumer experience on www.ticketmaster.com. Ticketmaster also offers a suite of dynamic pricing tools, such as online auctions, pursuant to which consumers bid on tickets being sold by Ticketmaster and purchases them at a price equal to the highest winning bid. For auction sales, in addition to per order "order processing" fees, Ticketmaster receives fees based on a percentage of the prices at which tickets are ultimately sold.

        Ticketmaster provides promotional and other related services to artists, such as the sale of tickets to members of artist fan clubs and the sale of artist fan club memberships, through its Echo business. Ticketmaster is also seeking to secure and strengthen its relationships with promoters and artists through its investment in Front Line Management, Inc., an artist management company that represents leading artists. Ticketmaster has also established a presence as a promoter in China through its Emma Entertainment business, a ticketing company and significant promoter of live entertainment events in China.

Distribution

        Ticketmaster sells tickets online, through independent sales outlets, call centers and via mobile channels. During the year ended December 31, 2007, 70%, 17%, 13% and less than 1% of primary ticket sales channels were transacted through these channels, respectively.

        Online.    Ticketmaster owns and operates various branded websites, both in the U.S. and abroad, which are customized to reflect services offered in each jurisdiction. Ticketmaster's primary online ticketing website, www.ticketmaster.com, together with its other branded ticketing websites, are designed to promote ticket sales for live events and disseminate event and related merchandise information online. Consumers can access www.ticketmaster.com directly, from affiliated websites and through numerous direct links from banners and event profiles hosted by approved third party websites.

        Independent Sales Outlets.    As of December 31, 2007, Ticketmaster had approximately 6,700 "Ticket Center" independent sales outlets worldwide, approximately 2,000 of which were in the United States and approximately 4,700 of which were in various jurisdictions abroad. The majority of these independent sales outlets are located in major department, grocery and music stores, malls and, in Europe, post offices. While Ticketmaster installs and maintains the hardware and software necessary for these independent sales outlets to sell tickets, the outlets are generally responsible for staffing, daily operations and related costs. Ticketmaster pays independent sales outlets a commission, the amount of which ranges from approximately 17% to 20% of Ticketmaster's convenience charge.

        Call Centers.    As of December 31, 2007, Ticketmaster operated 19 call centers worldwide, through which consumers can generally purchase tickets by telephone or by way of an interactive voice response system, seven days a week, for at least 20 hours per day. Ticketmaster's domestic telephone system can channel all or a portion of incoming calls from any city to a selected call center in another city or region to accommodate the commencement of sales activity for a major event in a given region, as well as provide back-up capabilities in the event that a call center experiences operating difficulties.

International Operations

        Ticketmaster provides primary ticket sale services in Australia, Canada, Ireland, New Zealand and the United Kingdom, primarily under the Ticketmaster brand name, and through other brand names in various other jurisdictions abroad, including China (Emma Ticketmaster), Denmark (BILLETNet), Finland (Lippupalvelu), Germany (Kartenhaus), the Netherlands (Ticket Service), Norway (billettservice.no), Spain (Tic Tack Ticket), Sweden (Ticnet) and Turkey (Biletix). Ticketmaster also provides resale ticket services in Canada through TicketsNow and in the United Kingdom, Germany and the Netherlands through GetMeIn!.

        In addition to the businesses listed above, which it owns and operates, Ticketmaster is a party to joint ventures with third parties to provide ticket distribution services in Mexico and to supply ticketing services for the 2008 Beijing Olympic Games. In the case of the 2008 Beijing Olympic Games joint venture, Ticketmaster licenses the Ticketmaster System to the joint venture and receives a fee based on the number of tickets the joint venture sells or distributes through the system. Ticketmaster also licenses its technology in Brazil, Argentina and Chile.

        Ticket sales and revenues attributable to international operations represented approximately 41% and 34%, respectively, of total ticket sales and revenues in 2007.

Technology

        Ticketmaster's core proprietary operating system and software (the "Ticketmaster System") is designed for scalability, can be customized to satisfy a full range of client requirements and its capacity can be increased through investment in additional hardware. The entire Ticketmaster distribution network, including the Ticketmaster System, provides a single, centralized inventory control and management system capable of tracking total ticket inventory for all events, whether sales are made on a season, subscription, group or individual ticket basis. Ticketmaster believes that the Ticketmaster System enables clients to sell tickets and adapt to emerging and changing trends in the live entertainment industry in a more efficient and cost-effective manner than they could do on their own.

        In areas of Europe outside of the United Kingdom and Ireland, Ticketmaster's operating businesses generally use localized versions of Ticketmaster's software or their own software, all of which are also proprietary to Ticketmaster. In limited cases abroad, Ticketmaster licenses ticketing systems from third parties. Ticketmaster has migrated certain of its international brands and businesses to the Ticketmaster System and intends to continue to do so over the next several years.

        The Ticketmaster System, which includes both hardware and software, is typically located in one of the multiple data centers managed by Ticketmaster staff, with the hardware and software required for use being installed at all points of sale. Ticketmaster takes significant measures to prevent outages in the case of the Ticketmaster System and related systems.

Ticketing Industry Overview

        The ticketing services industry has experienced significant changes over the past decade due to the advent of online commerce. As consumers increasingly choose to purchase tickets online and through mobile channels, sales through phone, outlet and box office channels have diminished in relative importance. As online ticket purchases increase, related ticketing costs generally decrease, which has made it easier for clients to manage and facilitate ticket sales in-house, as well as for technology-based companies to offer primary ticketing services and stand-alone, automated ticketing systems that enable clients to do their own ticketing or utilize self-ticketing systems. The advent of online commerce has also contributed to the growth of resale ticketing services and the consolidation of the resale industry, which historically has been more fragmented, consisting of a significant number of local resellers with limited inventory selling through traditional storefronts. The internet has allowed fans and other ticket resellers to reach a vastly larger audience through the aggregation of inventory on online resale websites and marketplaces, and has provided consumers with more convenient access to tickets for a larger number and greater variety of events. These changes have significantly altered the competitive landscape, in that they have resulted in a broader and more differentiated group of industry participants offering increasingly more innovative ticketing products and services.

Competition

        Live event content providers (such as owners or operators of live event venues, promoters of concerts and sports teams, among others) generally contract directly with primary ticketing service providers to sell tickets. Ticketmaster experiences substantial competition from other national, regional and local primary ticketing service providers to secure new and retain existing clients on a continuous basis. Ticketmaster also faces significant and increasing competition from companies that sell self-ticketing systems, as well as from clients, who are increasingly choosing to self-ticket through the integration of self-ticketing systems into their existing operations or the acquisition of primary ticket service providers and by increasing sales through facility box offices and season, subscription or group sales. Ticketmaster also faces competition in the resale of tickets from online auction websites and marketplaces, as well as other ticket resellers with online distribution capabilities. Ticketmaster believes that it competes on the basis of the breadth and quality of the products and services it provides, as well as the tickets it makes available for sale, the capabilities of the Ticketmaster System and related systems and its distribution network, reliability and price.

Employees

        As of December 31, 2007, Ticketmaster employed approximately 3,600 full-time and 2,600 part-time employees worldwide. Ticketmaster believes that it generally has good employee relationships, including those with employees represented by unions or other similar organizations.

Properties

        Ticketmaster's corporate offices are located at 8800 W. Sunset Blvd., West Hollywood, California, where it currently leases approximately 70,000 square feet from IAC. Ticketmaster also leases office space in various cities throughout the United States and in the various jurisdictions abroad in which it has operations pursuant to short- and long-term leases of adequate duration. In addition, Ticketmaster owns a small office in Vancouver, Canada and a small plot of land outside of Albuquerque, New Mexico. Ticketmaster believes that its facilities are adequate in the locations where it currently does business.

Ticketmaster Legal Proceedings

        In the ordinary course of business, Ticketmaster and its subsidiaries are parties to litigation involving property, personal injury, contract, intellectual property and other claims. The amounts that may be recovered in such matters may be subject to insurance coverage. Ticketmaster does not believe that such ordinary course litigation will have a material effect on its business, financial condition or results of operations. For a discussion of litigation reserves, see "Management Overview—Results of Operations for the Years Ended December 31, 2007, 2006 and 2005—General and Administrative Expense."

        Rules of the Securities and Exchange Commission require the description of material pending legal proceedings, other than ordinary, routine litigation incident to the registrant's business, and advise that proceedings ordinarily need not be described if they primarily involve damage claims for amounts (exclusive of interest and costs) not exceeding 10% of the current assets of the registrant and its subsidiaries on a consolidated basis. In the judgment of management, none of the pending litigation matters which Ticketmaster and its subsidiaries are defending, including those described below, involves or is likely to involve amounts of that magnitude. However, the pending litigation matters described below could involve substantial amounts, which could have an adverse effect on Ticketmaster's business, financial condition and results of operations.

  UPS Consumer Class Action Litigation

        Curt Schlessinger et al. v. Ticketmaster, No. BC304565 (Superior Court, Los Angeles County). On October 21, 2003, a purported representative action was filed in California state court, challenging Ticketmaster's charges to online customers for UPS ticket delivery. The complaint alleged in essence that it is unlawful for Ticketmaster not to disclose on its website that the fee it charges to online customers to have their tickets delivered by UPS contains a profit component. The complaint asserted a claim for violation of Section 17200 of the California Business and Professions Code and sought restitution or disgorgement of the difference between (i) the total UPS delivery fees charged by Ticketmaster in connection with online ticket sales during the applicable statute of limitations period, and (ii) the amount Ticketmaster paid to UPS for that service.

        On December 31, 2004, the court denied Ticketmaster's motion for summary judgment. On April 1, 2005, the court denied the plaintiffs' motion for leave to amend their complaint to include UPS-delivery fees charged in connection with ticket orders placed by telephone. Citing Proposition 64, a California ballot initiative that outlawed so-called "representative" actions brought on behalf of the general public, the court ruled that since the named plaintiffs did not order their tickets by telephone, they lacked standing to assert a claim based on telephone ticket sales. The plaintiffs were granted leave to file an amended complaint that would survive application of Proposition 64.

        On August 31, 2005, the plaintiffs filed an amended class-action and representative-action complaint alleging (i) as before, that Ticketmaster's website disclosures in respect of its charges for UPS ticket delivery violate Section 17200 of the California Business and Professions Code, and (ii) for the first time, that Ticketmaster's website disclosures in respect of its ticket order-processing fees constitute false advertising in violation of Section 17500 of the California Business and Professions Code. On this latter claim, the amended complaint seeks restitution or disgorgement of the entire amount of order-processing fees charged by Ticketmaster during the applicable statute of limitations period.

        On September 1, 2005, in light of the newly pleaded claim based upon order-processing fees, Ticketmaster removed the case to federal court pursuant to the recently enacted federal Class Action Fairness Act. See Curt Schlessinger et al. v. Ticketmaster, No. 05-CV-6515 (U.S. District Court, Central District of California). On October 3, 2005, the plaintiffs filed a motion to remand the case to state court, which Ticketmaster opposed. On March 23, 2006, the federal district court issued an order granting the plaintiffs' motion to remand the case to state court. On April 4, 2006, Ticketmaster filed a petition for leave to appeal the district court's order to the United States Court of Appeals for the Ninth Circuit, which the plaintiffs opposed. On May 25, 2006, the federal court of appeals issued an order denying Ticketmaster's petition; as a result, the case was remanded to state court.

        On August 14, 2006, the plaintiffs filed a motion for class certification, which Ticketmaster opposed. On September 25, 2006, Ticketmaster filed a motion for judgment on the pleadings, which the plaintiffs opposed. On November 21, 2006, Ticketmaster requested that the court stay the case pending the California Supreme Court's decisions in two cases (In re Tobacco II Cases, 142 Cal. App. 4th 891, and Pfizer Inc. v. Superior Court (Galfano), 141 Cal. App. 4th 290) that present issues concerning the interpretation of Proposition 64 that are directly pertinent to both of the pending motions. The plaintiffs opposed Ticketmaster's request. On November 29, 2006, the court ordered that the case be stayed pending the California Supreme Court's ruling on the two cases referenced above.

        On July 11, 2007, the court lifted its stay of the action for the limited purpose of allowing the plaintiffs to proceed with their motion for class certification. The parties thereafter submitted supplemental briefing in support of their respective positions and argued the motion at a September 20 hearing. On December 19, 2007, the court issued an order denying the plaintiffs' motion for class certification without prejudice. The court also issued an order staying the action for an additional 180 days or until the California Supreme Court issues a ruling in the Tobacco II and Pfizer appeals.

        Ticketmaster believes that the claims in this putative class action lack merit and will continue to defend itself vigorously.

  Securities Class Action Litigation

        In re Ticketmaster Online-CitySearch, Inc. Initial Public Offering Securities Litigation, Case No. 01 Civ. 10822 (S.D.N.Y.). On November 30, 2001, a purported securities class action was filed against Ticketmaster and other defendants in the U.S. District Court for the Southern District of New York. Plaintiff's suit was brought on behalf of purchasers of Ticketmaster common stock during the period from the date of its initial public offering through December 6, 2000, and alleged violations by Ticketmaster of Section 10(b) of the Securities Exchange Act of 1934 and Section 11 of the Securities Act of 1933. Plaintiff alleged that Ticketmaster failed to disclose that its underwriters were to receive undisclosed and excessive compensation and had agreed to allocate shares in the IPO to customers in exchange for agreements to purchase shares in the aftermarket at pre-determined prices. This action was later consolidated with hundreds of similar actions against issuers and underwriters in the U.S. District Court for the Southern District of New York in In re Initial Public Offering Securities Litigation, No. 21 MC 92 (S.D.N.Y.). On February 19, 2003, the court granted a motion to dismiss the Section 10(b) claim against Ticketmaster, but denied the motion as to the Section 11 claim against Ticketmaster.

        On October 13, 2004, the district court granted a motion for class certification in the six so-called class certification "focus" cases in the consolidated litigation. (Ticketmaster is not a party in any of these focus cases.) On December 5, 2006, the U.S. Court of Appeals for the Second Circuit reversed the trial court's decision. On August 14, 2007, plaintiffs filed amended complaints containing new class definitions in the six class certification focus cases. On September 27, 2007, plaintiffs moved for certification of the classes in these cases. On November 13, 2007, the issuer defendants filed a motion to dismiss the amended complaints in the focus cases. On March 26, 2008, the district court granted this motion in part and denied it in part. Accordingly, this action remains pending against Ticketmaster.

        On June 10, 2004, plaintiffs and the issuer and individual defendants in the consolidated litigation had submitted to the district court for approval a proposed settlement that had previously been approved by various insurers of the issuer defendants. Approval of the proposed settlement would have resulted in the dismissal of all claims against Ticketmaster with no material impact on the company. However, in the wake of the appellate reversal of the district court's class-certification order, the proposed settlement was withdrawn on June 25, 2007.

        Ticketmaster believes the claims in this putative class action lack merit and will continue to defend itself vigorously.

Risk Factors Relating to the Business of Ticketmaster Following the Spin-Offs

        Ticketmaster's business, financial condition and results of operations are subject to certain risks that are described below and in the section "Risk Factors" beginning on page 11. You should carefully consider these risks and uncertainties.

Live Entertainment Industry and General Economic Trends—The success of Ticketmaster is dependent, in significant part, on entertainment, sporting and leisure events and factors adversely affecting such events could have a material adverse effect on its business, financial condition and results of operations.

        Ticketmaster sells tickets to live entertainment, sporting and leisure events at arenas, stadiums, theaters and other facilities, and accordingly, its business, financial condition and results of operations are directly affected by the popularity, frequency and location of such events. Ticket sales are sensitive to fluctuations in the number and pricing of entertainment, sporting and leisure events and activities offered by promoters, teams and facilities, and adverse trends in the entertainment, sporting and leisure event industries could adversely affect Ticketmaster's business, financial condition and results of operations. Ticketmaster relies on third parties to create and perform live entertainment, sporting and leisure events and to price tickets to such events. Accordingly, Ticketmaster's success depends, in part, upon the ability of these third parties to correctly anticipate public demand for particular events and the prices that the public is willing to pay to attend such events, as well as the availability of popular artists, entertainers and teams.

        In addition, general economic conditions, consumer trends, work stoppages, natural disasters and terrorism could have a material adverse effect on Ticketmaster's business, financial condition and results of operations. Entertainment-related expenditures are particularly sensitive to business and personal discretionary spending levels, which tend to decline during general economic downturns.

Third Party Relationships—Ticketmaster depends on relationships with clients and any adverse changes in these relationships could adversely affect Ticketmaster's business, financial condition and results of operations.

        Ticketmaster's success is dependent, in significant part, on the ability of Ticketmaster businesses to maintain and renew relationships with existing clients and to establish new client relationships. Ticketmaster anticipates that for the foreseeable future, the substantial majority of its revenues will be derived from online and offline sales of tickets. Ticketmaster also expects that revenues from primary ticketing services, which consist primarily of per ticket convenience charges and per order "order processing" fees, will continue to comprise the substantial majority of its consolidated revenues. For the year ended December 31, 2007, Ticketmaster businesses provided primary ticketing services to over 9,000 clients.

        Securing the right to sell tickets depends, in substantial part, on the ability of Ticketmaster businesses to enter into, maintain and renew client contracts on favorable terms. Revenue attributable to Ticketmaster's largest client, Live Nation (including its subsidiary, House of Blues), represented approximately 17% of its total revenue in 2007. This client relationship consists of four agreements, two with Live Nation (a worldwide agreement (other than England, Scotland and Wales) that expires on December 31, 2008 and an agreement covering England, Scotland and Wales that expires on December 31, 2009) and two with House of Blues (a U.S. agreement that expires on December 31, 2009 and a Canadian agreement that expires on March 1, 2010). Revenue attributable to the worldwide agreement and the agreement covering England, Scotland and Wales represented approximately 11% and 3%, respectively, of Ticketmaster's total revenues in 2007. Each party has the right to terminate the agreement covering England, Scotland and Wales as of December 31, 2008, in which case Live Nation would be obligated to pay Ticketmaster a termination fee in an amount equal to 1.25 times the average of Ticketmaster's annual net profits under the agreement for 2007 and 2008. Ticketmaster anticipates that none of these agreements will be renewed. In addition, Live Nation has publicly announced that it will launch its own ticketing business in 2009 and that it intends to ticket Live Nation events and compete with Ticketmaster for third party clients.

        Ticketmaster cannot provide assurances that its businesses will continue to be able to maintain other existing client contracts, or enter into or maintain new client contracts, on acceptable terms, if at all, and the failure to do so could have a material adverse affect on Ticketmaster's business, financial condition and results of operations. In addition, facilities, promoters and other potential clients are increasingly electing to self-ticket and/or distribute a growing number of tickets through client direct or other new channels, which could adversely impact the ability of Ticketmaster businesses to secure renewals and new client contracts. The non-renewal or termination of an agreement with a major client or multiple agreements with a combination of smaller clients could have a material adverse effect on Ticketmaster's business, financial condition and results of operations.

        Another important component of Ticketmaster's success is the ability of Ticketmaster businesses to maintain existing and build new relationships with third party distribution channels and service providers, including providers of credit card processing and delivery services, as well as advertisers, among other parties. Any adverse changes in these relationships, including the inability of these parties to fulfill their obligations to Ticketmaster businesses for any reason, could adversely affect Ticketmaster's business, financial condition and results of operations.

Brand Recognition—Failure to maintain brand recognition and attract and retain customers in a cost-effective manner could adversely affect Ticketmaster's business, financial condition and results of operations.

        Maintaining and promoting the Ticketmaster and ticketmaster.com (and related international) brand names and, to a lesser extent, the ticketsnow.com, ticketweb.com, museumtix.com and tmvista.com (and related international) brand names, is critical to the ability of Ticketmaster businesses to attract consumers and business customers to their respective websites and other distribution channels. Ticketmaster believes that the importance of brand recognition will increase, given the growing number of online ticketing services due to relatively low barriers to entry to providing internet online content and services. Accordingly, Ticketmaster businesses have spent, and expect to continue to spend, increasing amounts of money on, and devote greater resources to, branding and other marketing initiatives, including search engine optimization techniques and paid search engine marketing, neither of which may be successful or cost-effective. Ticketmaster believes that rates for desirable online advertising and marketing are likely to increase in the foreseeable future. The failure of Ticketmaster businesses to maintain the recognition of their respective brands and to attract and retain consumers in a cost-effective manner could adversely affect Ticketmaster's business, financial condition and results of operations.

Acquisitions—Ticketmaster may experience operational and financial risks in connection with acquisitions. In addition, some of the businesses acquired by Ticketmaster may incur significant losses from operations or experience impairment of carrying value.

        Ticketmaster's growth may depend upon future acquisitions and depends, in part, on its ability to successfully integrate historical acquisitions. Ticketmaster may experience operational and financial risks in connection with acquisitions. To the extent that Ticketmaster continues to grow through acquisitions, it will need to:

  •
  successfully integrate the operations, as well as the accounting, financial controls, management information, technology, human resources and other administrative systems, of acquired businesses with existing operations and systems;

  •
  retain the clients of the acquired businesses;

  •
  retain senior management and other key personnel at acquired businesses; and

  •
  successfully manage acquisition-related strain on the management, operations and financial resources of Ticketmaster and/or acquired businesses.

        Ticketmaster may not be successful in addressing these challenges or any others encountered in connection with historical and future acquisitions and the failure to do so could adversely affect its business, financial condition and results of operations. The anticipated benefits of one or more acquisitions may not be realized and future acquisitions could result in potentially dilutive issuances of equity securities and/or contingent liabilities. Also, the value of goodwill and other intangible assets acquired could be impacted by one or more unfavorable events or trends, which could result in impairment charges. The occurrence of any of these events could adversely affect Ticketmaster's business, financial condition and results of operations.

        Through certain recent (and potentially future) acquisitions, such as the acquisitions of TicketsNow, Emma Entertainment, Echo and GetMeIn!, Ticketmaster entered (or may enter) into aspects of the ticketing and/or entertainment industries in which it has not previously participated directly. Acquisitions of this nature could adversely affect relationships with new and potential clients to the extent that clients view the interests of acquired businesses, or those of Ticketmaster overall following the completion of any such acquisitions, as competing with or diverging from their own, which could adversely impact Ticketmaster's relationships with its clients and its ability to attract new clients, which would adversely affect its business, financial condition and results of operations.

International Presence and Expansion—Ticketmaster businesses operate in international markets in which they have limited experience. Ticketmaster businesses may not be able to successfully expand into new, or further into existing, international markets.

        Ticketmaster provides services in various jurisdictions abroad through a number of brands and businesses that it owns and operates, as well as through joint ventures, and expects to continue to expand its international presence. See "Business of Ticketmaster—International Operations." Ticketmaster faces, and expects to continue to face, additional risks in the case of its existing and future international operations, including:

  •
  political instability and unfavorable economic conditions in the markets in which it currently has international operations or into which its brands and businesses may expand;

  •
  more restrictive or otherwise unfavorable government regulation of the live entertainment and ticketing industries, including the regulation of the provision of primary ticketing and ticket resale services, as well promotional, marketing and other related services, which could result in increased compliance costs and/or otherwise restrict the manner in which Ticketmaster businesses provide services and the amount of related fees charged for such services;

  •
  limitations on the enforcement of intellectual property rights, which would preclude Ticketmaster from building the brand recognition upon which it has come to rely in many jurisdictions;

  •
  limitations on the ability of foreign subsidiaries to repatriate profits or otherwise remit earnings to Ticketmaster;

  •
  adverse tax consequences;

  •
  limitations on technology infrastructure, which could limit the ability of Ticketmaster to migrate international operations to the Ticketmaster System, which would result in increased costs;

  •
  lower levels of internet usage, credit card usage and consumer spending in comparison to those in the United States; and

  •
  difficulties in managing operations and adapting to consumer desires due to distance, language and cultural differences, including issues associated with management and operational systems and infrastructures, including internal financial control and reporting systems and functions, staffing and managing foreign operations, which Ticketmaster might not be able to do effectively, or if so, on a cost-effective basis.

        Ticketmaster's ability to expand its international operations into new, or further into existing, jurisdictions, will depend, in significant part, on its ability to identify potential acquisition candidates, joint venture or other partners, and enter into arrangements with these parties on favorable terms, as well as its ability to make continued investments to maintain and grow existing international operations. If the revenues generated by international operations are insufficient to offset expenses incurred in connection with the maintenance and growth of these operations, Ticketmaster's business, financial condition and results of operations could be materially and adversely affected. In addition, in an effort to make international operations in one or more given jurisdictions profitable over the long term, significant additional investments that are not profitable over the short term could be required over a prolonged period.

        In addition, the ticketing industry in many jurisdictions abroad is more fragmented and local than it is in the United States. Ticketmaster's success in these markets will depend on the ability of its businesses to create economies of scale by consolidating within each market geographically, which would most likely occur over a prolonged period, during which significant investments in technology and infrastructure would be required. In the case of expansion through organic growth, Ticketmaster would face substantial barriers to entry in new, and expansion into existing, markets due primarily to the risks and concerns discussed above, among others.

        Lastly, to the extent that costs and prices for services are established in local currencies and adjusted to U.S. dollars based on then-current exchange rates, Ticketmaster will be exposed to foreign exchange rate fluctuations. After accounting for such fluctuations, Ticketmaster may be required to record significant gains or losses, the amount of which will vary based on then current exchange rates, which could cause Ticketmaster's results to differ materially from expectations. As Ticketmaster continues to expand its international presence, its exposure to exchange rate fluctuations will increase.

Changing Customer Requirements and Industry Standards—Ticketmaster businesses may not be able to adapt quickly enough to changing customer requirements and industry standards.

        The e-commerce industry is characterized by evolving industry standards, frequent new service and product introductions and enhancements and changing customer demands. Ticketmaster businesses may not be able to adapt quickly enough and/or in a cost-effective manner to changes in industry standards and customer requirements and preferences, and their failure to do so could adversely affect the business, financial condition and results of operations of Ticketmaster. In addition, the continued widespread adoption of new internet or telecommunications technologies and devices or other technological changes could require Ticketmaster businesses to modify or adapt their respective services or infrastructures. The failure of Ticketmaster businesses to modify or adapt their respective services or infrastructures in response to these trends could render their existing websites, services and proprietary technologies obsolete, which could adversely affect Ticketmaster's business, financial condition and results of operations.

        In addition, Ticketmaster is currently in the process of migrating its international brands and businesses to the Ticketmaster System in an attempt to provide consistent and state-of-the-art services across its businesses and to reduce the cost and expense of maintaining multiple systems, which it may not be able to complete in a timely or cost-effective manner. Delays or difficulties in implementing the Ticketmaster System, as well as any new or enhanced systems, may limit Ticketmaster's ability to achieve the desired results in a timely manner. Also, Ticketmaster may be unable to devote financial resources to new technologies and systems in the future, which could adversely affect its business financial condition and results of operations.

Compliance and Changing Laws, Rules and Regulations—Ticketmaster's failure to comply with existing laws, rules and regulations as well as changing laws, rules and regulations and legal uncertainty, could adversely affect Ticketmaster's business, financial condition and results of operations.

        Since Ticketmaster businesses sell tickets and provide related services to consumers through a number of different online and offline channels, they are subject to a wide variety of statutes, rules, regulations, policies and procedures in various jurisdictions in the United States and abroad, which are subject to change at any time. For example, Ticketmaster businesses conduct marketing activities via the telephone and/or through online marketing channels, which activities are governed by numerous federal and state regulations, such as the Telemarketing Sales Rule, state telemarketing laws and the CAN-SPAM Act, among others. Ticketmaster businesses are also subject to laws, rules and regulations applicable to providers of primary ticketing and ticket resale services, which in some cases regulate the amount of transaction and other fees that they may be charged in connection with primary ticketing sales and/or the ticket prices that may be charged in the case of ticket resale services, and new legislation of this nature is introduced from time to time in various (and is pending in certain) jurisdictions in which Ticketmaster businesses sell tickets and provide services. For example, several U.S. states and cities, Canadian provinces, the United Kingdom and European countries prohibit the resale of tickets at prices greater than the original face price (in the case of certain jurisdictions, without the consent of the venue) and/or prohibit the resale of tickets to certain types of events. The failure of Ticketmaster businesses to comply with these laws and regulations could result in fines and/or proceedings against Ticketmaster by governmental agencies and/or consumers, which if material, could adversely affect Ticketmaster's business, financial condition and results of operations. In addition, the promulgation of new laws, rules and regulations that restrict or otherwise unfavorably impact the ability or manner in which Ticketmaster businesses provide primary ticketing and ticket resale services would require Ticketmaster businesses to change certain aspects of their business, operations and client relationships to ensure compliance, which could decrease demand for services, reduce revenues, increase costs and/or subject Ticketmaster to additional liabilities.

        In addition, the application of various domestic and international sales, use, value-added and other tax laws, rules and regulations to the historical and new products and services of Ticketmaster is subject to interpretation by applicable taxing authorities. While Ticketmaster believes that it is compliant with current tax provisions, taxing authorities may take a contrary position and such positions may adversely affect Ticketmaster's business, financial condition and results of operations.

        From time to time, federal, state and local authorities and/or consumers commence investigations, inquiries or litigation with respect to compliance by Ticketmaster and its businesses with applicable consumer protection, advertising, unfair business practice, antitrust (and similar or related laws) and other laws. Ticketmaster businesses have historically cooperated with authorities in connection with these investigations and have satisfactorily resolved each such material investigation, inquiry or litigation. Ticketmaster has incurred significant legal expenses in connection with the defense of governmental investigations and litigation in the past and may be required to incur additional expenses in the future should investigations and litigation be instituted. In the case of antitrust (and similar or related) matters, any adverse outcome could limit or prevent Ticketmaster businesses from engaging in the ticketing business generally (or in a particular market thereof) or subject them to potential damage assessments, all of which could have a material adverse effect on Ticketmaster's business, financial condition and results of operations.

CAPITALIZATION

        The following table presents Ticketmaster's cash and cash equivalents and capitalization as of March 31, 2008 on an historical basis and on an unaudited pro forma basis for the separation and the financing. Pro forma for the separation and the financing includes the $750 million in indebtedness that Ticketmaster will hold at separation. In connection with the separation, Ticketmaster will distribute the net proceeds of the financing to IAC and will retain its client cash and its international cash which total approximately $468.1 million as of March 31, 2008. The separation of Ticketmaster and the related financing transactions are described in the notes to the Unaudited Pro Forma Condensed Combined Balance Sheet under the Unaudited Pro Forma Condensed Combined Financial Statements as if the separation and the related transactions and events had been consummated on March 31, 2008.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and Ticketmaster believes such assumptions are reasonable under the circumstances.

        This table should be read in conjunction with "Selected Historical Financial Data," "Transfers to IAC and Financing," "Description of Capital Stock of the Spincos," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Ticketmaster," the combined financial statements of Ticketmaster and the "Unaudited Pro Forma Condensed Combined Financial Statements" and accompanying notes included in this information statement.

        The table below is not necessarily indicative of Ticketmaster's cash and cash equivalents and capitalization had the separation and the related financing transactions been completed on March 31, 2008. The capitalization table below may not reflect the capitalization or financial condition which would have resulted had Ticketmaster been operating as an independent, publicly-traded company at that date and is not necessarily indicative of Ticketmaster's future capitalization or financial condition.

	As of March 31, 2008
	Historical	Unaudited Pro Forma for the Separation and Financing
	(In millions)
Cash and cash equivalents	$502	$468

Long-term debt:
Revolving Credit Facility(1)	$—	—

Term Loan Facility:
Term Loan A	—	100
Term Loan B	—	350

Total Term Loan	—	450

Senior Notes 10.75% due August 1, 2016	—	300

Total long-term debt	—	750

Invested equity	2,049	1,291

Total capitalization	$2,049	$2,041

(1)
Revolving credit facility provides for borrowing of up to $200 million, none of which is expected to be borrowed on the closing date.

SELECTED HISTORICAL FINANCIAL DATA

        The following table presents summary selected historical combined financial information for Ticketmaster. This data was derived, in part, from the historical combined financial statements of Ticketmaster included elsewhere in this document and reflects the operations and financial position of Ticketmaster at the dates and for the periods indicated. The information in this table should be read in conjunction with the combined financial statements and accompanying notes and other financial data pertaining to Ticketmaster included herein. However, this financial information does not necessarily reflect what the historical financial position and results of operations of Ticketmaster would have been had Ticketmaster been a stand-alone company during the periods presented.

	Year Ended December 31,					Three Months Ended March 31,
	2007	2006	2005	2004 (unaudited)	2003 (unaudited)	2008 (unaudited)	2007 (unaudited)
	(In thousands)
Statement of Operations Data:
Revenue	$1,240,477	$1,062,672	$928,704	$747,838	$723,524	$348,981	$303,577
Operating income	216,316	224,891	166,015	112,404	98,804	46,790	61,488
Net income	169,351	176,701	117,699	69,023	82,221	32,707	42,925

	December 31,					March 31,
	2007	2006	2005 (unaudited)	2004 (unaudited)	2003 (unaudited)	2008 (unaudited)
	(In thousands)
Balance Sheet Data (end of period):
Working capital	$269,917	$59,642	$96,477	$63,222	$3,753	$151,765
Total assets	2,306,534	1,815,711	1,772,430	1,593,879	1,484,926	2,809,949
Minority interest	7,812	669	—	3,485	2,355	7,766
Invested equity	1,739,177	1,357,837	1,353,045	1,270,899	1,188,671	2,048,618

TICKETMASTER AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

        The following Unaudited Pro Forma Condensed Combined Financial Statements of Ticketmaster and subsidiaries ("Ticketmaster") reflect adjustments to the historical combined financial statements of Ticketmaster to give effect to the separation and related transactions described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements as of March 31, 2008 for the Unaudited Pro Forma Condensed Combined Balance Sheet and as of January 1, 2007 and January 1, 2008 for the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2007 and the three months ended March 31, 2008, respectively.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and Ticketmaster believes such assumptions are reasonable under the circumstances.

        The following Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical combined financial statements of Ticketmaster and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Ticketmaster included in this information statement.

        These Unaudited Pro Forma Condensed Combined Financial Statements are not necessarily indicative of Ticketmaster's results of operations or financial condition had the separation and related transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had Ticketmaster been operating as an independent publicly-traded company during such periods. In addition, they are not necessarily indicative of Ticketmaster's future results of operations or financial condition.

TICKETMASTER AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED COMBINED BALANCE SHEET

MARCH 31, 2008

	Historical	Pro Forma Adjustments	Notes		Pro Forma
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$501,752	$724,000	(a	)	$468,132
		(757,620)	(b	)
Other current assets	306,684	—			306,684

Total current assets	808,436	(33,620)			774,816
Non-current assets	2,001,513	26,000	(a	)	2,027,513

TOTAL ASSETS	$2,809,949	$(7,620)			$2,802,329

LIABILITIES AND INVESTED EQUITY
LIABILITIES:
Current liabilities	$656,671	$—			$656,671
Long-term debt	—	750,000	(a	)	750,000
Other long-term liabilities	96,894	—			96,894
Minority interest	7,766	—			7,766
INVESTED EQUITY:
Common shares, $0.01 par value, 300,000,000 authorized; 55,747,109 issued and outstanding on a pro forma basis	—	557	(b	)	557
Additional paid-in capital	—	1,237,367	(b	)	1,237,367
Invested capital	2,599,884	(2,599,884)	(b	)	—
Receivables from IAC and subsidiaries	(604,340)	604,340	(b	)	—
Accumulated other comprehensive income	53,074	—			53,074

Total invested equity	2,048,618	(757,620)			1,290,998

TOTAL LIABILITIES AND INVESTED EQUITY	$2,809,949	$(7,620)			$2,802,329

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these statements.

TICKETMASTER AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2008

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except per share data)

Revenue	$348,981	$—		$348,981
Operating expenses	302,191	1,223	(c)	303,730
		316	(d)

Operating income	46,790	(1,539)		45,251
Other income (expense):
Interest income	3,290	(1,699)	(e)	1,591
Interest expense	(735)	(16,064)	(f)	(16,799)
Equity in income of uncombined affiliates	666	—		666
Other income	944	—		944

Total other income (expense), net	4,165	(17,763)		(13,598)

Earnings before income taxes and minority interest	50,955	(19,302)		31,653
Income tax provision	(18,821)	7,453	(g)	(11,368)
Minority interest in losses of combined subsidiaries	573	—		573

Net income	$32,707	$(11,849)		$20,858

Pro forma earnings per share:(h)
Basic earnings per share				$0.37
Diluted earnings per share				$0.36

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these statements.

TICKETMASTER AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2007

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except per share data)

Revenue	$1,240,477	$—		$1,240,477
Operating expenses	1,024,161	5,363 1,264	(c) (d)	1,030,788

Operating income	216,316	(6,627)		209,689
Other income (expense):
Interest income	33,065	(27,719)	(e)	5,346
Interest expense	(1,003)	(64,257)	(f)	(65,260)
Equity in income of uncombined affiliates	6,301	—		6,301
Other income	1,120	—		1,120

Total other income (expense), net	39,483	(91,976)		(52,493)

Earnings before income taxes and minority interest	255,799	(98,603)		157,196
Income tax provision	(89,007)	38,071	(g)	(50,936)
Minority interest in losses of combined subsidiaries	2,559	—		2,559

Net income	$169,351	$(60,532)		$108,819

Pro forma earnings per share:(h)
	Basic earnings per share			$1.90
	Diluted earnings per share			$1.82

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are
an integral part of these statements.

TICKETMASTER AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

(a)
In connection with the separation, Ticketmaster raised $750 million through a combination of privately issued debt securities (the "Notes") and secured credit facilities (the "Term Loans"). Ticketmaster raised $300 million through the Notes and $100 million and $350 million through Term Loan A and Term Loan B, respectively. In addition, Ticketmaster negotiated a $200 million revolving credit facility (the "RCF"). The total costs incurred in connection with the issuance of the Notes and borrowings under the Term Loans and the issuance of the RCF are estimated to be $26.0 million including the original issue discount of $5.3 million related to Term Loan B. The net proceeds are therefore expected to be approximately $724.0 million. The Notes have a maturity of eight years from the date of issuance and Term Loan A and Term Loan B have a term of five and six years, respectively. The RCF has a term of five years. The interest rate on the Notes is assumed to be 10.75%. The interest rates on Term Loan A and Term Loan B are LIBOR plus 2.75% and 3.25%, respectively. The RCF is expected to have a fee of 0.50% for the unused portion.

(b)
To effect the terms of the separation as follows:

(i)
The transfer of approximately $757.6 million in cash to IAC prior to Ticketmaster's separation from IAC, which includes $724.0 million from the financing referred to in note (a) above, Ticketmaster will retain its client cash as well as its international cash, which totals approximately $468.1 million as of March 31, 2008;

(ii)
The extinguishment of the receivable from IAC and subsidiaries; and

(iii)
The issuance of 55.7 million shares to effect the transfer of the ownership of Ticketmaster from IAC to IAC's shareholders based upon an expected exchange ratio of 1/5th a share of Ticketmaster for each share of IAC and the number of IAC common shares outstanding as of March 31, 2008 before giving effect to the 1 for 2 reverse stock split of IAC shares that is expected to be effected in connection with the separation.

(c)
Ticketmaster expects to incur additional costs related to being a stand-alone, public company. These costs have been estimated to be $8.9 million on an annual basis. These costs relate to the following:

•
additional personnel including accounting, tax, treasury, internal audit and legal personnel;

•
professional fees associated with audits, tax and other services;

•
increased insurance premiums;

•
increased health and welfare benefit costs;

•
costs associated with a board of directors;

•
increased franchise taxes, stock exchange listing fees, fees for preparing and distributing periodic filings with the Securities and Exchange Commission; and

•
other administrative costs and fees.

TICKETMASTER AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

  The total costs referred to above were compared to the corporate allocations from IAC for the three months ended March 31, 2008 and for the year ended December 31, 2007 in order to determine the incremental costs expected to be incurred for each period as follows:

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
	(In thousands)
Estimated stand-alone public company costs	$2,167	$8,891
Less: corporate allocations	(944)	(3,528)

Incremental costs of being a stand-alone, public company	$1,223	$5,363

        The significant assumptions involved in arriving at these estimates include:

  •
  the number of additional personnel required to operate as a public company and the compensation level with respect to each position;

  •
  the level of additional assistance Ticketmaster will require from professional service providers;

  •
  the increase in insurance premiums as a stand-alone public company;

  •
  the increase in health and welfare costs as a stand-alone entity; and

  •
  the type and level of other costs expected to be incurred in connection with being a stand-alone public company.

  This amount excludes the $1.1 million of estimated one-time recruiting fees; professional fees for legal and tax services (e.g. initial benefit plan design); and other costs (e.g. initial stock exchange listing fees) expected to be incurred in initially establishing Ticketmaster as a stand-alone public company. These costs are therefore not expected to recur.

  The information presented above in note (c), with respect to the costs that Ticketmaster expects to incur as a stand-alone, public company, is forward looking information within the meaning of "Forward-Looking Statements" as described on pages 2-3 of this Information Statement.

(d)
To reflect the additional compensation expense associated with equity-based awards that will be granted only upon consummation of the separation.

  The awards related to the consummation of the separation are expected to be granted to the President and Chief Executive Officer of Ticketmaster in the form of stock options and restricted stock units ("RSUs"). The issuance of these awards is contingent upon the consummation of the separation. The expense related to these awards is included as a pro forma adjustment because they will vest over four years and will therefore have an impact on the ongoing operations of Ticketmaster. The amount was determined using a Black Scholes calculation for the stock option portion of the award and an assumed value for the RSU portion of the award. The aggregate estimated value of the awards is being amortized to expense on a straight-line basis over the four year vesting period of the awards. This does not reflect non-recurring compensation expense related to modifications of existing equity-based awards that will be made in connection with the separation described below.

TICKETMASTER AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

  Vested stock options to purchase shares of IAC common stock will be modified as follows in connection with the separation:

    Each option will convert into an option to purchase shares of common stock of all five companies, with adjustments to the number of shares subject to each option and the option exercise prices based on the relative values of IAC and the other four companies following the separation, with the intent to generally maintain equivalent value immediately pre and post the transaction.

  A calculation of the estimated value of the vested options immediately prior to the separation and immediately after the separation was performed using the Black Scholes model. The incremental charge of $2 thousand resulted from the higher estimated value of the vested stock options after the separation. This higher value is due to higher estimated weighted average expected volatility of the stock price of the five companies after the separation than the expected volatility of IAC's stock price. The expense is a one-time charge because the options are fully vested and there is no future service requirement.

  The modification related to IAC issued RSUs relates to the accelerated vesting, upon the consummation of the separation, of all RSUs granted prior to August 8, 2005 and all awards that were scheduled to vest prior to February 28, 2009. The estimated expense of $6.6 million is the previously unrecognized expense associated with these awards. The expense is treated as non-recurring because after the separation no future service is required with respect to these awards.

  There may be additional stock-based awards granted in connection with the separation but the amount of such awards, if any, has not yet been determined and no expense with respect thereto has been reflected herein.

(e)
To reflect the elimination of intercompany interest income allocated by IAC to Ticketmaster.

(f)
This reflects the incremental interest expense related to the financing referred to in note (a) above. It includes interest expense at 10.75% on the Notes and LIBOR plus 2.75% and 3.25% for Term Loan A and B, respectively, LIBOR is assumed to be 2.80%, the aggregate assumed rates are therefore 5.55% and 6.05%, respectively. It also reflects expense at 0.50% on the RCF which is assumed to be unused. The interest expense on the original issue discount of the Term Loan B is $0.9 million. The interest expense calculation includes the amortization of debt issuance costs over the applicable term of each portion of the financing. An assumed 25 basis point change in the interest rate would result in an increase or decrease to interest expense by $0.8 million for the Notes and $1.1 million for the Term Loans. The interest rates are based upon current assumptions, which with respect to the Notes, is based upon the pricing of the Notes on July 16, 2008.

(g)
To reflect the tax effect of the pro forma adjustments at an assumed effective tax rate of 38.6% which represents a federal statutory rate of 35% and a state effective statutory rate of 3.6%.

(h)
Earnings per share and weighted average shares outstanding reflect the historical number of common shares used to calculate IAC's earnings per share, adjusted based on an expected exchange ratio of 1/5th of a share of Ticketmaster for each share of IAC. These amounts reflect the

TICKETMASTER AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

  portion of outstanding equity-based awards that were included in IAC's dilutive earnings per share calculation. Pro forma earnings per share is calculated using the following:

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
	(In thousands)
Net income	$20,858	$108,819

Basic shares outstanding—weighted average shares	55,753	57,137
Other dilutive securities including stock options, warrants and restricted stock and share units	1,496	2,729

Diluted shares outstanding—weighted average shares	57,249	59,866

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF TICKETMASTER

        The following discussion describes the financial condition and results of operations of Ticketmaster as though Ticketmaster were a separate company as of the dates and for the periods presented and includes the businesses, assets and liabilities that will comprise Ticketmaster following the spin-off.

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying Ticketmaster as one of those five companies. We refer to the separation transaction herein as the "spin-off." Upon completion of the spin-off, Ticketmaster will consist of the businesses that formerly comprised IAC's Ticketmaster segment, which consists of its domestic and international ticketing and ticketing related businesses, subsidiaries and investments, excluding its ReserveAmerica subsidiary and its investment in Active.com. Ticketmaster will include IAC's investment in Front Line Management Group, Inc. ("Front Line"). The businesses to be operated by Ticketmaster following the spin-off are referred to herein as the "Ticketmaster Businesses."

Basis of Presentation

        The historical combined financial statements of Ticketmaster and its subsidiaries and the disclosure set forth in this Management's Discussion and Analysis of Financial Condition and Results of Operations of Ticketmaster reflect the historical financial position, results of operations and cash flows of the Ticketmaster Businesses since their respective dates of acquisition by IAC, and the allocation to Ticketmaster of certain IAC corporate expenses relating to the Ticketmaster Businesses based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the Ticketmaster Businesses. However, for the purposes of these financial statements, income taxes have been computed for Ticketmaster on an as if stand-alone, separate tax return basis. These financial statements are prepared on a combined, rather than a consolidated, basis because they exclude ReserveAmerica and the investment in Active.com that were owned, and include the investment in Front Line that was not owned, either directly or indirectly, by legal entities that comprise the Ticketmaster Businesses. The ownership of ReserveAmerica and the investment in Active.com will be retained by IAC after the spin-off. These combined financial statements present IAC's and its subsidiaries net investment in the Ticketmaster Businesses as invested equity in lieu of shareholders' equity. Intercompany transactions and accounts have been eliminated.

        In the opinion of Ticketmaster's management, the assumptions underlying the historical combined financial statements of Ticketmaster are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of Ticketmaster would have been had Ticketmaster been a stand-alone company during the periods presented.

MANAGEMENT OVERVIEW

        Ticketmaster is the world's leading live entertainment ticketing and marketing company, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com, one of the largest e-commerce sites on the internet, approximately 6,700 independent sales outlets and 19 call centers worldwide. Ticketmaster serves leading arenas, stadiums, amphitheaters, music clubs, concert promoters, professional sports franchises and leagues, college sports teams, performing arts venues, museums and theaters in the United States and abroad, including Australia, Canada, China, Denmark, Finland, Germany, Ireland, the Netherlands, New Zealand, Norway, Spain, Sweden, Turkey and the United Kingdom. Ticketmaster is also a party to joint ventures with third parties to provide ticket distribution services in Mexico and to supply ticketing services for the 2008 Beijing Olympic Games. Ticketmaster licenses its technology in Mexico, Argentina, Brazil, Chile, China and Belgium.

Sources of Revenue

        Ticketmaster earns a majority of its revenue from primary ticketing and resale ticket services on behalf of its clients. Ticketing operations revenue primarily consists of convenience and order processing fees generated primarily through ticket sales. The sale of tickets for an event often commences several months prior to the event performance date. Ticketmaster recognizes revenue from the sale of a ticket when the ticket is sold. Fluctuations in ticket operations revenue occur largely as a result of changes in the number of tickets sold and the average revenue per ticket. The number of tickets sold varies as a result of (i) additions or losses of clients serviced by Ticketmaster; (ii) fluctuations in the scheduling of events, particularly for popular performers; (iii) overall consumer demand for live entertainment events; and (iv) the percentage of tickets for events which are sold directly by clients. The average revenue per ticket varies as a result of the amount of convenience charges earned on each ticket. The amount of convenience charges typically varies based upon numerous factors, including the face price of the ticket, the type of event, whether the ticket is purchased at an independent sales outlet, through call centers or via Ticketmaster's websites, as well as the services to be rendered to the client.

Operating Costs

        Ticketmaster records ticket operations costs specifically associated with the distribution of tickets sold through its system. The largest components of these operating costs are royalties paid to clients as a share of convenience and order processing fees, credit card fees, payroll, telecommunication and data communication costs associated with its call centers, and commissions paid on tickets distributed through independent sales outlets away from the box office, and other expenses including ticket stock and postage. These costs are primarily variable in nature. Direct payroll costs relate to the Company's call centers. Outlet commissions are paid to music chains, department stores and other independent retail locations in exchange for their providing space and personnel to service ticket purchases. The participation, if any, by clients in Ticketmaster's revenue from convenience and order processing fees is set forth in Ticketmaster's contracts with its clients.

Channels of Distribution; Marketing Costs

        Ticketmaster sells tickets online, through independent sales outlets, call centers and via mobile. During the year ended December 31, 2007, 70%, 17%, 13% and less than 1% of primary tickets were sold through these channels, respectively.

        Ticketmaster owns and operates various branded websites, both in the U.S. and abroad, which are customized to reflect services offered in each jurisdiction and designed to promote ticket sales for live events and disseminate event, performer and related merchandise information online. Consumers can access www.ticketmaster.com directly, from affiliated websites and through numerous direct links from banners and event profiles hosted by approved third party websites.

        As of December 31, 2007, Ticketmaster had approximately 6,700 independent sales outlets worldwide, including approximately 2,000 in the United States and approximately 4,700 in various jurisdictions abroad. Ticketmaster pays independent sales outlets a commission, the amount of which ranges from approximately 17% to 20% of Ticketmaster's convenience charge.

        As of December 31, 2007, Ticketmaster operated 19 call centers worldwide, through which consumers can generally purchase tickets by telephone, or by way of an interactive voice response system, seven days a week, for at least 20 hours per day.

        Ticketmaster markets and offers services directly to customers through www.ticketmaster.com and its other branded websites allowing customers to transact directly with Ticketmaster in a convenient manner. Ticketmaster also pays to market and distribute services on third party distribution channels, such as internet portals and search engines. In addition, some of Ticketmaster's businesses manage affiliate programs, pursuant to which they pay commissions and fees to third parties based on revenue earned. Ticketmaster has made, and expects to continue to make, investments in online and offline advertising to build its brands and drive traffic to its businesses.

        Clients routinely agree by contract to include Ticketmaster's name, logos, applicable website address and charge-by-phone number in advertisements in all forms of media promoting the availability of their tickets. The Ticketmaster brand name and logo are also prominently displayed on printed tickets, ticket envelopes and e-mail alerts about upcoming events that Ticketmaster sends to its customers.

Access to Supply

        Ticketmaster's primary ticketing services, and to a lesser extent, its ticketing resale services, depend significantly upon its ability to secure ticketing inventory through existing clients and new clients. Ticketmaster believes that the ability of its ticketing clients to reach a large qualified audience through its brands and businesses, including through its multiple distribution channels, is a significant benefit. Ticketmaster seeks to maintain and renew client contracts, and enter into new client contracts, on a favorable basis. Revenue attributable to Ticketmaster's largest client, Live Nation (including its subsidiary, House of Blues), represented approximately 17% of its total revenue in 2007. This client relationship consists of four agreements, two with Live Nation (a worldwide agreement (other than England, Scotland and Wales) that expires on December 31, 2008 and an agreement covering England, Scotland and Wales that expires on December 31, 2009) and two with House of Blues (a U.S. agreement that expires on December 31, 2009 and a Canadian agreement that expires on March 1, 2010). Revenue attributable to the worldwide agreement and the agreement covering England, Scotland and Wales represented approximately 11% and 3%, respectively, of Ticketmaster's total revenue in 2007. Ticketmaster anticipates that none of these agreements will be renewed. Revenue generated from the four Live Nation agreements for the years ended December 31, 2007, 2006 and 2005 are provided in the table below:

		Years Ended December 31,
	Expiration Date
		2007	2006	2005
		(Dollars in thousands)
Live Nation—Worldwide agreement	12/31/08	$138,832	$142,972	$121,923
Live Nation—England, Scotland, Wales agreement(a)	12/31/09	34,935	33,575	27,616
House of Blues—U.S. agreement	12/31/09	24,960	24,866	24,229
House of Blues—Canadian agreement	3/1/10	7,704	7,027	8,570

Total revenue under Live Nation agreements		$206,431	$208,440	$182,338

(a)
Each party has the right to terminate the agreement as of December 31, 2008, in which case Live Nation would be obligated to pay Ticketmaster a termination fee in an amount equal to 1.25 times the average of Ticketmaster's annual net profits under the agreement for 2007 and 2008. Ticketmaster currently expects that the agreement will not be terminated as of December 31, 2008.

Economic and Other Trends and Events; Industry Specific Factors

        The ticketing services industry has experienced significant changes over the past decade due to the advent of online commerce. The increase in the number of online ticket sales as a percentage of all ticket sales has resulted in a general decrease in ticketing costs, making it easier for clients to manage ticket sales in-house, either using proprietary technology or stand-alone, automated ticketing systems licensed from a third party. The growth of online commerce has also contributed to the growth of resale ticketing services and the consolidation of those services, which historically has been very fragmented, consisting of a significant number of local brokers with limited inventory selling through traditional storefronts. In addition, entertainment-related expenditures such as ticket sales are sensitive to business and personal discretionary spending levels, which might tend to decline during general economic downturns.

        Ticketmaster has taken steps to replace the revenue it expects to lose upon the expiration of its contract with Live Nation, Inc. at the end of 2008. These include a number of discrete investments including new acquisitions, efforts to gain scale in the market for ticket resale services and adding resources into growth efforts internationally which come with up front costs. These continuing investments, as well as higher royalty rates and general cost increases, are expected to impact results throughout 2008, with a continuation of faster revenue growth than profit growth, though not to the extent seen in the first quarter.

        During the second quarter of 2008, Ticketmaster began a comprehensive review of its worldwide cost structure in light of significant investments that have been made through increased operating and capital expenditures, acquisitions in recent periods, and in advance of the termination of the Live Nation agreement in 2009. As a result of this review, Ticketmaster currently intends to take the following actions, among others, which it currently expects will reduce its annual operating expenditures in 2009 by an estimated $35 million: (i) more rapid integration of recently acquired companies, (ii) the rationalization of certain ticketing platforms, products and services, (iii) certain operating cost reductions, including, among others, reductions in personnel, payment processing and discretionary costs, (iv) the consolidation of customer contact centers and (v) the review of global marketing and sponsorship costs for efficiency. Ticketmaster currently expects that achieving these actions will require some up-front costs and impairment charges relating to the write down of certain assets, the aggregate amount of which is currently expected to be small (within the mid-single digit millions) relative to the estimated 2009 cost savings described above. Ticketmaster expects that these up-front costs and charges will principally impact its 2008 results, but the aggregate cash costs of these actions are not expected to materially impact Ticketmaster's overall financial position or liquidity.

International Operations

        Ticketmaster's future growth depends in part on its ability to expand its brands and businesses abroad, including Europe and Asia, given the large consumer marketplace for the services that Ticketmaster's brands and businesses offer. Ticketmaster's ability to expand its international operations into jurisdictions where Ticketmaster does not currently operate depends in part on its ability to identify potential acquisition candidates, acquire them on favorable terms and successfully integrate their operations. In addition, in many countries abroad, access to ticketing inventory is fragmented and may require significant additional investment to achieve profitability levels consistent with Ticketmaster's established businesses. As a percentage of total Ticketmaster revenue, international operations represented approximately 34% in 2007, 29% in 2006 and 27% in 2005.

Results of Operations for the Years Ended December 31, 2007, 2006 and 2005

Revenue

	Years Ended December 31,
	2007	% change	2006	% change	2005
	(Dollars in thousands)
Domestic	$814,851	7%	$759,339	12%	$675,781
International	425,626	40%	303,333	20%	252,923

Revenue	$1,240,477	17%	$1,062,672	14%	$928,704

        Revenue in 2007 increased $177.8 million, or 17%, from 2006 driven by increases in both domestic and international revenue as worldwide tickets sold increased 11%, with a 5% increase in average revenue per ticket. Domestic revenue increased 7%, primarily due to a 5% increase in average revenue per ticket along with a 2% increase in the number of tickets sold. The increase in average domestic revenue per ticket resulted from higher convenience and processing fees due in part to annual contractual increases. International revenue increased by 40%, or 31% excluding the impact of foreign exchange, primarily due to a 26% increase in the number of tickets sold along with a 12% increase in average revenue per ticket. The increase in the number of tickets sold primarily resulted from increased ticket sales in the United Kingdom and Canada. International acquisitions contributed approximately $23.2 million to Ticketmaster's overall revenue growth in 2007.

        Ticketmaster's largest client, Live Nation, Inc. ("Live Nation") (including its subsidiary House of Blues), represented approximately 17%, 20% and 20% of its combined revenue for the years ended December 31, 2007, 2006 and 2005, respectively. Refer to page 181, Access to Supply, for a description of Ticketmaster's client relationship with Live Nation.

        Revenue in 2006 increased $134.0 million, or 14%, from 2005 driven by increases in both domestic and international revenue as total worldwide tickets sold increased by 7%, with a 6% increase in average revenue per ticket. Domestic revenue increased by 12%, primarily due to higher domestic concert ticket sales, along with a 6% increase in average domestic revenue per ticket. The increase in average domestic revenue per ticket resulted in part from a shift towards live music events. International revenue increased by 20%, or 17% excluding the impact of foreign exchange, primarily due to Ticketmaster's purchase of the remaining interest in its Australian joint venture in April 2005, along with increased revenue from the United Kingdom and Canada. International revenue reflects a 12% increase in the number of tickets sold along with a 9% increase in average revenue per ticket. International acquisitions contributed approximately $16.5 million to Ticketmaster's overall revenue growth in 2006.

Cost of Sales

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Cost of sales	$766,538	20%	$637,152	14%	$561,060
As a percentage of total revenue	62%	184 bp	60%	(46) bp	60%
Gross margins	38%	(184) bp	40%	46 bp	40%

        Cost of sales consists primarily of ticketing royalties, credit card processing fees and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in call center functions. Ticketing royalties relate to Ticketmaster's clients' share of convenience and order processing charges.

        Cost of sales in 2007 increased $129.4 million from 2006, primarily due to increases of $65.8 million in ticketing royalties, $20.1 million in compensation and other employee-related costs associated, in part, with a 12% increase in headcount, and $16.6 million in credit card processing fees which resulted from an increase in ticket revenue volume processed online. The increase in ticketing royalties is due to increased revenue and higher royalty rates. Royalties are driven in part by higher contractual royalty rates included in the renewal of contracts with various promoters and venue clients, and are usually based on a percentage of convenience and order processing revenue. Domestic and international ticketing royalties may continue to increase as a percentage of convenience and processing revenue.

        Cost of sales in 2006 increased $76.1 million from 2005, primarily due to increases of $53.3 million in ticketing royalties resulting from increased revenue and higher royalty rates, $10.6 million in compensation and other employee-related costs and $7.8 million in credit card processing fees. The increase in credit card processing fees is due to higher revenue.

Selling and marketing expense

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Selling and marketing expense	$43,487	116%	$20,123	14%	$17,691
As a percentage of total revenue	4%	161 bp	2%	(1) bp	2%

        Selling and marketing expense consists primarily of advertising and promotional expenditures and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in customer service and sales functions. Advertising and promotional expenditures primarily include online marketing, including fees paid to search engines and distribution partners, as well as offline marketing, including sports sponsorship marketing and radio spending.

        Selling and marketing expense in 2007 increased $23.4 million from 2006, primarily due to increased advertising and promotional expenditures of $17.4 million and increased compensation and other employee-related costs of $5.9 million associated, in part, with a 31% increase in headcount. The increase in advertising and promotional expenditures includes $6.3 million in expenses related to sports sponsorship agreements, primarily with National Football League teams, that were not incurred in the prior year period and online marketing, including fees paid to search engines and distribution partners. Sports sponsorship agreements are intended to promote Ticketmaster's ticket resale services.

        Selling and marketing expense in 2006 increased $2.4 million from 2005, primarily due to an increase of $3.0 million in compensation and other employee-related costs, partially offset by a decrease of $0.2 million in advertising and promotional expenditures.

General and administrative expense

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
General and administrative expense	$149,478	26%	$118,317	(3)%	$121,695
As a percentage of total revenue	12%	92 bp	11%	(197) bp	13%

        General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, human resources and executive management functions, facilities costs and fees for professional services.

        General and administrative expense in 2007 increased $31.2 million from 2006, primarily due to a payment of $8.7 million in settlement of litigation (in excess of prior reserves) compared to the prior year period which included a reduction of $5.8 million in certain litigation reserves due to more favorable settlements than previous reserves reflected. Also contributing to the increase in general and administrative expense is an increase of $9.7 million in compensation and other employee-related costs as Ticketmaster continues to build out its worldwide infrastructure, as well as increases of $2.1 million and $1.0 million in facilities costs and utilities expense, respectively. Ticketmaster expects to incur increased costs related to the additional financial and legal requirements associated with being a separate public company, as well as increased non-cash compensation associated with the modification of existing stock-based compensation awards in connection with the spin-off and the grant of new awards post spin-off.

        General and administrative expense in 2006 decreased $3.4 million from 2005, primarily due to a $5.8 million reduction in litigation reserves, partially offset by an increase of $0.5 million in compensation and other employee-related costs. The increase in compensation and other employee-related costs is primarily due to higher personnel costs in 2006 associated with increased headcount from growth in the business, partially offset by a decrease in non-cash compensation expense resulting from a $7.9 million charge in 2005 related to the modification of vested stock options in connection with the Expedia spin-off from IAC.

        Effective January 1, 2006, Ticketmaster adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method. There was no impact to the amount of stock-based compensation recorded in the combined statement of operations for the years ended December 31, 2006 and 2005 as a result of adopting SFAS 123R. Ticketmaster has been recognizing expense for all stock-based grants since it became wholly owned by IAC on January 17, 2003, in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The majority of stock-based compensation expense is reflected in general and administrative expense. As of December 31, 2007, there was approximately $29.2 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 2.5 years.

Depreciation

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Depreciation	$38,458	10%	$35,080	5%	$33,495
As a percentage of total revenue	3%	(20) bp	3%	(31) bp	4%

        Depreciation in 2007 and 2006 increased $3.4 million and $1.6 million, respectively, primarily due to the incremental depreciation associated with capital expenditures made throughout 2006 and 2007 and various acquisitions, partially offset by certain fixed assets becoming fully depreciated during these periods.

Operating Income Before Amortization

        Operating Income Before Amortization is a Non-GAAP measure and is defined in "Ticketmaster's Principles of Financial Reporting".

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Operating Income Before Amortization	$255,088	(2%)	$259,839	21%	$215,068
As a percentage of total revenue	21%	(389) bp	24%	129 bp	23%

        Operating Income Before Amortization in 2007 decreased $4.8 million from 2006, primarily due to increases in cost of sales, general and administrative expense and selling and marketing expense. The increase in these expenses was driven by higher overall royalty rates, international development and expansion, and increased marketing efforts, including ticket resale initiatives. Operating Income Before Amortization was negatively impacted by a payment of $8.7 million in settlement of litigation compared to the prior year period which included a reduction of $5.8 million in certain litigation reserves and the favorable resolution of claims and insurance settlements of $4.3 million.

        Operating Income Before Amortization in 2006 increased $44.8 million from 2005, growing at a faster rate than revenue primarily due to increased average revenue per ticket and operational efficiencies resulting from increased online ticket volumes. Operating Income Before Amortization was further impacted by the reduction of $5.8 million in certain litigation reserves and the favorable resolution of claims and insurance settlements of $4.3 million in the current year period. These favorable impacts were partially offset by increased cost of sales and general and administrative expenses.

Operating income

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Operating income	$216,316	(4%)	$224,891	35%	$166,015
As a percentage of total revenue	17%	(372) bp	21%	329 bp	18%

        Operating income in 2007 decreased $8.6 million from 2006, primarily due to the decrease in Operating Income Before Amortization described above and a $4.7 million increase in non-cash compensation expense, partially offset by a decrease in amortization of intangibles.

        Operating income in 2006 increased $58.9 million from 2005, primarily due to the increase in Operating Income Before Amortization described above, a $12.5 million decrease in non-cash compensation expense and a decrease in the amortization of intangibles.

Other income (expense)

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Other income (expense):
Interest income	$33,065	(3)%	$33,982	95%	$17,417
Interest expense	(1,003)	(232)%	(302)	(368)%	(65)
Equity in income of unconsolidated affiliates	6,301	110%	2,997	(12)%	3,401
Other income	1,120	14%	982	43%	689

        Interest income in 2007 decreased $0.9 million from 2006, primarily due to lower receivable balances due from IAC and subsidiaries, partially offset by interest earned on higher average international operating cash balances in 2007. Interest earned on the receivable balance is principally due to cash transfers to IAC in connection with IAC's centrally managed U.S. treasury function.

        Equity in the income of unconsolidated affiliates in 2007 increased $3.3 million from 2006, primarily due to Ticketmaster's investments in Front Line and TM Mexico.

        Interest income in 2006 increased $16.6 million from 2005, primarily due to higher receivable balances due from IAC and its subsidiaries, as well as increased interest earned on higher average operating cash balances in 2006.

        Equity in the income of unconsolidated affiliates in 2006 decreased $0.4 million from 2005, primarily due to the absence of any equity income from Ticketmaster's investment in its Australian joint venture. Ticketmaster began to consolidate the results of its joint venture effective April 2005 when it acquired the interest it did not previously own.

Income tax provision

        In 2007, Ticketmaster recorded an income tax provision of $89.0 million which represents an effective tax rate of 35%. The 2007 tax rate approximates the federal statutory rate of 35% as state and local income taxes were substantially offset by foreign income taxed at lower rates. In 2006, Ticketmaster recorded a tax provision of $86.0 million which represents an effective tax rate of 33%. The 2006 tax rate is lower than the federal statutory rate of 35% due principally to benefits associated with Ticketmaster's assertion that the earnings of certain foreign subsidiaries are permanently reinvested and foreign income taxed at lower rates, partially offset by state and local income taxes. In 2005, Ticketmaster recorded a tax provision of $68.3 million which represents an effective tax rate of 36%. The 2005 tax rate is higher than the federal statutory rate of 35% due principally to state and local income taxes partially offset by foreign income taxed at lower rates.

        Ticketmaster adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48") effective January 1, 2007. The cumulative effect of the adoption resulted in an increase of $1.3 million to invested capital. As of January 1, 2007 and December 31, 2007, Ticketmaster had unrecognized tax benefits of approximately $0.6 million and $6.3 million, respectively, which included accrued interest of $0.1 million and $0.8 million, respectively.

        By virtue of previously filed separate company and consolidated tax returns with IAC, Ticketmaster is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Ticketmaster are recorded in the period they become known.

        The Internal Revenue Service ("IRS") is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of Ticketmaster from January 17, 2003, the date which Ticketmaster joined the IAC consolidated tax return. The statute of limitations for these years has been extended to December 31, 2008. Tax filings in various state, local and foreign jurisdictions are currently under examinations, the most significant of which are Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008. Ticketmaster believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $3.6 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized benefits cannot be made, but are not expected to be significant.

        Under the terms of the tax sharing agreement, which will be executed in connection with the spin-off, IAC will generally retain the liability related to federal and state tax returns filed on a consolidated or unitary basis for all periods prior to the spin-off.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

        As of December 31, 2007, Ticketmaster had $569.3 million of cash and cash equivalents and restricted cash and cash equivalents, including $313.6 million in funds representing amounts equal to the face value of tickets sold on behalf of its clients. Ticketmaster's cash and cash equivalents and restricted cash and cash equivalents held in foreign jurisdictions is approximately $359.1 million at December 31, 2007, including $222.5 million in funds representing amounts equal to the face value of tickets sold on behalf of its clients, and is maintained principally in the United Kingdom, Australia and Canada.

        Net cash provided by operating activities was $212.0 million and $230.7 million in 2007 and 2006, respectively. The decrease of $18.7 million in net cash provided by operating activities reflects an increase in contract deposits and accounts receivable, partially offset by an increased contribution from client funds of $69.5 million which is primarily due to timing of settlements with clients.

        Net cash used in investing activities in 2007 of $13.0 million primarily resulted from capital expenditures of $47.5 million and acquisitions, net of cash acquired, of $29.4 million, partially offset by cash transfers from IAC of $64.5 million. The cash transfers from IAC relate to IAC's centrally managed U.S. treasury function. Net cash used in investing activities in 2006 of $189.1 million primarily resulted from cash transfers to IAC of $214.2 million, capital expenditures of $39.3 million, a net increase in long-term investments of $20.6 million and acquisitions, net of cash acquired, of $17.8 million. These uses of cash were partially offset by the net proceeds of $108.9 million related to the purchases, sales and maturities of marketable securities. The increase in long-term investments in 2006 is primarily due to Ticketmaster's equity investment in Evolution Artists, Inc. ("iLike").

        During January and February 2008, Ticketmaster completed the acquisitions of Paciolan, Inc., GET ME IN! Ltd, and The V.I.P. Tour Company ("TicketsNow"). The aggregate consideration for these transactions was approximately $400 million and was funded by capital contributions from IAC. These companies are wholly-owned subsidiaries operating in the U.S. (Paciolan and TicketsNow) and United Kingdom (GET ME IN!).

        Net cash provided by financing activities in 2007 and 2006 of $30.3 million and $20.6 million, respectively, were primarily due to capital contributions of $29.4 million and $17.8 million from IAC to fund Ticketmaster's 2007 and 2006 acquisitions, respectively.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Purchase obligations(a)	$95,056	$30,726	$35,268	$25,687	$3,375
Operating leases	82,345	14,830	25,232	18,547	23,736

Total contractual cash obligations	$177,401	$45,556	$60,500	$44,234	$27,111

(a)
The purchase obligations primarily arise from sports sponsorship agreements intended to promote Ticketmaster's ticket resale services.

	Amount of Commitment Expiration Per Period
Other Commercial Commitments*	Total Amounts Committed	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Guarantees, surety bonds and letters of credit	$3,911	$596	$65	$3,250	$—

*
Commercial commitments are funding commitments that could potentially require performance in the event of demands by third parties or contingent events, such as under letters of credit, surety bonds or under guarantees of debt.

Off-Balance Sheet Arrangements

        Other than the items described above, Ticketmaster does not have any off-balance sheet arrangements as of December 31, 2007.

Results of Operations for the Three Months Ended March 31, 2008 Compared to the Three Months Ended March 31, 2007

Revenue

	Three Months Ended March 31,
	2008	% change	2007
	(Dollars in thousands)
Domestic	$239,707	15%	$209,077
International	109,274	16%	94,500

Total revenue	$348,981	15%	$303,577

        Revenue in 2008 increased $45.4 million, or 15%, from 2007 driven by increases in both domestic and international revenue as worldwide tickets sold increased 3%, with a 7% increase in average revenue per ticket. Domestic revenue grew by 15%, primarily due to contributions from Paciolan, Inc. ("Paciolan") and The V.I.P. Tour Company ("TicketsNow"), acquired in January and February 2008, respectively, as well as a 7% increase in average revenue per ticket and a 1% increase in the number of tickets sold. The increase in average domestic revenue per ticket resulted from higher convenience and processing fees. International revenue grew by 16%, or 6% excluding the impact of foreign exchange, primarily due to an 8% increase in average revenue per ticket along with a 5% increase in the number of tickets sold. Both the increases in the average revenue per ticket and the number of tickets sold primarily resulted from increased revenue from Canada and Australia. Acquisitions contributed approximately $18.4 million to Ticketmaster's overall revenue growth in 2008.

        Ticketmaster's largest client, Live Nation, Inc. (including its subsidiary House of Blues), represented approximately 15% and 17% of its combined revenue for the three months ended March 31, 2008 and 2007, respectively.

Cost of sales

	Three Months Ended March 31,
	2008	% change	2007
	(Dollars in thousands)
Cost of sales	$221,022	20%	$184,784
As a percentage of total revenue	63%	246 bp	61%
Gross margins	37%	(246) bp	39%

        Cost of sales consists primarily of ticketing royalties, credit card processing fees and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in call center functions. Ticketing royalties relate to Ticketmaster's clients' share of convenience and order processing charges.
        Cost of sales in 2008 increased $36.2 million from 2007, primarily due to increases of $12.7 million in ticketing royalties, $11.3 million in compensation and other employee-related costs associated, in part, with a 22% increase in headcount and $1.4 million in credit card processing fees. Included in these increases is the impact of acquisitions not in the year ago period, which contributed $0.7 million, $6.5 million and $0.7 million to ticketing royalties, compensation and other employee-related costs and credit card processing fees, respectively. Excluding the impact of acquisitions not in the year ago period, cost of sales increased $23.7 million, or 13%. The increase in ticketing royalties is due to increased revenue and higher royalty rates. Royalties are driven in part by higher contractual royalty rates included in the renewal of contracts with various promoters and venue clients, and are usually based on a percentage of convenience and order processing revenue. Domestic and international ticketing royalties may continue to increase as a percentage of convenience and processing revenue.

Selling and marketing expense

	Three Months Ended March 31,
	2008	% change	2007
	(Dollars in thousands)
Selling and marketing expense	$19,393	174%	$7,073
As a percentage of total revenue	6%	323 bp	2%

        Selling and marketing expense consists primarily of advertising and promotional expenditures and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in customer service and sales functions. Advertising and promotional expenditures primarily include online marketing, including fees paid to search engines and distribution partners, as well as offline marketing, including sports sponsorship marketing and radio spending.

        Selling and marketing expense in 2008 increased $12.3 million from 2007, primarily due to increased advertising and promotional expenditures of $8.2 million and increased compensation and other employee-related costs of $2.4 million as Ticketmaster continues to build out its worldwide infrastructure. Included in these increases is the impact of acquisitions not in the year ago period, which contributed $2.2 million and $1.3 million to advertising and promotional expenditures and compensation and other employee-related costs, respectively. Excluding the impact of acquisitions not in the year ago period, selling and marketing expense increased $7.7 million, or 108%. The increase in advertising and promotional expenditures is due in part to an increase in sports sponsorship agreements which are intended to promote Ticketmaster's resale ticket services such as ticket exchange.

General and administrative expense

	Three Months Ended March 31,
	2008	% change	2007
	(Dollars in thousands)
General and administrative expense	$41,853	22%	$34,258
As a percentage of total revenue	12%	71 bp	11%

        General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, human resources and executive management functions, facilities costs and fees for professional services.

        General and administrative expense in 2008 increased $7.6 million from 2007, primarily due to increases of $4.3 million in compensation and other employee-related costs and $1.5 million in professional fees. The increase in compensation and other employee-related costs is primarily due to an increase of $3.3 million associated with recent acquisitions not in the year ago period. Excluding the impact of acquisitions not in the year ago period, general and administrative expense increased $2.9 million, or 8%. Ticketmaster expects to incur increased costs related to the additional financial and legal requirements associated with being a separate public company, as well as increased non-cash compensation associated with the modification of existing stock-based compensation awards in connection with the spin-off and the grant of new awards in connection with and subsequent to the spin-off.

        General and administrative expense includes non-cash compensation expense of $4.3 million in 2008 compared with $1.6 million in 2007. The increase in non-cash compensation expense is primarily due to equity grants issued and assumed in recent acquisitions as well as equity grants issued to Ticketmaster employees subsequent to the first quarter of 2007. As of March 31, 2008, there was approximately $48.9 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is currently expected to be recognized over a weighted average period of approximately 3.0 years (exclusive of the impact of the modification related to the spin-off, which primarily consists of the accelerated vesting of certain restricted stock units).

Depreciation

	Three Months Ended March 31,
	2008	% change	2007
	(Dollars in thousands)
Depreciation	$11,055	21%	$9,121
As a percentage of total revenue	3%	16 bp	3%

        Depreciation in 2008 increased $1.9 million from 2007, primarily due to acquisitions not in the year ago period and the incremental depreciation associated with capital expenditures made throughout 2007 and 2008, partially offset by certain fixed assets becoming fully depreciated during the period. Excluding the impact of acquisitions not in the year ago period, depreciation expense increased $0.5 million, or 5%.

Operating Income Before Amortization

	Three Months Ended March 31,
	2008	% change	2007
	(Dollars in thousands)
Operating Income Before Amortization	$60,423	(14)%	$70,220
As a percentage of total revenue	17%	(582) bp	23%

        Operating Income Before Amortization in 2008 decreased $9.8 million from 2007, primarily due to increases in cost of sales, selling and marketing expense and general and administrative expense. The increase in these expenses was driven by acquisitions and strategic investments, particularly in Germany and China, increased expenses associated with product and technology initiatives, and higher overall royalty rates. Operating Income Before Amortization was further impacted by discrete items benefiting the prior year period. Excluding the impact of acquisitions not in the year ago period, Operating Income Before Amortization decreased $6.7 million, or 10%.

Operating income

	Three Months Ended March 31,
	2008	% change	2007
	(Dollars in thousands)
Operating Income	$46,790	(24)%	$61,488
As a percentage of total revenue	13%	(685) bp	20%

        Operating income in 2008 decreased $14.7 million from 2007, primarily due to the decrease in Operating Income Before Amortization described above and increases of $2.9 million in non-cash compensation expense and $2.0 million in amortization of intangibles.

Other income (expense)

	Three Months Ended March 31,
	2008	% change	2007
	(Dollars in thousands)
Other income (expense):
Interest income	$3,290	(39)%	$5,378
Interest expense	(735)	177%	(266)
Equity in income of unconsolidated affiliates	666	(23)%	865
Other income	944	1,048%	83

        Interest income in 2008 decreased $2.1 million from 2007 as average interest rates on the receivable balance from IAC and subsidiaries decreased year over year. Interest earned on the receivable balance is principally due to cash transfers to IAC in connection with IAC's centrally managed U.S. treasury function.

Income tax provision

        For the three months ended March 31, 2008 and 2007, Ticketmaster recorded tax provisions of $18.8 million and $24.6 million, respectively, which represent effective tax rates of 37% and 36%, respectively. The tax rates for the three months ended March 31, 2008 and 2007 are higher than the federal statutory rate of 35% due principally to state taxes.

        As of December 31, 2007 and March 31, 2008, Ticketmaster had unrecognized tax benefits of approximately $5.5 million. Included in unrecognized tax benefits at March 31, 2008 is approximately $4.6 million for tax positions included in IAC's consolidated tax return filings that will remain a liability of IAC after the spin-off. Ticketmaster recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. Included in income tax expense for 2008 is $0.1 million, net of related deferred taxes, for interest on unrecognized tax benefits. At March 31, 2008, Ticketmaster has accrued $1.0 million for the payment of interest. There are no material accruals for penalties.

        By virtue of previously filed separate company and consolidated tax returns with IAC, Ticketmaster is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Ticketmaster are recorded in the period they become known. Ticketmaster believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $3.6 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

        Under the terms of the tax sharing agreement, which will be executed in connection with the spin-off, IAC will generally retain the liability related to federal and state returns filed on a consolidated or unitary basis for all periods prior to the spin-off.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

        As of March 31, 2008, Ticketmaster had $502.3 million of cash and cash equivalents and restricted cash and cash equivalents, including $338.9 million in funds representing amounts equal to the face value of tickets sold on behalf of its clients. Ticketmaster's cash and cash equivalents and restricted cash and cash equivalents held in foreign jurisdictions is approximately $349.6 million at March 31, 2008, including $220.3 million in funds representing amounts equal to the face value of tickets sold on behalf of its clients, and is maintained principally in Canada, the United Kingdom and Australia.

        Net cash provided by operating activities was $65.8 million and $80.7 million in 2008 and 2007, respectively. The decrease of $14.9 million in net cash provided by operating activities reflects a decreased contribution from client funds of $24.3 million which is primarily due to timing of settlements with clients and an increase in prepaid expenses and other current assets, partially offset by an increase in accounts payable. The increase in accounts payable is primarily due to efforts to aggressively manage working capital.

        Net cash used in investing activities in 2008 of $540.1 million primarily resulted from acquisitions, net of cash acquired, of $395.0 million, cash transfers to IAC of $135.5 million and capital expenditures of $9.5 million. The cash transfers to IAC relate to IAC's centrally managed U.S. treasury function. Acquisitions, net of cash acquired, in 2008 primarily relate to the acquisitions of Paciolan, TicketsNow and GET ME IN! Ltd. Net cash used in investing activities in 2007 of $21.0 million primarily resulted from acquisitions, net of cash acquired, of $10.2 million and capital expenditures of $9.3 million.

        Net cash provided by financing activities in 2008 and 2007 of $394.7 million and $11.2 million, respectively, were primarily due to capital contributions of $395.0 million and $10.2 million from IAC to fund Ticketmaster's 2008 and 2007 acquisitions, respectively.

        Ticketmaster anticipates that it will need to make capital and other expenditures in connection with the development and expansion of its operations.

        In connection with the separation, Ticketmaster raised $750 million through a combination of privately issued debt securities (the "Notes") and secured credit facilities (the "Term Loans"). In addition, Ticketmaster negotiated a revolving credit facility (the "RCF"). The total costs incurred in connection with the issuance of the Notes and borrowings under the Term Loans and establishing the RCF is estimated to be $26.0 million. The net proceeds are approximately $724.0 million. In connection with the separation, Ticketmaster will distribute the net proceeds of the financing to IAC and will retain its client cash and its international cash which total approximately $468.1 million as of March 31, 2008. Upon completion of the spin-off, intercompany receivable balances will be extinguished.

        Ticketmaster believes its ability to generate cash from operations, the overall capacity and terms of its financing arrangements as discussed above, and access to the equity markets subject to restrictions under the tax sharing agreement will be sufficient to fund its operating, investing and financing cash needs for the foreseeable future.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Capital lease obligations	$4,490	$2,274	$2,216	$—	$—
Purchase obligations(a)	87,062	22,957	35,268	25,462	3,375
Operating leases	81,742	15,745	26,506	17,251	22,240

Total contractual cash obligations	$173,294	$40,976	$63,990	$42,713	$25,615

(a)
The purchase obligations primarily arise from sports sponsorship agreements intended to promote Ticketmaster's ticket resale services.

TICKETMASTER'S PRINCIPLES OF FINANCIAL REPORTING

        Ticketmaster reports Operating Income Before Amortization as a supplemental measure to generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which Ticketmaster evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Ticketmaster believes that investors should have access to the same set of tools that it uses in analyzing its results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Ticketmaster provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

Definition of Ticketmaster's Non-GAAP Measure

        Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. Ticketmaster believes this measure is useful to investors because it represents the operating results from the Ticketmaster Businesses, taking into account depreciation, which Ticketmaster believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Ticketmaster's statement of operations of certain expenses, including non-cash compensation, and acquisition-related accounting. Ticketmaster endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

        Ticketmaster will only present Operating Income Before Amortization on a pro forma basis if it views a particular transaction as significant in size or transformational in nature. For the periods presented in this report, there are no transactions that Ticketmaster has included on a pro forma basis.

One-Time Items

        Operating Income Before Amortization is presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items.

Non-Cash Expenses That Are Excluded From Ticketmaster's Non-GAAP Measure

        Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and Ticketmaster will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards will be settled, at Ticketmaster's discretion, on a net basis, with Ticketmaster remitting the required tax withholding amount from its current funds.

        Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase and distribution agreements, are valued and amortized over their estimated lives. While it is likely that Ticketmaster will have significant intangible amortization expense as it continues to acquire companies, Ticketmaster believes that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Reconciliation of Operating Income Before Amortization

        For a reconciliation of Operating Income Before Amortization to net income for the years ended December 31, 2007, 2006 and 2005, see Note 7 to the combined financial statements. For a reconciliation of Operating Income Before Amortization to net income for the three months ended March 31, 2008 and 2007, see Note 5 to the unaudited interim financial statements.

Critical Accounting Policies and Estimates

        The following disclosure is provided to supplement the descriptions of Ticketmaster's accounting policies contained in Note 2 to the combined financial statements in regard to significant areas of judgment. Ticketmaster's management is required to make certain estimates and assumptions during the preparation of its combined financial statements in accordance with GAAP. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the combined financial statements. They also impact the reported amount of net income during any period. Actual results could differ from those estimates. Because of the size of the financial statement elements to which they relate, some of Ticketmaster's accounting policies and estimates have a more significant impact on its combined financial statements than others. What follows is a discussion of some of Ticketmaster's more significant accounting policies and estimates.

  Recoverability of Long-Lived Assets

        Ticketmaster reviews the carrying value of all long-lived assets, primarily property and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), impairment is considered to have occurred whenever the carrying value of a long-lived asset exceeds the sum of the undiscounted cash flows that is expected to result from the use and eventual disposition of the asset. The determination of cash flows is based upon assumptions that may not occur. The value of long-lived assets that is subject to assessment for impairment in accordance with SFAS 144 is $124.9 million at December 31, 2007.

  Recoverability of Goodwill and Indefinite-Lived Intangible Assets

        In accordance with SFAS 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), Ticketmaster reviews the carrying value of goodwill and indefinite-lived intangible assets on an annual basis as of October 1st or earlier upon the occurrence of certain events or substantive changes in circumstances. Ticketmaster determines the fair value of its reporting unit and indefinite-lived intangible assets based upon an evaluation of expected discounted cash flows. This discounted cash flow analysis utilizes an evaluation of historical and forecasted operating results. The determination of discounted cash flows is based upon forecasted operating results that may not occur. The annual assessment for 2007 did not identify any impairment charges. The value of goodwill and indefinite-lived intangible assets that is subject to assessment for impairment in accordance with SFAS 142 is $1.1 billion and $62.6 million, respectively, at December 31, 2007.

  Income Taxes

        Estimates of deferred income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note 6, and reflect management's assessment of actual future taxes to be paid on items reflected in the combined financial statements, giving consideration to both timing and the probability of realization. As of December 31, 2007, the balance of deferred tax liabilities, net, is $26.5 million. Actual income taxes could vary from these estimates due to future changes in income tax law, state income tax apportionment or the outcome of any review of IAC's tax returns by the IRS, as well as actual operating results of Ticketmaster that vary significantly from anticipated results. Effective January 1, 2007, Ticketmaster adopted the provisions of FIN 48. As a result of the adoption of FIN 48, Ticketmaster recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. This measurement step is inherently difficult and requires subjective estimations of such amounts to determine the probability of various possible outcomes. Ticketmaster considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Seasonality

        Ticketmaster's ticket sales are impacted by fluctuations in the availability of events for sale to the public, which may vary depending upon scheduling by the client. The second and fourth quarters of the year generally experience the highest revenue.

New Accounting Pronouncements

        Refer to Note 2 to the combined financial statements for a description of recent accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Exchange Risk

        Ticketmaster conducts business in certain foreign markets, primarily in the European Union and Canada. Ticketmaster's primary exposure to foreign currency risk relates to its investments in foreign subsidiaries that transact business in a functional currency other than the U.S. Dollar, primarily the Euro, British Pound Sterling and Canadian Dollar. However, the exposure is mitigated as Ticketmaster has generally reinvested profits from its international operations in order to fund the growth of its international operations including acquisitions. Ticketmaster is also exposed to foreign currency risk related to its assets and liabilities denominated in a currency other than the functional currency.

        As currency exchange rates change, translation of the income statements of Ticketmaster's international businesses into U.S. dollars affects year-over-year comparability of operating results. Historically, Ticketmaster has not hedged translation risks because cash flows from international operations have been generally reinvested locally. Foreign exchange net gains for the years ended December 31, 2007, 2006 and 2005 were $1.1 million, $1.2 million and $0.6 million, respectively. Foreign exchange net gains for the three months ended March 31, 2008 and 2007 were $0.9 million and $0.1 million, respectively.

        As Ticketmaster increases its operations in international markets it becomes increasingly exposed to potentially volatile movements in currency exchange rates. The economic impact of currency exchange rate movements on Ticketmaster is often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. These changes, if material, could cause Ticketmaster to adjust its financing, operating and hedging strategies.

Management of Ticketmaster

Ticketmaster Board of Directors and Executive Officers

        The following table sets forth information as to persons who are expected to serve as Ticketmaster directors and executive officers following the spin-offs. The Ticketmaster Board of Directors, the composition of which complies with the independence requirements under the current standards imposed by the Marketplace Rules, including the transitional rules set forth therein, is currently expected to consist of eleven directors.

Name	Age	Position(s)
Terry Barnes	56	Vice Chairman and Director of Ticketmaster
Mark Carelton	47	Director of Ticketmaster
Brian Deevy*	53	Director of Ticketmaster
Barry Diller	66	Chairman of the Board of Ticketmaster
Jonathan L. Dolgen*	63	Director of Ticketmaster
Julius Genachowski*	45	Director of Ticketmaster
Diane Irvine*	49	Director of Ticketmaster
Victor A. Kaufman	64	Vice Chairman of the Board of Ticketmaster
Eric Korman	37	Executive Vice President of Ticketmaster
Michael Leitner*	40	Director of Ticketmaster
Jonathan F. Miller*	51	Director of Ticketmaster
Sean Moriarty	38	President, Chief Executive Officer and Director of Ticketmaster
Brian Regan	36	Executive Vice President and Chief Financial Officer of Ticketmaster
Edward Weiss	45	Executive Vice President and General Counsel of Ticketmaster

*
Independent Directors

Directors

        Background information about those individuals who are expected to serve as directors of Ticketmaster appears below.

        Terry R. Barnes, age 56, has been Chairman of Ticketmaster since January 2007. Prior to that, Mr. Barnes served as Chairman and Chief Executive Officer of Ticketmaster from June 2005 to December 2006 and Chairman from January 2003 to June 2005. He was the Co-Chairman of Ticketmaster from January 2001 until January 2003 and President and Chief Executive Officer of Ticketmaster Corporation from June 1998 until January 2001. From September 1995 until June 1998, Mr. Barnes was the President and Chief Operating Officer of Ticketmaster Ticketing Company. From 1983 until September 1995, Mr. Barnes was Vice President and General Manager of numerous subsidiaries of Ticketmaster Corporation in the Midwest. Prior to joining Ticketmaster, Mr. Barnes enjoyed an expansive music industry career, including a partnership in Village Records, a custom record label with Mercury/Polygram in Indianapolis. He was also a partner in national promotion, management and publishing companies. Mr. Barnes attended Ball State University.

        Mark Carelton, age 47, currently serves as a Senior Vice President of Liberty Media Corporation. Prior to that, he was employed by KPMG LLP, the audit, tax and advisory firm from July 1982 to November 2003, most recently as a Partner and National Industry Director—Communications Segment and also served on KPMG's Board. Mr. Carelton was a practicing CPA during his time at KPMG.

        Mr. Carelton was nominated as a director by Liberty Media Corporation. See "Certain Relationships and Related Party Transactions—Agreements with Liberty Media Corporation."

        Brian Deevy, age 53, is Chairman and Chief Executive Officer of RBC Daniels, responsible for strategic development of the firm's business, which includes mergers & acquisitions, private equity and debt capital formation and financial advisory engagements. Mr. Deevy also has primary responsibility for RBC Daniels' Cable Television Group. Prior to joining RBC Daniels, Mr. Deevy was a banking officer with Continental Bank of Chicago.

        Mr. Deevy was nominated as a director by Liberty Media Corporation. See "Certain Relationships and Related Party Transactions—Agreements with Liberty Media Corporation."

        Barry Diller, age 66, has been a director and the Chairman and Chief Executive Officer of IAC (and its predecessors) since August 1995. Mr. Diller also serves as the Chairman of Expedia, Inc., which position he has held since August 2005. Prior to joining the Company, Mr. Diller was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for 10 years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller is currently a member of the boards of directors of The Washington Post Company and The Coca-Cola Company. He also serves on the Board of Conservation International and The Educational Broadcasting Company. In addition, Mr. Diller is a member of the Board of Councilors for the University of Southern California's School of Cinema-Television, the New York University Board of Trustees, the Tisch School of the Arts Dean's Council and the Executive Board for the Medical Sciences of University of California, Los Angeles.

        Jonathan L. Dolgen, age 63, has served as senior consultant for ArtistDirect, Inc. since October 2006. Since July 2004, Mr. Dolgen has also been a Senior Advisor to Viacom, Inc., providing advisory services to the chief executive officer on an as-requested basis. Since July 2004, Mr. Dolgen has been a private investor and since September 2004, Mr. Dolgen has been a principal of Wood River Ventures, LLC ("Wood River"), a private start-up entity that seeks investment and other opportunities primarily in the media sector. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group. Mr. Dolgen is also a Director of Expedia, Inc. and Charter Communications, Inc. Mr. Dolgen holds a B.S. from Cornell University and a J.D. from New York University.

        Diane Irvine, age 49, has served as Chief Executive Officer and President of Blue Nile, Inc., an online retailer of high quality diamonds and fine jewelry in the United States, since February 2008. Prior to that, she served as President of Blue Nile since February 2007 and as Blue Nile's Chief Financial Officer from December 1999 to September 2007. Prior to her tenure at Blue Nile, Ms. Irvine served as Vice President and CFO of Plum Creek Timber Company, Inc., a timberland management and wood products company, from February 1994 to May 1999, and in various capacities, most recently as a partner, with Coopers and Lybrand LLP, from September 1981 to February 1994. Ms. Irvine serves on the Board of Directors of Blue Nile, Inc. and Davidson Companies, an investment banking and asset management company. Ms. Irvine holds a B.S. in Accounting from Illinois State University and an M.S. in Taxation from Golden Gate University.

        Julius Genachowski, age 45, co-founded Rock Creek Ventures, and investment and advisory services firm, in March of 2005 and continues to be a Managing Director there. From June 2003 until August of 2005, Mr. Genachowski serviced as the Executive Vice President and Chief of Business Operations for IAC and prior to that served as IAC's Executive Vice President and General Counsel.

        Victor A. Kaufman, age 64, has been a director of IAC (and its predecessors) since December 1996 and has been Vice Chairman of IAC since October 1999. Mr. Kaufman also serves as Vice Chairman of the Board of Expedia, which position he has held since August 2005. Previously, Mr. Kaufman served in the Office of the Chairman from January 1997 to November 1997 and as Chief Financial Officer of IAC from November 1997 to October 1999. Prior to his tenure with IAC, Mr. Kaufman served as Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March

1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in such capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star.

        Michael Leitner, age 40, is a managing partner at Tennenbaum Capital Partners ("TCP"), a leading private investment firm. Prior to joining TCP in 2005, Mr. Leitner served as Senior Vice President of Corporate Development for WilTel Communications. Prior to that, he served as President and Chief Executive Officer of GlobeNet Communications. Mr. Leitner currently serves as a representative for TCP on the Boards of Directors of ITC^DeltaCom, Inc., Anacomp, Inc. and as a board observer to Wild Blue Communications.

        Mr. Leitner was nominated as a director by Liberty Media Corporation. See "Certain Relationships and Related Party Transactions—Agreements with Liberty Media Corporation."

        Jonathan F. Miller, age 51, is a founding partner of Velocity Interactive Group, an investment firm focusing on digital media and the consumer internet. Prior to founding Velocity, Mr. Miller served as CEO of AOL. Mr. Miller began his career at AOL in late 2002. Prior to joining AOL, Mr. Miller was employed at IAC as CEO and President of USA Information and Services. Mr. Miller is on the Board of American Film Institute, Idearc Media and a trustee of Emerson College and WNCY Public Radio in New York. Mr. Miller graduated from Harvard College in 1980.

        Sean P. Moriarty, age 38, has been President and Chief Executive Officer of Ticketmaster since January 2007 and had previously been Ticketmaster's President and Chief Operations Officer from December 2005 to January 2007, Executive Vice President and Chief Operating Officer from July 2004 to December 2005, Executive Vice President, Product and Technology, from November 2003 to July 2004, and prior to that, held progressive roles at Ticketmaster and Citysearch.com since joining in 1997. Mr. Moriarty received his bachelor's degree from the University of South Carolina, was an Exchange Fellow at the University of Warwick, Coventry UK, and attended graduate school at Boston University and the University of South Carolina. He serves on the Board of Directors of iLike.com as well as several technology advisory boards.

Executive Officers

        Background about Ticketmaster's executive officers who are not expected to serve as directors appears below.

        Eric Korman, age 37, has been Executive Vice President of Ticketmaster since April 2006. Prior to joining Ticketmaster, Mr. Korman served as Senior Vice President of Mergers and Acquisitions of IAC from January 2005 to April 2006. Mr. Korman joined IAC in September 2001 as Vice President of Business Development and Strategy for Electronic Commerce Services, a former subsidiary of IAC, and subsequently, he was promoted to Vice President of Strategic Planning of IAC in February 2002, and was appointed Vice President of Mergers and Acquisitions in September 2003. From June 2000 to September 2001, Mr. Korman was a principal in epartners, a $650 million venture fund backed by SOFTBANK and News Corporation. From January 2000 to May 2000, Mr. Korman served as Vice President of Digital Convergence Corporation. From 1995 to 1997, Mr. Korman served in the Corporate Business Development group of The Coca-Cola Company, and from 1993 to 1995 served in the Customer Marketing group of Coca-Cola USA. Mr. Korman holds a Bachelor of Arts degree in Economics from Emory University and an MBA from the J.L. Kellogg Graduate School of Management. Mr. Korman sits on the Board of Directors of The Active Network Inc. and BET.com.

        Brian Regan, age 36, has been Executive Vice President and Chief Financial Officer of Ticketmaster since June 2008. Prior to that, Mr. Regan was the Senior Vice President of Finance of Expedia, Inc., from March 2005 to June 2008, and had previously been Expedia's Vice President of Finance from August 2004 to March 2005. Before joining Expedia, Mr. Regan served in a variety of financial roles at LendingTree, Inc. from November 1998 to August 2004, including Vice President and Controller; Vice President of Finance and Investor Relations; and, most recently, Chief Consumer Officer. Prior to that, Brian was an auditor and consultant for PricewaterhouseCoopers LLP in its banking and securities industry practice in New York and Charlotte, North Carolina from August 1993 to November 1998. Mr. Regan earned a Bachelor of Science degree in Business Administration and Accounting from Bucknell University.

        Edward J. Weiss, age 45, has been Executive Vice President and General Counsel of Ticketmaster since March 2005. Mr. Weiss joined Ticketmaster in January 1998 and prior to his appointment to Executive Vice President and General Counsel, served as the company's Senior Vice President and Assistant General Counsel from August 2002 to March 2005. Prior to that, Mr. Weiss served as Vice President, Assistant General Counsel. Before joining Ticketmaster, Mr. Weiss served as an Assistant U.S. Attorney in Los Angeles from September 1994 to December 1997. Mr. Weiss was an associate at the law firm of Manatt, Phelps & Phillips, LLP in Los Angeles from October 1988 to July 1994. Mr. Weiss is a graduate of University of California, Berkeley and earned his J.D. from the University's Boalt Hall School of Law. He currently serves on the Board of Directors for Big Brothers Big Sisters of Greater Los Angeles & Inland Empire.

Committees of the Board of Directors

        Concurrent with the completion of the spin-offs, the Ticketmaster Board of Directors will establish the following committees: the Audit Committee, the Compensation and Human Resources Committee, the Nominating Committee and the Executive Committee. The composition of each such committee will satisfy the independence requirements and current standards of the SEC, Marketplace Rules and Internal Revenue Service rules (as applicable), including the transitional rules set forth therein.

        Audit Committee.    The Audit Committee of the Ticketmaster Board of Directors will consist of Ms. Irvine and Messrs. Genachowski and [                ]. IAC has concluded, subject to confirmation by the Ticketmaster Board of Directors, that Ms. Irvine is an "audit committee financial expert," as such term is defined in applicable SEC rules.

        The Audit Committee will function pursuant to a written charter adopted by the Ticketmaster Board of Directors, pursuant to which it will be granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Audit Committee will be appointed by the Ticketmaster Board of Directors to assist the Ticketmaster Board with a variety of matters, including monitoring (1) the integrity of Ticketmaster's financial statements, (2) the effectiveness of Ticketmaster's internal control over financial reporting, (3) the qualifications and independence of Ticketmaster's independent registered public accounting firm, (4) the performance of Ticketmaster's internal audit function and independent registered public accounting firm and (5) the compliance by Ticketmaster with legal and regulatory requirements.

        Compensation and Human Resources Committee.    The Compensation and Human Resources Committee will be comprised of Messrs. Dolgen and Miller and will be authorized to exercise all of the powers of the Ticketmaster Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock compensation plans, retirement programs and insurance plans.

        Nominating Committee.    The Nominating Committee will be comprised of Messrs. Dolgen and Genachowski and will be responsible for identifying individuals qualified to become members of

Ticketmaster's Board of Directors, recommending to the Board director nominees for the annual meeting of shareholders and otherwise on an as needed basis.

        Executive Committee.    The Executive Committee will have all the power and authority of the Ticketmaster Board of Directors, except those powers specifically reserved to the Ticketmaster Board of Directors by Delaware law or Ticketmaster's organizational documents.

        Other Committees.    In addition to the foregoing committees, the Ticketmaster Board of Directors, by resolution, may from time to time establish other committees of the Ticketmaster Board of Directors, consisting of one or more of its directors.

Director Compensation

        Non-Employee Director Arrangements.    Each member of the Ticketmaster Board of Directors will receive an annual retainer in the amount of $50,000. Each member of the Audit and Compensation and Human Resources Committees (including their respective chairs) will receive an additional annual retainer in the amount of $10,000. Each member of the Nominating Committee will receive an additional annual retainer in the amount of $5,000. Lastly, the chair of each of the Audit and Compensation and Human Resources Committees will receive an additional annual chairperson retainer in the amount of $15,000.

        In addition, each non-employee director will receive a grant of restricted stock units with a dollar value of $100,000 upon his or her initial election to the Ticketmaster Board of Directors and annually thereafter upon re-election on the date of Ticketmaster's annual meeting of stockholders. The terms of these restricted stock units provide for (i) vesting in two equal annual installments commencing on the first anniversary of the grant date, (ii) cancellation and forfeiture of unvested units in their entirety upon termination of service with the Ticketmaster Board of Directors and (iii) full acceleration of vesting upon a change in control of Ticketmaster. Non-employee directors are also reimbursed for all reasonable expenses incurred in connection with attendance at Ticketmaster Board and Committee meetings.

        The Compensation and Human Resources Committee will have primary responsibility for establishing non-employee director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Ticketmaster stock to further align directors' interests with those of Ticketmaster's stockholders. When considering non-employee director compensation arrangements, Ticketmaster management will provide the Compensation and Human Resources Committee with information regarding various types of non-employee director compensation arrangements and practices of select peer companies.

        Deferred Compensation Plan for Non-Employee Directors. Under Ticketmaster's Deferred Compensation Plan for Non-Employee Directors, non-employee directors will be able to defer all or a portion of their Board and Board Committee fees. Eligible directors who defer all or any portion of these fees can elect to have such fees applied to the purchase of share units, representing the number of shares of Ticketmaster common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on Ticketmaster common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to be a member of the Ticketmaster Board of Directors, he or she will receive (i) with respect to share units, such number of shares of Ticketmaster common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments will be made in either one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election.

Director Independence

        Under the Marketplace Rules, Ticketmaster's Board will have a responsibility to make an affirmative determination that those members of its Board that serve as independent directors do not have any relationships with Ticketmaster and its businesses that would impair their independence. In connection with these determinations, Ticketmaster's Board will review information regarding transactions, relationships and arrangements involving Ticketmaster and its businesses and each director that it deems relevant to independence, including those required by the Marketplace Rules. This information is obtained from director responses to a questionnaire circulated by Ticketmaster management, Ticketmaster records and publicly available information. Following these determinations, Ticketmaster management will monitor those transactions, relationships and arrangements that are relevant to such determinations, as well as solicit updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on Ticketmaster's prior independence determinations.

Compensation Committee Interlocks and Insider Participation

        Ticketmaster's Board of Directors will have a Compensation and Human Resources Committee comprised of Messrs. Dolgen and Miller, neither of whom will be or has been in the past an officer or employee of Ticketmaster or any of its businesses at the time of their respective service on the Committee.

Ticketmaster Executive Compensation

Compensation Discussion and Analysis

  Roles and Responsibilities

        To date, the compensation of Ticketmaster's executive officers has been predominantly determined by IAC, acting in effect as Ticketmaster's compensation committee. IAC's compensation process is principally driven by IAC's General Counsel, who has primary responsibility for administering compensation and making compensation recommendations, with all material decisions approved by IAC's Chairman and Chief Executive Officer and, where appropriate, the Compensation Committee of IAC's Board of Directors (specifically with respect to all awards of IAC equity).

        This Compensation Discussion and Analysis deals exclusively with historical information while Ticketmaster has been a part of IAC. Following the spin-off, Ticketmaster will have an independent board of directors, which will in turn have a compensation committee with the responsibility of establishing Ticketmaster's compensation philosophy and programs and determining appropriate payments and awards to its executive officers. Because Ticketmaster's compensation committee has not yet been established, Ticketmaster cannot predict what compensation philosophies and programs will be adopted following the spin-off, and therefore this historical report is not necessarily indicative of the practices it will follow when it is an independent public company.

        In general, IAC has been responsible for establishing bonus pools and equity pools for Ticketmaster, and then such pools are allocated throughout Ticketmaster, with IAC directly establishing all compensation elements for Ticketmaster's CEO and Chairman, while the Ticketmaster CEO makes the determinations for Ticketmaster's other executive officers, subject to IAC's review and approval.

        Neither Ticketmaster nor IAC has an ongoing relationship with any particular compensation consulting firm, though IAC has from time to time retained the services of consultants on specific occasions regarding broad-based IAC compensation programs. At no time has a consultant been engaged with respect to compensation of any of Ticketmaster's executive officers.

  Philosophy and Objectives

        Ticketmaster's executive officer compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable Ticketmaster to meet its growth objectives.

        When establishing compensation packages for a given executive, Ticketmaster has followed a flexible approach, and has made decisions based on a host of factors particular to a given executive situation, including its firsthand experience with the competition for recruiting and retaining executives, negotiation and discussion with the relevant individual, competitive survey data, internal equity considerations and other factors Ticketmaster deems relevant at the time.

        Similarly, Ticketmaster has not followed an arithmetic approach to establishing compensation levels and measuring and rewarding performance, as Ticketmaster believes these often fail to adequately take into account the multiple factors that contribute to success at the individual and business level. In any given period, Ticketmaster may have multiple objectives, and these objectives, and their relative importance, often change as the competitive and strategic landscape shifts, even within a given compensation cycle. As a result, formulaic approaches often over-compensate or under-compensate a given performance level. Accordingly, Ticketmaster has historically avoided the use of strict formulas in its compensation practices and has relied primarily on a discretionary approach.

  Compensation Elements

        Ticketmaster's compensation packages for executive officers have primarily consisted of salary, annual bonuses, long term incentives (typically equity awards), perquisites and other benefits. Prior to making specific decisions related to any particular element of compensation, Ticketmaster typically reviews the total compensation of each executive, evaluating the executive's total near and long-term compensation in the aggregate. Ticketmaster determines which element or combinations of compensation elements (salary, bonus or equity) can be used most effectively to further its compensation objectives. However, all such decisions are subjective, and made on a facts and circumstances basis without any prescribed relationship between the various elements of the total compensation package.

  Salary

        General.    Ticketmaster typically negotiates a new executive officer's starting salary upon arrival, based on the executive's prior compensation history, prior compensation levels for the particular position within Ticketmaster, Ticketmaster's location, salary levels of other executives within Ticketmaster, salary levels available to the individual in alternative opportunities, reference to certain survey information and the extent to which Ticketmaster desires to secure the executive's services.

        Once established, salaries can increase based on a number of factors, including the assumption of additional responsibilities, internal equity, periodic market checks and other factors which demonstrate an executive's increased value to Ticketmaster.

        Ticketmaster utilizes the Radford Executive Survey, Radford International Survey and the Croner Executive Compensation Survey when referring to survey data in formulating compensation packages.

        2007.    Mr. Moriarty received a salary increase from $400,000 to $500,000 effective January 1, 2007 in connection with his assuming the Ticketmaster CEO position. In establishing this salary level, IAC relied on comparable internal positions as well as its general experience recruiting for similar roles. No other executive officer salaries were adjusted during 2007.

  Annual Bonuses

        General.    Ticketmaster's bonus program is designed to reward performance on an annual basis. Because of the variable nature of the bonus program, and because in any given year bonuses have the potential to make up a significant portion of an executive's total compensation, the bonus program provides an important incentive tool to achieve Ticketmaster's annual objectives.

        After consultation with Ticketmaster management, IAC establishes the annual bonus pool for Ticketmaster based on its assessment of Ticketmaster's performance for the completed year. In large part, success has been measured based on Ticketmaster's growth in profitability, but this is measured subjectively both in absolute terms over the prior year and in comparison to Ticketmaster's competitors, taking into account economic and other factors, without any pre-established targets. Additionally, consideration has sometimes been given to achievement of various strategic objectives over the course of the year and other factors IAC and Ticketmaster's management deem relevant. No quantified weight has been given to any particular consideration and there has generally been no formulaic calculation. Rather, IAC has engaged in an overall assessment of appropriate bonus levels based on a subjective interpretation of corporate performance.

        IAC has established the bonus of the Ticketmaster CEO and the Chairman, in large part based on the same considerations used in establishing the bonus pool for Ticketmaster generally. The CEO has then generally been responsible for allocating the remainder of the bonus pool to the rest of the company, including the other executive officers. No executive officers of Ticketmaster have target bonus opportunities.

        Ticketmaster generally pays bonuses shortly after year-end following finalization of financial results for the prior year.

        2007.    Ticketmaster's 2007 bonus pool primarily reflects disappointing year over year profit growth, with aggregate executive officer bonuses being considerably lower than those paid in previous years. Overall, the bonus pool reflected approximately 50% of the bonus pool from the prior year, adjusted to account for increased headcount, and executive officer bonuses reflected similar reductions.

  Long-Term Incentives

        General.    Ticketmaster believes that ownership shapes behavior, and that by providing a meaningful portion of an executive officer's compensation in stock, an executive's incentives are aligned with stockholder interests in a manner that drives better performance over time. As part of IAC, that led to Ticketmaster's executive officers receiving IAC equity awards on a regular basis.

        In setting particular award levels, the predominant objectives have been providing the person with effective retention incentives, appropriate reward for past performance, and incentives for strong future performance. Appropriate levels to meet these goals may vary from year to year, and from individual to individual, based on a variety of factors.

        The annual corporate performance factors relevant to setting bonus amounts that were discussed above, while taken into account, have generally been less relevant in setting annual equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument than annual bonuses.

        Awards to the Ticketmaster CEO and Chairman are made by IAC. Additionally, IAC establishes a pool for annual equity awards which the Ticketmaster CEO allocates to the company's employees, including the executive officers, subject to IAC's approval. In establishing the equity pool for Ticketmaster, IAC has taken into account historical practices, its view of market compensation generally, the dilutive impact of equity grants across IAC, and other relevant factors. Additionally, IAC approves any equity grants recommended to be made to Ticketmaster executives outside of the annual process. Executive officers receive grants that are subjectively determined based on the Ticketmaster CEO's view of how best to allocate the equity pool for retention, reward and motivation based on a host of subjective factors (including past contribution, retention risk, contribution potential, and market data), with grants equal to annual salary being a basic guideline.

        Except where otherwise noted, equity awards have been made following year-end after finalization of financial results for the prior year. The meeting of the Compensation and Human Resources Committee of the IAC Board at which the awards are made is generally scheduled months in advance and without regard to the timing of the release of earnings or other material information.

        Restricted Stock Units.    Until 2008, IAC used restricted stock units, or RSUs, as its exclusive equity compensation tool for Ticketmaster's executive officers. Through 2006, these awards generally vested in equal annual installments over 5 years (annual vesting RSUs), or cliff vested at the end of five years (cliff-vesting RSUs). Annual awards were intended to provide frequent rewards and near-term retention incentives, while cliff-vesting RSUs provided more of a long-term retention mechanism.

        In February 2007, IAC implemented a new equity instrument, Growth Shares, which were RSU grants that cliff vested at the end of three years in varying amounts depending upon growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications.

        These awards were introduced throughout IAC to more closely link long-term reward with IAC's overall performance and to provide greater retentive effect by providing the opportunity to earn greater amounts through increased IAC performance. However, in connection with the spin-off, these awards will be converted into three-year cliff-vesting awards at the "target" value (or 50% of the shares actually granted), without variability based on performance. For information regarding the reasons behind this conversion, see "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        Stock Options.    In 2008, IAC used non-qualified stock options as its primary equity compensation tool for Ticketmaster's executive officers to continue the shift to performance-based equity that began with the granting of Growth Shares in 2007. IAC believes that following the spin-offs, Ticketmaster's performance will have a greater correlation to the Ticketmaster stock price than it did to IAC's stock price in the current conglomerated structure, thus making stock options a more targeted equity incentive tool for Ticketmaster than it would have been as part of IAC. Stock options generally vest in equal installments over four years. IAC continues to use RSUs with a cliff-vesting schedule in certain cases to reward executive leadership, contribution and to provide a retention mechanism.

        2007.    Mr. Moriarty received 10,038 annual vesting RSUs and 35,131 Growth Shares (at target performance). This increased grant coincided with his assumption of the Ticketmaster CEO position. Mr. Barnes did not receive a grant due to his receipt of an RSU grant with a value of $1 million on the date of grant the prior year in connection with his entering into an employment agreement with Ticketmaster, which grant vested in early 2008. Mr. Korman received 5,019 RSUs and 17,565 Growth Shares, Ms. Bracey received 4,391 RSUs and 10,664 Growth Shares and Mr. Weiss received 4,391 RSUs and 4,391 Growth Shares.

        2008.    Mr. Barnes and Mr. Korman each received 100,000 non-qualified stock options, and Mr. Korman also received 16,000 RSUs that will cliff vest after three years. These awards were specifically determined by IAC as a means of increasing the stakes of these two key executives prior to the spin-off. Mr. Weiss received 30,000 stock options as determined by Mr. Moriarty. As Ms. Bracey has announced that she is leaving the company, she did not receive stock options in 2008.

        Spin-Off Adjustments.    In the spin-off, equity awards denominated in IAC stock will be adjusted as described in "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        Presuming the spin-off transactions occur prior to February 2009, the following table reflects the effect of these adjustments on all equity awards held by Ticketmaster's executive officers:

	Upon Completion of the Spin-Off*
Name	RSUs that will vest (#)	RSUs that will convert exclusively into RSUs of Ticketmaster and vest on regular schedule (#)	RSUs that will be split among the post-transaction companies and vest after February 2009 on regular schedule (#)	Options outstanding at December 31, 2007—all of which will be split among the post-transaction companies (#)	Options granted after December 31, 2007—all of which will be converted into options of Ticketmaster (#)
Sean Moriarty	48,497	36,529	34,260	23,374	—
Terry Barnes	43,129	—	—	56,783	100,000
Eric Korman	21,389	26,024	38,487	—	100,000
Susan Bracey(1)	12,440	11,940	7,108	16,353	—
Edward Weiss	5,380	10,750	2,927	—	30,000

*
Excludes 19,358, 44,876, 8,637, 11,335, 6,278 RSUs that vested since December 31, 2007 or will vest prior to August 1, 2008 for Mr. Moriarty, Mr. Barnes, Mr. Korman, Ms. Bracey and Mr. Weiss, respectively.

(1)
Received during 2007 in her role as Chief Financial Officer of Ticketmaster. Ms. Bracey has since announced she will be leaving Ticketmaster.

  Change of Control and Severance

        Ticketmaster believes that providing executives with severance and change of control protection is critical to allowing executives to fully value the forward looking elements of their compensation packages, and therefore limit retention risk during uncertain times. Accordingly, Ticketmaster employment agreements and equity awards generally provide for salary continuation in the event of certain employment terminations beyond the control of the executive, as well as varying degrees of accelerated vesting in the event of a change of control of the company.

  Other Compensation

        Under limited circumstances, certain Ticketmaster executive officers have received non-cash and non-equity compensatory benefits. The values of these benefits are reported under the heading "Other Annual Compensation" in this filing pursuant to applicable rules. The executive officers do not participate in any deferred compensation or retirement program other than IAC's 401(k) plan.

  Tax Deductibility

        IAC's practice has been to structure Ticketmaster's compensation program in such a manner so that the compensation is deductible by IAC for federal income tax purposes. However, because Ticketmaster's executive officers will now be subject to the limitations on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, and were not previously, certain compensatory arrangements established prior to the spin-off but that will be paid following the spin-off may not result in deductible compensation for Ticketmaster.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Terry Barnes Chairman	2007	600,000	375,000	959,988	38,239	1,973,227
Sean Moriarty CEO	2007	500,000	375,000	1,241,277	6,300	2,112,577
Eric Korman EVP	2007	350,000	240,000	621,576	9,571	1,221,147
Susan Bracey CFO	2007	315,000	140,000	461,204	6,643	922,847
Edward Weiss EVP and General Counsel	2007	315,000	150,000	228,999	6,300	700,299

(1)
Reflects the dollar amount recognized by IAC for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R, for IAC restricted stock units ("RSUs") awarded in and prior to 2007 under IAC's stock and annual incentive plans. These amounts do not, therefore, represent the value of IAC equity compensation awarded or realized in 2007. For further discussion of IAC's accounting for its equity compensation plans, see note 4 of IAC's audited financial statements for the fiscal year ended December 31, 2007 included in its Annual Report on Form 10-K filed with the SEC on February 29, 2008. For information on awards made and realized in 2007, see the Grants of Plan-Based Awards and Option Exercises and Stock Vested tables below.

(2)
See the table below for additional information on amounts for 2007. Pursuant to SEC rules, perquisites and personal benefits are not reported for any named executive for whom such amounts were less than $10,000 in aggregate for the fiscal year.

	Terry Barnes	Sean Moriarty	Eric Korman	Susan Bracey	Edward Weiss
Premium for supplemental life, health and disability insurance	$27,082	—	—	—	—
Tax gross up for relocation expenses	—	—	$3,271	—	—
401(k) plan company match	$6,857	$6,300	$6,300	$6,643	$6,300
Auto and phone expenses	—	—	—	—	—

Total All Other Compensation	$38,239	$6,300	$9,571	$6,643	$6,300

Grants of Plan-Based Awards

        The table below provides information regarding IAC equity awards granted to Ticketmaster's named executives in 2007.

		Estimated Future Payouts Under Equity Incentive Plan Awards (1)(2)			All other stock awards: number of shares of stock or units (#)(2)
						Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Terry Barnes	—	—	—	—	—	—
Sean Moriarty	2/16/07	1,953	35,131	70,262	10,038	1,799,984
Eric Korman	2/16/07	976	17,565	35,130	5,019	899,972
Susan Bracey	2/16/07	592	10,664	21,328	4,391	599,941
Edward Weiss	2/16/07	244	4,391	8,782	4,391	349,963

(1)
Reflects performance based RSU awards which cliff vest at the end of three years in varying amounts depending upon the growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications. The threshold amount represents 5.56% of the target payout, which amount would vest upon achieving the minimum growth threshold. These awards will be converted into three year cliff-vesting awards in the spin-offs as described under "Treatment of Outstanding IAC Compensatory Equity-Based Awards."

(2)
RSU award recipients would be credited with amounts for cash dividends paid on IAC common stock, with such additional amounts vesting concurrently with the related RSU award. For information on the treatment of RSU awards granted to Ticketmaster named executives upon a termination of employment or a change in control, see the discussion under Potential Payments Upon Termination or Change in Control below.

(3)
The fair value of equity incentive plan awards is based on the target payout.

Outstanding Equity Awards at Fiscal Year-End

        The table below provides information regarding various IAC equity awards held by Ticketmaster's named executives as of December 31, 2007. The market value of all RSU awards is based on the closing price of IAC common stock as of December 31, 2007 ($26.92), the last trading day of 2007.

					Stock Awards(1)(2)
								Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(4)
	Option Awards(1)
Name	Number of securities underlying unexercised options (#)(3) (exercisable)	Option exercise price ($)		Option expiration date	Number of shares or units of stock that have not vested (#)(4)	Market value of shares or units of stock that have not vested ($)(4)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(4)
Terry Barnes	17,509 39,274 —	$ $	31.00 33.13 —	12/20/09 3/19/12 —	— — 88,005	— — 2,369,095	— — —	— — —
Sean Moriarty	23,374 —		$46.77 —	12/27/09 —	— 103,513	— 2,786,570	— 1,953	— 52,575
Eric Korman	—		—	—	60,972	1,641,366	976	26,274
Susan Bracey	5,250 11,103 —	$ $	25.55 33.13 —	5/1/10 3/19/12 —	— — 32,159	— — 865,720	— — 592	— — 15,937
Edward Weiss	—		—	—	20,944	563,812	244	6,568

(1)
For a discussion regarding how these IAC equity awards will be treated in the spin-offs, see under "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

(2)
Amounts shown for equity incentive plan awards are based on achieving the minimum growth threshold in accordance with SEC rules.

(3)
On August 9, 2005, IAC completed the separation of its travel and travel-related businesses and investments (other than Interval and TV Travel Shop) into an independent public company (the "Expedia Spin-Off"). In connection with the Expedia Spin-Off, each then vested option to purchase shares of IAC common stock was converted into an option to purchase shares of IAC common stock and an option to purchase shares of Expedia common stock. Adjustments were made to the number of shares subject to each IAC and Expedia stock option to give effect to the one-for-two reverse stock split effected in connection with the Expedia Spin-Off and to the corresponding exercise prices based on the relative market capitalizations of IAC and Expedia at the time of the Expedia Spin-Off. The adjusted IAC and Expedia stock options otherwise have the same terms and conditions, including exercise periods, as the corresponding vested IAC stock options outstanding immediately prior to the Expedia Spin-Off.

  For the named executives, any value realized upon the exercise of Expedia stock options is treated for tax purposes as compensation payable to them in their respective capacities as executive officers of Ticketmaster. Accordingly, information regarding Expedia stock options held by Ticketmaster's named executives as of December 31, 2007 appears in the table immediately below and information regarding any exercises of Expedia stock options by such named executives is reported in the Option Exercises and Stock Vested table below.

Name	Number of Options (#)	Option Exercise Price ($)		Option Expiration Date
Sean Moriarty	23,374		$37.45	12/27/09
Susan Bracey	4,910 2,750	$ $	26.53 20.46	3/19/12 5/1/10
(4)
The table below provides the following information regarding RSU awards held by Ticketmaster's named executives as of December 31, 2007: (i) the grant date of each award, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2007, (iv) the vesting schedule for each award and (v) the total number of RSUs that vested or are scheduled to vest in each of the fiscal years ending December 31, 2008, 2009, 2010, 2011 and 2012.

	Number of Unvested RSUs as of 12/31/07	Market Value of Unvested RSUs as of 12/31/07	Vesting Schedule (#)
Grant Date	(#)	($)	2008	2009	2010	2011	2012
Terry Barnes
2/4/04(a)	7,669	206,449	3,834	3,835	—	—	—
2/4/04(b)	29,490	793,871	—	29,940	—	—	—
2/10/05(a)	14,706	395,886	4,902	4,901	4,903	—	—
12/14/05(c)	36,140	972,889	36,140	—	—	—	—

Total	88,005	2,369,095	44,876	38,226	4,903	—	—

Sean Moriarty
2/12/03(d)	4,502	121,194	4,502	—	—	—	—
2/4/04(a)	5,841	157,240	2,920	2,921	—	—	—
2/4/04(b)	29,490	793,871	—	29,940	—	—	—
2/10/05(a)	12,442	334,939	4,147	4,147	4,148	—	—
12/14/05(e)	23,130	622,660	5,782	5,783	5,782	5,783	—
12/14/05(f)	18,070	486,444	—	—	—	18,070	—
2/16/07(a)	10,038	270,223	2,007	2,008	2,007	2,008	2,008
2/16/07(g)	35,131	945,727	—	—	35,131	—	—

Total	138,644	3,732,296	19,358	44,349	47,068	25,861	2,008

Eric Korman
2/12/03(d)	1,577	42,453	1,577	—	—	—	—
2/4/04(a)	1,770	47,648	885	885	—	—	—
2/10/05(a)	3,394	91,366	1,131	1,131	1,132	—	—
2/10/05(b)	15,081	405,981	—	—	15,081	—	—
2/6/06(a)	8,624	232,158	2,156	2,156	2,156	2,156	—
2/6/06(b)	17,966	483,645	—	—	—	17,966	—
5/17/06(a)	7,541	203,004	1,885	1,885	1,885	1,886	—
2/16/07(a)	5,019	135,111	1,003	1,004	1,004	1,004	1,004
2/16/07(g)	17,565	472,850	—	—	17,565	—	—

Total	78,537	2,114,216	8,637	7,061	38,823	23,012	1,004

Susan Bracey
2/12/03(d)	2,815	75,780	2,815	—	—	—	—
9/30/03(d)	901	24,255	901	—	—	—	—
2/4/04(a)	3,505	94,355	1,752	1,753	—	—	—
2/10/05(a)	9,049	243,599	3,016	3,016	3,017	—	—
2/6/06(a)	11,498	309,526	2,874	2,875	2,874	2,875	—
2/16/07(a)	4,391	118,206	878	878	878	878	879
2/16/07(g)	10,664	287,075	—	—	10,664	—	—

Total	42,823	1,152,795	12,236	8,522	17,433	3,753	879

Edward Weiss
2/12/03(d)	901	24,255	901	—	—	—	—
2/4/04(a)	1,453	39,115	726	727	—	—	—
2/10/05(a)	2,701	72,711	899	900	902	—	—
2/6/06(a)	11,498	309,526	2,874	2,875	2,874	2,875	—
2/16/07(a)	4,391	118,206	878	878	878	878	879
2/16/07(g)	4,391	118,206	—	—	4,391	—	—

Total	25,335	682,019	6,278	5,380	9,045	3,753	879

(a)
These awards vest in five equal annual installments on each of the first five anniversaries of the grant date, subject to continued employment.

(b)
These awards vest in one lump sum installment on the fifth anniversary of the grant date, subject to continued employment.

(c)
This award vests in one lump sum installment on January 31, 2008.

(d)
These awards vest in four equal installments, beginning on the second anniversary of the grant date, subject to continued employment.

(e)
This award vests in five equal annual installments on each of the first five anniversaries of February 1, 2006, subject to continued employment.

(f)
This award vests in one lump sum installment on February 1, 2011, subject to continued employment.

(g)
Represents the initial "target" award. See the Grants of Plan-Based Awards table and footnote (1) thereto.

Option Exercises and Stock Vested

        The table below provides information regarding the number of shares acquired by Ticketmaster's named executives in 2007 upon the exercise of stock options and the vesting of RSU awards and the related value realized, in each case, excluding the effect of any applicable taxes. The dollar value realized upon exercise of stock options represents the difference between (i) the sale price of the shares acquired on exercise for simultaneous exercise and sale transactions and (ii) the exercise price of the stock option, multiplied by the number of stock options that were exercised. The dollar value realized upon vesting of RSUs represents the closing price of IAC common stock on the applicable vesting date multiplied by the number of RSUs so vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Terry Barnes	219,544	1,852,600	8,734	342,246
Sean Moriarty	27,360	163,502	17,350	677,463
Eric Korman	-	-	7,630	297,278
Susan Bracey	15,587	164,548	11,354	438,151
Edward Weiss	18,441	136,439	5,399	212,186

(1)
Includes 119,544, 12,086, 15,587 and 8,603 Expedia shares acquired by Mr. Barnes, Mr. Moriarty, Ms. Bracey and Mr. Weiss, respectively, upon the exercise of Expedia stock options received in connection with the Expedia Spin-Off.

Potential Payments Upon Termination or Change in Control

  Change of Control

        Pursuant to the terms of IAC's (and, following the spin-off, Ticketmaster's) equity compensation plans and the award agreements thereunder, upon a change of control the named executive officers are generally entitled to accelerated vesting of (i) equity awards made prior to 2006 and, in the case of Mr. Moriarty, awards made in 2007, and (ii) equity awards made thereafter if, following such change in control, their employment is terminated by the company for any reason other than death, disability or cause (as defined in the relevant employment agreement), or by the executive for good reason (as defined in the plan or relevant employment agreement) (a "Qualifying Termination").

  Severance

        Cash.    Upon a Qualifying Termination, Ticketmaster's executive officers are generally entitled to salary continuation for the remainder of their agreements. The expiration dates of the employment agreements for Mr. Moriarty, Mr. Korman and Mr. Weiss are February 1, 2009, April 10, 2009, and December 31, 2009, respectively. Mr. Barnes' agreement recently expired and a new agreement has not yet been executed. Ms. Bracey announced that she will be leaving Ticketmaster. In connection with her departure, Ms. Bracey will receive (i) an amount equal to her monthly base salary ($26,250) multiplied by the number of complete months she was employed by Ticketmaster from December 1, 2007 through her date of termination (but no more than 9 months of salary), and (ii) an amount sufficient to enable Ms. Bracey to cover the cost of her continued participation in Ticketmaster's health plan for a number of months equal to the number of complete months she was employed by Ticketmaster from December 1, 2007 through her date of termination. Additionally, Mr. Weiss has the right to receive this salary continuation in the event he resigns voluntarily following a change in his reporting officer.

        Equity.    In the event Mr. Weiss is terminated or resigns following a change in his reporting officer, he will be entitled to acceleration of all his equity awards that were granted prior to 2008. Additionally, Ms. Bracey will receive accelerated vesting of any RSUs granted to Ms. Bracey on or prior to December 1, 2007 that are not vested on the date of her termination.

        Obligations.    The receipt of the payments and benefits described above are all subject to the execution of a general release and to compliance with confidentiality, non-solicitation of employees and non-solicitation of customer covenants set forth in the relevant employment agreements. Salary continuation payments will be offset by the amount of any compensation earned by an executive from other employment during the severance payment period. Additionally, Mr. Moriarty has agreed to provide consulting services following any termination of employment and abide by certain agreements not to compete with Ticketmaster for a period of two years, for which he will receive $14,000 per year.

        The amounts shown in the table assume that the termination or change in control was effective as of December 31, 2007 and that the price of IAC common stock on which certain calculations are based was the closing price of $26.92 on The Nasdaq Stock Market on that date. These amounts are estimates of the incremental amounts that would have been paid out to the executive upon such terminations/change in control, and do not take into account equity grants made, and contractual obligations entered into, after December 31, 2007. The actual amounts to be paid out can only be determined at the time the event actually occurs.

Name and Benefit	Termination without cause	Resignation for good reason	Death or Disability	Change in Control	Termination w/o cause or for good reason in connection with Change in Control
Terry Barnes
Cash Severance (salary)	50,000	50,000	50,000	—	50,000
RSUs (vesting accelerated)	972,889	—	—	1,396,206	2,369,095
Consulting Payments (1)	60,000	—	60,000	—	60,000
Total estimated value	1,082,889	50,000	100,000	1,396,206	2,479,095
Sean Moriarty
Cash Severance (salary)	541,667	—	—	—	541,667
RSUs (vesting accelerated)	121,194	—	105,015	2,635,306	3,732,296
Consulting Payments (1)	28,000	—	28,000	—	28,000
Total estimated value	690,861	—	133,105	2,635,306	4,301,963
Eric Korman
Cash Severance (salary)	447,125	447,125	—	—	447,125
RSUs (vesting accelerated)	21,240	—	36,773	587,448	2,114,216
Total estimated value	468,365	447,125	36,773	587,448	2,561,341
Susan Bracey
Cash Severance (salary)	—	—	—	—	—
RSUs (vesting accelerated)	12,114	—	75,349	600,370	1,152,795
Total estimated value	12,114	—	75,349	600,370	1,152,795
Edward Weiss
Cash Severance (salary)	—	—	—	—	—
RSUs (vesting accelerated)	12,114	—	20,998	136,081	682,018
Total estimated value	12,114	—	20,998	136,081	682,018

(1)
Consulting payments are payable upon termination other than for death or cause.

TICKETMASTER SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of the date hereof, all of Ticketmaster's outstanding shares of common stock are owned by IAC. After the distribution, IAC will no longer own any shares of Ticketmaster common stock. The following table presents information relating to the expected beneficial ownership of shares of Ticketmaster common stock, assuming completion of the distribution as if it occurred on April 30, 2008, by (i) each individual or entity expected to own beneficially more than 5% of the outstanding shares of Ticketmaster common stock, assuming that there are 278,735,546 shares of common stock and Class B common stock of IAC outstanding immediately prior to the spin-offs and a distribution ratio of one-fifth of a share of TM common stock for every share of IAC common stock and/or Class B common stock (ii) each director of Ticketmaster, (iii) the Chief Executive Officer, the Chief Financial Officer and the other three named executive officers in the Ticketmaster summary compensation table (see "Ticketmaster Executive Compensation") and (iv) all of Ticketmaster's executive officers and directors as a group.

        Unless otherwise indicated, beneficial owners listed here may be contacted at Ticketmaster's corporate headquarters at 8800 West Sunset Boulevard, West Hollywood, CA 90069. For each listed person, the number of shares of Ticketmaster common stock and percent of such class listed assumes the conversion or exercise of any Ticketmaster equity securities owned by such person that are or will become convertible or exercisable, and the exercise of stock options and the vesting of restricted stock units, if any, that will vest, within 60 days of April 30, 2008, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person.

        The share amounts for each beneficial owner listed here are based on each such individual's beneficial ownership of shares of IAC common stock and/or Class B common stock as of April 30, 2008, and assuming a distribution ratio of one-fifth of a share of Ticketmaster common stock for every share of IAC common stock and/or Class B common stock. To the extent that Ticketmaster directors and executive officers own shares of IAC common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of IAC common stock. In addition, following the distribution, Ticketmaster expects that all IAC stock-based awards held by these individuals will be adjusted to become awards relating to common stock of all five companies resulting from the spin-offs. Those awards that will relate to Ticketmaster common stock are reflected in the table below based upon the expected adjustment formula described under the caption "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        The actual number of shares of Ticketmaster capital stock outstanding as of the date of the distribution may differ due, among other things, to the exercise of stock options or warrants or the vesting of restricted stock units, in each case, between April 30, 2008 and the date of the distribution and to the extent the other assumptions set forth above differ from actual developments.

	Ticketmaster Common Stock
Name and Address of Beneficial Owner
	Shares	%
Clearbridge Advisors, LLC, et al(1)(2) 399 Park Avenue New York, NY 10022	2,651,312	4.75
Lord Abbett & Co. LLC(1)(2) 90 Hudson Street, 11th Floor Jersey City, NJ 07302	7,839,768	14.06
Liberty Media Corporation(3)(4) 12300 Liberty Boulevard Englewood, CO 80112	16,643,961	29.86
Terry Barnes(5)
Mark Carelton(5)
Brian Deevy(5)
Barry Diller(5)
Jonathan L. Dolgen(5)
Dian Irvine(5)
Julius Genachowski(5)
Eric Korman(5)
Victor Kaufman(5)
Michael Leitner(5)
Jonathan F. Miller(5)
Sean Moriarty(5)
Edward Weiss(5)
All executive officers and directors as a group (13 persons)

(1)
We have not been able to determine the person or persons controlling the fund through publicly available information.

(2)
Based upon information regarding IAC holdings reported on a Schedule 13G, as amended, which was filed with the SEC on February 14, 2008 and a distribution ratio of one-fifth of a share of TM common stock for every share of IAC common stock and/or Class B common stock.

(3)
Liberty Media Corporation is a publicly traded corporation. According to Liberty Media Corporation's Schedule 14A, filed April 24, 2008, Liberty's chairman, John C. Malone, controls 33% of the voting power of Liberty Media Corporation.

(4)
Based on 58,796,381 shares of IAC common stock held by Liberty and 4,000,000, 15,618,230, 4,005,190 and 800,006 shares of IAC Class B common stock held by each of BDTV Inc., BDTV II Inc., BDTV III Inc. and BDTV IV Inc., respectively and a distribution ratio of one-fifth of a share of TM common stock for every share of IAC common stock and/or Class B common stock.

(5)
Excludes any equity awards that will vest upon completion of the spin-offs.

CERTAIN INFORMATION WITH RESPECT TO TREE.COM

BUSINESS OF TREE.COM

        When used with respect to any periods following the spin-offs and unless otherwise indicated, the term "Tree.com" refers to Tree.com, Inc., a Delaware corporation that was incorporated in connection with the spin-offs in April 2008 to hold IAC's lending and real estate businesses, subsidiaries and investments, the results of which were previously reported in the Lending and Real Estate reporting segments of IAC's Transactions reporting sector immediately prior to the completion of the spin-offs. The following disclosure regarding Tree.com's business assumes completion of the spin-offs.

        For information regarding the results of operations of Tree.com and its segments on a historical basis, see the Consolidated Financial Statements of Tree.com and the disclosure set forth under the caption "—Management's Discussion and Analysis of Financial Condition and Results of Operations of Tree.com." For information regarding the results of operations of Tree.com on a pro forma basis to give effect to the completion of the spin-offs, see the Unaudited Pro Forma Condensed Consolidated Financial Statements for Tree.com.

History and Overview

        Tree.com is the parent of LendingTree, LLC and is the indirect parent of several companies owned by LendingTree, LLC. LendingTree, LLC (formerly, LendingTree, Inc.) was incorporated in the state of Delaware in June 1996 and commenced nationwide operations in July 1998. LendingTree, Inc. was acquired by IAC in 2003 and converted to a Delaware limited liability company (LendingTree, LLC) in December 2004. Through its various subsidiaries, Tree.com currently operates a lending business (the "Lending Business") and a real estate business (the "Real Estate Business"). Tree.com's main website address is www.lendingtree.com.

        The Lending Business consists of online networks, principally LendingTree.com and GetSmart.com, as well as call centers, which match consumers with lenders and loan brokers. In addition, the Lending Business originates, processes, approves and funds various types of residential real estate loans under two brand names, LendingTree Loans® and HomeLoanCenter.com, and offers residential mortgage loan settlement services under the name LendingTree Settlement Services.

        The Real Estate Business consists primarily of an internet-enabled national residential real estate brokerage that currently operates offices in 14 markets under the brand name "RealEstate.com, REALTORS." Outside of these 14 markets, RealEstate.com maintains relationships with a network of third-party brokerages that receive leads from RealEstate.com and pay a referral fee on closed transactions. The Real Estate Business also consists of a brokerage that matches residential home buyers interested in newly constructed homes with builders and currently operates under the brand name "iNest®."

Lending Business

  Our Lending Networks

        Consumers can access Tree.com's nationwide network of more than 200 banks, lenders and loan brokers online (via www.lendingtree.com or www.getsmart.com) or by calling 1-800-555-TREE. Loans offered by these banks, lenders and loan brokers (the "Network Lenders") consist primarily of home mortgages (in connection with refinancings and purchases) and home equity loans.

        Tree.com selects lenders throughout the country in an effort to provide full geographic lending coverage of the country and to offer a complete suite of loan offerings available in the market. Frequently, before a lender joins the Network, Tree.com performs credit and financial reviews on the lender. In addition, as a further quality assurance measure, Tree.com recently began checking new lenders against a national antifraud database maintained by the Mortgage Asset Research Institute. All Network Lenders are required to enter into a contract that generally may be terminated upon notice by either party. No individual Network Lender accounted for more than 5% of the Lending Segment revenue in any period.

        Consumers seeking mortgage loans through one of Tree.com's lending networks can receive multiple conditional loan offers from Network Lenders, or from Tree.com's subsidiary doing business under the name "LendingTree Loans" (as described below), in response to a single loan request form.

        The process by which the Lending Business matches consumers and Network Lenders, which is referred to in the document as the "matching process," is innovative and customer-friendly. This matching process consists of the following steps:

  •
  Credit Request.  Consumers complete a single loan request form for the selected loan with information regarding their income, assets and liabilities, loan preferences and other data. Consumers also consent to the retrieval of their credit report.

  •
  Loan Request Form Matching and Transmission.  Tree.com matches a given consumer's loan request form data, credit profile and geographic location against certain pre-established creditworthiness criteria of Network Lenders, which may be modified from time to time. Once a given loan request passes through the matching process, the loan request is automatically transmitted to up to four or five Network Lenders.

  •
  Lender Evaluation and Response.  Network Lenders who receive a loan request form evaluate the information in the loan request to determine whether to make a conditional loan offer. If a given Network Lender does not respond with a conditional loan offer, the loan request form is directed through the matching process a second time in an attempt to match the consumer with another Network Lender.

  •
  Communication of a Conditional Offer.  If one or more Network Lenders make a conditional offer, the consumer is automatically notified via e-mail, typically within minutes after the submission of the loan request form. Through these e-mails, consumers may access a dedicated webpage where they can view the proposed terms of each conditional offer, including: interest rate, closing costs, monthly payment amount, lender fees and other information. If a consumer does not have access to e-mail, conditional offers are provided to the consumer by phone or fax.

  •
  Loan Processing.  Consumers work offline with the relevant Network Lender to provide additional information bearing on creditworthiness to the Network Lender. If the Network Lender approves a consumer, it will then underwrite and originate the loan.

  •
  Ongoing Consumer and Lender Support.  Active e-mail and telephone follow-up and support is provided to both Network Lenders and consumers during the loan transaction process. This follow-up and support is designed to provide technical assistance and increase overall satisfaction of Network Lenders, as well as increase the percentage of consumers who close a loan through financial institutions found through the Lending Business.

        The Lending Business also offers a short-form matching process under the LendingTree® and GetSmart® brands. This process, which provides consumers with lender contact information only, typically requires the consumer to submit less data than that required in connection with the matching process described above.

        The Lending Business does not charge consumers a fee to use its lending networks. Substantially all revenues from lending networks are derived from both up-front matching fees and paid by Network Lenders who receive a loan request form and closing fees paid by Network Lenders who close a transaction with the consumer. Since a given loan request form can be matched with more than one Network Lender, multiple match fees may be generated from the same form. Matching fees are recognized at the time the loan request form is transmitted and closing fees are recognized at the time the Network Lender reports that it has closed the loan, which may be several months after the time the loan request form is transmitted.

  LendingTree Loans/Home Loan Center, Inc.

        The Lending Business also originates, processes, approves and funds various consumer mortgage loans through a Tree.com subsidiary, Home Loan Center, Inc., which operates primarily under the brand name "LendingTree Loans®." For these purposes, the Lending Business maintains loan origination offices in California and, to a lesser extent, North Carolina, and is able to provide a broad range of mortgage loan offerings to consumers in most states, primarily conforming and prime loans, and, to a lesser extent, non-conforming, Alt-A and subprime loans. Products available include both adjustable loans and fixed rate loans.

        A summary of loans sold by type of loan for each of the three years in the period ended December 31, 2007 and the three months ended March 31, 2008 and 2007 and the loans held as of the periods then ended is presented below (in millions):

	Year Ended December 31,			Three Months Ended March 31,
	2005	2006	2007	2007	2008
Loans Sold
Conforming	$3,462	$3,773	$4,210	$1,132	$523
% of Total	48.2%	47.9%	69.3%	58.6%	86.3%
Non-Conforming /Alt-A	$2,291	$2,386	$1,323	$504	$83
% of Total	31.9%	30.0%	21.8%	26.1%	13.7%
SubPrime	$269	$251	$51	$44	$—
% of Total	3.7%	3.2%	0.8%	2.3%	—
Home equity	$1,161	$1,461	$489	$252	$0.2
% of Total	16.2%	18.6%	8.1%	13.1%	—

Total	$7,183	$7,871	$6,073	$1,932	$606

	December 31,			March 31,
	2005	2006	2007	2007	2008
Loans Held For Sale
Conforming	$124	$147	$76	$219	$74
% of Total	33.0%	42.2%	82.2%	53.0%	79.1%
Non-Conforming /Alt-A	$140	$102	$10	$119	$13
% of Total	37.5%	29.2%	10.5%	28.8%	14.0%
SubPrime	$32	$22	$2	$6	$2
% of Total	8.7%	6.3%	2.7%	1.5%	2.5%
Home equity	$78	$78	$4	$69	$4
% of Total	20.8%	22.3%	4.6%	16.7%	4.4%

Total	$374	$349	$92	$413	$93

        All LendingTree Loans® -branded loan originations are derived from consumer loan requests received through www.lendingtree.com, www.getsmart.com or 1-800-555-TREE. A portion of all consumer loan request forms received through these channels are referred to LendingTree Loans. LendingTree Loans offers those consumers a choice among various loan alternatives, with loan pricing based upon different wholesale offerings received by LendingTree Loans from the secondary market investors who purchase the loans (plus a fixed margin to cover internal costs). LendingTree Loans maintains controls to ensure that its consumer loan pricing correlates to secondary market pricing and to ensure that its consumers receive multiple loan alternatives, thus maintaining the competition and choice elements inherent in the LendingTree brand. Tree.com believes that LendingTree Loans provides value to consumers who do not wish to negotiate with multiple lenders, but still wish to obtain loan alternatives.

        LendingTree Loans® -branded loans are funded and closed using proceeds from borrowings under available warehouse lines of credit or repurchase agreements. Substantially all of the loans funded are sold, along with the accompanying loan servicing rights, to investors in the secondary market, generally within 30 days of funding, with the proceeds from such sales being used to repay borrowings under the warehouse lines of credit or repurchase agreements. For terms of the warehouse lines of credit and repurchase agreements see "Financial Position, Liquidity and Capital Resources."

        Although most of Home Loan Center, Inc.'s consumer leads are sourced through www.lendingtree.com or 1-800-555-TREE and originated under the LendingTree Loans® brand, a small portion of Home Loan Center, Inc.'s leads are sourced from a variety of non-LendingTree channels, including third-party online lead aggregators, direct mail marketing campaigns and www.homeloancenter.com. When obtaining leads from third-party sources, Home Loan Center, Inc. operates under its traditional name and brand (HomeLoanCenter). Consumers who request loans through the HomeLoanCenter brand typically receive single loan offers. HomeLoanCenter -branded loans are funded, closed and sold into the secondary market in the same manner, and on substantially the same terms, as LendingTree Loans -branded loans.

        Revenues from direct lending operations are derived from the sale of loans to secondary market investors and from origination and other fees paid by borrowers. Of Home Loan Center, Inc.'s seventeen secondary market investors in 2007, the two largest, Countrywide and CitiMortgage, represented approximately 28% and 13%, respectively, of Tree.com's consolidated revenue in 2007. See "Risk Factors Relating to the Business of Tree.com Following the Spin-Offs—Adverse Events and Trends."

  LendingTree Settlement Services

        The Lending Business also provides loan settlement services, including title insurance, appraisal and other collateral evaluation products, flood insurance, escrow, and closing services, through LendingTree Settlement Services, Inc., which provides services to Network Lenders, as well as to Home Loan Center, Inc. (including when doing business as LendingTree Loans®). In addition, Home Loan Center, Inc. offers escrow and sub-escrow services through its subsidiary, HLC Escrow, Inc.

        Revenues from LendingTree Settlement Services are derived from service fees paid by lenders, which fees may or may not be passed on by the lender to the loan customer. Revenues from escrow and sub-escrow services are derived from fees charged to the consumer by the lender or by Home Loan Center, Inc.

  Other Businesses

        Through the LendingTree.com and GetSmart.com websites, Tree.com's Lending Business also offers:

  •
  unsecured loans, through which consumers are matched with multiple lenders using a network-based process similar to the mortgage loan matching process described above;

  •
  automobile loans, through which consumers are linked with one or more third-party automobile lenders;

  •
  credit cards, through which consumers can search various credit card offerings through a third-party vendor;

  •
  student loans, through which consumers receive initial student loan offers through a third-party vendor; and

  •
  various consumer insurance products, pursuant to which consumers are linked with licensed insurance agents and insurance lead aggregators to obtain insurance offers.

        Revenues from these businesses are derived either from matching and closing fees, or in some cases, volume-based marketing fees. While the revenues from these businesses do not currently represent a significant portion of the revenues of the Lending Business, these revenues are expected to grow over time.

  Competition

        Tree.com's Lending Business, particularly its lending networks, competes with other lead aggregators, including online intermediaries that operate network-type arrangements. In the case of the direct lending operations, Tree.com believes that the primary competitors of its Lending Business are traditional lending institutions, including those that are developing their own direct, online lending channels. While these financial institutions do not operate lending networks, they process, close and fund loans as direct lenders through well-recognized, national brands, many of which are industry leaders. Tree.com's Lending Business also faces additional competition from direct lending websites owned and operated by other online lenders that originate the bulk of their loans through their websites or by phone. These companies typically operate a consumer-branded website and attract consumers via online banner ads, key word placement on search engines, partnering with affiliates and business development arrangements with other properties, including major online portals.

Real Estate Business

  Real Estate Brokerage

        RealEstate.com, REALTORS is Tree.com's proprietary real estate brokerage business, which currently operates in the following 14 markets: Greater Portland, Seattle, Denver, Salt Lake City, San Diego, Las Vegas, Phoenix, Tucson, Sierra Vista (AZ), Charlotte, New York, New Jersey, Philadelphia and Boston. Most of the business for the proprietary real estate brokerage is internally generated based on consumers accessing www.realestate.com or by calling 1-800-REALESTATE. The brokerage recruits agents to join as independent contractors, for whom it then generates leads, with the brokerage retaining a significant share of the gross commission on closed transactions originating from company-generated leads (and a lesser share in the case of agent-generated leads). Tree.com uses both a central agent recruiting group in Charlotte, as well as local recruiting efforts, to identify agents who fit its model and would be willing to join the company. Third-party brokerage services provided by approximately 300 real estate brokerage firms are also available through www.realestate.com or by calling 1-800-REALESTATE. The Real Estate Business has developed relationships with brokers over the years, and targets prospective companies based on available lead flow by geography, their willingness to work with a lead generation company under Tree.com's terms and conditions, and the belief that such brokerage firms would generate an acceptable closing conversion rate. These third-party brokerage services are available nationwide, as well as in the 14 markets in which RealEstate.com, REALTORS currently operates. Once the consumer and the real estate professional are matched and agree to work together, the remainder of the transaction is completed locally.

        The proprietary real estate brokerage business earns revenues through the real estate brokerage commissions it collects in connection with company- and agent-generated transactions. The Real Estate Business also earns revenue from referral fees paid by participating real estate brokerages.

  Other Real Estate Services

        The Real Estate Business also owns and operates www.inest.com, a website that matches potential purchasers of newly constructed homes with new home builders. iNest.com is currently available in 28 states and allows consumers to view new home community information (new home listings) on the

iNest website. From the iNest website a consumer can print a coupon to present to builders that participate in the iNest.com network upon his or her first visit to a home site, which signifies that iNest.com will act as the buyer's real estate broker for a new home purchase from that builder. Upon closing, the builder pays a commission to iNest, which in turn is split between iNest, the licensed iNest real estate broker representing the consumer, and the consumer.

  Competition

        Tree.com's Real Estate Business competes with all real estate brokerages within the RealEstate.com, REALTORS fourteen markets. These brokerages are comprised mainly of traditional real estate companies operating as independent brands or franchisees, as well as non-traditional models, such as salaried-agent, fee-for-service, flat-fee, discount, or rebate commission models, many of which generate leads from the Internet. In addition, the Real Estate Business competes for customers with companies that are not brokerages, such as websites that aggregate real estate broker listings without related services and customer support. Given the downturn in the credit and mortgage markets, and the decline in the number of housing transactions, competition in this segment has increased.

Regulation and Legal Compliance

        Tree.com businesses market and provide services in heavily regulated industries through a number of different online and offline channels across the United States (see "Risk Factors Relating to the Business of Tree.com Following the Spin-Offs—Compliance and Changing Laws, Rules and Regulations"). As a result, they are subject to a variety of statutes, rules, regulations, policies and procedures in various jurisdictions in the United States, including:

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  Restrictions on the amount and nature of fees or interest that may be charged in connection with a loan, in particular, state usury and fee restrictions;

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  Restrictions on the manner in which consumer loans are marketed and originated, including the making of required consumer disclosures, such the federal Truth-in-Lending Act, the federal Equal Credit Opportunity Act, the federal Fair Credit Reporting Act, the federal Fair Housing Act, the federal Real Estate Settlement Procedures Act (RESPA), and similar state laws;

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  Restrictions on the amount and nature of fees that may be charged lenders and real estate professionals for providing or obtaining consumer leads, in particular, RESPA;

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  Restrictions on the amount and nature of fees that may be charged consumers for real estate brokerage transactions, including any incentives and rebates, that may be offered to consumers by Tree.com businesses;

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  State, and in some instances, federal, licensing or registration requirements applicable to both individuals or businesses engaged in the making or brokerage of loans (or certain kinds of loans, such as loans made pursuant to the Federal Housing Act), or the brokering of real estate transactions; and

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  State and federal restrictions on the marketing activities conducted by telephone, the mail or by email, or over the internet, including the Telemarketing Sales Rule, state telemarketing laws, federal and state privacy laws, the CAN-SPAM Act, and the Federal Trade Commission Act and its accompanying regulations and guidelines.

Employees

        As of December 31, 2007, Tree.com had approximately 1,000 full-time employees. None of Tree.com's employees are represented under collective bargaining agreements. Tree.com considers its relations with its employees and independent contractors to be good.

Properties

        Tree.com's principal executive offices, together with certain personnel and operations of its Lending and Real Estate Businesses, are currently located in approximately 89,000 square feet of office space in Charlotte, North Carolina under leases that expire in 2015. 95,500 square feet of office space in Irvine, California is utilized by Home Loan Center, Inc. under a lease expiring in 2010, and 31,667 square feet of office space in Jacksonville, Florida is utilized by LendingTree Settlement Services under leases that expire in 2009.

Tree.com Legal Proceedings

        In the ordinary course of business, Tree.com and its subsidiaries are parties to litigation involving property, personal injury, contract, intellectual property and other claims. The amounts that may be recovered in such matters may be subject to insurance coverage. Tree.com does not believe that such ordinary course litigation will have a material effect on its business, financial condition or results of operations.

        Rules of the Securities and Exchange Commission require the description of material pending legal proceedings, other than ordinary, routine litigation incident to the registrant's business, and advise that proceedings ordinarily need not be described if they primarily involve damage claims for amounts (exclusive of interest and costs) not exceeding 10% of the current assets of the registrant and its subsidiaries on a consolidated basis. Certain of the pending litigation matters described below, which management believes are the material litigations that Tree.com now faces, could involve amounts of the magnitude described above.

Patent Litigation

        Block Financial Corp. v. LendingTree, Inc., No. 01-cv-1007 ODS (U.S. Dist. Ct., W.D. Mo.); LendingTree, LLC v. Block Financial LLC, No. 08-cv-164 ODS (U.S. Dist. Ct., W.D. Mo.). On September 14, 2001, Block Financial Corporation ("Block") filed suit against LendingTree, LLC in the U.S. District Court for the Western District of Missouri, alleging that LendingTree, LLC's loan-matching process infringes U.S. Patent No. 6,014,645 (the "'645 patent"), which generally claims a real-time application system for financial cards. Block seeks damages, attorneys' fees and injunctive relief.

        In 2002, LendingTree, LLC filed a petition to reexamine the '645 patent with the United States Patent and Trademark Office. The Patent Office agreed to reexamine the '645 patent, and the court stayed the litigation pending reexamination. In December 2006, the Patent Office republished the patent, with certain modifications. The court then lifted its stay of the litigation. On September 27, 2007, the court issued a claim construction order.

        In February 2008, Block provided LendingTree, LLC with notice of a recently issued patent, U.S. Patent No. 7,310,617 (the "'617 patent"), a continuation of the '645 patent that purports to claim a real-time application system for financial offerings (as opposed to only financial cards). On March 6, 2008, LendingTree, LLC filed suit in the U.S. District Court for the Western District of Missouri seeking a declaration that the '617 patent is invalid. On April 14, 2008, Block filed an answer and counterclaim. Block asserts that LendingTree, LLC's loan-matching process infringes the '617 patent. Block seeks damages, attorneys' fees and injunctive relief.

        On June 24, 2008, the court consolidated the two cases and approved a schedule setting a trial date of October 26, 2009. The consolidated case is currently in discovery.

        IMX, Inc. v. E-Loan, Inc., et al., No. 03-CV-1067 (U.S. Dist. Ct., D. Del.). On November 24, 2003, IMX, Inc. ("IMX") filed suit against LendingTree, LLC and several other companies in the U.S. District Court for the District of Delaware, alleging infringement of U.S. Patent No. 5,995,947 (the

"'947 patent"), which generally claims an interactive real-time trading system for loans. In its complaint, IMX sought damages, attorneys' fees and injunctive relief. On January 26, 2004, LendingTree, LLC filed a counterclaim seeking a declaration that the '947 patent is invalid and unenforceable.

        On December 14, 2005, the court (i) construed the claims of the '947 patent, (ii) granted partial summary judgment to LendingTree, LLC, limiting recoverable damages to the period commencing after the filing of suit due to IMX's failure to "mark" its website with its patent and (iii) denied the parties' cross-motions for summary judgment on the issues of infringement and invalidity.

        The case against LendingTree, LLC went to trial, and on January 23, 2006, the jury returned a verdict finding infringement and awarding IMX approximately $5.8 million in damages. The jury also found that the infringement was willful and that the asserted claims of the '947 patent are valid. LendingTree, LLC subsequently designed and implemented a work-around to avoid further infringement of the '947 patent.

        On January 10, 2007, the court, ruling on various post-trial motions, (i) denied IMX's motion for a permanent injunction and its request for attorneys' fees, (ii) enhanced the damages award by 50% in light of the jury's finding of willful infringement, (iii) awarded IMX pre- and post-judgment interest, (iv) rejected LendingTree, LLC's counterclaim alleging inequitable conduct by IMX and (v) entered judgment in favor of IMX for approximately $8.7 million plus interest.

        On July 27, 2007, the court, ruling on additional motions, (i) denied IMX's renewed request for an injunction, (ii) awarded IMX approximately $2.7 million in supplemental damages for the post-verdict, pre-design-around period, (iii) denied IMX's request to enhance those supplemental damages and (iv) awarded IMX approximately $1.0 million in pre-judgment interest and approximately $0.2 million in post-judgment interest to date. On August 9, 2007, an amended judgment was entered in favor of IMX for the foregoing amounts.

        LendingTree, LLC appealed from this judgment to the U.S. Court of Appeals for the Federal Circuit. IMX cross-appealed from the District Court's order prohibiting recovery of damages attributable to the period prior to the filing of the complaint, and from the court's refusal to award enhanced damages for post-verdict infringement. Briefing on the appeals has been completed. Oral argument has not yet been scheduled.

        As of December 31, 2007, LendingTree, LLC's reserve for this matter was approximately $12.8 million. In connection with the appeal, IAC executed a guarantee in favor of LendingTree, LLC in the amount of $13.5 million in lieu of LendingTree, LLC posting a bond. Before the spin-off of Tree.com is consummated, LendingTree, LLC will have to put in place a bond or similar security.

        Source Search Technologies, LLC v. LendingTree, LLC, No. 2:04-CV-04420 (U.S. Dist. Ct., D.N.J.). On September 13, 2004, Source Search Technologies, LLC ("SST") filed suit against LendingTree, LLC and other companies in the U.S. District Court for the District of New Jersey, alleging infringement of U.S. Patent No. 5,758,328 (the "'328 patent"), which generally claims a computerized procurement system. SST seeks damages, attorneys' fees and injunctive relief. On November 10, LendingTree, LLC filed a counterclaim seeking a declaration that the '328 patent is invalid and unenforceable.

        The court issued claim construction orders on October 16 and November 13, 2007. Following the completion of discovery, LendingTree, LLC and SST filed cross-motions for summary judgment on the issues of infringement and invalidity. LendingTree, LLC also filed a motion for summary judgment on the ground that any infringement was not willful. The court heard oral argument on these motions on November 13, 2007 and February 4, 2008.

        On July 9, 2008, the court entered an opinion regarding the parties' motions for summary judgment. The court granted LendingTree's motion that the asserted claims of the '328 patent are invalid for obviousness, granted SST's motion that LendingTree infringes the asserted '328 claims, granted SST's motion that the '328 claims are not invalid for indefiniteness, dismissed LendingTree's motion for summary judgment of no willful infringement as moot, and denied SST's motion to strike the supplemental report of LendingTree's expert. On July 10, 2008, the court entered an order consistent with the rulings in its opinion and closed the case. LendingTree has not received notice from SST regarding whether it intends to appeal the court's ruling on obviousness.

Employment (Wage-and-Hour) Litigation

        Gonzalez v. Home Loan Center, Inc., No. CV06-5007 (U.S. Dist. Ct., C.D. Cal.). On August 9, 2006, Daniel Gonzalez filed this putative class action against Home Loan Center, Inc. (hereinafter, for the purpose of this section, "HLC") in the U.S. District Court for the Central District of California. Plaintiff, a former HLC loan officer, asserts that HLC: failed to pay overtime; failed to pay wages due upon termination; failed to provide proper wage statements; failed to reimburse employees for expenses and/or improperly deducted wages for business-related expenses; and failed to provide meal and rest periods. Based upon these factual allegations, Plaintiff asserts violations of various California wage and hour laws, conversion, and violations of California Business & Professions Code § 17200. Plaintiff purports to represent a class of loan officers employed by HLC in California since August 9, 2002, and seeks damages, restitution, attorneys' fees and injunctive relief.

        On December 27, 2006, Plaintiff filed a second amended complaint, adding two additional plaintiffs, David Nottingham and Jeffrey Howerton. Because these new plaintiffs had signed agreements with HLC to arbitrate all employment-related claims, HLC filed a motion to compel arbitration.

        Following a mediation held in September 2007, the parties entered into an agreement to settle this action. Under the settlement agreement, HLC has agreed to pay a maximum of $4.0 million, inclusive of payments to class members as well as attorneys' fees and costs. The settlement agreement must be approved by the court in order to become effective. On May 13, 2008, Plaintiffs filed a motion for preliminary approval of the settlement. On June 13, 2008, the court, following a hearing, granted Plaintiffs' motion and preliminarily approved the settlement. The court also scheduled a final approval hearing for December 16, 2008.

        As of December 31, 2007, LendingTree, LLC's reserve for this matter was approximately $2.1 million. This figure reflects Tree.com's estimates as to the minimum percentage of class members likely to submit claims for payment and the contractual indemnity obligations of former HLC shareholders for liability that arose prior to LendingTree, LLC's acquisition of HLC.

        Richardson v. Home Loan Center, Inc., No. 07CC01337 (Cal. Super. Ct., Orange Cty.). On August 2, 2007, Angela Richardson filed this putative class action against HLC in the California Superior Court for Orange County. Plaintiff, a former HLC loan processor, alleges that HLC: failed to pay overtime; failed to provide meal and rest periods; failed to pay wages due upon termination; and failed to provide proper wage statements. Based upon these factual allegations, plaintiff asserts that HLC violated various California wage and hour laws as well as California Business & Professions Code § 17200. Plaintiff purports to represent all loan processors, funders and underwriters employed by HLC since August 2, 2003, and seeks damages, restitution, attorneys' fees and injunctive relief.

        On December 21, 2007, plaintiff filed a second amended complaint. On February 15, 2008, HLC filed a demurrer and a motion to strike portions of the second amended complaint. On April 3, 2008, the court overruled the demurrer and denied the motion to strike. On April 23, 2008, HLC filed an answer to the second amended complaint. A mediation is scheduled for August 15, 2008.

        Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

        As of December 31, 2007, LendingTree, LLC's reserve for this matter was approximately $0.4 million. This reserve was established in connection with a settlement offer by HLC. No settlement has been reached to date.

        Primanto v. Home Loan Center, Inc., No. 07CC01382 (Cal. Super. Ct., Orange Cty.). On September 28, 2007, William Primanto filed this putative class action against HLC in the California Superior Court for Orange County. Plaintiff, a former HLC loan officer, alleges that HLC failed to pay overtime and asserts violations of various California wage and hour laws and of California Business & Professions Code § 17200. Plaintiff purports to represent all loan officers employed by HLC in California since September 28, 2003, and seeks compensatory damages, statutory penalties, restitution and attorneys' fees.

        On December 13, 2007, the court, at the request of the parties, entered an order staying the action pending resolution of the Gonzalez action (discussed above). The case remains stayed.

        Johanson v. Home Loan Center, Inc., No. 07CC01405 (Cal. Super. Ct., Orange Cty.). On November 8, 2007, Brian Johanson and Brendan Dwyer filed this putative class action against HLC in the California Superior Court for Orange County. Plaintiffs, former HLC loan officers, assert that HLC: failed to pay overtime, compensation, commission wages and bonus wages; failed to provide proper wage statements; failed to provide rest periods and meal periods or compensation in lieu thereof; and failed to pay wages due employees upon termination. Based upon these factual allegations, Plaintiffs assert violations of various California wage and hour laws and of California Business & Professions Code § 17200. Plaintiffs purport to represent a class of all persons employed by HLC in California since November 8, 2003, and seek compensatory damages, statutory penalties, restitution and attorneys' fees.

        On February 21, 2008, HLC filed an answer to the complaint. A mediation is scheduled for August 15, 2008. Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

        D'Asero v. Home Loan Center, Inc., No. SACV08-384 (U.S. Dist. Ct., C.D. Cal.). On April 9, 2008, Frank D'Asero, Ezekial Mohammed, Pouria Safabakhsh and Michael McCarver filed this putative class action against HLC in the U.S. District Court for the Central District of California. Plaintiffs, former HLC loan officers, allege that HLC: denied overtime compensation in violation of federal labor law; denied overtime compensation in violation of California labor law; failed to pay wages for compensable meal breaks in violation of California labor law; made unauthorized deductions from earned wages, failed to indemnify employees and coerced purchases in violation of California labor law; made unauthorized deductions from wages in violation of North Carolina labor law; failed to pay timely wages in violation of California labor law; failed to pay wages in violation of North Carolina labor law; failed to furnish itemized wage statements in violation of California labor law; and based upon the foregoing, committed unfair business practices in violation of California Business & Professions Code § 17200.

        Plaintiffs purport to represent all loan officers employed by HLC in California since April 9, 2004 and all loan officers employed by HLC in North Carolina since April 9, 2006. Plaintiffs also purport to bring a collective action under the federal Fair Labor Standards Act on behalf of all loan officers employed by HLC since April 9, 2005. Plaintiffs seek declaratory relief, an injunction, liquidated damages, compensatory damages, attorneys' fees, restitution and penalties.

        On May 30, 2008, HLC filed a motion to compel arbitration of Plaintiffs' claims based upon their signed agreements with HLC to arbitrate all employment-related claims.

        On June 10, 2008, Plaintiffs filed a first amended complaint, which added a new claim for violation of California's Private Attorneys General Act of 2004. In addition, on June 10, 2008, Plaintiffs filed a motion for conditional class certification. A hearing date on Plaintiffs' motion is scheduled for July 1, 2008.

        On June 17, 2008, the parties executed a joint stipulation and proposed order staying all proceedings for 90 days to facilitate mediation. The parties have filed the joint stipulation and proposed order with the court for approval. A mediation is scheduled for August 15, 2008.

        Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

Privacy/Information Security Litigation

        Miller v. LendingTree, LLC, No. 08cv2300 (U.S. Dist. Ct., N.D. Ill.). On April 22, 2008, Eugene Miller filed this putative class action against LendingTree, LLC in the U.S. District Court for the Northern District of Illinois. The case arises out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers. Plaintiff alleges that LendingTree, LLC is a "consumer reporting agency" within the meaning of the FCRA and has violated the FCRA by failing to maintain reasonable procedures designed to limit the furnishing of consumer reports. Plaintiff also asserts claims for negligence, breach of implied contract, invasion of privacy and misappropriation of confidential information. Plaintiff purports to represent all LendingTree, LLC customers affected by the information security breach, and seeks damages, attorneys' fees and injunctive relief.

        LendingTree has filed a motion to dismiss this action and to compel arbitration, or, in the alternative, to dismiss for improper venue. Plaintiffs have not yet filed a motion for class action certification. No trial date has been set.

        Mitchell v. Home Loan Center, Inc., No. 08-303-RJC (U.S. Dist. Ct., W.D. N.C.). On April 28, 2008, Angela Mitchell filed this putative class action against Home Loan Center, Inc. and LendingTree, LLC in the U.S. District Court for the Western District of Oklahoma. On LendingTree's demand, Plaintiff transferred this case to the Western District of North Carolina. As in the Miller case (discussed above), the case arises out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers. Plaintiff asserts claims for breach of contract, negligence and negligence per se. Plaintiff purports to represent all similarly situated persons, and seeks damages, attorneys' fees and injunctive relief.

        LendingTree has filed a motion to dismiss this action and to compel arbitration. Plaintiffs have not yet filed a motion for class action certification. No trial date has been set.

        Constance Spinozzi v. LendingTree, LLC, No. 3:08-cv-229 (U.S. Dist. Ct., W.D.N.C.). On May 15, 2008, Constance Spinozzi filed this putative class action against LendingTree, LLC in the U.S. District Court for the Western District of North Carolina. As in the Miller case (discussed above), the case arises out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers. Plaintiff alleges that LendingTree, LLC is a "consumer reporting agency" within the meaning of the FCRA and has violated the FCRA by failing to maintain reasonable procedures designed to limit the furnishing of consumer reports. Plaintiff also asserts claims for negligence and breach of implied contract. Plaintiff purports to represent all LendingTree, LLC customers affected by the information security breach, and seeks damages, attorneys' fees and injunctive relief.

        On June 11, 2008, Plaintiff and the plaintiff in the Carson case (discussed below) filed a motion with the Judicial Panel on Multidistrict Litigation requesting that it (1) exercise jurisdiction over all actions arising out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers; and (2) consolidate all such cases and transfer them to the U.S. District Court for the Western District of North Carolina.

        LendingTree has filed a motion to dismiss this action and to compel arbitration. Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

        Marvin Garcia v. LendingTree, LLC, No. 08 Civ. 4551 (U.S. Dist. Ct., S.D.N.Y.). On May 16, 2008, Marvin Garcia filed this putative class action against LendingTree, LLC in the U.S. District Court for the Southern District of New York. As in the Miller case (discussed above), the case arises out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers. Plaintiff asserts claims for breach of contract and negligence. Plaintiff purports to represent all LendingTree, LLC customers affected by the information security breach, and seeks damages, attorneys' fees and injunctive relief.

        Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

        Sylvia Carson v. LendingTree, LLC, No. 3:08-cv-247 (U.S. Dist. Ct., W.D.N.C.). On May 30, 2008, Sylvia Carson filed this putative class action against LendingTree,  LLC in the U.S. District Court for the Western District of North Carolina. As in the Miller case (discussed above), the case arises out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers. Plaintiff alleges that LendingTree, LLC is a "consumer reporting agency" within the meaning of the FCRA and has violated the FCRA by failing to maintain reasonable procedures designed to limit the furnishing of consumer reports. Plaintiff also asserts claims for negligence and breach of implied contract. Plaintiff purports to represent all LendingTree, LLC customers affected by the information security breach, and seeks damages, attorneys' fees and injunctive relief.

        As set forth in the Spinozzi discussion (above), on June 11, 2008, Plaintiff and the Spinozzi plaintiff filed a motion with the Judicial Panel on Multidistrict Litigation requesting that it (1) exercise jurisdiction over all actions arising out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers; and (2) transfer and consolidate all such cases in the U.S. District Court for the Western District of North Carolina.

        LendingTree has filed a motion to dismiss this action and to compel arbitration. Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

        Amy Bercaw v. LendingTree, LLC, No. SACV08-660 (U.S. Dist. Ct., C.D. Cal.). On June 13, 2008, Amy Bercaw, Russell Winsett and Ty Woods filed this putative class action against LendingTree, LLC in the U.S. District Court for the Central District of California. As in the Miller case (discussed above), the case arises out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers. Plaintiffs allege that LendingTree, LLC is a "consumer reporting agency" within the meaning of the FCRA and has violated the FCRA by failing to maintain reasonable procedures designed to limit the furnishing of consumer reports. Plaintiffs also assert claims against LendingTree, LLC for negligence, breach of implied contract, invasion of privacy, misappropriation of confidential information in violation of California Civil Code § 17980.89, and violation of California Business and Professions Code § 17200. Plaintiff purports to represent all LendingTree, LLC customers affected by the information security breach, and seeks damages, attorneys' fees and injunctive relief.

        Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

        Bradley v. LendingTree, LLC, et al., SACV08-755 (U.S. Dist. Ct. C.D. Cal.). On July 10, 2008, Geraldine Bradley, Joy Paxton-Collis, James Larson and Mark Swearingen filed this putative class action against LendingTree, LLC in the U.S. District Court for the Central District of California.

        As in the Miller case (discussed above), the case arises out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers. Plaintiffs allege that LendingTree, LLC is a "consumer reporting agency" within the meaning of the FCRA. According to Plaintiffs, LendingTree, LLC has intentionally violated the FCRA by failing to maintain reasonable procedures designed to limit the furnishing of consumer reports. Plaintiffs also allege LendingTree, LLC negligently violated the FCRA by failing to maintain reasonable procedures to protect Plaintiffs' personal and financial information. Plaintiffs also assert claims against LendingTree, LLC for negligence, breach of implied contract, invasion of privacy, misappropriation of confidential information in violation of California statute, and violation of California's unfair competition law.

        Plaintiffs purport to represent all similarly situated persons, and seeks damages, attorneys' fees and injunctive relief.

        Plaintiffs have not yet filed a motion for class action certification. No trial date has been set.

        Shaver v. LendingTree, LLC, et al., SACV08-755 (U.S. Dist. Ct. C.D. Cal.). On July 10, 2008, Paul Shaver filed this putative class action against LendingTree, LLC in the U.S. District Court for the Central District of California.

        As in the Miller case (discussed above), the case arises out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers. Plaintiff alleges that LendingTree, LLC is a "consumer reporting agency" within the meaning of the FCRA. According to Plaintiff, LendingTree, LLC has intentionally violated the FCRA by failing to maintain reasonable procedures designed to limit the furnishing of consumer reports. Plaintiff also alleges LendingTree, LLC negligently violated the FCRA by failing to maintain reasonable procedures to protect Plaintiff's personal and financial information. Plaintiff also asserts claims against LendingTree, LLC for negligence, breach of implied contract, invasion of privacy, misappropriation of confidential information in violation of California statute, and violation of California's unfair competition law.

        Plaintiff purports to represent all similarly situated persons, and seeks damages, attorneys' fees and injunctive relief.

        Plaintiff has not yet filed a motion for class action certification. No trial date has been set.

Other Litigation

        Boschma v. Home Loan Center, Inc., No. SACV07-613 (U.S. Dist. Ct., C.D. Cal.). On May 25, 2007, Clarence and Shirley Boschma filed this putative class action against HLC in the U.S. District Court for the Central District of California. Plaintiffs allege that HLC sold them an option ARM (adjustable-rate mortgage) loan but failed to disclose in a clear and conspicuous manner, among other things, that the interest rate was not fixed, that negative amortization could occur and that the loan had a prepayment penalty. Based upon these factual allegations, Plaintiffs assert violations of the federal Truth in Lending Act (the "TILA"), violations of California Business and Professions Code § 17200 (the "UCL"), breach of contract, breach of the covenant of good faith and fair dealing and violations of California's Consumer Legal Remedies Act (the "CLRA"). Plaintiffs purport to represent a class of all individuals who between June 1, 2003 and May 31, 2007 obtained through HLC an option ARM loan on their primary residence located in California, and seek rescission, damages, attorneys' fees and injunctive relief. On August 10, 2007, Plaintiffs filed a first amended complaint that dropped their CLRA claim.

        On September 11, 2007, HLC filed a motion to dismiss and a motion to strike the amended complaint. In its motion to dismiss, HLC argued that Plaintiffs' UCL claim should be dismissed because they fail to properly allege that they or the putative class members suffered injury as a result of HLC's alleged misrepresentations. The motion to dismiss also requests dismissal of Plaintiffs' claims for breach of contract and for breach of the implied covenant of good faith and fair dealing. HLC's motion to strike requests that the court strike Plaintiffs' demand for class-wide rescission under the TILA and demand for disgorgement the UCL. Plaintiffs opposed both motions. On May 27, 2008, the court granted HLC's motion to dismiss, denied HLC's motion to strike as moot, and granted Plaintiffs leave to file a second amended complaint. On June 16, 2008, Plaintiffs filed a second amended complaint, which added a claim for fraudulent omissions. In response, HLC raised the issue that the class representatives had no standing to assert any claims for rescission under the TILA based on the fact that they had since refinanced their loan. Plaintiffs have agreed to substitute a new class representative and intend to file a third amended complaint.

        The parties have agreed not to conduct discovery until after the court rules on HLC's motions. Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

        Gaines v. Home Loan Center, Inc., No. SACV08-667 (U.S. Dist. Ct., C.D. Cal.). On June 13, 2008, Joanne Gaines and Johnnie Cave filed this putative class action against HLC and LendingTree, LLC in the U.S. District Court for the Central District of California. Plaintiffs allege, in essence, that (1) HLC failed to disclose that the bundled amount for certain loan closing services (called the "TrueCost") that HLC charged to Plaintiffs was greater than HLC's actual costs for those services; (2) HLC's option ARM (adjustable rate mortgage) note failed to tell Plaintiffs that the stated interest rate and payment amounts would change after the first month and that the payment amount stated in the note was not sufficient to pay interest charges, resulting in negative amortization; and (3) HLC misrepresented that Plaintiffs would have to obtain a home equity line of credit in order to obtain a low interest rate on their option ARM loans. Based upon these factual allegations, Plaintiffs assert violations of the federal Racketeer Influenced and Corrupt Organizations Act, the federal Truth in Lending Act, California Business and Professions Code §§ 17200 and 17500, California's Consumers Legal Remedies Act, breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment, conversion, and money had and received.

        Plaintiffs purport to represent all HLC customers who, since December 14, 2004 (1) were charged by HLC and paid a TrueCost amount that exceeded HLC's actual costs for the TrueCost services; and/or (2) entered into option ARM loan agreements with HLC; and/or (3) were misled into taking out a home equity line of credit along with their option ARM mortgage. Plaintiffs seek restitution, disgorgement, damages, attorneys' fees and injunctive relief.

        Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

        Schnee v. LendingTree, LLC and Home Loan Center, Inc., No. 06CC00211 (Cal. Super. Ct., Orange Cty.). On October 11, 2006, four individual plaintiffs filed this putative class action against LendingTree, LLC and HLC in the California Superior Court for Orange County. Plaintiffs allege that they used the LendingTree.com website to find potential lenders and without their knowledge were referred to LendingTree, LLC's direct lender, HLC; that Lending Tree, LLC and HLC did not adequately disclose the relationship between them; and that HLC charged Plaintiffs higher rates and fees than they otherwise would have been charged. Based upon these allegations, Plaintiffs assert that LendingTree, LLC and HLC violated California Business and Professions Code §§ 17200 and 17500 and California's Consumer Legal Remedies Act. Plaintiffs purport to represent a nationwide class of consumers who sought lender referrals from LendingTree, LLC and obtained loans from HLC since December 1, 2004. Plaintiffs seek damages, restitution, attorneys' fees and injunctive relief.

        On November 27, 2006, LendingTree, LLC and HLC filed demurrers and a motion to strike portions of the complaint, arguing, among other things, that the complaint did not adequately allege that the named class representatives read and relied upon the allegedly deceptive representations on LendingTree, LLC's website. On January 25, 2007, the court sustained the demurrers and granted the motion to strike on the reliance issue, but otherwise overruled the demurrers and denied the motion to strike. On February 14, 2007, Plaintiffs filed their first amended complaint.

        On March 12, 2007, LendingTree, LLC and HLC filed demurrers and a motion to strike portions of the first amended complaint. On May 17, 2007, the court overruled the demurrers and denied the motion to strike. On June 11, 2007, LendingTree, LLC and HLC filed an answer to the first amended complaint.

        The case is currently in discovery. Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

        Mortgage Store, Inc. v. LendingTree Loans d/b/a Home Loan Center, Inc., No. 06CC00250 (Cal. Super. Ct., Orange Cty.). On November 30, 2006, The Mortgage Store, Inc. and Castleview Home Loans, Inc. filed this putative class action against HLC in the California Superior Court for Orange County. Plaintiffs, two former Network Lenders, allege that HLC interfered with LendingTree, LLC's contracts with Network Lenders by taking referrals from LendingTree, LLC. The complaint is largely based upon the factual allegations made in the Schnee complaint (described above). Based upon these factual allegations, Plaintiffs assert claims for intentional interference with contractual relations, intentional interference with prospective economic advantage, and violation of California Business and Professions Code §§ 17200 and 17500. Plaintiffs purport to represent all Network Lenders from December 14, 2004 to date, and seek damages, restitution, attorneys' fees, and punitive damages.

        On February 8, 2007, HLC filed a demurrer and a motion to strike portions of Plaintiffs' complaint. On March 15, 2007, the court overruled the demurrer but granted the motion to strike in part, striking the portion of the complaint that sought restitution and disgorgement of all profits made by HLC from December 14, 2004 to date.

        The case is currently in discovery. Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

RISK FACTORS RELATING TO THE BUSINESS OF TREE.COM FOLLOWING THE SPIN-OFFS

        Tree.com's business, financial condition and results of operations are subject to certain risks that are described below and in the section "Risk Factors" beginning on page 11. You should carefully consider these risks and uncertainties.

Adverse Events and Trends—Adverse conditions in the primary and secondary mortgage markets, as well as the economy generally, could materially and adversely affect Tree.com's business, financial condition and results of operations.

        The primary and secondary mortgage markets have been (and are currently) experiencing unprecedented and continuing disruption, which have had, and are expected to continue to have, an adverse effect on Tree.com's business, financial condition and results of operations. These conditions, coupled with adverse economic conditions and continuing declines in residential real estate prices generally, has resulted, and is expected to continue to result, in decreased consumer demand for the lending and real estate offerings provided by Tree.com's networks and other businesses. Generally, increases in interest rates adversely affect the ability of the Lending Business and Network Lenders to close loans, while adverse economic trends limit the ability of the Lending Business and Network Lenders to offer home loans other than low margin conforming loans. Likewise, adverse economic trends have reduced, and are expected to continue to reduce, the number of prospective home purchasers and home prices, which adversely affects Tree.com's Real Estate Business. Tree.com businesses may experience a further decline in demand for their offerings due to decreased consumer demand as a result of the conditions described above now or in the future. Conversely, during periods of robust consumer demand, which are typically associated with decreased interest rates, some Network Lenders may have less incentive to use Tree.com's networks. Prolonged declines in demand for offerings of Tree.com businesses could have a material adverse effect on Tree.com's business, financial condition and results of operations.

        The secondary mortgage markets have also been (and are currently) experiencing unprecedented and continued disruptions resulting from reduced investor demand for mortgage loans and mortgage-backed securities and increased investor yield requirements for those loans and securities. These conditions may continue for a prolonged period of time or worsen in the future. Home Loan Center, Inc. does not have the capital resources or credit necessary to retain the loans it funds and closes, and as a result sells substantially all such loans within 30 days of funding as discussed above. Accordingly, a prolonged period of secondary market illiquidity may force the Lending Business to significantly reduce the volume of loans that it originates and funds through Home Loan Center, Inc., which could have an adverse effect on Tree.com's business, financial condition and results of operations.

Adverse Events and Trends—Adverse conditions in the credit markets could materially and adversely affect Tree.com's business, financial condition and results of operation.

        The credit markets, in particular those financial institutions that provide warehouse financing and similar arrangements to mortgage lenders have been (and are currently) experiencing unprecedented and continued disruptions resulting from instability in the mortgage and housing markets. As previously discussed, Tree.com's Lending Business originates, processes, approves and funds various consumer mortgage loans through Home Loan Center, Inc., which operates primarily under the brand name "LendingTree Loans®." These direct lending operations have significant financing needs that are currently being met through borrowings under warehouse lines of credit or repurchase agreements to fund and close loans, followed by the sale of substantially all loans funded to investors in the secondary mortgage markets. Current credit market conditions, such as significantly reduced and limited availability of credit, increased credit risk premiums for certain market participants and increased interest rates generally, increase the cost and reduce the availability of debt and may continue for a prolonged period of time or worsen in the future.

        As of December 31, 2007, LendingTree Loans had committed lines of credit, primarily warehouse lines, totaling $550 million, of which $500 million expired on January 31, 2008, and $50 million expires on October 31, 2008, and an uncommitted line of $150 million. Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid from proceeds from the sales of loans held for sale by LendingTree Loans. The interest rate under these lines of credit is 30-day LIBOR plus 75 to 100 basis points, but may be higher under certain circumstances. The committed line that expired on January 31, 2008 was subsequently renewed at a reduced size of $50 million and will expire on January 24, 2009 and can be cancelled at the option of the lender without default upon sixty days notice. However, if the lender determines at any time prior to January 24, 2009 the spin-off materially and adversely affects Tree.com, the lender reserves the right to deem the line of credit expired prior to January 24, 2009. The interest rate under this line of credit increased at the renewal date to 30-day LIBOR plus 140 basis points, but may be higher under certain circumstances. The $50 million committed line of credit that expires on January 24, 2009 and the $150 million uncommitted line are provided by the same lender. The $50 million committed line that expires on October 31, 2008 is provided by one other lender. LendingTree Loans is highly dependent on the availability of credit to finance its operations.

        Although Tree.com believes that its lines of credit are sufficient for its current operations, further reductions in Tree.com's available credit, or the inability to renew or replace these lines, could have an adverse effect on Tree.com's business, financial condition and results of operations. The Lending Business attempts to mitigate the impact of current conditions and future credit market disruptions by maintaining committed and uncommitted warehouse lines of credit (currently, two committed warehouse lines of credit) with financial institutions. However, both of these financial institutions, like all financial institutions, are subject to the same adverse market conditions and may be affected by recent market disruptions, which may affect the decision to reduce or renew these lines, or the pricing for these lines. As a result, current committed warehouse lines of credit may be inadequate to support operations or the cost of debt may not allow Home Loan Center, Inc. to operate at profitable levels. Because Home Loan Center, Inc. is highly dependent on the availability of credit to finance its operations, the continuation of current credit market conditions for a prolonged period of time or worsening of such conditions could have an adverse effect on Tree.com's business, financial condition and results of operations, particularly over the next few years.

Contingent Liabilities—Litigation and Indemnification of Secondary Market Purchasers—Litigation and indemnification of secondary market purchasers could have a material adverse effect on Tree.com's business, financial condition, results of operations and liquidity.

        In connection with the sale of loans to secondary market purchasers, Home Loan Center, Inc. makes certain representations regarding related consumer credit information, loan documentation and collateral. To the extent that these representations are incorrect, Home Loan Center, Inc. may be required to repurchase loans or indemnify secondary market purchasers for losses due to borrower defaults. While Home Loan Center, Inc. seeks to ensure that loans it originates comply with these representations and warranties, secondary market purchasers may take a contrary position. In connection with the sale of loans to secondary market purchasers, Home Loan Center, Inc. also agrees to repurchase loans or indemnify secondary market purchasers for losses due to early payment defaults (i.e., late payments during a limited time period immediately following origination). In connection with the sale of a majority of its loans to secondary market purchasers, Home Loan Center, Inc. also agrees to repay all or a portion of the initial premiums paid by secondary market purchasers in instances where loans are prepaid prior to the end of relevant prepayment penalty periods.

        Tree.com and its businesses are also parties to litigation involving a variety of matters, many of which involve damage claims for substantial amounts (see "Business of Tree.com—Legal Proceedings").

        Tree.com believes that following the spin-offs it will have adequate resources to satisfy its obligations relating to the potential exposures described above. However, it is possible that these liabilities will be greater than anticipated. Given that Tree.com may have limited access to the credit markets following the spin-offs, if the liabilities are in excess of expectations, Tree.com's ability to satisfy such obligations may be dependent upon its ability to raise capital in the equity markets, which may be uncertain and is subject to limitations under the tax sharing agreement.

Third-Party Relationships—Tree.com depends on relationships with Network Lenders, real estate professionals, credit providers and secondary market investors and any adverse changes in these relationships could adversely affect its business, financial condition and results of operations.

        The success of Tree.com depends, in significant part, on the quality and pricing of services provided by, and/or the continued financial stability of, Network Lenders and real estate professionals participating on Tree.com networks, credit providers and secondary market investors. Network Lenders or real estate professionals could, for any reason, cease participating on the networks operated by (or otherwise choose not to enter into relationships with) Tree.com's businesses, fail to pay matching and/or closing fees when due and/or cease providing quality services on competitive terms. In addition, credit providers and/or secondary market investors could, for any reason, choose not to make credit available to (or otherwise enter into relationships with) Home Loan Center, Inc., and in the case of secondary market investors only, cease purchasing loans from Home Loan Center, Inc. In particular, revenues attributable to purchases of loans by two such entities, Countrywide and CitiMortgage, represented approximately 28% and 13%, respectively, of Tree.com's consolidated revenues in 2007. The occurrence of one of more of these events by a significant number of Network Lenders, real estate professionals, credit providers and/or secondary market investors, particularly Countrywide and CitiMortgage, could, alone or in combination, have a material adverse effect on Tree.com's business, financial condition and results of operations.

Network Security—A breach of Tree.com's network security or the misappropriation or misuse of personal consumer information may have an adverse impact on Tree.com's business, financial condition and results of operations.

        Any penetration of network security or other misappropriation or misuse of personal consumer information maintained by Tree.com, could cause interruptions in the operations of Tree.com's businesses and subject Tree.com to increased costs, litigation and other liabilities. Claims could also be made against Tree.com for other misuse of personal information, such as for unauthorized purposes or identity theft, which could result in litigation and financial liabilities, as well as administrative action from governmental authorities. Security breaches could also significantly damage the reputation of Tree.com with consumers and third parties with whom they do business. In that regard, on April 21, 2008, Tree.com announced that several mortgage companies had gained unauthorized access to LendingTree's customer information database and had used the information to solicit mortgage loans directly from Tree.com's customers. Tree.com promptly reported the situation to the Federal Bureau of Investigation and has been cooperating fully with the FBI's investigation. While LendingTree does not believe this situation resulted in any fraud on the consumer or identity theft, LendingTree notified affected consumers as required by applicable law. Notwithstanding the foregoing, following Tree.com's announcement, several putative class action lawsuits were filed against LendingTree, seeking to recover damages for consumers allegedly injured by this incident (see "Business of Tree.com—Legal Proceedings").

        As in the case of any financial services company, Tree.com may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. Tree.com also faces risks associated with security breaches affecting third parties with which they are affiliated or otherwise conduct business online. Consumers are generally concerned with security and privacy of the internet, and any publicized security problems affecting the businesses of a Tree.com and/or third parties may discourage consumers from doing business with Tree.com, which could have an adverse effect on its business, financial condition and results of operations.

Failure to Provide Competitive Service—Network Lenders and real estate professionals may not provide competitive levels of service to consumers, which could adversely affect Tree.com brands and businesses and their ability to attract consumers.

        The ability of Tree.com businesses to provide consumers with a high-quality experience depends, in part, on consumers receiving competitive levels of convenience, customer service, price and responsiveness from Network Lenders and real estate professionals with whom they are matched through Tree.com networks. If Network Lenders and real estate professionals do not provide consumers with competitive levels of convenience, customer service, price and responsiveness, the value of Tree.com's various brands may be harmed, the ability of Tree.com businesses to attract consumers to Tree.com websites may be limited and the number of consumers ultimately matched through Tree.com networks may decline, which could have a material adverse effect on Tree.com's business, financial condition and results of operations.

Brand Recognition—Failure to maintain brand recognition and attract and retain customers in a cost-effective manner could adversely affect Tree.com's business, financial condition and results of operations.

        In order to attract visitors to their websites, convert these visitors into paying customers and capture repeat business from existing customers, Tree.com businesses must promote and maintain their various brands successfully, which involves the expenditure of considerable money and resources for online and offline advertising, marketing and related efforts, as well as the continued provision and introduction of high-quality products and services.

        Tree.com believes that continuing to build and maintain the recognition of its various brands is critical to achieving increased demand for the services provided by its businesses, given that brand recognition is a key differentiating factor among providers of online services. Accordingly, Tree.com has spent, and expects to continue to spend, significant amounts of money on, and devotes significant resources to, branding, advertising and other marketing initiatives, which may not be successful or cost-effective. Tree.com believes that rates for desirable online and offline advertising and marketing are likely to increase in the foreseeable future. The failure of Tree.com businesses to maintain the recognition of their respective brands and attract and retain customers in a cost-effective manner could adversely affect Tree.com's business, financial condition and results of operations.

        Lastly, publicity from legal proceedings against Tree.com or its businesses, particularly governmental proceedings, consumer class action litigation or the disclosure of information security breaches, could negatively impact Tree.com's various brands, which could adversely affect Tree.com's business, financial condition and results of operations.

Third-Party Relationships Are Not Exclusive—Network Lenders and real estate professionals affiliated with Tree.com networks are not precluded from offering products and services outside of these networks.

        Because Tree.com businesses do not have exclusive relationships with Network Lenders and real estate professionals, consumers may obtain loans and real estates offerings directly from these third-party service providers without having to go through Tree.com networks. Network Lenders can offer loans (and real estate professionals can offer services) directly to consumers through marketing campaigns or other traditional methods of distribution, such as referral arrangements, brick and mortar operations or, in the case of lending, broker agreements. Network Lenders and real estate professionals can also offer loans and services to prospective customers online directly or through one or more online competitors of Tree.com businesses or both. If a significant number of consumers seek loans and services directly from Network Lenders and real estate professionals as opposed to through Tree.com's networks, Tree.com's business, financial conditions and results of operations would be adversely affected.

Compliance and Changing Laws, Rules and Regulations—Failure to comply with existing laws, rules and regulations, or to obtain and maintain required licenses, could adversely affect Tree.com's business, financial condition and results of operations.

        The failure of Tree.com businesses to comply with existing laws, rules and regulations, or to obtain required licenses, could result in administrative fines and/or proceedings against Tree.com or its businesses by governmental agencies and/or litigation by consumers, which could adversely affect Tree.com's business, financial conditions and results of operations. Tree.com businesses market and provide services in heavily regulated industries through a number of different online and offline channels across the United States. As a result, they are subject to a variety of statutes, rules, regulations, policies and procedures in various jurisdictions in the United States, which are subject to change at any time.

        Tree.com businesses conduct marketing activities via the telephone, the mail and/or through online marketing channels, which activities are governed by numerous federal and state regulations, such as the Telemarketing Sales Rule, state telemarketing laws, federal and state privacy laws, the CAN-SPAM Act, and the Federal Trade Commission Act and its accompanying regulations and guidelines, among others. While Tree.com believes that the practices of its businesses have been structured in a manner to ensure compliance with these laws and regulations, federal or state regulatory authorities may take a contrary position.

        Most states require licenses to solicit, broker or make loans secured by residential mortgages and other consumer loans to residents of those states, as well as to operate real estate referral and brokerage services, and in many cases require the licensure or registration of individual employees engaged in aspects of these businesses. Currently, Congress, many state legislatures and state agencies are proposing to adopt, or have recently implemented, additional licensing requirements on mortgage lenders, brokers and their employees. While Tree.com businesses have endeavored to comply with applicable requirements, the application of these licensing requirements to persons operating online is not always clear. Moreover, any of the licenses or rights currently held by Tree.com businesses or their employees may be revoked prior to, or may not be renewed upon, their expiration. In addition, Tree.com businesses or their employees may not be granted new licenses or rights for which they may be required to apply from time to time in the future.

        Tree.com businesses are also subject to various state, federal and/or local laws, rules and regulations that regulate the amount and nature of fees that may be charged for transactions and incentives, such as rebates, that may be offered to consumers by Tree.com businesses, as well as the manner in which these businesses may offer, advertise or promote transactions. For example, the Real Estate Settlement Procedures Act, or RESPA, generally prohibits the payment or receipt of referral fees and fee shares or splits in connection with residential mortgage loan transactions, subject to certain exceptions. The applicability of referral fee and fee sharing prohibitions to lenders and real estate providers, including online networks, may have the effect of reducing the types and amounts of fees that may be charged or paid in connection with real estate-secured loan offerings or activities, including mortgage brokerage, lending and real estate brokerage services, or otherwise limiting the ability to conduct marketing and referral activities. Although Tree.com believes that its businesses have been structured in such a way so as to comply with RESPA, the relevant regulatory agency may take a contrary position.

        In addition, some states have regulations that prohibit real estate brokers from providing consumers with rebates or other incentives in connection with real estate transactions. Additional states could promulgate similar regulations or interpret existing regulations in a way that limits the ability of online networks to offer consumer incentives in connection with real estate transactions, thereby limiting the attractiveness of real estate brokerage activities offered by Tree.com's Real Estate Business.

        Additional federal, state and in some instances, local, laws regulate residential lending and real estate brokerage activities. These laws generally regulate the manner in which lending, lending-related and real estate brokerage activities are made available, including advertising and other consumer disclosures, payments for services and record keeping requirements, and include RESPA, the Fair Credit Reporting Act, the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Housing Act. In addition, state laws often restrict the amount of interest and fees that may be charged by a lender or mortgage broker, or otherwise regulate the manner in which lenders or mortgage brokers operate or advertise. Furthermore, Congress, many state legislatures and state agencies are proposing, or have recently implemented, additional restrictions on mortgage lending practices. Failure to comply with applicable laws and regulatory requirements may result in, among other things, revocation of required licenses or registrations, loss of approval status, termination of contracts without compensation, administrative enforcement actions and fines, class action lawsuits, cease and desist orders and civil and criminal liability. While Tree.com believes that its businesses have been structured in such a way so as to comply with existing and new laws, the relevant regulatory authorities may take a contrary position or future legislation may adversely affect Tree.com's business, financial condition and results of operations.

        Likewise, states or municipalities may adopt statutes or regulations making it unattractive, impracticable, or infeasible for Tree.com businesses to continue to conduct business in that jurisdiction. The withdrawal from any jurisdiction due to emerging legal requirements could adversely affect Tree.com's business, financial condition and results of operations.

        Federal, state and in some instances, local, laws also prohibit unfair and deceptive sales practices generally. While Tree.com has adopted appropriate policies and procedures to address these requirements (such as appropriate consumer disclosures and call scripting, call monitoring, pricing controls and other quality assurance and compliance measures, which have evolved and improved over time), employees do not always comply with policies and procedures, and therefore, liability and brand injury could result from such employee misconduct.

        As employers, Tree.com's businesses are subject to federal and state employment laws. In particular, the Fair Labor Standards Act and California wage and hour laws govern the treatment of "non-exempt" employees, which may include loan officers and loan processors at Home Loan Center, Inc. Failure to comply with applicable employment laws may result in, among other things, administrative fines, class action lawsuits, damages awards and injunctions, any of which could adversely affect Tree.com's business, financial condition and results of operations.

        Parties with whom Tree.com businesses conduct business similarly may be subject to federal and state regulation. These parties typically act as independent contractors and not as agents in their solicitations and transactions with consumers. Consequently, Tree.com cannot ensure that these entities will comply with applicable laws and regulations at all times. Failure on the part of a lender, real estate professional, website operator or other third party to comply with these laws or regulations could result in, among other things, claims of vicarious liability or a negative impact on the reputation of Tree.com and its businesses. The occurrence of one or more of these events could have an adverse effect on Tree.com's business, financial condition and results of operation.

        Tree.com's Real Estate Business is subject to rules and regulations of various real estate boards, as well as the rules of various non-governmental associations and organizations, including but, not limited to, local and regional Multiple Listing Services that provide real estate listing data. Tree.com's Real

Estate Business is dependent on real estate listing data made available through Multiple Listing Services and other sources. While Tree.com believes that its Real Estate Business is structured to comply with these rules and regulations, the relevant organization may take a contrary position, which could adversely affect Tree.com's business, financial condition and results of operations.

Third Party Compliance—If Network Lenders fail to produce required documents for examination by, or other affiliated parties fail to make certain filings with, state regulators, Tree.com may be subject to fines, forfeitures and the revocation of required licenses.

        Some of the states in which Tree.com businesses maintain licenses require them to collect various loan documentation from Network Lenders and produce this documentation for examination by state regulators. While Network Lenders are contractually obligated to provide these documents upon request, these measures may be insufficient. Failure to produce required documents for examination could result in fines, as well as the revocation of Tree.com businesses licenses to operate in key states, which could have a material adverse affect on Tree.com's business, financial condition and results of operations.

        Regulations promulgated by some states may impose compliance obligations on directors, executive officers, large customers and any person who acquires a certain percentage (for example, 10% or more) of Tree.com common stock, including requiring such persons to periodically file financial and other personal and business information with state regulators. If any such person refuses or fails to comply with these requirements, Tree.com businesses may be unable to obtain a license, and existing licensing arrangements may be jeopardized, in particular states. The inability to obtain, or the loss of, required licenses could have a material adverse effect on Tree.com's business, financial conditions and results of operations.

CAPITALIZATION

        The following table presents Tree.com's cash and cash equivalents and capitalization as of March 31, 2008 on an historical basis and on an unaudited pro forma basis for the separation. Pro forma for the separation includes the transfer of $55 million in cash from IAC to Tree.com. IAC determined to contribute additional capital in anticipation of the separation to help Tree.com, which has recently experienced operating losses and negative cash flow from operations, weather continued uncertainties in the industries in which it operates. Tree.com is expected to have $110 million at the time of the separation, subject to reduction if certain existing liabilities are settled and funded by IAC prior to the separation. The separation of Tree.com is described in the notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet under the Unaudited Pro Forma Condensed Consolidated Financial Statements as if the separation and the related transactions and events had been consummated on March 31, 2008.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and Tree.com believes such assumptions are reasonable under the circumstances. Such adjustments are subject to change based upon the finalization of the terms of the separation and the underlying separation agreements.

        This table should be read in conjunction with "Selected Historical Financial Data," "Transfers to IAC and Financing," "Description of Capital Stock of the Spincos," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Tree.com" the consolidated financial statements of Tree.com and the "Unaudited Pro Forma Condensed Consolidated Financial Statements" and accompanying notes included in this information statement.

        The table below is not necessarily indicative of Tree.com's cash and cash equivalents and capitalization had the separation and the related transactions been completed on the date assumed. The capitalization table below may not reflect the capitalization or financial condition which would have resulted had Tree.com been operating as an independent, publicly-traded company at March 31, 2008 and is not necessarily indicative of Tree.com's future capitalization or financial condition.

	As of March 31, 2008
	Historical	Unaudited Pro Forma for the Separation
	(In millions)
Cash and cash equivalents, including restricted cash and cash equivalents	$55	$110

Indebtedness:
Short term borrowings:
Lines of credit (primarily warehouse lines)	$79	$79

Total indebtedness	79	79

Shareholders' equity	245	300

Total capitalization	$324	$379

SELECTED HISTORICAL FINANCIAL DATA

        The following table presents summary selected historical consolidated financial information for Tree.com, Inc. ("Tree.com"). This data was derived, in part, from the historical consolidated financial statements of Tree.com included elsewhere in this document and reflects the operations and financial position of Tree.com at the dates and for the periods indicated. The information in this table should be read in conjunction with the consolidated financial statements and accompanying notes and other financial data pertaining to Tree.com included herein. However, this information does not necessarily reflect what the historical financial position and results of operations of Tree.com would have been had Tree.com been a stand-alone company during the periods presented.

	Year Ended December 31,					Three Months Ended March 31,
	2007(1)	2006	2005	2004(2) (unaudited)	2003(3) (unaudited)	2008 (unaudited)	2007 (unaudited)
	(In thousands)
Statement of Operations Data:
Revenue	$346,378	$476,478	$421,355	$189,783	$55,795	$70,193	$109,999
Operating (loss) income	(540,440)	14,171	19,254	(12,067)	(18,068)	(9,488)	(8,404)
Net (loss) income	(550,402)	8,693	5,851	(9,187)	(11,359)	(9,799)	(5,123)
	December 31,					March 31,
	2007(1)	2006	2005 (unaudited)	2004(2) (unaudited)	2003(3) (unaudited)	2008 (unaudited)
	(In thousands)
Balance Sheet Data (end of period):
Working capital (deficit)	$(16,487)	$79,463	$74,754	$35,784	$10,540	$18,662
Total assets	443,587	1,261,045	1,326,961	1,074,896	745,400	442,810
Long-term obligations, net of current maturities	—	19,347	28,894	36,755	375	—
Shareholders' equity	214,624	773,453	766,486	753,674	707,948	244,545

(1)
Net loss includes impairment charges of $475.7 million related to the write-down of Tree.com's Lending segment goodwill and intangible assets.

(2)
Includes the results of Home Loan Center since its acquisition on December 14, 2004.

(3)
Includes the results of LendingTree since its acquisition by IAC on August 8, 2003.

TREE.COM, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following Unaudited Pro Forma Condensed Consolidated Financial Statements of Tree.com, Inc. and subsidiaries ("Tree.com") reflect adjustments to the historical consolidated financial statements of Tree.com to give effect to the separation and related transactions described in the notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements as of March 31, 2008 for the Unaudited Pro Forma Condensed Consolidated Balance Sheet and as of January 1, 2007 and January 1, 2008 for the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2007 and the three months ended March 31, 2008, respectively.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and Tree.com believes such assumptions are reasonable under the circumstances. At this time Tree.com does not expect material changes to the separation agreements.

        The following Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical consolidated financial statements of Tree.com and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Tree.com included in this information statement.

        These Unaudited Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of Tree.com's results of operations or financial condition had the separation and related transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had Tree.com been operating as an independent publicly-traded company during such periods. In addition, they are not necessarily indicative of Tree.com's future results of operations or financial condition.

TREE.COM, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED BALANCE SHEET

MARCH 31, 2008

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except share data)
ASSETS
Cash and cash equivalents, including restricted cash and cash equivalents	$54,958	$55,042	(a)	$110,000
Other current assets	121,672	—		121,672

Total current assets	176,630	55,042		231,672
Non-current assets	266,180	—		266,180

TOTAL ASSETS	$442,810	$55,042		$497,852

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current liabilities	$157,968	$—		$157,968
Long-term liabilities	40,297	—		40,297
SHAREHOLDERS' EQUITY:
Common shares, $0.01 par value, 50,000,000 authorized; 9,291,185 issued and outstanding on a pro forma basis	—	93	(a)	93
Additional paid-in capital	—	863,560	(a)	863,560
Invested capital	766,374	(766,374)	(a)	—
Payables to IAC and subsidiaries	42,237	(42,237)	(a)	—
Accumulated deficit	(564,066)	—		(564,066)

Total shareholders' equity	244,545	55,042		299,587

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$442,810	$55,042		$497,852

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2008

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except per share data)
Revenue	$70,193	$—		$70,193
Operating expenses	79,681	1,379 1,106	(b) (c)	82,166

Operating loss	(9,488)	(2,485)		(11,973)
Other income (expense):
Interest income	9	—		9
Interest expense	(109)	32	(d)	(77)
Other expense	(2)	—		(2)

Total other expense, net	(102)	32		(70)

Loss before income taxes	(9,590)	(2,453)		(12,043)
Income tax (provision) benefit	(209)	1,016	(e)	807

Net loss	$(9,799)	$(1,437)		$(11,236)

Pro forma loss per share:(f)(g)
Basic loss per share				$(1.21)
Diluted loss per share				$(1.21)

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are
an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2007

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except per share data)
Revenue	$346,378	$—		$346,378
Operating expenses	886,818	5,351 4,426	(b) (c)	896,595

Operating loss	(540,440)	(9,777)		(550,217)
Other income:
Interest income	1,171	(1,000)	(d)	171
Interest expense	(986)	—		(986)
Other income	14	—		14

Total other income (expense), net	199	(1,000)		(801)

Loss before income taxes	(540,241)	(10,777)		(551,018)
Income tax provision	(10,161)	4,462	(e)	(5,699)

Net loss	$(550,402)	$(6,315)		$(556,717)

Pro forma loss per share:(f)(g)
Basic loss per share				$(58.46)
Diluted loss per share				$(58.46)

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are
an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a)
To effect the terms of the separation as follows:

(i)
the transfer of $55.0 million in cash from IAC to Tree.com to bring Tree.com's cash balance to $110.0 million upon its separation from IAC;

(ii)
the extinguishment of the payable to IAC and subsidiaries; and

(iii)
the issuance of 9.3 million Tree.com shares to effect the transfer of its ownership from IAC to IAC's shareholders based on an expected exchange ratio of 1/30th of a share of Tree.com for each share of IAC and the number of IAC common shares outstanding as of March 31, 2008 before giving effect to the 1 for 2 reverse stock split of IAC shares that is expected to be effected in connection with the spin-off.

(b)
Tree.com expects to incur additional costs related to being a stand-alone, public company. These costs have been estimated to be $6.3 million on an annual basis. These costs relate to the following:

•
additional personnel including accounting, tax, treasury, internal audit and legal personnel;

•
professional fees associated with audits, tax and other services;

•
increased insurance premiums;

•
increased health and welfare benefit costs;

•
costs associated with a board of directors;

•
increased franchise taxes, stock exchange listing fees, fees for preparing and distributing periodic filings with the Securities and Exchange Commission; and

•
other administrative costs and fees.

  The total costs referred to above were compared to the corporate allocations from IAC for the three months ended March 31, 2008 and for the year ended December 31, 2007 in order to determine the incremental costs expected to be incurred for each period as follows:

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
	(In thousands)
Estimated stand-alone, public company costs	$1,569	$6,344
Less: corporate allocations	(190)	(993)

Incremental costs of being a stand-alone, public company	$1,379	$5,351

  The significant assumptions underlying the determination of these estimates include:

  •
  the number of additional personnel required to operate as a public company and the compensation level with respect to each position;

  •
  the level of additional assistance Tree.com will require from professional service providers;

  •
  the increase in insurance premiums as a stand-alone public company;

  •
  the increase in health and welfare costs as a stand-alone entity; and

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  •
  the type and level of other costs expected to be incurred in connection with being a stand-alone public company.

  This amount excludes $0.6 million of estimated one-time recruiting fees, professional fees for legal and tax services (e.g. initial benefit plan design) and other costs (e.g. initial stock exchange listing fees) expected to be incurred in initially establishing Tree.com as a stand-alone public company. These costs are therefore not expected to recur.

  The information presented above in note (b), with respect to the costs that Tree.com expects to incur as a stand-alone, public company, is forward looking information within the meaning of "Forward-Looking Statements" as described on pages 2-3 of this Information Statement.

(c)
To reflect the additional compensation expense associated with equity-based awards that will be granted upon consummation of the separation.

  The awards related to the consummation of the separation were granted to the Chairman and Chief Executive Officer in connection with the employment agreement that was executed upon his appointment to that role. The issuance of these awards are contingent upon the consummation of the separation. The expense related to these awards is included as a pro forma adjustment because they will vest over periods ranging from one to five years and will therefore have an impact on the ongoing operations of Tree.com. The amount was determined using a Black Scholes calculation for the stock option awards and an assumed value for the restricted stock award. The aggregate estimated value of these awards is being amortized to expense on a straight-line basis over the vesting period of the awards. This does not reflect non-recurring compensation expense related to modifications of existing equity-based awards that will be made in connection with the separation described below.

  Vested stock options to purchase shares of IAC common stock will be modified as follows in connection with the separation:

    Each option will convert into an option to purchase shares of common stock of all five companies, with adjustments to the number of shares subject to each option and the option exercise prices based on the relative values of IAC and the other four companies following the separation, with the intent to generally maintain equivalent value immediately pre and post the transaction.

  A calculation of the estimated value of the vested options immediately prior to the separation and immediately after the separation was performed using the Black Scholes model. The incremental charge of $0.1 million resulted from the higher estimated value of the vested stock options after the separation. This higher value is due to higher estimated weighted average volatility of the stock price of the five companies after the separation than the expected volatility of IAC's stock price. The expense is a one-time charge because the options are fully vested and there is no future service requirement.

  The modification related to IAC restricted stock units ("RSUs") relates to the accelerated vesting, upon the consummation of the separation, of all RSUs granted prior to August 8, 2005 and all awards that were scheduled to vest prior to February 28, 2009. The estimated expense of $3.1 million is the previously unrecognized compensation expense associated with these awards. The expense is treated as non-recurring because after the separation no future service is required with respect to these awards.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  There may be additional stock-based awards granted in connection with the separation but the amount of such awards, if any, has not yet been determined and no expense with respect thereto has been reflected herein.

(d)
To reflect the elimination of intercompany interest expense for the three months ended March 31, 2008 and intercompany interest income for the year ended December 31, 2007 allocated by IAC to Tree.com.

(e)
To reflect the tax effect of the pro forma adjustments at an assumed effective tax rate of 41.4% which represents a federal statutory tax rate of 35% and a state effective statutory rate of 6.4%.

(f)
Loss per share and weighted average shares outstanding reflect the historical number of IAC common shares used to calculate IAC's earnings per share, adjusted based on an expected exchange ratio of 1/30th of a share of Tree.com for each share of IAC before giving effect to the 1 for 2 reverse stock split for IAC shares that is expected to be effected in connection with the separation. These amounts reflect the outstanding equity-based awards that were included in IAC's dilutive earnings per share calculation. Pro forma loss per share is calculated using the following:

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
	(In thousands)
Net loss	$(11,236)	$(556,717)

Basic shares outstanding—weighted average shares	9,292	9,523
Other dilutive securities including stock options, warrants and restricted stock and share units(g)	—	—

Diluted shares outstanding—weighted average shares	9,292	9,523

(g)
The effect of dilutive securities would be antidilutive due to the net loss and are therefore excluded from the calculation of diluted earnings per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TREE.COM

        The following discussion describes the financial condition and results of operations of Tree.com, Inc. ("Tree.com") as though Tree.com were a separate company as of the dates and for the periods presented and includes the businesses, assets and liabilities that will comprise Tree.com following the spin-off.

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying Tree.com as one of those five companies. We refer to the separation transaction herein as the "spin-off." In connection with the spin-off, Tree.com was incorporated as a Delaware corporation in April 2008. Tree.com currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, Tree.com will consist of the businesses that formerly comprised IAC's Lending and Real Estate segments. We refer herein to these businesses as the "Tree.com Businesses," which include LendingTree.com, RealEstate.com, GetSmart.com, LendingTree Loans, iNest and Domania.

Basis of Presentation

        The historical consolidated financial statements of Tree.com and its subsidiaries and the disclosure set forth in this Management's Discussion and Analysis of Financial Condition and Results of Operations of Tree.com reflect the contribution or other transfer to Tree.com of all of the subsidiaries and assets and the assumption by Tree.com of all of the liabilities relating to the Tree.com Businesses in connection with the spin-off and the allocation to Tree.com of certain IAC corporate expenses relating to the Tree.com Businesses. Accordingly, the historical consolidated financial statements of Tree.com reflect the historical financial position, results of operations and cash flows of the Tree.com Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the Tree.com Businesses with the exception of accounting for income taxes, which have been computed for Tree.com on an as if stand- alone, separate tax return basis. Intercompany transactions and accounts have been eliminated.

        In the opinion of Tree.com's management, the assumptions underlying the historical consolidated financial statements of Tree.com are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of Tree.com would have been had Tree.com been a stand-alone company during the periods presented.

MANAGEMENT OVERVIEW

        Tree.com's Lending segment consists of online networks (principally LendingTree.com and GetSmart.com) and call centers that connect consumers and financial providers in the lending industry (the "lending networks"). Tree.com also originates, processes, approves and funds various residential real estate loans through Home Loan Center, which does business as LendingTree Loans in certain jurisdictions. The Home Loan Center and LendingTree Loans brand names are collectively referred to in this report as "LendingTree Loans". Additionally, Tree.com provides mortgage settlement services, including title search, appraisals, flood certification and closing transactions, under the name "LendingTree Settlement Services".

        Tree.com's Real Estate segment primarily consists of a proprietary full-service real estate brokerage that operates in 14 U.S. markets, www.RealEstate.com, an online network that connects consumers with real estate brokerages around the country, iNest, an online network that matches buyers and builders of new homes, and Domania, an online lead provider for banks, mortgage lenders and real estate professionals (the "real estate networks").

Sources of Revenue

        Lending is generally compensated on a fee basis by the lenders who participate in its online lending networks, with LendingTree Loans principally deriving revenue from the origination and sale in the secondary markets of various residential real estate loans. Real Estate is generally compensated from subscription and cooperative brokerage fees paid by real estate professionals participating in its real estate networks and from commissions paid by consumers for its agents closing a real estate transaction on their behalf.

Channels of Distribution; Marketing Costs

        Tree.com markets and offers services directly to customers through branded websites allowing customers to transact directly with Tree.com in a convenient manner. Tree.com has made, and expects to continue to make, substantial investments in online and offline advertising to build its brands and drive traffic to its businesses.

        Tree.com also pays to market and distribute services on third-party distribution channels, such as internet portals and search engines. In addition, some of the Tree.com Businesses manage affiliate marketing programs, pursuant to which the Tree.com businesses pay commissions and fees to third parties based on the number of leads generated or the revenue earned. These distribution channels might also offer their own products, as well as those of other third parties, that compete with those made available and offered by Tree.com businesses.

        The cost of acquiring new customers through online and offline third-party distribution channels has increased, particularly in the case of online channels as internet commerce continues to grow and competition in the housing market increases. Tree.com expects sales and marketing expense as a percentage of revenue to continue to increase. Sales and marketing expense as a percentage of revenue increased to approximately 54% in 2007 from approximately 46% in 2006 and 42% in 2005.

Access to Supply

        Tree.com provides lending and real estate network partners with important customer acquisition channels. Tree.com believes that the ability of its partners to reach a large qualified audience through its brands and businesses is a significant benefit. Tree.com offers its customers the choice of multiple suppliers in one setting.

Economic and Other Trends and Events; Industry Specific Factors

        The credit and secondary mortgage markets have been experiencing unprecedented and continuing disruption, which had an adverse effect on Tree.com's business, financial condition and results of operations in 2007 and 2008. These conditions, coupled with adverse economic conditions and continuing declines in residential real estate prices generally, have resulted in decreased consumer demand for the lending and real estate offerings provided by Tree.com's networks and other businesses. Generally, increases in interest rates adversely affect the ability of the Lending Business and Network Lenders to close loans, while adverse economic trends limit the ability of the Lending Business and Network Lenders to offer home loans other than low margin conforming loans. The number of Network Lenders also decreased in 2007 and 2008 as many lenders exited the business due to the difficult economic conditions. Likewise, adverse economic trends have reduced the number of prospective home purchasers and home prices, which adversely affected Tree.com's Real Estate Business.

        Tree.com recognized impairment charges of $475.7 million related to the write-down of its Lending segment goodwill and intangible assets in the fourth quarter of 2007. These impairments resulted from Tree.com's reassessment of the likely future profitability of Lending in light of the persistent adverse mortgage market conditions and the operational strategies Tree.com has undertaken in response to these market realities. These adverse conditions include, among others, constrained liquidity, lender focus on low margin conforming loans, uncertainty as to the eventuality and timing of the return of higher margin mortgage products, the decline in real estate values and a high rate of delinquency for existing mortgages. Tree.com has significantly reduced its mortgage origination operations in response to these conditions which will reduce or slow its ability to react to possible improvements in the market. The impairments at the Lending segment occurred during the fourth quarter of 2007 as Tree.com completed an updated assessment of mortgage market conditions and the development and implementation of Lending's responsive operational strategies, and quantified these considerations in Lending's future forecasted results. In addition, in response to these persistent adverse mortgage market conditions, Tree.com restructured its operations in 2007 and recorded $22.9 million in restructuring expense. This restructuring affected all departments and locations within Tree.com but were principally related to the mortgage origination operations.

        In connection with the preparation of its consolidated financial statements as of and for the six months ended June 30, 2008, Tree.com has identified, on a preliminary basis, impairment charges of approximately $100 million related to the goodwill and intangible assets of its Lending segment and approximately $70 million related to the goodwill of its Real Estate segment. The impairments relate to Tree.com's most recent assessment of the likely profitability of its Lending and Real Estate segments in light of the persistent adverse mortgage and real estate market conditions. While the aforementioned charges are estimates, Tree.com does not expect the final analysis to be materially different.

        These restructuring efforts described above may be insufficient to allow Tree.com to weather these continuing adverse market conditions. Continued protracted adverse market conditions may require additional restructuring of Tree.com's operations and could give rise to additional restructuring charges and additional impairment charges.

Results of Operations for the Years Ended December 31, 2007, 2006 and 2005

Revenue

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Lending	$294,626	(30)%	$419,657	15%	$363,800
Real Estate	51,752	(9)%	56,821	(1)%	57,555

Total revenue	$346,378	(27)%	$476,478	13%	$421,355

        Revenue in 2007 decreased $130.1 million, or 27%, from 2006 primarily due to fewer loans sold into the secondary market, lower revenue per loan sold, fewer loans closed on the lending networks and an increase of $13.5 million in the liability for losses on previously sold loans. Also contributing to the decrease in revenue is a decrease of $13.1 million related to the Real Estate builder and broker networks, which decreased closings year over year. Lenders' narrowing focus on traditional mortgages in reaction to changes in the mortgage market contributed to lower close rates, a shift to lower margin products, and lower revenue per loan sold at LendingTree Loans. Revenue from home equity loans fell 58% due in part to an exit from certain home equity loans at LendingTree Loans and as a result of deteriorating market conditions. Additionally, purchase mortgage revenue and refinance mortgage revenue declined 21% and 16%, respectively. The dollar value of loans closed by network lenders and directly by LendingTree Loans in 2007 decreased 23% to $24.9 billion. This includes refinance mortgages of $13.0 billion, purchase mortgages of $6.9 billion and home equity loans of $4.2 billion. The dollar value of closed loans in 2006 was $32.1 billion, including refinance mortgages of $16.9 billion, purchase mortgages of $8.3 billion and home equity loans of $5.9 billion.

        Partially offsetting the revenue decrease in 2007 is an increase of $9.7 million in revenue from our company-owned brokerage business, which increased closings by 190%. The company-owned brokerage business began closing transactions in the first quarter of 2006 and now operates in fourteen metropolitan markets. Similar to closing loans in our own name, through LendingTree Loans, the company-owned brokerage enables Real Estate to capture a larger portion of the transaction revenue.

        LendingTree Loans originates mortgage loans on property located throughout the United States, with no one location representing more than 10% of Tree.com's consolidated revenue for any periods presented. Revenue from loans originated for property located in California and Florida in the aggregate totaled approximately 10%, 14% and 14% of Tree.com's consolidated revenue for the years ended December 31, 2007, 2006 and 2005, respectively.

        Revenue in 2006 increased $55.1 million, or 13%, from 2005 driven primarily by higher revenue per loan, increased sales of loans into the secondary market and increased transmit revenue due to both growth in loan request form volume and higher prices on the networks. Increased revenue from settlement services also impacted revenue growth in 2006. Revenue from refinance mortgage, home equity loans and purchase mortgage loans grew 15%, 16% and 26%, respectively, from the prior year, despite the difficult market conditions in 2006. The dollar value of loans closed by exchange lenders and directly by LendingTree Loans in 2006 decreased 8% to $32.1 billion. This includes refinance mortgages of $16.9 billion, purchase mortgages of $8.3 billion and home equity loans of $5.9 billion. The dollar value of closed loans in 2005 was $34.7 billion, including refinance mortgages of $19.8 billion, purchase mortgages of $8.0 billion and home equity loans of $5.8 billion.

Cost of revenue

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Lending	$47,264	(0)%	$47,412	22%	$38,904
Real Estate	25,850	0%	25,805	(6)%	27,438

Cost of revenue	$73,114	(0)%	$73,217	10%	$66,342

As a percentage of total revenue	21%	574 bp	15%	(38) bp	16%
Gross margins	79%	(574) bp	85%	38 bp	84%
	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Cost of revenue—Lending	$47,264	(0)%	$47,412	22%	$38,904
As a percentage of Lending revenue	16%	474 bp	11%	60 bp	11%
Lending gross margins	84%	(474) bp	89%	(60) bp	89%
Cost of revenue—Real Estate	$25,850	0%	$25,805	(6)%	$27,438
As a percentage of Real Estate revenue	50%	453 bp	45%	(226) bp	48%
Real Estate gross margins	50%	(453) bp	55%	226 bp	52%

        Cost of revenue consists primarily of costs associated with unsuccessful loan origination attempts, compensation and other employee-related costs (including stock-based compensation) related to customer call centers, real estate network support staff and loan officers, as well as credit scoring fees, consumer incentive costs, real estate agent commissions and website network hosting and server fees.

        Cost of revenue in 2007 was relatively unchanged from 2006 despite the significant revenue decline. The increase in cost of revenue as a percentage of total revenue is principally due to the reduced revenue discussed above, and a $5.5 million increase in costs associated with unsuccessful loan originations. If a loan funds, these costs are deferred until the loan is sold to an investor and are included in revenue on a net basis. However, costs associated with all unsuccessful loan origination attempts are expensed as incurred. This increase was partially offset by a $3.5 million decrease in compensation and other employee-related costs as Tree.com reduced its personnel costs associated with its customer call center, settlement services operation and portions of its loan processing department. Cost of revenue also increased as a percentage of revenue due to an increase of $5.0 million in commission expense primarily related to the increase in closings at company-owned brokerage business, partially offset by a decrease of $4.6 million in consumer incentive rebates related to decreased closings at the Real Estate builder and broker network businesses.

        Cost of revenue in 2006 increased $6.9 million from 2005 primarily due to increases of $4.5 million in compensation and other employee-related costs, $3.9 million in commission expense related to the company-owned brokerage business and $3.0 million in direct costs associated with the growth in the settlement services business. These increases were partially offset by a decrease of $2.8 million in customer incentive rebates at Real Estate related to the builder and broker network businesses.

Selling and marketing expense

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Lending	$168,436	(14)%	$195,245	32%	$148,227
Real Estate	19,176	(19)%	23,665	(17)%	28,522

Selling and marketing expense	$187,612	(14)%	$218,910	24%	$176,749

As a percentage of total revenue	54%	822 bp	46%	400 bp	42%
	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Selling and marketing expense—Lending	$168,436	(14)%	$195,245	32%	$148,227
As a percentage of Lending revenue	57%	1,064 bp	47%	578 bp	41%
Selling and marketing expense—Real Estate	$ 19,176	(19)%	$ 23,665	(17)%	$ 28,522
As a percentage of Real Estate revenue	37%	(460) bp	42%	(791) bp	50%

        Selling and marketing expense consists primarily of advertising and promotional expenditures, fees paid to affiliates and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in the sales function. Advertising and promotional expenditures primarily include online marketing, as well as television, print and radio spending. Advertising production costs are expensed in the period the related ad is first run.

        Selling and marketing expense in 2007 decreased $31.3 million from 2006 primarily due to a decrease of $27.2 million in advertising and promotional expenditures. In 2007, Tree.com experienced decreases in advertising of $13.1 million, $8.8 million and $7.7 million associated with print, television and online advertising, respectively. The increase in selling and marketing expense as a percentage of revenue is due to decreased conversions of consumer leads into closed transactions. Tree.com anticipates that selling and marketing expense will continue to represent a high percentage of revenue as it continues to promote its brands both online and offline.

        Selling and marketing expense in 2006 increased $42.2 million from 2005 primarily due to an increase of $37.7 million in advertising and promotional expenditures as Tree.com shifted to online marketing to drive lead volume in more difficult mortgage market conditions. Selling and marketing expense as a percentage of revenue increased due in part to lower close rates.

General and administrative expense

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Lending	$79,172	(18)%	$ 96,888	12%	$ 86,272
Real Estate	20,072	(10)%	22,396	43%	15,703

General and administrative expense	$99,244	(17)%	$119,284	17%	$101,975

As a percentage of total revenue	29%	362 bp	25%	83 bp	24%
	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
General and administrative expense—Lending	$79,172	(18)%	$96,888	12%	$86,272
As a percentage of Lending revenue	27%	378 bp	23%	(63) bp	24%
General and administrative expense—Real Estate	$20,072	(10)%	$22,396	43%	$15,703
As a percentage of Real Estate revenue	39%	(63) bp	39%	1,213 bp	27%

        General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, human resources and executive management functions, facilities and infrastructure costs and fees for professional services.

        General and administrative expense in 2007 decreased $20.0 million from 2006 primarily due to a decrease of $13.2 million in compensation and other employee-related costs, due principally to a reduction in workforce, and a decrease of $2.5 million in professional fees. Refer to "Restructuring expense" below for additional information on the reduction in workforce. Tree.com expects to incur increased costs related to the additional financial and legal requirements associated with being a separate public company, as well as increased non-cash compensation associated with the modification of existing stock-based compensation awards in connection with the spin-off and the grant of new awards post spin-off.

        General and administrative expense in 2006 increased $17.3 million from 2005 primarily due to an increase of $11.1 million in compensation and other employee-related costs and an increase of $2.8 million in facilities and infrastructure costs. The increase in compensation and other employee-related costs was due in part to an increase in headcount. General and administrative expense in 2006 and 2005 were negatively impacted by accruals of $3.5 million and $5.8 million, respectively, related to an adverse legal judgment.

        Effective January 1, 2006, Tree.com adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method. There was no impact to the amount of stock-based compensation recorded in the consolidated statement of operations for the years ended December 31, 2006 and 2005 as a result of adopting SFAS 123R. Tree.com has been recognizing expense for all stock-based grants since its acquisition by IAC on August 8, 2003, in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The majority of stock-based compensation expense is reflected in general and administrative expense. As of December 31, 2007, there was approximately $10.2 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 2.8 years.

Product development

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Lending	$ 9,720	(6)%	$10,301	(5)%	$10,803
Real Estate	5,271	8%	4,867	16%	4,198

Product development	$14,991	(1)%	$15,168	1%	$15,001

As a percentage of total revenue	4%	114 bp	3%	(38) bp	4%
	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Product development—Lending	$9,720	(6)%	$10,301	(5)%	$10,803
As a percentage of Lending revenue	3%	84 bp	2%	(51) bp	3%
Product development—Real Estate	$5,271	8%	$ 4,867	16%	$ 4,198
As a percentage of Real Estate revenue	10%	162 bp	9%	127 bp	7%

        Product development expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in product development, which include costs related to the design, development, testing and enhancement of technology that are not capitalized.

        Product development expense in 2007 decreased $0.2 million from 2006, primarily due to decreased compensation and other employee-related costs.

        Product development expense in 2006 increased $0.2 million from 2005, primarily due to increased compensation and other employee-related costs related to modifying, maintaining and enhancing its technology and web-pages.

Restructuring expense

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Lending	$21,566	N/A	$—	—	$—
Real Estate	1,301	N/A	—	—	—

Restructuring expense	$22,867	N/A	$—	—	$—

As a percentage of total revenue	7%	N/A	—	—	—

        In response to persistent adverse mortgage market conditions, Tree.com completed a restructuring of its operations and recorded $22.9 million in restructuring expense. As a part of this restructuring, approximately 800 positions across all departments and locations of its business were eliminated, however the restructuring principally related to the mortgage origination operations of LendingTree Loans. In addition, Tree.com ceased use of space in six of its facilities previously used by LendingTree Loans. In connection with this reduction in workforce and facilities restructuring, Tree.com recorded $9.3 million in employee termination costs, $5.0 million for liabilities associated with exiting the lease obligations, $8.0 million for write-offs of fixed assets and other projects in progress and $0.6 million for other items.

Depreciation

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Lending	$ 8,905	(4)%	$ 9,309	68%	$5,540
Real Estate	1,153	(52)%	2,401	104%	1,180

Depreciation	$10,058	(14)%	$11,710	74%	$6,720

As a percentage of total revenue	3%	45 bp	2%	86 bp	2%
	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Depreciation—Lending	$8,905	(4)%	$9,309	68%	$5,540
As a percentage of Lending revenue	3%	80 bp	2%	70 bp	2%
Depreciation—Real Estate	$1,153	(52)%	$2,401	104%	$1,180
As a percentage of Real Estate revenue	2%	(200) bp	4%	218 bp	2%

        Depreciation in 2007 decreased $1.7 million from 2006 primarily due to the write-off of fixed assets referred to above and certain fixed assets becoming fully depreciated and decreased capital expenditures as Tree.com scaled back its spending in light of mortgage market conditions.

        Depreciation in 2006 increased $5.0 million from 2005 primarily due to the incremental depreciation associated with capital expenditures made throughout 2006 and 2005, partially offset by certain fixed assets becoming fully depreciated during the period.

Operating Income Before Amortization

        Operating Income Before Amortization is a Non-GAAP measure and is defined in "Tree.com's Principles of Financial Reporting".

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Lending	$(23,524)	NM	$ 61,873	(22)%	$ 78,883
Real Estate	(20,059)	7%	(21,507)	(27)%	(16,930)

Operating Income Before Amortization	$(43,583)	NM	$ 40,366	(35)%	$ 61,953

As a percentage of total revenue	(13)%	NM	8%	(623) bp	15%
	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Operating Income Before Amortization—Lending	$(23,524)	NM	$61,873	(22)%	$78,883
As a percentage of Lending revenue	(8)%	NM	15%	(694) bp	22%
Operating Income Before Amortization—Real Estate	$(20,059)	7%	$(21,507)	(27)%	$(16,930)
As a percentage of Real Estate revenue	(39)%	(91) bp	(38)%	(844) bp	(29)%

        Operating Income Before Amortization in 2007 decreased $83.9 million to a loss of $43.6 million, declining at a faster rate than revenue due to higher costs per loan sold resulting from a shift to lowering margin products, lower close rates and stricter underwriting criteria, and $22.9 million in restructuring costs, due in part to a reduction in workforce, partially offset by a decrease of $31.3 million in selling and marketing expense. Operating Income Before Amortization was adversely impacted by a $20.2 million provision for loan losses in 2007, compared to $6.6 million in 2006. The 2007 provision reflects the increased losses Tree.com is experiencing related to obligations to investors with respect to previously sold loans. Operating Income Before Amortization benefited by $12.9 million due to the net impact of a favorable legal settlement and an increase in certain legal reserves.

        Operating Income Before Amortization in 2006 decreased $21.6 million from 2005, negatively impacted by increased marketing expenses, an increase of $17.3 million in general and administrative expenses, $11.1 million of which relates to an increase in compensation and other employee-related costs, and higher costs associated with the origination of loans sold into the secondary market.

Operating (loss) income

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Lending	$(512,584)	NM	$ 44,091	(13)%	$ 50,605
Real Estate	(27,856)	7%	(29,920)	5%	(31,351)

Operating (loss) income	$(540,440)	NM	$ 14,171	(26)%	$ 19,254

As a percentage of total revenue	(156)%	NM	3%	(160) bp	5%
	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Operating (loss) income—Lending	$(512,584)	NM	$ 44,091	(13)%	$ 50,605
As a percentage of Lending revenue	(174)%	NM	11%	(340) bp	14%
Operating (loss)—Real Estate	$ (27,856)	7%	$(29,920)	5%	$(31,351)
As a percentage of Real Estate revenue	(54)%	(117) bp	(53)%	181 bp	(54)%

        Operating income decreased $554.6 million to a loss of $540.4 million in 2007, resulting primarily from a goodwill impairment charge of $459.5 million which was recorded in the fourth quarter of 2007 in the accompanying consolidated statements of operations as a component of operating income. The write-down was determined by comparing the fair value of the business and the implied value of the goodwill with the carrying amounts on the balance sheet. In addition, an impairment charge of $16.2 million was recorded in the fourth quarter of 2007 in connection with the write-down of certain intangible assets which has been included in amortization of intangibles in the accompanying consolidated statement of operations. These impairments were identified in connection with Tree.com's annual impairment assessment which is performed as of October 1st. Also contributing to the increase in operating loss was the decrease in Operating Income Before Amortization described above and an increase in non-cash compensation expense.

        As discussed above in the management overview, in response to adverse mortgage market conditions, Tree.com has significantly reduced its mortgage origination operations, incurred substantial restructuring charges, recorded significant provisions for loan losses and recorded substantial impairment charges. Given that overall conditions in the credit markets and the mortgage market continue to evolve rapidly, no assurances can be made that the changes Tree.com has undertaken will be sufficient or that Tree.com will not be required to take additional impairment or restructuring charges. In addition, these actions will reduce or slow its ability to react to possible improvements in the market.

        Operating income in 2006 decreased $5.1 million from 2005 primarily due to the decrease in Operating Income Before Amortization described above, partially offset by an $11.3 million decrease in amortization of intangibles resulting from certain intangible assets being fully amortized in 2005 and 2006, as well as a $5.2 million decrease in non-cash compensation expense. The decrease in non-cash compensation expense is primarily due to the transfer of Tree.com's founder and Chief Executive Officer to IAC, effective January 1, 2006.

Income tax provision

        In 2007, Tree.com recorded an income tax provision of $10.2 million, despite a loss from operations, due principally to the impairment of goodwill that is largely non-deductible for income tax purposes and an increase in the valuation allowance on deferred tax assets. In light of the reassessment of the likely future profitability of Tree.com, it has been determined that it is not more likely than not that deferred tax assets at December 31, 2007 will be realized. In 2006, Tree.com recorded a tax provision of $5.0 million which represents an effective tax rate of 37%. The 2006 tax rate is higher than the federal statutory rate of 35% due principally to state and local income taxes. In 2005, Tree.com recorded a tax provision of $11.4 million which represents an effective tax rate of 66%. The 2005 tax rate is higher than the federal statutory rate of 35% due principally to state and local income taxes which included an increase in net deferred tax liabilities due to a change in the effective state tax rate and an increase in the valuation allowance on deferred tax assets related to state net operating losses.

        Tree.com adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48") effective January 1, 2007. There was no effect to Tree.com's accumulated deficit as a result of the adoption. As of January 1, 2007 and December 31, 2007, Tree.com had unrecognized tax benefits of approximately $0.5 million and $5.8 million, respectively, which included accrued interest at December 31, 2007 of $1.4 million.

        By virtue of the previously filed separate company and consolidated tax returns with IAC, Tree.com is routinely under audit by federal, state and local authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Tree.com are recorded in the period they become known.

        The Internal Revenue Service ("IRS") is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of Tree.com from August 8, 2003, its date of acquisition by IAC. The statute of limitations for these years has been extended to December 31, 2008. Tax filings in various state, local and foreign jurisdictions are currently under examinations, the most significant of which are Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008. Tree.com believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.6 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

        Under the terms of the tax sharing agreement, which will be executed in connection with the spin-off, IAC will generally retain the liability related to federal and state tax returns filed on a consolidated or unitary basis for all periods prior to the spin-off.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

        As of December 31, 2007, Tree.com had $60.9 million of cash and cash equivalents and restricted cash and cash equivalents.

        Net cash provided by operating activities was $233.0 million and $74.9 million in 2007 and 2006, respectively. The increase of $158.1 million in net cash provided by operating activities primarily reflects an increase in net proceeds from the sale of loans held for sale of $153.2 million.

        Net cash used in investing activities in 2007 and 2006 of $10.9 million and $16.4 million, respectively, primarily resulted from capital expenditures of $9.4 million and $13.3 million, respectively.

        Net cash used in financing activities in 2007 of $275.6 million was primarily due to net payments under various lines of credit, primarily warehouse lines, of $259.0 million at LendingTree Loans, payments on notes payable and capital lease obligations of $11.7 million and cash transfers of $7.1 million to IAC. The net payments under various lines of credit, primarily warehouse lines, is directly related to the net proceeds from sales of loans held for sale included within cash flows from operating activities. The cash transfers to IAC relate primarily to the transfer of Tree.com's excess cash to IAC in connection with IAC's centrally managed U.S. treasury function. Net cash used in financing activities in 2006 of $45.9 million was primarily due to net payments under various lines of credit, primarily warehouse lines, of $23.8 million at LendingTree Loans, payments on notes payable and capital lease obligations of $11.5 million and cash transfers of $3.9 million to IAC.

        As of December 31, 2007, LendingTree Loans had committed lines of credit, primarily warehouse lines, totaling $550 million, of which $500 million expired on January 31, 2008, and $50 million expires on October 31, 2008, and an uncommitted line of $150 million. Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid from proceeds from the sales of loans held for sale by LendingTree Loans. The interest rate under these lines of credit is 30-day LIBOR plus 75 to 100 basis points, but may be higher under certain circumstances. The committed line that expired on January 31, 2008 was subsequently renewed at a reduced size of $50 million and will expire on the earlier of sixty days prior to the spin-off or January 24, 2009 and can be cancelled at the option of the lender without default upon sixty days notice. On June 25, 2008, certain terms of the warehouse line of credit were waived in order for the line of credit not to expire 60 days prior to the spin-off. However, if the lender determines at any time prior to January 24, 2009 the spin-off materially and adversely affects Tree.com, the lender reserves the right to deem the line of credit expired prior to January 24, 2009. The interest rate under this line of credit increased at the renewal date to 30-day LIBOR plus 140 basis points, but may be higher under certain circumstances. The $50 million committed line of credit that expires on January 24, 2009 and the $150 million uncommitted line are provided by the same lender. The $50 million committed line that expires on October 31, 2008 is provided by one other lender. LendingTree Loans is highly dependent on the availability of credit to finance its operations. Its inability to renew or replace existing facilities upon expiration or termination, which could be impacted by continuing disruptions in the credit market, would adversely impact its results of operations and financial condition. At December 31, 2007 there was $79.4 million outstanding under the committed lines of credit. Under the terms of the committed lines of credit, LendingTree Loans is required to maintain various financial and other covenants. These financial covenants include, but are not limited to, maintaining (i) minimum levels of tangible net worth, cash on hand with a certain lender and liquid assets, (ii) a maximum ratio of total liabilities to net worth and (iii) positive pre-tax net income on a quarterly basis. During the fourth quarter, LendingTree Loans was not in compliance with the quarterly positive pre-tax net income covenant set forth in one of its lines of credit. LendingTree Loans received a waiver of this covenant breach on February 8, 2008. The breach and the subsequent waiver did not have an impact on LendingTree Loans' other lines of credit and Tree.com does not expect it to have an impact on LendingTree Loans' ability to secure lines of credit in the future. Borrowings under all of LendingTree Loans' lines of credit are non-recourse to Tree.com.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Short-term and current portion of long-term obligations	$99,350	$99,350	$—	$—	$—
Capital lease obligations	272	272	—	—	—
Purchase obligations(a)	330	330	—	—	—
Operating leases	27,633	7,168	9,674	4,983	5,808

Total contractual cash obligations	$127,585	$107,120	$9,674	$4,983	$5,808

(a)
The purchase obligations primarily relate to marketing event contracts in 2008.

	Amount of Commitment Expiration Per Period
Other Commercial Commitments*	Total Amounts Committed	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Surety bonds and letters of credit	$8,182	$7,477	$705	$—	$—

*
Commercial commitments are funding commitments that could potentially require performance in the event of demands by third parties or contingent events, such as under lines of credit extended or under guarantees of debt.

Off-Balance Sheet Arrangements

        Other than the items described above, Tree.com does not have any off-balance sheet arrangements as of December 31, 2007.

Results of Operations for the Three Months Ended March 31, 2008 Compared to the Three Months Ended March 31, 2007

Revenue

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
Lending	$61,811	(36)%	$96,768
Real Estate	8,382	(37)%	13,231

Total revenue	$70,193	(36)%	$109,999

        Revenue in 2008 decreased $39.8 million, or 36%, from 2007 primarily due to fewer loan originations and sales into the secondary market and fewer loans closed on the lending networks. Also contributing to the decrease in revenue is a decrease of $3.9 million related to the Real Estate builder and broker networks, which experienced decreased closings year over year, as well as the absence of revenue from the agent network business which ceased operations in December 2007. Lenders' continued narrow focus on traditional mortgage products contributed to lower close rates and a shift to lower margin products as compared to the prior year. The dollar value of loans closed by network lenders and directly by LendingTree Loans in 2008 decreased 42% to $4.3 billion. This includes refinance mortgages of $2.7 billion, purchase mortgages of $1.0 billion and home equity loans of $0.5 billion. The dollar value of loans closed by network lenders in 2007 was $7.4 billion, including refinance mortgages of $4.1 billion, purchase mortgages of $1.8 billion and home equity loans of $1.3 billion. Revenue from all home loan offerings declined with home equity loans, purchase mortgage revenue and refinance mortgage revenue declining 75%, 38% and 22%, respectively.

        Partially offsetting the revenue decrease from fewer loans sold in 2008 is higher revenue per loan sold and an increase of $1.2 million in revenue from Tree.com's company-owned brokerage business, which increased closings by 40%. The company-owned brokerage business began closing transactions in the first quarter of 2006 and now operates in fourteen markets. Similar to closing loans through LendingTree Loans, the company-owned brokerage enables Real Estate to capture a larger portion of the transaction revenue.

        Lending Tree Loans originates mortgage loans on property located throughout the United States, with no one location representing more than 10% of Tree.com's consolidated revenue for any periods presented. Revenue from loans originated for property in California and Florida in the aggregate totaled approximately 8% and 11% of Tree.com's consolidated revenue for the three months ended March 31, 2008 and 2007, respectively.

Cost of revenue

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Lending	$12,796	(11)%		$14,312
Real Estate	4,970	(20)%		6,184

Cost of revenue	$17,766	(13)%		$20,496

As a percentage of total revenue	25%	668	bp	19%
Gross margins	75%	(668	) bp	81%

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Cost of revenue—Lending	$12,796	(11)%		$14,312
As a percentage of Lending revenue	21%	591	bp	15%
Lending gross margins	79%	(591	) bp	85%
Cost of revenue—Real Estate	$4,970	(20)%		$6,184
As a percentage of Real Estate revenue	59%	1,256	bp	47%
Real Estate gross margins	41%	(1,256	) bp	53%

        Cost of revenue consists primarily of costs associated with loan originations, compensation and other employee-related costs (including stock-based compensation) related to customer call centers, real estate network support staff and loan officers, as well as credit scoring fees, consumer incentive costs, real estate agent commissions and website network hosting and server fees.

        Cost of revenue in 2008 decreased $2.7 million from 2007 primarily due to decreases of $1.5 million in consumer incentive rebates related to decreased closings at the Real Estate builder and broker network businesses, $1.2 million in direct costs associated with the settlement services business and $1.2 million in compensation and other employee-related costs. Offsetting these decreases in cost of revenue were increases of $0.6 million in costs associated with loan originations and $0.5 million in commission expense primarily related to the increase in closings at company-owned brokerage business. The decrease in compensation and other employee-related costs is primarily due to reduced personnel costs associated with Tree.com's customer call center, settlement services operation and portions of its loan processing department. Included in cost of revenue in 2008 is the impact of Tree.com's adoption of Statement of Financial Accounting Standards ("SFAS") No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115" ("SFAS 159"). Upon adoption of SFAS 159, Tree.com elected to account for all loans held for sale issued after January 1, 2008 at fair value. Electing the fair value option requires loan origination fees and costs to be recorded in earnings as incurred instead of being deferred until the loan is sold as in prior year periods. In 2008, all loan origination costs are recognized in cost of revenue. Prior to 2008, Tree.com applied the provisions of SFAS 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases", effectively deferring loan origination fees and costs until the underlying loan was sold. Upon sale of the loan, the origination fees and costs were recognized as a component of the gain on sale of the loan in revenue.

Selling and marketing expense

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Lending	$31,028	(39)%		$50,795
Real Estate	2,169	(62)%		5,683

Selling and marketing expense	$33,197	(41)%		$56,478

As a percentage of total revenue	47%	(405	) bp	51%

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Selling and marketing expense—Lending	$31,028	(39)%		$50,795
As a percentage of Lending revenue	50%	(229	) bp	52%
Selling and marketing expense—Real Estate	$2,169	(62)%		$5,683
As a percentage of Real Estate revenue	26%	(1,708	) bp	43%

        Selling and marketing expense consists primarily of advertising and promotional expenditures, fees paid to affiliates and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in the sales function. Advertising and promotional expenditures primarily include online marketing, as well as television, print and radio spending. Advertising production costs are expensed in the period the related ad is first run.

        Selling and marketing expense in 2008 decreased $23.3 million from 2007 primarily due to a decrease of $22.3 million in advertising and promotional expenditures. In 2008, Tree.com experienced decreases in advertising of $11.9 million, $6.1 million and $4.1 million associated with online marketing, print and television advertising, respectively. Tree.com anticipates that selling and marketing expense will continue to represent a high percentage of revenue as it continues to promote its brands both online and offline.

General and administrative expense

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Lending	$16,454	(31)%		$23,869
Real Estate	4,310	(30)%		6,177

General and administrative expense	$20,764	(31)%		$30,046

As a percentage of total revenue	30%	227	bp	27%

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
General and administrative expense—Lending	$16,454	(31)%		$23,869
As a percentage of Lending revenue	27%	195	bp	25%
General and administrative expense—Real Estate	$4,310	(30)%		$6,177
As a percentage of Real Estate revenue	51%	473	bp	47%

        General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, human resources and executive management functions, facilities and infrastructure costs and fees for professional services.

        General and administrative expense in 2008 decreased $9.3 million from 2007 primarily due to a decrease of $7.5 million in compensation and other employee-related costs, due principally to a reduction in workforce that occurred in 2007, subsequent to the first quarter. Offsetting this decrease in general and administrative expense is a charge of approximately $1.4 million associated with legal and regulatory costs. Tree.com expects to incur increased costs related to the additional financial and legal requirements associated with being a separate public company, as well as increased non-cash compensation associated with the modification of existing stock-based compensation awards in connection with the spin-off and the grant of new awards in connection with and subsequent to the spin-off.

        General and administrative expense includes non-cash compensation expense of $0.5 million in 2008 compared with $1.0 million in 2007. The decrease in non-cash compensation expense is primarily due to a reduction in workforce that occurred in 2007, subsequent to the first quarter and various equity grants fully vesting throughout 2007. As of March 31, 2008, there was approximately $8.2 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is currently expected to be recognized over a weighted average period of approximately 2.7 years (exclusive of the impact of the modification related to the spin-off, which consists of the accelerated vesting of certain restricted stock units and the modification of vested stock options).

Product development

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Lending	$1,454	(47)%		$2,766
Real Estate	655	(56)%		1,504

Product development	$2,109	(51)%		$4,270

As a percentage of total revenue	3%	(88	) bp	4%

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Product development—Lending	$1,454	(47)%		$2,766
As a percentage of Lending revenue	2%	(51	) bp	3%
Product development—Real Estate	$655	(56)%		$1,504
As a percentage of Real Estate revenue	8%	(356	) bp	11%

        Product development expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in product development, which include costs related to the design, development, testing and enhancement of technology that are not capitalized.

        Product development expense in 2008 decreased $2.2 million from 2007, due to decreased compensation and other employee-related costs associated with a reduction in workforce that occurred in 2007, subsequent to the first quarter.

Depreciation

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Lending	$1,366	(46)%		$2,530
Real Estate	409	32%		309

Depreciation	$1,775	(37)%		$2,839

As a percentage of total revenue	3%	(5	) bp	3%

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Depreciation—Lending	$1,366	(46)%		$2,530
As a percentage of Lending revenue	2%	(40	) bp	3%
Depreciation—Real Estate	$409	32%		$309
As a percentage of Real Estate revenue	5%	255	bp	2%

        Depreciation in 2008 decreased $1.1 million from 2007 primarily due to certain fixed assets becoming fully depreciated and decreased capital expenditures made in 2008 and 2007 and the write-off of certain assets subsequent to the first quarter of 2007 as Tree.com scaled back its operations in response to mortgage market conditions.

Operating Income Before Amortization

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Lending	$(1,298)	NM		$3,239
Real Estate	(3,966)	37%		(6,248)

Operating Income Before Amortization	$(5,264)	(75)%		$(3,009)

As a percentage of total revenue	(7)%	(476	) bp	(3)%

	Three Months Ended March 31,
	2008	% Change	2007
	(Dollars in thousands)
Operating Income Before Amortization—Lending	$(1,298)	NM	$3,239
As a percentage of Lending revenue	(2)%	NM	3%
Operating Income Before Amortization—Real Estate	$(3,966)	37%	$(6,248)
As a percentage of Real Estate revenue	(47)%	(9) bp	(47)%

        Operating Income Before Amortization in 2008 decreased $2.3 million to a loss of $5.3 million, declining at a faster rate than revenue due to higher costs per loan sold resulting from lower close rates and stricter underwriting criteria, partially offset by decreases of $23.3 million in selling and marketing expense and $9.3 million in general and administrative expense. Operating Income Before Amortization was adversely impacted in 2008 by charges, aggregating $3.1 million, associated with legal and regulatory costs and restructuring initiatives.

Operating loss

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Lending	$(4,249)	(980)%		$(393)
Real Estate	(5,239)	35%		(8,011)

Operating loss	$(9,488)	(13)%		$(8,404)

As a percentage of total revenue	(14)%	(588	) bp	(8)%

	Three Months Ended March 31,
	2008	% Change		2007
	(Dollars in thousands)
Operating loss—Lending	$(4,249)	(980)%		$(393)
As a percentage of Lending revenue	(7)%	(647	) bp	(0)%
Operating loss—Real Estate	$(5,239)	35%		$(8,011)
As a percentage of Real Estate revenue	(63)%	(195	) bp	(61)%

        Operating loss in 2008 increased $1.1 million from 2007, primarily due to the decrease in Operating Income Before Amortization described above, partially offset by a $0.6 million decrease in both non-cash compensation expense and amortization of intangibles.

Income tax provision

        For the three months ended March 31, 2008, Tree.com recorded a tax provision of $0.2 million despite a loss from operations, due principally to an increase in valuation allowance on deferred tax assets. For the three months ended March 31, 2007, Tree.com recorded a tax benefit of $3.5 million on a pre-tax loss of $8.6 million, which represents an effective tax rate of 41%. This tax benefit is higher than the federal statutory rate of 35% due principally to state taxes.

        As of December 31, 2007 and March 31, 2008, Tree.com had unrecognized tax benefits of approximately $4.4 million. Included in unrecognized tax benefits at March 31, 2008 is approximately $3.6 million for tax positions included in IAC's consolidated tax return filings that will remain a liability of IAC after the spin-off. Tree.com recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. There were no material accruals for interest for 2008. At March 31, 2008, Tree.com has accrued $1.5 million for the payment of interest. There are no material accruals for penalties.

        By virtue of previously filed separate company and consolidated tax returns with IAC, Tree.com is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Tree.com are recorded in the period they become known. Tree.com believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.7 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

        Under the terms of the tax sharing agreement, which will be executed in connection with the spin-off, IAC will generally retain the liability related to federal and state returns filed on a consolidated or unitary basis for all periods prior to the spin-off.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

        As of March 31, 2008, Tree.com had $55.0 million of cash and cash equivalents and restricted cash and cash equivalents.

        Net cash used in operating activities improved by $69.0 million to $5.6 million in 2008 from $74.6 million in 2007. The improvement is primarily due to a $64.2 million increase in loans held for sale in 2007 compared to $4.4 million in 2008 reflecting significantly higher net loan originations in 2007. Also impacting net cash used in operations is an increase in accounts payable as Tree.com aggressively managed working capital in the first quarter of 2008.

        Net cash used in investing activities in 2008 of $16.0 million primarily resulted from the payment of contingent consideration associated with the Home Loan Center acquisition and capital expenditures of $1.5 million. Net cash used in investing activities in 2007 of $3.7 million primarily resulted from capital expenditures.

        Net cash provided by financing activities in 2008 of $28.2 million was primarily due to cash transfers of $21.8 million from IAC, capital contributions of $14.5 million from IAC and a decrease of $12.5 million in restricted cash, partially offset by payments on notes payable and capital lease obligations of $20.0 million. The cash transfers from IAC relate to IAC's centrally managed U.S. treasury function. Net cash provided by financing activities in 2007 of $69.6 million was primarily due to net borrowings under various lines of credit of $62.4 million at LendingTree Loans and payments on notes payable and capital lease obligations of $10.4 million, partially offset by cash transfers of $18.0 million from IAC. The net borrowings under various lines of credit in 2007 is related to the increase in loans held for sale included within cash flow from operations.

        As of March 31, 2008, LendingTree Loans had committed lines of credit totaling $100 million, of which $50 million expires on October 31, 2008, and another $50 million is set to expire on the earlier of sixty days prior to the spin-offs or January 24, 2009, and an uncommitted line of credit of $150 million. The committed line of credit that expires sixty days prior to the spin-offs or January 24, 2009 can be cancelled at the option of the lender without default upon sixty days notice. The $50 million committed line of credit that expires on January 24, 2009 and the $150 million uncommitted line are provided by the same lender. The $50 million committed line that expires on October 31, 2008 is provided by one other lender. Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid from proceeds from the sales of loans held for sale by LendingTree Loans. The interest rate under these lines of credit is 30-day LIBOR plus 75 to 140 basis points, but may be higher under certain circumstances. At March 31, 2008, there was $78.7 million outstanding under the committed lines of credit. Under the terms of the committed lines of credit, LendingTree Loans is required to maintain various financial and other covenants. These financial covenants include, but are not limited to, maintaining (i) minimum levels of tangible net worth, cash on hand with a certain lender and liquid assets, (ii) a maximum ratio of total liabilities to net worth and (iii) positive pre-tax net income on a quarterly basis. During the first quarter of 2008, LendingTree Loans was in compliance with all covenants. Borrowings under all of LendingTree Loans' lines of credit are non-recourse to Tree.com.

        Tree.com anticipates that it will need to make capital and other expenditures in connection with the development and expansion of its overall operations.

        Tree.com has considered its anticipated operating cash flows in 2008, cash and cash equivalents, current borrowing capacity under lines of credit, its expected capitalization upon completion of the spin-off and access to capital markets, subject to restrictions in the tax sharing agreement, and believes that these are sufficient to fund its operating needs, including debt requirements, commitments and contingencies and capital and investing commitments for the foreseeable future. LendingTree Loans is highly dependent on the availability of credit to finance its operations. Its inability to renew or replace existing facilities upon expiration or termination, which could be impacted by continuing disruptions in the credit market, would adversely impact its results of operations and financial condition. In connection with the completion of the spin-off, intercompany payable balances will be extinguished. It is expected that IAC will transfer to Tree.com an amount of cash that will be sufficient for its initial capitalization.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Short-term and current portion of long-term obligations	$78,739	$78,739	$—	$—	$—
Capital lease obligations	15	15	—	—	—
Purchase obligations(a)	587	587	—	—	—
Operating leases	27,724	7,395	8,723	5,669	5,937

Total contractual cash obligations	$107,065	$86,736	$8,723	$5,669	$5,937

(a)
The purchase obligations primarily relate to marketing event contracts in 2008.

TREE.COM'S PRINCIPLES OF FINANCIAL REPORTING

        Tree.com reports Operating Income Before Amortization as a supplemental measure to generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which Tree.com evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

Definition of Tree.com's Non-GAAP Measure

        Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. Tree.com believes this measure is useful to investors because it represents the operating results from the Tree.com Businesses, taking into account depreciation, which Tree.com believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Tree.com's statement of operations of certain expenses, including non-cash compensation, and acquisition-related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

        Tree.com will only present Operating Income Before Amortization on a pro forma basis if it views a particular transaction as significant in size or transformational in nature. For the periods presented in this report, there are no transactions that Tree.com has included on a pro forma basis.

One-Time Items

        Operating Income Before Amortization is presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items.

Non-Cash Expenses That Are Excluded From Tree.com's Non-GAAP Measure

        Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and Tree.com will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com's discretion, on a net basis, with Tree.com remitting the required tax withholding amount from its current funds.

        Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Tree.com believes that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Reconciliation of Operating Income Before Amortization

        For a reconciliation of Operating Income Before Amortization to operating (loss) income for Tree.com's operating segments and to net (loss) income in total for the years ended December 31, 2007, 2006 and 2005, see Note 8 to the consolidated financial statements. For a reconciliation of Operating Income Before Amortization to operating loss for Tree.com's operating segments and to net loss for the three months ended March 31, 2008 and 2007, see Note 5 to the unaudited interim financial statements.

Critical Accounting Policies and Estimates

        The following disclosure is provided to supplement the descriptions of Tree.com's accounting policies contained in Note 2 to the consolidated financial statements in regard to significant areas of judgment. Tree.com's management is required to make certain estimates and assumptions during the preparation of its consolidated financial statements in accordance with GAAP. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net income during any period. Actual results could differ from those estimates. Because of the size of the financial statement elements to which they relate, some of Tree.com's accounting policies and estimates have a more significant impact on its consolidated financial statements than others. What follows is a discussion of some of Tree.com's more significant accounting policies and estimates.

  Recoverability of Long-Lived Assets

        Tree.com reviews the carrying value of all long-lived assets, primarily property and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), impairment is considered to have occurred whenever the carrying value of a long-lived asset exceeds the sum of the undiscounted cash flows that is expected to result from the use and eventual disposition of the asset. The determination of cash flows is based upon assumptions that may not occur. The value of long-lived assets that is subject to assessment for impairment in accordance with SFAS 144 is $41.3 million at December 31, 2007.

  Recoverability of Goodwill and Indefinite-Lived Intangible Assets

        Goodwill impairment is determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. In performing the first step, Tree.com determines the fair value of its reporting units by using a discounted cash flow ("DCF") analysis. Determining fair value using a DCF analysis requires the exercise of significant judgments, including judgments about appropriate discount rates, perpetual growth rates and the amount and timing of expected future cash flows. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not required. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is required to be performed to measure the amount of impairment, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

        The impairment test for indefinite-lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of indefinite-lived intangible assets are determined using a DCF valuation analysis that employs a "relief from royalty" methodology in estimating the fair value of its trade names and trademarks. Significant judgments inherent in this analysis include the determination of royalty rates, discount rates and the terminal growth rates.

        Goodwill and indefinite-lived intangible assets, primarily trade names and trademarks, are tested annually for impairment as of October 1 or earlier upon the occurrence of certain events or substantive changes in circumstances. The annual assessment for 2007 identified impairment charges for the Lending reporting unit as more fully described above in "Results of Operations for the Years Ended December 31, 2007, 2006 and 2005." Tree.com's reporting units are currently operating in dynamic and challenged industry segments. To illustrate the magnitude of potential impairment charges relative to future changes in estimated fair value, had the estimated fair value of Tree.com's reporting units and their respective indefinite-lived intangible assets been hypothetically lower by 10% as of October 1, 2007 the aggregate book value of goodwill and indefinite-lived intangible assets would have exceeded fair value by approximately $7.0 million at Lending and $8.0 million at Real Estate. Had the estimated fair values of Tree.com's reporting units and their respective indefinite-lived intangible assets been hypothetically lower by 20% as of October 1, 2007, the book value of goodwill and indefinite-lived intangible assets would have exceeded fair value by approximately $21.0 million at Lending and $18.0 million at Real Estate.

  Income Taxes

        Estimates of deferred income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note 7, and reflect management's assessment of actual future taxes to be paid on items reflected in the consolidated financial statements, giving consideration to both timing and the probability of realization. As of December 31, 2007, the balance of deferred tax liabilities, net, is $30.3 million. Actual income taxes could vary from these estimates due to future changes in income tax law, state income tax apportionment or the outcome of any review of IAC's tax returns by the IRS, as well as actual operating results of Tree.com that vary significantly from anticipated results. Effective January 1, 2007, Tree.com adopted the provisions of FIN 48. As a result of the adoption of FIN 48, Tree.com recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. This measurement step is inherently difficult and requires subjective estimations of such amounts to determine the probability of various possible outcomes. Tree.com considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

  Loans Held for Sale

        Loans held for sale consist primarily of residential first and second mortgage loans that are secured by residential real estate throughout the United States. LendingTree Loans originates residential loans with the intent to sell them in the secondary market. Loans held for sale are carried at the lower of cost or market value in accordance with SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." The lower of cost or market value is determined on an individual basis for loans that have been impaired and on an aggregate basis for loans that have not been impaired. The cost basis of loans held for sale includes the capitalized cost associated with the interest rate lock commitments, deferred origination fees, deferred origination costs and prior to April 1, 2007 the effects of hedge accounting. The market value of loans held for sale is determined using current secondary market prices for loans with similar coupons, maturities and credit quality. The December 31, 2007 consolidated balance sheet includes $86.8 million of loans held for sale, which is net of an associated valuation allowance of $4.3 million. The valuation allowance is the amount by which the cost of loans held for sale exceeds the market value of loans held for sale.

        LendingTree Loans sells loans it originates to investors on a servicing released basis without recourse so the risk of loss or default by the borrower is generally transferred to the investor. However, LendingTree Loans is required by these investors to make certain representations relating to credit information, loan documentation and collateral. To the extent LendingTree Loans does not comply with such representations, or there are early payment defaults, LendingTree Loans may be required to repurchase loans or indemnify the investors for any losses from borrower defaults. As such, LendingTree Loans records a liability for the estimated obligation related to this exposure based, in part, on historical and projected loss frequency and loss severity, the original principal amount of the loans previously sold, the year the loans were sold, and loan type. There are four loan types used in this analysis which are determined based on the extent of the documentation received (full or limited) and the lien position of the mortgage in the underling property (first or second position). In the case of early payment payoffs, which occurs when a borrower prepays a loan prior to the end of the prepayment penalty period, LendingTree Loans may be required to repay all or a portion of the premium initially paid by the investor. The estimated obligation associated with early loan payoffs is calculated based on historical loss experience by type of loan. Specific circumstances may also cause management to estimate and record additional liabilities specific to a situation based on certain assumptions of future losses as a result of current activity. Because LendingTree Loans does not service the loans it sells, it does not maintain nor have access to the current balances and loan performance data with respect to the individual loans previously sold to investors. As such, LendingTree Loans is unable to determine its maximum loss exposure. For the year ended December 31, 2007 LendingTree Loans increased its liability for losses on previously sold loans by approximately $15.5 million as a reduction to revenue. In 2007, $5.4 million was paid or written off against the liability. The related liability at December 31, 2007 is $13.9 million.

Seasonality

        Lending and Real Estate revenue is subject to the seasonal and cyclical trends of the U.S. housing market. On a seasonal basis, home sales typically rise during the spring and summer months and decline during the fall and winter months. The current cyclical trends have impacted and are expected to continue to impact typical seasonal trends. Refinancing and home equity activity is principally driven by mortgage interest rates as well as real estate values.

New Accounting Pronouncements

        Refer to Note 2 to the consolidated financial statements for a description of recent accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

        Tree.com's exposure to market rate risk for changes in interest rates relates primarily to its loans held for sale, and LendingTree Loans' lines of credit.

  Loans Held for Sale

        LendingTree Loans' mortgage banking operations expose Tree.com to interest rate risk for loans originated until those loans are sold in the secondary market ("loans held for sale"). The fair value of loans held for sale is subject to change primarily due to changes in market interest rates. LendingTree Loans hedges the changes in fair value of certain loans held for sale primarily by entering into mortgage forward delivery contracts. Although LendingTree Loans continues to enter into derivatives for risk management purposes, effective April 1, 2007 management determined these derivative instruments would no longer qualify for the hedge accounting provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."

        When hedge accounting was discontinued, the affected loans held for sale were no longer adjusted for changes in fair value. However, the changes in fair value of the derivative instruments continue to be recognized in current earnings as a component of revenue. For the year ended December 31, 2007 Tree.com recognized losses of $1.1 million related to the changes in fair value of derivative instruments related to loans held for sale. For the three months ended March 31, 2008, Tree.com recognized losses of less than $0.1 million related to the changes in fair value of derivative instruments related to loans held for sale.

        In addition, LendingTree Loans provides interest rate lock commitments ("IRLCs") to fund mortgage loans at interest rates previously agreed upon with the borrower for specified periods of time, which also expose it to interest rate risk. IRLCs are considered derivative instruments and, therefore, are recorded at fair value, with changes in fair value reflected in current period earnings. To manage the interest rate risk associated with the IRLCs, Tree.com uses derivative instruments, including mortgage forward delivery contracts. These instruments do not qualify for hedge accounting. The net change in the fair value of these derivatives for the year ended December 31, 2007 resulted in losses of $0.8 million which have been recognized as a component of revenue in the accompanying consolidated statements of operations.

        On January 1, 2008, Tree.com adopted the provisions of SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"). Prior to the adoption of SFAS 157 the recognition of gains and losses at the inception of a derivative contract were prohibited unless the fair value of the contract was evidenced by a quoted price in an active market. As no active market exists for IRLCs, such day one gains and losses were not recognized until the related loan was sold. Prior to January 1, 2008, guidance also prohibited including the value of servicing the loan in calculating the fair value of an IRLC. Such guidance was rescinded by Staff Accounting Bulletin No. 109, "Written Loan Commitments Recorded at Fair Value Through Earnings" ("SAB 109"). Accordingly, with the adoption of SFAS No. 157 and SAB 109 on January 1, 2008, the day one gains and servicing value, adjusted by the loan funding probability, are included in the value of IRLCs. The net change in the fair value of the IRLCs and related forward delivery contracts, including the impact of day one gains and servicing value, for the three months ended March 31, 2008 resulted in gains of $14.8 million which have been recognized as a component of revenue in the accompanying consolidated statements of operations.

        The fair values of derivative financial instruments at LendingTree Loans are impacted by movements in market interest rates. Changes in the fair value of the derivative financial instruments would substantially be offset by changes in the fair value of the items for which risk is being mitigated. As of March 31, 2008 and December 31, 2007, if market interest rates had increased by 100 basis points, the aggregate fair value of the derivative financial instruments and the hedged items at LendingTree Loans would have increased by $0.1 million and decreased by $0.2 million, respectively. As of March 31, 2008 and December 31, 2007, if market interest rates had decreased by 100 basis points, the aggregate fair value of the derivative financial instruments and the hedged items at LendingTree Loans would have decreased by $0.8 million and $0.3 million, respectively.

Management of Tree.com

Tree.com Board of Directors and Executive Officers

        The following table sets forth information as to persons who are expected to serve as Tree.com directors and executive officers following the spin-offs. The Tree.com Board of Directors, the composition of which complies with the independence requirements under the current standards imposed by the Marketplace Rules, including the transitional rules set forth therein, is currently expected to consist of five directors.

Name	Age	Position(s)
Douglas Lebda	38	Chairman, Chief Executive Officer and Director of Tree.com
Scott Cammarn	46	Senior Vice President and General Counsel of Tree.com
Robert Harris	48	President, LendingTree Exchange
Peter C. Horan	53	Director of Tree.com
Joseph Levin	28	Director of Tree.com
Lance Melber*	46	Director of Tree.com
David Norris	43	President of Home Loan Center, Inc.
Steven Ozonian*	53	Director of Tree.com
Matthew Packey	40	Senior Vice President and Chief Financial Officer of Tree.com
Bret Violette	41	President of Real Estate

*
Independent Directors

Directors

        Background information about those individuals who are expected to serve as directors of Tree.com appears below. Liberty Media Corporation has chosen not to immediately exercise its right to nominate directors at Tree.com, but retains its ability to do so in the future. See "Certain Relationships and Related Party Transactions—Agreements with Liberty Media Corporation."

        Douglas Lebda, age 38, will serve as Chairman, Chief Executive Officer and director of Tree.com upon completion of the spin-offs and has served in such capacity for LendingTree since January 2008. Mr. Lebda has also served as President and Chief Operating Officer of IAC since the end of 2005. Prior to assuming his current roles, Mr. Lebda served as the Chief Executive Officer of LendingTree, which he founded, since September 1998. Prior to his tenure as Chief Executive Officer of LendingTree, Mr. Lebda served as Chairman of the Board and President of LendingTree since June 1996. Before founding LendingTree in June 1996, Mr. Lebda worked as an auditor and consultant for PriceWaterhouseCoopers. Mr. Lebda is a member of the Board of Directors of Eastman Kodak.

        Peter C. Horan, age 53, currently serves as CEO of GoodmailSystems, Inc. Prior to that, he served as CEO of IAC Media & Advertising from January 2007 to June 2008. Mr. Horan previously served as CEO of AllBusiness.com, Inc. Prior to that, Mr. Horan was CEO of About.com. Prior to About.com, he served as President and Chief Executive Officer of DevX.com, Inc., an Internet media company. Mr. Horan spent 10 years at International Data Group, a leading global technology media company, where he spearheaded relationships with top advertisers on a worldwide basis, and also served as Senior Vice President and Publisher of Computerworld. Prior to that Mr. Horan spent more than 15 years in senior account management roles at leading advertising agencies, including BBDO and Ogilvy & Mather.

        Joseph Levin, age 28, currently serves Senior Vice President, Mergers & Acquisitions and Finance for IAC. Prior to his current position, Mr. Levin served as Vice President, Finance. In his four years at IAC, Mr. Levin has worked in Strategic Planning, M&A, and Finance. Prior to joining IAC, Mr. Levin worked in the Technology Mergers & Acquisitions group for Credit Suisse First Boston (now Credit Suisse) in San Francisco.

        Lance Melber, age 46, served as Senior Vice President for Capital One from early 2005 until March of 2008. Prior to that, Mr. Melber founded eSmartloan.com and served as its CEO from 2001 until it was sold to Capital One in early 2005. Prior to founding eSmartloan.com, Mr. Melber served as the Managing Director of Oneloan.com working for First Horizon National Corp. Mr. Melber has a technology background with over 25 years experience in the industry.

        Steven Ozonian, age 53, is currently the Executive Chairman of Global Mobility Solutions. In 2004, Mr. Ozonian founded Spinnaker Capital Partners in 2004. Prior to that he was a senior executive at Re/Max and Bank of America where he worked in the business development and real estate brokerage acquisition activities.

Executive Officers

        Background about Tree.com's executive officers who are not expected to serve as directors appears below.

        Scott Cammarn, age 46, will serve as Senior Vice President and General Counsel of Tree.com upon the completion of the spin-offs and has served in such capacity for LendingTree since May 2006. Prior to joining LendingTree, Mr. Cammarn worked for Bank of America for eleven years, during which he served in various legal capacities, most recently as Associate General Counsel, Global Marketing and Global Corporate Affairs. Before joining Bank of America, Mr. Cammarn was a partner at the law firm of Zeiger, Dreher & Carpenter, where he represented a number of leading consumer lending institutions.

        Robert L. Harris, age 48, will serve as President of Tree.com's LendingTree Exchange business upon completion of the spin-offs and has served in such capacity for LendingTree since June 2008. Mr. Harris previously served as President and Chief Operating Officer of the Lending Business from May 2007 through January 2008 and Vice Chairman from January 2008 through June 2008. Mr. Harris joined LendingTree as Vice President of Marketing in June 2000 and served as Chief Marketing Officer of LendingTree from September 2003 through April 2007. Prior to joining LendingTree, Mr. Harris served as Managing Director, Consumer Marketing of The Coca-Cola Company and worked at McCormick & Company, where he was responsible for leading brand marketing, new products and sales initiatives within the U.S. Consumer Products Group.

        David Norris, age 43, will serve as President of Home Loan Center, Inc., Tree.com's mortgage subsidiary, upon the spin-off and has served in such capacity since June 2008. Mr. Norris previously served as Senior Vice President of Home Loan Center and LendingTree, LLC, with responsibility for several areas, including Business Planning & Intelligence, Project Management, Call Center, Customer Experience, Six Sigma, and Sales Training. Mr. Norris joined LendingTree in September, 2006 as Vice President of Corporate Quality. Prior to joining LendingTree, Mr. Norris served as Vice President of Service and Solutions for Toshiba America's Digital Products Division where he was responsible for delivering customer solutions and all post-sale product support. Within Toshiba, Mr. Norris also served as Vice President of Management Innovation.

        Matthew Packey, age 40, will serve as Senior Vice President and Chief Financial Officer of Tree.com upon completion of the spin-offs and has served in such capacity for LendingTree since September 2007. Mr. Packey previously served as LendingTree's Chief Accounting Officer from August

2005 to September 2007 and Controller from January 2000 to August 2005. Prior to joining LendingTree, Mr. Packey served as Vice President and Controller of Broadway & Seymour, Inc., and as a Manager at Deloitte & Touche, LLP. Mr. Packey is a certified public accountant.

        Bret A. Violette, age 41, will serve as President of Tree.com's Real Estate Business and has served in such capacity for LendingTree since April 2007. Mr. Violette previously served as Senior Vice President and General Manager of LendingTree's real estate brokerage business from June 2005. Before joining LendingTree, Mr. Violette served as President of Weichert Lead Network, Inc. and Weichert Rental Network, Inc. from 2002 to June 2005. Prior to that time, Mr. Violette served as Chief Financial Officer and Vice President of Business Development of YHD Foxtons, Vice President of Business Development at CMP Media Inc. and as a Group Business Director of Ziff-Davis.

Committees of the Board of Directors

        Concurrent with the completion of the spin-offs, the Tree.com Board of Directors will establish the following committees: the Audit Committee, the Compensation Committee and the Nominating Committee. The composition of each such committee will satisfy the independence requirements and current standards of the SEC, Marketplace Rules and Internal Revenue Service rules (as applicable), including the transitional rules set forth therein.

        Audit Committee.    The Audit Committee of the Tree.com Board of Directors will consist of Messrs. Melber, Ozonian and Horan. IAS has concluded, subject to confirmation by the Tree.com Board of Directors, that Mr. Ozonian is an "audit committee financial expert," as such term is defined in applicable SEC rules.

        The Audit Committee will function pursuant to a written charter adopted by the Tree.com Board of Directors, pursuant to which it will be granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Audit Committee will be appointed by the Tree.com Board of Directors to assist the Tree.com Board with a variety of matters, including monitoring (1) the integrity of Tree.com's financial statements, (2) the effectiveness of Tree.com's internal control over financial reporting, (3) the qualifications and independence of Tree.com's independent registered public accounting firm, (4) the performance of Tree.com's internal audit function and independent registered public accounting firm and (5) the compliance by Tree.com with legal and regulatory requirements.

        Compensation Committee.    The Compensation Committee will be comprised of Messrs. Melber and Ozonian and will be authorized to exercise all of the powers of the Tree.com Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock compensation plans, retirement programs and insurance plans.

        Nominating Committee.    The Nominating Committee will be comprised of Messrs. Melber and Ozonian and will be responsible for identifying individuals qualified to become members of Tree.com's Board of Directors, recommending to the Board director nominees for the annual meeting of shareholders and otherwise on an as needed basis.

        Other Committees.    In addition to the foregoing committees, the Tree.com Board of Directors, by resolution, may from time to time establish other committees of the Tree.com Board of Directors, consisting of one or more of its directors.

Director Compensation

        Non-Employee Director Arrangements.    Each member of the Tree.com Board of Directors will receive an annual retainer in the amount of $40,000. Each member of the Audit or Compensation Committee will receive an additional annual retainer in the amount of $10,000, although the chair of the Audit Committee will receive an additional annual chairperson retainer in the amount of $15,000.

        In addition, each non-employee director will receive a grant of restricted stock units with a dollar value of $50,000 upon his or her initial election to the Tree.com Board of Directors and annually thereafter upon re-election on the date of Tree.com's annual meeting of stockholders. The terms of these restricted stock units provide for (i) vesting in two equal annual installments commencing on the first anniversary of the grant date, (ii) cancellation and forfeiture of unvested units in their entirety upon termination of service with the Tree.com Board of Directors and (iii) full acceleration of vesting upon a change in control of Tree.com. Directors will be able to elect to receive their cash payments in restricted stock at a fixed discount to the market price at the grant date. Non-employee directors are also reimbursed for all reasonable expenses incurred in connection with attendance at Tree.com Board and Committee meetings.

        The Compensation Committee will have primary responsibility for establishing non-employee director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Tree.com stock to further align directors' interests with those of Tree.com's stockholders. When considering non-employee director compensation arrangements, Tree.com management will provide the Compensation Committee with information regarding various types of non-employee director compensation arrangements and practices of select peer companies.

        Deferred Compensation Plan for Non-Employee Directors. Under Tree.com's Deferred Compensation Plan for Non-Employee Directors, non-employee directors will be able to defer all or a portion of their Board and Board Committee fees. Eligible directors who defer all or any portion of these fees can elect to have such fees applied to the purchase of share units, representing the number of shares of Tree.com common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on Tree.com common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to be a member of the Tree.com Board of Directors, he or she will receive (i) with respect to share units, such number of shares of Tree.com common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments will be made in either one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election.

Director Independence

        Under the Marketplace Rules, Tree.com's Board will have a responsibility to make an affirmative determination that those members of its Board that serve as independent directors do not have any relationships with Tree.com and its businesses that would impair their independence. In connection with these determinations, Tree.com's Board will review information regarding transactions, relationships and arrangements involving Tree.com and its businesses and each director that it deems relevant to independence, including those required by the Marketplace Rules. This information is obtained from director responses to a questionnaire circulated by Tree.com management, Tree.com records and publicly available information. Following these determinations, Tree.com management will monitor those transactions, relationships and arrangements that are relevant to such determinations, as well as solicit updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on Tree.com's prior independence determinations.

Compensation Committee Interlocks and Insider Participation

        Tree.com's Board of Directors will have a Compensation Committee comprised of Messrs. Melber and Ozonian, neither of whom will be or has been in the past an officer or employee of Tree.com or any of its businesses at the time of their respective service on the Committee.

Tree.com Executive Compensation

Compensation Discussion and Analysis

  Roles and Responsibilities

        To date, the compensation of Tree.com's executive officers has been predominantly determined by IAC, acting in effect as Tree.com's compensation committee. IAC's compensation process is principally driven by IAC's General Counsel, who has primary responsibility for administering compensation and making compensation recommendations, with all material decisions approved by IAC's Chairman and Chief Executive Officer and, where appropriate, the Compensation Committee of IAC's Board of Directors (specifically with respect to all awards of IAC equity).

        This Compensation Discussion and Analysis deals exclusively with historical information while Tree.com has been a part of IAC. Following the spin-off, Tree.com will have an independent board of directors, which will in turn have a compensation committee with responsibility for establishing Tree.com's compensation philosophy and programs and determining appropriate payments and awards to its executive officers. Because Tree.com's compensation committee has not yet been established, Tree.com cannot predict what compensation philosophies and programs will be adopted following the spin-off, and therefore this historical report is not necessarily indicative of the practices it will follow when it is an independent public company.

        In general, IAC has been responsible for establishing bonus pools and equity pools for Tree.com, and then such pools are allocated throughout Tree.com, with IAC directly establishing all compensation elements for Tree.com's CEO, while the Tree.com CEO makes the determinations for Tree.com's other executive officers, subject to IAC's review and approval.

        Neither Tree.com nor IAC has an ongoing relationship with any particular compensation consulting firm, though IAC has from time to time retained the services of consultants on specific occasions regarding broad-based IAC compensation programs. At no time has a consultant been engaged with respect to compensation of any of Tree.com's executive officers.

        Until January 2008, Mr. Lebda was an executive officer of IAC, and not of Tree.com, and as such all decisions relating to Mr. Lebda's compensation were made by the IAC Compensation Committee with respect to IAC's performance overall, and his performance in his capacity as President and Chief Operating Officer of IAC.

  Philosophy and Objectives

        Tree.com's executive officer compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable Tree.com to meet its growth objectives.

        When establishing compensation packages for a given executive, Tree.com has followed a flexible approach, and has made decisions based on a host of factors particular to a given executive situation, including its firsthand experience with the competition for recruiting and retaining executives, negotiation and discussion with the relevant individual, competitive survey data, internal equity considerations and other factors it deems relevant at the time.

        Similarly, Tree.com has not followed an arithmetic approach to establishing compensation levels and measuring and rewarding performance for its executive officers, as these often fail to adequately take into account the multiple factors that contribute to success at the individual and business level. In any given period, Tree.com may have multiple objectives, and these objectives, and their relative importance, often change as the competitive and strategic landscape shifts, even within a given compensation cycle. As a result, formulaic approaches often over-compensate or under-compensate a given performance level. Accordingly, Tree.com has historically avoided the use of strict formulas in its compensation practices and has relied primarily on a discretionary approach.

  Compensation Elements

        Tree.com's compensation packages for executive officers have primarily consisted of salary, annual bonuses, long term incentives (typically equity awards) and other benefits. Prior to making specific decisions related to any particular element of compensation, Tree.com typically reviews the total compensation of each executive, evaluating the executive's total near and long-term compensation in the aggregate. Tree.com determines which element or combinations of compensation elements (salary, bonus or equity) can be used most effectively to further its compensation objectives. However, all such decisions are subjective, and made on a facts and circumstances basis without any prescribed relationship between the various elements of the total compensation package.

  Salary

        General.    Tree.com typically negotiates a new executive officer's starting salary upon arrival, based on the executive's prior compensation history, prior compensation levels for the particular position within Tree.com, Tree.com's location, salary levels of other executives within Tree.com, salary levels available to the individual in alternative opportunities, reference to certain survey information and the extent to which Tree.com desires to secure the executive's services.

        Once established, salaries can increase based on a number of factors, including the assumption of additional responsibilities, internal equity, periodic market checks and other factors which demonstrate an executive's increased value to Tree.com.

        Tree.com utilizes the Towers Perrin Executive Compensation Data Bank when referring to survey data in formulating its compensation packages.

        2007.    In 2007, Mr. C.D. Davies (who served as CEO of the Lending business as of the end of 2007, but no longer serves as an executive of Tree.com), Mr. Violette, Mr. Harris and Mr. Packey each received salary increases in connection with the assumption of new roles within Tree.com. To reflect his promotion to Chief Executive Officer of the company's Lending business, Mr. Davies received a salary increase from $300,000 to $450,000. Mr. Violette was promoted to President of the company's Real Estate business in April 2007 and received a salary increase from $312,000 to $400,000. Mr. Harris was promoted to President and Chief Operating Officer of the Lending business in May 2007 and received a salary increase from $255,000 to $325,000. Mr. Packey was promoted to Chief Financial Officer in October 2007 and received an increase from $210,000 to $241,500. All of these increases were the result of conversations between the company and the relevant executives, and in making its determinations Tree.com took into account a variety of factors, including internal pay structure, its assessment of market salaries, and, in certain instances, survey data.

        2008.    In connection with the employment agreement pursuant to which Mr. Lebda returned to Tree.com as its Chairman and Chief Executive Officer (the "New Lebda Employment Agreement"), Mr. Lebda agreed to a salary of $750,000, which is the same as the salary he had been receiving as President and Chief Operating Officer of IAC.

  Annual Bonuses

        General.    Tree.com's bonus program is designed to reward performance on an annual basis. Because of the variable nature of the bonus program, and because in any given year bonuses have the potential to make up a significant portion of an executive's total compensation, the bonus program provides an important incentive tool to achieve Tree.com's annual objectives.

        After consultation with Tree.com management, IAC establishes the annual bonus pool for the Lending and Real Estate businesses based on its assessment of their respective performances during the completed year. Both the Lending and Real Estate businesses have generally been measured by growth in profitability, but this is measured subjectively both in absolute terms over the prior year and in comparison to their competitors, taking into account economic and other factors, without any pre-established targets. Additionally, consideration has sometimes been given to achievement of various strategic objectives over the course of the year and other factors IAC and Tree.com's management deem relevant. No quantified weight has been given to any particular consideration and there has generally been no formulaic calculation. Rather, IAC has engaged in an overall assessment of appropriate bonus levels based on a subjective interpretation of all the relevant criteria.

        IAC determines the bonus amounts for the Presidents of the Lending and Real Estate businesses, based largely on the same considerations used in establishing the bonus pools for the businesses generally.

        The Presidents of each business then establish the bonus payments to the other executive officers out of the bonus pool. Specific bonus payouts are determined based loosely on Tree.com's actual bonus pool and the relative role and importance of each executive, with individualized adjustments in certain instances for an executive's individual performance. With the exception of Mr. Violette, none of the executives at Tree.com have target bonus opportunities.

        Tree.com generally pays bonuses shortly after year-end following finalization of financial results for the prior year.

        2007.    Lending and Real Estate each had difficult years in extremely challenging environments, and bonuses generally reflected these factors. In 2007, Mr. Davies and Mr. Violette each received guaranteed minimum bonuses under the terms of their employment agreements. Given disappointing financial results, IAC determined not to make bonus payments in excess of those minimums. Mr. Davies received a bonus of $350,000 and Mr. Violette received a bonus of $500,000. Tree.com's overall 2007 performance did not warrant reward bonuses, but concerned about turmoil in the lending industry, Tree.com determined to pay guaranteed bonuses to certain key performers, as determined by Mr. Davies and Mr. Lebda. Mr. Harris and Mr. Packey were included in this group. For each individual receiving a bonus, an amount was established, with 50% guaranteed to be paid in February 2008 and 50% in July 2008, in each case based on continued employment with Tree.com. For purposes of this compensation disclosure, Tree.com has considered the 50% payout made in February 2008 to Messrs. Harris and Packey as being bonuses paid with respect to 2007. Mr. Harris and Mr. Packey received payouts of $75,000 and $50,000, respectively, in each of February and July. These amounts were established based on a subjective determination by Mr. Davies, in consultation with Mr. Lebda, of the amounts necessary to retain these individuals, given the limited amount of cash provided by IAC for the retention program company-wide.

        No bonuses were paid to IAC executive officers on account of 2007 as a result of poor performance of IAC as a whole, and consequently Mr. Lebda was not paid a bonus for 2007.

  Long-Term Incentives

        General.    Tree.com believes that ownership shapes behavior, and that by providing a meaningful portion of an executive officer's compensation in stock, the executive's incentives are aligned with stockholder interests in a manner that drives better performance over time. As part of IAC, that led to Tree.com's executive officers receiving IAC equity awards on a regular basis.

        In setting particular award levels, the predominant objectives are providing the recipient with effective retention incentives, appropriate reward for past performance, and incentives for strong future performance. Appropriate levels to meet these goals may vary from year to year, and from individual to individual, based on a variety of factors.

        The annual corporate performance factors relevant to setting bonus amounts that were discussed above, while taken into account, are generally less relevant in setting annual equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument than Tree.com's annual bonuses.

        Awards to the Presidents of Lending and Real Estate have been made by IAC. Additionally, IAC establishes a pool for annual equity awards which the Presidents then allocate to the rest of their businesses, including the other executive officers, subject to IAC's approval. Additionally, IAC approves any equity grants recommended to be made to Tree.com executives outside of the annual process. Executive officers receive grants that are subjectively determined based on IAC's (or the Presidents') view of how best to allocate the equity pool for retention, reward and motivation based on a host of subjective factors (including past contribution, retention risk, contribution potential, and market data).

        Except where otherwise noted, Tree.com grants equity awards following year-end after finalization of financial results for the prior year. The meeting of the Compensation Committee of the IAC Board at which the awards are made is generally scheduled months in advance and without regard to the timing of the release of earnings or other material information.

        Restricted Stock Units.    Until 2008, IAC used restricted stock units, or RSUs, as its exclusive equity compensation tool for Tree.com's executive officers. Through 2006, these awards generally vested in equal annual installments over 5 years (annual vesting RSUs), or cliff vested at the end of five years (cliff-vesting RSUs). Annual awards were intended to provide frequent rewards and near-term retention incentives, while cliff-vesting RSUs provided more of a long-term retention mechanism.

        In February 2007, IAC implemented a new equity instrument, Growth Shares, which were RSU grants that cliff vested at the end of three years in varying amounts depending upon growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications.

        These awards were introduced throughout IAC to more closely link long-term reward with IAC's overall performance and to provide greater retentive effect by providing the opportunity to earn greater amounts through increased IAC performance. However, in connection with the spin-off, these awards will be converted into three-year cliff-vesting awards at the "target" value (or 50% of the shares actually granted), without variability based on performance. For information regarding the reasons behind this conversion, see "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        LendingTree Equity.    At the time of IAC's acquisition of LendingTree, a wholly owned subsidiary of Tree.com which contains Tree.com's operating assets, Mr. Lebda, Mr. Harris and Mr. Packey were granted awards representing 4.25%, 0.7% and 0.075% of LendingTree's common equity. In addition to common equity, LendingTree has outstanding another class of equity with a liquidation preference equal to the price IAC paid for LendingTree plus accreted dividends since the acquisition. At the time Mr. Lebda became President and Chief Operating Officer of IAC, he exchanged 25% of his LendingTree award for 200,000 shares of restricted stock of IAC, and acquired a right to exchange 25% of his award for 300,000 shares of IAC stock in 2009. All these LendingTree awards are fully vested, and subject to a put right to Tree.com in 2009 (and annually thereafter) and a call right by Tree.com in 2011 (and annually thereafter). Tree.com believes the liquidation preference of the senior equity is significantly greater than the value of LendingTree, and therefore believes it is highly unlikely that these equity awards will ever result in value to the holders. Additionally, Tree.com expects Mr. Lebda to exercise his exchange right for 300,000 shares of IAC, which right will be accelerated at the time of the spin-off.

        2007.    Mr. Davies received 10,659 RSUs when hired by Tree.com and also received 7,500 Growth Shares (at target) to reflect his promotion to Chief Executive Officer of Tree.com. Mr. Harris received 2,509 RSUs and 15,056 Growth Shares (at target) in connection with the annual grant process and also received 5,738 Growth Shares (at target) related to his promotion to President and Chief Operating Officer of Tree.com. Mr. Violette received 10,000 Growth Shares (at target) in connection with his assuming the role of President of the Real Estate business. Each of these awards were arrived at as a result of negotiations relating to the entering into of new employment agreements by the recipients. Mr. Packey also received 5,833 Growth Shares (at target) and 2,447 annual vesting RSUs in connection with the annual grant process.

        Mr. Lebda received 62,735 Growth Shares (at target), the same amount received by the other IAC executive officers (other than the CEO).

        2008.    Mr. Packey received 12,000 RSUs with a five year annual vesting schedule in recognition of his promotion to Chief Financial Officer of Tree.com. This grant was agreed upon in 2007, but not granted until 2008, and was based on the assumption of additional responsibilities, a review of competitive data, internal equity considerations, and discussions with Mr. Packey.

        Under the New Lebda Employment Agreement, Mr. Lebda was granted the right to receive, upon consummation of the spin-off, RSUs in Tree.com equal to 2% of the fully diluted equity of the company, as well as four grants of options, each of which represented the right to acquire 2.5% of the fully diluted equity at exercise prices representing a total equity value of the company of $250 million, $300 million, $400 million and $450 million, with possible upward adjustments based on the initial trading value in the spin-off. Fully diluted equity will be measured at the time of the spin-off. The restricted stock units vest equally over five years, while the stock options all cliff vest at the end of five years. The New Lebda Employment Agreement also provides that all of Mr. Lebda's outstanding IAC equity awards will vest immediately prior to the spin-off.
        Tree.com plans to grant stock options to the other executive officers at the time of the spin-off, although the size of such grants have not yet been determined.

        Spin-Off Adjustments.    In the spin-off, equity awards denominated in IAC stock will be adjusted as described in "Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        Presuming the spin-off transactions occur prior to February 2009, the following table reflects the effect of these adjustments on all equity awards held by Tree.com's executive officers:

	Upon Completion of the Spin-Off*
Name	RSUs that will vest (#)		RSUs that will be converted exclusively into RSUs of Tree.com and vest on regular schedule (#)	RSUs that will be split among the post-transaction companies and vest after February 2009 on regular schedule (#)	Options outstanding at December 31, 2007—all of which will be split among the post-transaction companies (#)
Doug Lebda	192,235	(1)	—	—	—
C.D. Davies	—		13,528	2,500	—
Bret Violette	39,029		6,667	3,333	—
Robert Harris	19,354		17,538	22,728	10,848
Matt Packey	1,994		16,850	3,890	—

*
Excludes 7,186, 2,131, 39,027, 501 and 1,525 RSUs that vested since December 31, 2007 or will vest prior to August 1, 2008 for Messrs. Lebda, Davies, Violette, Harris and Packey, respectively.

(1)
In addition, 500,000 shares of restricted stock held (or to be received by) Mr. Lebda will vest at the time of the spin-offs.

        Violette Long Term Cash Bonus Plan.    In connection with his agreement to serve as the President of Tree.com's Real Estate business, the company agreed to pay a one-time bonus if the Real Estate business' 2009 revenues are at least $130 million and 2009 operating income before amortization is at least $10 million (in which case the bonus shall be $1 million) or at least $20 million (in which case the bonus shall be $2 million). This bonus structure was put in place to provide an incentive for Mr. Violette to grow both the business' top and bottom lines.

  Change of Control and Severance

        Tree.com believes that providing executives with severance and change of control protection is critical to allowing executives to fully value the forward looking elements of their compensation packages, and therefore limit retention risk during uncertain times. Accordingly, Tree.com's employment agreements and equity awards generally provide for salary continuation in the event of certain employment terminations beyond the control of the executive, as well as varying degrees of accelerated vesting in the event of a change of control of the company.

  Other Compensation

        Under limited circumstances, certain Tree.com executive officers have received non-cash and non-equity compensatory benefits. The values of these benefits are reported under the heading "Other Annual Compensation" in this filing pursuant to applicable rules. The executive officers do not participate in any deferred compensation or retirement program other than IAC's 401(k) plan.

  Tax Deductibility

        IAC's practice has been to structure Tree.com's compensation program in such a manner so that the compensation it pays is deductible by IAC for federal income tax purposes. However, because Tree.com's executive officers will now be subject to the limitations on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, and were not previously, certain compensatory arrangements established prior to the spin-off but that will be paid following the spin-off may not result in deductible compensation for Tree.com.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Douglas R. Lebda(2) Chairman and CEO	2007 2006	750,000 750,000	— 1,300,000	6,392,587 5,483,376	7,750(4 602,974)	7,150,337 8,136,350
C. D. Davies(3) Vice Chairman	2007	377,885	350,000	123,105	4,689(3)	855,679
Bret Violette President, Real Estate	2007	375,631	500,000	1,175,887	6,750(4)	2,058,268
Robert Harris(5) President, LendingTree Exchange	2007	299,423	75,000	482,163	6,750(4)	863,336
Matthew Packey CFO	2007	218,692	50,000	122,617	6,750(4)	398,059

(1)
Reflects the dollar amount recognized by IAC for financial statement reporting purposes for the applicable fiscal years ended December 31, in accordance with SFAS 123R, for IAC restricted stock units ("RSUs") awarded in and prior to the applicable year under IAC's stock and annual incentive plans. These amounts do not, therefore, represent the value of IAC equity compensation awarded or realized in the applicable year. For further discussion of IAC's accounting for its equity compensation plans, see note 4 of IAC's audited financial statements for the fiscal year ended December 31, 2007 included in its Annual Report on Form 10-K filed with the SEC on February 29, 2008. For information on awards made and realized in 2007, see the Grants of Plan-Based Awards and Option Exercises and Stock Vested tables below.

(2)
Reflects compensation received by Mr. Lebda in his capacity as President and Chief Operating Officer of IAC.

(3)
Reflects compensation received in his capacity as CEO, LendingTree.

(4)
Reflects matching contributions under IAC's 401(k) plan.

(5)
Reflects compensation received as President of the Lending Business.

Grants of Plan-Based Awards

        The table below provides information regarding IAC equity awards granted to Tree.com's named executives in 2007.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)
					All other stock awards: number of shares of stock or units (#)(2)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)		Grant Date Fair Value of Stock and Option Awards ($)(3)
Douglas R. Lebda	2/16/07	3,488	62,735	125,470	—	2,499,990
C.D. Davies	6/18/07	417	7,500	15,000	10,659	623,762
Bret Violette	6/18/07	556	10,000	20,000	—	343,500
Robert Harris	2/16/07 6/18/07	837 319	15,056 5,738	30,112 11,476	2,509 —	699,965 197,101
Matthew Packey	2/16/07	324	5,833	11,666	2,447	329,958

(1)
Reflects performance-based RSU awards which cliff vest at the end of three years in varying amounts depending upon growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications. The threshold amount represents 5.56% of the target payout, which amount will vest upon achieving the minimum growth threshold. These awards will be converted into three year cliff-vesting awards in the spin-offs as described under "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

(2)
RSU award recipients would be credited with amounts for cash dividends paid on IAC common stock, with such additional amounts vesting concurrently with the related RSU award. For information on the treatment of RSU awards granted to Tree.com's named executives upon a termination of employment or a change in control, see the discussion under "Potential Payments Upon Termination or Change in Control" below.

(3)
The fair value of equity incentive plan awards is based on the target payout.

Outstanding Equity Awards at Fiscal Year-End

        The table below provides information regarding various IAC equity awards held by Tree.com's named executives as of December 31, 2007. The market value of all RSU and restricted stock awards is based on the closing price of IAC common stock as of December 31, 2007 ($26.92), the last trading day of 2007.

					Stock Awards(1)(2)
									Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(4)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(4)
	Option Awards(1)
					Number of shares or units of stock that have not vested (#)(4)		Market value of shares or units of stock that have not vested ($)(4)
Name	Number of securities underlying unexercised options (#)(3)	Option exercise price ($)		Option expiration date
	(Exercisable)
Douglas R. Lebda(5)	17,892 52,304 49,204 49,592 61,990 54,241 38,744 — —	$ $ $ $ $ $ $	9.30 10.87 16.58 5.01 6.16 14.11 23.62 — —	12/28/08 9/2/09 1/7/10 12/6/10 4/2/11 3/8/12 12/20/12 — —	— — — — — — — 200,000 136,686	(6)	— — — — — — — 5,384,000 3,679,587	(6)	— — — — — — — — 3,488	— — — — — — — — 93,897
C. D. Davies	—		—	—	10,659		286,940		417	11,226
Bret Violette	—		—	—	78,056		2,101,268		556	14,968
Robert Harris(5)	10,848		$23.62	12/20/12	39,327		1,058,683		1,156	31,120
Matthew Packey(5)	—		—	—	6,426		172,988		324	8,722

(1)
For a discussion regarding how these equity awards will be treated in the spin-offs, see under "Treatment of Outstanding IAC Compensatory Equity-Based Awards."

(2)
Amounts shown for equity incentive plan awards are based on achieving the minimum growth threshold in accordance with SEC rules.

(3)
On August 9, 2005, IAC completed the separation of its travel and travel-related businesses and investments (other than Interval and TV Travel Shop) into an independent public company (the "Expedia Spin-Off"). In connection with the Expedia Spin-Off, each then-vested option to purchase shares of IAC common stock was converted into an option to purchase shares of IAC common stock and an option to purchase shares of Expedia common stock. Adjustments were made to the number of shares subject to each IAC and Expedia stock option to give effect to the one-for-two reverse stock split effected in connection with the Expedia Spin-Off and to the corresponding exercise prices based on the relative market capitalizations of IAC and Expedia at the time of the Expedia Spin-Off. The adjusted IAC and Expedia stock options otherwise have the same terms and conditions, including exercise periods, as the corresponding vested IAC stock options outstanding immediately prior to the Expedia Spin-Off.

For the named executives, any value realized upon the exercise of Expedia stock options is treated for tax purposes as compensation payable to them in their respective capacities as executive officers of Tree.com. Accordingly, information regarding Expedia stock options held by Tree.com's named executives as of December 31, 2007 appears in the table immediately below and information regarding any exercises of Expedia stock options by such named executives is reported in the Option Exercises and Stock Vested table below.

Name	Number of Options (#)	Option Exercise Price ($)	Option Expiration Date
Douglas R. Lebda	38,744	$18.91	12/20/12
Robert Harris	10,848	$18.91	12/20/12
(4)
The table below provides the following information regarding RSU awards held by Tree.com's named executives as of December 31, 2007: (i) the grant date of each award, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2007, (iv) the vesting schedule for each award and (v) the total number of RSUs that vested or are scheduled to vest in each of the fiscal years ending December 31, 2008, 2009, 2010, 2011 and 2012.

		Market Value of Unvested RSUs as of 12/31/07
	Number of Unvested RSUs as of 12/31/07
			Vesting Schedule (#)
Grant Date
	(#)	($)	2008	2009	2010	2011	2012
Douglas R. Lebda
8/8/03(a)	11,255	302,985	11,255	—	—	—	—
2/4/04(b)	58,982	1,587,795	—	58,982	—	—	—
2/10/05(b)	37,703	1,014,965	—	—	37,703	—	—
2/6/06(c)	28,746	773,842	7,186	7,186	7,187	7,187	—
2/16/07(d)	62,735	1,688,826	—	—	62,735	—	—

Total	199,421	5,368,413	18,441	66,168	107,525	7,187	—

C.D. Davies
6/18/07(e)	10,659	286,940	2,131	2,132	2,132	2,132	2,132
6/18/07(d)	7,500	201,900	—	—	7,500	—	—

Total	18,159	488,840	2,131	2,132	9,632	2,132	2,132

Bret Violette
6/15/05(c)	78,056	2,101,268	39,027	39,029	—	—	—
6/18/07(d)	10,000	269,200	—	—	10,000	—	—

Total	88,056	2,370,468	39,027	39,029	10,000	—	—

Robert Harris
2/10/05(b)	18,852	507,496	—	—	18,852	—	—
2/6/06(b)	17,966	483,645	—	—	—	17,966	—
2/16/07(c)	2,509	67,542	501	502	502	502	502
2/16/07(d)	15,056	405,308	—	—	15,056	—	—
6/18/07(d)	5,738	154,467	—	—	5,738	—	—

Total	60,121	1,618,457	501	502	40,148	18,468	502

Matthew Packey
9/30/03(a)	152	4,092	152	—	—	—	—
2/10/05(c)	952	25,628	317	317	318	—	—
2/6/06(c)	2,875	77,395	719	718	719	719	—
2/16/07(c)	2,447	65,873	489	489	490	489	490
2/16/07(d)	5,833	157,024	—	—	5,833	—	—

Total	12,259	330,012	1,677	1,524	7,360	1,208	490

  (a)
  These awards vest in four equal installments, beginning on the second anniversary of the grant date, subject to continued employment.

  (b)
  These awards vest in one lump sum installment on the fifth anniversary of the grant date, subject to continued employment.

  (c)
  These awards vest in five equal annual installments on each of the first five anniversaries of the grant date, subject to continued employment.

  (d)
  Represents the initial "target" awards. See the Grant of Plan-Based Awards table and footnote (1) thereto.

  (e)
  These awards vest in five equal annual installments on each of the first five anniversaries of January 22, 2007, Mr. Davies' date of hire.

(5)
Excludes LendingTree units held as of December 31, 2007 and, in the case of Mr. Lebda, also excludes 300,000 shares of IAC common stock receivable upon the exercise of contractual right to exchange certain LendingTree units in early 2009 (or, if earlier, at the time of the spin-off). These units have no market value and are instead subject to appraisal at the time of certain put-call rights. Tree.com believes that these awards have no value. For more information regarding these equity arrangements, see the discussion under the "Compensation Discussion and Analysis" and "Potential Payments Upon Termination or Change in Control" sections, and the Option Exercises and Stock Vested table.

(6)
Reflects shares of restricted stock received by Mr. Lebda upon the effective date of the 2006 agreement relating to his promotion to President and Chief Operating Officer of IAC in exchange for certain of his LendingTree units.

Option Exercises and Stock Vested

        The table below provides information regarding the number of shares acquired by Tree.com's named executives in 2007 upon the exercise of stock options and the vesting of RSU awards and the related value realized, in each case, excluding the effect of any applicable taxes. The dollar value realized upon exercise of stock options represents the difference between (i) the sale price of the shares acquired on exercise for simultaneous exercise and sale transactions and (ii) the exercise price of the stock option, multiplied by the number of stock options that were exercised. The dollar value realized upon vesting of RSUs represents the closing price of IAC common stock on the applicable vesting date multiplied by the number of RSUs so vesting.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas R. Lebda(1)	70,832	(2)	1,318,126	18,440	582,789
C.D. Davies	—		—	—	—
Bret Violette	—		—	39,027	1,358,140
Robert Harris(1)	—		—	—	—
Matthew Packey(1)	—		—	1,134	43,693

(1)
In addition, 1.42, 1.4, and 0.15 LendingTree units held by Messrs. Lebda, Harris and Packey, respectively, vested in 2007, which number represents less than 1% of the total outstanding common units of LendingTree. These awards were granted to certain LendingTree employees at the time of its acquisition by IAC in 2003, became fully vested in February 2008, and are subject to put and call rights beginning in 2009. This table also excludes, in the case of Mr. Lebda, LendingTree units held by him that are subject to the 2009 exchange right, as discussed under Compensation Discussion and Analysis. These units are significantly out of the money and are not expected to result in any value.

(2)
Includes 49,204 Expedia shares acquired upon the exercise of Expedia stock options received in connection with the Expedia Spin-Off.

Potential Payments Upon Termination or Change in Control

  Change of Control

        Pursuant to the terms of IAC's (and, following the spin-off, Tree.com's) equity compensation plans and the award agreements thereunder, upon a change of control the named executive officers are generally entitled to accelerated vesting of (i) equity awards made prior to 2006 and (ii) equity awards made thereafter if, following such change in control, their employment is terminated by the Company for any reason other than death, disability or cause (as defined in the relevant employment agreement), or by the executive for good reason (as defined in the relevant plan or employment agreement) (a "Qualifying Termination").

  Severance

        Cash.    Upon a Qualifying Termination, Mr. Lebda and Mr. Violette shall be entitled to salary continuation for the remainder of the terms of their employment agreements, provided Mr. Lebda shall not receive such continuation for more than three years. Mr. Harris would receive salary continuation for twelve months following a Qualifying Termination. Upon a Qualifying Termination, Mr. Violette would also be entitled to a pro rated portion of his long-term cash bonus plan if any such payout is ultimately earned and his remaining guaranteed bonuses of $500,000 payable in July of 2008 and 2009.

        Equity.    Upon a Qualifying Termination, Mr. Lebda will receive full acceleration of his equity awards outstanding immediately following the spin-off, Mr. Violette will receive full acceleration of any unvested RSUs he received in 2005, and Mr. Harris will receive acceleration of a portion of the cliff-vesting RSU awards granted in 2005 and 2006 equal to 20% of each such award for each full year of service from the date of grant to the date of termination.

        Obligations.    The amounts payable upon a Qualifying Termination are all subject to the execution of a general release and to compliance with confidentiality, non-compete, non-solicitation of employees and non-solicitation of customer covenants set forth in the relevant employment agreements. Salary continuation payments will be offset by the amount of any compensation earned by an executive from other employment during the severance payment period.

        The amounts shown in the table assume that the termination or change in control was effective as of December 31, 2007 and that the price of IAC common stock on which certain calculations are based was the closing price of $26.92 on The Nasdaq Stock Market on that date. These amounts are estimates of the incremental amounts that would have been paid out to the executive upon such terminations/change in control, and do not take into account equity grants made, and contractual obligations entered into, after December 31, 2007. The actual amounts to be paid out can only be determined at the time the event actually occurs.

Name and Benefit	Termination without cause	Resignation for good reason	Death or Disability	Change in Control of IAC	Termination w/o cause or for good reason in connection with Change in Control
Douglas Lebda(1)
Cash Severance (salary)	750,000	750,000	—	—	750,000
RSUs (vesting accelerated)	13,762,985	13,762,985	9,130,860	10,752,413	16,225,654
Total estimated value	14,512,985	14,512,985	9,130,860	10,752,413	16,975,654
C.D. Davies(2)
Cash Severance (salary)	450,000	—	—	—	450,000
RSUs (vesting accelerated)	—	—	—	—	488,840
Total estimated value	450,000	—	—	—	938,840
Bret Violette
Cash Severance (salary)	800,000	800,000	—	—	800,000
Guaranteed Bonus	1,000,000	1,000,000	—	—	1,000,000
RSUs (vesting accelerated)	2,101,268	2,101,268	—	2,101,268	2,370,468
Total estimated value	3,901,268	3,901,268	—	2,101,268	4,170,468
Robert Harris(1)(2)
Cash Severance (salary)	325,000	325,000	—	—	325,000
RSUs (vesting accelerated)	299,700	299,700	—	507,496	1,618,457
Total estimated value	624,700	624,700	—	507,496	1,943,457
Matthew Packey(1)
Cash Severance (salary)	—	—	—	—	—
RSUs (vesting accelerated)	2,073	—	1,669	29,720	330,012
Total estimated value	2,073	—	1,669	29,720	330,012

(1)
Excludes, in all cases, LendingTree units held at December 31, 2007 (and, in the case of Mr. Lebda, that would accelerate upon the events set forth above), given that the value of these units as of that date was zero.

(2)
One year's salary also payable upon a change in control of LendingTree.

Tree.com Security Ownership of Certain Beneficial Owners and Management

        As of the date hereof, all of Tree.com's outstanding shares of common stock are owned by IAC. After the distribution, IAC will no longer own any shares of Tree.com common stock. The following table presents information relating to the expected beneficial ownership of shares of Tree.com common stock, assuming completion of the distribution as if it occurred on April 30, 2008, by (i) each individual or entity expected to own beneficially more than 5% of the outstanding shares of Tree.com common stock, assuming that there are 278,735,546 shares of common stock and Class B common stock of IAC outstanding and a distribution ratio of one-thirtieth of a share of Tree common stock for every share of IAC common stock and/or Class B common stock, (ii) each director of Tree.com (iii) the Chief Executive Officer, the Chief Financial Officer and the other three named executive officers in the Tree.com summary compensation table (see "Tree.com Executive Compensation") and (iv) all of Tree.com's executive officers and directors as a group.

        Unless otherwise indicated, beneficial owners listed here may be contacted at Tree.com's corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. For each listed person, the number of shares of Tree.com common stock and percent of such class listed assumes the conversion or exercise of any Tree.com equity securities owned by such person that are or will become convertible or exercisable, and the exercise of stock options and the vesting of restricted stock units, if any, that will vest, within 60 days of April 30, 2008, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person.

        The share amounts for each beneficial owner listed here are based on each such individual's beneficial ownership of shares of IAC common stock and/or Class B common stock as of April 30, 2008, and assuming a distribution ratio of one thirtieth of a share of Tree.com common stock for every share of IAC common stock and/or Class B common stock. To the extent that Tree.com directors and executive officers own shares of IAC common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of IAC common stock. In addition, following the distribution, Tree.com expects that all IAC stock-based awards held by these individuals will be adjusted to become awards relating to common stock of all five companies resulting from the spin-offs. Those awards that will relate to Tree.com common stock are reflected in the table below based upon the expected adjustment formula described under the caption "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        The actual number of shares of Tree.com capital stock outstanding as of the date of the distribution may differ due, among other things, to the exercise of stock options or warrants or the vesting of restricted stock units, in each case, between April 30, 2008 and the date of the distribution and to the extent the other assumptions set forth above differ from actual developments.

	Tree.com Common Stock
Name and Address of Beneficial Owner
	Shares	%
Clearbridge Advisors, LLC, et al(1)(2) 399 Park Avenue New York, NY 10022	441,885	4.75
Lord Abbett & Co. LLC(1)(2) 90 Hudson Street, 11th Floor Jersey City, NJ 07302	1,306,628	14.06
Liberty Media Corporation(4)(5) 12300 Liberty Boulevard Englewood, CO 80112	2,773,993	29.86
Scott Cammarn(5)
Robert Harris(5)
Peter C. Horan(5)
Douglas Lebda(5)
Joseph Levin(5)
Lance Melber(5)
David Norris(5)
Steven Ozonian(5)
Matthew Packey(5)
Bret Violette(5)
All executive officers and directors as a group (10 persons)

(1)
We have not been able to determine the person or persons controlling the fund through publicly available information.

(2)
Based upon information regarding IAC holdings reported on a Schedule 13G, as amended, which was filed with the SEC on February 14, 2008 and a distribution ratio of one-thirtieth of a share of Tree common stock for every share of IAC common stock and/or Class B common stock.

(3)
Liberty Media Corporation is a publicly traded corporation. According to Liberty Media Corporation's Schedule 14A, filed April 24, 2008, Liberty's chairman, John C. Malone, controls 33% of the voting power of Liberty Media Corporation.

(4)
Based on 58,796,381 shares of IAC common stock held by Liberty and 4,000,000, 15,618,230, 4,005,190 and 800,006 shares of IAC Class B common stock held by each of BDTV Inc., BDTV II Inc., BDTV III Inc. and BDTV IV Inc., respectively and a distribution ratio of one-thirtieth of a share of Tree common stock for every share of IAC common stock and/or Class B common stock.

(5)
Excludes any equity awards that will vest upon completion of the spin-offs.

DESCRIPTION OF CAPITAL STOCK OF THE SPINCOS

General

        The following is a summary of information concerning the capital stock of each of the Spincos. The description applies to all of the Spincos unless otherwise indicated. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Amended and Restated Certificate of Incorporation of each of the Spincos or its by-laws. The summary is qualified by reference to these documents, which you must read for complete information on the capital stock of a Spinco. The Amended and Restated Certificate of Incorporation and by-laws of each Spinco are included as exhibits to its respective registration statement on Form 10.

Distributions of Securities

        In the past three years, none of the Spincos have sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities, that were not registered under the Securities Act of 1933, as amended.

Common Stock

        Immediately following the spin-offs, the authorized capital stock of the Spincos will consist of:

        HSNi: 300,000,000 shares of common stock, par value $0.01 per share;

        ILG: 300,000,000 shares of common stock, par value $0.01 per share;

        Ticketmaster: 300,000,000 shares of common stock, par value $0.01 per share;

        Tree.com: 50,000,000 shares of common stock, par value $0.01 per share.

        Shares Outstanding.    Immediately following the spin-offs, each of the Spincos expects that the number of shares of common stock that it will have issued and outstanding will be approximately:

        HSNi: 55.75 million shares of common stock, par value $0.01 per share (based on a distribution ratio of one-fifth of a share of HSNi for each share of IAC common stock and Class B common stock outstanding);

        ILG: 55.75 million shares of common stock, par value $0.01 per share (based on a distribution ratio of one-fifth of a share of ILG for each share of IAC common stock and Class B common stock outstanding);

        Ticketmaster: 55.75 million shares of common stock, par value $0.01 per share (based on a distribution ratio of one-fifth of a share of Ticketmaster for each share of IAC common stock and Class B common stock outstanding);

        Tree.com: 9.29 million shares of common stock, par value $0.01 per share (based on a distribution ratio of one-thirtieth of a share of Tree.com for each share of IAC common stock and Class B common stock outstanding).

        This is based upon approximately 253,135,548 shares of IAC common stock and 25,599,998 shares of Class B common stock outstanding as of March 31, 2008.

        Dividends.    Subject to prior dividend rights of the holders of any preferred shares, holders of shares of common stock of a Spinco are entitled to receive dividends when, as and if declared by its board of directors out of funds legally available for that purpose.

        Voting Rights.    Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of common stock do not have cumulative voting rights. In other words, a holder of a single share of common stock of a Spinco cannot cast more than one vote for each position to be filled on the board of directors of the Spinco.

        Other Rights.    In the event of any liquidation, dissolution or winding up of a Spinco after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of its common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. Shares of common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of common stock are not currently entitled to preemptive rights.

        Fully Paid.    The issued and outstanding shares of common stock of each Spinco are fully paid and non-assessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that a Spinco may issue in the future will also be fully paid and non-assessable.

Preferred Stock

        Each of HSNi, ILG and Ticketmaster is authorized to issue up to 25,000,000 million shares of preferred stock, par value $.01 per share, and Tree.com is authorized to issue up to 5,000,000 shares of preferred stock, par value $.01 per share. The board of directors of a Spinco, without further action by the holders of its common stock, may issue shares of preferred stock. The Board of Directors of a Spinco is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

        The authority possessed by the board of directors of a Spinco to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of such Spinco through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. A Spinco board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of its common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and none of the respective boards of directors of any of the Spincos has a present intention to issue any shares of preferred stock.

Restrictions on Payment of Dividends

        Each of the Spincos is incorporated in Delaware and is governed by Delaware law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.

Section 203 of the Delaware General Corporation Law

        Section 203 ("Section 203") of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder." Generally, an "interested stockholder" for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the outstanding voting power of a Delaware corporation. This provision, if applicable, prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors before the stockholder became an interested stockholder, (2) the interested stockholder acquired at least 85% of the voting power (as calculated pursuant to Section 203) of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of two-thirds of the outstanding voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply in certain circumstances, including if the corporation's certificate of incorporation contains a provision expressly electing not to be governed by Section 203. If such a provision is adopted by an amendment to the corporation's certificate of incorporation, the amendment will be effective immediately if, among other requirements, the corporation has never had a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. If this and other requirements are not satisfied, the amendment will not be effective until 12 months after its adoption and will not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption.

        In accordance with Section 203, in the case of ILG, HSNi and Tree.com, the restrictions on certain business combinations in Section 203 will not apply in respect of any such Spinco following its spin-off. However, because Ticketmaster previously was a public company, the amendment to its certificate of incorporation by which Ticketmaster will elect not to be governed by Section 203 that will be adopted at the time of its spin-off will not be effective for 12 months. Consequently, the restrictions on certain business combinations in Section 203 will apply in respect of Ticketmaster until 12 months after its spin-off. However, because, among other reasons, the board of directors of Ticketmaster approved the spin-off of Ticketmaster, the restrictions on certain business combinations in Section 203 will not apply to Liberty Media Corporation.

Anti-takeover Effects of the Certificate of Incorporation and By-laws of a Spinco and Delaware Law

        Some provisions of the Amended and Restated Certificate of Incorporation and by-laws of a Spinco and certain provisions of Delaware law could make the following more difficult:

  •
  acquisition of a Spinco by means of a tender offer;

  •
  acquisition of a Spinco by means of a proxy contest or otherwise; or

  •
  removal of incumbent officers and directors of a Spinco.

Size of Board and Vacancies

        The Amended and Restated Certificate of Incorporation and by-laws of each Spinco provide that the number of directors on that company's board will be fixed exclusively by its board of directors. Newly created directorships resulting from any increase in the authorized number of directors will be filled by a majority of the directors then in office, provided that a majority of the entire board of directors, or a quorum, is present and any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of the remaining directors in office, even if less than a quorum is present.

Elimination of Stockholder Action by Written Consent

        The Amended and Restated certificate of incorporation and by-laws expressly eliminate the right of Spinco stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of Spinco stockholders.

Stockholder Meetings

        Under the Amended and Restated Certificate of Incorporation and by-laws of each of the Spincos, stockholders are not entitled to call special meetings of its stockholders; only a majority of the board of directors or other specified individuals may call such meetings.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        The Amended and Restated by-laws of each Spinco establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the Spinco Board or a committee of the Board. In particular, stockholders must notify the relevant Spinco's corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in the Spinco's Amended and Restated by-laws. To be timely, the notice must be received at the Spinco's principal executive office not later than 45 or more than 75 days prior to the first anniversary of the date on which the Spinco first mailed its proxy materials for the preceding year's annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, notice by the stockholder, to be timely, must be delivered no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Moreover, in the event that the number of directors to be elected to the board of directors of the Spinco is increased and there is no public announcement by the Spinco naming all of the nominees for director or specifying the size of the increased board of directors at least 55 days prior to the first anniversary of the date on which the Spinco first mailed its proxy materials for the preceding year's annual meeting of stockholders, the stockholder's notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the corporate secretary at the principal executive offices of the Spinco not later than the close of business on the 10th day following the day on which such public announcement is first made by the Spinco.

Undesignated Preferred Stock

        The authorization in the Amended and Restated Certificate of Incorporation of each Spinco of undesignated preferred stock makes it possible for the Spinco Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Spinco. The provision in the Spinco Amended and Restated Certificates of Incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of Spinco management.

NASDAQ Listing

        Each of the Spincos has applied to list its shares of common stock on NASDAQ. HSNi expects that its shares will trade under the ticker symbol "HSNI." ILG expects that its shares will trade under the ticker symbol "IILG." Ticketmaster expects that its shares will trade under the ticker symbol "TKTM." Tree.com expects that its shares will trade under the ticker symbol "TREE."

Limitation on Liability of Directors and Indemnification of Directors and Officers

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation

(other than an action by or in the right of the corporation—a "derivative action"), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

        The Amended and Restated Certificate of Incorporation of each Spinco provides that no director shall be liable to the Spinco or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

  •
  any breach of the director's duty of loyalty to the Spinco or its stockholders;

  •
  any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

  •
  any transaction from which the director derived an improper personal benefit.

        The Amended and Restated Certificate of Incorporation and by-laws of each Spinco provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, the Spinco will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a director or officer of the Spinco, or by reason of the fact that a director or officer of the Spinco is or was serving, at its request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Spinco. A Spinco will indemnify such persons against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in the best interests of the Spinco and, with respect to any criminal proceeding, had no reason to believe such person's conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to the Spinco. Any amendment of this provision will not reduce the indemnification obligations of the Spinco relating to actions taken before an amendment.

        Each Spinco intends to obtain policies that insure its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on behalf of the Spinco, may also pay amounts for which such Spinco has granted indemnification to the directors or officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Liberty Media Corporation

        In May 2008, in connection with the settlement of litigation relating to the proposed spin-offs, IAC entered into a "Spinco Agreement" with Liberty and affiliates of Liberty that hold shares of IAC common stock and/or Class B common stock (together with Liberty, the "Liberty Parties"), among others. At the time of the spin-offs, each Spinco will assume from IAC all of those rights and obligations under the Spinco Agreement providing for post-spin-off governance arrangements at the Spincos. As of April 30, 2008, Liberty may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) 83,219,807 shares of IAC common stock that consists of shares of common stock and Class B common stock. Such shares constitute 29.9% of the outstanding shares of IAC common stock. Immediately following the spin-offs, it is expected that Liberty will beneficially own shares of common stock in each of the Spincos representing approximately 29.9% of the outstanding common stock of each of the Spincos. The following summary describes the material terms of those governance arrangements and related matters and is qualified by reference to the full Spinco Agreement, which has been filed as an exhibit to each of the Form 10 registration statements of the Spincos. The Spinco Agreement also requires each Spinco to enter into a registration rights agreement with the Liberty Parties at the time of the spin-offs, as described below.

  Spinco Agreement

  Representation of Liberty on the Spinco Boards of Directors

        The Spinco Agreement generally provides that so long as Liberty beneficially owns securities of a Spinco representing at least 20% of the total voting power of the Spinco's equity securities, Liberty has the right to nominate up to 20% of the directors serving on the Spinco Board of Directors (rounded up to the nearest whole number). Any director nominated by Liberty must be reasonably acceptable to a majority of the directors on the Spinco's Board who were not nominated by Liberty. All but one of Liberty's nominees serving on the Spinco Board of directors must qualify as "independent" under applicable stock exchange rules. In addition, the Nominating and/or Governance committee of the Spinco Board may include only "Qualified Directors," namely directors other than any who were nominated by Liberty, are officers or employees of the Spinco or were not nominated by the Nominating and/or Governance Committee of the Spinco's Board in their initial election to the Board and for whose election any Liberty Party voted shares.

        Until the second anniversary of the spin-off of a Spinco, the Liberty Parties agreed to vote all of the equity securities of a Spinco beneficially owned by them in favor of the election of the full slate of director nominees recommended to stockholders by the Spinco Board of Directors so long as the slate includes the director-candidates that Liberty has the right to nominate.

  Acquisition Restrictions

        The Liberty Parties have agreed in the Spinco Agreement not to acquire beneficial ownership of any equity securities of a Spinco (with specified exceptions) unless:

  •
  the acquisition was approved by a majority of the Qualified Directors;

  •
  the acquisition is permitted under the provisions described in "Competing Offers" below; or

  •
  after giving effect to the acquisition, Liberty's ownership percentage of the equity securities of the Spinco, based on voting power, would not exceed the Applicable Percentage.

        The "Applicable Percentage" initially is Liberty's ownership percentage upon the spin-off of a Spinco, based on voting power (expected to be approximately 30%), plus 5%, but in no event more than 35%. Following a spin-off, the Applicable Percentage for the Spinco will be reduced for specified transfers of equity securities of the Spinco by the Liberty Parties. During the first two years following the spin-off of a Spinco, acquisitions by the Liberty Parties are further limited to specified extraordinary transactions and, otherwise, to acquisitions representing no more than one-third of the Spinco Common Stock received by the Liberty Parties in the spin-off.

  Standstill Restrictions

        Until the second anniversary of the spin-off, unless a majority of the Qualified Directors consent or to the extent permitted by the provisions described under "Acquisition Restrictions" or "Competing Offers" or in certain other limited circumstances, no Liberty Party may:

  •
  offer to acquire beneficial ownership of any equity securities of such Spinco;

  •
  initiate or propose any stockholder proposal or seek or propose to influence, advise, change or control the management, Board of Directors, governing instruments or policies or affairs of such Spinco;

  •
  offer, seek or propose, collaborate on or encourage any merger or other extraordinary transaction;

  •
  subject any equity securities of such Spinco to a voting agreement;

  •
  make a request to amend any of the provisions described under "Acquisition Restrictions", "Standstill Restrictions" or "Competing Offers";

  •
  make any public disclosure, or take any action which could reasonably be expected to require such Spinco to make any public disclosure, with respect to any of the provisions described under "Standstill Restrictions"; or

  •
  enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the provisions described under "Standstill Restrictions".

  Transfer Restrictions

        Unless a majority of the Qualified Directors consent, the Spinco Agreement prohibits transfers by the Liberty Parties of any equity securities of a Spinco to any person except for certain transfers, including:

  •
  transfers under Rule 144 under the Securities Act of 1933 (or, if Rule 144 is not applicable, in "broker transactions");

  •
  transfers pursuant to a third party tender or exchange offer or in connection with any merger or other business combination, which merger or business combination has been approved by the Spinco;

  •
  transfers in a public offering in a manner designed to result in a wide distribution, provided that no such transfer is made, to the knowledge of the Liberty Parties, to any person whose ownership percentage (based on voting power) of the Spinco's equity securities, giving effect to the transfer, would exceed 15%;

  •
  a transfer of all of the equity securities of the Spinco beneficially owned by the Liberty Parties and their affiliates in a single transaction if the transferee's ownership percentage (based on voting power), after giving effect to the transfer, would not exceed the Applicable Percentage and only if the transferee assumes all of the rights and obligations (subject to limited exceptions) of the Liberty Parties under the Spinco Agreement relating to the Spinco;

  •
  specified transfers in connection with changes in the beneficial ownership of the ultimate parent company of a Liberty Party or a distribution of the equity interests of a Liberty Party or certain similar events; and

  •
  specified transfers relating to certain hedging transactions or stock lending transactions in respect of the Liberty Parties' equity securities in the Spinco, subject to specified restrictions.

        During the first two years following the applicable spin-off, transfers otherwise permitted by the first and third bullets above will be prohibited, and transfers otherwise permitted by the fourth and sixth bullets above in respect of which IAC and the Spinco do not make certain determinations with respect to the transferee will be prohibited, unless such transfers represent no more than one-third of the Spinco Common Stock received by the Liberty Parties in the spin-off.

  Competing Offers

        During the period when Liberty continues to have the right to nominate directors to a Spinco's Board of Directors, if the Spinco's Board of Directors determines to pursue certain types of transactions on a negotiated basis (either through an "auction" or with a single bidder), Liberty is granted certain rights to compete with the bidder or bidders, including the right to receive certain notices and information, subject to specified conditions and limitations. In connection with any such transaction that the Spinco is negotiating with a single bidder, the Spinco's Board must consider any offer for a transaction made in good faith by Liberty but is not obligated to accept any such offer or to enter into negotiations with Liberty.

        If a third party (x) commences a tender or exchange offer for at least 35% of the capital stock of the Spinco other than pursuant to an agreement with the Spinco or (y) publicly discloses that its ownership percentage (based on voting power) exceeds 20% and the Spinco's Board fails to take certain actions to block such third party from acquiring an ownership percentage of the Spinco (based on voting power) exceeding the Applicable Percentage, the Liberty Parties generally will be relieved of the obligations described under "Standstill Restrictions" and "Acquisition Restrictions" above to the extent reasonably necessary to permit Liberty to commence and consummate a competing offer. If Liberty's ownership percentage (based on voting power) as a result of the consummation of a competing offer in response to a tender or exchange offer described in (x) above exceeds 50%, any consent or approval requirements of the Qualified Directors in the Spinco Agreement will be terminated, and, following the later of the second anniversary of the applicable spin-off and the date that Liberty's ownership percentage (based on voting power) exceeds 50%, the obligations described under "Acquisition Restrictions" will be terminated.

  Other

        Following the spin-off of a Spinco, amendments to the Spinco Agreement and determinations required to be made thereunder (including approval of transactions between a Liberty Party and the Spinco that would be reportable under the proxy rules) will require the approval of the Qualified Directors.

  Registration Rights Agreement

        As indicated above under "Spinco Agreement", each Spinco will grant to Liberty the registration rights described below at the time of its spin-off.

        Under the registration rights agreement, the Liberty Parties and their permitted transferees (the "Holders") will be entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of Spinco common stock received by the Liberty Parties as a result of the Spinco's spin-off and other shares of Spinco common stock acquired by the Liberty Parties consistent with the Spinco Agreement (collectively, the "Registrable Shares"). The Holders will be permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the Registrable Shares.

        The Spinco will be obligated to indemnify the Holders, and each selling Holder will be obligated to indemnify the Spinco, against specified liabilities in connection with misstatements or omissions in any registration statement.

Relationships Among IAC and the Spincos

        Following the spin-offs, the relationships among IAC and the Spincos will be governed by a number of agreements. These agreements include, among others:

  •
  a Separation and Distribution Agreement;

  •
  a Tax Sharing Agreement;

  •
  an Employee Matters Agreement; and

  •
  a Transition Services Agreement (collectively, the "Spin-Off Agreements").

        The Spin-Off Agreements will be filed as exhibits to the respective registration statement on Form 10 of each of the Spincos, of which this information statement is a part, and the summaries of each such agreement are qualified by reference to the full text of the applicable agreement.

  Separation and Distribution Agreement

        The Separation and Distribution Agreement will set forth the arrangements among IAC and each of the Spincos regarding the principal transactions necessary to separate each of the Spincos from IAC, as well as govern certain aspects of the relationship of a Spinco with IAC and other Spincos after the completion of the spin-offs.

        Each Spinco will agree to indemnify, defend and hold harmless (and to cause the other members of its respective group to indemnify, defend and hold harmless), under the Separation and Distribution Agreement, IAC and each of the other Spincos, and each of their respective current and former directors, officers and employees, from and against any losses arising out of any breach by such indemnifying companies of the Spin-Off Agreements, any failure by such indemnifying company to assume and perform any of the liabilities allocated to such company and any liabilities relating to the indemnifying company's financial and business information included in filings made with the SEC in connection with the spin-offs. IAC will agree to indemnify, defend and hold harmless each of the Spincos, and each of their respective current and former directors, officers and employees, from and against losses arising out of any breach by IAC of the Spin-Off Agreements, and any failure by IAC to perform its obligations under the Separation and Distribution Agreement or any Spin-Off Agreement.

        In addition, the Separation and Distribution Agreement will also govern insurance and related reimbursement arrangements, provision and retention of records, access to information and confidentiality, cooperation with respect to governmental filings and third party consents and access to property.

  Tax Sharing Agreement

        The Tax Sharing Agreement governs the respective rights, responsibilities and obligations of IAC and each Spinco after the spin-off of such Spinco with respect to taxes for periods ending on or before the spin-off of such Spinco. In general, pursuant to the Tax Sharing Agreement, IAC will prepare and file the consolidated federal income tax return, and any other tax returns that include IAC (or any of its subsidiaries) and a Spinco (or any of its subsidiaries) for all taxable periods ending on or prior to, or including, the distribution date of such Spinco with the appropriate tax authorities, and, except as otherwise set forth below, IAC will pay any taxes relating thereto to the relevant tax authority (including any taxes attributable to an audit adjustment with respect to such returns; provided that IAC will not be responsible for audit adjustments relating to the business of a Spinco (or any of its subsidiaries) with respect to pre-spin off periods if such Spinco fails to fully cooperate with IAC in the conduct of such audit). Each Spinco will prepare and file all tax returns that include solely such Spinco and/or its subsidiaries and any separate company tax returns for such Spinco and/or its subsidiaries for all taxable periods ending on or prior to, or including, the distribution date of such Spinco, and will pay all taxes due with respect to such tax returns (including any taxes attributable to an audit adjustment with respect to such returns). In the event an adjustment with respect to a pre-spin off period for which IAC is responsible results in a tax benefit to a Spinco in a post-spin off period, such Spinco will be required to pay such tax benefit to IAC. In general, IAC controls all audits and administrative matters and other tax proceedings relating to the consolidated federal income tax return of the IAC group and any other tax returns for which the IAC group is responsible.

        Under the Tax Sharing Agreement a Spinco generally (i) may not take (or fail to take) any action that would cause any representation, information or covenant contained in the separation documents or the documents relating to the IRS private letter ruling and the tax opinion regarding the spin-off of such Spinco to be untrue, (ii) may not take (or fail to take) any other action that would cause the spin-off of such Spinco to lose its tax free status, (iii) may not sell, issue, redeem or otherwise acquire any of its equity securities (or equity securities of members of its group), except in certain specified transactions for a period of 25 months following the spin-off of such Spinco and (iv) may not, other than in the ordinary course of business, sell or otherwise dispose of a substantial portion of its assets, liquidate, merge or consolidate with any other person for a period of 25 months following the spin-off. Tree.com will not be subject to certain of the restrictions applicable to the other Spincos during the 25-month period following the spin-off of each such other Spinco. During the 25-month period, a Spinco may take certain actions prohibited by these covenants if (i) it obtains IAC's prior written consent, (ii) it provides IAC with an IRS private letter ruling or an unqualified opinion of tax counsel to the effect that such actions will not affect the tax free nature of the spin-off of such Spinco, in each case satisfactory to IAC in its sole discretion, or (iii) IAC obtains a private letter ruling at such Spinco's request. In addition, with respect to actions or transactions involving acquisitions of Spinco stock entered into at least 18 months after the distribution of such Spinco, such Spinco will be permitted to proceed with such transaction if it delivers an unconditional officer's certificate establishing facts evidencing that such acquisition satisfies the requirements of a specified safe harbor set forth in applicable U.S. Treasury Regulations, and IAC, after due diligence, is satisfied with the accuracy of such certification.

        Notwithstanding the receipt of any such IRS ruling, tax opinion or officer's certificate, generally each Spinco must indemnify IAC and each other Spinco for any taxes and related losses resulting from (i) any act or failure to act by such Spinco described in the covenants above, (ii) any acquisition of equity securities or assets of such Spinco or any member of its group, and (iii) any breach by such Spinco or any member of its group of any representation or covenant contained in the separation documents or the documents relating to the IRS private letter ruling or tax opinion concerning the spin-off of such Spinco.

        Under U.S. federal income tax law, IAC and the Spincos are severally liable for all of IAC's federal income taxes attributable to periods prior to and including the current taxable year of IAC, which ends on December 31, 2008. Thus, if IAC failed to pay the federal income taxes attributable to it under the Tax Sharing Agreement for periods prior to and including the current taxable year of IAC, the Spincos would be severally liable for such taxes. In the event a Spinco is required to make a payment in respect of a spin-off related tax liability of the IAC consolidated federal income tax return group under these rules for which such Spinco is not responsible under the Tax Sharing Agreement and full indemnification cannot be obtained from the Spinco responsible for such payment under the Tax Sharing Agreement, IAC will indemnify the Spinco that was required to make the payment from and against the portion of such liability for which full indemnification cannot be obtained from the Spinco responsible for such payment under the Tax Sharing Agreement.

        The Tax Sharing Agreement also contains provisions regarding the apportionment of tax attributes of the IAC consolidated federal income tax return group, the allocation of deductions with respect to compensatory equity interests, cooperation, and other customary matters. In general, tax deductions arising by reason of exercises of options to acquire IAC or Spinco stock, vesting of "restricted" IAC or Spinco stock, or settlement of restricted stock units with respect to IAC or Spinco stock held by any person will be claimed by the party that employs such person at the time of exercise, vesting or settlement, as applicable (or in the case of a former employee, the party that last employed such person).

  Employee Matters Agreement

        The employee matters agreement covers a wide range of compensation and benefit issues related to the spin-offs. In general, under the employee matters agreement:

  •
  IAC will assume or retain (i) all liabilities with respect to IAC employees, former IAC employees (excluding any former employees of the Spincos) and their dependents and beneficiaries under all IAC employee benefit plans, and (ii) all liabilities with respect to the employment or termination of employment of all IAC employees, former IAC employees (excluding any former employees of the Spincos) and their dependents and beneficiaries.

  •
  Each Spinco will assume or retain (i) all liabilities under its employee benefit plans, and (ii) all liabilities with respect to the employment or termination of employment of all such Spinco's employees, former employees and their dependents and beneficiaries.

        Subject to a transition period through the end of 2008 with respect to health and welfare benefits, after the spin-offs, the Spincos no longer will participate in IAC's employee benefit plans, but will have established their own employee benefit plans that are currently expected to be substantially similar to the plans sponsored by IAC prior to the spin-offs. Through the end of 2008, IAC will continue to provide health and welfare benefits to employees of the Spincos and each Spinco will bear the cost of this coverage with respect to its employees. Assets and liabilities from the IAC Retirement Savings Plan relating to Spinco employees and former employees will be transferred to the applicable, newly established Spinco Retirement Savings Plan as soon as practicable following the spin-offs. For a description of the treatment of outstanding IAC equity awards pursuant to the employee matters agreement, see "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

  Transition Services Agreement

        Pursuant to a transition services agreement among IAC and the Spincos, each of IAC and the Spincos currently expect that some combination of the following services, among others, will be provided by/to the parties (and/or their respective businesses) as set forth below on an interim, transitional basis following completion of the spin-offs:

  •
  assistance with certain legal, finance, internal audit, human resources, insurance and tax affairs, including assistance with certain public company functions, from IAC to the Spincos;

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  continued coverage/participation for employees of the Spincos under IAC health and welfare plans on the same basis as immediately prior to the distribution;

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  the leasing/subleasing of office and/or data center space by IAC and its businesses to various Spincos (and vice versa);

  •
  assistance with the implementation and hosting of certain software applications by/from IAC and its businesses for various Spincos (and vice versa);

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  call center and customer relations services by Ticketmaster to IAC's Reserve America business and Tree.com;

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  payroll processing services by Ticketmaster to certain IAC businesses and an ILG business and by HSNi to IAC;

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  tax compliance services by HSNi to ILG and accounting services by Ticketmaster to IAC; and

  •
  such other services as to which any Spinco(s) and IAC may agree.

        The charges for these services will be on a cost plus fixed percentage or hourly rate basis to be agreed upon prior to the completion of the spin-offs. In general, the services to be provided by/to the parties (and/or their respective businesses) will begin on the date of the completion of the spin-offs and will cover a period generally not expected to exceed 12 months following the spin-offs. Any party may terminate the agreement with respect to one or more particular services being received by it upon such notice as will be provided for in the transition services agreement.

  Commercial Agreements

        Each of the Spincos currently, and for the foreseeable future, expect to provide certain services to each other pursuant to certain commercial relationships with IAC and/or other Spincos. Additionally, in connection with the spin-offs, each Spinco is expected to enter or has entered into various commercial agreements, primarily in the form of leases and distribution and services agreements, between their subsidiaries, on the one hand, and subsidiaries of IAC and/or one or more other Spincos, on the other hand, many of which will memorialize (in most material respects) pre-existing arrangements in effect prior to the spin-offs and which are intended to reflect arm's length terms and none of which is expected to constitute a material contract to the applicable Spinco. Below is a brief description of such agreements that, individually or together with similar agreements, involve revenues to either IAC or a Spinco in excess of $120,000. Distribution agreements generally involve the payment of fees (usually on a fixed-per-transaction, revenue sharing or commission basis) from the party seeking distribution of the product or service to the party that is providing the distribution.

        HSNi.    Certain subsidiaries of HSNi distribute their respective products and services via arrangements with certain subsidiaries of IAC and/or other Spincos (and vice versa). For example, HSNi sells merchandise on behalf of Shoebuy through HSN and various Cornerstone brands.

        Aggregate revenues earned in respect of commercial agreements between HSNi and IAC by HSNi subsidiaries from businesses that IAC will own following the distribution were approximately $320,000 in 2007. Aggregate payments made by HSNi subsidiaries to IAC subsidiaries in respect of these commercial agreements were approximately $1.8 million in 2007. Such numbers include payments to and received from Entertainment Publications, Inc., which was sold by IAC subsequent to December 31, 2007.

        ILG.    Certain subsidiaries of ILG distribute their respective products and services via arrangements with certain subsidiaries of IAC and/or other Spincos (and vice versa). For example, Interval promotes and distributes ticketing services for certain events, either through advance access or by passing along a deeper discount to its members via a link to the Ticketmaster booking engine.

        Aggregate revenues earned in respect of commercial agreements between ILG and IAC by ILG subsidiaries from businesses that IAC will own following the distribution were not material in 2007. Aggregate payments made by ILG subsidiaries to IAC subsidiaries in respect of these agreements were approximately $2.1 million in 2007. Such numbers include payments to and received from Entertainment Publications, Inc., which was sold by IAC subsequent to December 31, 2007.

        Ticketmaster.    Certain subsidiaries of Ticketmaster (i) distribute their respective products and services via arrangements with certain subsidiaries of IAC and/or other Spincos (and vice versa), (ii) provide certain subsidiaries of IAC and/or other Spincos with various services (and vice versa) and/or (iii) lease office space from IAC. For example:

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  Ticketmaster leases its corporate headquarters in California, as well as office space for its New York City operations at IAC's headquarters, from IAC; and

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  IAC's Advertising Solutions business acts as a sales agent for Ticketmaster in connection with the sale of advertising on www.ticketmaster.com and websites of other Ticketmaster businesses.

        Aggregate revenues earned in respect of commercial agreements between Ticketmaster and IAC by Ticketmaster subsidiaries from businesses that IAC will own following the distribution were approximately $12.2 million in 2007. Aggregate payments made by Ticketmaster subsidiaries to IAC and its subsidiaries in respect of commercial agreements were approximately $4.2 million in 2007. Such numbers include payments to and received from Entertainment Publications, Inc., which was sold by IAC subsequent to December 31, 2007.

        Tree.com.    Certain subsidiaries of Tree.com (i) distribute their respective products and services via arrangements with certain subsidiaries of IAC and/or other Spincos (and vice versa), (ii) provide certain subsidiaries of IAC and/or other Spincos with various services (and vice versa) and/or (iii) lease office space from IAC. For example:

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  Tree.com licenses certain real estate information to IAC's Ask.com business for use in connection with real estate related search results;

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  IAC's Ask.com and Citysearch businesses provide search engine marketing services and advertising to Tree.com businesses; and

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  Tree.com has agreed to provide certain mortgage brokerage services to a joint venture in which IAC is a party.

        Aggregate revenues earned in respect of commercial agreements between Tree.com and IAC by Tree.com subsidiaries from businesses that IAC will own following the distribution were approximately $300,000 in 2007. Aggregate payments made by Tree.com subsidiaries to IAC subsidiaries in respect of these commercial agreements were approximately $400,000 in 2007. Such numbers include payments to and received from Entertainment Publications, Inc., which was sold by IAC subsequent to December 31, 2007.

Certain Other Relationships and Related Person Transactions

        The Spincos are currently subject to the policies and procedures of IAC regarding the review and approval of related person transactions. Immediately prior to the spin-offs, each of the Spincos will adopt a formal written policy governing the review and approval of related person transactions. It is expected that the policies implemented by each Spinco will require the management of such Spinco to determine whether any proposed transaction, arrangement or relationship with a related person fell within the definition of "transaction" set forth in Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended, and if so, will require management to submit such transaction to the Audit Committee of such Spinco for approval. Such Audit Committee, in considering whether to approve related person transactions, would then consider all facts and circumstances that it deemed relevant.

The disclosure below describes related person transactions involving certain of the Spincos and related parties of IAC prior to the spin-offs, as well as certain relationships involving Spincos and their respective related parties. The terms "related person" and "transaction" have the meanings set forth in Item 404(a) of Regulations S-K under the Securities Act of 1933, as amended.

  HSNi

        HSNi works with High Fashion Garments, Inc. ("HFG") and a number of other third parties to develop new product lines and source manufacturers for existing product lines in the ordinary course of business. The brother-in-law of HSNi's Chief Executive Officer is an employee of HFG, in which capacity he assisted with the development and manufacturing of three product lines for HSN, and his spouse is a consultant for HFG, in which capacity she assisted with the design and development of a product line for HSN. While HSN purchased merchandise from HFG that was developed, manufactured and/or designed with assistance from these individuals in 2007 and 2006, no amounts were paid by either of HFG or HSN to these individuals in connection with such sales. The arrangements between HFG and the brother-in-law do not provide for the payment of any amounts relating to these purchases, and while the arrangements between HFG and the sister-in-law do provide for the payment of commissions, the relevant targets were not met.

        In 2007, an HSNi subsidiary made payments to a subsidiary of Warner Music Group in the aggregate amount of approximately $380,000 for music products. Warner Music Group is a related party of IAC because Mr. Edgar Bronfman, a member of the IAC Board of Directors, is the Chief Executive Officer of Warner Music Group.

  ILG

        In 2007, an ILG subsidiary made payments to Arise Virtual Solutions in the aggregate amount of approximately $3.2 million for call center services. Arise Virtual Solutions is a related party of IAC because it is a portfolio company of Accretive LLC, of which Mr. Edgar Bronfman, a member of the IAC Board of Directors, is a partner.

        In 2007, ILG received payments from Expedia subsidiaries in the aggregate amount of approximately $380,000, which amount represents commissions payable to ILG in connection with the booking of travel accommodations from certain Expedia travel suppliers through an existing affiliate distribution relationship. IAC and Expedia are related parties because they are under common control.

  Ticketmaster

        In 2007, a Ticketmaster subsidiary received payments from an Expedia subsidiary in the aggregate amount of approximately $3.0 million for call center services. IAC and Expedia are related parties because they are under common control.

SPINCO STOCK AND ANNUAL INCENTIVE PLANS

Introduction

        Prior to the completion of the spin-offs, each Spinco expects to adopt a Stock and Annual Incentive Plan. The purpose of these plans will be to assist the Spincos in attracting, retaining and motivating officers and employees, and to provide them with the ability to provide incentives more directly linked to the profitability of their respective businesses and increases in stockholder value. In addition, these plans are expected to provide for the assumption of awards pursuant to the adjustment of awards granted under current plans of IAC and its subsidiaries. See "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards." As of the end of Ticketmaster's most recently completed fiscal year, there were no compensation plans under which equity securities of Ticketmaster were authorized for issuance. Each of HSNi, ILG and Tree.com was incorporated in 2008 and has not yet completed its first fiscal year.

Description

        Each Stock and Annual Incentive Plan is expected to contain important features that are summarized below. The description below is a generic description that will apply to the Stock and Annual Incentive Plan adopted by each Spinco.

Administration

        The Stock and Annual Incentive Plan will be administered by the Compensation and Human Resources Committee or such other committee of the Board as the Spinco Board of Directors may from time to time designate (the "Committee"). Among other things, the Committee will have the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of Spinco common stock to be covered by each award, and to determine the terms and conditions of any such awards.

Eligibility

        In addition to individuals who hold outstanding adjusted awards, persons who serve or agree to serve as officers, employees, non-employee directors or consultants of Spinco and its subsidiaries and affiliates will be eligible to be granted awards under the Stock and Annual Incentive Plan (other than adjusted awards that are assumed in connection with the spin-offs).

Shares Subject to the Plan

        The Stock and Annual Incentive Plan with respect to each of Ticketmaster, ILG and HSN will authorize the issuance of up to 5,000,000 shares of Spinco common stock pursuant to new awards under the plan, plus shares to be granted pursuant to the assumption of outstanding adjusted awards. No single participant may be granted awards covering in excess of 3,333,333 shares of Spinco common stock over the life of the Stock and Annual Incentive Plan with respect to each of Ticketmaster, ILG and HSN.

        The Tree.com Stock and Annual Incentive Plan will authorize the issuance of up to 2,200,000 shares of Spinco common stock pursuant to new awards under the plan, plus shares to be granted pursuant to the assumption of outstanding adjusted awards. No single participant may be granted awards covering in excess of 1,466,666 shares of Tree.com common stock over the life of the Tree.com Stock and Annual Incentive Plan.

        The shares of Spinco common stock subject to grant under the Stock and Annual Incentive Plan are to be made available from authorized but unissued shares or from treasury shares, as determined from time to time by the Spinco Board. Other than adjusted awards, to the extent that any award is forfeited, or any option or stock appreciation right terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of Spinco common stock subject to such awards not delivered as a result thereof will again be available for awards under the plan. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares of Spinco common stock (by either actual delivery or by attestation), only the number of shares of Spinco common stock issued net of the shares of Spinco common stock delivered or attested to will be deemed delivered for purposes of the limits in the plan. To the extent any shares of Spinco common stock subject to an award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations relating to such award, such shares of Spinco common stock will not generally be deemed to have been delivered for purposes of the limits set forth in the plan.

        In the event of certain extraordinary corporate transactions, the Committee or the Spinco Board will be able to make such substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the plan, (2) the various maximum limitations set forth in the plan, (3) the number and kind of shares or other securities subject to outstanding awards; and (4) the exercise price of outstanding options and stock appreciation rights.

        As indicated above, several types of stock grants can be made under the Stock and Annual Incentive Plan. A summary of these grants is set forth below. The Stock and Annual Incentive Plan will govern options and restricted stock units that convert from existing IAC options and IAC restricted stock units in connection with the spin-offs, as well as other award grants made following the spin-offs pursuant to such plans. Notwithstanding the foregoing, the terms that govern IAC options and IAC restricted stock units that convert into options, and restricted stock units of the various Spincos in connection with the spin-offs, will govern such options and restricted stock units to the extent inconsistent with the terms described below.

Stock Options and Stock Appreciation Rights

        Stock options granted under the Stock and Annual Incentive Plan may either be incentive stock options or nonqualified stock options. Stock appreciation rights granted under the plan may either be granted alone or in tandem with a stock option. The exercise price of options and stock appreciation rights cannot be less than 100% of the fair market value of the stock underlying the options or stock appreciation rights on the date of grant. Optionees may pay the exercise price in cash or, if approved by the Committee, in Spinco common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by "cashless exercise" through a broker or by withholding shares otherwise receivable on exercise. The term of options and stock appreciation rights shall be as determined by the Committee, but an ISO may not have a term longer than ten years from the date of grant. The Committee will determine the vesting and exercise schedule of options and stock appreciation rights, and the extent to which they will be exercisable after the award holder's employment terminates. Generally, unvested options and stock appreciation rights terminate upon the termination of employment, and vested options and stock appreciation rights will remain exercisable for one year after the award holder's death, disability or retirement, and 90 days after the award holder's termination for any other reason. Vested options and stock appreciation rights will also terminate upon the optionee's termination for cause (as defined in the plan). Stock options and stock appreciation rights are transferable only by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order or in the case of nonqualified stock options or stock appreciation rights, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the participant's family members, to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.

Restricted Stock

        Restricted stock may be granted with such restriction periods as the Committee may designate. The Committee may provide at the time of grant that the vesting of restricted stock will be contingent upon the achievement of applicable performance goals and/or continued service. In the case of performance-based awards that are intended to qualify under Section 162(m)(4) of the Internal Revenue Code of 1986, as amended, (i) such goals will be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, net profit after tax, EBITDA, EBITA, gross profit, cash generation, unit volume, market share, sales, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total shareholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing-spending efficiency, core non-interest income, change in working capital, return on capital and/or stock price, with respect to the Spinco or any subsidiary, division or department of such Spinco. Such performance goals also may be based upon the attaining of specified levels of Spinco, subsidiary, affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries. Performance goals based on the foregoing factors are hereinafter referred to as "Spinco Performance Goals." The terms and conditions of restricted stock awards (including any applicable Spinco Performance Goals) need not be the same with respect to each participant. During the restriction period, the Committee may require that the stock certificates evidencing restricted shares be held by Spinco. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, and is forfeited upon termination of employment, unless otherwise provided by the Committee. Other than such restrictions on transfer and any other restrictions the Committee may impose, the participant will have all the rights of a stockholder with respect to the restricted stock award.

Restricted Stock Units

        The Committee may grant restricted stock units payable in cash or shares of Spinco common stock, conditioned upon continued service and/or the attainment of Spinco Performance Goals determined by the Committee. The terms and conditions of restricted stock unit awards (including any Spinco Performance Goals) need not be the same with respect to each participant.

Other Stock-Based Awards

        Other awards of Spinco common stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, Spinco common stock, including (without limitation), unrestricted stock, dividend equivalents and convertible debentures, may be granted under the plan.

Bonus Awards

        Bonus awards granted to eligible employees of Spinco and its subsidiaries and affiliates under the Stock and Annual Incentive Plan shall be based upon the attainment of the Spinco Performance Goals established by the Committee for the plan year or such shorter performance period as may be established by the Committee. Bonus amounts earned by any individual shall be limited to $10 million for any plan year, pro rated (if so determined by the Committee) for any shorter performance period. Bonus amounts will be paid in cash or, in the discretion of Spinco, in Spinco common stock, as soon as practicable following the end of the plan year. The Committee may reduce or eliminate a participant's bonus award in any year notwithstanding the achievement of Spinco Performance Goals.

Change in Control

        In the event of a Change of Control (as defined in the applicable Stock and Annual Incentive Plan), the Committee shall have the discretion to determine the treatment of awards granted under the Stock and Annual Incentive Plan, including providing for the acceleration of such awards upon the occurrence of the Change of Control and/or upon a qualifying termination of employment (e.g., without cause or for good reason) following the Change of Control.

Amendment and Discontinuance

        The Stock and Annual Incentive Plan may be amended, altered or discontinued by the Spinco Board, but no amendment, alteration or discontinuance may impair the rights of an optionee under an option or a recipient of an SAR, restricted stock award, restricted stock unit award or bonus award previously granted without the optionee's or recipient's consent. Amendments to each Stock and Annual Incentive Plan will require stockholder approval to the extent such approval is required by law or agreement.

WHERE YOU CAN FIND MORE INFORMATION

        Each of the Spincos has filed a registration statement on Form 10 with the SEC with respect to the shares of its common stock that IAC stockholders will receive in the spin-offs. This information statement, which is a part of each such registration statement, does not include all of the information that you can find in each such registration statement or the exhibits to each such registration statement. For additional information relating to each of the Spincos and the spin-offs, reference is made to the registration statements and the exhibits to the registration statements. Statements contained in this information statement as to the contents of any contract or document are not necessarily complete and, if the contract or document is filed as an exhibit to a registration statement, is qualified in all respects by reference to the relevant exhibit.

        After the spin-offs, each of the Spincos will file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statements are, and any of these future filings with the SEC will be, available to the public over the Internet on the SEC's website at www.sec.gov. You may read and copy any filed document at the SEC's public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC's regional offices in New York at 233 Broadway, New York, New York 10279 and in Chicago at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

ANNEX A

HSN, INC. AND SUBSIDIARIES
COMBINED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

        We have audited the accompanying combined balance sheets of HSN, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related combined statements of operations, invested equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule on page A-33. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of HSN, Inc. and subsidiaries at December 31, 2007 and 2006, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

New York, New York
May 5, 2008

HSN, INC. AND SUBSIDIARIES

COMBINED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue	$2,908,242	$2,877,954	$2,670,951
Cost of sales (exclusive of depreciation shown separately below)	1,820,048	1,765,203	1,647,857

Gross margin	1,088,194	1,112,751	1,023,094
Selling and marketing expense	595,911	584,997	500,877
General and administrative expense	211,955	186,261	171,180
Production and programming expense	59,051	56,800	55,494
Amortization of non-cash marketing	4,442	—	—
Amortization of intangibles	12,681	34,224	59,444
Depreciation	34,363	37,273	40,947

Operating income	169,791	213,196	195,152
Other income (expense):
Interest income	252	586	345
Interest expense	—	—	(992)
Other expense	(256)	(1,040)	(1,118)

Total other expense, net	(4)	(454)	(1,765)

Earnings from continuing operations before income taxes	169,787	212,742	193,387
Income tax provision	(64,554)	(79,210)	(66,310)

Earnings from continuing operations	105,233	133,532	127,077
Gain on sale of discontinued operations, net of tax	30,572	—	73,335
Income (loss) from discontinued operations, net of tax	28,999	(10,715)	22,809

Net income	$164,804	$122,817	$223,221

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

HSN, INC. AND SUBSIDIARIES

COMBINED BALANCE SHEETS

	December 31, 2007	December 31, 2006
	(In thousands)
ASSETS
Cash and cash equivalents	$6,220	$53,367
Accounts receivable, net of allowance of $8,112 and $5,994, respectively	192,609	158,416
Inventories	317,411	313,913
Deferred income taxes	24,606	22,864
Assets held for sale	—	226,880
Prepaid expenses and other current assets	55,182	53,323

Total current assets	596,028	828,763
Property and equipment, net	155,805	143,209
Goodwill	2,884,389	2,883,769
Intangible assets, net	571,662	584,343
Other non-current assets	12,747	18,083

TOTAL ASSETS	$4,220,631	$4,458,167

LIABILITIES AND INVESTED EQUITY
LIABILITIES:
Accounts payable, trade	$260,531	$250,782
Income taxes payable	1,811	2,606
Liabilities held for sale	—	64,345
Accrued expenses and other current liabilities	186,501	170,438

Total current liabilities	448,843	488,171
Other long-term liabilities	8,933	9,709
Deferred income taxes	819,969	836,571
Commitments and contingencies
INVESTED EQUITY:
Invested capital	4,522,873	4,569,019
Receivables from IAC and subsidiaries	(1,581,157)	(1,483,873)
Accumulated other comprehensive income	1,170	38,570

Total invested equity	2,942,886	3,123,716

TOTAL LIABILITIES AND INVESTED EQUITY	$4,220,631	$4,458,167

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

HSN, INC. AND SUBSIDIARIES

COMBINED STATEMENTS OF INVESTED EQUITY

	Total	Invested Capital	Receivables from IAC and Subsidiaries	Accumulated Other Comprehensive Income
	(In thousands)
Balance as of December 31, 2004	$2,464,651	$2,791,731	$(358,947)	$31,867
Comprehensive income:
Net income for the year ended December 31, 2005	223,221	223,221	—	—
Foreign currency translation	(13,561)	—	—	(13,561)
Net losses on derivative contracts	(496)	—	—	(496)

Comprehensive income	209,164
Net transfers from IAC(a)	1,430,971	1,430,971	—	—
Net change in receivables from IAC and subsidiaries	(946,426)	—	(946,426)	—

Balance as of December 31, 2005	3,158,360	4,445,923	(1,305,373)	17,810
Comprehensive income:
Net income for the year ended December 31, 2006	122,817	122,817	—	—
Foreign currency translation	16,441	—	—	16,441
Net gains on derivative contracts	4,319	—	—	4,319

Comprehensive income	143,577
Net transfers from IAC	279	279	—	—
Net change in receivables from IAC and subsidiaries	(178,500)	—	(178,500)	—

Balance as of December 31, 2006	3,123,716	4,569,019	(1,483,873)	38,570
Comprehensive income:
Net income for the year ended December 31, 2007	164,804	164,804	—	—
Foreign currency translation	(35,045)	—	—	(35,045)
Net losses on derivative contracts	(2,355)	—	—	(2,355)

Comprehensive income	127,404
Cumulative effect of adoption of FIN 48	(225)	(225)	—	—
Net transfers to IAC (principally transfer of investment and contingent value right)(b)	(210,725)	(210,725)	—	—
Net change in receivables from IAC and subsidiaries	(97,284)	—	(97,284)	—

Balance as of December 31, 2007	$2,942,886	$4,522,873	$(1,581,157)	$1,170

(a)
Consists principally of a capital contribution made in connection with restructuring steps implemented in order for IAC to spin-off its travel related businesses and funding for the acquisition of Cornerstone Brands. See Note 3 for a further discussion of the acquisition of Cornerstone Brands.

(b)
See Note 15 for a further discussion of these transfers.

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

HSN, INC. AND SUBSIDIARIES

COMBINED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net income	$164,804	$122,817	$223,221
Less: (income) loss from discontinued operations, net of tax	(59,571)	10,715	(96,144)

Earnings from continuing operations	105,233	133,532	127,077
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Amortization of intangibles	12,681	34,224	59,444
Depreciation	34,363	37,273	40,947
Non-cash compensation expense	12,160	11,746	13,725
Amortization of cable and satellite distribution fees	4,866	29,565	70,401
Amortization of non-cash marketing	4,442	—	—
Deferred income taxes	(11,803)	(15,282)	(38,945)
Excess tax benefits from stock-based awards	—	—	49,889
Bad debt expense	14,598	10,734	10,793
Inventory carrying value adjustment	9,100	6,164	(833)
Increase in cable and satellite distribution fees	—	(16,876)	(24,011)
Changes in current assets and liabilities:
Accounts receivable	(53,130)	(15,382)	(28,206)
Inventories	(12,598)	(29,579)	9,491
Prepaid expenses and other current assets	(2,212)	(1,459)	4,325
Accounts payable and other current liabilities	29,001	(16,138)	(20,073)
Income taxes payable	(9,799)	1,016	(74,365)
Other, net	682	(1,833)	396

Net cash provided by operating activities attributable to continuing operations	137,584	167,705	200,055

Cash flows from investing activities attributable to continuing operations:
Transfers to IAC	(91,560)	(188,269)	(803,768)
Acquisitions, net of cash acquired	(935)	(338)	(704,531)
Capital expenditures	(48,714)	(35,985)	(36,037)
Other, net	1,048	164	4,475

Net cash used in investing activities attributable to continuing operations	(140,161)	(224,428)	(1,539,861)

Cash flows from financing activities attributable to continuing operations:
Capital contributions from IAC	—	—	1,429,660
Principal payments on long-term obligations	—	—	(36,876)
Excess tax benefits from stock-based awards	2,401	2,269	—
Other, net	(10)	—	—

Net cash provided by financing activities attributable to continuing operations	2,391	2,269	1,392,784

Total cash (used in) provided by continuing operations	(186)	(54,454)	52,978

Net cash (used in) provided by operating activities attributable to discontinued operations	(8,956)	(27,931)	2,881
Net cash (used in) provided by investing activities attributable to discontinued operations	(965)	(8,526)	180,406
Net cash used in financing activities attributable to discontinued operations	(38,571)	(1,748)	(167,210)

Total cash (used in) provided by discontinued operations	(48,492)	(38,205)	16,077
Effect of exchange rate changes on cash and cash equivalents	1,531	7,788	(17,138)

Net (decrease) increase in cash and cash equivalents	(47,147)	(84,871)	51,917
Cash and cash equivalents at beginning of period	53,367	138,238	86,321

Cash and cash equivalents at end of period	$6,220	$53,367	$138,238

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying HSN, Inc. ("HSNi") as one of those five companies. In these combined financial statements, we refer to the separation transaction herein as the "spin-off." In connection with the spin-off, HSNi was incorporated as a Delaware corporation in May 2008. HSNi currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, HSNi will primarily consist of HSN and Cornerstone, the businesses that formerly comprised IAC's Retailing segment. HSN consists of the HSN television network and HSN.com, and Cornerstone includes the Cornerstone Brands portfolio of leading print catalogs and related websites, as well as a limited number of retail stores. HSNi will not include the equity investment in Jupiter Shop Channel, the investment in Arcandor AG and the related contingent value right. The businesses to be operated by HSNi following the spin-off are referred to herein as the "HSNi Businesses." HSNi will also include the entities described below in "Discontinued Operations."

Basis of Presentation

        The historical combined financial statements of HSNi and its subsidiaries reflect the contribution or other transfer to HSNi of all of the subsidiaries and assets and the assumption by HSNi of all of the liabilities relating to the HSNi Businesses in connection with the spin-off and the allocation to HSNi of certain IAC corporate expenses relating to the HSNi Businesses. Accordingly, the historical combined financial statements of HSNi reflect the historical financial position, results of operations and cash flows of the HSNi Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the HSNi Businesses with the exception of accounting for income taxes. For purposes of these financial statements, income taxes have been computed for HSNi on an as if stand-alone, separate tax return basis. These financial statements are prepared on a combined, rather than a consolidated, basis because they exclude certain investments and assets that were owned, either directly or indirectly, by legal entities that comprise the HSNi Businesses. The ownership of these investments and assets will be retained by IAC after the spin-off. These combined financial statements present IAC's and its subsidiaries net investment in the HSNi Businesses as invested equity in lieu of shareholders' equity. Intercompany transactions and accounts have been eliminated.

        In the opinion of HSNi's management, the assumptions underlying the historical combined financial statements of HSNi are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of HSNi would have been had HSNi been a stand-alone company during the periods presented.

Company Overview

        HSNi markets and sells a wide range of third party and private label merchandise directly to consumers through (i) television home shopping programming broadcast on the HSN television network, (ii) catalogs, which consist primarily of the Cornerstone Brands portfolio of leading print catalogs which includes Frontgate, Garnet Hill, Ballard Designs, Improvements, Smith & Noble, The Territory Ahead and TravelSmith and (iii) websites, which consist primarily of HSN.com and branded websites operated by Cornerstone Brands. HSNi's television home shopping business and related

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION (Continued)

internet commerce is referred to herein as "HSN" and all catalog operations, including related internet commerce, are collectively referred to herein as "Cornerstone."

        HSN offerings primarily consist of jewelry, apparel & accessories, health & beauty and home & other. Merchandise offered by Cornerstone primarily consists of home furnishings (including indoor/outdoor furniture, window treatments and other home related goods) and apparel & accessories.

Discontinued Operations

        Discontinued operations consist of HSNi Businesses that engaged in television retailing and other forms of television-based commerce in Europe, primarily in Germany and the United Kingdom. Discontinued operations in Germany consist of EUVÍA, a group of companies that were primarily engaged in television game-based entertainment and commerce; and Home Shopping Europe GmbH & Co. KG, and its affiliated station HSE24 ("HSE"), a television and internet retailer. Discontinued operations in the United Kingdom consist of Quiz TV Limited a television game-based entertainment network and iBuy, a television and internet auction formatted retailer.

        During the second quarter of 2005, HSNi sold its 48.6% ownership interest in EUVÍA. During the second quarter of 2006, Quiz TV Limited ceased operations and during the fourth quarter of 2006, iBuy was classified as held for sale. Additionally, in the second quarter of 2007, both iBuy's assets and HSNi's German TV and internet retailer, HSE, were sold. Accordingly, discontinued operations in the accompanying combined statements of operations and cash flows include EUVÍA and HSE through June 2, 2005 and June 19, 2007, respectively. The assets of HSE are included in "Assets held for sale" and the liabilities of HSE are included in "Liabilities held for sale" in the accompanying combined balance sheet at December 31, 2006. Quiz TV Limited and iBuy are presented as discontinued operations in the accompanying combined balance sheets and combined statements of operations and cash flows for all periods presented. See Note 10 for a further description of discontinued operations.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

        Revenue primarily consists of merchandise sales and is reduced by incentive discounts and sales returns to arrive at net sales. In accordance with Staff Accounting Bulletin 104, revenue is recorded when delivery to the customer has occurred. Delivery is considered to have occurred when the customer takes title and assumes the risks and rewards of ownership, which is generally on the date of shipment. HSNi's sales policy allows customers to return merchandise for a full refund or exchange, subject in some cases to restocking fees and exceptions for certain merchandise. Allowances for returned merchandise and other adjustments (including reimbursed shipping and handling costs) are provided based upon past experience. HSNi believes that actual returns of product sales have not materially varied from estimates in any of the periods presented. HSNi's estimated return rates were 18.4% in 2007, 17.7% in 2006 and 16.5% in 2005. Sales taxes collected are not included in revenue.

Shipping and Handling Fees and Costs

        Shipping and handling fees billed to customers are recorded as revenue. The costs associated with shipping goods to customers are recorded as cost of sales.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

        Cash and cash equivalents include cash and money market instruments.

Accounts Receivable

        Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts. HSN provides extended payment terms to its customers known as Flexpay. Flexpay is offered on certain products sold by HSN. Revenue is recorded when delivery to the customer has occurred, at which time HSN collects the first payment, sales tax and all shipping and handling fees. Subsequent collections are due from customers in 30-day increments payable automatically by credit or debit card. HSN offers Flexpay programs ranging from two to six interest-free payments. Flexpay receivables consist of outstanding balances owed by customers, less a reserve for uncollectible balances. The balance of Flexpay receivables, net of allowance, at December 31, 2007 and 2006 was $149.9 million and $119.1 million, respectively. Flexpay sales were 54%, 48% and 48% of total HSN's net merchandise sales for the years ended December 31, 2007, 2006 and 2005, respectively.

        Accounts receivable outstanding longer than the contractual payment terms are considered past due. HSNi determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, HSNi's previous loss history and the condition of the general economy. HSNi writes off accounts receivable when they become uncollectible.

Inventories

        Inventories, which primarily consist of finished goods, are valued at the lower of cost or market, with the cost being determined based upon the first-in, first-out method. Cost includes inbound freight and duties and, in the case of HSN, certain allocable general and administrative costs, including certain warehouse costs. Inventories include approximately $4.9 million and $5.0 million of these allocable general and administrative overhead costs at December 31, 2007 and 2006, respectively, and approximately $17.8 million, $19.8 million and $19.4 million of such costs were included in "General and administrative expense" in the accompanying combined statements of operations for the years ended December 31, 2007, 2006 and 2005, respectively. Market is determined on the basis of net realizable value, giving consideration to obsolescence and other factors.

Property and Equipment

        Property and equipment, including significant improvements, are recorded at cost. Repairs and maintenance and any gains or losses on dispositions are included in operations.

        Depreciation is recorded on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives.

Asset Category	Depreciation Period
Computer equipment and capitalized software	3 to 6 Years
Buildings and leasehold improvements	3 to 39 Years
Furniture and other equipment	3 to 10 Years

        In accordance with American Institute of Certified Public Accountants' Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," HSNi capitalizes certain qualified costs incurred in connection with the development of internal use

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

software. Capitalization of internal use software costs begins when the preliminary project stage is completed, management with the relevant authority authorizes and commits to the funding of the software project, and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized internal use software is depreciated on a straight-line basis over the estimated useful life of the software, not to exceed three years. Capitalized internal software costs, net of accumulated depreciation, totaled $24.1 million and $16.6 million at December 31, 2007 and 2006, respectively, and are included in "Property and equipment, net" in the accompanying combined balance sheets.

Goodwill and Indefinite-Lived Intangible Assets

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), goodwill acquired in business combinations is assigned to the reporting units that are expected to benefit from the combination as of the acquisition date.

        Goodwill impairment is determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. In performing the first step, HSNi determines the fair value of its reporting units by using a discounted cash flow ("DCF") analysis. Determining fair value using a DCF analysis requires the exercise of significant judgments, including judgments about appropriate discount rates, perpetual growth rates and the amount and timing of expected future cash flows. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not required. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is required to be performed to measure the amount of impairment, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

        The impairment test for indefinite-lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of indefinite-lived intangible assets are determined using a DCF valuation analysis that employs a "relief from royalty" methodology in estimating the fair value of its trade names and trademarks. Significant judgments inherent in this analysis include the determination of royalty rates, discount rates and the terminal growth rates.

        Goodwill and indefinite-lived intangible assets, primarily trade names and trademarks, are tested annually for impairment as of October 1 or earlier upon the occurrence of certain events or substantive changes in circumstances. HSNi's 2007 annual impairment assessment did not identify an impairment. HSNi's reporting units are currently operating in dynamic and challenged industry segments. To illustrate the magnitude of potential impairment charges relative to future changes in estimated fair value, had the estimated fair value of HSNi's reporting units and their respective indefinite-lived intangible assets been hypothetically lower by 10% as of October 1, 2007 the aggregate book value of goodwill and indefinite-lived intangible assets would have exceeded fair value by approximately $166.0 million at HSN and $74.0 million at Cornerstone. Had the estimated fair values of HSNi's reporting units and their respective indefinite-lived intangible assets been hypothetically lower by 20%

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

as of October 1, 2007, the book value of goodwill and indefinite lived-intangible assets would have exceeded fair value by approximately $441.0 million at HSN and $156.0 million at Cornerstone.

Long-Lived Assets and Intangible Assets with Definite Lives

        In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), long-lived assets, including property and equipment and intangible assets with definite lives, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying amount is deemed to not be recoverable, an impairment loss is recorded as the amount by which the carrying amount of the long-lived asset exceeds its fair value. Amortization of definite lived intangible assets is recorded on a straight-line basis over their estimated lives.

Cable and Satellite Distribution Fees

        Cable and satellite distribution fees relate to fees paid in connection with annual or multi-year cable and satellite contracts for carriage of HSN's programming. Fees that are paid upfront are amortized on a straight-line basis over the terms of the respective contracts. Unpaid fees are accrued.

        Cable and satellite distribution fees and amortization totalled $91.8 million, $88.7 million and $70.4 million for the years ended December 31, 2007, 2006 and 2005, respectively, and are included in "Selling and marketing expense" in the accompanying combined statements of operations. Prepaid cable and satellite distribution fees were $5.7 million and $2.4 million at December 31, 2007 and 2006, respectively, and are included in "Prepaid expenses and other current assets" in the accompanying combined balance sheets. The long-term portions of upfront payments relating to multi-year cable and satellite contracts were $11.6 million and $16.2 million at December 31, 2007 and 2006, respectively, and are included in "Other non-current assets" in the accompanying combined balance sheets. Accrued cable and satellite distribution fees were $32.6 million and $21.0 million at December 31, 2007 and 2006, respectively, and are included in "Accrued expenses and other current liabilities" in the accompanying combined balance sheets.

Advertising

        Advertising costs principally represent offline costs, including catalog production and distribution costs, and online advertising costs. Advertising costs are expensed in the period incurred, except for Cornerstone's direct costs of producing and distributing its catalogs, which are capitalized. These capitalized costs are amortized over the expected future revenue stream, which is generally three months from the date catalogs are mailed. Such capitalized costs totaled $26.8 million and $27.8 million at of December 31, 2007 and 2006, respectively, and are included in "Prepaid expenses and other current assets" in the accompanying combined balance sheets. Of these amounts, $18.6 million and $19.4 million at December 31, 2007 and 2006, respectively, related to catalogs that had not yet been mailed. Advertising expense was $282.5 million, $278.1 million and $224.3 million for the years ended December 31, 2007, 2006 and 2005, respectively.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Amortization of Non-Cash Marketing

        Amortization of non-cash marketing consists of non-cash marketing and advertising provided to HSNi by IAC. The non-cash marketing was secured by IAC from Universal Television as part of the transaction pursuant to which Vivendi Universal Entertainment LLLP ("VUE") was created, and the subsequent transaction by which IAC sold its partnership interests in VUE. HSNi used the non-cash advertising for television advertising on various NBC Universal network and cable channels without any cash cost.

Income Taxes

        HSNi accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. HSNi records interest on potential tax contingencies as a component of income tax expense and records interest net of any applicable related income tax benefit.

        Effective January 1, 2007, HSNi adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"). As a result of the adoption of FIN 48, HSNi recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.

Foreign Currency Translation and Transaction Gains and Losses

        The financial position and operating results of substantially all foreign operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses are translated at average rates of exchange during the period. Resulting translation gains or losses are included as a component of accumulated other comprehensive income (loss), a separate component of invested equity. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity are included in the combined statements of operations.

        Foreign currency transaction gains and losses arose from entities that are presented in these statements as discontinued operations and, accordingly, are included in "Income from discontinued operations, net of tax" in the accompanying combined statements of operations.

Stock-Based Compensation

        Effective January 1, 2006, HSNi adopted the provisions of SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method and therefore has not restated results for prior periods. See Note 4 for a further description of the impact of the adoption of SFAS 123R and Staff Accounting Bulletin No. 107 ("SAB 107").

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Estimates

        HSNi's management is required to make certain estimates and assumptions during the preparation of the combined financial statements in accordance with U.S. generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the combined financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying combined financial statements include: the determination of the lower of cost or market adjustment for inventory; sales returns and other revenue allowances; the allowance for doubtful accounts; the recoverability of long-lived assets; the recovery of goodwill and intangible assets; the determination of deferred income taxes, including related valuation allowances; and assumptions related to the determination of stock-based compensation.

Certain Risks and Concentrations

        HSNi's business is subject to certain risks and concentrations including dependence on third-party technology providers, exposure to risks associated with online commerce security and credit card fraud. HSNi also depends on third-party service providers for processing certain fulfillment services.

Recent Accounting Pronouncements

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51" ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. SFAS No. 160 will be applied prospectively, except as it relates to disclosures, for which the effects will be applied retrospectively for all periods presented. Early adoption is not permitted. HSNi is currently assessing the impact of SFAS No. 160 on its combined financial position, results of operations and cash flows.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS No. 141R"), which replaces FASB Statement No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations in fiscal years beginning after December 15, 2008. Early adoption is not permitted. HSNi is currently assessing the potential impact, if any, of the adoption of SFAS No. 141R on its combined financial position, results of operations and cash flows.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3—BUSINESS ACQUISITIONS

        On April 1, 2005, HSNi completed its acquisition of Cornerstone Brands, a portfolio of leading print catalogs and online retailing sites that sell home products and leisure and casual apparel, for approximately $715 million, principally in cash. The acquisition was funded by IAC and such funding has been recorded as a transfer from IAC within the statement of invested equity. Cornerstone Brands is included in HSNi's Cornerstone reporting segment. HSNi performed valuations of identifiable intangible assets acquired. This valuation identified $309.1 million of intangible assets other than goodwill. The goodwill recognized amounted to $456.4 million. The trade names acquired were identified as indefinite-lived intangible assets and $269.4 million was allocated to these assets. Intangibles with definite lives included customer lists ($31.4 million), existing technology ($4.1 million), vendor and supply agreements ($3.0 million) and intellectual property ($1.2 million) and are being amortized over a weighted-average period of 4.5 years. None of the amount allocated to goodwill is tax deductible. The purchase price paid for Cornerstone Brands was based on historical as well as expected performance metrics. HSNi viewed Cornerstone Brands' revenue, operating income, Operating Income Before Amortization, net income and cash flow as its most important valuation metrics. HSNi agreed to a purchase price that resulted in recognition of a significant amount of goodwill for a number of reasons including: Cornerstone Brands' market position and brands; Cornerstone Brands' business model which complements the business model of HSNi; growth opportunities in the markets in which Cornerstone Brands operates; and Cornerstone Brands' distinctly unique, proprietary and exclusive product lines which should enable HSNi to grow. As a result, a significant portion of the purchase price was based on the expected financial performance of Cornerstone Brands, and not the asset value on the books of Cornerstone Brands at the time of the acquisition.

Pro Forma Results

        The following unaudited pro forma condensed combined financial information for the year ended December 31, 2005, is presented to show the results of HSNi to give effect to the acquisition of Cornerstone Brands completed on April 1, 2005 as if the transaction had occurred on January 1, 2005. The pro forma results include certain adjustments, including increased amortization related to intangible assets and compensation expense, and are not necessarily indicative of what the results would have been had the transaction actually occurred on the aforementioned date.

Year Ended December 31, 2005
(In thousands)
Revenue	$2,852,550
Net income	221,695

NOTE 4—SFAS 123R AND STOCK-BASED COMPENSATION

        The equity awards described below principally relate to awards to HSNi employees that were granted under various IAC stock and annual incentive plans.

        Effective January 1, 2006, HSNi adopted SFAS 123R using the modified prospective transition method and has applied the classification provisions of SAB 107 regarding the SEC's interpretation of SFAS 123R and the valuation of share-based payments for public companies in its adoption of SFAS 123R.

        The adoption of SFAS 123R did not impact the amount of stock-based compensation expense recorded in the accompanying combined statements of operations as HSNi had previously adopted the

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4—SFAS 123R AND STOCK-BASED COMPENSATION (Continued)

expense recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). On August 9, 2005, HSNi began recognizing expense for all stock-based compensation instruments granted prior to January 1, 2003 due to the modification of all such instruments in connection with the Expedia spin-off.

        Prior to the adoption of SFAS 123R, the entire tax benefit from stock-based compensation was reported as a component of operating cash flows. Upon the adoption of SFAS 123R, tax benefits resulting from tax deductions in excess of the stock-based compensation expense recognized in the combined statement of operations are reported as a component of financing cash flows. For the years ended December 31, 2007 and 2006, excess tax benefits from stock-based compensation of $2.4 million and $2.3 million, respectively, are included as a component of financing cash flows. For the year ended December 31, 2005, excess tax benefits from stock-based compensation of $49.9 million is included as a component of operating cash flows.

        Non-cash stock-based compensation expense related to equity awards is included in the following line items in the accompanying combined statements of operations for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	Years Ended December 31,
	2007	2006	2005
Cost of sales	$937	$755	$524
Selling and marketing expense	1,025	1,117	1,143
General and administrative expense	10,189	9,867	12,057
Production and programming expense	9	7	1

Non-cash stock-based compensation expense before income taxes	12,160	11,746	13,725
Income tax benefit	(4,434)	(4,017)	(4,322)

Non-cash stock-based compensation expense after income taxes	$7,726	$7,729	$9,403

        The form of awards granted to HSNi employees are principally restricted stock units ("RSUs") and performance stock units ("PSUs"). RSUs and PSUs are awards in the form of phantom shares or units, denominated in a hypothetical equivalent number of shares of IAC common stock and with the value of each award equal to the fair value of IAC common stock at the date of grant. RSUs may be settled in cash, stock or both, as determined by IAC's Compensation Committee at the time of grant. All outstanding award agreements provide for settlement, upon vesting, in stock for U.S. employees and in cash for non-U.S. employees. Each RSU, PSU and restricted stock grant is subject to service-based vesting, where a specific period of continued employment must pass before an award vests, and certain grants also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests. HSNi recognizes expense for all RSU, PSU and restricted stock for which vesting is considered probable. For RSUs and restricted stock grants to U.S. employees, the accounting charge is measured at the grant date as the fair value of IAC common stock and expensed ratably as non-cash compensation over the vesting term. For PSU grants to U.S. employees, the expense is measured at the grant date as the fair value of IAC common stock and expensed as non-cash compensation when the performance targets are considered probable of being achieved. The expense associated with RSU and PSU awards to non-U.S. employees is initially measured at fair value at the grant date and expensed ratably over the vesting term, subject to mark-to-market adjustments for changes in the price of IAC common stock, as compensation expense

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4—SFAS 123R AND STOCK-BASED COMPENSATION (Continued)

within general and administrative expense. The expense related to awards to international employees totaled $0.1 million, $0.2 million and $0.1 million for the years ended December 31, 2007, 2006 and 2005, respectively. Cash payments related to awards to international employees totaled $0.2 million, $0.2 million and $0.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

        The amount of stock-based compensation expense recognized in the combined statement of operations is reduced by estimated forfeitures, as the amount recorded is based on awards ultimately expected to vest. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if the actual forfeiture rate differs from the estimated rate.

        In connection with the Expedia spin-off, all of HSNi's outstanding share-based compensation were modified. Accordingly, on August 9, 2005, HSNi recorded a pre-tax modification charge of $3.5 million related to the treatment of vested stock options. In conjunction with the Expedia spin-off and the adoption of SFAS 123R, HSNi conducted an assessment of certain assumptions used in determining the expense related to stock-based compensation which was completed in the third quarter of 2005. The cumulative effect of a change in HSNi's estimate related to the number of stock-based awards that were expected to vest resulted in a reduction in stock-based compensation expense of $0.7 million. The after-tax effect of this change in estimate on net income was $0.4 million.

        As of December 31, 2007, there was approximately $23.0 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards. This cost is expected to be recognized over a weighted-average period of approximately 2.7 years. At December 31, 2007 there were less than 0.1 million awards outstanding to non-U.S. employees.

        In connection with the acquisition of Cornerstone Brands by IAC in 2005 certain members of Cornerstone's Brands management were granted restricted common equity in Cornerstone Brands. These awards were granted on April 1, 2005 and were initially measured at fair value, which is being amortized to expense over the vesting period. These awards vest ratably over four years, or earlier based upon the occurrence of certain prescribed events. The awards vest in non-voting restricted common shares of Cornerstone Brands.

        These shares are subject to a put right by the holders, which is not exercisable until the first quarter of 2010 and annually thereafter, and a call right by IAC, which is not exercisable until the first quarter of 2012 and annually thereafter. The value of these shares upon exercise of the put or call is equal to their fair market value, determined by negotiation or arbitration, reduced by the accreted value of the preferred interest that was taken by IAC upon the purchase of Cornerstone Brands. The initial value of the preferred interest was equal to the acquisition price of Cornerstone Brands. The preferred interest accretes value at a 15% annual rate. Upon exercise of the put or call the consideration is payable in IAC shares or cash or a combination thereof at IAC's option. As of December 31, 2007, these awards are significantly out of the money and are not expected to result in any value. Prior to the separation, this put and call arrangement will be modified so that the consideration payable in IAC's shares will be replaced with HSNi shares.

        The unrecognized compensation cost related to these equity awards is $0.3 million at December 31, 2007.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND INTANGIBLE ASSETS

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	December 31,
	2007	2006
Goodwill	$2,884,389	$2,883,769
Intangible assets with indefinite lives	554,848	556,348
Intangible assets with definite lives, net	16,814	27,995

Total goodwill and intangible assets, net	$3,456,051	$3,468,112

        Intangible assets with indefinite lives relate principally to trade names and trademarks acquired in various acquisitions. At December 31, 2007, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
Distribution agreements	$159,268	$(159,268)	$—	4.1
Customer lists	36,773	(22,468)	14,305	4.7
Merchandise agreements	33,257	(33,257)	—	4.7
Technology	28,007	(27,665)	342	3.9
Other	7,409	(5,242)	2,167	8.5

Total	$264,714	$(247,900)	$16,814

        At December 31, 2006, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
Distribution agreements	$159,268	$(159,268)	$—	4.1
Customer lists	36,773	(16,013)	20,760	4.7
Merchandise agreements	33,257	(30,865)	2,392	4.7
Technology	28,007	(26,298)	1,709	3.9
Other	7,409	(4,275)	3,134	8.5

Total	$264,714	$(236,719)	$27,995

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on December 31, 2007 balances, such amortization for the next four years is estimated to be as follows (in thousands):

Years Ending December 31,
2008	$7,463
2009	6,844
2010	2,132
2011	375

$16,814

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND INTANGIBLE ASSETS (Continued)

        The following table presents the balance of goodwill by segment, including the changes in carrying amount of goodwill, for the year ended December 31, 2007 (in thousands):

	Balance as of January 1, 2007	Additions	(Deductions)	Balance as of December 31, 2007
HSN	$2,390,330	$—	$(133)	$2,390,197
Cornerstone	493,439	865	(112)	494,192

Total	$2,883,769	$865	$(245)	$2,884,389

        The following table presents the balance of goodwill by segment, including the changes in carrying amount of goodwill, for the year ended December 31, 2006 (in thousands):

	Balance as of January 1, 2006	Additions	(Deductions)	Balance as of December 31, 2006
HSN	$2,390,326	$4	$—	$2,390,330
Cornerstone	499,908	—	(6,469)	493,439

Total	$2,890,234	$4	$(6,469)	$2,883,769

        Deductions principally relate to a reduction in acquired tax liabilities and the income tax benefit realized pursuant to the exercise of stock options assumed in a business acquisition that were vested at the transaction date and are treated as a reduction in goodwill when the income tax deductions are realized.

NOTE 6—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	December 31,
	2007	2006
Capitalized software	$169,709	$159,170
Computer and broadcast equipment	81,821	73,600
Buildings and leasehold improvements	72,815	65,098
Furniture and other equipment	58,058	51,487
Projects in progress	19,572	18,773
Land	11,778	11,617

	413,753	379,745
Less: accumulated depreciation and amortization	(257,948)	(236,536)

Total property and equipment, net	$155,805	$143,209

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 7—ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31,
	2007	2006
Accrued sales returns	$37,596	$35,942
Accrued cable and satellite distribution fees	32,637	20,968
Accrued fulfillment expenses	25,624	21,945
Accrued compensation and benefits	15,502	17,544
Other accrued expenses and current liabilities	75,142	74,039

Total accrued expenses and other current liabilities	$186,501	$170,438

NOTE 8—INCOME TAXES

        HSNi is a member of IAC's consolidated federal and state tax returns. In all periods presented, current and deferred tax expense has been computed for HSNi on a separate return basis. HSNi's share of IAC's consolidated federal and state tax return liabilities have been reflected within cash flows from operating activities in the accompanying combined statements of cash flows.

        The components of the provision for income taxes attributable to continuing operations are as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Current income tax provision:
Federal	$68,969	$85,370	$93,678
State	7,388	9,122	11,577

Current income tax provision	76,357	94,492	105,255

Deferred income tax (benefit) provision:
Federal	(10,683)	(13,423)	(24,844)
State	(1,120)	(1,859)	(14,101)

Deferred income tax (benefit)	(11,803)	(15,282)	(38,945)

Income tax provision	$64,554	$79,210	$66,310

        Current income taxes payable has been reduced by $2.4 million, $2.3 million and $49.9 million for the years ended December 31, 2007, 2006 and 2005, respectively, for tax deductions attributable to stock- based compensation. The related income tax benefits of this stock-based compensation were recorded as amounts charged or credited to invested capital or a reduction in goodwill.

        The tax effects of cumulative temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are presented below (in

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 8—INCOME TAXES (Continued)

thousands). The valuation allowance is related to items for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2007	2006
Deferred tax assets:
Provision for accrued expenses	$35,631	$25,838
Inventories	14,916	10,628
Investments in nonconsolidated subsidiaries	6,665	7,224
Stock-based compensation	5,451	4,953
Other	2,997	821

Total deferred tax assets	65,660	49,464
Less valuation allowance	(6,222)	(6,222)

Net deferred tax assets	59,438	43,242

Deferred tax liabilities:
Intangible and other assets	(840,938)	(844,042)
Prepaid expenses	(10,805)	(9,276)
Property and equipment	(3,058)	(3,631)

Total deferred tax liabilities	(854,801)	(856,949)

Net deferred tax liability	$(795,363)	$(813,707)

        At December 31, 2007, HSNi did not have any significant net operating loss carryforwards. At December 31, 2007, HSNi had a valuation allowance of approximately $6.2 million primarily related to unrealized capital losses for which it is more likely than not that the tax benefit will not be realized. There was no change in the valuation allowance for the year ended December 31, 2007.

        A reconciliation of the income tax provision to the amounts computed by applying the statutory federal income tax rate to earnings from continuing operations before income taxes and minority interest is shown as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Income tax provision at the federal statutory rate of 35%	$59,425	$74,460	$67,684
State income taxes, net of effect of federal tax benefit	4,182	4,721	6,031
Change in state effective tax rate	—	—	(7,672)
Other, net	947	29	267

Income tax provision	$64,554	$79,210	$66,310

        HSNi adopted the provisions of FIN 48 effective January 1, 2007. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effect of the adoption resulted in a decrease of $0.2 million to invested capital. A

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 8—INCOME TAXES (Continued)

reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest, is as follows (in thousands):

Balance at January 1, 2007	$4,316
Additions based on tax positions related to the current year	2,298
Additions for tax positions of prior years	2,330
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2007	$8,944

        As of January 1, 2007 and December 31, 2007, the unrecognized tax benefits, including interest, were $5.2 million and $11.7 million, respectively. Included in unrecognized tax benefits at December 31, 2007 is approximately $8.8 million for tax positions included in IAC's consolidated tax return filings. Included within "Receivables from IAC and subsidiaries" in the accompanying combined balance sheet at December 31, 2007 is approximately $11.6 million of unrecognized tax benefits and related interest that will remain a liability of IAC after the spin-off. Also included in unrecognized tax benefits at December 31, 2007 is approximately $8.8 million for tax positions which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

        HSNi recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. Included in income tax expense from continuing operations for the year ended December 31, 2007 is $1.2 million, net of related deferred taxes of $0.7 million, for interest on unrecognized tax benefits. At January 1, 2007 and December 31, 2007 HSNi has accrued $0.9 million and $2.8 million, respectively for the payment of interest. There are no material accruals for penalties.

        By virtue of previously filed separate company and consolidated tax returns with IAC, HSNi is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by HSNi are recorded in the period they become known.

        The Internal Revenue Service ("IRS") is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of HSNi. The statute of limitations for these years has been extended to December 31, 2008. Various IAC consolidated tax returns filed with state, local and foreign jurisdictions are currently under examination, the most significant of which are Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008.

        HSNi believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.3 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9—SEGMENT INFORMATION

        The overall concept that HSNi employs in determining its operating segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the businesses, how the businesses are organized as to segment management, and the focus of the businesses with regards to the types of products or services offered or the target market. HSNi has two operating segments, HSN and Cornerstone. Entities included in discontinued operations, as described in Note 1 and further in Note 10, are excluded from the below schedules except for the schedule of assets.

        HSNi's primary metric is Operating Income Before Amortization, which is defined as operating income excluding, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions and (4) one-time items. HSNi believes this measure is useful to investors because it represents the combined operating results from HSNi's segments, taking into account depreciation, which it believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including non-cash compensation, amortization of non-cash marketing and acquisition-related accounting.

        The following tables reconcile Operating Income Before Amortization to operating income for HSNi's reporting segments and to net income in total (in thousands):

	Year Ended December 31, 2007
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Non-Cash Marketing	Amortization of Intangibles	Operating Income
HSN	$148,303	$(6,411)	$(4,442)	$(2,584)	$134,866
Cornerstone	50,771	(5,749)	—	(10,097)	34,925

Total	$199,074	$(12,160)	$(4,442)	$(12,681)	169,791

Other expense, net					(4)

Earnings from continuing operations before income taxes					169,787
Income tax provision					(64,554)

Earnings from continuing operations					105,233
Gain on sale of discontinued operations, net of tax					30,572
Income from discontinued operations, net of tax					28,999

Net income					$164,804

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9—SEGMENT INFORMATION (Continued)

	Year Ended December 31, 2006
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Intangibles	Operating Income
HSN	$193,139	$(4,733)	$(24,502)	$163,904
Cornerstone	66,027	(7,013)	(9,722)	49,292

Total	$259,166	$(11,746)	$(34,224)	213,196

Other expense, net				(454)

Earnings from continuing operations before income taxes				212,742
Income tax provision				(79,210)

Earnings from continuing operations				133,532
Loss from discontinued operations, net of tax				(10,715)

Net income				$122,817

	Year Ended December 31, 2005
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Intangibles	Operating Income
HSN	$220,013	$(8,110)	$(52,109)	$159,794
Cornerstone	48,308	(5,615)	(7,335)	35,358

Total	$268,321	$(13,725)	$(59,444)	195,152

Other expense, net				(1,765)

Earnings from continuing operations before income taxes				193,387
Income tax provision				(66,310)

Earnings from continuing operations				127,077
Gain on sale of discontinued operations, net of tax				73,335
Income from discontinued operations, net of tax				22,809

Net income				$223,221

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue:
HSN	$1,892,582	$1,884,650	$1,887,661
Cornerstone	1,016,091	994,621	783,743
Inter-segment elimination	(431)	(1,317)	(453)

Total	$2,908,242	$2,877,954	$2,670,951

        HSNi does not report revenue from external customers for each product or each group of similar products as it is impracticable to do so.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9—SEGMENT INFORMATION (Continued)

	December 31,
	2007	2006
	(In thousands)
Assets:
HSN	$3,205,428	$3,195,255
Cornerstone	1,011,923	981,976
Discontinued operations	3,280	280,936

Total	$4,220,631	$4,458,167

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Depreciation and amortization of intangibles and cable and satellite distribution fees:
HSN	$32,855	$83,150	$157,726
Cornerstone	19,055	17,912	13,066

Total	$51,910	$101,062	$170,792

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Capital expenditures:
HSN	$34,288	$23,415	$25,998
Cornerstone	14,426	12,570	10,039

Total	$48,714	$35,985	$36,037

        HSNi maintains operations principally in the United States. Geographic information about the United States and international territories is presented below:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue
United States	$2,907,053	$2,876,840	$2,668,779
All other countries	1,189	1,114	2,172

Total	$2,908,242	$2,877,954	$2,670,951

	December 31,
	2007	2006
	(In thousands)
Long-lived assets (excluding goodwill and intangible assets):
United States	$167,444	$159,413
All other countries	—	—

Total	$167,444	$159,413

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10—DISCONTINUED OPERATIONS

        During the second quarter of 2006, Quiz TV Limited ceased operations. During the fourth quarter of 2006, iBuy was classified as held for sale and its assets were subsequently sold during the second quarter of 2007. Additionally, on June 19, 2007, HSNi sold HSE for approximately $216.5 million, which resulted in a pre-tax gain of $45.7 million and an after-tax gain of $30.6 million. The pre-tax gain included $22.8 million of foreign currency translation gains that were recognized into earnings at the time of the sale. In June 2005, HSNi sold its 48.6% ownership in EUVÍA for approximately $204.0 million, which resulted in a pre-tax gain of $127.1 million and an after-tax gain of $73.3 million. Accordingly, discontinued operations in the accompanying combined statements of operations include Quiz TV Limited, iBuy and HSE for all periods presented and EUVÍA through June 2, 2005.

        The net revenue and net income (loss), net of the effect of any minority interest, for the aforementioned discontinued operations for the applicable periods were as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005
Net revenue	$192,701	$387,281	$408,871

Earnings (loss) before income taxes	$28,786	$(9,511)	$43,099
Income tax benefit (provision)	213	(1,204)	(14,362)
Minority interest in income of consolidated subsidiaries	—	—	(5,928)

Net income (loss)	$28,999	$(10,715)	$22,809

        Income from discontinued operations, net of tax, in 2007 primarily includes the income of HSE. Loss from discontinued operations, net of tax, in 2006 primarily includes the losses of iBuy and Quiz TV Limited, partially offset by the income of HSE. Income from discontinued operations, net of tax, in 2005 primarily includes the income of HSE and EUVÍA.

        The assets and liabilities of HSE at December 31, 2006 have been classified in the accompanying combined balance sheet as "Assets held for sale" and "Liabilities held for sale." Such net assets held for sale consist of the following (in thousands):

December 31, 2006
Current assets	$81,834
Goodwill	122,721
Other non-current assets	22,325

Total assets held for sale	226,880

Current liabilities	(56,353)
Other long term liabilities	(7,992)

Total liabilities held for sale	(64,345)

Total net assets held for sale	$162,535

        Cash flows from discontinued operations are presented separately in the accompanying combined statements of cash flows. HSNi does not expect future cash flows associated with existing discontinued operations to be material.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 11—DERIVATIVE INSTRUMENTS

        During the second quarter of 2003, one of HSNi's foreign subsidiaries entered into a five-year foreign exchange forward contract with a notional amount of $38.6 million, which was used to hedge against the change in value of a liability denominated in a currency other than the subsidiary's functional currency. This derivative contract was designated as a cash flow hedge for accounting purposes and foreign exchange remeasurement gains and losses related to the contract and liability were recognized each period in the statement of operations and were offsetting. In addition, the remaining effective portion of the derivative gain or loss was recorded in other comprehensive income until the derivative liability was extinguished in June 2007 in connection with the sale of HSE. Subsequent to the sale of HSE, HSNi does not have any significant exposure to foreign currency risk and does not hold any derivative instruments at December 31, 2007.

NOTE 12—COMMITMENTS

        HSNi leases satellite transponders, computers, warehouse and office space, equipment and services used in connection with its operations under various operating leases, many of which contain escalation clauses.

        Future minimum payments under operating lease agreements are as follows (in thousands):

Years Ending December 31,
2008	$29,832
2009	25,482
2010	23,222
2011	17,218
2012	15,302
Thereafter	20,115

Total	$131,171

        Expenses charged to operations under these agreements were $29.3 million, $28.7 million and $25.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

        HSNi also has funding commitments that could potentially require its performance in the event of demands by third parties or contingent events, as follows (in thousands):

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Letters of credit and surety bonds	$25,390	$25,078	$—	$312	$—
Purchase obligations	135,023	43,871	80,698	10,454	—

Total commercial commitments	$160,413	$68,949	$80,698	$10,766	$—

        The letters of credit ("LOCs") primarily consist of trade LOCs, which are used for inventory purchases. Trade LOCs are guarantees of payment based upon the delivery of goods. The surety bonds primarily consist of customs bonds, which relate to the import of merchandise into the United States.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12—COMMITMENTS (Continued)

The purchase obligations primarily relate to cable contracts and include obligations for future cable distribution and commission guarantees.

NOTE 13—CONTINGENCIES

        In the ordinary course of business, HSNi is a party to various lawsuits. HSNi establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against HSNi, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of HSNi, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. HSNi also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See Note 8 for discussion related to income tax contingencies.

NOTE 14—FINANCIAL INSTRUMENTS

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Cash and cash equivalents	$6,220	$6,220	$53,367	$53,367
Accounts receivable, net	192,609	192,609	158,416	158,416
Letters of credit and surety bonds	N/A	(25,390)	N/A	(29,537)

        The carrying amount of cash and cash equivalents reflected in the accompanying combined balance sheets approximate fair value as they are maintained at high quality financial institutions. The majority of HSNi's receivables result from the Flexpay program, which is further described in Note 2 to the combined financial statements. These receivables approximate fair value as they are short-term in nature and are generally settled within two to six months after the sale.

NOTE 15—SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental Disclosure of Non-Cash Transactions for 2007

        On June 19, 2007, in consideration for the sale of HSE to Arcandor AG ("ARO"), formerly known as KarstadtQuelle AG, HSNi received approximately 5.5 million shares of ARO stock valued at €141 million (the "ARO Shares"), plus additional consideration in the form of a contingent value right, that has a value of up to €54 million within three years. In accordance with the terms of the spin-off, the ARO Shares and the contingent value right were transferred to IAC in 2007. This transfer totaled approximately $217.2 million, of which $190.1 million related to the ARO Shares and $27.1 million related to the contingent value right, and is included in "Net transfers to IAC" in the accompanying combined statements of invested equity.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 15—SUPPLEMENTAL CASH FLOW INFORMATION (Continued)

Supplemental Disclosure of Cash Flow Information:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash paid during the period for:
Income tax payments including amounts paid to IAC for HSNi's share of IAC's consolidated tax liability	$84,516	$94,383	$130,396
Income tax refunds	(761)	(3,176)	(665)

NOTE 16—RELATED PARTY TRANSACTIONS

        HSNi's expenses include allocations from IAC of costs associated with IAC's accounting, treasury, legal, tax, corporate support, human resources and internal audit functions. These expenses were allocated based on the ratio of HSNi's revenue as a percentage of IAC's total revenue. Allocated costs were $8.1 million, $6.8 million and $7.2 million in 2007, 2006 and 2005, respectively, and are included in "General and administrative expense" in the accompanying combined statements of operations. It is not practicable to determine the amounts of these expenses that would have been incurred had HSNi operated as an unaffiliated entity. In the opinion of management, the allocation method is reasonable.

        During 2007, IAC provided HSNi with non-cash advertising totaling $4.4 million. See the amortization of non-cash marketing discussion in Note 2 for a further description of this arrangement.

        In accordance with the terms of the spin-off, HSNi transferred its investment in ARO stock and related derivative asset to IAC. See Note 15 for a further description of this transfer.

        The portion of the interest expense reflected in the combined statements of operations that is intercompany in nature was $1.7 million, $2.4 million and $1.8 million for the years ended December 31, 2007, 2006 and 2005, respectively. This intercompany interest expense, which is included in discontinued operations, arose from the transfer of cash from IAC to HSNi that occurred in connection with IAC's treasury operations.

        An analysis of HSNi's receivables from IAC and subsidiaries is as follows (in thousands):

	2007	2006	2005
Receivables from IAC and subsidiaries, beginning of year	$1,483,873	$1,305,373	$358,947
Cash transfers to IAC related to its centrally managed U.S. treasury function	193,742	252,587	1,017,439
Interest expense	(1,728)	(2,428)	(1,793)
Employee equity instruments and associated tax withholdings	4,408	4,225	1,598
Taxes (excludes tax withholdings associated with employee equity instruments)	(9,788)	(1,269)	(3,486)
Goodwill	—	(15)	(9,590)
Amortization of non-cash marketing	(4,442)	—	—
Allocation of non-cash compensation expense	(11,850)	(11,246)	(13,312)
Administrative expenses and other	(73,058)	(63,354)	(44,430)

Receivables from IAC and subsidiaries, end of year	$1,581,157	$1,483,873	$1,305,373

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 16—RELATED PARTY TRANSACTIONS (Continued)

        HSNi launched a co-branded credit card program with a subsidiary of GE during 2004. Pursuant to the arrangement, HSNi received approximately $1.9 million during the period from January 1, 2005 through June 6, 2005 in payments from the GE subsidiary, primarily in the form of revenue share payments in respect of purchases made pursuant to the co-branded card and sales and marketing support for the program. As a result of the sale of IAC's common and preferred interests in VUE on June 7, 2005, GE and its subsidiaries are no longer related parties.

        In 2007, a subsidiary of HSNi made payments to a subsidiary of Warner Music Group in the aggregate amount of approximately $0.4 million for music products. Warner Music Group is a related party of IAC because Mr. Edgar Bronfman, a member of the IAC Board of Directors, is the Chief Executive Officer of Warner Music Group.

Relationship Between IAC and HSNi after the spin-off

        For purposes of governing certain of the ongoing relationships between HSNi and IAC at and after the spin-off, and to provide for an orderly transition, HSNi and IAC are expected to enter into a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement (the "Spin-Off Agreements"), among other agreements.

Separation Agreement

        The separation agreement is expected to provide generally that (i) immediately prior to the spin-off, IAC will contribute or otherwise transfer to HSNi all of the subsidiaries and assets comprising the HSNi Businesses, (ii) HSNi will assume all of the liabilities related to the HSNi Businesses, (iii) each party will indemnify the other and its respective affiliates, current and former directors, officers and employees for any losses arising out of any breach of any of the Spin-Off Agreements and (iv) HSNi will indemnify IAC for its failure to assume and perform any assumed liabilities and any liabilities relating to HSNi financial and business information included in the SEC documentation filed with respect to the spin-off, as well as such other terms as to which IAC and HSNi mutually agree.

Tax Sharing Agreement

        The tax sharing agreement will govern the respective rights, responsibilities and obligations of IAC and HSNi after the spin-off with respect to taxes for the periods ending on or before the spin-off. Generally, IAC will pay taxes with respect to HSNi income included on its consolidated, unitary or combined federal or state tax returns, including audit adjustments with respect thereto. Other pre-distribution taxes that are attributable to the HSNi Businesses including taxes reported on separately filed and all foreign returns and audit adjustments with respect thereto, will be borne solely by HSNi. The tax sharing agreement is expected to contain certain customary restrictive covenants that generally prohibit HSNi (absent a supplemental IRS ruling or an unqualified opinion of counsel to the contrary, in each case, in a form and substance satisfactory acceptable to IAC in its sole discretion) from taking actions that could jeopardize the tax free nature of the spin-off. HSNi is expected to agree to indemnify IAC for any taxes and related losses resulting from its non-compliance with these restrictive covenants, as well as for the breach of certain representations in the Spin-Off Agreements and other documentation relating to the tax-free nature of the spin-off.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 16—RELATED PARTY TRANSACTIONS (Continued)

Employee Matters Agreement

        The employee matters agreement will generally provide that HSNi will be responsible for, among other obligations, all employment and benefit-related obligations and liabilities related to its employees immediately prior to the spin-off (and their dependents and beneficiaries) and former employees who most recently worked for the HSNi Businesses. This agreement is also expected to provide that assets and liabilities from the IAC Retirement Savings Plan of HSNi employees will be transferred to a newly established HSNi Retirement Savings Plan as soon as practicable following the spin-off.

Transition Services Agreement

        Under the transition services agreement, beginning on the date of the completion of the spin-off, IAC will provide to HSNi on an interim, transitional basis, various services, which are expected to relate primarily to public company and operational matters, and such other services as to which IAC and HSNi mutually agree. The agreed upon charges for these services will generally allow IAC to recover fully the allocated costs of providing the services, plus all out-of-pocket costs and expenses. HSNi may terminate the agreement with respect to one or more particular services upon prior written notice.

Commercial Agreements

        IAC and HSNi currently, and for the foreseeable future, expect to provide certain services to each other pursuant to certain commercial relationships. In connection with the spin-off, IAC and HSNi will enter into a number of commercial agreements between subsidiaries of IAC, on the one hand, and subsidiaries of HSNi, on the other hand, many of which will memorialize (in most material respects) pre-existing arrangements in effect prior to the spin-off and all of which are intended to reflect arm's length terms. In addition, IAC and HSNi believe that such agreements, whether taken individually or in the aggregate, do not constitute a material contract to either IAC or HSNi.

        Aggregate revenue earned with respect to these commercial agreements by the HSNi Businesses was not material in 2007, 2006 and 2005. HSNi Businesses incurred approximately $1.8 million, $1.3 million and $0.3 million in 2007, 2006 and 2005, respectively, in expenses related to these commercial agreements with IAC subsidiaries.

NOTE 17—COMPREHENSIVE INCOME

        Accumulated other comprehensive income, net of tax, is comprised of (in thousands):

	December 31,
	2007	2006	2005
Foreign currency translation	$1,170	$36,215	$19,774
Net gains (losses) on derivative contracts	—	2,355	(1,964)

Accumulated other comprehensive income	$1,170	$38,570	$17,810

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 18—BENEFIT PLANS

        During the three years ended December 31, 2007, HSNi either participated in a retirement savings plan sponsored by IAC or had a retirement savings plan in the United States that was qualified under Section 401(k) of the Internal Revenue Code. Subsequent to the spin-off, the net assets available for benefits of the employees of HSNi are expected to be transferred from the IAC plan to a newly created HSNi plan. Under the IAC plan, participating employees may contribute up to 16% of their pretax earnings, but not more than statutory limits. HSNi's match under the IAC plan is fifty cents for each dollar a participant contributes in this plan, with a maximum contribution of 3% of a participant's eligible earnings. Matching contributions for all plans were approximately $4.4 million, $4.1 million and $3.1 million in 2007, 2006, and 2005, respectively. The increase in matching contributions in 2006 is primarily related to the acquisition of Cornerstone Brands in 2005. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided under the plan. Investment options in the plan include IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock.

NOTE 19—QUARTERLY RESULTS (UNAUDITED)

	Quarter Ended March 31,	Quarter Ended June 30,(a)	Quarter Ended September 30,	Quarter Ended December 31,
	(In thousands)
Year Ended December 31, 2007
Revenue	$666,705	$681,506	$680,763	$879,268
Gross margin	247,999	260,032	256,295	323,868
Operating income	30,147	29,763	36,428	73,453
Earnings from continuing operations	18,652	18,420	22,590	45,571
(Loss) income from discontinued operations, net of tax	(1,566)	56,186	(5,934)	10,885
Net income	17,086	74,606	16,656	56,456
Year Ended December 31, 2006
Revenue	$665,587	$682,349	$671,753	$858,265
Gross margin	254,846	271,479	258,190	328,236
Operating income	38,670	45,053	48,724	80,749
Earnings from continuing operations	24,263	28,176	30,489	50,604
Income (loss) from discontinued operations, net of tax	469	(7,934)	(3,963)	713
Net income	24,732	20,242	26,526	51,317

(a)
The second quarter of 2007 includes an after-tax gain of $34.8 million related to the sale of HSE, IAC's former Retailing International segment.

Schedule II

HSN, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Earnings	Charges to Other Accounts		Deductions		Balance at End of Period
	(In thousands)
2007
Allowance for doubtful accounts	$5,994	$14,598	$(23)		$(12,457)	(1)	$8,112
Sales returns accrual	35,942	592,679	—		(591,025)		37,596
Deferred tax valuation allowance	6,222	—	—		—		6,222
Other reserves	971						331
2006
Allowance for doubtful accounts	$8,329	$10,734	$(147)		$(12,922)	(1)	$5,994
Sales returns accrual	34,462	559,990	—		(558,510)		35,942
Deferred tax valuation allowance	6,222	—	—		—		6,222
Other reserves	1,271						971
2005
Allowance for doubtful accounts	$10,194	$10,793	$2,120	(2)	$(14,778)	(1)	$8,329
Sales returns accrual	25,760	488,510	4,997	(2)	(484,805)		34,462
Deferred tax valuation allowance	6,222	—	—		—		6,222
Other reserves	2,188						1,271

(1)
Write-off of uncollectible accounts receivable.

(2)
Amounts are primarily related to the acquisition of Cornerstone Brands in 2005.

HSN, INC. AND SUBSIDIARIES

COMBINED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In thousands)
Revenue	$676,886	$666,705
Cost of sales (exclusive of depreciation shown separately below)	441,402	418,706

Gross margin	235,484	247,999
Selling and marketing expense	136,750	136,453
General and administrative expense	54,374	53,966
Production and programming expense	14,343	14,880
Amortization of non-cash marketing	3,715	—
Amortization of intangibles	2,198	4,085
Depreciation	9,026	8,468

Operating income	15,078	30,147
Other income (expense):
Interest income	15	69
Other expense	—	(108)

Total other income (expense), net	15	(39)

Earnings from continuing operations before income taxes	15,093	30,108
Income tax provision	(5,687)	(11,456)

Earnings from continuing operations	9,406	18,652
Loss from discontinued operations, net of tax	(1,060)	(1,566)

Net income	$8,346	$17,086

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

HSN, INC. AND SUBSIDIARIES

COMBINED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(unaudited)	(audited)
	(In thousands)
ASSETS
Cash and cash equivalents	$8,017	$6,220
Accounts receivable, net of allowance of $9,194 and $8,112, respectively	159,048	192,609
Inventories	335,806	317,411
Deferred income taxes	24,221	24,606
Prepaid expenses and other current assets	55,713	55,182

Total current assets	582,805	596,028
Property and equipment, net	152,168	155,805
Goodwill	2,884,389	2,884,389
Intangible assets, net	569,464	571,662
Other non-current assets	11,503	12,747

TOTAL ASSETS	$4,200,329	$4,220,631

LIABILITIES AND INVESTED EQUITY
LIABILITIES:
Accounts payable, trade	$220,684	$260,531
Income taxes payable	666	1,811
Accrued expenses and other current liabilities	161,220	186,501

Total current liabilities	382,570	448,843
Other long-term liabilities	8,832	8,933
Deferred income taxes	822,556	819,969
Commitments and contingencies
INVESTED EQUITY:
Invested capital	4,530,799	4,522,873
Receivables from IAC and subsidiaries	(1,545,670)	(1,581,157)
Accumulated other comprehensive income	1,242	1,170

Total invested equity	2,986,371	2,942,886

TOTAL LIABILITIES AND INVESTED EQUITY	$4,200,329	$4,220,631

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

HSN, INC. AND SUBSIDIARIES
COMBINED STATEMENTS OF INVESTED EQUITY
(Unaudited)

	Total	Invested Capital	Receivables from IAC and Subsidiaries	Accumulated Other Comprehensive Income
	(In thousands)
Balance as of December 31, 2007	$2,942,886	$4,522,873	$(1,581,157)	$1,170
Comprehensive income:
Net income for the three months ended March 31, 2008	8,346	8,346	—	—
Foreign currency translation	72	—	—	72

Comprehensive income	8,418
Net transfers to IAC	(420)	(420)	—	—
Net change in receivables from IAC and subsidiaries	35,487	—	35,487	—

Balance as of March 31, 2008	$2,986,371	$4,530,799	$(1,545,670)	$1,242

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

HSN, INC. AND SUBSIDIARIES

COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net income	$8,346	$17,086
Less: loss from discontinued operations, net of tax	1,060	1,566

Earnings from continuing operations	9,406	18,652
Adjustments to reconcile earnings from continuing operations to net cash used in operating activities attributable to continuing operations:
Amortization of intangibles	2,198	4,085
Depreciation	9,026	8,468
Non-cash compensation expense	3,040	3,035
Amortization of cable and satellite distribution fees	1,120	1,241
Amortization of non-cash marketing	3,715	—
Deferred income taxes	2,972	(2,095)
Bad debt expense	4,596	2,389
Inventory carrying value adjustment	(3,831)	2,588
Changes in current assets and liabilities:
Accounts receivable	28,964	20,215
Inventories	(14,564)	(30,577)
Prepaid expenses and other current assets	(525)	(11,272)
Accounts payable and other current liabilities	(65,744)	(56,839)
Income taxes payable	(1,604)	(194)
Other, net	446	1,134

Net cash used in operating activities attributable to continuing operations	(20,785)	(39,170)

Cash flows from investing activities attributable to continuing operations:
Transfers from IAC	28,280	43,104
Capital expenditures	(6,629)	(8,183)
Other, net	—	67

Net cash provided by investing activities attributable to continuing operations	21,651	34,988

Cash flows from financing activities attributable to continuing operations:
Principal payments on long-term obligations	(30)	—
Excess tax benefits from stock-based awards	5	1,152

Net cash (used in) provided by financing activities attributable to continuing operations	(25)	1,152

Total cash provided by (used in) by continuing operations	841	(3,030)

Net cash provided by operating activities attributable to discontinued operations	751	7,945
Net cash used in investing activities attributable to discontinued operations	—	(1,459)
Net cash provided by financing activities attributable to discontinued operations	925	4,208

Total cash provided by discontinued operations	1,676	10,694
Effect of exchange rate changes on cash and cash equivalents	(720)	1,248

Net increase in cash and cash equivalents	1,797	8,912
Cash and cash equivalents at beginning of period	6,220	53,367

Cash and cash equivalents at end of period	$8,017	$62,279

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying HSN, Inc. ("HSNi") as one of those five companies. In these combined financial statements, we refer to the separation transaction as the "spin-off." In connection with the spin-off, HSNi was incorporated as a Delaware corporation in May 2008. HSNi currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, HSNi will consist of HSN and Cornerstone, the businesses that formerly comprised IAC's Retailing segment. HSN consists of the HSN television network and HSN.com, and Cornerstone includes the Cornerstone Brands portfolio of leading print catalogs and related websites, as well as a limited number of retail stores. HSNi will not include the equity investment in Jupiter Shop Channel, the investment in Arcandor AG and the related contingent value right. The businesses to be operated by HSNi following the spin-off are referred to herein as the "HSNi Businesses." HSNi will also include the entities classified as discontinued operations in Note 6.

Basis of Presentation

        The historical combined financial statements of HSNi and its subsidiaries reflect the contribution or other transfer to HSNi of all of the subsidiaries and assets and the assumption by HSNi of all of the liabilities relating to the HSNi Businesses in connection with the spin-off and the allocation to HSNi of certain IAC corporate expenses relating to the HSNi Businesses. Accordingly, the historical combined financial statements of HSNi reflect the historical financial position, results of operations and cash flows of the HSNi Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the HSNi Businesses with the exception of accounting for income taxes. For purposes of these financial statements, income taxes have been computed for HSNi on an as if stand-alone, separate tax return basis. These financial statements are prepared on a combined, rather than a consolidated, basis because they exclude certain investments and assets that were owned, either directly or indirectly, by legal entities that comprise the HSNi Businesses. The ownership of these investments and assets will be retained by IAC after the spin-off. These combined financial statements present IAC's and its subsidiaries net investment in the HSNi Businesses as invested equity in lieu of shareholders' equity. Intercompany transactions and accounts have been eliminated.

        In the opinion of HSNi's management, the assumptions underlying the historical combined financial statements of HSNi are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of HSNi would have been had HSNi been a stand-alone company during the periods presented.

        The accompanying unaudited combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of HSNi's management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Interim results are not

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION (Continued)

necessarily indicative of the results that may be expected for a full year. The accompanying unaudited combined financial statements should be read in conjunction with HSNi's audited combined financial statements and notes thereto for the year ended December 31, 2007.

Company Overview

        HSNi markets and sells a wide range of third party and private label merchandise directly to consumers through (i) television home shopping programming broadcast on the HSN television network, (ii) catalogs, which consist primarily of the Cornerstone Brands portfolio of leading print catalogs which includes Frontgate, Garnet Hill, Ballard Designs, Improvements, Smith & Noble, The Territory Ahead and TravelSmith and (iii) websites, which consist primarily of HSN.com and branded websites operated by Cornerstone Brands. HSNi's television home shopping business and related internet commerce is referred to herein as "HSN" and all catalog operations, including related internet commerce, are collectively referred to herein as "Cornerstone."

        HSN offerings primarily consist of jewelry, apparel & accessories, health & beauty and home & other. Merchandise offered by Cornerstone primarily consists of home furnishings (including indoor/outdoor furniture, window treatments and other home related goods) and apparel & accessories.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

        HSNi's management is required to make certain estimates and assumptions during the preparation of the combined financial statements in accordance with U.S. generally accepted accounting principles. These estimates and assumptions impact the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the combined financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying combined financial statements include: the determination of the lower of cost or market adjustment for inventory; sales returns and other revenue allowances; the allowance for doubtful accounts; the recoverability of long-lived assets; the recovery of goodwill and intangible assets; the determination of deferred income taxes, including related valuation allowances; and assumptions related to the determination of stock-based compensation.

Recent Accounting Pronouncements

        In December 2007, the Financial Accounting Standards Board ("FASB") issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51" ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. SFAS No. 160 will be applied prospectively, except as it relates to disclosures, for

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

which the effects will be applied retrospectively for all periods presented. Early adoption is not permitted. HSNi is currently assessing the impact of SFAS No. 160 on its combined financial position, results of operations and cash flows.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS No. 141R"), which replaces FASB Statement No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations in fiscal years beginning after December 15, 2008. Early adoption is not permitted. HSNi is currently assessing the impact of the adoption of SFAS No. 141R on its combined financial position, results of operations and cash flows.

NOTE 3—GOODWILL AND INTANGIBLE ASSETS

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	March 31, 2008	December 31, 2007
Goodwill	$2,884,389	$2,884,389
Intangible assets with indefinite lives	554,848	554,848
Intangible assets with definite lives, net	14,616	16,814

Total goodwill and intangible assets, net	$3,453,853	$3,456,051

        Intangible assets with indefinite lives relate principally to trade names and trademarks acquired in various acquisitions. At March 31, 2008, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Distribution agreements	$159,268	$(159,268)	$—	4.1
Customer lists	36,773	(24,082)	12,691	4.7
Merchandise agreements	33,257	(33,257)	—	4.7
Technology	28,007	(28,007)	—	3.9
Other	7,409	(5,484)	1,925	8.5

Total	$264,714	$(250,098)	$14,616

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3—GOODWILL AND INTANGIBLE ASSETS (Continued)

        At December 31, 2007, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Distribution agreements	$159,268	$(159,268)	$—	4.1
Customer lists	36,773	(22,468)	14,305	4.7
Merchandise agreements	33,257	(33,257)	—	4.7
Technology	28,007	(27,665)	342	3.9
Other	7,409	(5,242)	2,167	8.5

Total	$264,714	$(247,900)	$16,814

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on December 31, 2007 balances, such amortization for the next four years is estimated to be as follows (in thousands):

Years Ending December 31,
2008	$7,463
2009	6,844
2010	2,132
2011	375

$16,814

NOTE 4—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	March 31, 2008	December 31, 2007
Capitalized software	$174,407	$169,709
Computer and broadcast equipment	83,100	81,821
Buildings and leasehold improvements	75,530	72,815
Furniture and other equipment	59,789	58,058
Projects in progress	13,873	19,572
Land	11,778	11,778

	418,477	413,753
Less: accumulated depreciation and amortization	(266,309)	(257,948)

Total property and equipment, net	$152,168	$155,805

NOTE 5—SEGMENT INFORMATION

        The overall concept that HSNi employs in determining its operating segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the businesses, how the businesses are organized as to segment

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5—SEGMENT INFORMATION (Continued)

management, and the focus of the businesses with regards to the types of products or services offered or the target market. HSNi has two operating segments, HSN and Cornerstone. Entities included in discontinued operations, as described in Note 6, are excluded from the schedules below.

        HSNi's primary metric is Operating Income Before Amortization, which is defined as operating income excluding, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. HSNi believes this measure is useful to investors because it represents the combined operating results from HSNi's segments, taking into account depreciation, which it believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including non-cash compensation, amortization of non-cash marketing and acquisition-related accounting.

        The following tables reconcile Operating Income Before Amortization to operating income for HSNi's operating segments and to net income in total (in thousands):

	For the Three Months Ended March 31, 2008:
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Non-Cash Marketing	Amortization of Intangibles	Operating Income (Loss)
HSN	$29,935	$(1,586)	$(3,715)	$(143)	$24,491
Cornerstone	(5,904)	(1,454)	—	(2,055)	(9,413)

Total	$24,031	$(3,040)	$(3,715)	$(2,198)	15,078

Other income, net					15

Earnings from continuing operations before income taxes					15,093
Income tax provision					(5,687)

Earnings from continuing operations					9,406
Loss from discontinued operations, net of tax					(1,060)

Net income					$8,346

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5—SEGMENT INFORMATION (Continued)

	For the Three Months Ended March 31, 2007:
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Intangibles	Operating Income
HSN	$30,271	$(1,169)	$(1,654)	$27,448
Cornerstone	6,996	(1,866)	(2,431)	2,699

Total	$37,267	$(3,035)	$(4,085)	30,147

Other expense, net				(39)

Earnings from continuing operations before income taxes				30,108
Income tax provision				(11,456)

Earnings from continuing operations				18,652
Loss from discontinued operations, net of tax				(1,566)

Net income				$17,086

        Non-cash compensation expense in the tables above is included in the following line items in the accompanying consolidated statements of operations for the three months ended March 31, 2008 and 2007 (in thousands):

	Three Months Ended March 31,
	2008	2007
Cost of sales	$236	$231
Selling and marketing expense	258	253
General and administrative expense	2,544	2,549
Production and programming expense	2	2

Non-cash compensation expense	$3,040	$3,035

	Three Months Ended March 31,
	2008	2007
	(In thousands)
Revenue:
HSN	$478,973	$454,053
Cornerstone	197,954	212,775
Inter-segment elimination	(41)	(123)

Total	$676,886	$666,705

        HSNi does not report revenue from external customers for each product or each group of similar products as it is impracticable to do so.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5—SEGMENT INFORMATION (Continued)

        HSNi maintains operations principally in the United States. Geographic information about the United States and international territories is presented below (in thousands):

	Three Months Ended March 31,
	2008	2007
Revenue:
United States	$676,522	$666,457
All Other countries	364	248

Total	$676,886	$666,705

	March 31, 2008	December 31, 2007
Long-lived assets (excluding goodwill and intangible assets):
United States	$162,687	$167,444
All Other countries	—	—

Total	$162,687	$167,444

NOTE 6—DISCONTINUED OPERATIONS

        On June 19, 2007, HSNi sold Home Shopping Europe GMbH & Co. KG, and its affiliated station HSE24 ("HSE"). Accordingly, HSE is presented as a discontinued operation in the statement of operations for the three months ended March 31, 2007. Quiz TV Limited and iBuy are also presented as discontinued operations for all periods presented.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6—DISCONTINUED OPERATIONS (Continued)

        The net revenue and net loss for the aforementioned discontinued operations for the applicable periods were as follows (in thousands):

	Three Months Ended March 31,
	2008	2007
Net revenue	$3	$105,917

(Loss) earnings before income taxes	$(1,722)	$898
Income tax benefit (provision)	662	(2,464)

Net loss	$(1,060)	$(1,566)

NOTE 7—COMPREHENSIVE INCOME

        Comprehensive income is comprised of (in thousands):

	Three Months Ended March 31,
	2008	2007
Net income	$8,346	$17,086

Foreign currency translation	72	2,049
Net losses on derivative contracts	—	(2,462)

Other comprehensive income	72	(413)

Comprehensive income	$8,418	$16,673

        Accumulated other comprehensive income at March 31, 2008 and December 31, 2007 is solely related to foreign currency translation and is recorded net of tax.

NOTE 8—INCOME TAXES

        HSNi calculates its interim income tax provision in accordance with Accounting Principles Board Opinion No. 28 and FASB Interpretation No. 18. At the end of each interim period, HSNi makes its best estimate of the annual expected effective tax rate and applies that rate to its ordinary year-to-date earnings or loss. The tax or benefit related to significant, unusual, or extraordinary items that will be separately reported or reported net of their related tax effect are individually computed and recognized in the interim period in which those items occur. In addition, the effect of changes in enacted tax laws or rates, tax status, or judgment on the realizability of a beginning-of-the-year deferred tax asset in future years is recognized in the interim period in which the change occurs.

        The computation of the annual expected effective tax rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected operating income for the year, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is acquired, additional information is obtained or HSNi's tax environment changes. To the extent that the estimated annual effective tax rate changes during a quarter, the effect of the change on prior quarters is included in tax expense for the current quarter.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 8—INCOME TAXES (Continued)

        For the three months ended March 31, 2008 and 2007, HSNi recorded tax provisions for continuing operations of $5.7 million and $11.5 million, respectively, which represent effective tax rates of 38%. The tax rates for the three months ended March 31, 2008 and March 31, 2007 are higher than the federal statutory rate of 35% due principally to state taxes.

        As of December 31, 2007 and March 31, 2008, HSNi had unrecognized tax benefits of approximately $8.9 million. Included in unrecognized tax benefits at March 31, 2008 is approximately $8.8 million for tax positions included in IAC's consolidated tax return filings that will remain a liability of IAC after the spin-off. HSNi recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. Included in income tax expense for the three months ended March 31, 2008 is $0.1 million, net of related deferred taxes, for interest on unrecognized tax benefits. At March 31, 2008, HSNi has accrued $3.0 million for the payment of interest. There are no material accruals for penalties.

        By virtue of previously filed separate company and consolidated tax returns with IAC, HSNi is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by HSNi are recorded in the period they become known.

        The Internal Revenue Service is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of HSNi. The statute of limitations for these years has been extended to December 31, 2008. Various IAC consolidated tax returns filed with state, local and foreign jurisdictions are currently under examination, the most significant of which are California, Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008.

        HSNi believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.5 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

NOTE 9—CONTINGENCIES

        In the ordinary course of business, HSNi is a party to various lawsuits. HSNi establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against HSNi, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of HSNi, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. HSNi also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See Note 8 for discussion related to income tax contingencies.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10—RELATED PARTY TRANSACTIONS

        HSNi's expenses include allocations from IAC of costs associated with IAC's accounting, treasury, legal, tax, corporate support, human resources and internal audit functions. These expenses were allocated based on the ratio of HSNi's revenue as a percentage of IAC's total revenue. Allocated costs were $1.8 million and $1.8 million for the three months ended March 31, 2008 and 2007, respectively, and are included in "General and administrative expense" in the accompanying combined statements of operations. It is not practicable to determine the amounts of these expenses that would have been incurred had HSNi operated as an unaffiliated entity. In the opinion of management, the allocation method is reasonable.

        The portion of the interest expense reflected in the combined statements of operations that is intercompany in nature was $0.9 million for the three months ended March 31, 2007. There was no interest expense that is intercompany in nature for the three months ended March 31, 2008. This intercompany interest expense, which is included in discontinued operations, arose from the transfer of cash from IAC to HSNi that occurred in connection with IAC's treasury operations.

        An analysis of HSNi's receivables from IAC and subsidiaries is as follows (in thousands):

March 31, 2008
Receivables from IAC and subsidiaries at December 31, 2007	$1,581,157
Cash transfers from IAC related to its centrally managed U.S. treasury function	(21,429)
Employee equity instruments and associated tax withholdings	1,305
Taxes (excludes tax withholdings associated with employee equity instruments)	662
Amortization of non-cash marketing	(3,715)
Allocation of non-cash compensation expense	(2,983)
Administrative expenses and other	(9,327)

Receivables from IAC and subsidiaries at March 31, 2008	$1,545,670

Relationship Between IAC and HSNi after the Spin-Off

        For purposes of governing certain of the ongoing relationships between HSNi and IAC at and after the spin-off, and to provide for an orderly transition, HSNi and IAC are expected to enter into a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement (the "Spin-Off Agreements"), among other agreements. See HSNi's combined financial statements for the year ended December 31, 2007 for descriptions of these agreements.

ANNEX B

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

        We have audited the accompanying consolidated balance sheets of Interval Leisure Group, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule on page B-28. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Interval Leisure Group, Inc. and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

New York, New York
May 5, 2008

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue	$360,407	$288,646	$260,843
Cost of sales (exclusive of depreciation shown separately below)	100,799	66,293	60,794

Gross profit	259,608	222,353	200,049
Selling and marketing expense	45,835	41,635	38,424
General and administrative expense	71,913	61,538	56,213
Amortization of intangibles	26,879	25,220	25,220
Depreciation	8,415	7,832	7,368

Operating income	106,566	86,128	72,824
Other income (expense):
Interest income	10,345	8,914	6,518
Interest expense	(205)	(357)	(623)
Other expense	(606)	(774)	(272)

Total other income, net	9,534	7,783	5,623

Earnings before income taxes and minority interest	116,100	93,911	78,447
Income tax provision	(45,032)	(35,868)	(29,204)
Minority interest in income of consolidated subsidiaries	(12)	—	—

Net income	$71,056	$58,043	$49,243

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006
	(In thousands)
ASSETS
Cash and cash equivalents	$67,113	$37,557
Restricted cash and cash equivalents	5,817	293
Accounts receivable, net of allowance of $352 and $255, respectively	15,750	9,301
Deferred income taxes	28,109	18,417
Deferred membership costs	13,688	12,440
Prepaid expenses and other current assets	17,086	14,816

Total current assets	147,563	92,824
Property and equipment, net	34,963	21,330
Goodwill	514,308	473,879
Intangible assets, net	188,895	153,220
Deferred membership costs	21,217	18,218
Deferred income taxes	12,549	7,074
Other non-current assets	3,122	1,132

TOTAL ASSETS	$922,617	$767,677

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Accounts payable, trade	$10,981	$7,142
Deferred revenue	97,898	88,157
Income taxes payable	2,489	—
Accrued compensation and benefits	11,635	7,493
Member deposits	11,167	10,692
Accrued expenses and other current liabilities	26,105	22,544

Total current liabilities	160,275	136,028
Other long-term liabilities	2,286	1,509
Deferred revenue	139,044	123,181
Deferred income taxes	107,133	98,072
Minority interest	512	—
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Invested capital	726,919	612,532
Receivables from IAC and subsidiaries	(436,475)	(355,057)
Retained earnings	222,484	151,198
Accumulated other comprehensive income	439	214

Total shareholders' equity	513,367	408,887

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$922,617	$767,677

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Total	Invested Capital	Receivables from IAC and Subsidiaries	Retained Earnings	Accumulated Other Comprehensive (Loss) Income
			(In thousands)
Balance as of December 31, 2004	$467,746	$607,316	$(182,876)	$43,912	$(606)
Comprehensive income:
Net income for the year ended December 31, 2005	49,243	—	—	49,243	—
Foreign currency translation	(1,096)	—	—	—	(1,096)

Comprehensive income	48,147
Net transfers from IAC	300	300	—	—	—
Net changes in receivables from IAC and subsidiaries	(76,246)	—	(76,246)	—	—

Balance as of December 31, 2005	439,947	607,616	(259,122)	93,155	(1,702)
Comprehensive income:
Net income for the year ended December 31, 2006	58,043	—	—	58,043	—
Foreign currency translation	1,916	—	—	—	1,916

Comprehensive income	59,959
Net transfers from IAC (principally the pushdown of IAC's acquisition of a minority interest in Interval)	4,916	4,916	—
Net changes in receivables from IAC and subsidiaries	(95,935)	—	(95,935)	—	—

Balance as of December 31, 2006	408,887	612,532	(355,057)	151,198	214
Comprehensive income:
Net income for the year ended December 31, 2007	71,056	—	—	71,056	—
Foreign currency translation	225	—	—	—	225

Comprehensive income	71,281
Cumulative effect of adoption of FIN 48	230	—	—	230	—
Net transfers from IAC (principally the funding of ILG's acquisition of RQH)	114,387	114,387	—
Net changes in receivables from IAC and subsidiaries	(81,418)	—	(81,418)	—	—

Balance as of December 31, 2007	$513,367	$726,919	$(436,475)	$222,484	$439

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash flows from operating activities:
Net income	$71,056	$58,043	$49,243
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	26,879	25,220	25,220
Depreciation	8,415	7,832	7,368
Non-cash compensation expense	3,629	3,286	1,259
Deferred income taxes	(6,106)	(7,275)	(9,884)
Excess tax benefits from stock-based awards	—	—	25
Minority interest in income of consolidated subsidiaries	12	—	—
Changes in current assets and liabilities:
Accounts receivable	(3,552)	228	(760)
Prepaid expenses and other current assets	(2,222)	185	(796)
Accounts payable and other current liabilities	6,741	2,490	3,078
Income taxes payable	3,015	1,184	1,042
Deferred revenue	18,134	15,118	18,461
Other, net	(421)	76	775

Net cash provided by operating activities	125,580	106,387	95,031

Cash flows from investing activities:
Transfers to IAC	(84,520)	(103,565)	(80,129)
Acquisitions, net of cash acquired	(114,071)	—	—
Capital expenditures	(10,319)	(6,682)	(8,966)

Net cash used in investing activities	(208,910)	(110,247)	(89,095)

Cash flows from financing activities:
Capital contributions from IAC	114,071	—	—
Principal payments on short-term obligations	(215)	—	—
Excess tax benefits from stock-based awards	259	328	—
Other, net	(1,923)	137	(33)

Net cash provided by (used in) financing activities	112,192	465	(33)

Effect of exchange rate changes on cash and cash equivalents	694	4,509	(3,270)

Net increase in cash and cash equivalents	29,556	1,114	2,633
Cash and cash equivalents at beginning of period	37,557	36,443	33,810

Cash and cash equivalents at end of period	$67,113	$37,557	$36,443

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying Interval Leisure Group, Inc. ("ILG") as one of those five companies. In these consolidated financial statements, we refer to the separation transaction herein as the "spin-off." In connection with the spin-off, ILG was incorporated as a Delaware corporation in May 2008. ILG currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, ILG will consist of Interval and ResortQuest Hawaii and ResortQuest Real Estate of Hawaii, collectively referred to herein as "RQH", which was acquired on May 31, 2007, the businesses that formerly comprised IAC's Interval segment. The businesses to be operated by ILG following the spin-off are referred to herein as the "ILG Businesses."

Basis of Presentation

        The historical consolidated financial statements of ILG and its subsidiaries reflect the contribution or other transfer to ILG of all of the subsidiaries and assets and the assumption by ILG of all of the liabilities relating to the ILG Businesses in connection with the spin-off and the allocation to ILG of certain IAC corporate expenses relating to the ILG Businesses. Accordingly, the historical consolidated financial statements of ILG reflect the historical financial position, results of operations and cash flows of the ILG Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the ILG Businesses with the exception of accounting for income taxes. For purposes of these financial statements, income taxes have been computed for ILG on an as if stand-alone, separate tax return basis. Intercompany transactions and accounts have been eliminated.

        In the opinion of ILG's management, the assumptions underlying the historical consolidated financial statements of ILG are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of ILG would have been had ILG been a stand-alone company during the periods presented.

Company Overview

        ILG is a leading provider of membership services, primarily to the vacation ownership industry, through Interval. With the acquisition of RQH in May 2007, ILG also entered the vacation rental and property management services industry.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

        Revenue, net of sales incentives, from Interval membership fees is deferred and recognized over the terms of the applicable memberships ranging from one to five years, on a straight-line basis. Generally, memberships are cancelable and refundable on a pro-rata basis. Direct costs of acquiring members and direct costs of sales related to deferred membership revenue are also deferred and amortized on a straight-line basis over the terms of the applicable memberships. Revenue from vacation

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

transactions is recognized when Interval provides confirmation of the vacation, at which time the fee is nonrefundable.

        RQH revenue primarily consists of property management fees and service fees. Property management fees, which are generally a percentage (ranging from 1% to 25%) of the rental price of the vacation property, are generated when the property is rented. The management fee rate is based upon the type of services provided to the property owner and the type of rental unit managed. RQH's proportionate share of the rental price of the property is recognized over the rental period. RQH also provides, or arranges through third parties, certain services for property owners or guests including reservations, housekeeping, long-distance telephone, beach equipment rental and pool cleaning. Service fee revenue is recognized when the service is provided by RQH. Services provided by third parties are generally billed directly to property owners or guests and are not included in the accompanying consolidated financial statements.

Cash and Cash Equivalents

        Cash and cash equivalents include cash, money market instruments and time deposits with maturities of less than 91 days.

Restricted Cash

        Restricted cash primarily includes amounts held in trust and lock box accounts in connection with certain transactions with RQH's managed properties.

Accounts Receivable

        Accounts receivable are stated at amounts due from customers, principally resort developers and members, net of an allowance for doubtful accounts. Accounts receivable outstanding longer than the contractual payment terms are considered past due. ILG determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, ILG's previous loss history, the specific customer's current ability to pay its obligation to ILG and the condition of the general economy. ILG writes off accounts receivable when they become uncollectible.

Property and Equipment

        Property and equipment, including significant improvements, are recorded at cost. Repairs and maintenance and any gains or losses on dispositions are included in operations.

        Depreciation is recorded on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives.

Asset Category	Depreciation Period
Computer equipment	3 to 8 Years
Capitalized software	3 to 5 Years
Buildings and leasehold improvements	1 to 40 Years
Furniture and other equipment	3 to 10 Years

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In accordance with American Institute of Certified Public Accountants' Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," Interval capitalizes certain qualified costs incurred in connection with the development of internal use software. Capitalization of internal use software costs begins when the preliminary project stage is completed, management with the relevant authority authorizes and commits to the funding of the software project, and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized internal software costs, net of accumulated depreciation, totaled $12.9 million and $11.0 million at December 31, 2007 and 2006, respectively, and are included in "Property and equipment, net" in the accompanying consolidated balance sheets.

Goodwill and Indefinite-Lived Intangible Assets

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), goodwill acquired in business combinations is assigned to the reporting unit that is expected to benefit from the combination as of the acquisition date. ILG tests goodwill and indefinite-lived intangible assets for impairment annually as of October 1, or more frequently if events or changes in circumstances indicate that the assets might be impaired. If the carrying amount of a reporting unit's goodwill exceeds its implied fair value, an impairment loss equal to the excess is recorded. If the carrying amount of an indefinite-lived intangible asset exceeds its estimated fair value, an impairment loss equal to the excess is recorded.

Long-Lived Assets and Intangible Assets with Definite Lives

        In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), long-lived assets, including property and equipment and intangible assets with definite lives, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying amount is deemed to not be recoverable, an impairment loss is recorded as the amount by which the carrying amount of the long-lived asset exceeds its fair value. Amortization of definite lived intangible assets is recorded on a straight-line basis over their estimated lives.

Advertising

        Advertising costs are expensed in the period incurred and principally represent printing and postage costs of directories and magazines, promotions, trade shows and agency fees. Advertising expense was $18.6 million, $19.1 million and $18.6 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Income Taxes

        ILG accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. ILG records interest on potential tax contingencies as a component of income tax expense and records interest net of any applicable related income tax benefit.

        Effective January 1, 2007, ILG adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"). As a result of the adoption of FIN 48, ILG recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.

Foreign Currency Translation and Transaction Gains and Losses

        The financial position and operating results of substantially all foreign operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses are translated at average rates of exchange during the period. Resulting translation gains or losses are included as a component of accumulated other comprehensive income (loss), a separate component of shareholders' equity. Accumulated other comprehensive income is solely related to foreign currency translation and is recorded net of tax. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in the consolidated statements of operations.

        Foreign currency transaction net losses for the years ended December 31, 2007, 2006 and 2005 were $0.6 million, $0.5 million and $0.2 million, respectively, and are included in "Other expense" in the accompanying consolidated statements of operations.

Stock-Based Compensation

        Effective January 1, 2006, ILG adopted the provisions of SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method and therefore has not restated results for prior periods. See Note 4 for a further description of the impact of the adoption of SFAS 123R and Staff Accounting Bulletin No. 107 ("SAB 107").

Minority Interest

        Minority interest in 2007 represents minority ownership in RQH. In connection with the acquisition of RQH, a member of senior management of this business purchased an ownership interest at the same per share price as ILG. ILG is party to a fair value put and call arrangement with respect to this interest. This put and call arrangement allows this member of management to require ILG to purchase their interest or allows ILG to acquire such interest at fair value, respectively. This put and call arrangement becomes exercisable by ILG and the counter-party, respectively, at a date no earlier than 2013. Upon such exercise, the consideration payable can be denominated in either shares of IAC or cash at IAC's option. This put and call arrangement will be modified prior to the spin-off so that the consideration payable in IAC shares will be replaced with ILG shares. This put arrangement is exercisable by the counter-party outside the control of ILG and is accounted for in accordance with

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

EITF D-98 "Classification and Measurement of Redeemable Securities." Accordingly, to the extent that the fair value of this interest exceeds the value determined by normal minority interest accounting, the value of such interest is adjusted to fair value with a corresponding adjustment to invested capital. At and for the year ended December 31, 2007, ILG did not record an adjustment as this interest is recorded at fair value.

Accounting Estimates

        ILG's management is required to make certain estimates and assumptions during the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying consolidated financial statements include: the recovery of goodwill and intangible assets; the determination of deferred income taxes, including related valuation allowances; the determination of deferred revenue; and assumptions related to the determination of stock-based compensation.

Certain Risks and Concentrations

        ILG's business is subject to certain risks and concentrations including exposure to risks associated with online commerce security and credit card fraud. A substantial percentage of the vacation ownership resorts in the Interval network are located in Florida, Hawaii, Las Vegas, Mexico and Southern California and all of the vacation properties for which RQH provides vacation rental and property management services are located in Hawaii. ILG also depends on relationships with developers and vacation property owners, as well as third party service providers for processing certain fulfillment services.

        Financial instruments, which potentially subject ILG to concentration of credit risk, consist primarily of cash and cash equivalents. Cash and cash equivalents are maintained with quality financial institutions of high credit.

        ILG conducts business in one foreign country where a currency restriction exists. At December 31, 2007 and 2006, ILG had $5.1 million and $4.0 million of cash which can only be repatriated upon the approval of that country's government. ILG has requested approval for a portion of the cash to be repatriated. This request is currently pending.

Recent Accounting Pronouncements

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51" ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. SFAS No. 160 will be applied prospectively, except as it relates to disclosures, for which the effects will be applied retrospectively for all periods presented. Early adoption is not permitted. ILG is currently assessing the impact of SFAS No. 160 on its consolidated financial position, results of operations and cash flows.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS No. 141R"), which replaces FASB Statement No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations in fiscal years beginning after December 15, 2008. Early adoption is not permitted. ILG is currently assessing the impact of the adoption of SFAS No. 141R on its consolidated financial position, results of operations and cash flows.

NOTE 3—BUSINESS ACQUISITIONS

        On May 31, 2007, ILG completed the acquisition of RQH, a vacation rental and property management services company, for approximately $110 million in cash. The acquisition was funded by IAC, and such funding has been recorded as a transfer from IAC within the statement of shareholders' equity. ILG performed valuations of certain tangible and intangible assets acquired. These valuations identified $56.2 million of intangible assets other than goodwill. The goodwill recognized amounted to $40.4 million. Intangible assets with definite lives included property management contracts ($45.7 million), wholesaler agreements ($5.9 million), trade names and trademarks ($4.3 million) and other agreements ($0.3 million) and are being amortized over a weighted-average period of 12.7 years. IAC also allocated $9.0 million of the purchase price to increase the recorded value of two vacation property front desk units to fair value. The entire amount allocated to goodwill is tax deductible. ILG viewed RQH's revenue, operating income, Operating Income Before Amortization, net income and cash flow as its most important valuation metrics. ILG agreed to consideration that resulted in recognition of a significant amount of goodwill because RQH's business model complements the business model of ILG and because of RQH's market position, brand and growth opportunities in its market. As a result, a significant portion of the consideration was based on the expected financial performance of RQH, and not the asset value on the books of RQH at the time of acquisition.

NOTE 4—SFAS 123R AND STOCK-BASED COMPENSATION

        The equity awards described below principally relate to awards to ILG employees that were granted under various IAC stock and annual incentive plans.

        Effective January 1, 2006, ILG adopted SFAS 123R using the modified prospective transition method and has applied the classification provisions of SAB 107 regarding the SEC's interpretation of SFAS 123R and the valuation of share-based payments for public companies in its adoption of SFAS 123R.

        The adoption of SFAS 123R did not impact the amount of stock-based compensation expense recorded in the accompanying consolidated statements of operations as ILG had previously adopted the

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—SFAS 123R AND STOCK-BASED COMPENSATION (Continued)

expense recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

        Prior to the adoption of SFAS 123R, the entire tax benefit from stock-based compensation was reported as a component of operating cash flows. Upon the adoption of SFAS 123R, tax benefits resulting from tax deductions in excess of the stock-based compensation expense recognized in the consolidated statement of operations are reported as a component of financing cash flows. For the years ended December 31, 2007 and 2006, excess tax benefits from stock-based compensation of $0.3 million and $0.3 million, respectively, are included as a component of financing cash flows. For the year ended December 31, 2005, excess tax benefits from stock-based compensation of less than $0.1 million is included as a component of operating cash flows.

        Non-cash stock-based compensation expense related to equity awards is included in the following line items in the accompanying consolidated statements of operations for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	Years Ended December 31,
	2007	2006	2005
Cost of sales	$282	$225	$82
Selling and marketing expense	308	210	46
General and administrative expense	3,039	2,851	1,131

Non-cash stock-based compensation expense before income taxes	3,629	3,286	1,259
Income tax benefit	(1,400)	(1,268)	(486)

Non-cash stock-based compensation expense after income taxes	$2,229	$2,018	$773

        The form of awards granted to ILG employees are principally restricted stock units ("RSUs") and performance stock units ("PSUs"). RSUs and PSUs are awards in the form of phantom shares or units, denominated in a hypothetical equivalent number of shares of IAC common stock and with the value of each award equal to the fair value of IAC common stock at the date of grant. All outstanding award agreements provide for settlement, upon vesting, in stock for U.S. employees and in cash for non-U.S. employees. Each RSU, PSU and restricted stock grant is subject to service-based vesting, where a specific period of continued employment must pass before an award vests, and certain grants also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests. ILG recognizes expense for all RSUs, PSUs and restricted stock, for which vesting is considered probable. For RSU and restricted stock grants to U.S. employees, the accounting charge is measured at the grant date as the fair value of IAC common stock and expensed ratably as non-cash compensation over the vesting term. For PSU grants to U.S. employees, the expense is measured at the grant date as the fair value of IAC common stock and expensed as non-cash compensation when the performance targets are considered probable of being achieved. The expense associated with RSU and PSU awards to non-U.S. employees is initially measured at fair value at the grant date and expensed ratably over the vesting term, subject to mark-to-market adjustments for changes in the price of IAC common stock, as compensation expense within general and administrative expense. The expense related to awards to international employees totaled $0.2 million, $0.2 million and $0.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—SFAS 123R AND STOCK-BASED COMPENSATION (Continued)

        The amount of stock-based compensation expense recognized in the consolidated statements of operations is reduced by estimated forfeitures, as the amount recorded is based on awards ultimately expected to vest. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if the actual forfeiture rate differs from the estimated rate.

        As of December 31, 2007, there was approximately $14.0 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards. This cost is expected to be recognized over a weighted-average period of approximately 3.0 years. At December 31, 2007, there were less than 0.1 million awards outstanding to non-U.S. employees.

        In connection with the acquisition of RQH by IAC in 2007 a member of RQH's management was granted restricted common equity in RQH. This award was granted on May 31, 2007 and was initially measured at fair value, which is being amortized to expense over the vesting period. This award vests ratably over four and a half years, or earlier based upon the occurrence of certain prescribed events. The award vests in non-voting restricted common shares of RQH.

        These shares are subject to a put right by the holder and a call right by IAC, which are not exercisable until the first quarter of 2013 and annually thereafter. The value of these shares upon exercise of the put or call is equal to their fair market value, determined by negotiation or arbitration, reduced by the accreted value of the preferred interest that was taken by IAC upon the purchase of RQH. The initial value of the preferred interest was equal to the acquisition price of RQH. The preferred interest accretes value at a 10% annual rate. Upon exercise of the put or call the consideration is payable in IAC shares or cash or a combination thereof at IAC's option. Prior to the separation, this put and call arrangement will be modified so that the consideration payable in IAC's shares will be replaced with ILG shares.

        The unrecognized compensation cost related to this equity award is $0.4 million at December 31, 2007.

NOTE 5—GOODWILL AND INTANGIBLE ASSETS

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	December 31,
	2007	2006
Goodwill	$514,308	$473,879
Intangible assets with indefinite lives	33,300	33,300
Intangible assets with definite lives, net	155,595	119,920

Total goodwill and intangible assets, net	$703,203	$627,099

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND INTANGIBLE ASSETS (Continued)

        Intangible assets with indefinite lives relate principally to acquired trade names and trademarks. At December 31, 2007, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
Customer relationships	$129,500	$(68,257)	$61,243	10.0
Purchase agreements	73,500	(38,741)	34,759	10.0
Property management contracts	45,700	(1,904)	43,796	14.0
Technology	24,630	(24,600)	30	5.0
Other	16,854	(1,087)	15,767	8.2

Total	$290,184	$(134,589)	$155,595

        At December 31, 2006, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
Customer relationships	$129,500	$(55,307)	$74,193	10.0
Purchase agreements	73,500	(31,391)	42,109	10.0
Technology	24,630	(21,012)	3,618	5.0

Total	$227,630	$(107,710)	$119,920

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on December 31, 2007 balances, such amortization for the next five years and thereafter is estimated to be as follows (in thousands):

Years Ending December 31,
2008	$25,917
2009	25,887
2010	25,887
2011	25,826
2012	19,892
2013 and thereafter	32,186

$155,595

        The following table presents the balance of goodwill by segment, including the changes in carrying amount of goodwill, for the year ended December 31, 2007 (in thousands):

	Balance as of January 1, 2007	Additions	(Deductions)	Balance as of December 31, 2007
Interval	$473,879	$—	$—	$473,879
RQH	—	40,429	—	40,429

Total	$473,879	$40,429	$—	$514,308

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND INTANGIBLE ASSETS (Continued)

        Additions in 2007 relate to the acquisition of RQH.

        The following table presents the balance of goodwill by segment, including the changes in carrying amount of goodwill, for the year ended December 31, 2006 (in thousands):

	Balance as of January 1, 2006	Additions	(Deductions)	Balance as of December 31, 2006
Interval	$467,504	$6,822	$(447)	$473,879
RQH	—	—	—	—

Total	$467,504	$6,822	$(447)	$473,879

        Additions in 2006 principally relate to the pushdown of IAC's acquisition of a minority interest in Interval.

NOTE 6—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	December 31,
	2007	2006
Computer equipment	$14,443	$11,900
Capitalized software	31,312	26,869
Buildings and leasehold improvements	19,182	8,114
Furniture and other equipment	8,096	6,638
Projects in progress	5,848	3,347

	78,881	56,868
Less: accumulated depreciation and amortization	(43,918)	(35,538)

Total property and equipment, net	$34,963	$21,330

NOTE 7—INCOME TAXES

        ILG is a member of IAC's consolidated federal and state tax returns. In all periods presented, current and deferred tax expense has been computed for ILG on a separate return basis. ILG's payments to IAC related to its share of IAC's consolidated federal and state tax return liabilities have been reflected within cash flows from operating activities in the accompanying consolidated statements of cash flows.

        U.S. and foreign earnings from continuing operations before income tax and minority interest are as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
U.S.	$104,021	$82,258	$67,914
Foreign	12,079	11,653	10,533

Total	$116,100	$93,911	$78,447

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

        The components of the provision for income taxes attributable to continuing operations are as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Current income tax provision:
Federal	$40,619	$33,902	$30,413
State	5,945	4,744	5,456
Foreign	4,574	4,497	3,219

Current income tax provision	51,138	43,143	39,088

Deferred income tax (benefit) provision:
Federal	(6,161)	(6,268)	(8,355)
State	412	(14)	(1,400)
Foreign	(357)	(993)	(129)

Deferred income tax (benefit)	(6,106)	(7,275)	(9,884)

Income tax provision	$45,032	$35,868	$29,204

        Current income taxes payable has been reduced by $0.3 million and $0.3 million for the years ended December 31, 2007 and 2006, respectively, for tax deductions attributable to stock-based compensation. There was no significant reduction for the year ended December 31, 2005. The related income tax benefits of this stock-based compensation were recorded as amounts charged or credited to invested capital or a reduction in goodwill.

        The tax effects of cumulative temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are presented below (in thousands). The valuation allowance is related to items for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2007	2006
Deferred tax assets:
Deferred revenue	$50,243	$46,838
Provision for accrued expenses	4,015	2,556
Net operating loss carryforwards	837	936
Other	3,565	2,522

Total deferred tax assets	58,660	52,852
Less valuation allowance	(679)	(714)

Net deferred tax assets	57,981	52,138

Deferred tax liabilities:
Intangible and other assets	(110,831)	(111,258)
Deferred membership costs	(12,612)	(11,106)
Property and equipment	(737)	(2,299)
Other	(276)	(56)

Total deferred tax liabilities	(124,456)	(124,719)

Net deferred tax liability	$(66,475)	$(72,581)

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

        At December 31, 2007, ILG had foreign net operating losses ("NOLs") of approximately $2.6 million available to offset future income. Of these foreign losses, approximately $2.0 million can be carried forward indefinitely, and approximately $0.6 million will expire within ten years. During 2007, ILG did not recognize any significant tax benefits related to NOLs.

        During 2007, ILG's valuation allowance did not significantly change. At December 31, 2007, ILG had a valuation allowance of approximately $0.7 million related to the portion of tax operating loss carryforwards for which it is more likely than not that the tax benefit will not be realized.

        A reconciliation of total income tax provision to the amounts computed by applying the statutory federal income tax rate to earnings from continuing operations before income taxes and minority interest is shown as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Income tax provision at the federal statutory rate of 35%	$40,635	$32,869	$27,456
State income taxes, net of effect of federal tax benefit	4,132	3,075	2,637
Foreign income taxed at a different statutory tax rate	(520)	(789)	(979)
Other, net	785	713	90

Income tax provision	$45,032	$35,868	$29,204

        In accordance with APB No. 23, no federal and state income taxes have been provided on permanently reinvested earnings of certain foreign subsidiaries aggregating approximately $12.8 million at December 31, 2007. If, in the future, these earnings are repatriated to the U.S., or if ILG determines such earnings will be repatriated to the U.S. in the foreseeable future, additional tax provisions would be required. Due to complexities in the tax laws and the assumptions that would have to be made, it is not practicable to estimate the amounts of income taxes that would have to be provided.

        ILG adopted the provisions of FIN 48 effective January 1, 2007. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effect of the adoption resulted in an increase of $0.2 million to retained earnings. A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest, is as follows (in thousands):

Balance at January 1, 2007	$2,872
Additions based on tax positions related to the current year	2,068
Additions for tax positions of prior years	756
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2007	$5,696

        As of January 1, 2007 and December 31, 2007, the unrecognized tax benefits, including interest, were $4.0 million and $7.3 million, respectively. Included in unrecognized tax benefits at December 31, 2007 is approximately $4.9 million for tax positions included in IAC's consolidated tax return filings.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

Included within "Receivables from IAC and subsidiaries" in the accompanying consolidated balance sheet at December 31, 2007 is approximately $6.3 million of unrecognized tax benefits and related interest that will remain a liability of IAC after the spin-off. Also included in unrecognized tax benefits at December 31, 2007 is approximately $2.0 million for tax positions which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

        ILG recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. Included in income tax expense from continuing operations for the year ended December 31, 2007 is $0.4 million, net of related deferred taxes of $0.2 million, for interest on unrecognized tax benefits. At January 1, 2007 and December 31, 2007, ILG has accrued $1.0 million and $1.6 million, respectively, for the payment of interest. There are no material accruals for penalties.

        By virtue of previously filed separate company and consolidated tax returns with IAC, ILG is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by ILG are recorded in the period they become known.

        The Internal Revenue Service ("IRS") is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of Interval from September 24, 2002, its date of acquisition by IAC. The statute of limitations for these years has been extended to December 31, 2008. Various IAC consolidated tax returns filed with state, local and foreign jurisdictions are currently under examination, the most significant of which are Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008.

        ILG believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.9 million within twelve months of the current reporting date due primarily to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

NOTE 8—SEGMENT INFORMATION

        The overall concept that ILG employs in determining its operating segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the businesses, how the businesses are organized as to segment management, and the focus of the businesses with regards to the types of products or services offered or the target market. ILG has two operating segments, Interval, its vacation ownership membership services business, and RQH, its vacation rental and property management business.

        ILG's primary metric is Operating Income Before Amortization, which is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions and (4) one-time items. ILG believes this measure is useful to investors because it represents the consolidated operating results from ILG's segments, taking into account depreciation, which it believes is an ongoing cost of doing business,

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to ILG's statement of operations of certain expenses, including non-cash compensation, and acquisition-related accounting.

        The following table reconciles Operating Income Before Amortization to operating income and net income in 2007, 2006 and 2005:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Operating Income Before Amortization	$137,074	$114,634	$99,303
Non-cash compensation expense	(3,629)	(3,286)	(1,259)
Amortization of intangibles	(26,879)	(25,220)	(25,220)

Operating income	106,566	86,128	72,824
Interest income	10,345	8,914	6,518
Interest expense	(205)	(357)	(623)
Other expense	(606)	(774)	(272)
Income tax provision	(45,032)	(35,868)	(29,204)
Minority interest in income of consolidated subsidiaries	(12)	—	—

Net income	$71,056	$58,043	$49,243

        The following tables reconcile Operating Income Before Amortization to operating income for ILG's operating segments and to net income in total (in thousands):

	Year Ended December 31, 2007
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Intangibles	Operating Income
Interval	$129,936	$(3,513)	$(23,994)	$102,429
RQH	7,138	(116)	(2,885)	4,137

Total	$137,074	$(3,629)	$(26,879)	$106,566

Other income, net				9,534

Earnings before income taxes and minority interest				116,100
Income tax provision				(45,032)
Minority interest in income of consolidated subsidiaries				(12)

Net income				$71,056

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

        Prior to the acquisition of RQH in 2007, there was only one reporting segment.

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue:
Interval	$318,370	$288,646	$260,843
RQH	42,037	—	—

Total	$360,407	$288,646	$260,843

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Operating Income:
Interval	$102,429	$86,128	$72,824
RQH	4,137	—	—

Total	$106,566	$86,128	$72,824

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Operating Income Before Amortization:
Interval	$129,936	$114,634	$99,303
RQH	7,138	—	—

Total	$137,074	$114,634	$99,303

	December 31,
	2007	2006
	(In thousands)
Assets:
Interval	$802,846	$767,677
RQH	119,771	—

Total	$922,617	$767,677

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Depreciation and amortization of intangibles:
Interval	$31,846	$33,052	$32,588
RQH	3,448	—	—

Total	$35,294	$33,052	$32,588

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Capital expenditures:
Interval	$9,892	$6,682	$8,966
RQH	427	—	—

Total	$10,319	$6,682	$8,966

        ILG maintains operations in the United States, the United Kingdom and other international territories. Geographic information about the United States and international territories is presented below:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue:
United States	$302,135	$237,818	$213,319
All other countries	58,272	50,828	47,524

Total	$360,407	$288,646	$260,843

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

	December 31,
	2007	2006
	(In thousands)
Long-lived assets (excluding goodwill and intangible assets):
United States	$33,688	$20,161
All other countries	1,275	1,169

Total	$34,963	$21,330

NOTE 9—COMMITMENTS

        ILG leases office space, computers and equipment used in connection with its operations under various operating leases, many of which contain escalation clauses.

        Future minimum payments under operating lease agreements are as follows (in thousands):

Years Ending December 31,
2008	$9,333
2009	8,152
2010	6,440
2011	6,257
2012	6,172
Thereafter	38,589

Total	$74,943

        Expenses charged to operations under these agreements were $9.9 million, $9.4 million and $8.7 million for the years ended December 31, 2007, 2006 and 2005, respectively.

        ILG also has funding commitments that could potentially require its performance in the event of demands by third parties or contingent events, such as under letters of credit extended or under guarantees of debt, as follows (in thousands):

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Guarantees, surety bonds, and letters of credit	$32,612	$25,040	$3,722	$1,806	$2,044
Purchase obligations	10,587	4,177	3,150	2,173	1,087

Total commercial commitments	$43,199	$29,217	$6,872	$3,979	$3,131

        The total commercial commitments above primarily consist of guarantees, which support ILG's business in the United Kingdom. The purchase obligations primarily relate to future space purchases.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—CONTINGENCIES

        In the ordinary course of business, ILG is a party to various lawsuits. ILG establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against ILG, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of ILG, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. ILG also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See Note 7 for discussion related to income tax contingencies.

NOTE 11—FINANCIAL INSTRUMENTS

        The additional disclosure below of the estimated fair value of financial instruments has been determined by ILG using available market information and appropriate valuation methodologies when available. ILG's financial instruments include guarantees, letters of credit and surety bonds. These commitments are in place to facilitate the commercial operations of certain Company subsidiaries.

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Cash and cash equivalents	$67,113	$67,113	$37,557	$37,557
Restricted cash and cash equivalents	5,817	5,817	293	293
Accounts receivable, net	15,750	15,750	9,301	9,301
Guarantees, surety bonds and letters of credit	N/A	(32,612)	N/A	(19,612)

        The carrying amounts of cash and cash equivalents and restricted cash and cash equivalents reflected in the accompanying consolidated balance sheets approximate fair value as they are redeemable at par upon notice or maintained with various high-quality financial institutions and have maturities of less than 91 days. Accounts receivable, net, are short-term in nature and are generally settled shortly after the sale.

NOTE 12—SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental Disclosure of Cash Flow Information:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash paid during the period for:
Interest	$55	$51	$—
Income tax payments, including amounts paid to IAC for ILG's share of IAC's consolidated tax liability	48,593	41,663	38,254
Income tax refunds	(729)	(32)	(233)

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—RELATED PARTY TRANSACTIONS

        ILG has an agreement with Arise Virtual Solutions relating to outsourced call center services provided by ILG to its members. During 2007 and 2006, total payments of approximately $3.2 million and $1.1 million, respectively, were made to Arise. Amounts payable related to these services were $0.1 million at both December 31, 2007 and 2006 and are included in "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheets. Arise is considered a related party because one of IAC's board members is a partner of Accretive LLC, which owns Arise Virtual Solutions.

        ILG's expenses include allocations from IAC of costs associated with IAC's accounting, treasury, legal, tax, corporate support, human resources and internal audit functions. These allocations were based on the ratio of ILG's revenue as a percentage of IAC's total revenue. Allocated costs were $1.0 million, $0.7 million and $0.7 million in 2007, 2006 and 2005, respectively, and are included in "General and administrative expense" in the accompanying consolidated statements of operations. It is not practicable to determine the actual expenses that would have been incurred for these services had ILG operated as a stand-alone entity. In the opinion of management, the allocation method is reasonable.

        The portion of interest income reflected in the consolidated statements of operations that is intercompany in nature, was $7.7 million, $7.0 million and $4.7 million for the years ended December 31, 2007, 2006 and 2005, respectively. This intercompany interest relates to the receivables from IAC.

        An analysis of ILG's receivables from IAC and subsidiaries is as follows (in thousands):

	2007	2006
Receivables from IAC and subsidiaries, beginning of year	$355,057	$259,122
Cash transfers to IAC related to its centrally managed U.S. treasury function	95,234	108,202
Interest income	7,718	7,003
Employee equity instruments and associated tax withholdings	1,074	1,049
Taxes (excludes withholdings associated with employee equity instruments)	506	(4,178)
Allocation of non-cash compensation expense	(3,566)	(3,286)
Administrative expenses and other	(19,548)	(12,855)

Receivables from IAC and subsidiaries, end of year	$436,475	$355,057

Relationship Between IAC and ILG after the Spin-Off

        For purposes of governing certain of the ongoing relationships between ILG and IAC at and after the spin-off, and to provide for an orderly transition, ILG and IAC are expected to enter into a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement (the "Spin-Off Agreements"), among other agreements.

Separation Agreement

        The separation agreement is expected to provide generally that (i) immediately prior to the spin-off, IAC will contribute or otherwise transfer to ILG all of the subsidiaries and assets comprising the ILG Businesses, (ii) ILG will assume all of the liabilities related to the ILG Businesses, (iii) each party will indemnify the other and its respective affiliates, current and former directors, officers and

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—RELATED PARTY TRANSACTIONS (Continued)

employees for any losses arising out of any breach of any of the Spin-Off Agreements and (iv) ILG will indemnify IAC for its failure to assume and perform any assumed liabilities and any liabilities relating to ILG financial and business information included in the SEC documentation filed with respect to the spin-off as well as such other terms as to which IAC and ILG mutually agree.

Tax Sharing Agreement

        The tax sharing agreement will govern the respective rights, responsibilities and obligations of IAC and ILG after the spin-off with respect to taxes for the periods ending on or before the spin-off. Generally, IAC will pay taxes with respect to ILG income included on its consolidated, unitary or combined federal or state tax returns including audit adjustments with respect thereto. Other pre-distribution taxes that are attributable to the ILG Businesses, including taxes reported on separately filed and all foreign returns and audit adjustments with respect thereto, will be borne solely by ILG. The tax sharing agreement is expected to contain certain customary restrictive covenants that generally prohibit ILG (absent a supplemental IRS ruling or an unqualified opinion of counsel to the contrary, in each case, in a form and substance satisfactory acceptable to IAC in its sole discretion) from taking actions that could jeopardize the tax free nature of the spin-off. ILG is expected to agree to indemnify IAC for any taxes and related losses resulting from its non-compliance with these restrictive covenants, as well as for the breach of certain representations in the Spin-Off Agreements and other documentation relating to the tax-free nature of the spin-off.

Employee Matters Agreement

        The employee matters agreement will generally provide that ILG will be responsible for, among other obligations, all employment and benefit-related obligations and liabilities related to those persons employed by the ILG Businesses immediately prior to the spin-off (and their dependents and beneficiaries) and former employees who most recently worked for the ILG Businesses. This agreement is also expected to provide that assets and liabilities from the IAC Retirement Savings Plan of ILG employees will be transferred to a newly established ILG Retirement Savings Plan as soon as practicable following the spin-off.

Transition Services Agreement

        Under the transition services agreement, beginning on the date of the completion of the spin-off, IAC will provide to ILG on an interim, transitional basis, various services, which are expected to relate primarily to public company and operational matters, and such other services as to which IAC and ILG mutually agree. The agreed upon charges for these services will generally allow IAC to recover fully the allocated costs of providing the services, plus all out-of-pocket costs and expenses. ILG may terminate the agreement with respect to one or more particular services upon prior written notice.

Commercial Agreements

        IAC and ILG currently, and for the foreseeable future expect to provide certain services to each other pursuant to certain commercial relationships. In connection with the spin-off, IAC and ILG will enter into a number of commercial agreements between subsidiaries of IAC, on the one hand, and subsidiaries of ILG, on the other hand, many of which will memorialize (in most material respects) pre-existing arrangements in effect prior to the spin-off and all of which are intended to reflect arm's

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—RELATED PARTY TRANSACTIONS (Continued)

length terms. In addition, IAC and ILG believe that such agreements, whether taken individually or in the aggregate, do not constitute a material contract to either IAC or ILG.

        Aggregate revenue earned with respect to these commercial agreements, with IAC subsidiaries, by the ILG Businesses was not material in 2007, 2006 and 2005. The ILG Businesses incurred approximately $2.1 million, $1.7 million and $1.5 million in 2007, 2006 and 2005, respectively, in expenses related to these commercial agreements with IAC subsidiaries.

NOTE 14—BENEFIT PLANS

        During the three years ended December 31, 2007, ILG participated in a retirement savings plan sponsored by IAC that qualified under Section 401(k) of the Internal Revenue Code. Subsequent to the spin-off, the net assets available for benefits of the employees of ILG are expected to be transferred from the IAC plan to a newly created ILG plan. Under the IAC plan, participating employees may contribute up to 16% of their pretax earnings, but not more than statutory limits. ILG's match under the IAC plan is fifty cents for each dollar a participant contributes in this plan, with a maximum contribution of 3% of a participant's eligible earnings. Matching contributions for the plan were approximately $1.1 million, $1.0 million and $1.0 million in 2007, 2006, and 2005, respectively. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided under the plan. Investment options in the plan include IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock.

        During the three years ended December 31, 2007, ILG also had or participated in various benefit plans, principally defined contribution plans, for its non-U.S. employees. ILG's contributions for these plans were approximately $0.3 million, $0.3 million and $0.3 million in 2007, 2006 and 2005, respectively.

NOTE 15—QUARTERLY RESULTS (UNAUDITED)

	Quarter Ended March 31,	Quarter Ended June 30,(a)	Quarter Ended September 30,(a)	Quarter Ended December 31,(a)
	(In thousands)
Year Ended December 31, 2007
Revenue	$86,433	$85,885	$96,019	$92,070
Gross profit	67,489	63,377	65,753	62,989
Operating income	31,829	26,434	25,054	23,249
Net income	21,149	17,419	16,546	15,942
Year Ended December 31, 2006
Revenue	$78,676	$71,377	$70,359	$68,234
Gross profit	61,219	54,281	54,010	52,843
Operating income	26,179	19,173	19,913	20,863
Net income	17,241	13,256	13,293	14,253

(a)
The second, third and fourth quarters of 2007 include the results of RQH, which was acquired by ILG on May 31, 2007.

Schedule II

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Earnings	Charges to Other Accounts	Deductions		Balance at End of Period
	(In thousands)
2007
Allowance for doubtful accounts	$255	$(95)	$200	$(8)	(1)	$352
Deferred tax valuation allowance	714	45	(80)	—		679
2006
Allowance for doubtful accounts	$619	$(182)	$(182)	$—		$255
Deferred tax valuation allowance	861	(147)	—	—		714
2005
Allowance for doubtful accounts	$1,129	$(298)	$—	$(212)	(1)	$619
Deferred tax valuation allowance	687	177	(3)	—		861

(1)
Write-off of uncollectible accounts receivable.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In thousands)
Revenue	$115,937	$86,433
Cost of sales (exclusive of depreciation shown separately below)	36,033	18,944

Gross profit	79,904	67,489
Selling and marketing expense	12,263	11,662
General and administrative expense	19,965	15,805
Amortization of intangibles	6,477	6,305
Depreciation	2,235	1,888

Operating income	38,964	31,829
Other income (expense):
Interest income	2,016	2,641
Interest expense	(60)	(46)
Other expense	(500)	(113)

Total other income, net	1,456	2,482

Earnings before income taxes and minority interest	40,420	34,311
Income tax provision	(15,604)	(13,162)
Minority interest in income of consolidated subsidiaries	(8)	—

Net income	$24,808	$21,149

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(unaudited)	(audited)
	(In thousands)
ASSETS
Cash and cash equivalents	$69,242	$67,113
Restricted cash and cash equivalents	8,342	5,817
Accounts receivable, net of allowance of $273 and $352, respectively	23,852	15,750
Deferred income taxes	28,000	28,109
Deferred membership costs	14,153	13,688
Prepaid expenses and other current assets	21,571	17,086

Total current assets	165,160	147,563
Property and equipment, net	35,192	34,963
Goodwill	514,320	514,308
Intangible assets, net	182,442	188,895
Deferred membership costs	22,025	21,217
Deferred income taxes	12,549	12,549
Other non-current assets	2,217	3,122

TOTAL ASSETS	$933,905	$922,617

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Accounts payable, trade	$12,993	$10,981
Deferred revenue	106,372	97,898
Income taxes payable	3,590	2,489
Accrued compensation and benefits	10,523	11,635
Member deposits	11,795	11,167
Accrued expenses and other current liabilities	27,665	26,105

Total current liabilities	172,938	160,275
Other long-term liabilities	1,976	2,286
Deferred revenue	143,140	139,044
Deferred income taxes	107,782	107,133
Minority interest	520	512
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Invested capital	726,760	726,919
Receivables from IAC and subsidiaries	(467,664)	(436,475)
Retained earnings	247,292	222,484
Accumulated other comprehensive income	1,161	439

Total shareholders' equity	507,549	513,367

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$933,905	$922,617

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(Unaudited)

	Total	Invested Capital	Receivables from IAC and Subsidiaries	Retained Earnings	Accumulated Other Comprehensive Income
	(In thousands)
Balance as of December 31, 2007	$513,367	$726,919	$(436,475)	$222,484	$439
Comprehensive income:
Net income for the three months ended March 31, 2008	24,808	—	—	24,808	—
Foreign currency translation	722	—	—	—	722

Comprehensive income	25,530
Net transfers to IAC	(159)	(159)	—	—	—
Net change in receivables from IAC and subsidiaries	(31,189)	—	(31,189)	—	—

Balance as of March 31, 2008	$507,549	$726,760	$(467,664)	$247,292	$1,161

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net income	$24,808	$21,149
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	6,477	6,305
Depreciation	2,235	1,888
Non-cash compensation expense	1,395	365
Deferred income taxes	805	(1,951)
Minority interest in income of consolidated subsidiaries	8	—
Changes in current assets and liabilities:
Accounts receivable	(8,082)	(2,135)
Prepaid expenses and other current assets	(4,485)	261
Accounts payable and other current liabilities	773	(588)
Income taxes payable	930	456
Deferred revenue	10,761	13,015
Other, net	886	284

Net cash provided by operating activities	36,511	39,049

Cash flows from investing activities:
Transfers to IAC	(32,566)	(33,036)
Capital expenditures	(2,440)	(1,613)

Net cash used in investing activities	(35,006)	(34,649)

Cash flows from financing activities:
Excess tax benefits from stock-based awards	—	256
Other, net	—	(898)

Net cash used in financing activities	—	(642)

Effect of exchange rate changes on cash and cash equivalents	624	167

Net increase in cash and cash equivalents	2,129	3,925
Cash and cash equivalents at beginning of period	67,113	37,557

Cash and cash equivalents at end of period	$69,242	$41,482

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying Interval Leisure Group, Inc. ("ILG") as one of those five companies. In these consolidated financial statements, we refer to the separation transaction as the "spin-off." In connection with the spin-off, ILG was incorporated as a Delaware corporation in May 2008. ILG currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, ILG will consist of Interval and ResortQuest Hawaii and ResortQuest Real Estate of Hawaii, collectively referred to herein as "RQH", which was acquired on May 31, 2007, the businesses that formerly comprised IAC's Interval segment. The businesses to be operated by ILG following the spin-off are referred to herein as the "ILG Businesses."

Basis of Presentation

        The historical consolidated financial statements of ILG and its subsidiaries reflect the contribution or other transfer to ILG of all of the subsidiaries and assets and the assumption by ILG of all of the liabilities relating to the ILG Businesses in connection with the spin-off and the allocation to ILG of certain IAC corporate expenses relating to the ILG Businesses. Accordingly, the historical consolidated financial statements of ILG reflect the historical financial position, results of operations and cash flows of the ILG Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the ILG Businesses with the exception of accounting for income taxes. For purposes of these financial statements, income taxes have been computed for ILG on an as if stand-alone, separate tax return basis. Intercompany transactions and accounts have been eliminated.

        In the opinion of ILG's management, the assumptions underlying the historical consolidated financial statements of ILG are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of ILG would have been had ILG been a stand-alone company during the periods presented.

        The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of ILG's management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Interim results are not necessarily indicative of the results that may be expected for a full year. The accompanying unaudited consolidated financial statements should be read in conjunction with ILG's audited consolidated financial statements and notes thereto for the year ended December 31, 2007.

Company Overview

        ILG is a leading provider of membership services, primarily to the vacation ownership industry, through Interval. With the acquisition of RQH in May 2007, ILG also entered the vacation rental and property management services industry.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

        ILG's management is required to make certain estimates and assumptions during the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles. These estimates and assumptions impact the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying consolidated financial statements include: the recovery of goodwill and intangible assets; the determination of deferred income taxes, including related valuation allowances; the determination of deferred revenue; and assumptions related to the determination of stock-based compensation.

Recent Accounting Pronouncements

        In December 2007, the Financial Accounting Standards Board ("FASB") issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51" ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. SFAS No. 160 will be applied prospectively, except as it relates to disclosures, for which the effects will be applied retrospectively for all periods presented. Early adoption is not permitted. ILG is currently assessing the impact of SFAS No. 160 on its consolidated financial position, results of operations and cash flows.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS No. 141R"), which replaces FASB Statement No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations in fiscal years beginning after December 15, 2008. Early adoption is not permitted. ILG is currently assessing the impact of the adoption of SFAS No. 141R on its consolidated financial position, results of operations and cash flows.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—GOODWILL AND INTANGIBLE ASSETS

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	March 31, 2008	December 31, 2007
Goodwill	$514,320	$514,308
Intangible assets with indefinite lives	33,300	33,300
Intangible assets with definite lives, net	149,142	155,595

Total goodwill and intangible assets, net	$696,762	$703,203

        Intangible assets with indefinite lives relate principally to trade names and trademarks. At March 31, 2008, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Customer relationships	$129,500	$(71,494)	$58,006	10.0
Purchase agreements	73,500	(40,578)	32,922	10.0
Property management contracts	45,700	(2,720)	42,980	14.0
Technology	24,630	(24,601)	29	5.0
Other	16,878	(1,673)	15,205	8.1

Total	$290,208	$(141,066)	$149,142

        At December 31, 2007, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Customer relationships	$129,500	$(68,257)	$61,243	10.0
Purchase agreements	73,500	(38,741)	34,759	10.0
Property management contracts	45,700	(1,904)	43,796	14.0
Technology	24,630	(24,600)	30	5.0
Other	16,854	(1,087)	15,767	8.2

Total	$290,184	$(134,589)	$155,595

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—GOODWILL AND INTANGIBLE ASSETS (Continued)

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on December 31, 2007 balances, such amortization for the next five years and thereafter is estimated to be as follows (in thousands):

Years Ending December 31,
2008	$25,917
2009	25,887
2010	25,887
2011	25,826
2012	19,892
2013 and thereafter	32,186

$155,595

        The following table presents the balance of goodwill by segment, including changes in the carrying amount of goodwill, for the three months ended March 31, 2008 (in thousands):

	Balance as of January 1, 2008	Additions	(Deductions)	Balance as of March 31, 2008
Interval	$473,879	$—	$—	$473,879
RQH	40,429	12	—	40,441

Total	$514,308	$12	$—	$514,320

NOTE 4—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	March 31, 2008	December 31, 2007
Computer equipment	$15,648	$14,443
Capitalized software	33,063	31,312
Buildings and leasehold improvements	19,222	19,182
Furniture and other equipment	8,488	8,096
Projects in progress	4,978	5,848

	81,399	78,881
Less: accumulated depreciation and amortization	(46,207)	(43,918)

Total property and equipment, net	$35,192	$34,963

NOTE 5—SEGMENT INFORMATION

        The overall concept that ILG employs in determining its operating segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the businesses, how the businesses are organized as to segment management, and the focus of the businesses with regards to the types of products or services offered or the target market. ILG has two operating segments, Interval, its vacation ownership membership services business, and RQH, its vacation rental and property management business.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—SEGMENT INFORMATION (Continued)

        ILG's primary metric is Operating Income Before Amortization, which is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. ILG believes this measure is useful to investors because it represents the consolidated operating results from ILG's segments, taking into account depreciation, which it believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to ILG's statement of operations of certain expenses, including non-cash compensation, and acquisition related accounting.

        The following tables reconcile Operating Income Before Amortization to operating income for ILG's operating segments and to net income in total (in thousands):

	For the Three Months Ended March 31, 2008:
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Intangibles	Operating Income
Interval	$42,912	$(1,320)	$(5,241)	$36,351
RQH	3,924	(75)	(1,236)	2,613

Total	$46,836	$(1,395)	$(6,477)	38,964

Other income, net				1,456

Earnings before income taxes and minority interest				40,420
Income tax provision				(15,604)
Minority interest in income of consolidated subsidiaries				(8)

Net income				$24,808

        Prior to the acquisition of RQH on May 31, 2007, there was only one reporting segment.

	For the Three Months Ended March 31, 2007:
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Intangibles	Operating Income
Interval	$38,499	$(365)	$(6,305)	$31,829

Other income, net				2,482

Earnings before income taxes				34,311
Income tax provision				(13,162)

Net income				$21,149

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—SEGMENT INFORMATION (Continued)

        Non-cash compensation expense in the tables above is included in the following line items in the accompanying consolidated statements of operations for the three months ended March 31, 2008 and 2007 (in thousands):

	Three Months Ended March 31,
	2008	2007
Cost of sales	$108	$29
Selling and marketing expense	118	32
General and administrative expense	1,169	304

Non-cash compensation expense	$1,395	$365

	Three Months Ended March 31,
	2008	2007
Revenue:
Interval	$96,834	$86,433
RQH	19,103	—

Total	$115,937	$86,433

        ILG maintains operations in the United States, the United Kingdom and other international territories. Geographic information about the United States and international territories is presented below (in thousands):

	Three Months Ended March 31,
	2008	2007
Revenue:
United States	$97,289	$71,131
All other countries	18,648	15,302

Total	$115,937	$86,433

	March 31, 2008	December 31, 2007
Long-lived assets (excluding goodwill and intangible assets):
United States	$33,829	$33,688
All other countries	1,363	1,275

Total	$35,192	$34,963

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—COMPREHENSIVE INCOME

        Comprehensive income is comprised of (in thousands):

	Three Months Ended March 31,
	2008	2007
Net income	$24,808	$21,149
Foreign currency translation	722	68

Comprehensive income	$25,530	$21,217

        Accumulated other comprehensive income at March 31, 2008 and December 31, 2007 is solely related to foreign currency translation and is recorded net of tax.

NOTE 7—INCOME TAXES

        ILG calculates its interim income tax provision in accordance with Accounting Principles Board Opinion No. 28 and FASB Interpretation No. 18. At the end of each interim period, ILG makes its best estimate of the annual expected effective tax rate and applies that rate to its ordinary year-to-date earnings or loss. The tax or benefit related to significant, unusual, or extraordinary items that will be separately reported or reported net of their related tax effect are individually computed and recognized in the interim period in which those items occur. In addition, the effect of changes in enacted tax laws or rates, tax status, or judgment on the realizability of a beginning-of-the-year deferred tax asset in future years is recognized in the interim period in which the change occurs.

        The computation of the annual expected effective tax rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected operating income for the year, projections of the proportion of income (or loss) earned and taxed in foreign jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is acquired, additional information is obtained or ILG's tax environment changes. To the extent that the estimated annual effective tax rate changes during a quarter, the effect of the change on prior quarters is included in tax expense for the current quarter.

        For the three months ended March 31, 2008 and 2007, ILG recorded tax provisions of $15.6 million and $13.2 million, respectively, which represent effective tax rates of 39% and 38%, respectively. The tax rates for the three months ended March 31, 2008 and March 31, 2007 are higher than the federal statutory rate of 35% due principally to state and local income taxes partially offset by foreign income taxed at lower rates.

        As of December 31, 2007 and March 31, 2008, ILG had unrecognized tax benefits of approximately $5.7 million. Included in unrecognized tax benefits at March 31, 2008 is approximately $4.9 million for tax positions included in IAC's consolidated tax return filings that will remain a liability of IAC after the spin-off. ILG recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. There were no material accruals for interest for the quarter ended March 31, 2008. At March 31, 2008, ILG has accrued $1.7 million for the payment of interest. There are no material accruals for penalties.

        By virtue of previously filed separate company and consolidated tax returns with IAC, ILG is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by ILG are recorded in the period they become known.

        The Internal Revenue Service is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of ILG from September 24, 2002, its date of acquisition by IAC. The statute of limitations for these years has been extended to December 31, 2008. Various IAC consolidated tax returns filed with state, local and foreign jurisdictions are currently under examination, the most significant of which are California, Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008.

        ILG believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.9 million within twelve months of the current reporting date due primarily to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

NOTE 8—CONTINGENCIES

        In the ordinary course of business, ILG is a party to various lawsuits. ILG establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against ILG, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of ILG, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. ILG also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See Note 7 for discussion related to income tax contingencies.

NOTE 9—RELATED PARTY TRANSACTIONS

        ILG's expenses include allocations from IAC of costs associated with IAC's accounting, treasury, legal, tax, corporate support, human resources and internal audit functions. These allocations were based on the ratio of ILG's revenue as a percentage of IAC's total revenue. Allocated costs were $0.3 million and $0.2 million for the three months ended March 31, 2008 and 2007, respectively, and are included in "General and administrative expense" in the accompanying consolidated statements of operations. It is not practicable to determine the actual expenses that would have been incurred for these services had ILG operated as a stand-alone entity. In the opinion of management, the allocation method is reasonable.

        The portion of interest income reflected in the consolidated statements of operations that is intercompany in nature, was $1.3 million and $1.5 million for the three months ended March 31, 2008 and 2007, respectively. This intercompany interest relates to the receivables from IAC.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—RELATED PARTY TRANSACTIONS (Continued)

        An analysis of ILG's receivables from IAC and subsidiaries is as follows (in thousands):

March 31, 2008
Receivables from IAC and subsidiaries at December 31, 2007	$436,475
Cash transfers to IAC related to its centrally managed U.S. treasury function	37,646
Interest income	1,276
Employee equity instruments and associated tax withholdings	738
Allocation of non-cash compensation expense	(1,368)
Administrative expenses and other	(7,103)

Receivables from IAC and subsidiaries at March 31, 2008	$467,664

Relationship Between IAC and ILG after the Spin-Off

        For purposes of governing certain of the ongoing relationships between ILG and IAC at and after the spin-off, and to provide for an orderly transition, ILG and IAC are expected to enter into a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement (the "Spin-Off Agreements"), among other agreements. See ILG's consolidated financial statements for the year ended December 31, 2007 for descriptions of the Spin-Off Agreements.

ANNEX C

TICKETMASTER AND SUBSIDIARIES
COMBINED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

        We have audited the accompanying combined balance sheets of Ticketmaster and subsidiaries as of December 31, 2007 and 2006, and the related combined statements of operations, invested equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule on page C-29. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Ticketmaster and subsidiaries at December 31, 2007 and 2006, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                      /s/  ERNST & YOUNG LLP

New York, New York
May 5, 2008

TICKETMASTER AND SUBSIDIARIES

COMBINED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Service revenue	$1,221,798	$1,047,380	$919,786
Interest on funds held for clients	18,679	15,292	8,918

Net revenue	1,240,477	1,062,672	928,704
Cost of sales (exclusive of depreciation shown separately below)	766,538	637,152	561,060

Gross profit	473,939	425,520	367,644
Selling and marketing expense	43,487	20,123	17,691
General and administrative expense	149,478	118,317	121,695
Amortization of intangibles	26,200	27,109	28,748
Depreciation	38,458	35,080	33,495

Operating income	216,316	224,891	166,015
Other income (expense):
Interest income	33,065	33,982	17,417
Interest expense	(1,003)	(302)	(65)
Equity in income of uncombined affiliates	6,301	2,997	3,401
Other income	1,120	982	689

Total other income, net	39,483	37,659	21,442

Earnings before income taxes and minority interest	255,799	262,550	187,457
Income tax provision	(89,007)	(85,967)	(68,288)
Minority interest in losses (income) of combined subsidiaries	2,559	118	(1,470)

Net income	$169,351	$176,701	$117,699

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

TICKETMASTER AND SUBSIDIARIES

COMBINED BALANCE SHEETS

	December 31, 2007	December 31, 2006
	(In thousands)
ASSETS
Cash and cash equivalents	$568,417	$317,577
Restricted cash	853	—
Accounts receivable, client accounts	99,453	75,367
Accounts receivable, trade, net of allowance of $2,346 and $2,798, respectively	33,979	22,256
Deferred income taxes	5,883	10,639
Contract advances	63,126	28,834
Prepaid expenses and other current assets	21,149	15,134

Total current assets	792,860	469,807
Property and equipment, net	95,122	82,599
Goodwill	1,090,418	1,051,732
Intangible assets, net	92,325	110,629
Long-term investments	149,295	52,845
Other non-current assets	86,514	48,099

TOTAL ASSETS	$2,306,534	$1,815,711

LIABILITIES AND INVESTED EQUITY
LIABILITIES:
Accounts payable, client accounts	$413,075	$304,829
Accounts payable, trade	14,698	14,401
Accrued compensation and benefits	31,171	32,280
Deferred revenue	19,829	16,751
Income taxes payable	1,721	3,693
Other accrued expenses and current liabilities	42,449	38,211

Total current liabilities	522,943	410,165
Income taxes payable	982	—
Other long-term liabilities	3,204	3,510
Deferred income taxes	32,416	43,530
Minority interest	7,812	669
Commitments and contingencies
INVESTED EQUITY:
Invested capital	2,172,497	1,874,710
Receivables from IAC and subsidiaries	(474,110)	(539,861)
Accumulated other comprehensive income	40,790	22,988

Total invested equity	1,739,177	1,357,837

TOTAL LIABILITIES AND INVESTED EQUITY	$2,306,534	$1,815,711

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

TICKETMASTER AND SUBSIDIARIES

COMBINED STATEMENTS OF INVESTED EQUITY

	Total	Invested Capital	Receivables from IAC and Subsidiaries	Accumulated Other Comprehensive Income
	(In thousands)
Balance as of December 31, 2004	$1,270,899	$1,509,641	$(246,815)	$8,073
Comprehensive income:
Net income for the year ended December 31, 2005	117,699	117,699	—	—
Foreign currency translation	(7,078)	—	—	(7,078)

Comprehensive income	110,621
Net transfers from IAC (principally funding for acquisitions and the transfer of an investment to Ticketmaster)(a)	54,311	54,311	—	—
Net change in receivables from IAC and subsidiaries	(82,786)	—	(82,786)	—

Balance as of December 31, 2005	1,353,045	1,681,651	(329,601)	995
Comprehensive income:
Net income for the year ended December 31, 2006	176,701	176,701	—	—
Foreign currency translation	21,993	—	—	21,993

Comprehensive income	198,694
Net transfers from IAC (principally funding for acquisitions reduced by the transfer of an investment to IAC)(a)	16,358	16,358	—	—
Net change in receivables from IAC and subsidiaries	(210,260)	—	(210,260)	—

Balance as of December 31, 2006	1,357,837	1,874,710	(539,861)	22,988
Comprehensive income:
Net income for the year ended December 31, 2007	169,351	169,351	—	—
Foreign currency translation	17,802	—	—	17,802

Comprehensive income	187,153
Cumulative effect of adoption of FIN 48	1,344	1,344	—	—
Net transfers from IAC (principally the transfer of an investment to Ticketmaster and funding for acquisitions)(a)	127,092	127,092	—	—
Net change in receivables from IAC and subsidiaries	65,751	—	65,751	—

Balance as of December 31, 2007	$1,739,177	$2,172,497	$(474,110)	$40,790

(a)
See Note 12 for a further discussion of the investment transfers.

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

TICKETMASTER AND SUBSIDIARIES

COMBINED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash flows from operating activities:
Net income	$169,351	$176,701	$117,699
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	26,200	27,109	28,748
Depreciation	38,458	35,080	33,495
Non-cash compensation expense	12,572	7,839	20,305
Deferred income taxes	(11,210)	(10,205)	(8,190)
Excess tax benefits from stock-based awards	—	—	2,485
Equity in income of unconsolidated affiliates, net of dividends	1,035	(1,997)	97
Minority interest in (losses) income of consolidated subsidiaries	(2,559)	(118)	1,470
Changes in current assets and liabilities:
Accounts receivable	(10,878)	(3,415)	(4,498)
Prepaid expenses and other current assets	(77,559)	(667)	(13,631)
Accounts payable and other current liabilities	(9,645)	(7,506)	12,930
Income taxes payable	1,081	2,220	2,702
Deferred revenue	2,038	1,974	2,979
Funds collected on behalf of clients, net	72,093	2,593	70,889
Other, net	990	1,068	49

Net cash provided by operating activities	211,967	230,676	267,529

Cash flows from investing activities:
Transfers from (to) IAC	64,548	(214,186)	(110,391)
Acquisitions, net of cash acquired	(29,423)	(17,844)	(28,542)
Capital expenditures	(47,521)	(39,288)	(36,953)
Purchases of marketable securities	—	(37,841)	(79,623)
Proceeds from sales and maturities of marketable securities	—	146,708	68,451
Increase in long-term investments	(630)	(20,638)	—
Other, net	—	(5,977)	155

Net cash used in investing activities	(13,026)	(189,066)	(186,903)

Cash flows from financing activities:
Capital contributions from IAC	29,423	17,844	28,542
Principal payments on long-term obligations	(2,175)	(21)	(17)
Excess tax benefits from stock-based awards	3,029	2,738	—
Other, net	—	—	(3,588)

Net cash provided by financing activities	30,277	20,561	24,937

Effect of exchange rate changes on cash and cash equivalents	21,622	17,576	(6,809)

Net increase in cash and cash equivalents	250,840	79,747	98,754
Cash and cash equivalents at beginning of period	317,577	237,830	139,076

Cash and cash equivalents at end of period	$568,417	$317,577	$237,830

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying Ticketmaster as one of those five companies. In these combined financial statements, we refer to the separation transaction herein as the "spin-off." Upon completion of the spin-off, Ticketmaster will consist of the businesses that formerly comprised IAC's Ticketmaster segment, which consists of its domestic and international ticketing and ticketing related businesses, subsidiaries and investments, excluding its ReserveAmerica subsidiary and its investment in Active.com. Ticketmaster will include IAC's investment in Front Line Management Group Inc. ("Front Line"). The businesses to be operated by Ticketmaster following the spin-off are referred to herein as the "Ticketmaster Businesses."

Basis of Presentation

        The historical combined financial statements of Ticketmaster and its subsidiaries reflect the historical financial position, results of operations and cash flows of the Ticketmaster Businesses since their respective dates of acquisition by IAC, and the allocation to Ticketmaster of certain IAC corporate expenses relating to the Ticketmaster Businesses based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the Ticketmaster Businesses. However, for the purposes of these financial statements, income taxes have been computed for Ticketmaster on an as if stand-alone, separate tax return basis. These financial statements are prepared on a combined, rather than a consolidated, basis because they exclude ReserveAmerica and the investment in Active.com that were owned, and include the investment in Front Line that was not owned, either directly or indirectly, by legal entities that comprise the Ticketmaster Businesses. The ownership of ReserveAmerica and the investment in Active.com will be retained by IAC after the spin-off. These combined financial statements present IAC's and its subsidiaries net investment in the Ticketmaster Businesses as invested equity in lieu of shareholders' equity. Intercompany transactions and accounts have been eliminated.

        In the opinion of Ticketmaster's management, the assumptions underlying the historical combined financial statements of Ticketmaster are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of Ticketmaster would have been had Ticketmaster been a stand-alone company during the periods presented.

Company Overview

        Ticketmaster is the world's leading live entertainment ticketing and marketing company, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com, one of the largest e-commerce sites on the internet, approximately 6,700 independent sales outlets and 19 call centers worldwide. Ticketmaster serves leading arenas, stadiums, amphitheaters, music clubs, concert promoters, professional sports franchises and leagues, college sports teams, performing arts venues, museums and theaters in the United States and abroad, including Australia, Canada, China, Denmark, Finland, Germany, Ireland, the Netherlands, New Zealand, Norway, Spain, Sweden, Turkey and the United Kingdom. Ticketmaster is also a party to joint ventures with third parties to provide ticket distribution services in Mexico and to supply ticketing services for the 2008 Beijing Olympic Games. Ticketmaster licenses its technology in Mexico, Argentina, Brazil, Chile, China and Belgium.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

        Revenue, which primarily consists of convenience and order processing fees from ticketing operations, is recognized as tickets are sold, and is recorded on a net basis (net of the face value of the ticket) as Ticketmaster acts as an agent in these transactions. Interest income is earned on funds that are collected from ticket purchasers and invested until remittance to the applicable clients. As the process of collecting, holding and remitting these funds is a critical component of providing service to these clients, the interest earned on these funds is included in revenue. For the years ended December 31, 2007, 2006 and 2005, $18.7 million, $15.3 million and $8.9 million, respectively, of interest income is included in revenue. Sales taxes collected are not included in revenue.

Order Processing and Delivery Costs

        Costs associated with processing and delivering orders to customers are recorded as cost of sales.

Cash and Cash Equivalents

        Cash and cash equivalents include cash, money market instruments and time deposits with original maturities of less than 91 days. Cash and cash equivalents include $313.6 million and $229.5 million at December 31, 2007 and 2006, respectively, of collected proceeds relating to the face value of the tickets, which are payable to clients and reflected as accounts payable, client accounts. Cash and cash equivalents held in international territories totaled $358.2 million and $218.4 million at December 31, 2007 and 2006, respectively.

Marketable Securities

        At times, Ticketmaster invests in marketable securities and accounts for them in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Ticketmaster did not hold any marketable securities at December 31, 2007 or 2006. Ticketmaster only invests in marketable securities with active secondary or resale markets to ensure portfolio liquidity and the ability to readily convert investments into cash to fund current operations, or satisfy other cash requirements as needed. Marketable securities are, when held, classified as available-for-sale and reported at fair value based on quoted market prices.

Accounts Receivable

        Accounts receivable, client accounts are due principally from ticketing outlets and credit card processors and represent the face value of tickets sold plus convenience and order processing fees, generally net of outlet commissions.

        Accounts receivable, trade includes amounts relating to advertising and software licensing sales and are stated at amounts due, net of an allowance for doubtful accounts. Accounts receivable outstanding longer than the contractual payment terms are considered past due. Ticketmaster determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, Ticketmaster's previous loss history, the specific customer's current ability to pay its obligation to Ticketmaster and the condition of the general economy and the customer's industry. Ticketmaster writes off accounts receivable when they become uncollectible.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment

        Property and equipment, including significant improvements, are recorded at cost. Repairs and maintenance and any gains or losses on dispositions are included in operations.

        Depreciation is recorded on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives.

Asset Category	Depreciation Period
Computer equipment and capitalized software	1 to 3 Years
Leasehold improvements	3 to 17 Years
Furniture and other equipment	5 to 7 Years

        In accordance with American Institute of Certified Public Accountants' Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," Ticketmaster capitalizes certain qualified costs incurred in connection with the development of internal use software. Capitalization of internal use software costs begins when the preliminary project stage is completed, management with the relevant authority authorizes and commits to the funding of the software project, and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized internal use software is depreciated on a straight-line basis over the estimated useful life of the software, not to exceed three years. Capitalized internal software costs, net of accumulated depreciation, totaled $26.7 million and $21.3 million at December 31, 2007 and 2006, respectively, and are included in "Property and equipment, net" in the accompanying combined balance sheets.

Goodwill and Indefinite-Lived Intangible Assets

        In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), Ticketmaster tests goodwill and indefinite-lived intangible assets for impairment annually, or more frequently if events or changes in circumstances indicate that the assets might be impaired. If the carrying amount of Ticketmaster's goodwill exceeds its implied fair value, an impairment loss equal to the excess is recorded. If the carrying amount of an indefinite-lived intangible asset exceeds its estimated fair value, an impairment loss equal to the excess is recorded.

Long-Lived Assets and Intangible Assets with Definite Lives

        In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), long-lived assets, including property and equipment and intangible assets with definite lives, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying amount is deemed to not be recoverable, an impairment loss is recorded as the amount by which the carrying amount of the long-lived asset exceeds its fair value. Amortization of definite lived intangible assets is recorded on a straight-line basis over their estimated lives.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Long-Term Investments

        Investments in which Ticketmaster has the ability to exercise significant influence over the operating and financial matters of the investee are accounted for using the equity method. Investments in which Ticketmaster does not have the ability to exercise significant influence over the operating and financial matters of the investee are accounted for using the cost method. Ticketmaster evaluates each equity and cost method investment for impairment on a quarterly basis and recognizes an impairment loss if a decline in value is determined to be other-than-temporary. Such impairment evaluations include, but are not limited to, the current business environment including competition and uncertainty of financial condition; going concern considerations such as the rate at which the investee company utilizes cash, and the investee company's ability to obtain additional private financing to fulfill its stated business plan; the need for changes to the investee company's existing business model due to changing business environments and its ability to successfully implement necessary changes; and comparable valuations. If Ticketmaster has not identified events or changes in circumstances that may have a significant adverse effect on the fair value of a cost investment, then the fair value of such cost method investment is not estimated, as it is impracticable to do so.

        Investments accounted for under the cost method are included in "Long-term investments" in the accompanying combined balance sheets and have a carrying value of approximately $4.1 million and $3.5 million as of December 31, 2007 and 2006, respectively. See Note 9 for discussion related to investments accounted for under the equity method.

Contract Advances

        Contract advances, which can be either recoupable or non-recoupable, represent amounts paid in advance to Ticketmaster's clients pursuant to agreements that provide for the client's participation in the convenience charges and/or order processing fees. Recoupable contract advances are generally recoupable against future royalties earned by the clients based on the contract terms over the life of the contract (generally 3 to 7 years). Non-recoupable contract advances are fixed additional incentives which are normally amortized over the life of the contract on a straight-line basis (generally 3 to 7 years). Recoupment of contract advances and amortization of non-recoupable contract advances are included in "Cost of sales" in the accompanying combined statements of operations.

Accounts Payable, Client Accounts

        Accounts payable, client accounts consists of contractual amounts due to clients for tickets sold on behalf of the organizations that sponsor events and ticketing royalties, which arise from the clients' share of convenience and order processing charges.

Deferred Revenue

        Deferred revenue primarily consists of unredeemed gift cards issued by Ticketmaster. Deferred revenue is recognized as revenue upon redemption of the gift card or when the likelihood of redemption of the gift card becomes remote (gift card breakage). The likelihood of redemption becoming remote occurs when the gift card expires or, if no expiration date exists, it generally occurs ratably over a period of three to seven years after the purchase of the gift card. Income from gift card breakage, net of any amounts subject to escheat laws, is included in "Revenue" in the accompanying combined statements of operations.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising

        Advertising costs are expensed in the period incurred and represent both offline costs, including sports sponsorships and radio advertising, and online advertising costs, including fees paid to search engines and distribution partners. Advertising expense was $21.6 million, $6.3 million and $6.0 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Research and Development

        Research and development costs, which relate primarily to software development, are charged to operations as incurred. Based on Ticketmaster's development process, technological feasibility is established upon completion of a working model. Costs incurred prior to the completion of a working model are expensed as incurred. Costs incurred subsequent to the completion of a working model and the point at which the software is ready for general release are capitalized. Research and development costs were $21.4 million, $20.1 million and $16.4 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Income Taxes

        Ticketmaster accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. Ticketmaster records interest on potential tax contingencies as a component of income tax expense and records interest net of any applicable related income tax benefit.

        Effective January 1, 2007, Ticketmaster adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"). As a result of the adoption of FIN 48, Ticketmaster recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.

Foreign Currency Translation and Transaction Gains and Losses

        The financial position and operating results of substantially all foreign operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses are translated at average rates of exchange during the period. Resulting translation gains or losses are included as a component of accumulated other comprehensive income, a separate component of invested equity. Accumulated other comprehensive income is solely related to foreign currency translation. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in the combined statements of operations.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Foreign currency transaction net gains for the years ended December 31, 2007, 2006 and 2005 were $1.1 million, $1.2 million and $0.6 million, respectively, and are included in "Other income" in the accompanying combined statements of operations.

Stock-Based Compensation

        Effective January 1, 2006, Ticketmaster adopted the provisions of SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method and therefore has not restated results for prior periods. See Note 3 for a further description of the impact of the adoption of SFAS 123R and Staff Accounting Bulletin No. 107 ("SAB 107").

Minority Interest

        Minority interest in 2007 represented minority ownership in newly acquired subsidiaries and certain international operations. In 2006, minority interest represented minority ownership in certain international operations.

        In connection with the acquisition of certain subsidiaries, former management of these businesses has retained an ownership interest. Ticketmaster is party to fair value put and call arrangements with respect to these interests. These put and call arrangements allow management to require Ticketmaster to purchase their interests or allow Ticketmaster to acquire such interests at fair value, respectively. These put and call arrangements become exercisable by Ticketmaster and the counter-party, respectively, at various dates over the next five years. Upon such exercise, the consideration payable can be denominated in either shares of IAC or cash at IAC's option. This put and call arrangement will be modified prior to the spin-off so that the consideration payable in IAC shares will be replaced with Ticketmaster shares. During 2008, none of these arrangements become exercisable. These put arrangements are exercisable by the counter-party outside the control of Ticketmaster and are accounted for in accordance with EITF Issue No. D-98 "Classification and Measurement of Redeemable Securities." Accordingly, to the extent that the fair value of these interests exceeds the value determined by normal minority interest accounting, the value of such interests is adjusted to fair value with a corresponding adjustment to invested equity.

Accounting Estimates

        Ticketmaster's management is required to make certain estimates and assumptions during the preparation of the combined financial statements in accordance with U.S. generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the combined financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying combined financial statements include: the recoverability of contract advances; the recoverability of long-lived assets; the recovery of goodwill and intangible assets; the determination of income taxes payable and deferred income taxes, including related valuation allowances; and assumptions related to the determination of stock-based compensation.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Certain Risks and Concentrations

        Ticketmaster's business is subject to certain risks and concentrations including dependence on third party technology providers, exposure to risks associated with online commerce security and credit card fraud.

        Ticketmaster's largest client, Live Nation, Inc. ("Live Nation") (including its subsidiary House of Blues), represented approximately 17%, 20% and 20% of its total revenue for the years ended December 31, 2007, 2006 and 2005, respectively. This client relationship consists of four agreements, two with Live Nation (a worldwide agreement (other than England, Scotland and Wales) that expires on December 31, 2008 and an agreement covering England, Scotland and Wales that expires on December 31, 2009) and two with House of Blues (a U.S. agreement that expires on December 31, 2009 and a Canadian agreement that expires on March 1, 2010). Ticketmaster anticipates that these contracts will not be renewed. Ticketmaster is undertaking and expects to continue to undertake efforts to replace the revenue it expects to lose upon the expiration of its contracts with Live Nation.

        Financial instruments, which potentially subject Ticketmaster to concentration of credit risk, consist primarily of cash and cash equivalents. Cash and cash equivalents are maintained with quality financial institutions of high credit and cash held in the U.S. is in excess of Federal Deposit Insurance Corporation insurance limits.

Recent Accounting Pronouncements

        In December 2007, the Financial Accounting Standards Board ("FASB") issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51" ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. SFAS No. 160 will be applied prospectively, except as it relates to disclosures, for which the effects will be applied retrospectively for all periods presented. Early adoption is not permitted. Ticketmaster is currently assessing the impact of SFAS No. 160 on its combined financial position, results of operations and cash flows.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS No. 141R"), which replaces FASB Statement No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations in fiscal years beginning after December 15, 2008. Early adoption is not permitted. Ticketmaster is currently assessing the impact of the adoption of SFAS No. 141R on its combined financial position, results of operations and cash flows.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3—SFAS 123R AND STOCK-BASED COMPENSATION

        The equity awards described below principally relate to awards to Ticketmaster employees that were granted under various IAC stock and annual incentive plans.

        Effective January 1, 2006, Ticketmaster adopted SFAS 123R using the modified prospective transition method and has applied the classification provisions of SAB 107 regarding the SEC's interpretation of SFAS 123R and the valuation of share-based payments for public companies in its adoption of SFAS 123R.

        The adoption of SFAS 123R did not impact the amount of stock-based compensation expense recorded in the accompanying combined statements of operations as Ticketmaster had previously adopted the expense recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Ticketmaster has been recognizing expense for all stock-based compensation instruments since it became wholly owned by IAC on January 17, 2003.

        Prior to the adoption of SFAS 123R, the entire tax benefit from stock-based compensation was reported as a component of operating cash flows. Upon the adoption of SFAS 123R, tax benefits resulting from tax deductions in excess of the stock-based compensation expense recognized in the combined statement of operations are reported as a component of financing cash flows. For the years ended December 31, 2007 and 2006, excess tax benefits from stock-based compensation of $3.0 million and $2.7 million, respectively, are included as a component of financing cash flows. For the year ended December 31, 2005, excess tax benefits from stock-based compensation of $2.5 million is included as a component of operating cash flows.

        Non-cash stock-based compensation expense related to equity awards is included in the following line items in the accompanying combined statements of operations for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	Years Ended December 31,
	2007	2006	2005
Cost of sales	$800	$654	$1,664
Selling and marketing expense	876	646	621
General and administrative expense	10,896	6,539	18,020

Non-cash stock-based compensation expense before income taxes	12,572	7,839	20,305
Income tax benefit	(5,305)	(3,424)	(6,961)

Non-cash stock-based compensation expense after income taxes	$7,267	$4,415	$13,344

        The form of awards granted to Ticketmaster employees are principally restricted stock units ("RSUs"), performance stock units ("PSUs") and stock options.

        The fair value of each stock option award is estimated on the grant date using the Black-Scholes option pricing model. There were no stock options granted by IAC with respect to Ticketmaster employees during the years ended December 31, 2007, 2006 and 2005.

        RSUs and PSUs are awards in the form of phantom shares or units, denominated in a hypothetical equivalent number of shares of IAC common stock and with the value of each award equal to the fair value of IAC common stock at the date of grant. All outstanding award agreements provide for settlement, upon vesting, in stock for U.S. employees and in cash for non-U.S. employees. Each RSU, PSU and restricted stock grant is subject to service-based vesting, where a specific period of continued

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3—SFAS 123R AND STOCK-BASED COMPENSATION (Continued)

employment must pass before an award vests, and certain grants also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests. Ticketmaster recognizes expense for all RSUs, PSUs and restricted stock for which vesting is considered probable. For RSU and restricted stock grants to U.S. employees, the accounting charge is measured at the grant date as the fair value of IAC common stock and expensed ratably as non-cash compensation over the vesting term. For PSU grants to U.S. employees, the expense is measured at the grant date as the fair value of IAC common stock and expensed as non-cash compensation when the performance targets are considered probable of being achieved. The expense associated with RSU and PSU awards to non-U.S. employees is initially measured at fair value at the grant date and expensed ratably over the vesting term, subject to mark-to-market adjustments for changes in the price of IAC common stock, as compensation expense within general and administrative expense. The expense related to awards to international employees totaled $1.8 million, $1.1 million and $0.9 million for the years ended December 31, 2007, 2006 and 2005, respectively. Cash payments related to awards to international employees, totaled $2.4 million, $1.4 million and $0.9 million for the years ended December 31, 2007, 2006 and 2005, respectively.

        The amount of stock-based compensation expense recognized in the combined statements of operations is reduced by estimated forfeitures, as the amount recorded is based on awards ultimately expected to vest. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if the actual forfeiture rate differs from the estimated rate.

        In connection with the Expedia spin-off, all of Ticketmaster's outstanding share-based compensation instruments were modified. Accordingly, on August 9, 2005, Ticketmaster recorded a pre-tax modification charge of $8.2 million related to the treatment of vested stock options. In conjunction with the Expedia spin-off and the adoption of SFAS 123R, Ticketmaster conducted an assessment of certain assumptions used in determining the expense related to stock-based compensation which was completed in the third quarter of 2005. The cumulative effect of a change in Ticketmaster's estimate related to the number of stock-based awards that were expected to vest resulted in a reduction in stock-based compensation expense of $1.7 million. The after-tax effect of this change in estimate on net income was $1.0 million.

        As of December 31, 2007, there was approximately $29.2 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards. This cost is expected to be recognized over a weighted-average period of approximately 2.5 years. At December 31, 2007, there were approximately 0.2 million awards outstanding to non-U.S. employees.

NOTE 4—GOODWILL AND INTANGIBLE ASSETS

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	December 31,
	2007	2006
Goodwill	$1,090,418	$1,051,732
Intangible assets with indefinite lives	62,560	62,560
Intangible assets with definite lives, net	29,765	48,069

Total goodwill and intangible assets, net	$1,182,743	$1,162,361

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

        Intangible assets with indefinite lives relate principally to trade names and trademarks acquired in various acquisitions. At December 31, 2007, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
Purchase agreements	$163,681	$(145,637)	$18,044	6.1
Distribution agreements	28,109	(20,567)	7,542	4.2
Other	23,339	(19,160)	4,179	4.7

Total	$215,129	$(185,364)	$29,765

        At December 31, 2006, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
Purchase agreements	$152,630	$(123,001)	$29,629	5.9
Distribution agreements	27,876	(15,909)	11,967	4.2
Other	22,349	(15,876)	6,473	4.8

Total	$202,855	$(154,786)	$48,069

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on December 31, 2007 balances, such amortization for the next five years and thereafter is estimated to be as follows (in thousands):

Years Ending December 31,
2008	$16,542
2009	5,806
2010	1,453
2011	835
2012	854
2013 and thereafter	4,275

$29,765

        The following tables present the balance of goodwill, including the changes in carrying amount of goodwill, for the years ended December 31, 2007 and 2006 (in thousands):

Balance as of January 1, 2007	Additions	(Deductions)	Foreign Exchange Translation	Balance as of December 31, 2007
$1,051,732	$35,732	$(5,899)	$8,853	$1,090,418

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

        Additions principally relate to acquisitions. Deductions principally relate to the establishment of a deferred tax asset related to acquired tax attributes.

Balance as of January 1, 2006	Additions	(Deductions)	Foreign Exchange Translation	Balance as of December 31, 2006
$1,027,886	$20,779	$(4,219)	$7,286	$1,051,732

        Additions principally relate to international acquisitions. Deductions principally relate to the establishment of a deferred tax asset related to acquired tax attributes and the income tax benefit realized pursuant to the exercise of stock options assumed in business acquisitions that were vested at the transaction date and are treated as a reduction in goodwill when the income tax deductions are realized.

NOTE 5—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	December 31,
	2007	2006
Computer equipment and capitalized software	$260,983	$221,123
Leasehold improvements	14,180	14,336
Furniture and other equipment	18,375	15,811
Projects in progress	10,249	6,624
Land	2,500	2,153

	306,287	260,047
Less: accumulated depreciation and amortization	(211,165)	(177,448)

Total property and equipment, net	$95,122	$82,599

NOTE 6—INCOME TAXES

        Ticketmaster is a member of IAC's consolidated federal and state tax returns. In all periods presented, current and deferred tax expense has been computed for Ticketmaster on a separate return basis. Ticketmaster's payments to IAC for its share of IAC's consolidated federal and state tax return liabilities have been reflected within cash flows from operating activities in the accompanying combined statements of cash flows.

        U.S. and foreign earnings from continuing operations before income taxes and minority interest are as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
U.S.	$170,573	$199,282	$141,157
Foreign	85,226	63,268	46,300

Total	$255,799	$262,550	$187,457

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6—INCOME TAXES (Continued)

        The components of the provision for income taxes attributable to continuing operations are as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Current income tax provision:
Federal	$62,246	$60,960	$50,892
State	12,076	11,416	8,363
Foreign	25,895	23,796	17,223

Current income tax provision	100,217	96,172	76,478

Deferred income tax (benefit) provision:
Federal	(9,880)	(1,383)	(6,277)
State	(1,477)	(5,533)	356
Foreign	147	(3,289)	(2,269)

Deferred income tax (benefit)	(11,210)	(10,205)	(8,190)

Income tax provision	$89,007	$85,967	$68,288

        Current income taxes payable has been reduced by $3.0 million, $2.7 million and $2.5 million for the years ended December 31, 2007, 2006 and 2005, respectively, for tax deductions attributable to stock- based compensation. The related income tax benefits of this stock-based compensation were recorded as amounts charged or credited to invested capital or a reduction in goodwill.

        The tax effects of cumulative temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are presented below (in thousands). The valuation allowance is related to items for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2007	2006
Deferred tax assets:
Provision for accrued expenses	$6,976	$3,881
Net operating loss carryforwards	4,118	1,701
Stock-based compensation	7,977	7,257
Other	1,701	2,102

Total deferred tax assets	20,772	14,941
Less valuation allowance	(6,770)	(4,164)

Net deferred tax assets	14,002	10,777

Deferred tax liabilities:
Property and equipment	(4,973)	—
Intangible and other assets	(33,992)	(39,693)
Other	(1,536)	(1,685)

Total deferred tax liabilities	(40,501)	(41,378)

Net deferred tax liability	$(26,499)	$(30,601)

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6—INCOME TAXES (Continued)

        Included in "Other non-current assets" in the accompanying combined balance sheets at December 31, 2007 and 2006 is a non-current deferred tax asset of $0.9 million and $2.6 million, respectively. In addition, included in "Other accrued expenses and current liabilities" in the accompanying combined balance sheets at December 31, 2007 and 2006 is a current deferred tax liability of $0.9 million and $0.3 million, respectively.

        At December 31, 2007, Ticketmaster had state net operating losses ("NOLs") of approximately $14.0 million. If not utilized, the state NOLs will expire at various times between 2008 and 2024. At December 31, 2007, Ticketmaster had foreign NOLs of approximately $11.6 million available to offset future income. Of these foreign losses, approximately $5.1 million can be carried forward indefinitely, and approximately $5.2 million and $1.3 million will expire within five years and ten years, respectively. Utilization of approximately $4.2 million of foreign NOLs will be subject to annual limitations based on taxable income. During 2007, Ticketmaster did not recognize any significant tax benefits related to NOLs.

        During 2007, Ticketmaster's valuation allowance increased by approximately $2.6 million. This increase was primarily related to foreign net operating losses. At December 31, 2007, Ticketmaster had a valuation allowance of approximately $6.8 million related to the portion of tax operating loss carryforwards and other items for which it is more likely than not that the tax benefit will not be realized.

        A reconciliation of the income tax provision to the amounts computed by applying the statutory federal income tax rate to earnings from continuing operations before income taxes and minority interest is shown as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Income tax provision at the federal statutory rate of 35%	$89,530	$91,892	$65,610
State income taxes, net of effect of federal tax benefit	6,890	8,434	4,551
Foreign income taxed at a different statutory tax rate	(4,126)	(4,263)	(1,251)
Dividends from foreign subsidiaries	—	27,513	—
Foreign income tax credits utilized	(1,237)	(27,969)	—
(Reduction) increase in tax on unremitted earnings of certain non-U.S. subsidiaries	—	(8,111)	1,430
Other, net	(2,050)	(1,529)	(2,052)

Income tax provision	$89,007	$85,967	$68,288

        In accordance with APB No. 23, no federal and state income taxes have been provided on permanently reinvested earnings of certain foreign subsidiaries aggregating approximately $139.5 million at December 31, 2007. If, in the future, these earnings are repatriated to the U.S., or if Ticketmaster determines such earnings will be repatriated to the U.S. in the foreseeable future, additional tax provisions would be required. Due to complexities in the tax laws and the assumptions that would have to be made, it is not practicable to estimate the amounts of income taxes that would have to be provided. In 2006, Ticketmaster asserted that the earnings of certain foreign subsidiaries are permanently reinvested resulting in a benefit of $8.1 million from the release of net deferred tax liabilities established in prior years.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6—INCOME TAXES (Continued)

        Ticketmaster adopted the provisions of FIN 48 effective January 1, 2007. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effect of the adoption resulted in an increase of $1.3 million to invested capital. A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest, is as follows (in thousands):

Balance at January 1, 2007	$583
Additions based on tax positions related to the current year	3,884
Additions for tax positions of prior years	1,022
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2007	$5,489

        As of January 1, 2007 and December 31, 2007, the unrecognized tax benefits, including interest, were $0.6 million and $6.3 million, respectively. Included in unrecognized tax benefits at December 31, 2007 is approximately $4.6 million for tax positions included in IAC's consolidated tax return filings. Included within "Receivables from IAC and subsidiaries" in the accompanying combined balance sheet at December 31, 2007 is approximately $5.3 million of unrecognized tax benefits and related interest that will remain a liability of IAC after the spin-off. Also included in unrecognized tax benefits at December 31, 2007 is approximately $3.6 million for tax positions which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

        Ticketmaster recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. Included in income tax expense from continuing operations for the year ended December 31, 2007 is $0.4 million, net of related deferred taxes of $0.2 million, for interest on unrecognized tax benefits. At January 1, 2007 and December 31, 2007 Ticketmaster has accrued $0.1 million and $0.8 million, respectively for the payment of interest. There are no material accruals for penalties.

        By virtue of previously filed separate company and consolidated tax returns with IAC, Ticketmaster is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Ticketmaster are recorded in the period they become known.

        The Internal Revenue Service ("IRS") is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of Ticketmaster from January 17, 2003, the date which Ticketmaster joined the IAC consolidated tax return. The statute of limitations for these years has been extended to December 31, 2008. Various IAC consolidated tax returns filed with state, local and foreign jurisdictions are currently under examination, the most

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6—INCOME TAXES (Continued)

significant of which are Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008.

        Ticketmaster believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $3.6 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

NOTE 7—SEGMENT INFORMATION

        Ticketmaster has one operating segment based upon how the chief operating decision maker and executive management view the business, its organizational structure and the type of service provided, which primarily is online and offline ticketing services.

        Ticketmaster's primary metric is Operating Income Before Amortization, which is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. Ticketmaster believes this measure is useful to investors because it represents its combined operating results taking into account depreciation, which it believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Ticketmaster's statement of operations of certain expenses, including non-cash compensation and acquisition-related accounting.

        The following table reconciles Operating Income Before Amortization to operating income and net income in 2007, 2006 and 2005:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Operating Income Before Amortization	$255,088	$259,839	$215,068
Non-cash compensation expense	(12,572)	(7,839)	(20,305)
Amortization of intangibles	(26,200)	(27,109)	(28,748)

Operating income	216,316	224,891	166,015
Interest income	33,065	33,982	17,417
Interest expense	(1,003)	(302)	(65)
Equity in income of uncombined affiliates	6,301	2,997	3,401
Other income	1,120	982	689
Income tax provision	(89,007)	(85,967)	(68,288)
Minority interest in losses (income) of combined subsidiaries	2,559	118	(1,470)

Net income	$169,351	$176,701	$117,699

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 7—SEGMENT INFORMATION (Continued)

        Ticketmaster maintains operations in the United States, the United Kingdom, Canada and other international territories. Geographic information about the United States and international territories is presented below:

	Years Ended December 31,
	2007	2006	2005
Revenue
United States	$814,851	$759,339	$675,781
All other countries	425,626	303,333	252,923

	$1,240,477	$1,062,672	$928,704

	December 31,
	2007	2006
	(In thousands)
Long-lived assets (excluding goodwill and intangible assets)
United States	$63,021	$57,389
All other countries	32,101	25,210

	$95,122	$82,599

NOTE 8—EQUITY INVESTMENTS IN UNCONSOLIDATED AFFILIATES

        At December 31, 2007 and 2006 Ticketmaster's equity investments in unconsolidated affiliates totaled $145.2 million and $49.4 million, respectively, and are included in "Long-term investments" in the accompanying combined balance sheets. In accordance with the terms of the spin-off, IAC transferred its equity investment in Front Line, valued at $125.8 million at December 31, 2007 to Ticketmaster. Such transfers totaled approximately $96.6 million and $25.0 million in the years ended December 31, 2007 and 2005, respectively, and are included in "Net transfers from IAC" in the accompanying combined statements of invested equity. Income related to the investment in Front Line, which totaled $2.9 million, $0.7 million and $0.6 million in the years ended December 31, 2007, 2006 and 2005, respectively, is included in 'Total other income, net' in the accompanying combined statements of operations.

        The following is a list of investments accounted for under the equity method, the principal market that the investee operates, and the relevant ownership percentage:

December 31, 2007
Front Line (United States)	45.99%
Beijing Gehua Ticketmaster Ticketing Co., Ltd. (China)	40%
TM Mexico (JV)	33.3%
Evolution Artists, Inc. ("iLike") (United States)	25%

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 8—EQUITY INVESTMENTS IN UNCONSOLIDATED AFFILIATES (Continued)

        Summarized aggregated financial information of Ticketmaster's equity investments is as follows (in thousands):

	2007	2006	2005
Current assets	$93,693	$27,037	$44,364
Non-current assets	176,174	8,113	3,495
Current liabilities	45,620	7,774	33,199
Non-current liabilities	13,877	—	503
Net sales	156,789	25,176	22,893
Gross profit	94,166	17,522	15,308
Net income	16,257	8,992	7,424

        Ticketmaster received dividends from TM Mexico of $7.3 million, $1.0 million and $3.5 million during the years ended December 31, 2007, 2006 and 2005, respectively.

NOTE 9—COMMITMENTS

        Ticketmaster leases office space, equipment and services used in connection with its operations under various operating leases, many of which contain escalation clauses. In addition, future minimum lease payments include Ticketmaster's allocable share of an IAC data center lease. These payments commenced January 2008 and are expected to continue subsequent to the spin-off.

        Future minimum payments under operating lease agreements are as follows (in thousands):

Years Ending December 31,
2008	$14,830
2009	13,736
2010	11,496
2011	9,959
2012	8,588
Thereafter	23,736

Total	$82,345

        Expenses charged to operations under lease agreements were $20.1 million, $16.0 million and $16.1 million in the years ended December 31, 2007, 2006 and 2005, respectively, and include month-to-month and one-time charges relating to leases that do not require future minimum payments. In addition, rent expense charged to Ticketmaster by IAC, for which no minimum payments are required, totaled $2.4 million, $1.7 million and $1.4 million in the years ended December 31, 2007, 2006 and 2005, respectively. See Note 13 for a further discussion of transactions between Ticketmaster and IAC.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9—COMMITMENTS (Continued)

        Ticketmaster also has funding commitments that could potentially require its performance in the event of demands by third parties or contingent events, such as under letters of credit extended or under guarantees of debt, as follows (in thousands):

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Guarantees, surety bonds and letters of credit	$3,911	$596	$65	$3,250	$—
Purchase obligations	95,056	30,726	35,268	25,687	3,375

Total commercial commitments	$98,967	$31,322	$35,333	$28,937	$3,375

        IAC guaranteed a $3.25 million line of credit granted to one of Ticketmaster's clients in connection with the production of broadway shows in China. According to the terms of the spin-off, the guarantee is expected to be transferred from IAC to Ticketmaster and, accordingly, the guarantee is included in the table above. The surety bonds primarily relate to marketing events and licensing bonds for ticketing services. The purchase obligations primarily arise from sports sponsorship agreements intended to promote Ticketmaster's ticket resale services.

NOTE 10—CONTINGENCIES

        In the ordinary course of business, Ticketmaster is a party to various lawsuits. Ticketmaster establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against Ticketmaster, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of Ticketmaster, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. It is possible that an unfavorable outcome of one or more of these lawsuits could have a material impact on the liquidity, results of operations, or financial condition of Ticketmaster. Ticketmaster also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See Note 6 for discussion related to income tax contingencies.

NOTE 11—FINANCIAL INSTRUMENTS

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Cash and cash equivalents	$568,417	$568,417	$317,577	$317,577
Restricted cash	853	853	—	—
Accounts receivable, net	133,432	133,432	97,623	97,623
Guarantees, surety bonds and letters of credit	N/A	(3,911)	N/A	(3,537)

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 11—FINANCIAL INSTRUMENTS (Continued)

        The carrying amount of cash and cash equivalents reflected in the accompanying combined balance sheets approximates fair value as they are maintained with various high quality financial institutions. The carrying amount of accounts receivable reflected in the accompanying combined balance sheets approximate fair value as they are short-term in nature and are generally settled shortly after the sale.

NOTE 12—SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental Disclosure of Non-Cash Transactions

        In accordance with the terms of the spin-off, IAC transferred its equity investment in Front Line, valued at $125.8 million at December 31, 2007, to Ticketmaster. Additionally, Ticketmaster transferred its investment in Active.com, valued at $4.0 million at December 31, 2007, to IAC. The net amount of these transfers, which are included in "Net transfers from IAC" in the accompanying combined statements of invested equity, were $96.6 million, $(2.3) million and $25.0 million in the years ended December 31, 2007, 2006 and 2005, respectively.

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash paid during the period for:
Interest	$822	$302	$65
Income tax payments, including amounts paid to IAC for Ticketmaster's share of IAC's consolidated tax liability	96,247	92,291	71,519
Income tax refunds	(140)	(1,077)	(228)

NOTE 13—RELATED PARTY TRANSACTIONS

        Ticketmaster provided call center support services to Expedia for which they charged amounts totaling $3.0 million, $3.8 million and $0.7 million in the years ended December 31, 2007, 2006 and 2005, respectively. Amounts receivable by Ticketmaster from Expedia related to these services were approximately $0.1 million and $0.3 million at December 31, 2007 and 2006, respectively, and are included in "Accounts Receivable, trade" in the accompanying combined balance sheets. Ticketmaster and Expedia are related parties because they are under common control.

        Ticketmaster's expenses include allocations from IAC of costs associated with IAC's accounting, treasury, legal, tax, corporate support, human resources and internal audit functions. These expenses were allocated based on the ratio of Ticketmaster's revenue as a percentage of IAC's total revenue. Allocated costs were $3.5 million, $2.6 million and $2.5 million in the years ended December 31, 2007, 2006 and 2005, respectively, and are included in "General and administrative expense" in the accompanying combined statements of operations. It is not practicable to determine the amounts of these expenses that would have been incurred had Ticketmaster operated as an unaffiliated entity. In the opinion of management, the allocation method is reasonable.

        Ticketmaster occupies office space in buildings in Los Angeles and New York City that are currently owned by IAC. Related rental expense charged to Ticketmaster by IAC totaled $2.4 million, $1.7 million and $1.4 million for the years ended December 31, 2007, 2006 and 2005, respectively.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 13—RELATED PARTY TRANSACTIONS (Continued)

        In accordance with the terms of the spin-off, IAC transferred its equity investment in Front Line to Ticketmaster and Ticketmaster transferred its investment in Active.com to IAC. See Notes 8 and 12 for a further description of these transfers.

        The portion of interest income reflected in the combined statements of operations that is intercompany in nature was $27.8 million, $30.5 million and $15.6 million for the years ended December 31, 2007, 2006 and 2005, respectively. This intercompany interest relates to the receivables from IAC.

        An analysis of Ticketmaster's receivables from IAC and subsidiaries is as follows (in thousands):

	2007	2006
Receivables from IAC and subsidiaries, beginning of year	$539,861	$329,601
Cash transfers (from) to IAC related to its centrally managed U.S. treasury function	(83,052)	185,413
Interest income	27,793	30,539
Employee equity instruments and associated tax withholdings	8,141	6,102
Taxes (excludes tax withholdings associated with employee equity instruments)	8,925	5,500
Allocation of non-cash compensation expense	(10,128)	(7,839)
Administrative expenses and other	(17,430)	(9,455)

Receivables from IAC and subsidiaries, end of year	$474,110	$539,861

Relationship Between IAC and Ticketmaster after the Spin-Off

        For purposes of governing certain of the ongoing relationships between Ticketmaster and IAC at and after the spin-off, and to provide for an orderly transition, Ticketmaster and IAC are expected to enter into a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement (the "Spin-Off Agreements"), among other agreements.

Separation Agreement

        The separation agreement is expected to provide generally that (i) immediately prior to the spin-off, IAC will contribute or otherwise transfer to Ticketmaster all of the subsidiaries and assets comprising the Ticketmaster Businesses, (ii) Ticketmaster will assume all of the liabilities related to the Ticketmaster Businesses, (iii) each party will indemnify the other and its respective affiliates, current and former directors, officers and employees for any losses arising out of any breach of any of the Spin-Off Agreements and (iv) Ticketmaster will indemnify IAC for its failure to assume and perform any assumed liabilities and any liabilities relating to Ticketmaster financial and business information included in the SEC documentation filed with respect to the spin-off as well as such other terms as to which IAC and Ticketmaster mutually agree.

Tax Sharing Agreement

        The tax sharing agreement will govern the respective rights, responsibilities and obligations of IAC and Ticketmaster after the spin-off with respect to taxes for the periods ending on or before the spin-off. Generally, IAC will pay taxes with respect to Ticketmaster income included on its consolidated, unitary or combined federal or state tax returns, including audit adjustments with respect

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 13—RELATED PARTY TRANSACTIONS (Continued)

thereto. Other pre-distribution taxes that are attributable to the Ticketmaster Businesses including taxes reported on separately-filed and all foreign returns and audit adjustments with respect thereto, will be borne solely by Ticketmaster. The tax sharing agreement is expected to contain certain customary restrictive covenants that generally prohibit Ticketmaster (absent a supplemental IRS ruling or an unqualified opinion of counsel to the contrary, in each case, in a form and substance satisfactory acceptable to IAC in its sole discretion) from taking actions that could jeopardize the tax free nature of the spin-off. Ticketmaster is expected to agree to indemnify IAC for any taxes and related losses resulting from its non-compliance with these restrictive covenants, as well as for the breach of certain representations in the Spin-Off Agreements and other documentation relating to the tax-free nature of the spin-off.

Employee Matters Agreement

        The employee matters agreement will generally provide that Ticketmaster will be responsible for, among other obligations, all employment and benefit-related obligations and liabilities related to its employees immediately prior to the spin-off (and their dependents and beneficiaries) and former employees who most recently worked for the Ticketmaster Businesses. This agreement is also expected to provide that assets and liabilities from the IAC Retirement Savings Plan of Ticketmaster employees will be transferred to a newly established Ticketmaster Retirement Savings Plan as soon as practicable following the spin-off.

Transition Services Agreement

        Under the transition services agreement, beginning on the date of the completion of the spin-off, IAC will provide to Ticketmaster on an interim, transitional basis, various services, which are expected to relate primarily to public company and operational matters, and such other services as to which IAC and Ticketmaster mutually agree. The agreed upon charges for these services will generally allow IAC to recover fully the allocated costs of providing the services, plus all out-of-pocket costs and expenses. Ticketmaster may terminate the agreement with respect to one or more particular services upon prior written notice.

Commercial Agreements

        IAC and Ticketmaster currently, and for the foreseeable future expect to provide certain services to each other pursuant to certain commercial relationships. In connection with the spin-off, IAC and Ticketmaster will enter into a number of commercial agreements between subsidiaries of IAC, on the one hand, and subsidiaries of Ticketmaster, on the other hand, many of which will memorialize (in most material respects) pre-existing arrangements in effect prior to the spin-off and all of which are intended to reflect arm's length terms. In addition, IAC and Ticketmaster believe that such agreements, whether taken individually or in the aggregate, do not constitute a material contract to either IAC or Ticketmaster.

        Aggregate revenue earned with respect to these commercial agreements by the Ticketmaster Businesses with IAC subsidiaries was $12.2 million, $11.6 million and $11.6 million, respectively, in the years ended December 31, 2007, 2006 and 2005. The Ticketmaster Businesses incurred approximately $1.8 million in the years ended December 31, 2007 and less than $0.1 million in the years ended

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 13—RELATED PARTY TRANSACTIONS (Continued)

December 31, 2006 and 2005 in expenses related to these commercial agreements with IAC subsidiaries.

NOTE 14—BENEFIT PLANS

        During the three years ended December 31, 2007, Ticketmaster either participated in a retirement savings plan sponsored by IAC or had a retirement savings plan in the United States that was qualified under Section 401(k) of the Internal Revenue Code. Subsequent to the spin-off, the net assets available for benefits of the employees of Ticketmaster are expected to be transferred from the IAC plan to a newly created Ticketmaster plan. Under the IAC plan, participating employees may contribute up to 16% of their pretax earnings, but not more than statutory limits. Ticketmaster match under the IAC plan is fifty cents for each dollar a participant contributes in this plan, with a maximum contribution of 3% of a participant's eligible earnings. Matching contributions for the IAC plan were approximately $2.5 million, $2.1 million and $1.9 million in 2007, 2006, and 2005, respectively. The increase in matching contributions for 2007 and 2006 is primarily related to increased participation in the plan. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided under the plan. Investment options in the plan included IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock.

        During the three years ended December 31, 2007, Ticketmaster also had or participated in various benefit plans, principally defined contribution plans, for its non-U.S. employees. Ticketmaster's contributions for these plans were approximately $4.1 million, $3.4 million and $2.7 million in 2007, 2006 and 2005, respectively.

NOTE 15—QUARTERLY RESULTS (UNAUDITED)

	Quarter Ended March 31,	Quarter Ended June 30,	Quarter Ended September 30,	Quarter Ended December 31,
	(In thousands)
Year Ended December 31, 2007
Revenue	$303,577	$293,416	$292,466	$351,018
Gross profit	118,793	109,556	111,280	134,310
Operating income	61,488	45,368	48,036	61,424
Net income	42,925	34,804	40,541	51,081
Year Ended December 31, 2006
Revenue	$240,722	$287,595	$258,497	$275,858
Gross profit	99,790	115,597	100,113	110,020
Operating income	58,143	65,215	45,533	56,000
Net income	39,636	45,761	34,706	56,598

Schedule II

TICKETMASTER AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Earnings	Charges to Other Accounts	Deductions		Balance at End of Period
	(In thousands)
2007
Allowance for doubtful accounts	$2,798	$496	$126	$(1,074)	(1)	$2,346
Deferred tax valuation allowance	4,164	2,606	—	—		6,770
Other reserves	39					—
2006
Allowance for doubtful accounts	$2,033	$761	$74	$(70)	(1)	$2,798
Deferred tax valuation allowance	5,404	(915)	(325)	—		4,164
Other reserves	39					39
2005
Allowance for doubtful accounts	$1,978	$125	$484	$(554)	(1)	$2,033
Deferred tax valuation allowance	6,513	(1,109)	—	—		5,404
Other reserves	1,062					39

(1)
Write-off of uncollectible accounts receivable.

TICKETMASTER AND SUBSIDIARIES

COMBINED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In thousands)
Service revenue	$344,817	$300,547
Interest on funds held for clients	4,164	3,030

Net revenue	348,981	303,577
Cost of sales (exclusive of depreciation shown separately below)	221,022	184,784

Gross profit	127,959	118,793
Selling and marketing expense	19,393	7,073
General and administrative expense	41,853	34,258
Amortization of intangibles	8,868	6,853
Depreciation	11,055	9,121

Operating income	46,790	61,488
Other income (expense):
Interest income	3,290	5,378
Interest expense	(735)	(266)
Equity in income of uncombined affiliates	666	865
Other income	944	83

Total other income, net	4,165	6,060

Earnings before income taxes and minority interest	50,955	67,548
Income tax provision	(18,821)	(24,637)
Minority interest in losses of combined subsidiaries	573	14

Net income	$32,707	$42,925

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

TICKETMASTER AND SUBSIDIARIES

COMBINED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(unaudited)	(audited)
	(In thousands)
ASSETS
Cash and cash equivalents	$501,752	$568,417
Restricted cash	506	853
Accounts receivable, client accounts	161,632	99,453
Accounts receivable, trade, net of allowance of $4,047 and $2,346, respectively	36,102	33,979
Deferred income taxes	5,769	5,883
Contract advances	64,105	63,126
Prepaid expenses and other current assets	38,570	21,149

Total current assets	808,436	792,860
Property and equipment, net	110,528	95,122
Goodwill	1,411,139	1,090,418
Intangible assets, net	230,570	92,325
Long-term investments	150,121	149,295
Other non-current assets	99,155	86,514

TOTAL ASSETS	$2,809,949	$2,306,534

LIABILITIES AND INVESTED EQUITY
LIABILITIES:
Accounts payable, client accounts	$500,547	$413,075
Accounts payable, trade	35,407	14,698
Accrued compensation and benefits	37,436	31,171
Deferred revenue	31,791	19,829
Income taxes payable	1,616	1,721
Other accrued expenses and current liabilities	49,874	42,449

Total current liabilities	656,671	522,943
Income taxes payable	1,002	982
Other long-term liabilities	8,004	3,204
Deferred income taxes	87,888	32,416
Minority interest	7,766	7,812
Commitments and contingencies
INVESTED EQUITY:
Invested capital	2,599,884	2,172,497
Receivables from IAC and subsidiaries	(604,340)	(474,110)
Accumulated other comprehensive income	53,074	40,790

Total invested equity	2,048,618	1,739,177

TOTAL LIABILITIES AND INVESTED EQUITY	$2,809,949	$2,306,534

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

TICKETMASTER AND SUBSIDIARIES

COMBINED STATEMENTS OF INVESTED EQUITY

(Unaudited)

	Total	Invested Capital	Receivables from IAC and Subsidiaries	Accumulated Other Comprehensive Income
	(In thousands)
Balance as of December 31, 2007	$1,739,177	$2,172,497	$(474,110)	$40,790
Comprehensive income:
Net income for the three months ended March 31, 2008	32,707	32,707	—	—
Foreign currency translation	12,284	—	—	12,284

Comprehensive income	44,991
Net transfers from IAC (principally funding for acquisitions)	394,680	394,680	—	—
Net change in receivables from IAC and subsidiaries	(130,230)	—	(130,230)	—

Balance as of March 31, 2008	$2,048,618	$2,599,884	$(604,340)	$53,074

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

TICKETMASTER AND SUBSIDIARIES

COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net income	$32,707	$42,925
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	8,868	6,853
Depreciation	11,055	9,121
Non-cash compensation expense	4,765	1,879
Deferred income taxes	1,111	(3,103)
Equity in income of uncombined affiliates, net of dividends	(666)	(865)
Minority interest in losses of combined subsidiaries	(573)	(14)
Changes in current assets and liabilities:
Accounts receivable	6,542	(6,941)
Prepaid expenses and other current assets	(18,692)	(2,070)
Accounts payable and other current liabilities	4,964	(9,731)
Income taxes payable	(3,255)	(363)
Deferred revenue	(581)	(338)
Funds collected on behalf of clients, net	18,958	43,302
Other, net	632	66

Net cash provided by operating activities	65,835	80,721

Cash flows from investing activities:
Transfers to IAC	(135,481)	(1,466)
Acquisitions, net of cash acquired	(394,999)	(10,219)
Capital expenditures	(9,487)	(9,304)
Increase in long-term investments	(158)	—

Net cash used in investing activities	(540,125)	(20,989)

Cash flows from financing activities:
Capital contributions from IAC	394,999	10,219
Principal payments on long-term obligations	(345)	(684)
Excess tax benefits from stock-based awards	28	1,659

Net cash provided by financing activities	394,682	11,194

Effect of exchange rate changes on cash and cash equivalents	12,943	2,184

Net (decrease) increase in cash and cash equivalents	(66,665)	73,110
Cash and cash equivalents at beginning of period	568,417	317,577

Cash and cash equivalents at end of period	$501,752	$390,687

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying Ticketmaster as one of those five companies. In these combined financial statements, we refer to the separation transaction as the "spin-off." Upon completion of the spin-off, Ticketmaster will consist of the businesses that formerly comprised IAC's Ticketmaster segment, which consists of its domestic and international ticketing and ticketing related businesses, subsidiaries and investments, excluding its ReserveAmerica subsidiary and its investment in Active.com. Ticketmaster will include IAC's investment in Front Line Management Group Inc. ("Front Line"). The businesses to be operated by Ticketmaster following the spin-off are referred to herein as the "Ticketmaster Businesses."

Basis of Presentation

        The historical combined financial statements of Ticketmaster and its subsidiaries reflect the historical financial position, results of operations and cash flows of the Ticketmaster Businesses since their respective dates of acquisition by IAC, and the allocation to Ticketmaster of certain IAC corporate expenses relating to the Ticketmaster Businesses based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the Ticketmaster Businesses. However, for the purposes of these financial statements, income taxes have been computed for Ticketmaster on an as if stand-alone, separate tax return basis. These financial statements are prepared on a combined, rather than a consolidated, basis because they exclude ReserveAmerica and the investment in Active.com that were owned, and include the investment in Front Line that was not owned, either directly or indirectly, by legal entities that comprise the Ticketmaster Businesses. The ownership of ReserveAmerica and the investment in Active.com will be retained by IAC after the spin-off. These combined financial statements present IAC's and its subsidiaries net investment in the Ticketmaster Businesses as invested equity in lieu of shareholders' equity. Intercompany transactions and accounts have been eliminated.

        In the opinion of Ticketmaster's management, the assumptions underlying the historical combined financial statements of Ticketmaster are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of Ticketmaster would have been had Ticketmaster been a stand-alone company during the periods presented.

        The accompanying unaudited combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of Ticketmaster's management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Interim results are not necessarily indicative of the results that may be expected for a full year. The accompanying unaudited combined financial statements should be read in conjunction with Ticketmaster's audited combined financial statements and notes thereto for the year ended December 31, 2007.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION (Continued)

Company Overview

        Ticketmaster is the world's leading live entertainment ticketing and marketing company, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com, one of the largest e-commerce sites on the internet, approximately 6,700 independent sales outlets and 19 call centers worldwide. Ticketmaster serves leading arenas, stadiums, amphitheaters, music clubs, concert promoters, professional sports franchises and leagues, college sports teams, performing arts venues, museums and theaters in the United States and abroad, including Australia, Canada, China, Denmark, Finland, Germany, Ireland, the Netherlands, New Zealand, Norway, Spain, Sweden, Turkey and the United Kingdom. Ticketmaster is also a party to joint ventures with third parties to provide ticket distribution services in Mexico and to supply ticketing services for the 2008 Beijing Olympic Games. Ticketmaster licenses its technology in Mexico, Argentina, Brazil, Chile, China and Belgium.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

        Ticketmaster's management is required to make certain estimates and assumptions during the preparation of the combined financial statements in accordance with U.S. generally accepted accounting principles. These estimates and assumptions impact the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the combined financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying combined financial statements include: the recoverability of contract advances; the recoverability of long-lived assets; the recovery of goodwill and intangible assets; the determination of income taxes payable and deferred income taxes, including related valuation allowances; and assumptions related to the determination of stock-based compensation.

Other

        Interest income earned on funds that are collected from ticket purchasers and invested until remittance to the applicable clients is included in revenue. For the three months ended March 31, 2008 and 2007, $4.2 million and $3.0 million, respectively, of interest income is included in revenue.

Recent Accounting Pronouncements

        In December 2007, the Financial Accounting Standards Board ("FASB") issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51" ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of combined net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. SFAS No. 160 will be applied prospectively, except as it relates to disclosures, for

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

which the effects will be applied retrospectively for all periods presented. Early adoption is not permitted. Ticketmaster is currently assessing the impact of SFAS No. 160 on its combined financial position, results of operations and cash flows.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS No. 141R"), which replaces FASB Statement No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations in fiscal years beginning after December 15, 2008. Early adoption is not permitted. Ticketmaster is currently assessing the impact of the adoption of SFAS No. 141R on its combined financial position, results of operations and cash flows.

NOTE 3—GOODWILL AND INTANGIBLE ASSETS

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	March 31, 2008	December 31, 2007
Goodwill	$1,411,139	$1,090,418
Intangible assets with indefinite lives	62,560	62,560
Intangible assets with definite lives, net	168,010	29,765

Total goodwill and intangible assets, net	$1,641,709	$1,182,743

        Intangible assets with indefinite lives relate principally to trade names and trademarks acquired in various acquisitions. At March 31, 2008, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Purchase agreements	$165,661	$(151,539)	$14,122	6.1
Broker relationships	63,800	(444)	63,356	12.0
Customer lists	34,600	(1,057)	33,543	7.0
Technology	32,087	(9,309)	22,778	3.5
Distribution agreements	28,929	(22,212)	6,717	4.3
Other	40,022	(12,528)	27,494	7.5

Total	$365,099	$(197,089)	$168,010

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3—GOODWILL AND INTANGIBLE ASSETS (Continued)

        At December 31, 2007, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Purchase agreements	$163,681	$(145,637)	$18,044	6.1
Distribution agreements	28,109	(20,567)	7,542	4.2
Technology	8,587	(8,397)	190	4.0
Other	14,752	(10,763)	3,989	5.2

Total	$215,129	$(185,364)	$29,765

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on March 31, 2008 balances, such amortization for the remainder of 2008 and each of the next five years and thereafter is estimated to be as follows (in thousands):

Remaining nine months of 2008	$27,081
2009	27,529
2010	23,054
2011	14,608
2012	12,026
2013	11,796
2014 and thereafter	51,916

$168,010

        The following table presents the balance of goodwill, including changes in the carrying amount of goodwill, for the three months ended March 31, 2008 (in thousands):

Balance As Of January 1, 2008	Additions	(Deductions)	Foreign Exchange Translation	Balance As Of March 31, 2008
$1,090,418	$315,803	$(14)	$4,932	$1,411,139

        Additions principally relate to the acquisitions of TicketsNow, Paciolan, and GET ME IN! LTD. The aggregate purchase price for these acquisitions totaled approximately $425 million. Ticketmaster identified approximately $146.2 million of intangible assets other than goodwill. The goodwill recognized amounted to approximately $311.6 million. The purchase price allocation for each of these acquisitions is preliminary and subject to adjustment during the allocation period, which is not expected to last beyond a year from the respective date of purchase, and as such the goodwill may change.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	March 31, 2008	December 31, 2007
Computer equipment and capitalized software	$283,944	$260,983
Leasehold improvements	16,813	14,180
Furniture and other equipment	20,305	18,375
Projects in progress	10,199	10,249
Land	2,458	2,500

	333,719	306,287
Less: accumulated depreciation and amortization	(223,191)	(211,165)

Total property and equipment, net	$110,528	$95,122

NOTE 5—SEGMENT INFORMATION

        Ticketmaster has one operating segment based upon how the chief operating decision maker and executive management view the business, its organizational structure and the type of service provided, which primarily is online and offline ticketing services.

        Ticketmaster's primary metric is Operating Income Before Amortization, which is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. Ticketmaster believes this measure is useful to investors because it represents its combined operating results taking into account depreciation, which it believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Ticketmaster's statement of operations of certain expenses, including non-cash compensation and acquisition-related accounting.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5—SEGMENT INFORMATION (Continued)

        The following table reconciles Operating Income Before Amortization to operating income and net income (in thousands):

	Three Months Ended March 31,
	2008	2007
Operating Income Before Amortization	$60,423	$70,220
Non-cash compensation expense	(4,765)	(1,879)
Amortization of intangibles	(8,868)	(6,853)

Operating income	46,790	61,488
Interest income	3,290	5,378
Interest expense	(735)	(266)
Equity in income of uncombined affiliates	666	865
Other income	944	83
Income tax provision	(18,821)	(24,637)
Minority interest in losses of combined subsidiaries	573	14

Net income	$32,707	$42,925

        Non-cash compensation expense in the table above is included in the following line items in the accompanying combined statements of operations for the three months ended March 31, 2008 and 2007 (in thousands):

	Three Months Ended March 31,
	2008	2007
Cost of sales	$235	$148
Selling and marketing expense	258	163
General and administrative expense	4,272	1,568

Non-cash compensation expense	$4,765	$1,879

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5—SEGMENT INFORMATION (Continued)

        Ticketmaster maintains operations in the United States, the United Kingdom, Canada and other international territories. Geographic information about the United States and international territories is presented below (in thousands):

	Three Months Ended March 31,
	2008	2007
Revenue:
United States	$239,707	$209,077
All other countries	109,274	94,500

Total	$348,981	$303,577

	March 31, 2008	December 31, 2007
Long-lived assets (excluding goodwill and intangible assets):
United States	$78,811	$63,021
All other countries	31,717	32,101

Total	$110,528	$95,122

NOTE 6—EQUITY INVESTMENTS IN UNCOMBINED AFFILIATES

        At March 31, 2008 and December 31, 2007, Ticketmaster's equity investments in uncombined affiliates totaled $145.9 million and $145.2 million, respectively, and are included in "Long-term investments" in the accompanying combined balance sheets.

        Summarized aggregated financial information for Ticketmaster's equity investments is as follows (in thousands):

	Three Months Ended March 31,
	2008	2007
Net sales	$72,149	$9,042
Gross profit	34,353	6,712
Net income	4,746	2,616

NOTE 7—COMPREHENSIVE INCOME

        Comprehensive income is comprised of (in thousands):

	Three Months Ended March 31,
	2008	2007
Net income	$32,707	$42,925
Foreign currency translation	12,284	2,612

Comprehensive income	$44,991	$45,537

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 7—COMPREHENSIVE INCOME (Continued)

        Accumulated other comprehensive income at March 31, 2008 and December 31, 2007 is solely related to foreign currency translation.

NOTE 8—INCOME TAXES

        Ticketmaster calculates its interim income tax provision in accordance with Accounting Principles Board Opinion No. 28 and FASB Interpretation No. 18. At the end of each interim period, Ticketmaster makes its best estimate of the annual expected effective tax rate and applies that rate to its ordinary year-to-date earnings or loss. The tax or benefit related to significant, unusual, or extraordinary items that will be separately reported or reported net of their related tax effect are individually computed and recognized in the interim period in which those items occur. In addition, the effect of changes in enacted tax laws or rates, tax status, or judgment on the realizability of a beginning-of-the-year deferred tax asset in future years is recognized in the interim period in which the change occurs.

        The computation of the annual expected effective tax rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected operating income for the year, projections of the proportion of income (or loss) earned and taxed in foreign jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is acquired, additional information is obtained or Ticketmaster's tax environment changes. To the extent that the estimated annual effective tax rate changes during a quarter, the effect of the change on prior quarters is included in tax expense for the current quarter.

        For the three months ended March 31, 2008 and 2007, Ticketmaster recorded tax provisions of $18.8 million and $24.6 million, respectively, which represent effective tax rates of 37% and 36%, respectively. The tax rates for the three months ended March 31, 2008 and March 31, 2007 are higher than the federal statutory rate of 35% due principally to state taxes.

        As of December 31, 2007 and March 31, 2008, Ticketmaster had unrecognized tax benefits of approximately $5.5 million. Included in unrecognized tax benefits at March 31, 2008 is approximately $4.6 million for tax positions included in IAC's consolidated tax return filings that will remain a liability of IAC after the spin-off. Ticketmaster recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. Included in income tax expense for the three months ended March 31, 2008 is $0.1 million, net of related deferred taxes, for interest on unrecognized tax benefits. At March 31, 2008, Ticketmaster has accrued $1.0 million for the payment of interest. There are no material accruals for penalties.

        By virtue of previously filed separate company and consolidated tax returns with IAC, Ticketmaster is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Ticketmaster are recorded in the period they become known.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 8—INCOME TAXES (Continued)

        The Internal Revenue Service is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of Ticketmaster from January 17, 2003, the date which Ticketmaster joined the IAC consolidated tax return. The statute of limitations for these years has been extended to December 31, 2008. Various IAC consolidated tax returns filed with state, local and foreign jurisdictions are currently under examination, the most significant of which are California, Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008.

        Ticketmaster believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $3.6 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

NOTE 9—CONTINGENCIES

        In the ordinary course of business, Ticketmaster is a party to various lawsuits. Ticketmaster establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against Ticketmaster, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of Ticketmaster, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. It is possible that an unfavorable outcome of one or more of these lawsuits could have a material impact on the liquidity, results of operations, or financial condition of Ticketmaster. Ticketmaster also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See Note 8 for discussion related to income tax contingencies.

NOTE 10—RELATED PARTY TRANSACTIONS

        Ticketmaster's expenses include allocations from IAC of costs associated with IAC's accounting, treasury, legal, tax, corporate support, human resources and internal audit functions. These expenses were allocated based on the ratio of Ticketmaster's revenue as a percentage of IAC's total revenue. Allocated costs were $0.9 million, and $0.8 million for the three months ended March 31, 2008 and 2007, respectively, and are included in "General and administrative expense" in the accompanying combined statements of operations. It is not practicable to determine the amounts of these expenses that would have been incurred had Ticketmaster operated as an unaffiliated entity. In the opinion of management, the allocation method is reasonable.

        The portion of interest income reflected in the combined statements of operations that is intercompany in nature was $1.7 million and $4.6 million for the three months ended March 31, 2008 and 2007, respectively. This intercompany interest relates to the receivables from IAC.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10—RELATED PARTY TRANSACTIONS (Continued)

        An analysis of Ticketmaster's receivables from IAC and subsidiaries is as follows (in thousands):

March 31, 2008
Receivables from IAC and subsidiaries at December 31, 2007	$474,110
Cash transfers to IAC related to its centrally managed U.S. treasury function	134,506
Interest income	1,699
Employee equity instruments and associated tax withholdings	3,888
Taxes (excludes tax withholdings associated with employee equity instruments)	(2,277)
Allocation of non-cash compensation expense	(2,975)
Administrative expenses and other	(4,611)

Receivables from IAC and subsidiaries at March 31, 2008	$604,340

Relationship Between IAC and Ticketmaster after the Spin-Off

        For purposes of governing certain of the ongoing relationships between Ticketmaster and IAC at and after the spin-off, and to provide for an orderly transition, Ticketmaster and IAC are expected to enter into a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement (the "Spin-Off Agreements"), among other agreements. See Ticketmaster's combined financial statements for the year ended December 31, 2007 for descriptions of the Spin-Off Agreements.

ANNEX D

TREE.COM, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

        We have audited the accompanying consolidated balance sheets of Tree.com, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule on page D-36. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tree.com, Inc. and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                                                            /s/ Ernst & Young LLP

Los Angeles, California
May 5, 2008

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue	$346,378	$476,478	$421,355
Cost of revenue (exclusive of depreciation shown separately below)	73,114	73,217	66,342

Gross margin	273,264	403,261	355,013
Selling and marketing expense	187,612	218,910	176,749
General and administrative expense	99,244	119,284	101,975
Product development	14,991	15,168	15,001
Proceeds from a litigation settlement	(15,000)	—	—
Amortization of intangibles	34,469	24,018	35,314
Restructuring expense	22,867	—	—
Depreciation	10,058	11,710	6,720
Goodwill impairment	459,463	—	—

Operating (loss) income	(540,440)	14,171	19,254
Other income (expense):
Interest income	1,171	1,307	195
Interest expense	(986)	(1,556)	(2,195)
Other income (expense)	14	(207)	(35)

Total other income (expense), net	199	(456)	(2,035)

(Loss) earnings before income taxes and minority interest	(540,241)	13,715	17,219
Income tax provision	(10,161)	(5,022)	(11,420)
Minority interest in losses of consolidated subsidiaries	—	—	52

Net (loss) income	$(550,402)	$8,693	$5,851

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006
	(In thousands)
ASSETS
Cash and cash equivalents	$45,940	$99,498
Restricted cash and cash equivalents	14,953	15,467
Accounts receivable, net of allowance of $322 and $1,129, respectively	12,433	21,581
Loans held for sale	86,754	345,896
Deferred income taxes	6,420	12,406
Prepaid and other current assets	6,011	10,090

Total current assets	172,511	504,938
Property and equipment, net	21,466	30,677
Goodwill	140,892	582,295
Intangible assets, net	108,440	142,781
Other non-current assets	278	354

TOTAL ASSETS	$443,587	$1,261,045

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current maturities of long-term obligations and short-term borrowings	$99,622	$350,072
Accounts payable, trade	3,335	8,989
Deferred revenue	1,435	2,908
Income taxes payable	993	616
Accrued expenses and other current liabilities	83,613	62,890

Total current liabilities	188,998	425,475
Long-term obligations, net of current maturities	—	19,347
Income taxes payable	730	—
Other long-term liabilities	2,529	3,794
Deferred income taxes	36,706	38,976
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Invested capital	751,923	750,331
Payables to IAC and subsidiaries	20,067	29,126
Accumulated deficit	(557,366)	(6,004)

Total shareholders' equity	214,624	773,453

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$443,587	$1,261,045

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Total	Invested Capital	Payables to IAC and Subsidiaries	Accumulated Deficit
	(In thousands)
Balance as of December 31, 2004	$753,674	$751,646	$22,576	$(20,548)
Comprehensive income:
Net income for the year ended December 31, 2005	5,851	—	—	5,851

Comprehensive income	5,851
Net transfers from IAC (principally related to equity awards)	3,127	3,127	—
Net change in payables to IAC and subsidiaries	3,834	—	3,834	—

Balance as of December 31, 2005	766,486	754,773	26,410	(14,697)
Comprehensive income:
Net income for the year ended December 31, 2006	8,693	—	—	8,693

Comprehensive income	8,693
Net transfers to IAC (principally tax adjustments related to equity awards)	(4,442)	(4,442)	—	—
Net change in payables to IAC and subsidiaries	2,716	—	2,716	—

Balance as of December 31, 2006	773,453	750,331	29,126	(6,004)
Comprehensive loss:
Net loss for the year ended December 31, 2007	(550,402)	—	—	(550,402)

Comprehensive loss	(550,402)
Cumulative effect of adoption of EITF 06-2	(960)	—	—	(960)
Net transfers from IAC (principally tax adjustments related to equity awards)	1,592	1,592	—	—
Net change in payables to IAC and subsidiaries	(9,059)	—	(9,059)	—

Balance as of December 31, 2007	$214,624	$751,923	$20,067	$(557,366)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(550,402)	$8,693	$5,851
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Amortization of intangibles	34,469	24,018	35,314
Depreciation	10,058	11,710	6,720
Goodwill impairment	459,463	—	—
Non-cash compensation expense	2,925	2,177	7,385
Non-cash restructuring expense	8,403	—	—
Deferred income taxes	2,764	206	543
Excess tax benefits from stock-based awards	—	—	3,075
Gain on sales of loans held for sale	(147,546)	(221,400)	(179,026)
Provision for loans losses	19,321	6,637	4,649
Bad debt expense	1,925	1,768	560
Non-cash interest expense	903	1,345	1,824
Minority interest in losses of consolidated subsidiaries	—	—	(52)
Changes in current assets and liabilities:
Accounts receivable	9,364	(1,254)	(372)
Origination of loans held for sale	(5,822,599)	(7,841,607)	(7,381,439)
Proceeds from sales of loans held for sale	6,223,363	8,089,128	7,394,209
Prepaid and other current assets	4,110	(4,761)	(3,337)
Accounts payable and other current liabilities	(20,612)	(3,594)	21,207
Income taxes payable	(702)	582	947
Deferred revenue	(1,785)	1,603	(142)
Other, net	(437)	(337)	268

Net cash provided by (used in) operating activities	232,985	74,914	(81,816)

Cash flows from investing activities:
Acquisitions, net of cash acquired	(1,559)	(3,059)	(3,760)
Capital expenditures	(9,421)	(13,251)	(17,827)
Proceeds from sales of marketable securities	—	—	2,416
Other, net	33	(100)	806

Net cash used in investing activities	(10,947)	(16,410)	(18,365)

Cash flows from financing activities:
Borrowing under lines of credit	5,651,803	7,700,842	7,217,327
Repayments of lines of credit	(5,910,849)	(7,724,663)	(7,054,488)
Principal payments on long-term obligations	(11,654)	(11,530)	(1,717)
Transfers (to) from IAC	(7,083)	(3,870)	3,090
Excess tax benefits from stock-based awards	1,673	1,214	—
Decrease (increase) in restricted cash	514	(7,908)	(1,181)

Net cash (used in) provided by financing activities	(275,596)	(45,915)	163,031

Net (decrease) increase in cash and cash equivalents	(53,558)	12,589	62,850
Cash and cash equivalents at beginning of period	99,498	86,909	24,059

Cash and cash equivalents at end of period	$45,940	$99,498	$86,909

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying Tree.com, Inc. ("Tree.com") as one of those five companies. In these consolidated financial statements, we refer to the separation transaction herein as the "spin-off". In connection with the spin-off, Tree.com was incorporated as a Delaware corporation in April 2008. Tree.com currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, Tree.com will consist of the businesses that formerly comprised IAC's Lending and Real Estate segments. We refer herein to these businesses as the "Tree.com Businesses," which include LendingTree.com, RealEstate.com, GetSmart.com, LendingTree Loans, iNest and Domania.

Basis of Presentation

        The historical consolidated financial statements of Tree.com and its subsidiaries reflect the contribution or other transfer to Tree.com of all of the subsidiaries and assets and the assumption by Tree.com of all of the liabilities relating to the Tree.com Businesses in connection with the spin-off and the allocation to Tree.com of certain IAC corporate expenses relating to the Tree.com Businesses. Accordingly, the historical consolidated financial statements of Tree.com reflect the historical financial position, results of operations and cash flows of the Tree.com Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the Tree.com Businesses with the exception of accounting for income taxes. For purposes of these financial statements, income taxes have been computed for Tree.com on an as if stand-alone, separate tax return basis. Intercompany transactions and accounts have been eliminated.

        In the opinion of Tree.com's management, the assumptions underlying the historical consolidated financial statements of Tree.com are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of Tree.com would have been had Tree.com been a stand-alone company during the periods presented.

Company Overview

Lending

        Lending consists of online networks (principally LendingTree.com and GetSmart.com) and call centers that connect consumers and financial providers in the lending industry. Tree.com also originates, processes, approves and funds various residential real estate loans through Home Loan Center ("HLC"), which does business as LendingTree Loans in certain jurisdictions. The HLC and LendingTree Loans brand names are collectively referred to in these consolidated financial statements as "LendingTree Loans." Additionally, Tree.com provides mortgage settlement services, including title search, appraisals, flood certification and closing transactions, under the name "LendingTree Settlement Services."

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION (Continued)

Real Estate

        Real Estate consists of a proprietary full service real estate brokerage that operates in fourteen U.S. markets, www.RealEstate.com, an online network that connects consumers with real estate brokerages around the country, iNest, an online network that matches buyers and builders of new homes, and Domania, an online lead provider for banks, mortgage lenders and real estate professionals.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Lending

        Lending's network revenue principally represents transmit fees and closed-loan fees paid by lenders that received a transmitted loan request or closed a loan for a consumer that originated through one of Lending's websites or affiliates. Transmit fees are recognized at the time qualification forms are transmitted, while closed-loan fees are recognized at the time the lender reports the closed loan to Lending, which may be several months after the qualification form is transmitted.

        LendingTree Loans' revenue is primarily derived from the origination and sale of mortgage loans. Mortgage loans are funded through lines of credit, primarily warehouse lines, and sold to investors typically within thirty days. The gain or loss on the sale of loans to investors is recognized at the date the loans are sold and is based on the difference between the sale proceeds received and the carrying value of the loans, which includes deferred loan origination fees less certain direct origination costs and other processing costs. LendingTree Loans sells its loans on a servicing released basis in which LendingTree Loans gives up the right to service the loan on an ongoing basis, thereby earning an additional premium upon sale. The recognition of gain or loss on the sale of loans is accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140").

Real Estate

        Real Estate earns revenue from subscription and cooperative brokerage fees paid by real estate professionals participating in its real estate networks and from commissions paid by consumers for closing a real estate transaction on their behalf. Subscription fees are recognized over the subscription period. Cooperative brokerage fees are recognized when the transmission of a consumer's information results in the purchase or sale of a home and the transaction is reported closed by the participating real estate professional. Commissions are recognized at the time the real estate transaction is closed.

Cash and Cash Equivalents

        Cash and cash equivalents include cash and money market instruments.

Restricted Cash

        Restricted cash at December 31, 2007 and 2006 primarily includes minimum required balances that LendingTree Loans maintains in connection with its various lines of credit, primarily warehouse lines.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable

        Accounts receivable are stated at amounts due from customers, primarily lending and real estate service providers participating on our networks, net of an allowance for doubtful accounts.

        Accounts receivable outstanding longer than the contractual payment terms are considered past due. Tree.com determines its allowance for doubtful accounts by considering a number of factors, including the length of time accounts receivable are past due, Tree.com's previous loss history, the specific customer's current ability to pay its obligation to Tree.com and the condition of the general economy and the customer's industry. Tree.com writes off accounts receivable when management deems them uncollectible.

Loans Held for Sale

        LendingTree Loans originates residential loans with the intent to sell them in the secondary market. Loans held for sale consist primarily of residential first and second mortgage loans that are secured by residential real estate throughout the United States. Loans held for sale are carried at the lower of cost or market value in accordance with SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." The lower of cost or market value is determined on an aggregate basis, except for loans that management has deemed to be impaired, in which case the determination is made on an individual basis. The cost basis of loans held for sale includes the capitalized cost associated with the interest rate lock commitments, deferred origination fees and deferred origination costs. The market value of loans held for sale is determined using current secondary market prices for loans with similar coupons, maturities and credit quality. The amount by which the cost of loans held for sale exceeds the market value of loans held for sale is accounted for as a valuation allowance. Loans held for sale are pledged as collateral under LendingTree Loans' various lines of credit, which are primarily warehouse lines. LendingTree Loans relies substantially on the secondary mortgage market as all of the loans that are funded are intended to be sold into this market.

        Loan origination fees (income) and costs related to funded loans held for sale (including direct costs of origination as well as payroll and administration costs associated with the origination process) are deferred until the loan is sold. Upon sale of the loan, the origination fees and costs are recognized as a component of the gain on sale of the loan. Origination costs related to unsuccessful loan origination efforts are recorded as operating expenses in the period incurred.

        Interest on mortgage loans held for sale is recorded in income as earned. Interest is only accrued if deemed collectible. Interest is generally deemed uncollectible when a loan is delinquent for three months or more or when a loan has a defect affecting its salability evidencing a lack of collectability of amounts when contractually due. Delinquency is calculated based on the contractual due date of the loan. The amount of loans on nonaccrual status at December 31, 2007 and 2006 was $7.2 million and $1.6 million, respectively.

        LendingTree Loans sells loans it originates to investors on a servicing released basis, so that the economic risk of loss or default by the borrower is generally transferred to the investor. LendingTree Loans, however, is required by these investors to make certain representations relating to credit information, loan documentation and collateral. To the extent that LendingTree Loans does not comply with such representations, which may be evidenced by early payment defaults, LendingTree Loans may be required to repurchase loans or indemnify these investors for any loss from borrower defaults. As

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

such, LendingTree Loans records a liability for the estimated obligation related to this exposure based, in part, on historical and projected loss frequency and loss severity, the original principal amount of the loans previously sold, the year the loans were sold, and loan type. There are four loan types used in this analysis which are determined based on the extent of the documentation received (full or limited) and the lien position of the mortgage in the underling property (first or second position). In connection with a majority of its loan sales agreements, LendingTree Loans is also responsible for a minimum number of payments to be made on each loan. In the case of early payment payoffs, which occurs when a borrower prepays a loan prior to the end of the prepayment penalty period, LendingTree Loans may be required to repay all or a portion of the premium initially paid by the investor. The estimated obligation associated with early loan payoffs is calculated based on historical loss experience by type of loan. As of December 31, 2007 and 2006, the loan loss liability was $13.9 million and $3.8 million, respectively. For the years ended December 31, 2007, 2006 and 2005, LendingTree Loans increased its liability for losses on previously sold loans by approximately $15.5 million, $6.0 million and $4.7 million, respectively, as a reduction in revenue. In 2007, 2006 and 2005, $5.4 million, $5.3 million and $2.7 million was paid or written off against the liability, respectively, thereby reducing the liability. Actual losses are charged to the loss liability when incurred and management evaluates the adequacy of the liability calculations quarterly. Because LendingTree Loans does not service the loans it sells, it does not maintain nor have access to the current balances and loan performance data with respect to the individual loans previously sold to investors. As such, LendingTree Loans is unable to determine its maximum loss exposure.

        For the years ended 2007, 2006 and 2005 LendingTree Loans sold approximately 36,000 55,000 and 48,000 loans, respectively, with initial loan values of $6.1 billion, $7.9 billion and $7.2 billon, respectively. From loans sold in those periods, LendingTree Loans has experienced repurchase and indemnification losses resulting from lack of compliance with certain representations relating to loans sold to investors which may be evidenced by early payment defaults on 57, 84 and 46 loans, respectively. The initial value of loans on which losses have been incurred was $6.4 million, $9.9 million and $6.6 million, respectively. The loss amounts incurred on those loans were $1.2 million, $3.3 million and $1.1 million, respectively, or less than 0.019%, 0.042% and 0.016%, respectively, of the initial loan value of the total loans sold for 2007, 2006 and 2005.

Property and Equipment

        Property and equipment, including significant improvements, are recorded at cost. Repairs and maintenance and any gains or losses on dispositions are included in operations.

        Depreciation is recorded on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives. Amortization of assets recorded under capital leases is included in depreciation expense.

Asset Category	Depreciation Period
Computer equipment and capitalized software	3 to 5 Years
Leasehold improvements	1 to 10 Years
Furniture and other equipment	7 Years

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill and Indefinite-Lived Intangible Assets

        In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), goodwill acquired in business combinations is assigned to the reporting units that are expected to benefit from the combination as of the acquisition date.

        Goodwill impairment is determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. In performing the first step, Tree.com determines the fair value of its reporting units by using a discounted cash flow ("DCF") analysis. Determining fair value using a DCF analysis requires the exercise of significant judgments, including judgments about appropriate discount rates, perpetual growth rates and the amount and timing of expected future cash flows. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not required. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is required to be performed to measure the amount of impairment, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

        The impairment test for indefinite-lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of indefinite-lived intangible assets are determined using a DCF valuation analysis that employs a "relief from royalty" methodology in estimating the fair value of its trade names and trademarks. Significant judgments inherent in this analysis include the determination of royalty rates, discount rates and the terminal growth rates.

        Goodwill and indefinite-lived intangible assets, primarily trade names and trademarks, are tested annually for impairment as of October 1 or earlier upon the occurrence of certain events or substantive changes in circumstances. Tree.com's 2007 annual impairment assessment identified significant impairments as described in Note 4. Tree.com's reporting units are currently operating in dynamic and challenged industry segments. To illustrate the magnitude of potential impairment charges relative to future changes in estimated fair value, had the estimated fair value of Tree.com's reporting units and their respective indefinite-lived intangible assets been hypothetically lower by 10% as of October 1, 2007 the aggregate book value of goodwill and indefinite-lived intangible assets would have exceeded fair value by approximately $7.0 million at Lending and $8.0 million at Real Estate. Had the estimated fair values of Tree.com's reporting units and their respective indefinite-lived intangible assets been hypothetically lower by 20% as of October 1, 2007, the book value of goodwill and indefinite-lived intangible assets would have exceeded fair value by approximately $21.0 million at Lending and $18.0 million at Real Estate.

Long-Lived Assets and Intangible Assets with Definite Lives

        In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), long-lived assets, including property and equipment and intangible assets with definite lives, are tested for recoverability whenever events or changes in circumstances indicate

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

that their carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying amount is deemed to not be recoverable, an impairment loss is recorded as the amount by which the carrying amount of the long-lived asset exceeds its fair value. Amortization of definite lived intangible assets is recorded on a straight-line basis over their estimated lives.

Derivative Instruments

        Tree.com is exposed to certain risks in connection with its mortgage banking operations. LendingTree Loans is exposed to interest rate risk for loans it originates until those loans are sold in the secondary market ("loans held for sale"). The fair value of loans held for sale is subject to change primarily due to changes in market interest rates. LendingTree Loans hedges the changes in fair value of certain loans held for sale primarily by entering into mortgage forward delivery contracts. Although LendingTree Loans continues to enter into derivatives for risk management purposes, effective April 1, 2007 it no longer designates these derivative instruments as hedges and thus the relationships no longer qualify for the hedge accounting provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). See Note 10 for a description of Tree.com's derivative financial instruments.

Advertising

        Advertising costs are expensed in the period incurred (when the advertisement first runs for production costs that are initially capitalized) and principally represent offline costs, including television and radio advertising, and online advertising costs, including fees paid to search engines and distribution partners. Advertising expense was $172.6 million, $204.4 million and $161.6 million for the years ended December 31, 2007, 2006 and 2005, respectively. Prepaid advertising totaled $0.6 million and $1.1 million at December 31, 2007 and 2006, respectively, and is included in "Prepaid and other current assets" in the accompanying consolidated balance sheets.

Income Taxes

        Tree.com accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. Tree.com records interest on potential tax contingencies as a component of income tax expense and records interest net of any applicable related income tax benefit.

        Effective January 1, 2007, Tree.com adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"). As a result of the adoption of FIN 48, Tree.com recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.

Stock-Based Compensation

        Effective January 1, 2006, Tree.com adopted the provisions of SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method and therefore has not restated results for prior periods. See Note 3 for a further description of the impact of the adoption of SFAS 123R and Staff Accounting Bulletin No. 107 ("SAB 107").

Minority Interest

        Minority interest in 2005 represents minority ownership in LendingTree Settlement Services. Tree.com obtained 100% ownership in September 2005.

Accounting Estimates

        Tree.com's management is required to make certain estimates and assumptions during the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying consolidated financial statements include: reserves for losses associated with loans held for sale and loans that have been previously sold; recoverability of long-lived assets; recovery of goodwill and intangible assets; income taxes payable and deferred income taxes, including related valuation allowances; various other allowances, reserves and accruals; and assumptions related to the determination of stock-based compensation.

Certain Risks and Concentrations

        Tree.com's business is subject to certain risks and concentrations including dependence on third party technology providers, exposure to risks associated with online commerce security and credit card fraud.

        Financial instruments, which potentially subject Tree.com to concentration of credit risk, consist primarily of cash and cash equivalents. Cash and cash equivalents are maintained with quality financial institutions of high credit and are in excess of Federal Deposit Insurance Corporation ("FDIC") insurance limits.

        Due to the nature of the mortgage lending industry, interest rate increases may significantly impact revenue from services related to originating and processing mortgages and subsequent sales of loans to investors, which are the primary source of income for LendingTree Loans. LendingTree Loans originates mortgage loans on property located throughout the United States, with no one location representing more than 10% of Tree.com's consolidated revenue for any periods presented. Revenue from loans originated for property located in California and Florida in the aggregate totaled approximately 10%, 14% and 14% of Tree.com's revenue in 2007, 2006 and 2005, respectively.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        LendingTree Loan's two largest investors (purchasers of the loans originated) represented approximately 28% and 13% of Tree.com's revenue for 2007, 30% and 15% of Tree.com's revenue for 2006, and 35% and 8% of Tree.com's revenue for 2005. LendingTree Loans monitors its relationships with investors and, from time to time, makes adjustments in the amount it sells to any one investor based upon a number of factors, including but not limited to, price, loan review time and funding turnaround, underwriting guidelines and the overall efficiency of its relationship with the investor.

        LendingTree Loans funds loans through various lines of credit, primarily warehouse lines. As of December 31, 2007, 73% of the total balance due on the lines of credit was payable to one lender. The decision regarding how to allocate this balance amongst lenders is based on several factors, including the interest rate and commitment fee.

        Due to the nature of the mortgage lending industry, interest rate increases may negatively impact future revenue from our lending networks as well as revenue from originating and selling loans.

        Further, lenders participating on our lending networks can offer their products directly to consumers through brokers, mass marketing campaigns, or through other traditional methods of credit distribution. These lenders can also offer their products online, either directly to prospective borrowers, through one or more of our online competitors, or both. If a significant number of potential consumers are able to obtain loans from our participating lenders without utilizing our service, our ability to generate revenue may be limited. Because we do not have exclusive relationships with the lenders whose loan offerings are offered on our online marketplace, consumers may obtain offers and loans from these lenders without using our service.

Recent Accounting Pronouncements

        On June 15, 2006, the Emerging Issues Task Force ratified Issue 06-2, "Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43" ("EITF 06-2"), which requires entities to recognize the expense of employee sabbatical leave in the periods the sabbatical leave vests or accumulates. EITF 06-2 is effective for fiscal years beginning after December 15, 2006. The cumulative effect of applying EITF 06-2 was recorded as an adjustment to the opening balance of accumulated deficit as of January 1, 2007.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other assets and liabilities at fair value with the objective of reducing both the complexity in the accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Tree.com adopted SFAS No. 159 effective January 1, 2008 and elected the fair value option on loans funded after December 31, 2007. Therefore there was no cumulative effect related to the adoption of SFAS No. 159.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS No. 157"), which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements and the effect of the measurements on earnings or changes in net assets. Among other things, SFAS No. 157 clarifies the principle that fair value should be based

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

on the assumptions that market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The most significant financial impact of adopting the provisions of SFAS No. 157 is related to the valuing of interest rate lock commitments (related to loans intended to be held for sale). Under SFAS No. 157, the fair value of a closed loan includes the embedded cash flows that are ultimately realized as servicing value or through the sale of a loan on a servicing released basis. The valuation of loan commitments includes assumptions related to the likelihood that a commitment will ultimately result in a closed loan ("expected close rates"). These expected close rates are based on Tree.com's historical data, which is a significant unobservable assumption. Prior accounting requirements precluded the recognition of any day one gains and losses if fair value was not based on observable market data. Rather, these gains and losses were recognized when the interest rate lock commitment expired or when the underlying loan was ultimately sold. The change in valuation methodology under SFAS No. 157 accelerates the recognition of these day one gains and losses. The cumulative effect of adopting the provisions of SFAS No. 157 is required to be reported as an adjustment to beginning retained earnings in the year of adoption. Accordingly, upon adoption of SFAS No. 157 on January 1, 2008, Tree.com recorded a $3.1 million reduction to accumulated deficit.

        In November 2007, the SEC issued Staff Accounting Bulletin No. 109, "Written Loan Commitments Recorded at Fair Value Through Earnings" ("SAB 109"). SAB 109 supersedes Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments" ("SAB 105"). It clarifies that the expected net future cash flows related to the associated servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. However, it retains the guidance in SAB 105 that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment. The guidance is effective on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007.

        The adoption of SFAS No. 157, SFAS No. 159, and SAB 109 generally results in higher fair values of loans held for sale being recorded at loan origination. Prior to adoption certain aspects of the loan value associated with the cash flows related to the servicing of a loan, origination fees and day one gains on derivative transactions would be deferred until the sale of the loan. However, as loans are typically sold within thirty days of origination, Tree.com has determined that adoption of SFAS No. 157, SFAS No. 159 and SAB 109 will not have a material impact on the its consolidated financial position, results of operations or cash flows.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS No. 141R"), which replaces FASB Statement No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations in fiscal years beginning after December 15, 2008. Early adoption is not permitted. Tree.com is currently assessing the impact of the adoption of SFAS No. 141R on its consolidated financial position, results of operations and cash flows.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—SFAS 123R AND STOCK-BASED COMPENSATION

        The equity awards described below principally relate to awards to Tree.com employees that were granted under various IAC stock and annual incentive plans.

        Effective January 1, 2006, Tree.com adopted SFAS 123R using the modified prospective transition method and has applied the classification provisions of SAB 107 regarding the SEC's interpretation of SFAS 123R and the valuation of share-based payments for public companies in its adoption of SFAS 123R.

        The adoption of SFAS 123R did not impact the amount of stock-based compensation expense recorded in the accompanying consolidated statements of operations as Tree.com had previously adopted the expense recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

        Prior to the adoption of SFAS 123R, the entire tax benefit from stock-based compensation was reported as a component of operating cash flows. Upon the adoption of SFAS 123R, tax benefits resulting from tax deductions in excess of the stock-based compensation expense recognized in the consolidated statement of operations are reported as a component of financing cash flows. For the years ended December 31, 2007 and 2006, excess tax benefits from stock-based compensation of $1.7 million and $1.2 million, respectively, are included as a component of financing cash flows. For the year ended December 31, 2005, excess tax benefits from stock-based compensation of $3.1 million is included as a component of operating cash flows.

        Non-cash stock-based compensation expense related to equity awards is included in the following line items in the accompanying consolidated statements of operations for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	Years Ended December 31,
	2007	2006	2005
Cost of revenue	$248	$263	$317
Selling and marketing expense	272	289	333
General and administrative expense	2,403	1,603	6,620
Product development	2	22	115

Non-cash stock-based compensation expense before income taxes	2,925	2,177	7,385
Income tax benefit	(1,228)	(1,169)	(1,219)

Non-cash stock-based compensation expense after income taxes	$1,697	$1,008	$6,166

        The form of awards granted to Tree.com employees principally have been restricted stock units ("RSUs") and performance stock units ("PSUs"). RSUs and PSUs are awards in the form of phantom shares or units, denominated in a hypothetical equivalent number of shares of IAC common stock and with the value of each award equal to the fair value of IAC common stock at the date of grant. Each RSU, PSU and restricted stock grant is subject to service-based vesting, where a specific period of continued employment must pass before an award vests, and certain grants also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests. Tree.com recognizes expense for all RSUs, PSUs and restricted stock for which vesting is considered probable. For RSU and restricted stock grants the accounting charge is measured at the grant date as the fair value of IAC common stock and expensed ratably as non-cash compensation over

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—SFAS 123R AND STOCK-BASED COMPENSATION (Continued)

the vesting term. For PSU grants the expense is measured at the grant date as the fair value of IAC common stock and expensed as non-cash compensation when the performance targets are considered probable of being achieved.

        The amount of stock-based compensation expense recognized in the consolidated statement of operations is reduced by estimated forfeitures, as the amount recorded is based on awards ultimately expected to vest. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if the actual forfeiture rate differs from the estimated rate.

        As of December 31, 2007, there was approximately $10.2 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards. This cost is expected to be recognized over a weighted-average period of approximately 2.8 years.

        In connection with the acquisition of LendingTree by IAC in 2003 certain members of LendingTree's management were granted restricted common equity in LendingTree. These awards were granted on August 8, 2003 and were initially measured at fair value, which is being amortized to expense over the vesting period. These awards vest ratably over four and a half years, or earlier based upon the occurrence of certain prescribed events. The awards vest in non-voting restricted common shares of LendingTree.

        These shares are subject to a put right by the holders, which is not exercisable until the first quarter of 2009 and annually thereafter, and a call right by IAC, which is not exercisable until the first quarter of 2012 and annually thereafter. The value of these shares upon exercise of the put or call is equal to their fair market value, determined by negotiation or arbitration, reduced by the accreted value of the preferred interest that was taken by IAC upon the purchase of LendingTree. The initial value of the preferred interest was equal to the acquisition price of LendingTree. The preferred interest accretes value at a 10% annual rate. Upon exercise of the put or call the consideration is payable in IAC shares or cash or a combination thereof at IAC's option. As of December 31, 2007, these awards are significantly out of the money and are not expected to result in any value. Prior to the separation, this put and call arrangement will be modified so that the consideration payable in IAC's shares will be replaced with Tree.com shares.

        The unrecognized compensation cost related to these equity awards is $0.2 million at December 31, 2007.

NOTE 4—GOODWILL AND INTANGIBLE ASSETS

        In connection with its annual impairment assessment in 2007, which was prepared in connection with the preparation of its annual financial statements, Tree.com identified and recorded impairment charges related to the goodwill and intangible assets of the Lending segment of $459.5 million and $16.2 million, respectively. The intangible asset impairment charges are included in amortization of intangibles in the accompanying consolidated statement of operations. The write-downs were determined by comparing the fair values of Lending reporting unit's goodwill and intangible assets with the carrying amounts. The fair values were determined using a discontinued cash flow approach.

        The impairments associated with the Lending segment resulted from Tree.com's reassessment of the likely future profitability of Lending in light of the persistent adverse mortgage market conditions and the operational strategies Tree.com has undertaken in response to these market realities. These adverse conditions include, among others, constrained liquidity, lender focus on low margin conforming

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

loans, uncertainty as to the eventuality and timing of the return of higher margin mortgage products, the decline in real estate values and a higher rate of delinquency for existing mortgages. Tree.com has significantly reduced its mortgage origination operations in response to these conditions which will reduce or slow its ability to react to possible improvements in the market. The impairments at the Lending segment occurred during the fourth quarter of 2007 as Tree.com completed an updated assessment of mortgage market conditions and the development and implementation of Lending's responsive operational strategies, and quantified these considerations in Lending's future forecasted results.

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	December 31,
	2007	2006
Goodwill	$140,892	$582,295
Intangible assets with indefinite lives	88,607	104,826
Intangible assets with definite lives, net	19,833	37,955

Total goodwill and intangible assets, net	$249,332	$725,076

        Intangible assets with indefinite lives relate principally to trade names and trademarks acquired in various acquisitions. At December 31, 2007, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
Purchase agreements	$76,117	$(59,212)	$16,905	5.7
Technology	29,100	(28,663)	437	3.0
Customer lists	6,607	(6,607)	—	2.8
Other	8,928	(6,437)	2,491	4.9

Total	$120,752	$(100,919)	$19,833

        At December 31, 2006, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
Purchase agreements	$79,417	$(46,771)	$32,646	5.7
Technology	29,100	(28,138)	962	3.0
Customer lists	6,607	(6,607)	—	2.8
Other	8,827	(4,480)	4,347	4.9

Total	$123,951	$(85,996)	$37,955

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on December 31, 2007 balances, such amortization for the next five years is estimated to be as follows (in thousands):

Years Ending December 31,
2008	$10,883
2009	4,138
2010	2,768
2011	1,218
2012	826

$19,833

        The following table presents the balance of goodwill by segment, including the changes in carrying amount of goodwill, for the year ended December 31, 2007 (in thousands):

	Balance as of January 1, 2007	Additions	(Deductions)	Impairment	Balance as of December 31, 2007
Lending	$513,405	$18,914	$(2,090)	$(459,463)	$70,766
Real Estate	68,890	1,367	(131)	—	70,126

Total	$582,295	$20,281	$(2,221)	$(459,463)	$140,892

        Additions principally relate to estimated contingent consideration payable to former shareholders of HLC under the terms of the purchase agreement. Deductions principally relate to the income tax benefit realized pursuant to the exercise of stock options assumed in business acquisitions that were vested at the transaction date and are treated as a reduction in goodwill when the income tax deductions are realized, and adjustments to the carrying value of goodwill based upon the finalization of the valuation of goodwill and intangible assets and their related deferred tax impacts.

        The following table presents the balance of goodwill by segment, including the changes in carrying amount of goodwill, for the year ended December 31, 2006 (in thousands):

	Balance as of January 1, 2006	Additions	(Deductions)	Balance as of December 31, 2006
Lending	$515,346	$1,329	$(3,270)	$513,405
Real Estate	65,870	3,412	(392)	68,890

Total	$581,216	$4,741	$(3,662)	$582,295

        Additions principally relate to acquisitions. Deductions principally relate to adjustments to the carrying value of goodwill based upon the finalization of the valuation of intangible assets and their related deferred tax impacts and the income tax benefit realized pursuant to the exercise of stock options assumed in business acquisitions that were vested at the transaction date and are treated as a reduction in goodwill when the income tax deductions are realized.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	December 31,
	2007	2006
Computer equipment and capitalized software	$35,183	$36,175
Leasehold improvements	3,076	6,095
Furniture and other equipment	3,737	5,297
Projects in progress	5,002	7,024

	46,998	54,591
Less: accumulated depreciation and amortization	(25,532)	(23,914)

Total property and equipment, net	$21,466	$30,677

NOTE 6—ACCRUED EXPENSES AND OTHER CURRRENT LIABILITIES

        Accrued expenses and other current liabilities consists of the following (in thousands):

	December 31,
	2007	2006
Contingent consideration payable related to HLC acquisition	$18,914	$—
Accrued loan loss liability related to loans previously sold	13,886	3,820
Litigation accruals	15,285	12,456
Accrued advertising expense	11,492	11,125
Accrued compensation and benefits	8,407	18,683
Accrued restructuring costs	5,560	—
Derivatives related to loans held for sale and interest rate lock commitments	1,185	2,470
Other accrued expenses	8,884	14,336

Total accrued expenses and other current liabilities	$83,613	$62,890

NOTE 7—INCOME TAXES

        Tree.com is a member of IAC's consolidated federal and state tax returns. In all periods presented, current and deferred tax expense has been computed for Tree.com on a separate return basis. Tree.com's payments to IAC for its share of IAC's consolidated federal and state tax return liabilities have been reflected within cash flows from operating activities in the accompanying consolidated statements of cash flows.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

        The components of the provision for income taxes attributable to continuing operations are as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Current income tax provision:
Federal	$5,533	$2,113	$7,497
State	1,864	2,703	3,380

Current income tax provision	7,397	4,816	10,877

Deferred income tax provision (benefit):
Federal	6,327	1,644	(4,139)
State	(3,563)	(1,438)	4,682

Deferred income tax provision	2,764	206	543

Income tax provision	$10,161	$5,022	$11,420

        Current income taxes payable has been reduced by $1.7 million, $1.2 million and $3.1 million for the years ended December 31, 2007, 2006 and 2005, respectively, for tax deductions attributable to stock-based compensation. The related income tax benefits of this stock-based compensation were recorded as amounts charged or credited to invested capital or a reduction in goodwill.

        The tax effects of cumulative temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are presented below (in thousands). The valuation allowance is related to items for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2007	2006
Deferred tax assets:
Provision for accrued expenses	$19,647	$12,365
Net operating loss carryforwards	32,041	13,770
Goodwill	15,290	—
Other	7,303	4,974

Total deferred tax assets	74,281	31,109
Less valuation allowance	(68,830)	(5,835)

Net deferred tax assets	5,451	25,274

Deferred tax liabilities:
Intangible and other assets	(34,581)	(48,689)
Other	(1,156)	(3,155)

Total deferred tax liabilities	(35,737)	(51,844)

Net deferred tax liability	$(30,286)	$(26,570)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

        At December 31, 2007, Tree.com had consolidated federal and state net operating losses ("NOLs") of approximately $58.9 million and $16.6 million, respectively. These NOL carryforwards have been fully utilized in the IAC consolidated federal and state return filings and will not be available to Tree.com following the spin-off. In addition, Tree.com had separate company state NOLs of approximately $159.0 million that will expire at various times between 2008 and 2027.

        At December 31, 2007, Tree.com had tax credit carryforwards of approximately $1.9 million. This entire amount is related to federal credits for increasing research activities. These credits have been fully utilized in the IAC consolidated federal tax return and will not be available to Tree.com following the spin-off.

        During 2007, Tree.com's valuation allowance increased by approximately $63.0 million. This increase related to NOLs and other deferred tax assets including accrued expenses and goodwill. At December 31, 2007, Tree.com had a valuation allowance of approximately $68.8 million related to the portion of tax operating loss carryforwards and other deferred tax assets for which it is more likely than not that the tax benefit will not be realized.

        A reconciliation of total income tax provision to the amounts computed by applying the statutory federal income tax rate to earnings from continuing operations before income taxes and minority interest is shown as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Income tax (benefit) provision at the federal statutory rate of 35%	$(189,084)	$4,800	$6,027
State income taxes, net of effect of federal tax benefit	(1,099)	839	(241)
Change in state effective tax rate	(4)	(17)	2,940
Non-deductible non-cash compensation expense	(125)	(332)	1,444
Impairment of non-deductible goodwill and intangible assets	145,665	—	—
Change in valuation allowance	54,960	—	2,542
Other, net	(152)	(268)	(1,292)

Income tax provision	$10,161	$5,022	$11,420

        Tree.com adopted the provisions of FIN 48 effective January 1, 2007. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption had no impact on Tree.com's accumulated deficit. A reconciliation of the

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

beginning and ending amount of unrecognized tax benefits, excluding interest, is as follows (in thousands):

Balance at January 1, 2007	$541
Additions based on tax positions related to the current year	1,645
Additions for tax positions of prior years	2,203
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2007	$4,389

        As of January 1, 2007 and December 31, 2007, the unrecognized tax benefits, including interest, were $0.5 million and $5.8 million, respectively. Included in unrecognized tax benefits is approximately $3.7 million for tax positions included in IAC's consolidated tax return filings. Included within "Payables to IAC and subsidiaries" in the accompanying consolidated balance sheet at December 31, 2007 is approximately $5.0 million of unrecognized tax benefits and related interest that will remain a liability of IAC after the spin-off. Also included in unrecognized tax benefits at December 31, 2007 is approximately $2.6 million for tax positions which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

        Tree.com recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. Included in income tax expense from continuing operations for the year ended December 31, 2007 is $0.9 million, net of related deferred taxes of $0.5 million, for interest on unrecognized tax benefits. At December 31, 2007, Tree.com has accrued $1.4 million for the payment of interest. There were no material accruals for interest as of January 1, 2007. There are no material accruals for penalties.

        By virtue of previously filed separate company and consolidated tax returns with IAC, Tree.com is routinely under audit by federal, state and local authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Tree.com are recorded in the period they become known.

        The Internal Revenue Service ("IRS") is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of LendingTree from August 8, 2003, its date of acquisition by IAC. The statute of limitations for these years has been extended to December 31, 2008. Various IAC consolidated tax returns filed with state and local jurisdictions are currently under examination, the most significant of which are Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008.

        Tree.com believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.6 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION

        The overall concept that Tree.com employs in determining its operating segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the businesses, how the businesses are organized as to segment management, and the focus of the businesses with regards to the types of products or services offered or the target market.

        Tree.com's primary metric is Operating Income Before Amortization, which is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. Tree.com believes this measure is useful to investors because it represents the consolidated operating results from Tree.com's segments, taking into account depreciation, which it believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Tree.com's statement of operations of certain expenses, including non-cash compensation and acquisition-related accounting.

        The following tables reconcile Operating Income Before Amortization to operating income (loss) for Tree.com's operating segments and to net (loss) income in total (in thousands):

	Year Ended December 31, 2007
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Intangibles	Goodwill Impairment	Operating Loss
Lending	$(23,524)	$(1,914)	$(27,683)	$(459,463)	$(512,584)
Real Estate	(20,059)	(1,011)	(6,786)	—	(27,856)

Total	$(43,583)	$(2,925)	$(34,469)	$(459,463)	(540,440)

Other income, net					199

Loss before income taxes					(540,241)
Income tax provision					(10,161)

Net loss					$(550,402)

	Year Ended December 31, 2006
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Intangibles	Operating Income (Loss)
Lending	$61,873	$(1,370)	$(16,412)	$44,091
Real Estate	(21,507)	(807)	(7,606)	(29,920)

Total	$40,366	$(2,177)	$(24,018)	14,171

Other expense, net				(456)

Earnings before income taxes				13,715
Income tax provision				(5,022)

Net income				$8,693

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

	Year Ended December 31, 2005
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Intangibles	Operating Income (Loss)
Lending	$78,883	$(4,829)	$(23,449)	$50,605
Real Estate	(16,930)	(2,556)	(11,865)	(31,351)

Total	$61,953	$(7,385)	$(35,314)	19,254

Other expense, net				(2,035)

Earnings before income taxes and minority interest				17,219
Income tax provision				(11,420)
Minority interest in losses of consolidated subsidiaries				52

Net income				$5,851

	Year Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue:
Origination and sale of loans	$130,151	$221,400	$179,026
Transmit fees	80,792	83,930	68,981
Closed loan fees	65,227	85,022	90,665
Other	18,456	29,305	25,128

Lending	294,626	419,657	363,800

Real Estate	51,752	56,821	57,555

Total	$346,378	$476,478	$421,355

	December 31,
	2007	2006
	(In thousands)
Assets:
Lending(a)	$345,810	$1,127,397
Real Estate(a)	97,777	133,648

Total	$443,587	$1,261,045

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Depreciation, amortization of intangibles and goodwill impairment:
Lending(a)	$496,052	$25,721	$28,989
Real Estate(a)	7,938	10,007	13,045

Total	$503,990	$35,728	$42,034

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Capital expenditures:
Lending and Real Estate(b)	$9,421	$13,251	$17,827

Total	$9,421	$13,251	$17,827

(a)
Assets related to the Real Estate segment only include goodwill and intangible assets, net as it is impracticable to allocate the remaining jointly used assets between the Lending and Real Estate segments. Accordingly, assets related to the Lending segment include goodwill and intangible assets, net and the remaining jointly used assets comprising both the Lending and Real Estate segments. However, depreciation expense, which Tree.com believes is an ongoing cost of doing business and is included in the calculation of both operating income (loss) and Operating Income Before Amortization, is allocated between the Lending and Real Estate segments.

(b)
All capital expenditures related to the Lending and Real Estate segments are included in one segment as it is impracticable to allocate capital expenditures between the Lending and Real Estate segments.

        Tree.com maintains operations solely in the United States.

NOTE 9—SHORT-TERM BORROWINGS AND LONG-TERM OBLIGATIONS

	December 31,
	2007	2006
	(In thousands)
Lines of credit (primarily warehouse lines)	$79,426	$338,472
Installment Note Payable due January 31, 2008	20,000	30,000
Other long-term obligations maturing through 2008	272	1,923

Total gross obligations	99,698	370,395
Total unamortized discount	(76)	(976)

Total long-term obligations and short-term borrowings	99,622	369,419
Less current maturities of long-term obligations and short-term borrowings	(99,622)	(350,072)

Long-term obligations, net of current maturities	$—	$19,347

        At December 31, 2007 and 2006, current maturities of long-term obligations and short-term borrowings consist primarily of the lines of credit and the installment note payable.

        LendingTree Loans has various lines of credit, primarily warehouse lines, that it uses to fund the origination of consumer residential mortgage loans. As of December 31, 2007, LendingTree Loans had committed lines of credit totaling $550 million, of which $500 million expired on January 31, 2008 and $50 million expires on October 31, 2008, and an uncommitted line of credit of $150 million. As of December 31, 2006, LendingTree Loans had committed lines of credit in the aggregate amount of $750 million, which had been scheduled to expire from August 31, 2007 to October 31, 2007, and uncommitted lines of credit aggregating $250 million. Total borrowings under these lines of credit are secured by outstanding mortgage loans held for sale. The interest rate under these lines of credit was 30-day LIBOR plus 75 to 100 basis points, but may have been higher under certain circumstances. Under the terms of the committed lines of credit, LendingTree Loans is required to maintain various financial and other covenants. These financial covenants include maintaining (i) minimum levels of

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—SHORT-TERM BORROWINGS AND LONG-TERM OBLIGATIONS (Continued)

tangible net worth, cash on hand with a certain lender and liquid assets, (ii) a maximum ratio of total liabilities to net worth and (iii) positive pre-tax net income on a quarterly basis. During the fourth quarter of 2007, LendingTree Loans was not in compliance with the quarterly positive pre-tax net income covenant set forth in one of its lines of credit. LendingTree Loans received a waiver of this covenant breach on February 8, 2008. The breach and the subsequent waiver did not have an impact on LendingTree Loans' other lines of credit and Tree.com does not expect it to have an impact on LendingTree Loans' ability to secure lines of credit in the future. Borrowings under all of LendingTree Loans' lines of credit are non-recourse to Tree.com. In the case of committed lines, LendingTree Loans pays a facility fee based on the size of the lines. There were $79.4 million and $338.5 million outstanding under these lines of credit as of December 31, 2007 and 2006, respectively. The weighted-average interest rates on outstanding borrowings under these lines of credit at December 31, 2007 and 2006 were 5.53% and 6.35%, respectively. Subsequent to December 31, 2007, the committed line of credit which expired on January 31, 2008 was renewed at a reduced size of $50 million and an increased base rate of LIBOR plus 140 basis points and will expire on the earlier of sixty days prior to the spin-off or January 24, 2009. The renewed committed line of credit can be canceled at the option of the lender without default upon sixty days notice.

        In connection with the acquisition of LendingTree Loans, Tree.com committed to pay a portion of the purchase price payments to former shareholders under an installment note payable in three installments. The final payment of $20.0 million, due January 31, 2008, is recorded net of imputed interest of $0.1 million at December 31, 2007.

        At December 31, 2007 and 2006, Tree.com leased certain equipment under capital leases with interest rates ranging from approximately 6.8% to 9.5%. Included in other long-term obligations above as of December 31, 2007 are capital lease obligations totaling approximately $0.3 million. Included in other long-term obligations above as of December 31, 2006 are capital lease obligations totaling approximately $1.9 million, net of interest of $0.1 million. Total fixed assets under capital leases at December 31, 2007 and 2006 approximate $4.5 million and $6.5 million, respectively, with accumulated depreciation of approximately $2.7 million and $3.6 million, respectively.

NOTE 10—DERIVATIVE INSTRUMENTS

        Tree.com is exposed to certain interest rate risks in connection with its mortgage banking operations because the fair value of loans held for sale is subject to change primarily due to changes in market interest rates until those loans are sold in the secondary market. LendingTree Loans hedges the changes in fair value of loans held for sale primarily by entering into mortgage forward delivery contracts. Although LendingTree Loans continues to enter into forward delivery contracts for risk management purposes, effective April 1, 2007 it no longer designates these derivatives as hedges for accounting purposes.

        Prior to April 1, 2007, the fair value of loans held for sale was determined using current secondary market prices for loans with similar coupons, maturities and credit quality and the carrying value of the loans held for sale and the related derivative instruments were adjusted for changes in fair value during the time the hedge was deemed to be highly effective. If it was determined that the hedging relationship was no longer highly effective, hedge accounting was discontinued. When hedge accounting was discontinued, the affected loans held for sale were no longer adjusted for changes in fair value. However, the changes in fair value of the forward delivery contracts continued to be recognized in current earnings as a component of revenue. The fair value of the forward delivery contracts is recorded in "Prepaid and other current assets" and/or "Accrued expenses and other current liabilities"

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—DERIVATIVE INSTRUMENTS (Continued)

in the accompanying consolidated balance sheets. For the year ended December 31, 2007, Tree.com recognized losses of $1.1 million related to the changes in fair value of derivative instruments. For the years ended December 31, 2006 and 2005, Tree.com recognized losses of $0.3 million and $1.4 million, respectively, related to hedge ineffectiveness and gains of $0.1 million and $0.1 million, respectively, related to changes in the fair value of derivative instruments when hedge accounting was discontinued.

        LendingTree Loans enters into commitments with consumers to originate loans at a locked in interest rate (interest rate lock commitments—"IRLCs"). Tree.com reports IRLCs as derivative instruments in accordance with SAB 105 and SFAS No. 133 and determines the fair value of IRLCs using current secondary market prices for underlying loans with similar coupons, maturity and credit quality, subject to the anticipated loan funding probability, or fallout factor. The fair value of IRLCs is subject to change primarily due to changes in interest rates and fallout factors. Under LendingTree Loans' risk management policy, LendingTree Loans hedges the changes in fair value of IRLCs primarily by entering into mortgage forward delivery contracts which can reduce the volatility of economic outcomes. Neither the IRLCs nor the related hedging instrument qualify for hedge accounting and both are recorded at fair value with changes in fair value being recorded in current earnings as a component of revenue in the statement of operations. The IRLCs are recorded in "Prepaid and other current assets" and/or "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheets. The net change in the fair value of these derivative instruments for the years ended December 31, 2007, 2006 and 2005 resulted in losses of $0.8 million, gains of $0.2 million and losses of $0.4 million, respectively, which have been recognized in the accompanying consolidated statements of operations. At December 31, 2007, there was $157.8 million of IRLC's notional value outstanding.

NOTE 11—COMMITMENTS

        Tree.com leases office space, equipment and services used in connection with its operations under various operating leases, many of which contain escalation clauses.

        Future minimum payments under operating lease agreements are as follows (in thousands):

Years Ending December 31,
2008	$7,168
2009	6,565
2010	3,109
2011	2,655
2012	2,328
Thereafter	5,808

Total	$27,633

        Expenses charged to operations under these agreements were $6.9 million, $6.7 million and $6.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—COMMITMENTS (Continued)

        Tree.com also has funding commitments that could potentially require its performance in the event of demands by third parties or contingent events, such as under letters of credit extended or under surety bonds, as follows (in thousands):

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Surety bonds and letters of credit	$8,182	$7,477	$705	$—	$—
Purchase obligations	330	330	—	—	—

Total commercial commitments	$8,512	$7,807	$705	$—	$—

        The total commercial commitments above primarily consist of surety bonds relating to guarantees with mortgage brokers. The purchase obligations primarily relate to marketing event contracts in 2008.

NOTE 12—CONTINGENCIES

        On November 24, 2003, IMX, Inc. ("IMX") filed suit against Tree.com alleging infringement of a patent held by IMX and seeking damages related to the alleged infringement. A trial was conducted in January 2006 and a verdict was returned finding infringement by Tree.com and awarding IMX $5.8 million in damages. Tree.com established a reserve of $5.8 million in its 2005 financial statements related to this claim. In January 2007 the court enhanced the damages award and rejected Tree.com's counterclaim. During 2006, Tree.com increased the reserve by $6.3 million to $12.1 million at December 31, 2006. During 2007, the court awarded IMX supplemental damages and pre-judgment and post-judgment interest. During 2007, Tree.com increased the reserve by $0.8 million to $12.8 million at December 31, 2007. Tree.com has appealed this judgment to the U.S. Court of Appeals for the Federal Circuit. Tree.com intends to continue to contest this case through all available means. In connection with the appeal, Tree.com's parent, IAC, executed a guarantee of $13.5 million in lieu of posting a bond. Before IAC completes the spin-off, Tree.com will have to post a bond in a like amount.

        HLC is party to various employment related lawsuits. During 2006, Tree.com established a reserve of $0.4 million for certain of these actions. During 2007, an additional reserve of $2.1 million was recorded. The balance of the related liability was $0.4 million and $2.5 million at December 31, 2006 and 2007, respectively.

        In addition, during 2007 the Company settled a lawsuit (as the plaintiff) and received a payment of $15.0 million, which is reflected as a separate line in the accompanying consolidated statement of operations.

        In the ordinary course of business, Tree.com is a party to various lawsuits. Tree.com establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against Tree.com, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of Tree.com, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. It is possible that an unfavorable outcome of one or more of these lawsuits could have a material impact on the liquidity, results of operations, or financial condition of Tree.com. Tree.com also

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—CONTINGENCIES (Continued)

evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See Note 7 for discussion related to income tax contingencies.

NOTE 13—FINANCIAL INSTRUMENTS

        The additional disclosure below of the estimated fair value of financial instruments has been determined by Tree.com using available market information and appropriate valuation methodologies when available. Tree.com's financial instruments include letters of credit and surety bonds. These commitments are in place to facilitate the commercial operations of certain Tree.com subsidiaries.

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Cash and cash equivalents	$45,940	$45,940	$99,498	$99,498
Restricted cash and cash equivalents	14,953	14,953	15,467	15,467
Accounts receivable, net	12,433	12,433	21,581	21,581
Loans held for sale	86,754	89,397	345,896	357,859
Long-term obligations and short-term borrowings	(99,622)	(99,622)	(369,419)	(369,419)
Derivative asset related to loans held for sale and interest rate lock commitments	719	719	3,859	3,859
Derivative liability related to loans held for sale and interest rate lock commitments	(1,185)	(1,185)	(2,470)	(2,470)
Surety bonds and letters of credit	N/A	(8,182)	N/A	(7,489)

        The carrying amounts of cash and cash equivalents reflected in the accompanying consolidated balance sheets approximate fair value as they are redeemable at par upon notice or maintained with various high-quality financial institutions. Restricted cash and cash equivalents are primarily maintained with credit line providers, primarily warehouse lines, for the purpose of maintaining financial covenants. Accounts receivable, net, are short-term in nature and are generally settled shortly after the sale. The market value of loans held for sale, net, was estimated using current secondary market prices for loans with similar coupons, maturities and credit quality, subject to the anticipated loan funding probability, or fallout factor. The fair values of derivative asset and liability contracts were estimated based on the difference between the current value of similar loans and the price at which Tree.com has committed to originate the loans, subject to the expected close rate of the loans, or fallout factor. The carrying amounts for the remaining long-term obligations and short-term borrowings and all other financial instruments approximate their fair value.

NOTE 14—SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental Disclosure of Cash Flow Information:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash paid during the period for:
Interest	$14,888	$19,056	$12,626
Income tax payments including amounts paid to IAC for Tree.com's share of IAC's consolidated tax liability	6,426	3,046	7,258
Income tax refunds	—	(26)	(403)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—RELATED PARTY TRANSACTIONS

        Tree.com has various agreements with Microsoft Corporation ("Microsoft"), which was the beneficial owner of more than 5% of IAC's outstanding common stock during 2006 and 2005. These agreements include partner agreements, licensing agreements and support agreements. Total fees paid related to these agreements in 2006 and 2005 were approximately $21.8 million and $8.5 million, respectively. Amounts payable related to these various agreements at December 31, 2006 were $1.2 million and are included in "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheets. In the first quarter of 2007, Microsoft publicly disclosed that it was no longer the beneficial owner of 5% or more of IAC's outstanding common stock, and as a result, it is no longer a related party.

        During the period from January 1, 2005 through June 6, 2005, Tree.com paid $6.9 million to the National Broadcasting Company, a subsidiary of GE, related to television advertising. As a result of the sale of IAC's common and preferred interests in VUE on June 7, 2005, GE and its subsidiaries are no longer related parties.

        Tree.com's expenses include allocations from IAC of costs associated with IAC's accounting, treasury, legal, tax, corporate support, human resources and internal audit functions. These expenses were allocated based on the ratio of Tree.com's revenue as a percentage of IAC's total revenue. Allocated costs were $1.0 million, $1.2 million and $1.1 million in 2007, 2006 and 2005, respectively, and are included in "General and administrative expense" in the accompanying consolidated statements of operations. It is not practicable to determine the amounts of these expenses that would have been incurred had Tree.com operated as an unaffiliated entity. In the opinion of management, the allocation method is reasonable.

        The portion of interest income reflected in the consolidated statements of operations that is intercompany in nature, was $1.0 million and $1.1 million for the years ended December 31, 2007 and 2006, respectively. This intercompany interest arose from the transfer of cash from Tree.com to IAC that occurred in connection with IAC's treasury operations.

        An analysis of Tree.com's payables to IAC and subsidiaries is as follows (in thousands):

	2007	2006
Payables to IAC and subsidiaries, beginning of year	$(29,126)	$(26,410)
Cash transfers related to IAC's centrally managed U.S. treasury function	35,652	34,079
Interest income	1,000	1,062
Employee equity instruments and associated tax withholdings	1,253	894
Taxes (excludes tax withholdings associated with employee equity instruments)	5,158	(3,041)
Allocation of non-cash compensation expense	(3,139)	(3,501)
Administrative expenses and other	(30,865)	(32,209)

Payables to IAC and subsidiaries, end of year	$(20,067)	$(29,126)

Relationship Between IAC and Tree.com after the Spin-Off

        For purposes of governing certain of the ongoing relationships between Tree.com and IAC at and after the spin-off, and to provide for an orderly transition, Tree.com and IAC are expected to enter into a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement (the "Spin-Off Agreements"), among other agreements.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—RELATED PARTY TRANSACTIONS (Continued)

Separation Agreement

        The separation agreement is expected to provide generally that (i) immediately prior to the spin-off, IAC will contribute or otherwise transfer to Tree.com all of the subsidiaries and assets comprising the Tree.com Businesses, (ii) Tree.com will assume all of the liabilities related to the Tree.com Businesses, (iii) each party will indemnify the other and its respective affiliates, current and former directors, officers and employees for any losses arising out of any breach of any of the Spin-Off Agreements and (iv) Tree.com will indemnify IAC for its failure to assume and perform any assumed liabilities and any liabilities relating to Tree.com, financial and business information included in the SEC documentation filed with respect to the spin-off, as well as such other terms as to which IAC and Tree.com mutually agree.

Tax Sharing Agreement

        The tax sharing agreement will govern the respective rights, responsibilities and obligations of IAC and Tree.com after the spin-off with respect to taxes for the periods ending on or before the spin-off. Generally, IAC will pay taxes with respect to Tree.com income included on its consolidated, unitary or combined federal or state tax returns including audit adjustments with respect thereto. Other pre-distribution taxes that are attributable to the Tree.com Businesses, including taxes reported on separately-filed returns and audit adjustments with respect thereto, will be borne solely by Tree.com. The tax sharing agreement is expected to contain certain customary restrictive covenants that generally prohibit Tree.com (absent a supplemental IRS ruling or an unqualified opinion of counsel to the contrary, in each case, in a form and substance satisfactory and acceptable to IAC in its sole discretion) from taking actions that could jeopardize the tax free nature of the spin-off. Tree.com is expected to agree to indemnify IAC for any taxes and related losses resulting from its non-compliance with these restrictive covenants, as well as for the breach of certain representations in the Spin-Off Agreements and other documentation relating to the tax-free nature of the spin-off.

Employee Matters Agreement

        The employee matters agreement will generally provide that Tree.com will be responsible for, among other obligations, all employment and benefit-related obligations and liabilities related to its employees immediately prior to the spin-off (and their dependents and beneficiaries) and former employees who most recently worked for the Tree.com Businesses. This agreement is also expected to provide that assets and liabilities from the IAC Retirement Savings Plan of Tree.com employees will be transferred to a newly established Tree.com Retirement Savings Plan as soon as practicable following the spin-off.

Transition Services Agreement

        Under the transition services agreement, beginning on the date of the completion of the spin-off, IAC will provide to Tree.com on an interim, transitional basis, various services, which are expected to relate primarily to public company and operational matters, and such other services as to which IAC and Tree.com mutually agree. The agreed upon charges for these services will generally allow IAC to recover fully the allocated costs of providing the services, plus all out-of-pocket costs and expenses. Tree.com may terminate the agreement with respect to one or more particular services upon prior written notice.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—RELATED PARTY TRANSACTIONS (Continued)

Commercial Agreements

        IAC and Tree.com currently, and for the foreseeable future, expect to provide certain services to each other pursuant to certain commercial relationships. In connection with the spin-off, IAC and Tree.com will enter into a number of commercial agreements between subsidiaries of IAC, on the one hand, and subsidiaries of Tree.com, on the other hand, many of which will memorialize (in most material respects) pre-existing arrangements in effect prior to the spin-off and all of which are intended to reflect arm's length terms. In addition, IAC and Tree.com believe that such agreements, whether taken individually or in the aggregate, do not constitute a material contract to either IAC or Tree.com.

        Aggregate revenue earned with respect to these commercial agreements by the Tree.com Businesses was not material in 2007, 2006 and 2005. The Tree.com Businesses incurred approximately $0.4 million, $1.9 million and $0.9 million in 2007, 2006 and 2005, respectively, in expenses related to these commercial agreements with IAC subsidiaries.

NOTE 16—BENEFIT PLANS

        During the three years ended December 31, 2007, Tree.com either participated in a retirement savings plan sponsored by IAC or had a retirement savings plan in the United States that was qualified under Section 401(k) of the Internal Revenue Code. Subsequent to the spin-off, the net assets available for benefits of the employees of Tree.com are expected to be transferred from the IAC plan to a newly created Tree.com plan. Under the IAC plan, participating employees may contribute up to 16% of their pretax earnings, but not more than statutory limits. Tree.com's match under the IAC plan is fifty cents for each dollar a participant contributes in this plan, with a maximum contribution of 3% of a participant's eligible earnings. Matching contributions for all plans were approximately $2.7 million, $3.0 million and $2.3 million in 2007, 2006, and 2005, respectively. The decrease in matching contributions in 2007 is primarily due to the reduction in workforce associated with the current year restructuring. The increase in matching contributions in 2006 is primarily due to increased participation in the plan. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided under the plan. Investment options in the plan include IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock.

NOTE 17—RESTRUCTURING CHARGES

        Restructuring charges were approximately $22.9 million in 2007. Costs that relate to ongoing operations are not part of restructuring charges.

        The restructuring charges primarily relate to Tree.com's significant reduction in its mortgage origination operations in response to the persistent adverse mortgage market conditions. Restructuring charges by segment and type are as follows:

	For the Year Ended December 31, 2007
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Other	Total
	(In thousands)
Lending	$8,973	$5,004	$7,510	$80	$21,567
Real Estate	333	—	493	474	1,300

Total	$9,306	$5,004	$8,003	$554	$22,867

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17—RESTRUCTURING CHARGES (Continued)

        Restructuring charges and spending against liabilities are as follows:

	For the Year Ended December 31, 2007
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Other	Total
	(In thousands)
Balance, beginning of period	$—	$—	$—	$—	$—
Restructuring charges	9,306	5,004	8,003	554	22,867
Payments	(7,242)	(1,633)	—	—	(8,875)
Write-offs	—	514	(8,003)	—	(7,489)

Balance, end of period	$2,064	$3,885	$—	$554	$6,503

        At December 31, 2007, restructuring liabilities of $5.6 million are included in "Accrued expenses and other current liabilities" and $0.9 million are included in "Other long-term liabilities" in the accompanying consolidated balance sheet. Tree.com does not expect to incur significant additional costs related to the 2007 restructuring.

NOTE 18—QUARTERLY RESULTS (UNAUDITED)

	Quarter Ended March 31,	Quarter Ended June 30,	Quarter Ended September 30,	Quarter Ended December 31,(a)
	(In thousands)
Year Ended December 31, 2007
Revenue	$109,999	$110,639	$74,953	$50,787
Gross margin	89,503	89,697	56,674	37,390
Operating loss	(8,404)	(11,756)	(11,916)	(508,364)
Net loss	(5,123)	(7,492)	(6,293)	(531,494)
Year Ended December 31, 2006
Revenue	$122,658	$120,747	$120,230	$112,843
Gross margin	104,749	101,910	100,844	95,758
Operating income	922	1,455	5,811	5,983
Net income	386	746	3,240	4,321

(a)
The fourth quarter of 2007 includes an impairment charge of $475.7 million related to the write-down of Lending's goodwill and intangible assets.

Schedule II

TREE.COM AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Earnings		Charges to Other Accounts	Deductions		Balance at End of Period
	(In thousands)
2007
Allowance for doubtful accounts	$1,129	$1,925		$—	$(2,732)	(2)	$322
Deferred tax valuation allowance	5,835	62,995	(1)	—	—		68,830
2006
Allowance for doubtful accounts	$727	$1,768		$—	$(1,366)	(2)	$1,129
Deferred tax valuation allowance	3,652	2,183	(1)	—	—		5,835
2005
Allowance for doubtful accounts	$594	$560		$—	$(427)	(2)	$727
Deferred tax valuation allowance	735	2,917	(1)	—	—		3,652

(1)
Amount is primarily related to Tree.com net operating losses and other deferred tax assets including accrued expenses and goodwill which impacted the income tax provision.

(2)
Write-off of uncollectible accounts receivable.

TREE.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In thousands)
Revenue	$70,193	$109,999
Cost of revenue (exclusive of depreciation shown separately below)	17,766	20,496

Gross margin	52,427	89,503
Selling and marketing expense	33,197	56,478
General and administrative expense	20,764	30,046
Product development	2,109	4,270
Restructuring expense	402	—
Amortization of intangibles	3,668	4,274
Depreciation	1,775	2,839

Operating loss	(9,488)	(8,404)
Other income (expense):
Interest income	9	70
Interest expense	(109)	(280)
Other (expense) income	(2)	1

Total other expense, net	(102)	(209)

Loss before income taxes	(9,590)	(8,613)
Income tax (provision) benefit	(209)	3,490

Net loss	$(9,799)	$(5,123)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(unaudited)	(audited)
	(In thousands)
ASSETS
Cash and cash equivalents	$52,516	$45,940
Restricted cash and cash equivalents	2,442	14,953
Accounts receivable, net of allowance of $382 and $322, respectively	14,460	12,433
Loans held for sale	91,185	86,754
Deferred income taxes	6,420	6,420
Prepaid and other current assets	9,607	6,011

Total current assets	176,630	172,511
Property and equipment, net	20,582	21,466
Goodwill	140,619	140,892
Intangible assets, net	104,772	108,440
Other non-current assets	207	278

TOTAL ASSETS	$442,810	$443,587

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Short-term borrowings and current maturities of long-term obligations	$78,754	$99,622
Accounts payable, trade	6,991	3,335
Deferred revenue	1,397	1,435
Income taxes payable	913	993
Accrued expenses and other current liabilities	69,913	83,613

Total current liabilities	157,968	188,998
Income taxes payable	819	730
Other long-term liabilities	2,257	2,529
Deferred income taxes	37,221	36,706
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Invested capital	766,374	751,923
Payables to IAC and subsidiaries	42,237	20,067
Accumulated deficit	(564,066)	(557,366)

Total shareholders' equity	244,545	214,624

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$442,810	$443,587

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(Unaudited)

	Total	Invested Capital	Payables to IAC and Subsidiaries	Accumulated Deficit
	(In thousands)
Balance as of December 31, 2007	$214,624	$751,923	$20,067	$(557,366)
Comprehensive loss:
Net loss for the three months ended March 31, 2008	(9,799)	—	—	(9,799)

Comprehensive loss	(9,799)
Cumulative effect of adoption of SFAS No. 157	3,099	—	—	3,099
Net transfers from IAC (principally funding of contingent consideration paid to former shareholders of Home Loan Center)	14,451	14,451	—	—
Net change in payables to IAC and subsidiaries	22,170	—	22,170	—

Balance as of March 31, 2008	$244,545	$766,374	$42,237	$(564,066)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net loss	$(9,799)	$(5,123)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangibles	3,668	4,274
Depreciation	1,775	2,839
Non-cash compensation expense	556	1,121
Non-cash restructuring expense	337	—
Deferred income taxes	192	(4,535)
Gain on sales of loans held for sale	(23,573)	(48,617)
Provision for loans losses	784	1,548
Bad debt expense	238	613
Non-cash interest expense	76	249
Changes in current assets and liabilities:
Accounts receivable	(1,233)	(4,481)
Origination of loans held for sale	(611,490)	(1,997,623)
Proceeds from sales of loans held for sale	628,501	1,981,313
Prepaid and other current assets	(424)	(2,663)
Accounts payable and other current liabilities	4,767	(2,930)
Income taxes payable	310	(392)
Deferred revenue	(127)	177
Other, net	(181)	(359)

Net cash used in operating activities	(5,623)	(74,589)

Cash flows from investing activities:
Contingent consideration paid to former shareholders of Home Loan Center	(14,487)	—
Capital expenditures	(1,470)	(3,698)
Other, net	4	1

Net cash used in investing activities	(15,953)	(3,697)

Cash flows from financing activities:
Borrowing under lines of credit	553,141	1,947,302
Repayments of lines of credit	(553,828)	(1,884,903)
Principal payments on long-term obligations	(20,031)	(10,449)
Transfers from IAC	21,774	17,960
Capital contributions from IAC	14,487	—
Excess tax benefits from stock-based awards	98	484
Decrease (increase) in restricted cash	12,511	(843)

Net cash provided by financing activities	28,152	69,551

Net increase (decrease) in cash and cash equivalents	6,576	(8,735)
Cash and cash equivalents at beginning of period	45,940	99,498

Cash and cash equivalents at end of period	$52,516	$90,763

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying Tree.com, Inc. ("Tree.com") as one of those five companies. In these consolidated financial statements, we refer to the separation transaction as the "spin-off." In connection with the spin-off, Tree.com was incorporated as a Delaware corporation in April 2008. Tree.com currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, Tree.com will consist of the businesses that formerly comprised IAC's Lending and Real Estate segments. We refer herein to these businesses as the "Tree.com Businesses," which include LendingTree.com, RealEstate.com, GetSmart.com, LendingTree Loans, iNest and Domania.

Basis of Presentation

        The historical consolidated financial statements of Tree.com and its subsidiaries reflect the contribution or other transfer to Tree.com of all of the subsidiaries and assets and the assumption by Tree.com of all of the liabilities relating to the Tree.com Businesses in connection with the spin-off and the allocation to Tree.com of certain IAC corporate expenses relating to the Tree.com Businesses. Accordingly, the historical consolidated financial statements of Tree.com reflect the historical financial position, results of operations and cash flows of the Tree.com Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the Tree.com Businesses with the exception of accounting for income taxes. For purposes of these financial statements, income taxes have been computed for Tree.com on an as if stand-alone, separate tax return basis. Intercompany transactions and accounts have been eliminated.

        In the opinion of Tree.com's management, the assumptions underlying the historical consolidated financial statements of Tree.com are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of Tree.com would have been had Tree.com been a stand-alone company during the periods presented.

        The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of Tree.com's management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Interim results are not necessarily indicative of the results that may be expected for a full year. The accompanying unaudited consolidated financial statements should be read in conjunction with Tree.com's audited consolidated financial statements and notes thereto for the year ended December 31, 2007.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION (Continued)

Company Overview

Lending

        Lending consists of online networks (principally LendingTree.com and GetSmart.com) and call centers that connect consumers and financial providers in the lending industry. Tree.com also originates, processes, approves and funds various residential real estate loans through Home Loan Center ("HLC"), which does business as LendingTree Loans in certain jurisdictions. The HLC and LendingTree Loans brand names are collectively referred to in these consolidated financial statements as "LendingTree Loans." Additionally, Tree.com provides mortgage settlement services, including title search, appraisals, flood certification and closing transactions, under the name "LendingTree Settlement Services."

Real Estate

        Real Estate consists of a proprietary full service real estate brokerage that operates in fourteen U.S. markets, www.RealEstate.com, an online network that connects consumers with real estate brokerages around the country, iNest, an online network that matches buyers and builders of new homes, and Domania, an online lead provider for banks, mortgage lenders and real estate professionals.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

        Tree.com's management is required to make certain estimates and assumptions during the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles. These estimates and assumptions impact the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying consolidated financial statements include: reserves for losses associated with loans held for sale and loans that have been previously sold; the fair value of loans held for sale and related derivatives; the recoverability of long-lived assets; the recovery of goodwill and intangible assets; the determination of income taxes payable and deferred income taxes, including related valuation allowances; various other allowances, reserves and accruals; and assumptions related to the determination of stock-based compensation.

Recent Accounting Pronouncements

        In December 2007, the Financial Accounting Standards Board ("FASB") issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51" ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. SFAS No. 160 will be applied prospectively, except as it relates to disclosures, for which the effects will be applied retrospectively for all periods presented. Early adoption is not permitted. Tree.com is currently assessing the impact of SFAS No. 160 on its consolidated financial position, results of operations and cash flows.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS No. 141R"), which replaces FASB Statement No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations in fiscal years beginning after December 15, 2008. Early adoption is not permitted. Tree.com is currently assessing the impact of the adoption of SFAS No. 141R on its consolidated financial position, results of operations and cash flows.

NOTE 3—GOODWILL AND INTANGIBLE ASSETS

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	March 31, 2008	December 31, 2007
Goodwill	$140,619	$140,892
Intangible assets with indefinite lives	88,607	88,607
Intangible assets with definite lives, net	16,165	19,833

Total goodwill and intangible assets, net	$245,391	$249,332

        Intangible assets with indefinite lives relate principally to trade names and trademarks acquired in various acquisitions. At March 31, 2008, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Purchase agreements	$76,117	$(62,544)	$13,573	5.7
Technology	29,100	(28,794)	306	3.0
Customer lists	6,607	(6,607)	—	2.8
Other	8,928	(6,642)	2,286	4.9

Total	$120,752	$(104,587)	$16,165

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—GOODWILL AND INTANGIBLE ASSETS (Continued)

        At December 31, 2007, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Purchase agreements	$76,117	$(59,212)	$16,905	5.7
Technology	29,100	(28,663)	437	3.0
Customer lists	6,607	(6,607)	—	2.8
Other	8,928	(6,437)	2,491	4.9

Total	$120,752	$(100,919)	$19,833

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on December 31, 2007 balances, such amortization for the next five years is estimated to be as follows (in thousands):

Years Ending December 31,
2008	$10,883
2009	4,138
2010	2,768
2011	1,218
2012	826

$19,833

        The following table presents the balance of goodwill by segment, including changes in the carrying amount of goodwill, for the three months ended March 31, 2008 (in thousands):

	Balance as of January 1, 2008	Additions	(Deductions)	Balance as of March 31, 2008
Lending	$70,766	$—	$(262)	$70,504
Real Estate	70,126	—	(11)	70,115

Total	$140,892	$—	$(273)	$140,619

        Deductions principally relate to the establishment of deferred tax assets related to acquired tax attributes and the income tax benefit realized pursuant to the exercise of stock options assumed in a business acquisition that were vested at the transaction date and are treated as a reduction in goodwill when the income tax deductions are realized.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	March 31, 2008	December 31, 2007
Computer equipment and capitalized software	$35,278	$35,183
Leasehold improvements	3,204	3,076
Furniture and other equipment	3,923	3,737
Projects in progress	4,728	5,002

	47,133	46,998
Less: accumulated depreciation and amortization	(26,551)	(25,532)

Total property and equipment, net	$20,582	$21,466

NOTE 5—SEGMENT INFORMATION

        The overall concept that Tree.com employs in determining its operating segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the businesses, how the businesses are organized as to segment management, and the focus of the businesses with regards to the types of products or services offered or the target market.

        Tree.com's primary metric is Operating Income Before Amortization, which is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. Tree.com believes this measure is useful to investors because it represents the operating results from Tree.com's segments taking into account depreciation, which it believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Tree.com's statement of operations of certain expenses, including non-cash compensation, and acquisition related accounting.

        The following tables reconcile Operating Income Before Amortization to operating loss for Tree.com's operating segments and to net loss in total (in thousands):

	For the Three Months Ended March 31, 2008:
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Intangibles	Operating Loss
Lending	$(1,298)	$(391)	$(2,560)	$(4,249)
Real Estate	(3,966)	(165)	(1,108)	(5,239)

Total	$(5,264)	$(556)	$(3,668)	(9,488)

Other expense, net				(102)

Loss before income taxes				(9,590)
Income tax provision				(209)

Net loss				$(9,799)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—SEGMENT INFORMATION (Continued)

	For the Three Months Ended March 31, 2007:
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Intangibles	Operating Loss
Lending	$3,239	$(742)	$(2,890)	$(393)
Real Estate	(6,248)	(379)	(1,384)	(8,011)

Total	$(3,009)	$(1,121)	$(4,274)	(8,404)

Other expense, net				(209)

Loss before income taxes				(8,613)
Income tax benefit				3,490

Net loss				$(5,123)

        Non-cash compensation expense in the tables above is included in the following line items in the accompanying consolidated statements of operations for the three months ended March 31, 2008 and 2007 (in thousands):

	Three Months Ended March 31,
	2008	2007
Cost of revenue	$37	$79
Selling and marketing expense	41	85
General and administrative expense	477	956
Product development	1	1

Non-cash compensation expense	$556	$1,121

	Three Months Ended March 31,
	2008	2007
	(In thousands)
Revenue:
Origination and sale of loans	$28,007	$48,617
Transmit fees	19,858	23,749
Closed loan fees	10,741	18,823
Other	3,205	5,579

Lending	61,811	96,768

Real Estate	8,382	13,231

Total	$70,193	$109,999

        Tree.com maintains operations solely in the United States.

NOTE 6—FAIR VALUE MEASUREMENTS

        Effective January 1, 2008, Tree.com adopted SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"). In accordance with SFAS No. 157, Tree.com categorizes its assets and liabilities measured at

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—FAIR VALUE MEASUREMENTS (Continued)

fair value into a fair value hierarchy that prioritizes the assumptions used in pricing the asset or liability into the following three levels:

  •
  Level 1: Observable inputs such as quoted prices for identical assets and liabilities in active markets obtained from independent sources.

  •
  Level 2: Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data.

  •
  Level 3: Unobservable inputs for which there is little or no market data and require Tree.com to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the asset or liability.

        The following table presents Tree.com's assets and liabilities that are measured at fair value on a recurring basis at March 31, 2008 (in thousands):

	Recurring Fair Value Measurements Using
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
Loans held for sale	$—	$87,532	$—	$87,532
Net derivatives related to loans held for sale and interest rate lock commitments	—	(1,612)	5,264	3,652

Total	$—	$85,920	$5,264	$91,184

        The following table presents the changes in Tree.com's assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

Net Derivatives Related to Loans Held for Sale and Interest Rate Lock Commitments
Balance at January 1, 2008	$3,465
Total net gains or losses (realized and unrealized):
Included in earnings	15,361
Included in other comprehensive income	—
Transfers of IRLCs to closed loans	(13,094)
Transfers in and/or out of Level 3	(468)

Balance at March 31, 2008	$5,264

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—FAIR VALUE MEASUREMENTS (Continued)

        The following table presents the gains and losses included in earnings for the three months ended March 31, 2008 relating to Tree.com's assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

Net Derivatives Related to Loans Held for Sale and Interest Rate Lock Commitments
Total gains included in earnings for the three months ended March 31, 2008, which are included in revenue	$15,361

Change in unrealized gains relating to assets and liabilities still held at March 31, 2008, which are included in revenue	$5,264

Net derivatives related to loans held for sale and interest rate lock commitments

        LendingTree Loans hedges the changes in fair value of certain loans held for sale primarily by entering into mortgage forward delivery contracts. Although LendingTree Loans continues to enter into forward delivery contracts for risk management purposes, effective April 1, 2007 it no longer designates these derivatives as hedges for accounting purposes. When hedge accounting was discontinued, the affected loans held for sale were no longer adjusted for changes in fair value. However, the changes in fair value of the forward delivery contracts continued to be recognized in current earnings as a component of revenue. The fair value of the forward delivery contracts is recorded in "Prepaid and other current assets" and/or "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheets. For the three months ended March 31, 2008, Tree.com recognized losses of less than $0.1 million related to the changes in fair value of forward delivery contracts related to loans held for sale.

        LendingTree Loans enters into commitments with consumers to originate loans at a locked in interest rate (interest rate lock commitments—"IRLCs"). Tree.com reports IRLCs as derivative instruments at fair value in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). Accordingly, LendingTree Loans determines the fair value of IRLCs using current secondary market prices for underlying loans with similar coupons, maturity and credit quality, subject to the anticipated loan funding probability, or fallout factor. The fair value of IRLCs is subject to change primarily due to changes in interest rates and fallout factors. Under LendingTree Loans' risk management policy, LendingTree Loans hedges the changes in fair value of IRLCs primarily by entering into mortgage forward delivery contracts which can reduce the volatility of economic outcomes. Neither the IRLCs nor the related hedging instrument qualify for hedge accounting and both are recorded at fair value with changes in fair value being recorded in current earnings as a component of revenue in the statement of operations.

        Prior to the adoption of SFAS No. 157 the recognition of gains and losses at the inception of a derivative contract were prohibited unless the fair value of the contract was evidenced by a quoted price in an active market. As no active market exists for IRLCs, such day one gains and losses were not recognized until the related loan was sold. Prior to January 1, 2008, guidance also prohibited including the value of servicing the loan in calculating the fair value of an IRLC. Such guidance was rescinded by Staff Accounting Bulletin No. 109, "Written Loan Commitments Recorded at Fair Value Through

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—FAIR VALUE MEASUREMENTS (Continued)

Earnings" ("SAB 109"). Accordingly, with the adoption of SFAS No. 157 and SAB 109 on January 1, 2008, the day one gains and servicing value, adjusted by the loan funding probability, are included in the value of IRLCs.

        The net change in fair value of the IRLCs and related forward delivery contracts for the three months ended March 31, 2008 and 2007 resulted in gains of $14.8 million and losses of $0.3 million, respectively, which have been recognized in the accompanying consolidated statements of operations. The significant change year over year is due principally to the inclusion of day one gains and the value of servicing the loan in 2008 associated with the adoption of SFAS No. 157 and SAB 109. The IRLCs are recorded in "Prepaid and other current assets" and/or "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheets. At March 31, 2008, there was $254.1 million of IRLCs notional value outstanding.

        Effective January 1, 2008 Tree.com adopted SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115" ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure certain financial instruments at fair value with the objective of reducing both the complexity in the accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Upon adoption, Tree.com elected to account for loans held for sale issued after January 1, 2008 at fair value. Electing the fair value option allows a better offset of the changes in fair values of the loans and the forward delivery contracts used to economically hedge them without the burden of complying with the requirements for hedge accounting under SFAS No. 133.

        Tree.com did not elect the fair value option on loans held for sale of $3.7 million originated prior to January 1, 2008. These loans are carried at the lower of cost or market value determined on an aggregate basis except for loans that are impaired, which are assessed on an individual basis. The fair value of impaired loans at March 31, 2008, measured based on significant unobservable inputs (Level 3) was $2.9 million. The fair value of impaired loans is measured on a non-recurring basis and is based on management's best estimate of the market value of such loans and considers reprice bids received from the investors prior to repurchase, if applicable, or current bids in the secondary market for similar loans and represent management's best estimate of the market value of such loans.

        During the three months ended March 31, 2008, the change in fair value of loans held for sale for which the fair value option has been elected was a loss of $0.1 million and is included as a component of revenue in the accompanying consolidated statement of operations.

        The following table presents the difference between the aggregate fair value and the aggregate unpaid principal balance of loans held for sale at March 31, 2008 for which the fair value option has been elected (in thousands):

	Aggregate Fair Value	Aggregate Unpaid Principal Balance	Difference
Loans held for sale	$87,532	$84,952	$2,580

        For the quarter ended March 31, 2008 and 2007, LendingTree Loans sold approximately 3,100 and 12,700 loans, respectively, with initial loan values of $606.4 million and $1.9 billion, respectively. From loans sold in those periods, LendingTree Loans has not experienced any repurchase and indemnification losses.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES

        Tree.com calculates its interim income tax provision in accordance with Accounting Principles Board Opinion No. 28 and FASB Interpretation No. 18. At the end of each interim period, Tree.com makes its best estimate of the annual expected effective tax rate and applies that rate to its ordinary year-to-date earnings or loss. The tax or benefit related to significant, unusual, or extraordinary items that will be separately reported or reported net of their related tax effect are individually computed and recognized in the interim period in which those items occur. In addition, the effect of changes in enacted tax laws or rates, tax status, or judgment on the realizability of a beginning-of-the-year deferred tax asset in future years is recognized in the interim period in which the change occurs.

        The computation of the annual expected effective tax rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected operating income for the year, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is acquired, additional information is obtained or Tree.com's tax environment changes. To the extent that the estimated annual effective tax rate changes during a quarter, the effect of the change on prior quarters is included in tax expense for the current quarter.

        For the three months ended March 31, 2008, Tree.com recorded a tax provision of $0.2 million despite a loss from operations, due principally to an increase in valuation allowance on deferred tax assets. For the three months ended March 31, 2007, Tree.com recorded a tax benefit of $3.5 million on a pre-tax loss of $8.6 million, which represents an effective tax rate of 41%. This tax benefit is higher than the federal statutory rate of 35% due principally to state taxes.

        As of December 31, 2007 and March 31, 2008, Tree.com had unrecognized tax benefits of approximately $4.4 million. Included in unrecognized tax benefits at March 31, 2008 is approximately $3.6 million for tax positions included in IAC's consolidated tax return filings that will remain a liability of IAC after the spin-off. Tree.com recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. There were no material accruals for interest for the quarter ended March 31, 2008. At March 31, 2008, Tree.com has accrued $1.5 million for the payment of interest. There are no material accruals for penalties.

        By virtue of previously filed separate company and consolidated tax returns with IAC, Tree.com is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Tree.com are recorded in the period they become known.

        The Internal Revenue Service is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of Tree.com from August 8, 2003, the date which Tree.com joined the IAC consolidated tax return. The statute of limitations for these years has been extended to December 31, 2008. Various IAC consolidated tax returns filed with state, local and foreign jurisdictions are currently under examination, the most significant of which are California, Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

        Tree.com believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.7 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

NOTE 8—CONTINGENCIES

        On November 24, 2003, IMX, Inc. ("IMX") filed suit against Tree.com alleging infringement of a patent held by IMX and seeking damages related to the alleged infringement. A trial was conducted in January 2006 and a verdict was returned finding infringement by Tree.com and awarding IMX $5.8 million in damages. Tree.com established a reserve of $5.8 million in its 2005 financial statements related to this claim. In January 2007, the court enhanced the damages award and rejected Tree.com's counterclaim. During 2006, Tree.com increased the reserve by $6.3 million to $12.1 million at December 31, 2006. During 2007, the court awarded IMX supplemental damages and pre-judgment and post-judgment interest. During 2007, Tree.com increased the reserve by $0.8 million to $12.8 million at December 31, 2007. During 2008, Tree.com increased the reserve by $0.1 million to $12.9 million at March 31, 2008. Tree.com has appealed this judgment to the U.S. Court of Appeals for the Federal Circuit. Tree.com intends to continue to contest this case through all available means. In connection with the appeal, Tree.com's parent, IAC, executed a guarantee of $13.5 million in lieu of posting a bond. Before IAC completes the spin-off, Tree.com will be required to post a bond in a like amount.

        HLC is party to various employment related lawsuits. During 2006, Tree.com established a reserve of $0.4 million for certain of these actions. During 2007, an additional reserve of $2.1 million was recorded. The balance of the related liability was $2.5 million at March 31, 2008 and December 31, 2007, respectively.

        In the ordinary course of business, Tree.com is a party to various lawsuits. Tree.com establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against Tree.com, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of Tree.com, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. It is possible that an unfavorable outcome of one or more of these lawsuits could have a material impact on the liquidity, results of operations, or financial condition of Tree.com. Tree.com also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See Note 7 for discussion related to income tax contingencies.

NOTE 9—RELATED PARTY TRANSACTIONS

        Tree.com's expenses include allocations from IAC of costs associated with IAC's accounting, treasury, legal, tax, corporate support, human resources and internal audit functions. These expenses were allocated based on the ratio of Tree.com's revenue as a percentage of IAC's total revenue. Allocated costs were $0.2 million and $0.3 million for the three months ended March 31, 2008 and 2007, respectively, and are included in "General and administrative expense" in the accompanying

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—RELATED PARTY TRANSACTIONS (Continued)

consolidated statements of operations. It is not practicable to determine the amounts of these expenses that would have been incurred had Tree.com operated as an unaffiliated entity. In the opinion of management, the allocation method is reasonable.

        An analysis of Tree.com's payables to IAC and subsidiaries is as follows (in thousands):

March 31, 2008
Payables to IAC and subsidiaries at December 31, 2007	$(20,067)
Cash transfers related from IAC's centrally managed U.S. treasury function	(17,402)
Interest expense	(32)
Employee equity instruments and associated tax withholdings	330
Taxes (excludes tax withholdings associated with employee equity instruments)	73
Allocation of non-cash compensation expense	(471)
Administrative expenses and other	(4,668)

Payables to IAC and subsidiaries at March 31, 2008	$(42,237)

Relationship Between IAC and Tree.com after the Spin-Off

        For purposes of governing certain of the ongoing relationships between Tree.com and IAC at and after the spin-off, and to provide for an orderly transition, Tree.com and IAC are expected to enter into a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement (the "Spin-Off Agreements"), among other agreements. See Tree.com's consolidated financial statements for the year ended December 31, 2007 for descriptions of the Spin-Off Agreements.

QuickLinks

  Exhibit 99.1

SPINCO COMPANY INFORMATION
FORWARD-LOOKING STATEMENTS
SUMMARY
QUESTIONS AND ANSWERS ABOUT THE SPINCOS AND THE SPIN-OFFS
RISK FACTORS
THE SEPARATION
TREATMENT OF OUTSTANDING IAC COMPENSATORY EQUITY-BASED AWARDS
DIVIDEND POLICY
TRANSFERS TO IAC AND FINANCING
CERTAIN INFORMATION WITH RESPECT TO HSNi
BUSINESS OF HSNi
RISK FACTORS RELATING TO THE BUSINESS OF HSNi FOLLOWING THE SPIN-OFFS
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL DATA
HSN, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
HSN, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET MARCH 31, 2008
HSN, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS MARCH 31, 2008
HSN, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2007
HSN, INC. AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HSNi
MANAGEMENT'S OVERVIEW
FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
HSNi'S PRINCIPLES OF FINANCIAL REPORTING
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
HSNi Security Ownership of Certain Beneficial Owners and Management
CERTAIN INFORMATION WITH RESPECT TO ILG
BUSINESS OF ILG
RISK FACTORS RELATING TO THE BUSINESS OF ILG FOLLOWING THE SPIN-OFFS
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL DATA
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET MARCH 31, 2008
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS MARCH 31, 2008
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2007
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ILG
MANAGEMENT OVERVIEW
FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
ILG'S PRINCIPLES OF FINANCIAL REPORTING
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
ILG Security Ownership of Certain Beneficial Owners and Management
CERTAIN INFORMATION WITH RESPECT TO TICKETMASTER
BUSINESS OF TICKETMASTER
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL DATA
TICKETMASTER AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
TICKETMASTER AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET MARCH 31, 2008
TICKETMASTER AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS THREE MONTHS ENDED MARCH 31, 2008
TICKETMASTER AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2007
TICKETMASTER AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TICKETMASTER
MANAGEMENT OVERVIEW
FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
TICKETMASTER'S PRINCIPLES OF FINANCIAL REPORTING
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Management of Ticketmaster
TICKETMASTER SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN INFORMATION WITH RESPECT TO TREE.COM
BUSINESS OF TREE.COM
RISK FACTORS RELATING TO THE BUSINESS OF TREE.COM FOLLOWING THE SPIN-OFFS
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL DATA
TREE.COM, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
TREE.COM, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET MARCH 31, 2008
TREE.COM, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS THREE MONTHS ENDED MARCH 31, 2008
TREE.COM, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2007
TREE.COM, INC. AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TREE.COM
MANAGEMENT OVERVIEW
FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
TREE.COM'S PRINCIPLES OF FINANCIAL REPORTING
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Tree.com Security Ownership of Certain Beneficial Owners and Management
DESCRIPTION OF CAPITAL STOCK OF THE SPINCOS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SPINCO STOCK AND ANNUAL INCENTIVE PLANS
WHERE YOU CAN FIND MORE INFORMATION
  ANNEX A
HSN, INC. AND SUBSIDIARIES COMBINED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
HSN, INC. AND SUBSIDIARIES COMBINED STATEMENTS OF OPERATIONS
HSN, INC. AND SUBSIDIARIES COMBINED BALANCE SHEETS
HSN, INC. AND SUBSIDIARIES COMBINED STATEMENTS OF INVESTED EQUITY
HSN, INC. AND SUBSIDIARIES COMBINED STATEMENTS OF CASH FLOWS
HSN, INC. AND SUBSIDIARIES NOTES TO COMBINED FINANCIAL STATEMENTS
  Schedule II
HSN, INC. AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS
HSN, INC. AND SUBSIDIARIES COMBINED STATEMENTS OF OPERATIONS (Unaudited)
HSN, INC. AND SUBSIDIARIES COMBINED BALANCE SHEETS
HSN, INC. AND SUBSIDIARIES COMBINED STATEMENTS OF INVESTED EQUITY (Unaudited)
HSN, INC. AND SUBSIDIARIES COMBINED STATEMENTS OF CASH FLOWS (Unaudited)
HSN, INC. AND SUBSIDIARIES NOTES TO COMBINED FINANCIAL STATEMENTS
  ANNEX B

Report of Independent Registered Public Accounting Firm
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  Schedule II
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (Unaudited)
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  ANNEX C
TICKETMASTER AND SUBSIDIARIES COMBINED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
TICKETMASTER AND SUBSIDIARIES COMBINED STATEMENTS OF OPERATIONS
TICKETMASTER AND SUBSIDIARIES COMBINED BALANCE SHEETS
TICKETMASTER AND SUBSIDIARIES COMBINED STATEMENTS OF INVESTED EQUITY
TICKETMASTER AND SUBSIDIARIES COMBINED STATEMENTS OF CASH FLOWS
TICKETMASTER AND SUBSIDIARIES NOTES TO COMBINED FINANCIAL STATEMENTS
  Schedule II
TICKETMASTER AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS
TICKETMASTER AND SUBSIDIARIES COMBINED STATEMENTS OF OPERATIONS (Unaudited)
TICKETMASTER AND SUBSIDIARIES COMBINED BALANCE SHEETS
TICKETMASTER AND SUBSIDIARIES COMBINED STATEMENTS OF INVESTED EQUITY (Unaudited)
TICKETMASTER AND SUBSIDIARIES COMBINED STATEMENTS OF CASH FLOWS (Unaudited)
TICKETMASTER AND SUBSIDIARIES NOTES TO COMBINED FINANCIAL STATEMENTS
  ANNEX D
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
TREE.COM, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  Schedule II
TREE.COM AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (Unaudited)
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
TREE.COM, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS